FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206361-13

PROSPECTUS

$1,341,242,000 (Approximate)

Benchmark 2018-B2 Mortgage Trust

(Central Index Key Number 0001728339)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)
Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)
as Sponsors and Mortgage Loan Sellers

Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2018-B2 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2018. The rated final distribution date for the certificates is February 2051.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$29,604,000	2.6464%	Fixed(5)	June 2022
Class A-2	$341,798,000	3.6623%	Fixed(5)	February 2023
Class A-3	$60,000,000	3.5439%	Fixed(5)	December 2024
Class A-4	$125,000,000	3.6147%	Fixed(5)	November 2027
Class A-5	$444,175,000	3.8819%	Fixed(6)	January 2028
Class A-SB	$54,333,000	3.7802%	Fixed(6)	March 2027
Class X-A	$1,220,681,000(7)	0.4344%	Variable(8)	January 2028
Class X-B	$60,281,000(7)	0.0000%	Variable(8)	February 2028
Class A-S	$165,771,000	4.0835%	Fixed(6)	January 2028
Class B	$60,281,000	4.2038%	WAC(9)	February 2028
Class C	$60,280,000	4.2038%	WAC(9)	February 2028

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 31.1% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 38.8% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 30.2% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 27, 2018. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 105.4% of the aggregate certificate balances of the offered certificates plus accrued interest from February 1, 2018, before deducting expenses payable by the depositor.

J.P. Morgan	Citigroup	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton		Academy Securities
Co-Manager		Co-Manager
February 12, 2018

Benchmark Commercial Mortgage Securities Trust 2018-B2

Commercial Mortgage Pass-Through Certificates, Series 2018-B2

Colorado
1 property
$4,271,107
0.3% of total
Minnesota
4 properties
$60,000,000
4.0% of total
Illinois
2 properties
$104,000,000
6.9% of total
Michigan
1 property
$23,600,000
1.6% of total
Pennsylvania
2 properties
$38,033,560
2.5% of total
New York
3 properties
$138,000,000
9.2% of total
Massachusetts
2 properties
$48,991,250
3.3% of total
Connecticut
1 property
$24,750,000
1.6% of total
Ohio
2 properties
$39,500,000
2.6% of total
Rhode Island
1 property
$10,775,000
0.7% of total
Oregon
1 property
$19,500,000
1.3% of total
New Jersey
7 properties
$85,000,000
5.6% of total
Maryland
2 properties
$29,820,000
2.0% of total
California
8 properties
$316,392,671
21.0% of total
Virginia
2 properties
$104,200,000
6.9% of total
District of Columbia
1 property
$57,660,000
3.8% of total
North Carolina
5 properties
$57,897,140
3.8% of total
Arizona
2 properties
$71,500,000
4.7% of total
Georgia
8 properties
$68,300,230
4.5% of total
New Mexico
1 property
$9,482,984
0.6% of total
Texas
4 properties
$63,862,093
4.2% of total
Louisiana
1 property
$12,900,000
0.9% of total
Tennessee
1 property
$7,144,426
0.5% of total
Alabama
1 property
$8,500,000
0.6% of total
Florida
4 properties
$102,933,438
6.8% of total
Percentage of Allocated Mortgage Loan Amount
0.3% – 5.0%
5.1% – 10.0%
10.1% – 21.0%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$29,604,000	30.0000%	2.6464%	Fixed(5)	June 2022	2.52	03/18-06/22
A-2	$341,798,000	30.0000%	3.6623%	Fixed(5)	February 2023	4.82	06/22-02/23
A-3	$60,000,000	30.0000%	3.5439%	Fixed(5)	December 2024	6.80	12/24-12/24
A-4	$125,000,000	30.0000%	3.6147%	Fixed(5)	November 2027	9.58	03/27-11/27
A-5	$444,175,000	30.0000%	3.8819%	Fixed(6)	January 2028	9.83	11/27-01/28
A-SB	$54,333,000	30.0000%	3.7802%	Fixed(6)	March 2027	7.11	02/23-03/27
X-A	$1,220,681,000(7)	NAP	0.4344%	Variable(8)	January 2028	NAP	NAP
X-B	$60,281,000(7)	NAP	0.0000%	Variable(8)	February 2028	NAP	NAP
A-S	$165,771,000	19.0000%	4.0835%	Fixed(6)	January 2028	9.88	01/28-01/28
B	$60,281,000	15.0000%	4.2038%	WAC(9)	February 2028	9.88	01/28-02/28
C	$60,280,000	11.0000%	4.2038%	WAC(9)	February 2028	9.97	02/28-02/28
Non-Offered Certificates
X-D	$20,722,000(7)	NAP	1.5000%	Fixed(8)	February 2028	NAP	NAP
D	$20,722,000	9.6250%	2.7038%	WAC-1.5000%(10)	February 2028	9.97	02/28-02/28
E-RR(11)	$50,862,000	6.2500%	4.2038%	WAC(9)	February 2028	9.97	02/28-02/28
F-RR(11)	$18,837,000	5.0000%	4.2038%	WAC(9)	February 2028	9.97	02/28-02/28
G-RR(11)	$18,838,000	3.7500%	4.2038%	WAC(9)	February 2028	9.97	02/28-02/28
NR-RR(11)	$56,512,898	0.0000%	4.2038%	WAC(9)	February 2028	9.97	02/28-02/28
S(12)	NAP	NAP	NAP	NAP	NAP	NAP	NAP
R(13)	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The pass-through rate for the Class A-5, Class A-SB and Class A-S certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See Description of the Certificates—Distributions — Pass-Through Rates”.

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal (other than a payment of $100 on the first distribution date, which will be deemed a payment of principal on their REMIC regular interest principal balance for federal income tax purposes). The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date, and, on each distribution date, is expected to be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.
(9)	The pass-through rates for the Class B, Class C, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate (described in the table as “WAC”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)	The pass-through rate for the Class D certificates for each distribution date will be a per annum rate (described in the table as “WAC-1.5000%”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date, less 1.5000%. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(11)	In satisfaction of the credit risk retention rules applicable to this securitization transaction by JPMorgan Chase Bank, National Association, as retaining sponsor, the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which will constitute an “eligible horizontal residual interest” (as defined in Regulation RR), are expected to be purchased and retained by Massachusetts Mutual Life Insurance Company or its “majority-owned affiliate” (as defined in Regulation RR) in accordance with the credit risk retention rules. See “Credit Risk Retention”.

(12)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.

(13)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	60
Hotel Properties Have Special Risks	61
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Multifamily Properties Have Special Risks	63
Retail Properties Have Special Risks	64
Mixed Use Properties Have Special Risks	67
Industrial Properties Have Special Risks	67
Leased Fee Properties Have Special Risks	68
Risks Associated with the Worldwide Plaza Whole Loan	70
Risks Relating to Shari’ah Compliant Loans	72
Data Center Properties Have Special Risks	73
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	74
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	77
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	77
Risks Related to Zoning Non-Compliance and Use Restrictions	79
Risks Relating to Inspections of Properties	80
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	80
Insurance May Not Be Available or Adequate	80
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	81
Terrorism Insurance May Not Be Available for All Mortgaged Properties	82
Risks Associated with Blanket Insurance Policies or Self-Insurance	83
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	83
Limited Information Causes Uncertainty	83

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	84
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	85
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	85
Static Pool Data Would Not Be Indicative of the Performance of this Pool	86
Appraisals May Not Reflect Current or Future Market Value of Each Property	86
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	88
The Borrower’s Form of Entity May Cause Special Risks	88
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	90
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	90
Other Financings or Ability to Incur Other Indebtedness Entails Risk	91
Tenancies-in-Common May Hinder Recovery	92
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	93
Risks Associated with One Action Rules	93
State Law Limitations on Assignments of Leases and Rents May Entail Risks	93
Risks of Anticipated Repayment Date Loans	93
Various Other Laws Could Affect the Exercise of Lender’s Rights	94
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	94
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	94
Risks Related to Ground Leases and Other Leasehold Interests	96
Increases in Real Estate Taxes May Reduce Available Funds	97
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	97
Risks Related to Conflicts of Interest	98
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	98
The Servicing of the Atrium Center Whole Loan, the Marriott Charlotte City Center Whole Loan and the Two Harbor Point Square Whole Loan Will Shift to Other Servicers	99
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	100
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	101
Potential Conflicts of Interest of the Operating Advisor	103
Potential Conflicts of Interest of the Asset Representations Reviewer	103
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	104
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	107
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	108

Other Potential Conflicts of Interest May Affect Your Investment	108
Other Risks Relating to the Certificates	108
The Certificates Are Limited Obligations	108
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	109
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	109
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	112
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	114
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	117
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	118
Risks Relating to Modifications of the Mortgage Loans	122
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	123
Risks Relating to Interest on Advances and Special Servicing Compensation	123
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	123
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	124
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	125
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	125
Description of the Mortgage Pool	127
General	127
Certain Calculations and Definitions	128
Definitions	129
Mortgage Pool Characteristics	135
Overview	135
Property Types	137
Mortgage Loan Concentrations	143
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	144
Geographic Concentrations	145
Mortgaged Properties With Limited Prior Operating History	146
Tenancies-in-Common	146
Condominium Interests	146
Fee & Leasehold Estates; Ground Leases	149
Environmental Considerations	150
Redevelopment, Renovation and Expansion	152
Assessments of Property Value and Condition	155
Appraisals	155
Engineering Reports	155
Zoning and Building Code Compliance and Condemnation	155
Litigation and Other Considerations	156
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	157
Tenant Issues	158
Tenant Concentrations	158
Lease Expirations and Terminations	158
Purchase Options and Rights of First Refusal	162
Insurance Considerations	163
Use Restrictions	165

Appraised Value	167
Non-Recourse Carveout Limitations	168
Real Estate and Other Tax Considerations	170
Delinquency Information	173
Certain Terms of the Mortgage Loans	173
Amortization of Principal	173
Due Dates; Mortgage Rates; Calculations of Interest	174
Prepayment Protections and Certain Involuntary Prepayments	175
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	176
Defeasance; Collateral Substitution	177
Partial Releases	178
Escrows	180
Mortgaged Property Accounts	180
Shari’ah Compliant Loan	181
Exceptions to Underwriting Guidelines	182
Additional Indebtedness	182
General	182
Whole Loans	183
Mezzanine Indebtedness	183
Preferred Equity	185
Other Indebtedness	186
The Whole Loans	187
General	187
The Serviced Pari Passu Whole Loans	193
The Serviced AB Whole Loans	195
The Non-Serviced Pari Passu Whole Loans	210
The Non-Serviced AB Whole Loans	213
Additional Information	221
Transaction Parties	222
The Sponsors and Mortgage Loan Sellers	222
JPMorgan Chase Bank, National Association	222
General.	222
JPMCB Securitization Program.	222
Review of JPMCB Mortgage Loans.	223
JPMCB’s Underwriting Guidelines and Processes.	225
Exceptions to JPMCB’s Disclosed Underwriting Guidelines.	229
Compliance with Rule 15Ga-1 under the Exchange Act.	229
Retained Interests in This Securitization.	230
Citi Real Estate Funding Inc.	238
CREFI’s Commercial Mortgage Origination and Securitization Program.	239
Review of CREFI Mortgage Loans.	239
CREFI’s Underwriting Guidelines and Processes.	243
Compliance with Rule 15Ga-1 under the Exchange Act.	246
Retained Interests in This Securitization.	247
The Depositor	247
The Issuing Entity	247
The Trustee and Certificate Administrator	248
The Master Servicer	250
The Special Servicer	253
The BANK 2018-BNK10 Master Servicer, the MSC 2017-HR2 Master Servicer, the WPT 2017-WWP Master Servicer and the Benchmark 2018-B1 Master Servicer	257
The Operating Advisor and Asset Representations Reviewer	260
Credit Risk Retention	262
General	262
Qualifying CRE Loans; Required Credit Risk Retention Percentage	262
Eligible Horizontal Residual Interest	262
Material Terms of the Eligible Horizontal Residual Interest	263
The Third Party Purchaser	264
Hedging, Transfer and Financing Restrictions	265
Operating Advisor	266
Representations and Warranties	267
Description of the Certificates	269
General	269
Distributions	271
Method, Timing and Amount	271
Available Funds	271
Priority of Distributions	273
Pass-Through Rates	276
Interest Distribution Amount	278
Principal Distribution Amount	278
Certain Calculations with Respect to Individual Mortgage Loans	280
Excess Interest	281
Application Priority of Mortgage Loan Collections or Whole Loan Collections	281
Allocation of Yield Maintenance Charges and Prepayment Premiums	284
Assumed Final Distribution Date; Rated Final Distribution Date	285
Prepayment Interest Shortfalls	286

Subordination; Allocation of Realized Losses	287
Reports to Certificateholders; Certain Available Information	289
Certificate Administrator Reports	289
Information Available Electronically	294
Voting Rights	299
Delivery, Form, Transfer and Denomination	299
Book-Entry Registration	299
Definitive Certificates	302
Certificateholder Communication	302
Access to Certificateholders’ Names and Addresses	302
Requests to Communicate	303
List of Certificateholders	303
Description of the Mortgage Loan Purchase Agreements	304
General	304
Dispute Resolution Provisions	311
Asset Review Obligations	311
Pooling and Servicing Agreement	312
General	312
Assignment of the Mortgage Loans	312
Servicing Standard	313
Subservicing	314
Advances	315
P&I Advances	315
Servicing Advances	316
Nonrecoverable Advances	316
Recovery of Advances	317
Accounts	319
Withdrawals from the Collection Account	321
Servicing and Other Compensation and Payment of Expenses	323
General	323
Master Servicing Compensation	328
Special Servicing Compensation	330
Disclosable Special Servicer Fees	333
Certificate Administrator and Trustee Compensation	334
Operating Advisor Compensation	334
Asset Representations Reviewer Compensation	335
CREFC® Intellectual Property Royalty License Fee	336
Appraisal Reduction Amounts	336
Maintenance of Insurance	342
Modifications, Waivers and Amendments	344
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	348
Inspections	350
Collection of Operating Information	351
Special Servicing Transfer Event	351
Asset Status Report	353
Realization Upon Mortgage Loans	356
Sale of Defaulted Loans and REO Properties	358
The Directing Certificateholder	361
General	361
Major Decisions	363
Asset Status Report	366
Replacement of Special Servicer	366
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	366
Servicing Override	368
Rights of Holders of Companion Loans	368
Limitation on Liability of Directing Certificateholder	369
The Operating Advisor	370
General	370
Duties of Operating Advisor at All Times	370
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	372
Recommendation of the Replacement of the Special Servicer	373
Eligibility of Operating Advisor	373
Other Obligations of Operating Advisor	374
Delegation of Operating Advisor’s Duties	374
Termination of the Operating Advisor With Cause	375
Rights Upon Operating Advisor Termination Event	375
Waiver of Operating Advisor Termination Event	376
Termination of the Operating Advisor Without Cause	376
Resignation of the Operating Advisor	376
Operating Advisor Compensation	377
The Asset Representations Reviewer	377
Asset Review	377
Eligibility of Asset Representations Reviewer	381
Other Obligations of Asset Representations Reviewer	382

Delegation of Asset Representations Reviewer’s Duties	382
Assignment of Asset Representations Reviewer’s Rights and Obligations	382
Asset Representations Reviewer Termination Events	383
Rights Upon Asset Representations Reviewer Termination Event	384
Termination of the Asset Representations Reviewer Without Cause	384
Resignation of Asset Representations Reviewer	384
Asset Representations Reviewer Compensation	384
Replacement of Special Servicer Without Cause	385
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	387
Termination of Master Servicer and Special Servicer for Cause	388
Servicer Termination Events	388
Rights Upon Servicer Termination Event	389
Waiver of Servicer Termination Event	390
Resignation of the Master Servicer and the Special Servicer	390
Limitation on Liability; Indemnification	391
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	393
Dispute Resolution Provisions	394
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	394
Repurchase Request Delivered by a Party to the PSA	394
Resolution of a Repurchase Request	395
Mediation and Arbitration Provisions	397
Servicing of the Non-Serviced Mortgage Loans	398
General	399
Servicing of the Beacon - Criterion, Beacon - Hague, Beacon - Paramount, Beacon - Mercury / Garage, Beacon - Orpheum and Beacon - Tower Mortgage Loans	403
Rating Agency Confirmations	406
Evidence as to Compliance	407
Limitation on Rights of Certificateholders to Institute a Proceeding	409
Termination; Retirement of Certificates	409
Amendment	410
Resignation and Removal of the Trustee and the Certificate Administrator	412
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	413
Certain Legal Aspects of Mortgage Loans	413
General	414
Types of Mortgage Instruments	414
Leases and Rents	414
Personalty	415
Foreclosure	415
General	415
Foreclosure Procedures Vary from State to State	415
Judicial Foreclosure	416
Equitable and Other Limitations on Enforceability of Certain Provisions	416
Nonjudicial Foreclosure/Power of Sale	416
Public Sale	417
Rights of Redemption	417
Anti-Deficiency Legislation	418
Leasehold Considerations	418
Cooperative Shares	419
Bankruptcy Laws	419
Environmental Considerations	424
General	424
Superlien Laws	424
CERCLA	424
Certain Other Federal and State Laws	425
Additional Considerations	425
Due-on-Sale and Due-on-Encumbrance Provisions	426
Subordinate Financing	426
Default Interest and Limitations on Prepayments	426
Applicability of Usury Laws	426
Americans with Disabilities Act	427
Servicemembers Civil Relief Act	427
Anti-Money Laundering, Economic Sanctions and Bribery	427
Potential Forfeiture of Assets	428
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	428

Pending Legal Proceedings Involving Transaction Parties	429
Use of Proceeds	430
Yield and Maturity Considerations	430
Yield Considerations	430
General	430
Rate and Timing of Principal Payments	430
Losses and Shortfalls	431
Certain Relevant Factors Affecting Loan Payments and Defaults	432
Delay in Payment of Distributions	433
Yield on the Certificates with Notional Amounts	433
Weighted Average Life	433
Pre-Tax Yield to Maturity Tables	439
Material Federal Income Tax Considerations	443
General	443
Qualification as a REMIC	443
Status of Offered Certificates	445
Taxation of Regular Interests	446
General	446
Original Issue Discount	446
Acquisition Premium	448
Market Discount	448
Premium	449
Election To Treat All Interest Under the Constant Yield Method	449
Treatment of Losses	450
Yield Maintenance Charges and Prepayment Premiums	450
Sale or Exchange of Regular Interests	450
Taxes That May Be Imposed on a REMIC	451
Prohibited Transactions	451
Contributions to a REMIC After the Startup Day	451
Net Income from Foreclosure Property	452
Bipartisan Budget Act of 2015	452
Taxation of Certain Foreign Investors	452
FATCA	453
Backup Withholding	454
Information Reporting	454
3.8% Medicare Tax on “Net Investment Income”	454
Reporting Requirements	454
Certain State and Local Tax Considerations	455
Method of Distribution (Underwriter)	455
Incorporation of Certain Information by Reference	457
Where You Can Find More Information	457
Financial Information	458
Certain ERISA Considerations	458
General	458
Plan Asset Regulations	459
Administrative Exemptions	459
Insurance Company General Accounts	462
Legal Investment	462
Legal Matters	463
Ratings	463
Index of Defined Terms	467

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX H	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE FAIRFIELD PORTFOLIO MORTGAGE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY

TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS”

AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A

FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE INITIAL PURCHASERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B2 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank AG, acting through its New York Branch, an originator and Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	21	$584,161,017	38.8%
JPMorgan Chase Bank, National Association(3)	19	468,409,651	31.1
Citi Real Estate Funding Inc.(4)	17	454,443,230	30.2
Total	57	$ 1,507,013,899	100.0%

(1)	The Apple Campus 3 mortgage loan (4.5%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company (“GSMC”) and Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC).The Worldwide Plaza mortgage loan (3.3%) is part of a whole loan that was originated by GSMC. Following the origination of such whole loan, GSMC sold certain notes of such whole loan, including the Worldwide Plaza mortgage loan, to Deutsche Bank AG, acting through its New York Branch. The Marina Heights State Farm mortgage loan (2.7%) is part of a whole loan that was originated by GSMC. Following the origination of such whole loan, GSMC sold the Marina Heights State Farm mortgage loan, to Deutsche Bank AG, acting through its New York Branch. The Two Harbor Point Square mortgage loan (1.6%) was originated by Citi Real Estate Funding Inc. Following the origination of such whole loan, Citi Real Estate Funding Inc. sold the Two Harbor Point Square mortgage loan, to Deutsche Bank AG, acting through its New York Branch. The Centre Pointe Plaza mortgage loan (0.5%) was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and sold by CCRE to Deutsche Bank AG, acting through its New York Branch.

(2)	Except as set forth in the footnote above, all other mortgage loans being sold by German American Capital Corporation (26.0%) were originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) and will be transferred to German American Capital Corporation on or prior to the closing date.

(3)	The Lehigh Valley Mall mortgage loan (2.3%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Column Financial, Inc. and CCRE.

(4)	The Central Park of Lisle mortgage loan (5.3%) is part of a whole loan that was co-originated by CREFI and Safety National Casualty Corporation. The BlueLinx Portfolio mortgage loan (2.8%) is part of a whole loan that was co-originated by CREFI and Société Générale.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This transaction is being structured with a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. It is anticipated that Massachusetts Mutual Life Insurance Company will be the third party purchaser (in satisfaction of the retention obligations of JPMorgan Chase Bank, National Association in its capacity as the retaining sponsor) and will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, Massachusetts Mutual

Life Insurance Company will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Master Servicer	KeyBank National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The servicing offices of the master servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC will act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. CWCapital Asset Management LLC, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent and processing all major decisions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of CWCapital Asset Management LLC are located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The BANK 2018-BNK10 Master Servicer, the MSC 2017-HR2 Master Servicer, the WPT 2017-WWP Master Servicer and the Benchmark 2018-B1
Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be or is expected to be the master servicer of certain of the non-serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreements or trust and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans”. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties— BANK 2018-BNK10 Master Servicer, the MSC 2017-HR2 Master Servicer, the WPT 2017-WWP Master Servicer and the Benchmark 2018-B1 Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan and (ii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Massachusetts Mutual Life Insurance Company will purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that Barings LLC will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan and (ii) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate Companion
Loan	The Central Park of Lisle mortgage loan (5.3%) and the Red Building mortgage loan (2.7%) are comprised of one or more senior notes (included in the issuing entity), and, with respect to the Red Building mortgage loan, one or more senior pari passu notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to the Central Park of Lisle mortgage loan (5.3%) and Red Building mortgage loan (2.7%), pursuant to the intercreditor agreement, the holder(s) of the related subordinate companion loan(s) will have the right to cure certain defaults with respect to the related mortgage loan and the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan (or in the case of the Red Building mortgage loan, the Red Building controlling noteholder) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the related subordinate companion loan (or in the case of the Red Building mortgage loan, the most subordinate Red Building controlling noteholder) will also have the right under the related intercreditor agreement to replace the special servicer with respect to the Central Park of Lisle mortgage Loan or the Red Building mortgage loan, as applicable, at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement.

Safety National Casualty Corporation is the holder of the Central Park of Lisle subordinate companion loan identified as Note B. CREFI is the holder of the Red Building subordinate companion loans, but CREFI expects to sell each such subordinate companion loan to an unaffiliated third party.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan” and “—The Red Building Whole Loan”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in February 2018, or with respect to any mortgage loan that has its first due date in March 2018, the date that would otherwise have been the related due date in February 2018.

Closing Date	On or about February 27, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in March 2018.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Ohio, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	June 2022
Class A-2	February 2023
Class A-3	December 2024
Class A-4	November 2027
Class A-5	January 2028
Class A-SB	March 2027
Class X-A	January 2028
Class X-B	February 2028
Class A-S	January 2028
Class B	February 2028
Class C	February 2028

The rated final distribution date will be the distribution date in February 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-B2:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be fifty-seven (57) fixed rate commercial mortgage loans secured by first mortgage liens on sixty-seven (67) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) thirty-two (32) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) twenty-four (24) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity secured by the related mortgaged property or properties), (iii) eight (8) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity), one or more senior pari passu notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity) secured by the related mortgaged property or properties and (iv) one (1) mortgage loan, represented by a senior mortgage loan and a subordinate companion loan that is not an asset of the issuing entity secured by the related mortgaged property.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$29,604,000	1.964%	30.0000%
Class A-2	$341,798,000	22.680%	30.0000%
Class A-3	$60,000,000	3.981%	30.0000%
Class A-4	$125,000,000	8.295%	30.0000%
Class A-5	$444,175,000	29.474%	30.0000%
Class A-SB	$54,333,000	3.605%	30.0000%
Class X-A	$1,220,681,000	NAP	NAP
Class X-B	$60,281,000	NAP	NAP
Class A-S	$165,771,000	11.000%	19.0000%
Class B	$60,281,000	4.000%	15.0000%
Class C	$60,280,000	4.000%	11.0000%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	2.6464%
Class A-2	3.6623%
Class A-3	3.5439%
Class A-4	3.6147%
Class A-5	3.8819%
Class A-SB	3.7802%
Class X-A	0.4344%(2)
Class X-B	0.0000%(2)
Class A-S	4.0835%
Class B	4.2038%
Class C	4.2038%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate set forth opposite such class in the table. The pass-through rates for the Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. The pass-through rate for the Class A-5, Class A-SB and Class A-S certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.07250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of

0.25000%. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00470%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00255%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00030%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(1)	Special Servicer Fee Rate
Apple Campus 3	0.00250%	0.25000%(3)
The Woods	0.02000%	0.25000%(4)
Worldwide Plaza	0.00125%	0.25000%
Marina Heights State Farm	0.00125%	0.25000%
Lehigh Valley Mall	0.00250%	0.25000%
Atrium Center(2)	0.01250%	0.25000%
Two Harbor Point Square(2)	0.00250%	0.25000%
90 Hudson	0.00250%	0.25000%
Marriott Charlotte City Center(2)	0.00250%	0.25000%
Beacon - Criterion	0.00125%	0.25000%
Beacon - Hague	0.00125%	0.25000%
Beacon - Paramount	0.00125%	0.25000%
Beacon - Mercury / Garage	0.00125%	0.25000%
Beacon - Orpheum	0.00125%	0.25000%
Beacon - Tower	0.00125%	0.25000%

(1)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(2)	Such fee rate may change after the securitization of the related controlling companion loan.

(3)	The special servicing fee is the greater of 0.2500% per annum and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related mortgage loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000.

(4)	The special servicing fee is the greater of 0.2500% per annum and the per annum rate that would result in a special servicing fee for the related month of $3,500.

Distributions

A. Amount and Order of
Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributed to the Class S certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex G, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class S and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class S and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B or Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are not offered by this prospectus.

(3)	Other than the Class X-D, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-seven (57) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee or leasehold estate of the related borrower in sixty-seven (67) commercial, multifamily and manufactured housing community properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,507,013,899.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-seven (57) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of twenty-four (24) mortgage loans (56.2%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), (ii) in the case of eight (8) mortgage loans (9.6%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and (iii) in the case of one (1) mortgage loan (5.3%) in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan. Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Central Park of Lisle	$79,500,000	5.3%	N/A	$14,350,000	69.5%	1.96x
Apple Campus 3	$68,000,000	4.5%	$272,000,000	N/A	44.0%	3.55x
EOS 21	$60,000,000	4.0%	$90,000,000	N/A	64.8%	1.87x
Rochester Hotel Portfolio	$60,000,000	4.0%	$80,000,000	N/A	66.7%	1.50x
InterContinental San Francisco	$59,922,671	4.0%	$49,935,559	N/A	41.9%	2.29x
Sentinel Square II	$57,660,000	3.8%	$45,000,000	N/A	59.7%	2.70x
The Woods	$57,500,000	3.8%	$142,500,000	N/A	29.6%	5.01x
Worldwide Plaza	$50,000,000	3.3%	$566,286,000	$323,714,000	54.0%	2.47x
Braddock Metro Center	$44,200,000	2.9%	$30,000,000	N/A	66.8%	1.49x
BlueLinx Portfolio	$42,900,000	2.8%	$28,600,000	N/A	64.2%	2.46x
Marina Heights State Farm	$41,000,000	2.7%	$519,000,000	N/A	58.3%	3.12x
Red Building	$40,000,000	2.7%	$40,000,000	$116,000,000	68.4%	1.15x
599 Broadway	$40,000,000	2.7%	$35,000,000	N/A	50.0%	1.75x
Lehigh Valley Mall	$35,355,560	2.3%	$163,830,696	N/A	44.8%	2.07x
Atrium Center	$35,000,000	2.3%	$80,000,000	N/A	53.5%	2.05x
90 Hudson	$30,000,000	2.0%	$100,000,000	N/A	60.2%	2.04x
Marriott Charlotte City Center	$30,000,000	2.0%	$73,000,000	N/A	60.6%	2.76x
Two Harbor Point Square	$24,750,000	1.6%	$24,750,000	N/A	61.9%	1.78x
Towers at University Town Center	$15,000,000	1.0%	$31,000,000	N/A	63.4%	1.55x
Beacon - Criterion	$13,305,255	0.9%	$24,675,200	$23,707,545	60.1%	1.85x
Beacon - Hague	$11,420,588	0.8%	$21,180,000	$20,349,412	60.3%	1.77x
Beacon - Paramount	$9,703,725	0.6%	$17,996,000	$17,290,275	53.6%	2.07x
Beacon - Mercury / Garage	$7,968,529	0.5%	$14,778,000	$14,198,471	55.1%	2.07x
Beacon - Orpheum	$7,417,020	0.5%	$13,755,200	$13,215,780	58.5%	1.93x
Beacon - Tower	$5,184,882	0.3%	$9,615,600	$9,238,518	59.5%	1.98x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Apple Campus 3	BANK 2018-BNK10	4.5%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association
The Woods	MSC 2017-HR2	3.8%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Worldwide Plaza	WPT 2017-WWP	3.3%	Wells Fargo Bank, National Association	Cohen Financial, a Division of Suntrust Bank	Wilmington Trust, National Association
Marina Heights State Farm	GS 2017-FARM	2.7%	KeyBank National Association	AEGON USA Realty Advisors LLC	Wells Fargo Bank, National Association
Lehigh Valley Mall	Benchmark 2018-B1	2.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association
Atrium Center(1)	Benchmark 2018-B1	2.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association
90 Hudson	Benchmark 2018-B1	2.0%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association
Marriott Charlotte City Center(1)	Benchmark 2018-B1	2.0%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association
Two Harbor Point Square(1)	Benchmark 2018-B1	1.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association
Beacon - Criterion	JPMCC 2018-BCON	0.9%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association
Beacon - Hague	JPMCC 2018-BCON	0.8%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association
Beacon - Paramount	JPMCC 2018-BCON	0.6%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association
Beacon - Mercury / Garage	JPMCC 2018-BCON	0.5%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association
Beacon - Orpheum	JPMCC 2018-BCON	0.5%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association
Beacon - Tower	JPMCC 2018-BCON	0.3%	KeyBank National Association	Cohen Financial, a Division of Suntrust Bank	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Party(2)
Apple Campus 3	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Torchlight Investors, LLC
The Woods	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Argentic Securities Income USA LLC
Worldwide Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Core Credit Partners A LLC Holdings, LLC
Marina Heights State Farm	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	N/A	Prima Capital Advisors LLC
Lehigh Valley Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Atrium Center(1)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	JPMCB(2)
90 Hudson	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Marriott Charlotte City Center(1)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	JPMCB(2)
Two Harbor Point Square(1)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	CREFI(2)
Beacon - Criterion	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC
Beacon - Hague	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC
Beacon - Paramount	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC
Beacon - Mercury / Garage	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC
Beacon - Orpheum	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC
Beacon - Tower	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Beacon Grand Avenue Partners, LLC

(1)	From and after the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced by the related pooling and servicing agreement.

(2)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,507,013,899
Number of Mortgage Loans	57
Number of Mortgaged Properties	67
Range of Cut-off Date Balances	$2,678,000 to $79,500,000
Average Cut-off Date Balance	$26,438,840
Range of Mortgage Rates	2.94050% to 5.71000%
Weighted average Mortgage Rate	4.21894%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	105 months
Range of remaining terms to maturity(2)	52 months to 120 months
Weighted average remaining term to maturity(2)	104 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	353 months
Range of remaining amortization terms(3)(4)	299 months to 360 months
Weighted average remaining amortization term(3)(4)	352 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	27.9% to 74.8%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	57.2%
Range of LTV Ratios as of the maturity date(2)(5)(6)	27.9% to 74.2%
Weighted average LTV Ratio as of the maturity date(2)(5)(6)	53.0%
Range of UW NCF DSCR(6)(7)	1.26x to 5.01x
Weighted average UW NCF DSCR(6)(7)	2.29x
Range of UW NOI Debt Yield(6)	6.8% to 16.1%
Weighted average UW NOI Debt Yield(6)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	47.6%
Interest Only-Balloon	25.3%
Balloon	19.8%
ARD-Interest Only	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two mortgage loans with an anticipated repayment date, identified as the Apple Campus 3 mortgage loan (4.5%) and Marina Heights State Farm mortgage loan (2.7%), calculated as of the anticipated repayment date.

(3)	Excludes twenty-four mortgage loans (54.8%), that are interest only for the entire term or until the anticipated repayment date.

(4)	In the case of the Fairfield Portfolio mortgage loan (1.0%), the loan will amortize based on the assumed principal payment schedule set forth on Annex H.

(5)	With respect to the Apple Campus 3 mortgage loan (4.5%), Sentinel Square II mortgage loan (3.8%), 600 Clipper mortgage loan (3.6%), Hotel Indigo & Austin mortgage loan (3.0%), Atrium Center mortgage loan (2.3%), Village Green of Waterford mortgage loan (1.6%), 220 Northwest 8th Avenue mortgage loan (1.3%), Fairfield Portfolio mortgage loan (1.0%), Holiday Inn Express New Orleans mortgage loan (0.9%), Hampton Inn Albuquerque University mortgage loan (0.6%) and Holiday Inn Express Glenwood Springs Aspen Area mortgage loan (0.3%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. With respect to the Worldwide Plaza mortgage loan (3.3%), the loan-to-value ratio includes the value of the amenity parcel, which is not collateral for the mortgage loan. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to twenty-four mortgage loans (56.2%) with one or more pari passu companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loans. With respect to nine mortgage loans (14.9%) the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Central Park of Lisle mortgage loan, 1.96x, 69.5% and 10.7%, respectively, (b) with respect to the Worldwide Plaza mortgage loan, 2.47x, 54.0% and 9.3%, respectively, (c) with respect to the Red Building mortgage loan, 1.15x, 68.4% and 6.6%, respectively, (d) with respect to the Beacon - Criterion mortgage loan, 1.85x, 60.1% and 7.2%, respectively, (e) with respect to the Beacon - Hague mortgage loan, 1.77x, 60.3% and 6.9%, respectively, (f) with respect to the Beacon - Paramount mortgage loan, 2.07x, 53.6% and 8.1%, respectively, (g) with respect to the Beacon - Mercury / Garage mortgage loan, 2.07x, 55.1% and 8.1%, respectively, (h) with respect to the Beacon - Orpheum mortgage loan, 1.93x, 58.5% and 7.5%, respectively and (i) with respect to the Beacon - Tower mortgage loan, 1.98x, 59.5% and 7.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Fairfield Portfolio mortgage loan (1.0%), the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex H. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to the Apple Campus 3 mortgage loan (4.5%), the Sentinel Square II mortgage loan (3.8%), the 600 Clipper mortgage loan (3.6%), the Worldwide Plaza mortgage loan (3.3%), the Marina Heights State Farm mortgage loan (2.7%), the Atrium Center mortgage loan (2.3%), Gateway Plaza mortgage loan (1.6%), the Lost Tree Financial Center mortgage loan (0.8%) and the 564 6th Street mortgage loan (0.6%), certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

Fifty-six (99.2%) of the mortgage loans accrue interest on an actual/360 basis and one (0.8%) of the mortgage loans accrues interest on a 30/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, except as set forth below, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

With respect to the BlueLinx Portfolio mortgage loan (2.8%), the mortgage loan was used to acquire the mortgaged properties in a sale-leaseback transaction. The existing loan that was paid off by the related mortgage loan had been modified to extend the maturity date thereof and was in special servicing at the time of the acquisition by the related borrower of the mortgaged properties. There was ultimately no loss on the previous mortgage loan in connection with the foregoing.

The Towers at University Town Center mortgaged property (1.0%) previously secured a loan to a prior owner of the mortgaged property that was originated in 2007 by KeyBank National Association and securitized in the MLCFC 2007-8 securitization. The appraisal obtained at origination of the prior loan provided a value of $79,000,000 at the time. In 2012, the special servicer for the MLCFC 2007-8 securitization foreclosed on the mortgaged property with a credit bid of $39,150,000. The borrower sponsor purchased the mortgaged property from the

MLCFC 2007-8 securitization trust in December 2017 for $69,500,000. At the time of the sale to the borrower sponsor, the prior debt had an outstanding principal balance of approximately $47.5 million. There was ultimately no loss to the trust on the previous mortgage loan in connection with the foregoing.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating Histories	With respect to the Apple Campus 3 mortgage loan (4.5%),the Sentinel Square II mortgage loan (3.8%), the 600 Clipper mortgage loan (3.6%), the BlueLinx Portfolio mortgage loan (2.8%), the Marina Heights State Farm mortgage loan (2.7%), the Atrium Center mortgage loan (2.3%), the One Parkway mortgage loan (1.6%), the Residence Inn Augusta mortgage loan (1.2%) and the Rite Aid Johnstown mortgage loan (0.2%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to the Gateway Plaza mortgage loan (1.6%) and the Sabre Center II mortgage loan (0.9%), there was an exception from the applicable mortgage loan seller’s satisfaction of certain underwriting criteria (e.g., reserves taken). See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.keybank.com/key2cre.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Worldwide Plaza whole loan, the Beacon - Criterion whole loan, the Beacon - Hague whole loan, the Beacon - Paramount whole loan, the Beacon - Mercury / Garage whole loan, the Beacon - Orpheum whole loan and the Beacon - Tower whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”). The Class S certificates will represent beneficial ownership of the Grantor Trust.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount, the Class C certificates will be issued with a de minimis amount of original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in

Annex D, representation and warranty number 7 in Annex E, and representation and warranty number 7 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease to own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D, representation and warranty no. 32 on Annex E and representation and warranty no. 32 on Annex F and the identified exceptions to those representations and warranties in the related Annexes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Risks Associated with the Worldwide Plaza Whole Loan

The Worldwide Plaza Mortgage Loan (3.3%) is primarily secured by an office building in New York, New York. In addition, as additional security for the Worldwide Plaza mortgage loan, one of the related borrowers (i) WWP Amenities Holdings, LLC, pledged its membership interests in WWP Amenities MPH Partner, LLC (the “Amenities Owner GP Owner”) and WWP Amenities MPH Lender, LLC (the “Amenities Lender”) and (ii) the Amenities Lender pledged certain notes of the loans secured by an approximately 242,322 square foot retail space, theater space, health club and a 473-space underground parking garage (the “Amenity Parcel”). The Amenity Parcel does not itself constitute collateral for the Mortgage Loan. Certain documents related to the Amenity Parcel and/or such pledged notes were not available to the lender for review, such as a December 31, 2000 modification to the loans secured by the Amenity Parcel (the “Amenities Loan”) and an Intercreditor Agreement, dated June 11, 1997, between New York Communications Center Associates L.P.(the “Amenities Owner”), BRE/Worldwide L.L.C. (predecessor in interest to the Amenities Lender), as the agent and the second mortgage lender, BRE/Worldwide II L.L.C. (predecessor in interest to the Amenities Lender), as the third mortgage lender, and The Youth Renewal Fund as the fourth and fifth mortgage lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after October 18, 2017 in accordance with the terms of the mortgage loan agreement (the “Amenities Loan Agreement”). The Amenities Owner GP Owner owns 100% of EOP-NYCCA, L.L.C. (the “Amenities Owner GP”), which owns all of the 1% general partner interest in the Amenities Owner.

The Amenities Loan is evidenced by the following promissory notes:

(i)            an Amended and Restated Second Mortgage Note in the original principal amount of $39,109,000 (the “Second Note”),

(ii)           an Amended and Restated Third Mortgage Note in the original principal amount of $30,000,000 (the “Third Note”),

(iii)          an Amended and Restated Fourth Mortgage Note in the original principal amount of $153,895,000 (the “Fourth Note”) and

(iv)          an Amended and Restated Fifth Mortgage Note in the original principal amount of $33,014,300 (the “Fifth Note”).

The Amenities Lender holds the Second Note and Third Note and is mortgagee under the applicable mortgages (the “Pledged Mortgages”) securing the Second Note and the Third Note (the “Pledged Loans”). An unaffiliated non-profit organization, The Youth Renewal Fund, is the holder of the Fourth Note and the Fifth Note (the “Charity Mortgages” and, together with the Pledged Mortgages, the “Amenities Mortgages”). A previously existing first mortgage terminated prior to October 18, 2017, and is no longer in existence. The Amenities Loan matures on November 30, 2031.

The borrowers under the Worldwide Plaza Mortgage Loan have agreed to cause the Amenities Lender to enforce the terms and conditions of any undisclosed or missing loan documents only to the extent such terms and conditions are consistent with loan documents disclosed to the lenders. Moreover, the related borrowers have provided a payment history with respect to the Amenities Loan during its period of ownership, and there is some course of conduct between the parties. However, we cannot assure you that, if any undisclosed or missing documents were discovered, that the owner of the Amenity Parcel could not avail itself of any terms or conditions in such documents, to the detriment of the Amenities Lender and/or the lender. Furthermore, the Amenities Lender or any successor-in-interest to the Amenities Lender may be prohibited from commencing any foreclosure action prior to November 30, 2031. Therefore, we cannot assure you that any undisclosed documents would not have a material impact on the enforceability of such assigned or pledged interests, on the ability to transfer such interests in the future or to any transferee of such assigned or pledged interests following an event of default under the Worldwide Plaza Mortgage Loan. In addition, the lack of such documents or the inability to foreclose prior to November 30, 2031 could adversely impact the proceeds in connection with any sale of such assigned or pledged interests.

In the event that the Amenities Lender commences any foreclosure action prior to November 30, 2031, the limited partners of the Amenities Owner have the right to purchase both (i) all the partnership interests of the Amenities Owner GP and (ii) the Amenities Loan in its entirety for a buy-out price of the 2003 net operating income of the Amenity Parcel divided by the sum of (a) the then prevailing yield on a United States Treasury Bond having a maturity of 10 years plus (b) 1%. Based upon third party information prepared on behalf of a previous owner of the Amenity Parcel, but without any independent verification or analysis by or on behalf of the lender or the borrower, 2003 net operating income was $3,426,000. The partnership agreement of the Amenities Owner provides that, if the Amenities Owner GP is affiliated with the holder of any loans secured by the Amenity Parcel, the Amenities Owner GP will cause such affiliate not to foreclose or attempt to exercise any remedies under such loan, including bringing any foreclosure action, prior to November 30, 2031. Accordingly, as the Amenities Owner GP is an affiliate of the Amenities Lender, any attempt by the Amenities Lender to exercise remedies prior to November 30, 2031 would cause a breach of the partnership agreement of the Amenities Owner.

The Amenities Loan accrues interest at a fixed rate equal to 7.13%. Interest is payable in arrears from “Amenities Cash Flow” (generally defined under the Amenities Loan Agreement as effectively net operating income minus approved capital expenditures and leasing costs). If Amenities Cash Flow is insufficient to make any interest payment when such payment is due, then such interest may be deferred until the maturity date of the Amenities Loan, provided that such accrued interest does not bear interest or compound.

Payments received from Amenities Cash Flow are made annually in the following order of priority:

(i)        to the Second Note, Fourth Note and Fifth Note on a pari passu basis until the aggregate interest paid to the Fourth Note and Fifth Note equals $20,000 annually;

(ii)        to the Second Note until all remaining interest, deferred interest (if any) and principal have been paid in full;

(iii)       to the Third Note until all interest, deferred interest (if any) and principal have been paid in full;

(iv)       to the Fourth Note until all interest, deferred interest (if any) and principal have been paid in full; and

(v)        to the Fifth Note until all interest, deferred interest (if any) and principal have been paid in full.

All Amenities Cash Flow and “Amenities Capital Event Proceeds” (generally defined under the Amenities Loan Agreement as the gross proceeds of any significant event of a capital nature, including a sale or refinancing, or casualty or condemnation unless proceeds are actually applied to restoration) are required to be applied pursuant to the foregoing priority.

Also, because these pledged interests will not qualify as interests in real property or as personal property incidental to real property, the REMIC provisions of the Code will restrict the issuing entity from taking title to such pledged interests. Therefore, upon the occurrence of an event of default under the Worldwide Plaza Mortgage Loan, title will not be permitted to be taken to any of these assigned or pledged interests on behalf of the issuing entity and other holders of the related whole loan (unless an opinion of counsel can be delivered that taking title will not cause any REMIC related to such notes to fail to qualify as a REMIC), but rather the applicable special servicer will be required to exercise the legal remedies available to it under applicable laws of New York to sell such pledged interests and apply the proceeds toward the repayment of the related whole loan. Depending on market conditions, the proceeds from the sale of such assigned or pledged interests could be less than the proceeds that would be received if the special servicer would have foreclosed on such interests and sold them at a later date.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property. See “Description of the Mortgage Pool—Shari’ah Compliant Loans”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. However, the value of a data center will also be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, multifamily, retail and mixed use properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Virginia, Illinois, New Jersey and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D, representation and warranty number 41 in Annex E and representation and warranty number 41 Annex F for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D, representation and warranty number 43 in Annex E, representation and warranty number 43 in Annex F, and the identified exceptions to those representations and warranties in the related Annexes.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire February 8, 2018.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D, representation and warranty number 17 in Annex E and representation and warranty number 17 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D, representation and warranty number 30 in Annex E and representation and warranty number 30 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting

Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Citi Real Estate Funding Inc. —Review of CREFI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the

Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage

Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D, representation and warranty number 35 in Annex E and representation and warranty number 35 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Atrium Center Whole Loan, the Marriott Charlotte City Center Whole Loan and the Two Harbor Point Square Whole Loan Will Shift to Other Servicers

The servicing of the Atrium Center whole loan, the Marriott Charlotte City Center whole loan and the Two Harbor Point Square whole loan will be governed by the Benchmark 2018-B1 pooling and servicing agreement only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the Atrium Center whole loan, the Marriott Charlotte City Center whole loan and the Two Harbor Point Square whole loan will shift to the related master servicer and related special servicer under the related pooling and servicing agreement and will be governed exclusively by the pooling and servicing agreement and the related intercreditor agreement. Neither the closing dates of such securitizations nor the identities of such securitizations’ master servicers or special servicers have been determined. In addition, the provisions of the related pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related master servicers or related special servicers, nor will they have any assurance as to the particular terms of the pooling and servicing agreements except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the Atrium

Center whole loan, the Marriott Charlotte City Center whole loan or the Two Harbor Point Square whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator, and Deutsche Bank AG, acting through its New York Branch, an originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2018-B2 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Barings LLC will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan and other than with respect to any serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and other than with respect to any serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Directing Party(1)
Central Park of Lisle	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Safety National Casualty Corporation
Apple Campus 3	BANK 2018-BNK10	BANK 2018-BNK10	Torchlight Investors, LLC
EOS 21	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Rochester Hotel Portfolio	Benchmark 2017-B2	Benchmark 2018-B2	Barings LLC
InterContinental San Francisco	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Sentinel Square II	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
The Woods	MSC 2017-HR2	Morgan Stanley Capital I Trust 2017-HR2	Argentic Securities Income USA LLC
Worldwide Plaza	WPT 2017-WWP	Worldwide Plaza Trust 2017-WWP	Core Credit Partners A LLC Holdings, LLC
Braddock Metro Center	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
BlueLinx Portfolio	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Marina Heights State Farm	GS 2017-FARM	GS Mortgage Securities Corporation Trust 2017-FARM	Prima Capital Advisors LLC
599 Broadway	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Red Building	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Lehigh Valley Mall	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust	Eightfold Real Estate Capital, L.P.
Atrium Center	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust(2)	JPMCB(2)
90 Hudson	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust	Eightfold Real Estate Capital, L.P.
Marriott Charlotte City Center	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust(2)	JPMCB(2)
Two Harbor Point Square	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust(2)	CREFI(2)
Towers at University Town Center	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
Beacon - Criterion	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC
Beacon - Hague	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC
Beacon - Paramount	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC
Beacon - Mercury / Garage	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC
Beacon - Orpheum	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC
Beacon - Tower	JPMCC 2018-BCON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-BCON	Beacon Grand Avenue Partners, LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of the related whole loan will shift from the pooling and servicing agreement identified here to the pooling and servicing agreement pursuant to which the controlling companion loan is securitized, upon the occurrence of such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any serviced AB whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the such whole loan). See “Pooling and Servicing Agreement—The

Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to each serviced AB whole loan, the holder of the related subordinate companion loan (or, in the case of the Red Building whole loan, the Red Building controlling noteholder) will have certain rights with respect to the related whole loan under certain circumstances, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, holder(s) of related subordinate companion loan(s) with respect to each serviced AB whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan (or in the case of the Red Building mortgage loan, the Red Building controlling noteholder) will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase options that the holders of subordinate companion loan(s) relating to each serviced AB whole loan hold pursuant to the related intercreditor agreement generally permit such holders to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Purchase Option” and “—The Red Building Whole Loan—Purchase Option”. In addition, the related subordinate companion loan holders’ right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules from entering into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to appoint Barings LLC as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the serviced AB whole loans, prior to the occurrence and continuance of a control appraisal period with respect to such whole loan, the holder of the related subordinate companion loan (or, in the case of the Red Building whole loan, the Red Building controlling noteholder)) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

With effect from 1 January 2019, the current EU Risk Retention and Due Diligence Requirements will be replaced by those contained in the Securitization Regulation (Regulation (EU) 2017/2402). Investors should be aware that there are material differences between the current EU Risk retention and Due Diligence Requirements and those in the Securitization Regulation. The Securitization Regulation will, amongst other things, apply also to (a) undertakings for collective investment in transferrable securities regulated pursuant to Directive (EU) 2009/65/EC and the management companies thereof (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPs”). With regard to a securitization in respect of which the relevant securities are issued prior to 1 January 2019 (a “Pre-2019 Securitization”), as is the case with the offered certificates, affected investors will continue to be subject to the current investment restrictions and due diligence requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the current requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that have not been published or that have only been published in draft form and are not yet final. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing

Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal (other than a payment of $100 to the Class X-B certificates on the first Distribution Date, which will be deemed a payment of principal on their REMIC regular interest principal balance for federal income tax purposes) but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and the serviced AB whole loans prior to the occurrence and continuance of a control appraisal period with respect to such whole loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, with respect to the serviced AB whole loans, the holder(s) of the related subordinate companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and holder(s) of the subordinate companion loan(s) will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) for so long as the holder of the related subordinate companion loan is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder(s) of the subordinate companion loan(s) could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan and other than a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan) will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan will have certain consultation rights (on a non-binding basis), and, under certain circumstances, the holder of the Central Park of Lisle Subordinate Companion Loan and the Red Building controlling noteholder will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the

FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. Also, upon the occurrence of a mortgage loan event of default relating to the Worldwide Plaza mortgage loan, the issuing entity will not be permitted to take title to any assigned or pledged interests relating to the Amenity Parcel.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-seven (57) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,507,013,899 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in February 2018, or with respect to any Mortgage Loan that has its first Due Date in March 2018, the date that would otherwise have been the related Due Date in February 2018.

Twenty-five (25) Mortgage Loans (61.4%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of twenty-four (24) Mortgage Loans (56.2%), one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), (iii) in the case of eight (8) Mortgage Loans (9.6%), one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”) and (iv) one (1) Mortgage Loan (5.3%), represented by a senior mortgage loan and a subordinate companion loan that is not an asset of the issuing entity secured by the related mortgaged property. The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	21	$584,161,017	38.8%
JPMorgan Chase Bank, National Association(3)	19	468,409,651	31.1
Citi Real Estate Funding Inc.(4)	17	454,443,230	30.2
Total	57	$ 1,507,013,899	100.0%

(1)	The Apple Campus 3 Mortgage Loan (4.5%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company (“GSMC”) and Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC).The Worldwide Plaza Mortgage Loan (3.3%) is part of a Whole Loan that was originated by GSMC. Following the origination of such Whole Loan, GSMC sold certain notes of such Whole Loan, including the Worldwide Plaza Mortgage Loan, to Deutsche Bank AG, acting through its New York Branch. The Marina Heights State Farm Mortgage Loan (2.7%) is part of a Whole Loan that was originated by GSMC. Following the origination of such Whole Loan, GSMC sold the Marina Heights State Farm Mortgage Loan to Deutsche Bank AG, acting through its New York Branch. The Two Harbor Point Square Mortgage Loan (1.6%) was originated by Citi Real Estate Funding Inc. Following the origination of such Whole Loan, Citi Real Estate Funding Inc. sold the Two Harbor Point Square Mortgage Loan, to Deutsche Bank AG, acting through its New York Branch. The Centre Point Plaza Mortgage Loan (0.5%) was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and following the origination of such Mortgage Loan was sold by CCRE to Deutsche Bank AG, acting through its New York Branch.

(2)	Except as set forth in the footnote above, all other mortgage loans being sold by GACC (26.0%) were originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC) and will be transferred to GACC on or prior to the closing date.

(3)	The Lehigh Valley Mall Mortgage Loan (2.3%), is part of a Whole Loan that was co-originated by JPMCB, Column Financial, Inc. and Cantor Commercial Real Estate Lending, L.P.

(4)	The Central Park of Lisle Mortgage Loan (5.3%) is part of a Whole Loan that was co-originated by CREFI and Safety National Casualty Corporation. The BlueLinx Portfolio Mortgage Loan (2.8%) is part of a Whole Loan that was co-originated by CREFI and Société Générale.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 27, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence.

●	With respect to the Fairfield Portfolio Mortgage Loan (1.0%), the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth on Annex H. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Except as provided in the prior sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan,

Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan(s) (or Non-Serviced Companion Loan(s), as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Soft Springing Lockbox” means the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan, except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date. With respect to the Fairfield Portfolio Mortgage Loan (1.0%), the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth on Annex H.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. With respect to the Fairfield Portfolio Mortgage Loan (1.0%), the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth on Annex H.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of the Apple Campus 3 Mortgage Loan (4.5%), the Sentinel Square II Mortgage Loan (3.8%), the 600 Clipper Mortgage Loan (3.6%), the Worldwide Plaza Mortgage Loan (3.3%), the Atrium Center Mortgage Loan (2.3%), the Gateway Plaza Mortgage Loan (1.6%), the Lost Tree Financial Center Mortgage Loan (0.8%) and the 564 6th Street Mortgage Loan (0.6%), the Underwritten NOI and UW NCF were based on the average rent of the sole tenant or one or more top five tenants at the related Mortgaged Property. In the case of the Marina Heights State Farm Mortgage Loan (2.7%), Underwritten NOI and UW NCF include the net present value of future rent steps of the sole office tenant (which has multiple leases), during the respective lease terms (which in many cases are longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $11.2 million. The UW NCF DSCR and UW NOI Debt Yield absent such adjustment are 2.57x and 9.3%, respectively. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of beds, (d) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units or (e) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,507,013,899
Number of Mortgage Loans	57
Number of Mortgaged Properties	67
Range of Cut-off Date Balances	$2,678,000 to $79,500,000
Average Cut-off Date Balance	$26,438,840
Range of Mortgage Rates	2.94050% to 5.71000%
Weighted average Mortgage Rate	4.21894%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	105 months
Range of remaining terms to maturity(2)	52 months to 120 months
Weighted average remaining term to maturity(2)	104 months
Range of original amortization term(3)(4)	300 months to 360 months
Weighted average original amortization term(3)(4)	353 months
Range of remaining amortization terms(3)(4)	299 months to 360 months
Weighted average remaining amortization term(3)(4)	352 months
Range of LTV Ratios as of the Cut-off Date(5)(6)	27.9% to 74.8%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)	57.2%
Range of LTV Ratios as of the maturity date(2)(5)(6)	27.9% to 74.2%
Weighted average LTV Ratio as of the maturity date(2)(5)(6)	53.0%
Range of UW NCF DSCR(6)(7)	1.26x to 5.01x
Weighted average UW NCF DSCR(6)(7)	2.29x
Range of UW NOI Debt Yield(6)	6.8% to 16.1%
Weighted average UW NOI Debt Yield(6)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	47.6%
Interest Only-Balloon	25.3%
Balloon	19.8%
ARD-Interest Only	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two Mortgage Loans with an Anticipated Repayment Date, identified as the Apple Campus 3 Mortgage Loan (4.5%) and Marina Heights State Farm Mortgage Loan (2.7%), calculated as of the Anticipated Repayment Date.

(3)	Excludes twenty-four Mortgage Loans (54.8%) that are interest only for the entire term or until the Anticipated Repayment Date.

(4)	In the case of the Fairfield Portfolio Mortgage Loan (1.0%), the loan will amortize based on the assumed principal payment schedule set forth on Annex H.

(5)	With respect to the Apple Campus 3 Mortgage Loan (4.5%), Sentinel Square II Mortgage Loan (3.8%), 600 Clipper Mortgage Loan (3.6%), Hotel Indigo & Austin Mortgage Loan (3.0%), Atrium Center Mortgage Loan (2.3%), Village Green of Waterford Mortgage Loan (1.6%), 220 Northwest 8th Avenue Mortgage Loan (1.3%), Fairfield Portfolio Mortgage Loan (1.0%), Holiday Inn Express New Orleans Mortgage Loan (0.9%), Hampton Inn Albuquerque University Mortgage Loan (0.6%) and Holiday Inn Express Glenwood Springs Aspen Area Mortgage Loan (0.3%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. With respect to the Worldwide Plaza Mortgage Loan (3.3%), the LTV Ratio includes the value of the Amenity Parcel, which is not collateral for the Mortgage Loan. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage

Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(6)	With respect to twenty-four Mortgage Loans (56.2%) with one or more Pari Passu Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related Pari Passu Companion Loans. With respect to nine Mortgage Loans (14.9%) the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Central Park of Lisle Mortgage Loan, 1.96x, 69.5% and 10.7%, respectively, (b) with respect to the Worldwide Plaza Mortgage Loan, 2.47x, 54.0% and 9.3%, respectively, (c) with respect to the Red Building Mortgage Loan, 1.15x, 68.4% and 6.6%, respectively, (d) with respect to the Beacon - Criterion Mortgage Loan, 1.85x, 60.1% and 7.2%, respectively, (e) with respect to the Beacon - Hague Mortgage Loan, 1.77x, 60.3% and 6.9%, respectively, (f) with respect to the Beacon - Paramount Mortgage Loan, 2.07x, 53.6% and 8.1%, respectively, (g) with respect to the Beacon - Mercury / Garage Mortgage Loan, 2.07x, 55.1% and 8.1%, respectively, (h) with respect to the Beacon - Orpheum Mortgage Loan, 1.93x, 58.5% and 7.5%, respectively and (i) with respect to the Beacon - Tower Mortgage Loan, 1.98x, 59.5% and 7.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Fairfield Portfolio Mortgage Loan (1.0%), the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex H. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to the Apple Campus 3 Mortgage Loan (4.5%), the Sentinel Square II Mortgage Loan (3.8%), the 600 Clipper Mortgage Loan (3.6%), the Worldwide Plaza Mortgage Loan (3.3%), the Marina Heights State Farm Mortgage Loan (2.7%), the Atrium Center Mortgage Loan (2.3%), the Gateway Plaza Mortgage Loan (1.6%), the Lost Tree Financial Center Mortgage Loan (0.8%) and the 564 6th Street Mortgage Loan (0.6%), certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include seven (7) Mortgage Loans (14.8%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	10	$ 358,670,000	23.8%
CBD	7	230,910,000	15.3
Hotel
Full Service	5	154,354,509	10.2
Select Service	3	61,251,569	4.1
Limited Service	5	41,144,091	2.7
Extended Stay	2	23,928,571	1.6
Multifamily
Garden	4	123,362,093	8.2
Mid-rise	1	60,000,000	4.0
High-rise	6	55,000,000	3.6
Student	1	15,000,000	1.0
Retail
Anchored	6	125,606,828	8.3
Unanchored	1	40,000,000	2.7
Super Regional Mall	1	35,355,560	2.3
Freestanding	3	17,230,677	1.1
Mixed Use
Office/Retail	2	83,000,000	5.5
Industrial
Warehouse/Distribution	4	42,900,000	2.8
Leased Fee
Leased Fee	1	24,500,000	1.6
Self Storage
Self Storage	3	7,700,000	0.5
Manufactured Housing
Manufactured Housing	2	7,100,000	0.5
Total	67	$ 1,507,013,899	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed use properties that include office tenants:

●	With respect to the Apple Campus 3 Mortgaged Property (4.5%), Sentinel Square II Mortgaged Property (3.8%), 90 Hudson Mortgaged Property (2.0%),Two Harbor Point Square Mortgaged Property (1.6%), Corporate Plaza Mortgaged Property (1.2%) and 564 6th Street Mortgaged Property (0.6%) the related borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which are expected to be directly competitive with the related Mortgaged Property.

●	With respect to the Sentinel Square II Mortgaged Property (3.8%), the General Services Administration of the United States leases approximately 35.6% of the net rentable area at the Mortgaged Property, which is occupied by the Federal Election Commission. If the Mortgaged Property is transferred, the lease requires the United States and the transferee to enter into a novation agreement; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. In connection with the acquisition of the Mortgaged Property by the borrower, the borrower is in the process of seeking the required novation agreement from the General Services Administration of the United States; however, such novation agreement has not yet been entered into. In addition, the requirement to obtain a novation agreement upon a transfer may delay or impede the ability of the lender to realize upon the Mortgaged Property following a default. The borrower is subject to certain requirements regarding management of the Mortgaged Property and borrower that were required by certain United States agencies in connection with the acquisition of the Mortgaged Property by the borrower.

●	With respect to the Worldwide Plaza Mortgaged Property (3.3%), the collateral for the Mortgage Loan includes (i) one borrower’s fee interest in an office building in New York, New York, and (ii) the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of the second borrower and relating to the adjacent Amenity Parcel. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the Worldwide Plaza Mortgage Loan.”

●	With respect to the 220 Northwest 8th Avenue Mortgaged Property (1.3%), WeWork is the sole tenant at the Mortgaged Property, and operates the Mortgaged Property as shared work space. Based on statements provided by the tenant to the borrower, the tenant’s operations at the Mortgaged Property were operating at a loss during the period from January 2017 to September 2017, the most recent date as of which information was provided. In addition, WeWork opened a second location in Portland, Oregon, less than a mile south of the Mortgaged Property, in April 2017, which resulted in a decline in revenue and occupancy at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the Rochester Marriott Mortgaged Property (1.5%), Kahler Grand Mortgaged Property (1.4%), InterContinental San Francisco Mortgaged Property (4.0%), Hotel Indigo & Austin Mortgaged Property (3.0%), Marriott Charlotte City Center Mortgaged Property (2.0%), Residence Inn Augusta Mortgaged Property (1.2%) and Four Points Nashville Airport Mortgaged Property (0.5%), there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties (which in certain cases are owned by the related borrower sponsors) that are expected to directly compete with the related Mortgaged Property.

●	With respect to the Holiday Inn Express New Orleans Mortgaged Property (0.9%), the related Mortgaged Property is indirectly owned by 62 individual EB-5 investors. At origination of the Mortgage Loan, 3 of the 62 investors have not received an approved EB-5 petition, and in the event of the denial of the EB-5 petition of any of the three investors, such investor may be entitled to a refund of such investor’s $500,000 investment from the indirect parent of the related borrower. The related borrower is required to provide the related lender with evidence that any investor receives its refunded investment within sixty days following the denial of its EB-5 petition. The Mortgage Loan is recourse for losses arising out of or in connection with any of the EB-5 provisions of the Mortgage Loan documents, and is fully recourse in the event an EB-5 investor does not receive a refund of its capital investment within sixty days of the notice of denial of its petition.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
InterContinental San Francisco	$59,922,671	4.0%	2/29/2028	1/6/2028
Hotel Indigo & Austin(1)	$45,000,000	3.0%	8/1/2037	8/1/2027
Marriott Charlotte City Center	$30,000,000	2.0%	12/31/2042	6/1/2022
Rochester Marriott	$22,821,429	1.5%	11/6/2030	11/6/2027
Hilton Garden Inn - Atlanta Airport North	$19,967,553	1.3%	12/31/2029	1/6/2028
Residence Inn Augusta	$17,500,000	1.2%	8/31/2035	2/1/2028
Holiday Inn Express New Orleans	$12,900,000	0.9%	6/30/2024	1/6/2023
Hampton Inn Albuquerque University	$9,482,984	0.6%	11/30/2033	12/1/2027
Fairfield Inn & Suites – Greensboro	$8,680,000	0.6%	1/24/2033	2/6/2028
Four Points Nashville Airport	$7,144,426	0.5%	8/5/2034	12/6/2027
Residence Inn Rochester	$6,428,571	0.4%	10/26/2024	11/6/2027
Fairfield Inn & Suites - High Point	$5,810,000	0.4%	1/24/2033	2/6/2028
Holiday Inn Express Glenwood Springs Aspen Area	$4,271,107	0.3%	11/30/2032	12/1/2027

(1)	The Hotel Indigo & Austin Mortgaged Property is a dual branded hotel located in a single building, of which a portion is operated as a Holiday Inn Express & Suites and a portion as a Hotel Indigo, under two separate license agreements, one for each brand, with Holiday Hospitality Franchising, LLC. The two license agreements have the same expiration date and are cross-defaulted.

●	With respect to the InterContinental San Francisco Mortgaged Property (4.0%), Marriott Charlotte City Center Mortgaged Property (2.0%) and the Kahler Grand Mortgaged Property (1.4%), food and beverage revenue comprise greater than 20% of Underwritten Revenues.

●	With respect to the InterContinental San Francisco Mortgaged Property (4.0%), the Mortgaged Property is adjacent to the Moscone Convention Center, which is currently under a renovation and expansion expected to continue until the fall of 2018. Based on information provided by the borrower sponsor, as of October 13, 2017, the number of room nights and revenue from the property’s forward guestrooms bookings for 2017 decreased by 7.6% and 6.9%, respectively, from the prior year. We cannot assure you that the revenue at the Mortgaged Property will not continue to decline or that the renovations will be completed when expected or that the revenue will recover with the completion of the renovations. See the description of such Mortgage Loan under “Description of Top Fifteen Mortgage Loans” in Annex A-3.

●	With respect to the InterContinental San Francisco Mortgaged Property (4.0%), pursuant to the management agreement between the borrower and IGH Management (Maryland) LLC, the borrower is permitted to only obtain a mortgage loan that satisfies the following conditions: (i) the terms of such mortgage loan are reasonable and customary in similar transactions, (ii) the lien for such mortgage loan is not cross-collateralized with any other obligations of the borrower, (iii) such mortgage loan does not require a ratio of net cash available to debt service in excess of 1.20x (as determined by the mortgagee) and (iv) the LTV of such mortgage loan (as determined by the mortgagee) does not exceed 85%. Such requirements would apply to any mortgage loan that refinanced the Mortgage Loan and may have an adverse effect on the borrower’s ability to refinance the Mortgage Loan.

●	With respect to the Rochester Hotel Portfolio Mortgaged Properties (4.0%), certain employees working at the borrowers’ premises are union employees who participate in a pension plan. The property manager of the Mortgaged Properties is the sponsor of such pension plan but the borrowers are obligated to pay for the contributions to that plan for employees working at the borrowers’ premises, as well as related administrative expenses. In the event that the property manager were to terminate the pension plan with respect to the employees working at the borrowers, the borrowers could be subject to substantial liability under ERISA, including without limitation for any unfunded or underfunded pension liability. The potential liability is currently estimated to be approximately $2.1 million but could be substantially in excess of that amount, and may increase over time. If the pension plan were terminated and the plan was not fully funded, an ERISA lien could be placed on the Mortgaged Property, to which any owner of the Mortgaged Property (including the issuing entity if it took title to the Mortgaged Property) would be subject. The borrowers have covenanted not to effect any such termination action that would result in liability; provided that if termination of the pension plan with respect to the union employees working at the borrowers’ premises is approved by the related union in connection with the establishment of a defined contribution plan (such as a 401(k)) for employees covered by its collective bargaining agreement, the pension plan is fully funded, and can be terminated in a standard termination under Section 4041 of ERISA, the pension plan may be terminated upon the lender’s reasonable consent. Liability for any underfunded pension obligations is joint and several and could be asserted against members of a plan sponsor’s controlled group. Therefore, borrowers could be liable for the pension obligations, if any, of members of its controlled group. Similarly, members of borrowers’ controlled group could be liable for borrowers’ pension obligations.

In addition, a portion of the pension plan relating to employees working at a textile and laundry services plant was spun off into a separate plan, in connection with the separation of the ownership of the hotel business and the textile/laundry services business and the separation of the employees of each business into separate union collective bargaining units. In the event that such spin off were determined to be invalid, the sponsor of the pension plan could have liability for any termination of the spun-off plan occurring within five years after the spin-off. The borrowers represented in the Mortgage Loan documents that such spin-off was effective in accordance with applicable legal requirements.

●	The Kahler Grand Mortgaged Property (1.4%) and Kahler Inn & Suites Mortgaged Property (0.6%), both securing the Rochester Hotel Portfolio Mortgage Loan, are not operated pursuant to a franchise or similar agreement, but are operated under the “Kahler” brand, which is a trademark owned by the borrower that owns the Kahler Grand Mortgaged Property.

●	With respect to the Marriott Charlotte City Center Mortgaged Property (2.0%), the Mortgaged Property underwent a comprehensive, approximately $40.0 million renovation between March 2015 and August 2016. The owner during such period, Marriott International, renovated the hotel to implement its new “M Beta” concept. From April through December 2015, an average of approximately 34.0% of the rooms were offline each night, and from January 2016 through February 2016, an average of approximately 7.5% of the rooms were off-line each night. The borrower acquired the Mortgaged Property from Marriott, and Marriott continues to manage the Mortgaged Property through a hotel management agreement.

●	With respect to the Residence Inn Augusta Mortgaged Property (1.2%) and the Holiday Inn Express Glenwood Springs Aspen Area Mortgaged Property (0.3%), each related borrower sponsor currently owns a property within a 5-mile radius which directly competes with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

●	With respect to the EOS 21 Mortgaged Property (4.0%), the Signature Place Condominiums Mortgaged Property (2.0%) and the Coral Club Apartments Mortgaged Property (0.8%), the related borrower sponsor or its affiliates currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

●	With respect to the 64 Wooster Street Mortgaged Property (3.2%), the residential portion of the Mortgaged Property, which is occupied by four residential tenants, representing approximately 27.0% of the NRA at the Mortgaged Property, is subject to a “loft law”, which provides that, if the residential tenants are not in default, the residential tenants have the right to renew their leases in perpetuity. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

●	With respect to the Towers at University Town Center Mortgaged Property (1.0%), a significant concentration of the tenants at the related Mortgaged Property are students.

●	With respect to the Beacon - Criterion Mortgaged Property (0.9%), Beacon - Hague Mortgaged Property (0.8%), Beacon - Paramount Mortgaged Property (0.6%), Beacon - Mercury / Garage Mortgaged Property (0.5%), Beacon - Orpheum Mortgaged Property (0.5%) and Beacon - Tower Mortgaged Property (0.3%), the related borrower sponsor currently owns each of the Mortgaged Properties, which are located next to each other and are part of the same residential complex. Since these loans are not cross-collateralized or cross-defaulted, the borrower sponsor may focus on the performance of one or more of the Mortgaged Properties to the detriment of others.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

●	The Promenade Shops at Aventura Mortgaged Property (4.6%), the Lehigh Valley Mall Mortgaged Property (2.3%), the Homewood Commons Mortgaged Property (0.6%), the Centre Pointe Plaza Mortgaged Property (0.5%) and the Steeplechase Plaza Mortgaged Property (0.5%) are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	Two (2) of the Mortgaged Properties, secured by the Promenade Shops at Aventura Mortgage Loan (4.6%) and Sam’s Club Atlanta Mortgage Loan (0.7%), each include one or more tenants that operate an on-site gas station.

●	One (1) Mortgaged Property related to the Lehigh Valley Mall Mortgage Loan (2.3%), permits the related borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents (5% of the original principal amount), provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from the related guarantor(s) that has (1) a net worth amount equal to five (5) times the sum of (a) the total costs then remaining to complete any alterations that are then the subject of any such guaranty, plus (b) the aggregate then outstanding amount guaranteed under any other outstanding guarantees that have been delivered pursuant to the Mortgage Loan documents, and (2) liquid assets in an aggregate amount equal to at least 120% of the sum of (i) the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such outstanding guaranty, plus (ii) the aggregate then outstanding amount guaranteed under any other outstanding guarantees that have been delivered pursuant to the Mortgage Loan documents, except that if the guarantor is one or more of Simon Property Group, Inc. or Simon Property Group, LP, the net worth and liquidity requirements will be waived.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more office and retail components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Manufactured Housing Community Properties.

       With respect to the manufactured housing community set forth in the above chart:

●	With respect to the Nelson Duffie Mobile Home Parks Mortgaged Properties (0.5%), after an initial six month term, most pads at the Mortgaged Property are leased on a month-to-month basis. In addition, an affiliate of the borrower owns approximately 36% of the mobile homes on the two Mortgaged Properties. The affiliate’s interest in the mobile homes, and the rents from such mobile homes, are not pledged as collateral; however, the lots occupied by the affiliate are master leased by the borrower to the affiliate. The Mortgaged Properties include 3 tenants that operate commercial enterprises from mobile homes, including two bail bond businesses.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Gym, fitness center or a health club	4	10.3%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	8.7%
Data Center	2	5.5%
School or Educational Facility	2	3.9%
Parking Garage/Accounts	2	3.8%
Bank branch	1	1.6%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Central Park of Lisle	$79,500,000	5.3%	$115	2.58x	58.9%	Office
Promenade Shops at Aventura	$70,000,000	4.6%	$240	1.29x	64.7%	Retail
Apple Campus 3	$68,000,000	4.5%	$385	3.55x	44.0%	Office
EOS 21	$60,000,000	4.0%	$127,119	1.87x	64.8%	Multifamily
Rochester Hotel Portfolio	$60,000,000	4.0%	$114,566	1.50x	66.7%	Hotel
InterContinental San Francisco	$59,922,671	4.0%	$199,742	2.29x	41.9%	Hotel
Sentinel Square II	$57,660,000	3.8%	$366	2.70x	59.7%	Office
The Woods	$57,500,000	3.8%	$108,637	5.01x	29.6%	Multifamily
600 Clipper	$54,300,000	3.6%	$342	3.17x	57.8%	Office
Worldwide Plaza	$50,000,000	3.3%	$301	3.77x	35.4%	Office
Top 3 Total/Weighted Average	$217,500,000	14.4%		2.47x	56.1%
Top 5 Total/Weighted Average	$337,500,000	22.4%		2.19x	59.5%
Top 10 Total/Weighted Average	$616,882,671	40.9%		2.72x	52.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are (a) with respect to the Central Park of Lisle Mortgage Loan, 1.96x and 69.5%, respectively and (b) with respect to the Worldwide Plaza Mortgage Loan, 2.47x and 54.0%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Properties related to the Apple Campus 3 Mortgage Loan (4.5%), Sentinel Square II Mortgage Loan (3.8%) and 600 Clipper Mortgage Loan (3.6%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. With respect to the Worldwide Plaza Mortgage Loan (3.3%), the Cut-off Date LTV Ratio includes the value of the Amenity Parcel, which is not collateral for the Mortgage Loan.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include five (5) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans” (8.8%), which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Rochester Hotel Portfolio	$60,000,000	4.0%
BlueLinx Portfolio	42,900,000	2.8
Fairfield Portfolio	14,490,000	1.0
Amsdell Georgia Portfolio	7,700,000	0.5
Nelson Duffie Mobile Home Parks	7,100,000	0.5
Total	$132,190,000	8.8%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loan secured by the Mortgaged Property related to the Worldwide Plaza Mortgage Loan (3.3%), the related Mortgaged Property is comprised of more than one parcel, which parcels are owned by separate borrowers.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 4.6% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Braddock Metro Center	$44,200,000	2.9%
One Parkway North Fee	24,500,000	1.6
Total for Group 1:	$68,700,000	4.6%
Group 2:
Beacon - Criterion	$13,305,255	0.9%
Beacon - Hague	11,420,588	0.8
Beacon - Paramount	9,703,725	0.6
Beacon - Mercury / Garage	7,968,529	0.5
Beacon - Orpheum	7,417,020	0.5
Beacon - Tower	5,184,882	0.3
Total for Group 2:	$55,000,000	3.6%
Group 3:
Hampton Inn Albuquerque University	$9,482,984	0.6%
Holiday Inn Express Glenwood Springs Aspen Area	4,271,107	0.3
Total for Group 3:	$13,754,091	0.9%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
CA	8	$316,392,671	21.0%
NY	3	$138,000,000	9.2%
VA	2	$104,200,000	6.9%
IL	2	$104,000,000	6.9%
FL	4	$102,933,438	6.8%
NJ	7	$85,000,000	5.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout eighteen (18) other states and the District of Columbia, with no more than 4.7% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Forty-two (42) Mortgaged Properties (71.7%), are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Nine (9) Mortgaged Properties related to the Apple Campus 3 Mortgage Loan (4.5%), InterContinental San Francisco Mortgage Loan (4.0%), The Woods Mortgage Loan (3.8%), 600 Clipper Mortgage Loan (3.6%), Red Building Mortgage Loan (2.7%), Gateway Plaza Mortgage Loan (1.6%), 220 Northwest 8th

Avenue Mortgage Loan (1.3%), 564 6th Street Mortgage Loan (0.6%) and 5657 Copley Drive Mortgage Loan (0.3%), are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Twelve (12) Mortgaged Properties (25.2%) are located in California and Texas and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Five (5) Mortgaged Properties related to the Apple Campus 3 Mortgage Loan (4.5%), the Sentinel Square II Mortgage Loan (3.8%), the Marina Heights State Farm Mortgage Loan (2.7%), the Atrium Center Mortgage Loan (2.3%) and the Residence Inn Augusta Mortgage Loan (1.2%), were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information

Nine (9) Mortgaged Properties related to the 600 Clipper Mortgage Loan (3.6%), the BlueLinx Portfolio Mortgage Loan (2.8%), the One Parkway North Fee Mortgage Loan (1.6%), the 32 East Shopping Center Mortgage Loan (1.4%), 5657 Copley Drive Mortgage Loan (0.3%) and the Rite Aid Johnstown Mortgage Loan (0.2%), were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

The 599 Broadway Mortgage Loan (2.7%), has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

The Mortgaged Properties related to the EOS 21 Mortgage Loan (4.0%), Worldwide Plaza Mortgage Loan (3.3%), Braddock Metro Center Mortgage Loan (2.9%), Marina Heights State Farm Mortgage Loan (2.7%), 599 Broadway Mortgage Loan (2.7%), Signature Place Condominiums Mortgage Loan (2.0%) and 5657 Copley Drive Mortgage Loan (0.3%), respectively, are secured or partially secured, in certain cases, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the Worldwide Plaza Mortgage Loan (3.3%), the collateral for the Mortgage Loan includes (i) one borrower’s fee interest in an office building in New York, New York, and (ii) the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of the second borrower and relating to the adjacent Amenity Parcel. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the Worldwide Plaza Mortgage Loan.” A portion of the Amenity Parcel is comprised of three commercial units in a condominium, which units constitute the garage unit (approximately 132,000 square feet), the health club unit (approximately 35,000 square feet), and the retail unit (approximately 18,000 square feet) (collectively, the “Commercial Units”). The owner of the Amenity Parcel has a 26.5749% aggregate percentage interest in the common elements of the condominium, and the remaining interest is owned by the owners of the residential and residential-related units (together, the “Residential Units”) which are not part of the collateral securing the Mortgage Loan. The Commercial Units and the Residential Units are the only condominium units in the condominium. The condominium board consists of 7 members, 4 elected by the Residential Units (the “Residential Board”) and 3 elected by the Commercial Units (the “Commercial Board”). The Residential Board makes decisions that only affect the Residential Units and the Commercial Board makes decisions that only affect the Commercial Units. Any decision affecting the common elements, or a decision made by the Residential Board that would adversely affect the Commercial Units, and vice versa, is required to be made by the condominium board collectively. With respect to any such decision to be made by the condominium board collectively, the Commercial Units can be outvoted; and therefore, the borrowers do not control the condominium.

The borrowers are required to cause the owner of the Amenity Parcel to pay all common charges and other assessments as required by the condominium documents in respect of the Amenity Parcel as and when the same are due and payable and are required promptly, following written demand, to deliver to the lender evidence of such payments. The borrowers may not cause or permit the owner of the Amenity Parcel, without first obtaining the lender’s prior reasonable written consent, to (i) vote for, consent to or permit to occur any material amendment to any material provision of the condominium documents; except amendments required to be made by applicable legal requirements; (ii) in the event of damage to or destruction of the Amenity Parcel, vote in opposition to a motion to repair, restore or rebuild, unless the debt will be repaid in full pursuant to the provisions of the Mortgage Loan documents; (iii) consent to the termination of the condominium; or (iv) vote in favor of the imposition of any material special assessment for capital improvements pursuant to the condominium documents. The borrowers are required to cause the owner of the Amenity Parcel to (i) fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions of applicable law and under the condominium documents, and (ii) promptly deliver to the lender a copy of any written notice of default received by it with respect to its obligations under applicable law and the condominium documents.

●	With respect to the 599 Broadway Mortgage Loan (2.7%), the Mortgage Loan is secured by five units in a 14 unit condominium. The borrowers collectively own 27.406% of the common elements. The remaining units are owned by various entities such that no one party controls the entire condominium. The board of managers for the condominium association is composed of seven members, which are determined by the vote of a plurality of the unit owners. Actions by the board generally require the affirmative vote of a majority of the members of the board. The declaration provides that the approval of the unit owners holding 80% of the common elements is required in order to terminate the condominium structure, and amendments to the declaration generally require the approval of the unit owners holding 66 2/3% of the common elements (provided, however, any amendment regarding easements, use, common elements, alterations or improvements will require approval of the unit holders holding at least 80% of the common elements) as well as representatives of institutional lenders holding a mortgage secured by a unit (which may not be unreasonably withheld, conditioned or delayed).

●	With respect to the Rochester Hotel Portfolio Mortgage Loan, the Rochester Marriott Mortgaged Property (1.5%), one of the four related Mortgaged Properties, is structured as a vertical subdivision. A subterranean portion of the property (located at the subway level) (the “Rochester Marriott Foundation Parcel”) was conveyed to the Mayo Foundation, pursuant to a declaration (the “Rochester Marriott Declaration”) and related documents. The related borrower owns the land below the Rochester Marriott Foundation Parcel and the building and airspace above the Rochester Marriott Foundation Parcel. Each parcel owner is responsible for the real estate taxes on its parcel; however, if real estate taxes are not separately levied and assessed, the Mayo Foundation is responsible for 5% of the real estate taxes. The Rochester Marriott Foundation Parcel does not constitute a separate tax parcel; however, a tax parcel endorsement was obtained from the related title company. The Rochester Marriott Declaration also provides for various cross easements, maintenance obligations and access rights. The related borrower is responsible for insuring the entire property (subject to reimbursement of 5% of cost by the Rochester Marriott Foundation Parcel owner) unless the Rochester Marriott Foundation Parcel owner has elected to separately insure or elects to self-insure. Upon a condemnation, each of the borrower and the owner of the Rochester Marriott Foundation Parcel may make its own claims with respect to its parcel and is required to restore its own portion to a complete architectural unit, except as follows. Within 120 days following any significant casualty or condemnation, the related borrower is required to determine whether restoration of the entire building (including the improvements on the Rochester Marriott Foundation Parcel) at the Mortgaged Property is economically feasible and if it determines it is not, the entire building must be demolished. In the case of casualty, the Rochester Marriott Foundation Parcel owner is required to make any net insurance proceeds it receives available for restoration, and to deposit any shortfall needed to fully restore the Rochester Marriott Foundation Parcel.

A first refusal option agreement provides that the owner of the Mortgaged Property has the following options with respect to the Rochester Marriott Foundation Parcel (i) an option to purchase on December 31, 2023 at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with a fair market valuation process, (ii) if the owner of the Rochester Marriott Foundation Parcel desires to sell all or a portion of it, or receives a bona fide third party offer that it is willing to accept, (a) a right of first refusal or (b) a purchase option (with price determined as set forth above) and (iii) an option to purchase (with price determined as set forth above) if the owner of the Mortgaged Property intends to demolish the Marriott hotel thereon.

●	With respect to the 5657 Copley Drive Mortgage Loan (0.3%), the Mortgaged Property is part of a condominium and sub-association. In each of the primary condominium and sub-association, the related borrower owns a minority share and no single owner controls the condominium. The related borrower’s voting share in the condominium is approximately 8.7% and the related borrower’s voting share in the sub-association (which was not active at the time of origination) is 20%, and matters are generally decided by majority vote. With respect to the primary condominium, the condominium sets minor assessments for common area maintenance, and any liens arising in relation to the assessments are subordinate to the Mortgage Loan. The condominium units are freestanding buildings and not dependent on each other for support or interior services (except for certain plumbing and wiring easements); rather, assessments pertain to shared driveways, landscaping, and similar exterior improvements. Pursuant to the condominium and sub-association documents, following a casualty to an individual unit, individual owners may elect to rebuild or raze their improvements. Insurance for common areas is handled by the condominium and proceeds of casualties of the common areas are held by the condominium. In the event of a condemnation affecting substantially all of the condominium, the association represents the unit owners in negotiations and condemnation awards are used to pay for the association’s reasonable costs and to restore the condominium improvements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	65	$1,455,176,062	96.6%
Leasehold	2	51,837,837	3.4
Total	67	$1,507,013,899	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to the Marina Heights State Farm Mortgage Loan (2.7%) and Sam’s Club Atlanta Mortgage Loan (0.7%), the related Mortgaged Properties consist of ground leasehold interests.

With respect to the Marina Heights State Farm Mortgage Loan (2.7%), the related ground lease requires the consent of the ground lessor, the Arizona Board of Regents on behalf of Arizona State University, to any transfer by the ground lessee of the ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. The ground lease provides that the ground lessee may mortgage the ground leasehold interest without the ground lessor’s approval, that a mortgagee may enforce its lien and acquire title to the ground leasehold estate, and that upon foreclosure of its lien or acquisition of the ground leasehold estate by deed in lieu of foreclosure, the mortgagee may, upon notice to the ground lessor, but without its consent, sell and assign the ground leasehold estate. However, the obligation to obtain the ground lessor’s consent to any transfer would continue to apply to any transfer thereafter, which could impede the marketability of the ground leasehold estate.

With respect to the Sam’s Club Atlanta Mortgage Loan (0.7%), the related ground lease does not include a merger clause, which restricts the merging of the fee and leasehold estates without the consent of the leasehold mortgagee, but the related Mortgage Loan documents prohibit the borrower from acquiring the fee interest in the Mortgaged Property without the lender’s consent. The ground lease allows for amendments to the lease without the lender’s consent, but the related Mortgage Loan documents prohibit the borrower from amending the ground lease without the lender’s consent. In addition, the ground lease for the Sam’s Club Atlanta Mortgaged Property expires on July 10, 2025, which is not more than 20 years beyond the stated maturity date of the Mortgage Loan, but the borrower has three additional renewal options of ten years each, and each such renewal option will be automatically exercised unless the borrower elects not to exercise such option.

In regards to ground leases, see representation and warranty number 36 in Annex D, representation and warranty number 35 in Annex E and representation and warranty number 35 in Annex F and the identified exceptions to those representations and warranties in the related Annexes. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to the Marina Heights State Farm Mortgage Loan (2.7%).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than sixteen (16) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Central Park of Lisle Mortgage Loan (5.3%), an environmental impairment liability policy issued by Admiral Insurance Company is in place with respect to such Mortgaged Property. The policy includes a $10,000,000 per claim and aggregate limit of liability and $25,000 deductible for a term of eight years and names the related lender as an additional insured. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

●	With respect to the Apple Campus 3 Mortgage Loan (4.5%), the Phase I environmental site assessment identified certain recognized environmental conditions that existed prior to the Apple Campus 3 improvements being developed. Arsenic and pesticides in soil were the subject of significant site-wide excavation and an ongoing site management plan prepared in November 2017. On-site TCE in soil-gas above commercial screening level were the subject of a vapor-intrusion mitigation system and solvent-resistant vapor barrier and passive vapor venting pipes and the construction of the office building with office levels over open-deck parking levels. Finally, the Phase I identified that the Mortgaged Property is in an area of historical industrial use associated with semiconductor and electronics manufacturing since the 1960s, and which is subject to groundwater contaminants, including various volatile organic compounds, primarily TCE, for which responsible parties have been identified and deemed to have adequate financial wherewithal to address the issues. The loan documents require compliance with the November 2017 site management plan and ongoing maintenance of the vapor intrusion mitigation system, among other things.

●	With respect to the BlueLinx Portfolio Mortgage Loan, the ESA reports related to the Mortgaged Properties identified as BlueLinx Butner and BlueLinx Lawrenceville each concluded that the presence of an underground storage tank (each a “UST”) installed in 1996 was a REC. These findings were each based on the potential for overfills, spills and releases during the life of the USTs, and professional judgments that USTs are increasingly likely to release petroleum products as they age. A Phase II investigation to sample and analyze soil and groundwater in the vicinity of each UST was conducted for each related Mortgaged Property. The Phase II reports provided for the BlueLinx Butner and BlueLinx Lawrenceville Mortgaged Properties recommended that the borrower conduct further sampling and testing due to the environmental consulting firm’s inability to obtain data believed necessary for reaching a conclusion with respect to the presence or absence of releases. At origination, the borrower reserved approximately 125% of the estimated costs for further investigation and the potential decommissioning of the USTs. In the event that such funds are insufficient, the Mortgage Loan documents require the borrower to provide additional funds in an amount that results in the total funds reserved equaling approximately 125% of the estimated cost to complete any required remediation.

●	With respect to the Two Harbor Point Square Mortgage Loan (1.6%), the Phase I ESA identifies as a controlled recognized environmental condition (“CREC”) impacts to soil and groundwater associated with historical activities conducted on site by Connecticut Light & Power (“CL&P”). According to the Phase I ESA, the Mortgaged Property is part of a larger, 25-acre property historically owned and occupied by CL&P, and historically operated as a coal-gas plant, a carbureted water-gas plant, a coal carbonization plant, an electric generating station, a welding shop and automobile garages, among other things. The former CL&P property has undergone extensive environmental investigation since 1985, which identified impacts to soil and groundwater associated with historic on-site activities. In 2005, during the transfer of ownership of the larger CL&P property, including the Mortgaged Property, the property was deemed an “establishment” subject to the provisions of the Connecticut Transfer Act, under which the Connecticut Department of Energy & Environmental Protection (“CTDEEP”) retained regulatory oversight. CTDEEP later certified the larger property as a Brownfield site. Extensive remediation has since been conducted at the former CL&P property, including the land under the Mortgaged Property. On March 30, 2016, an environmental land use restriction (“ELUR”) was filed with the City of Stamford for the former CL&P 25-acre property. The ELUR prevents the disturbance of the engineered controls, including vapor barriers and a sub-slab ventilation system, established at the former CL&P 25-acre property, and requires post-remediation groundwater monitoring at the overall 25-acre property to evaluate the effectiveness of the engineered controls. Given the extensive investigation and remediation conducted at the larger CL&P property, including the Mortgaged Property, and the engineering and institutional controls placed on the larger property, including the Mortgaged Property, the Phase I ESA consultant determined that the known impacts to soil and groundwater at the site did not warrant any additional investigation. However, the Phase I ESA consultant recommended the periodic review of monitoring data for the former CL&P facility as a best management practice. Pursuant to the related environmental indemnity, the borrower and the guarantor are required to perform all maintenance work with respect to the engineered controls placed over impacted soil at the Mortgaged Property.

●	With respect to the Beacon - Criterion Mortgage Loan (0.9%), Beacon - Mercury / Garage Mortgage Loan (0.5%) and Beacon - Tower Mortgage Loan (0.3%), according to a review of historical sources, each related Mortgaged Property (other than the Mercury portion of the Beacon - Mercury / Garage Mortgaged Property) was formerly part of a larger parcel of land (the “Parent Parcel”), which included the entire Jersey City Medical Center facility. According to a review of available New Jersey Department of Environmental Protection (“NJDEP”) information, a release of fuel oil occurred in 1989 from a former underground storage tank (“UST”). The ESA indicates that several USTs were removed from the Parent Parcel in 2012, during which removal a large amount of petroleum impacted soils were removed. Post-excavation sampling reportedly did not identify the presence of further impacts relating to the USTs; however, the presence of historic fill material was identified. The remedial strategy for the historic fill at the Mortgaged Properties and adjoining impacted parcels included engineering controls, consisting of concrete floors, landscaping and pavement to encapsulate the urban fill, and the implementation of institutional controls. Based on the regulatory closure with institutional and engineering controls, the presence of impacts associated with historic fill onsite is considered a controlled recognized environmental condition. Accordingly, the ESA has recommended continual implementation of the engineering and institutional controls established for the property in accordance with applicable regulations.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (4.0%), the borrowers are required to deposit into a reserve account held by the lender (the “Rochester Hotel Renovation Reserve”) on each monthly payment date for the first 30 monthly payment dates an amount equal to (i) $500,000 plus (ii) the amount that would have been required to be deposited into the furniture, fixtures and equipment reserve for the Kahler Grand Mortgaged Property (1.4%) and the Kahler Inn & Suites Mortgaged Property (0.6%) on such date to fund renovation work at the Kahler Grand Mortgaged Property and the Kahler Inn and Suites Mortgaged Property (which is generally equal to 5% of the projected rents for the prior month, excluding income from retail leases, as set forth in the approved annual budget). The borrowers are required to submit a final renovation budget and scope of all renovation work (plus a detailed scope of work, schedule, budget and plans (if applicable) for at least the first component to be commenced) for lender approval within 12 months after the loan origination date and are required to commence at least one of the components no later than 15 months after the loan origination date. Thereafter, the borrowers are required to submit a detailed scope of work, schedule, budget and plans (if applicable) for each component prior to commencement for lender approval. The renovation work is anticipated to include eight distinct components, consisting of the (i) Kahler Grand towers rooms renovation, (ii) the Kahler Grand regular rooms renovation, (iii) Kahler Grand bathroom renovation, (iv) Kahler Grand exterior work and lobby upgrades, (v) the Kahler Grand extended stay room conversions (converting approximately 140 rooms into approximately 66 extended stay rooms), (vi) the Kahler Grand ADA room conversions (converting approximately 44 rooms into approximately 18 ADA-compliant rooms), (vii) the Kahler Inn & Suites room renovations and (viii) the Kahler Grand and Kahler Inn & Suites public space renovation. The foregoing items (i)-(iv) are required to be completed within 36 months of the loan origination date and the remaining restoration work is required to be completed within 54 months of the loan origination date. In order for the borrowers to commence renovation work on any one component, the Rochester Hotel Renovation Reserve is required to be funded with at least 110% (115% in the case of each room conversion project) of the budgeted amount for such component (plus 110% (or 115% in the case of each room conversion project) of the remaining budgeted amounts for all components for which renovation work is then being performed). At any time the Rochester Hotel Renovation Reserve balance does not equal at least 110% (115% in the case of each room conversion project) of the remaining budgeted amounts for all components for which renovation work is then being performed, all excess cash flow is required to be swept until sufficient excess cash flow has been deposited into the Rochester Hotel Renovation Reserve to equal or exceed the foregoing required amount. In addition, within 60 days after notice from the lender that the Rochester Hotel Renovation Reserve balance is less than 100% of the budgeted amounts for all components for which renovation work is then being performed), the borrowers are required to deposit the shortfall into the Rochester Hotel Renovation Reserve. Failure to make such deposit will result in an event of default.

The preliminary proposed renovation scope identified in the loan agreement for the Rochester Hotel Portfolio Mortgage Loan is general in nature, and has a preliminary proposed budget of approximately $18.6 million. The borrowers are not required to adhere to such preliminary scope of work (or any of its separate components) or preliminary proposed budget, in submitting a proposed work scope and budget to the lender; however, such proposed work scope and budget are subject to lender’s reasonable approval (or, to the extent the proposed scope of work reflects a reduction from the preliminary scope of work, the lender’s approval in its sole discretion; provided that if the borrowers determine not to proceed with the extended stay or ADA room conversions, they are required to submit an alternate renovation scope of work for the rooms that would have been converted, which is subject to the lender’s reasonable approval). Because the final scope of renovation work has not been identified or escrowed for at loan closing, we cannot assure you of what the scope of work will consist of, what the budget will be, whether the reserve will be funded as required, or whether the required monthly payments or any excess cash flow sweep will be sufficient to fund the renovation work.

●	With respect to the InterContinental San Francisco Mortgage Loan (4.0%), soon after the related Mortgaged Property opened in 2008, an issue was noted on some of the insulated glass units (“IGU”) comprising the glass exterior or “curtainwall” of the Mortgaged Property, relating to a run down within the air space of the primary polyisobutylene (“PIB”) gray seal that occurs between the outer and inner pane of glass along the spacer.

In connection with origination of the Mortgage Loan, a consulting firm was engaged to review and make recommendations as it relates to the glass curtainwall issues at the Mortgaged Property. Following a limited review of the glass installed on the building, the consultant determined that there was no reasonable risk of any glass plate falling from the building as a condition associated with the issues in reference. However, the borrower is required to replace all glass on floors one through six, which is estimated by the consultant to cost approximately $6.9 million. At loan origination, $10,000,000 was reserved in a lender-controlled reserve account, which represents over 140% of the consultant’s $6.9 million estimated cost to replace the glass exterior on floors one through six. Such replacement is required to be completed on or prior to August 22, 2019.

The consultant also recommended the borrower monitor the remaining glass at the Mortgaged Property. On or about each of December 6, 2019, June 6, 2022, December 6, 2024 and June 6, 2027, the borrower is required under the loan documents to engage a consulting firm selected by the lender in its reasonable discretion to complete an inspection and issue a report. The borrower will be required to replace any glass identified in the report as needing to be replaced within 120 days after notice of the same from the lender, which may be extended by the lender, in the lender’s reasonable discretion. Failure to complete the glass replacement within the time frame outlined in the loan documents (beyond applicable notice and cure periods), will be an event of default under the Mortgage Loan documents. We cannot assure you that all issues related to the glass curtainwall were identified, or that additional issues will not arise in the future. According to the consultant’s report, the PIB seal is essential to the IGU; any break in the seal can lead to condensation, fogging and other degradation of the IGUs. The consultant’s report recommended that if any IGU is found have failed (i.e. fogged) then each pane of glass demonstrating this type of failure be replaced. If it were determined that all glass above level six requires replacement, the consultant’s report estimated the total cost at $25,000,000. Such cost has not been escrowed.

●	With respect to the Sentinel Square II Mortgage Loan (3.8%), at loan closing, the seller of the Mortgaged Property (“Seller”) deposited $6,709,145.31 (the “Escrow Funds”) into escrow with a title company (the “Escrow Agent”) pursuant to an escrow agreement by and among the Escrow Agent, the Seller and the borrower (the “Escrow Agreement”), which Escrow Funds may be disbursed from escrow to pay for: (i) the cost of certain tenant improvement work at the Mortgaged Property that has been completed but not yet invoiced or paid for, (ii) the amount due and owing to the Seller’s construction manager for construction management fees, (iii) the cost of the remaining punchlist items (as of the closing) that are required to be completed by the landlord pursuant to the terms of the District of Columbia lease and (iv) the amount needed to pay for all costs and expenses the Seller may incur in order to cause the delivery of certain certifications that were required under a lease at the Mortgaged Property. Because such funds are not held under the loan agreement (because all of the funds were provided by the Seller and there is no provision under the Escrow Agreement for any such funds to be disbursed to the borrower), the lender does not have the same rights or control with respect to such funds that it would have if such funds were loan reserves. In particular, such funds may be used only for the purpose specified in the Escrow Agreement, and may not be applied to repay the Mortgage Loan upon an event of default.

●	With respect to the Hotel Indigo & Austin Mortgage Loan (3.0%), pursuant to the license agreements between InterContinental Hotels Group and the borrower, the licensor requires the borrower to complete a PIP after the acquisition of the Mortgaged Property, which must be completed by January 1, 2019. At origination, the borrower reserved $300,000 for the estimated cost of such PIP. The borrower’s failure to complete the PIP work by the deadline specified under the related franchise agreement constitutes a breach and may result in early termination of the franchise agreement. In addition, at origination a reserve of $2.7 million was established for proposed capital work to the site, structure, building, interiors, plumbing, HVAC, acoustics, public areas and other renovations, which the borrower has indicated it currently anticipates to begin in the spring of 2018 and to be completed by the end of summer 2018. Such $2.7 million of capital work was taken into account in determining Appraised Value, as set forth under “—Appraised Value” herein. However, such work is discretionary, and the borrower is not required to complete the work in any particular time frame, or at all, and may revise its scope and identity with the lender’s reasonable consent.

●	With respect to the Towers at University Town Center Mortgage Loan (1.0%), the borrower is required to complete an elective capital improvement plan, which includes upgrades to, among other things, furniture, clubhouse and amenities and appliances, within 24 months following the origination of the Mortgage Loan. In connection with such renovations, the borrower reserved $5,083,948 on the origination date.

●	With respect to the Fairfield Portfolio Mortgage Loan (1.0%), the related borrowers are required to complete franchisor required acquisition PIPs with respect to the two related Mortgaged Properties, which include renovations to the property exterior, public areas and guestrooms, which are required to be completed on dates ranging from June 2018 to April 2021 in the case of the Fairfield Inn & Suites Greensboro and June 2018 to August 2019 in the case of the Fairfield Inn & Suites High Point. At origination, the borrowers reserved $1,834,176 for the estimated aggregate cost of such PIPs. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreements constitutes a breach and may result in early termination of the franchise agreements.

●	With respect to the Hampton Inn Albuquerque University Mortgage Loan (0.6%), the related franchise agreement requires a PIP for a comprehensive renovation of the Mortgaged Property to be completed no later than the specific dates set forth in the franchise agreement. The PIP includes renovations and upgrades to the corridors, elevators, entrances, meeting rooms, pool area and guest rooms and bathrooms. All items under the PIP are required to be completed by November 2019. The borrower’s failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach and may result in early termination of the franchise agreement. The borrower was required to reserve $2,000,000 at origination of the Mortgage Loan.

●	With respect to the Holiday Inn Express Glenwood Springs Aspen Area Mortgage Loan (0.3%), the related franchise agreement requires a PIP for the Mortgaged Property, which is required to be completed no later than the specific dates set forth in the franchise agreement. The PIP includes renovations and upgrades to renovate the lobby, elevators and guest rooms. The franchise agreement requires the guest room renovations to be completed by June 2, 2018 and the remaining renovations to be completed by December 2, 2018. The borrower’s failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach and may result in early termination of the franchise agreement. The borrower was required to reserve $1,450,000 at origination of the Mortgage Loan in connection with the PIP.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within six (6) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within sixteen (16) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes —Physical Assessment Report” and “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D, representation and warranty number 25 in Annex E and representation and warranty number 25 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

With respect to the Rochester Hotel Portfolio Mortgage Loan (4.0%), the borrowers, through their hotel management company (the “Agent”), employ employees who are members of UNITE HERE Local 21, AFL-CIO (the “Union”). The borrowers are ultimately liable for certain unfair labor practice charges filed by the Union, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (“NLRB”). These charges relate to the Agent’s conduct, on behalf of the borrowers, in negotiations with the Union for a new collective bargaining agreement (“CBA”) and the subsequent unilateral implementation in May 2016 of the borrowers’ contract proposals upon impasse (the “Impasse CBA”). The Impasse CBA has resulted in savings to the borrowers estimated by them to total approximately $575,000 from implementation through August 2017, related primarily to lower overtime payments, banquet service charges, vacation payouts, and base wage freezes. Accordingly, if the Impasse CBA were to be rescinded, it is anticipated that cash flow available to pay the Mortgage Loan could be reduced by approximately such amount or more for each year during the term of the Mortgage Loan that a CBA similar to the original CBA, rather than the Impasse CBA, were to be in effect. The administrative law judges in the NLRB cases each determined that the Agent, on behalf of the borrowers, had violated the National Labor Relations Act by bargaining in bad faith. The administrative law judge in the second case further held that the employer had improperly implemented its impasse CBA before impasse had been reached, and he ordered the parties to resume negotiations and directed the employer to rescind the unilateral changes they had implemented and to make the employees whole for any lost wages or benefits. The two cases are pending on appeal before the NLRB. A number of further appeals are available in the event that the NLRB rules in favor of the Union; therefore the timing of the final determination of these cases is uncertain. The rescission of the Impasse CBA and the reinstatement of the prior CBA, which included higher wages and benefits, and/or the requirement to make employees whole for lost wages or benefits (which would include interest thereon and any additional expenses they have incurred as a result of the unilateral changes), may result in substantial costs to the borrowers.

With respect to the Towers at University Town Center Mortgage Loan (1.0%), the related non-recourse carveout guarantor and an indirect owner of the borrower are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other claims, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third party property manager. In addition, the guarantor is a defendant in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex.  The case is currently under review by the insurance companies and is expected to be sent to arbitration.  Based on discussions with the borrower and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.

With respect to the 564 6th Street Mortgage Loan (0.6%), James P. Previti, who is a principal of the borrower and is the trustee of The James P. Previti Family Trust, which indirectly owns the entity that is the related non-recourse carveout guarantor, was a sponsor and owner of entities that filed for Chapter 11 bankruptcy (subsequently converted to Chapter 7) in 2008. Mr. Previti and certain affiliates were subsequently sued by the Chapter 7 trustee. Twenty-seven cases relating to such matter were filed by the trustee in 2009 and 2010, of which 24 have been dismissed and three are pending. Mr. Previti, along with Empire Partners, Inc., which is a co-general partner of the guarantor entity, are among the defendants in the litigation. The three pending cases allege, among other claims, preferential transfers and fraudulent conveyances by certain of the entities owned by Mr. Previti. The original complaints sought substantial damages and avoidance of transfers in a substantial aggregate dollar value. The borrower sponsor has indicated that any liability is expected to be below the amount claimed and that settlement discussions have taken place with respect to such cases. However, there is no assurance as to whether a settlement will be entered into or as to the ultimate amount of liability to Mr. Previti or other defendants. In addition, Mr. Previti voluntarily surrendered his real estate license in 2010 in connection with a regulatory matter in which it was alleged that sales agents working under his license altered approved subdivision reports.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Central Park of Lisle Mortgage Loan (5.3%), BlueLinx Portfolio Mortgage Loan (2.8%), Lehigh Valley Mall Mortgage Loan (2.3%), Atrium Center Mortgage Loan (2.3%), 32 East Shopping Center Mortgage Loan (1.4%), Towers at University Town Center Mortgage Loan (1.0%), Village Green of Waterford Mortgage Loan (1.6%), 564 6th Street Mortgage Loan (0.6%) and Steeplechase Plaza Mortgage Loan (0.5%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Central Park of Lisle Mortgage Loan (5.3%), the guarantor disclosed a foreclosure of an office complex in Illinois in 2010 for which the guarantor was a minority owner and served as the property manager. The guarantor also disclosed a deed-in-lieu of foreclosure in 2010 of an office property, for which the guarantor was a minority owner and the property manager, after a major tenant vacated the property.

●	With respect to the BlueLinx Portfolio Mortgage Loan (2.8%), the related sponsors have disclosed several foreclosures of unrelated industrial properties in 2013 and 2014. The related sponsors also disclosed instances of discounted payoffs, including on a residential property in 2009 and two single-story office buildings in 2012. An additional loan secured by three buildings and guaranteed by one of the related sponsors had foreclosure proceedings commenced in 2016, after which a loan modification was negotiated. In addition, the Mortgage Loan was used to acquire the Mortgaged Properties in a sale-leaseback transaction. The existing loan that was paid off by the related Mortgage Loan had been modified to extend the maturity date thereof and was in special servicing at the time of the related borrower’s acquisition of the Mortgaged Properties. There was ultimately no loss on the previous mortgage loan in connection with the foregoing.

Thirty-one (31) Mortgage Loans (54.3%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Twenty-four (24) Mortgage Loans (42.9%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

One (1) Mortgage Loan (2.3%) was originated in connection with the borrower’s recapitalization.

One (1) Mortgage Loan (0.5%) was originated in connection with the borrower’s refinancing of a previous mortgage loan and acquisition of the related Mortgaged Properties recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Three (3) Mortgaged Properties (8.5%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	Thirteen (13) Mortgaged Properties (16.9%) are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or Anticipated Repayment Date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
600 Clipper	3.6%	12/31/2025	1/1/2028
Sam’s Club Atlanta	0.7%	5/31/2026	1/6/2028
564 6th Street	0.6%	6/30/2026	1/6/2028
5657 Copley Drive	0.3%	2/28/2025	1/6/2028

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
90 Hudson	2.0%	60.5%	2024	11/1/2027
Two Harbor Point Square	1.6%	57.0%	2022	12/6/2027

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

●	Four (4) Mortgaged Properties related to the Central Park of Lisle Mortgage Loan (5.3%), Promenade Shops at Aventura Mortgage Loan (4.6%), Worldwide Plaza Mortgage Loan (3.3%) and Atrium Center (2.3%) are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Braddock Metro Center	2.9%	Alexandria City School Board	26.8%	30.5%
Sentinel Square II(1)	3.8%	District of Columbia	58.5%	63.1%
Gateway Plaza(2)	1.6%	State of California	25.6%	25.3%
Gateway Plaza(2)	1.6%	Department of Defense	5.4%	8.5%
Corporate Plaza(3)	1.2%	United States of America General Services Administration (IRS)	15.9%	19.6%
Corporate Plaza(3)	1.2%	United States of America General Services Administration (Secret Service)	6.7%	9.0%
564 6th Street(4)	0.6%	City and County of San Francisco	100.0%	100.0%

(1)	With respect to the Sentinel Square II Mortgage Loan, the District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

(2)	With respect to the Gateway Plaza Mortgage Loan, the State of California may terminate its lease at any time and the Department of Defense may terminate its lease at any time effective after August 26, 2022.

(3)	With respect to the Corporate Plaza Mortgage Loan, the United States of America General Services Administration (IRS) has the right to terminate its lease at any time, effective September 16, 2021, by providing not less than 90 days written notice to the related lessor, and the United States of America General Services Administration (Secret Service) has the right to terminate its lease at any time on or after September 30, 2018, by providing at least 90 days written notice to the related lessor.

(4)	With respect to the 564 6th Street Mortgage Loan, the City and County of San Francisco may terminate its lease if sufficient funds are not appropriated for the payment of rent or other payments under the lease.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the Central Park of Lisle Mortgage Loan (5.3%), the second largest tenant, CA Technologies, which accounts for approximately 10.5% of the net rentable square feet at the related Mortgaged Property, subleases approximately 15.3% of its leased space to Chicago Tribune Company, LLC pursuant to a sublease with approximately the same rent as under the direct lease and with an expiration date of March 31, 2020. Chicago Tribune Company, LLC sub-leases the entirety of its space to HCL America, Inc. through March 31, 2020.

●	With respect to the Apple Campus 3 Mortgage Loan (4.5%), the sole tenant has taken possession but is currently building out its space and has abated base rent for (i) Phase I (Building A, Building B, the Amenities Building and the 7-story parking garage) through and including December 2018 and (ii) Phase II (Building C and any remaining surface parking) through and including May 2019. Commencing March 2018, the tenant will be required to pay reimbursements for utilities, operating expenses, taxes and insurance for both Phase I and Phase II. All outstanding free rent, tenant improvements and leasing commissions were reserved for at loan origination.

●	With respect to the Sentinel Square II Mortgage Loan (3.8%), which is leased to two tenants, the larger of the two tenants, District of Columbia, which leases 164,110 square feet (58.5% of the total NRA) took occupancy of its space in January 2018 and is in a free rent period through February 2019, all of which free rent has been reserved for. The second largest tenant, Federal Election Commission (“FEC”), which leases 35.6% of the NRA, is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement. Such allowance has been reserved in full.

●	With respect to the 600 Clipper Mortgage Loan (3.6%), the sole tenant, Volkswagen Group of America, has reduced rent in the following amounts: (i) approximately $321,515 for the months of February 2018 through July 2018; (ii) $219,090 for the months of August 2018 through January 2019; (iii) approximately $77,138 for the months of February 2019 through January 2020; and (iv) approximately $75,150 for the months of February 2020 through January 2021. At origination, the borrower reserved approximately $5,071,085 for the reduced rent periods. In addition, pursuant to the lease amendment dated June 2016, as further amended from time to time, the tenant is required to expand its leased premises to comprise the entire Mortgaged Property with the final portion of such expansion space covering approximately 41,239 square feet set to commence no later than August 1, 2018.

●	With respect to the Worldwide Plaza Mortgage Loan (3.3%), the second largest tenant, Cravath, Swaine & Moore LLP, which leases 617,135 square feet, subleases approximately 34,210 square feet of its space to McCarter & English LLP and approximately 29,688 square feet of its space to AMA Consulting Engineers, P.C.

●	With respect to the 64 Wooster Street Mortgage Loan (3.2%), the second largest tenant, Harbinger Group, which leases 12,000 square feet (21.6% of the total NRA), subleases (i) half of its space, constituting the entirety of the second floor, to TodayTix, Inc., and (ii) the other half of its space, constituting the entirety of the third floor, to Keystone Strategy, LLC.

●	With respect to the Braddock Metro Center Mortgage Loan (2.9%), the largest tenant, GSA (United States Department of Agriculture), which represents approximately 41.5% of the net rentable square feet at the related Mortgaged Property, has executed a lease (“USDA Lease”) but is not expected to take occupancy and commence paying rent until June 1, 2018. In addition, at origination of the Mortgage Loan, the lender reserved approximately $27,805,730 with respect to the related borrower’s obligations under the USDA Lease, including: (i) $1,432,027 in “gap” rent, (ii) $18,802,127 for a tenant improvement allowance ($6,351,075 of such amount may be applied toward the tenant’s rent obligations during the first eighteen (18) months of the term of the USDA Lease), (iii) $6,930,119 for the cost of the demolition of certain existing improvements, and (iv) $641,456 for leasing commissions.

●	With respect to the BlueLinx Portfolio Mortgage Loan (2.8%), with respect to the Butner Mortgaged Property, the single tenant, BlueLinx Corporation, subleased 104,000 square feet of space to Cormetech, Inc., pursuant to a sublease expiring in October 2021. With respect to the Frederick Mortgaged Property, the single tenant BlueLinx Corporation subleased 100,000 square feet to Carter-Jones Lumber pursuant to a sublease expiring on June 30, 2024.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Apple Campus 3 Mortgage Loan (4.5%), Rochester Hotel Portfolio Mortgage Loan (4.0%), InterContinental San Francisco Mortgage Loan (4.0%), Worldwide Plaza Mortgage Loan (3.3%), Hotel Indigo & Austin Mortgage Loan (3.0%), 599 Broadway Mortgage Loan (2.7%), Lehigh Valley Mall Mortgage Loan (2.3%), Marriott Charlotte City Center Mortgage Loan (2.0%), Residence Inn Augusta (1.2%), Fairfield Portfolio Mortgage Loan (1.0%), Sam’s Club Atlanta Mortgage Loan (0.7%) and WAG Lawrenceville Mortgage Loan (0.2%) certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants at the 15 largest Mortgage Loans:

●	With respect to the Central Park of Lisle Mortgage Loan (5.3%) and BlueLinx Portfolio Mortgage Loan (2.8%), the Mortgaged Property is master leased to a master lessee to accommodate a Shari’ah compliant structure for the Mortgage Loan, and the master lessee has a purchase option for the related Mortgaged Property under the master lease documents, which may only be exercised upon a payoff of the Mortgage Loan. The master lessee’s rights under the master lease documents are subordinate to the Mortgage Loan.

●	With respect to the Apple Campus 3 Mortgage Loan (4.5%), the sole tenant (Apple) has an ongoing right of first offer (“ROFO”) to purchase the Mortgaged Property if the borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the Mortgage Loan.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (4.0%), as to each of the Rochester Marriott (1.5%) and Residence Inn Rochester Mortgaged Properties (0.4%), the related franchisor, Marriott International, Inc., in the case of a transfer to the franchisor’s competitor of (i) the Mortgaged Property, (ii) the borrower’s interest in the franchise agreement or (iii) an ownership interest in the borrower or its control affiliate, may do any of the following: (1) acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease for cash); (2) if the proposed transfer is a purchase or lease of all or a portion of the ownership interests or the assets (including the Mortgaged Property) of borrower or its control affiliate, or a merger with or into borrower or its control affiliate, or the acquisition of borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, purchase or lease the Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to by the parties; (3) place the borrower in default and give notice of its intent to terminate the franchise agreement; or (4) consent to such transfer, on such terms as it may require, in its sole discretion. Such rights will apply to a foreclosure sale, or deed-in-lieu of foreclosure of the related Mortgaged Property and/or a subsequent sale by the issuing entity, to the extent they result in the transfer of such Mortgaged Property to a competitor of the franchisor.

●	With respect to the InterContinental San Francisco Mortgage Loan (4.0%), pursuant to the management agreement between the borrower and the hotel manager, IHG Management

(Maryland) LLC, which is an affiliate of the borrower, the hotel manager has a right of first refusal with respect to any bona fide third party offer to purchase the Mortgaged Property received by the borrower. Such right of first refusal does not apply to a foreclosure or other exercise of remedies by the lender, but would apply to a subsequent transfer.

●	With respect to the Worldwide Plaza Mortgage Loan (3.3%), if the borrower desires to sell the office building included in the Mortgaged Property or to transfer all the equity interests in borrower, to a third party, the largest tenant, Nomura Holding America Inc. (“Nomura”), has a right of first refusal under its lease to purchase the office building or such equity interests, so long as it is leasing at least 750,000 square feet (it currently leases 819,906 square feet). Such right of first refusal expires 24 months prior to the then current expiration date of the Nomura lease (which is currently September 30, 2033) or upon any earlier termination of such lease. Under the terms of the Nomura lease such right of first offer does not apply to a foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to a mortgage, and the initial sale by any party acquiring the landlord’s interest in the office building after any such foreclosure, sale in lieu of foreclosure or other exercise of remedies.

●	With respect to the Hotel Indigo & Austin Mortgaged Property (3.0%), Holiday Hospitality Franchising, LLC (the “Licensor”) has a right of first refusal under its license agreement with the borrower (the “License Agreement”) to purchase the Hotel Indigo portion of the Mortgaged Property (the “Hotel Indigo”), including all or a portion of the Hotel Indigo, or the right, in any form other than a bona fide debt instrument, to receive income from the Hotel Indigo. The Licensor has agreed that such right of first refusal will not be triggered by a foreclosure, deed-in-lieu thereof or other consensual transfer of the Hotel Indigo to the lender. In addition, the Licensor has agreed that no right of first refusal will apply to the first sale or other transfer following such a foreclosure, deed-in-lieu thereof or other consensual transfer as long as such sale or transfer is conducted in accordance with the terms of the License Agreement, and the Hotel Indigo remains subject to a license agreement with Licensor following any such sale or transfer.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, nine (9) Mortgaged Properties related to the Apple Campus 3 Mortgage Loan (4.5%), InterContinental San Francisco Mortgage Loan (4.0%), The Woods Mortgage Loan (3.8%), 600 Clipper Mortgage Loan (3.6%), Red Building Mortgage Loan (2.7%),

Gateway Plaza Mortgage Loan (1.6%), 220 Northwest 8th Avenue Mortgage Loan (1.3%), 564 6th Street Mortgage Loan (0.6%) and 5657 Copley Drive Mortgage Loan (0.3%), are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of the forty-four Mortgage Loans (78.3%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Promenade Shops at Aventura Mortgage Loan (4.6%), the related borrower may rely on the property insurance of its largest tenant, Marshalls, with respect to its respective leased premises, provided such tenant provides third party insurance that satisfies the lender’s insurance requirements: (i) that such coverages are acceptable to the lender in its sole and absolute discretion, (ii) the lease is in full force and effect, (iii) there has been no material reduction in the credit rating of TJX Companies Inc. and (iv) the tenant is obligated per the terms of its lease to rebuild and/or repair that portion.

●	With respect to the Marina Heights State Farm Mortgage Loan (2.7%), the sole tenant, State Farm Mutual Automobile Insurance Company, may be the insurance provider, so long as it meets the requirements regarding insurance providers and policies set forth in the loan documents.

●	With respect to Sam’s Club Mortgage Loan (0.7%), the related borrower’s requirement to maintain all risk, builder’s risk, boiler/machinery, flood, and earthquake insurance (in each case, to the extent applicable) under and consistent with the requirements of the Mortgage Loan documents is suspended so long as (i) the lease with single tenant Sam’s Club is in full force and effect and no default exists thereunder, (ii) Sam’s Club or the guarantor under the lease remains fully liable for the obligations of such lease and maintains a rating from S&P of at least BBB, (iii) Sam’s Club maintains, through self-insurance or otherwise, the insurance required to be maintained under the Sam’s Club lease, (iv) the related lender is named an additional insured under the insurance policies or self-insurance under the Sam’s Club lease, and (v) the borrower has provided the related lender with evidence that the insurance required under clauses (iii) and (iv) above is maintained.

●	With respect to the Hotel Indigo & Austin Mortgage Loan (3.0%), the related borrower may rely on the blanket insurance program maintained by the property manager.

●	With respect to the WAG Lawrenceville Mortgage Loan (0.2%), the related borrower’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally waived provided that (A) the lease of the single tenant at the respective Mortgaged Property is in full force and effect with no defaults beyond any notice and cure periods, (B) the single tenant maintains a rating of “BBB” or better by S&P, and (C) the respective single tenant maintains the insurance required under the related tenant’s lease (which may be self-insurance) and delivers evidence of the same to the lender.

●	With respect to the Rite Aid Johnstown Mortgage Loan (0.2%), the related borrower’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally waived provided that (A) the lease of the single tenant at the respective Mortgaged Property is in full force and effect with no defaults beyond any notice and cure periods, (B) the single tenant maintains a rating of “BBB” or better by S&P, and (C) the respective single tenant maintains the insurance required under the related tenant’s lease (which may be self-insurance) and delivers evidence of the same to the lender.

See representation and warranty number 18 in Annex D, representation and warranty number 17 in Annex E and representation and warranty number 17 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D, representation and warranty number 30 in Annex E and representation and warranty number 30 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 599 Broadway Mortgage Loan (2.7%), the Mortgaged Property is located in the SoHo Cast Iron Historic District in New York City. The SoHo Cast Iron Historic District was designated by the New York City Landmarks Preservation Commission in 1978, and the Mortgaged Property is also listed on the National Register of Historic Places and was declared a National Historic Landmark. Permits for certain types of alterations, reconstructions, demolitions or new construction affecting the Mortgaged Property require the approval of the NYC Landmarks Preservation Commission.

●	With respect to the Two Harbor Point Square Mortgage Loan (1.6%), the Mortgaged Property is subject to a recorded Environmental Land Use Restriction which prohibits disturbance of the engineered controls and demolition or construction on parts of the Mortgaged Property without first obtaining a release from the Connecticut Department of Energy & Environmental Protection. See “Environmental Considerations” above.

●	With respect to the 220 Northwest 8th Avenue Mortgage Loan (1.3%), the Mortgaged Property (which was previously owned by the United States and operated as the United States Custom House) is a landmark listed on the National Register of Historic Places (the “Register”) and as a City of Portland Landmark. Accordingly, it is subject to recorded historic preservation covenants that require the property owner, among other requirements (i) to preserve, maintain and rehabilitate the Mortgaged Property in accordance with the recommended approaches in the Secretary of the Interior’s Standards for the Treatment of Historic Properties, in particular with respect to the “character defining features, spaces, materials, finishes, construction techniques and examples of craftsmanship that make the Mortgaged Property eligible for inclusion in” the Register; and (ii) to obtain the permission of the Oregon State Historic Preservation Officer for any construction, alteration, remodeling or other work to specified zones of the Mortgaged Property, with the primary areas of concern being the building exterior, including courtyard, the vestibule and main stair, and lobbies and marble restrooms on floors 1-4. In addition, the recorded covenants also require the property owner to maintain on display at its current location an approximately 12 foot high and eight foot wide wood and art glass architectural art work by James Fraser Carpenter, commissioned by the United States General Services Administration (“GSA”) in 1980, and, prior to conveying title to the Mortgaged Property, to first offer the art work to the GSA, and if the GSA declines, either (1) require as a condition of sale that the new owner continue to protect and maintain the art work, subject to the reversionary rights of the GSA, (2) convey the art work to a public museum or art gallery approved by the GSA, or (3) sell the art work and deliver the proceeds to the United States Treasury.

●	With respect to the BlueLinx Butner Mortgaged Property (0.4%), information obtained from the United Stated Fish and Wildlife Service indicates that the central portion of the Mortgaged Property may contain designated wetlands; however, United Stated Fish and Wildlife Service information is not officially dispositive as to wetlands determinations. As such, the related borrower is required to obtain a Wetlands Determination Letter from an independent consultant confirming that the related improvements are not built on wetlands. The related borrower was required to escrow the cost of such determination at origination of the Mortgage Loan. Land designated as wetland is subject to state and federal regulation, and construction of improvements, clearing vegetation, grading land, and other activities on wetlands may require governmental approval or permitting. If the Mortgaged Property were found to contain wetlands, the related borrower’s ability to develop the Mortgaged Property, and therefore its profitability, may be impacted.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D, representation and warranty number 25 in Annex E and representation and warranty number 25 in Annex F and the identified exceptions to those representations and warranties in the related Annexes.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Apple Campus 3(1)	4.5%	44.0%	44.0%	$773,600,000	54.4%	54.4%	$624,600,000
Sentinel Square II(2)	3.8%	59.7%	59.7%	$172,000,000	68.8%	68.8%	$149,300,000
600 Clipper(3)	3.6%	57.8%	57.8%	$94,020,000	64.3%	64.3%	$ 84,460,000
Hotel Indigo & Austin(4)	3.0%	68.2%	58.9%	$66,000,000	72.6%	62.7%	$62,000,000
Atrium Center(5)	2.3%	53.5%	53.5%	$215,000,000	62.2%	62.2%	$185,000,000
Village Green of Waterford(6)	1.6%	72.0%	63.7%	$32,800,000	79.5%	70.4%	$29,700,000
220 Northwest 8th Avenue(7)	1.3%	63.3%	57.5%	$30,800,000	64.1%	58.3%	$30,400,000
Fairfield Portfolio(8)	1.0%	64.4%	54.9%	$22,500,000	69.7%	59.4%	$20,800,000
Holiday Inn Express New Orleans(9)	0.9%	54.4%	52.0%	$23,700,000	57.1%	54.5%	$22,600,000
Hampton Inn Albuquerque University(10)	0.6%	71.8%	60.5%	$13,200,000	86.2%	72.6%	$11,000,000
Holiday Inn Express Glenwood Springs Aspen Area(11)	0.3%	59.7%	49.4%	$7,150,000	86.3%	71.3%	$4,950,000

(1)	The Appraised Value for the Apple Campus 3 Mortgaged Property reflects the “as stabilized” value, which assumes all outstanding free rent and leasing commissions have been paid and tenant improvements have been completed. All outstanding free rent, tenant improvements and leasing commissions were reserved for at the origination of the Mortgage Loan.

(2)	The Appraised Value for the Sentinel Square II Mortgaged Property reflects the “as stabilized” appraised value of the Mortgaged Property which assumes that there is no outstanding free rent, that the payment of rent has commenced and that the Mortgaged Property is leased at a stabilized occupancy. At origination, the borrower was required to reserve fully for the free rent associated with the District of Columbia and Federal Election Commission leases in the amount of approximately $18.5 million.

(3)	The Appraised Value for the 600 Clipper Mortgaged Property reflects the sum of the “hypothetical as if funded” value of $94,020,000, which assumes that approximately $9.6 million of outstanding tenant improvements, rent/expense reimbursement loss and below market rents have either been funded or escrowed. At origination, the borrower reserved $5,071,084.85 for the remaining reduced rent period under the lease of the sole tenant, Volkswagen Group of America.

(4)	The Appraised Value of the Hotel Indigo & Austin Mortgage Loan represents the “prospective upon completion” value, which assumes completion of the franchise required PIP as well as approximately $2.7 million of additional capital improvements anticipated to be made by the borrower, which the borrower has indicated it currently anticipates to begin in the spring of 2018 and to be completed by the end of summer 2018. At loan origination, the borrower reserved $300,000, which is estimated to be the cost to complete the PIP, and reserved another $2.7 million for additional capital improvements. However, such $2.7 million of additional capital improvements are not required to be made in any particular time frame or at all.

(5)	The Appraised Value for the Atrium Center Mortgaged Property reflects the sum of the “hypothetical as-is” value of the Mortgaged Property, which assumes that the largest tenant at the Mortgaged Property, the Dana Farber Cancer Institute, is in occupancy and paying full rent under its lease. At origination, the borrower reserved $21,161,047 for outstanding tenant improvements and leasing commissions and approximately $2,397,212 for outstanding rent credits, which amounts represent the full estimated remaining tenant improvement and leasing commission obligations and free or abated rent periods under the related leases.

(6)	The Appraised Value for the Village Green of Waterford Mortgaged Property reflects the “as-stabilized” appraised value of the Mortgaged Property, which assumes completion of approximately $1,836,000 of renovations in the form of unit upgrades, common area upgrades, and mechanical and structural upgrades, which are anticipated to be completed within two years of the origination of the Mortgage Loan.

(7)	The Appraised Value for the 220 Northwest 8th Avenue Mortgage Loan reflects the “as complete” appraised value, which assumes that all outstanding work related to the delivery of Phase III of the sole tenant’s space is complete. Delivery and acceptance of the Phase III space took place on November 28, 2017.

(8)	The Appraised Value of the Fairfield Portfolio Mortgaged Properties represents the “as complete” value, which assumes completion of the franchise required PIPs at the two related Mortgaged Properties. At loan origination, the borrower reserved $1,834,176, which represents 125% of the aggregate estimated cost to complete the PIPs.

(9)	The Appraised Value for the Holiday Inn Express New Orleans Mortgaged Property reflects the “when complete” appraised value of the Mortgaged Property, which assumes completion of a change-of-ownership PIP anticipated to cost approximately $192,000, to be used for upgrades and improvements to the building exterior, public areas, fitness center, guestrooms, and guest bathrooms.

(10)	The Appraised Value for the Hampton Inn Albuquerque University Mortgaged Property reflects the sum of the “prospective market value upon completion of the renovation” value of $13,200,000 as of June 1, 2018, which assumes completion of the renovations required by the current PIP. At origination, the borrower reserved $2,000,000, which is estimated to be the remaining cost to complete the PIP.

(11)	The Appraised Value for the Holiday Inn Express Glenwood Springs Aspen Area Mortgaged Property reflects the “prospective market value upon completion of the renovation” value of $7,150,000 as of October 1, 2018, which assumes completion of the renovations required by the current PIP. At origination, the borrower reserved $1,450,000, which is estimated to be the remaining cost to complete the PIP.

With respect to the Worldwide Plaza Mortgage Loan (3.3%), the “as is” appraised value of $1,740,000,000 includes separate appraised values for the office building included in the Mortgaged Property ($1,620,000,000) and the Amenity Parcel ($120,000,000). As described under “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the Worldwide Plaza Mortgage Loan,” the Amenity Parcel does not secure the Worldwide Plaza Mortgage Loan. Based solely on the appraised value of the office building, the Cut-off Date LTV Ratio and Balloon LTV Ratio of the senior notes included in the Worldwide Plaza Whole Loan, the entire Whole Loan and the combined Whole Loan and mezzanine debt are 38.0%, 58.0% and 74.1% respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D, representation and warranty number 27 in Annex E and representation and warranty number 27 in Annex F and the identified exceptions to those representations and warranties in the related Annexes for additional information.

●	With respect to the Central Park of Lisle Mortgage Loan (5.3%), the related environmental indemnity provides that, so long as the borrower maintains an environmental insurance policy complying with the provisions of the related Mortgage Loan documents, the lender will abstain from exercising any rights under the environmental indemnity until the earlier of (1) the expiration of six months after the indemnitor, indemnitee or any indemnified party thereunder has made a written claim under the environmental insurance policy, without payment by the environmental insurer, (2) if the environmental insurer has refused in writing the defense of any claim or the coverage after the indemnitor, indemnitee or any indemnified party under the environmental indemnity has made a written claim upon the environmental insurer under the environmental insurance policy or (3) such shorter time, if in the sole but commercially reasonable judgment of indemnitee, any delay would endanger any tenant or other occupant of the Mortgaged Property or their guests or the general public or may materially and adversely affect the value of the Mortgaged Property if not immediately addressed. See “—Environmental Considerations” in this prospectus.

●	With respect to the InterContinental San Francisco Mortgage Loan (4.0%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the provisions in the loan documents and the sole party to the environmental indemnity.

●	With respect to the Sentinel Square II Mortgage Loan (3.8%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the sole party to the environmental indemnity.

●	With respect to the The Woods Mortgage Loan (3.8%), the non-recourse carveout obligations are binding on the related borrower only and there is no third-party non-recourse carveout guarantor. However, both the related borrower and the related sponsor executed an environmental indemnity agreement.

●	With respect to the Worldwide Plaza Mortgage Loan (3.3%), the related guarantor is only liable up to a cap of $94,000,000 for guaranty obligations arising from a bankruptcy or similar event of the related borrowers. Moreover, with respect to certain events caused solely by a specific guarantor or group of guarantors, solely such guarantor or group of guarantors is liable, and the other guarantors are not liable therefor. In addition, recourse for fraud, misapplication or misappropriation of insurance proceeds or condemnation awards and breaches of environmental covenants is only to the related borrowers, not the guarantor, and there is no recourse for intentional misrepresentation, misappropriation of rents or physical waste. Further, there is no separate environmental indemnitor with respect to the Mortgage Loan. The Mortgaged Property is covered by the master environmental legal liability policy of one of the borrower sponsors (which also covers approximately 75 other properties owned by such borrower sponsor or its affiliates, and which may be amended to cover additional properties), issued by AIG Specialty Insurance Company (rated “A:XV” by A.M. Best, “A+” (negative outlook) by S&P and “A2” by Moody’s), generally with limits of $25,000,000 per incident and $30,000,000 in the aggregate, subject to a $1,000,000 deductible per incident. Such policy names the borrower as a named insured and the lender as a named insured with respect to the Mortgaged Property, and has an expiration date of July 10, 2019. The borrowers are required to maintain such policy in effect at all times.

●	With respect to the Marina Heights State Farm Mortgage Loan (2.7%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the sole party to the environmental indemnity.

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.3%), the aggregate liability of the non-recourse carveout guarantor under the guaranty is limited to $40,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement or preservation of its rights under the guaranty.

●	With respect to the Atrium Center Mortgage Loan (2.3%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. In lieu of having the non-recourse carveout guarantor be a party to the indemnity, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual and aggregate claim limits of $5.0 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of December 15, 2030.

●	With respect to the Beacon - Criterion (0.9%), Beacon - Hague (0.8%), Beacon - Paramount (0.6%), Beacon - Orpheum (0.5%) and Beacon - Tower (0.3%) Mortgage Loans, in each case, if the related mezzanine lender forecloses pursuant to the related intercreditor agreement between the related mortgage lender and the mezzanine lender, the replacement guarantor will not be liable for certain recourse obligations related to payment of funds owed to PNC Investment Company, LLC, the tax credit investor (“PNC”), as set forth in the Mortgage Loan documents, except to the extent such obligations arises from (i) any act for which the transferee of the equity collateral or its affiliate is liable to PNC pursuant to the indemnity delivered by such transferee or its affiliate to PNC pursuant to a certain recognition agreement to the extent that the related mortgage lender has any liability to PNC solely as a result of such transferee’s or its affiliate’s, as applicable, failure to make any payments to PNC pursuant to such indemnity, or (ii) from any foreclosure or assignment in lieu of foreclosure that, in either case, is determined in a final non-appealable judgment by a court of competent jurisdiction to have been undertaken by mezzanine lender in violation of the covenants set forth in the recognition agreement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D, representation and warranty number 41 in Annex E and representation and warranty number 41 in Annex F for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Marina Heights State Farm Mortgage Loan (2.7%), the Mortgaged Property, which consists of a leasehold interest, is exempt from real estate taxes because the ground lessor, the Arizona Board of Regents for and on behalf of Arizona State University, is a tax exempt government entity. The ground lessor has agreed in the ground lease not to transfer the Mortgaged Property to an entity that is not a tax exempt entity.

●	With respect to the 90 Hudson Mortgage Loan (2.0%), the related Mortgaged Property is subject to a payment in lieu of taxes (“PILOT”) program with Jersey City that expires in February 2020. The PILOT tax liability estimate is based on 2.0% of the total project cost as set forth in the PILOT agreement. The PILOT payments for the years 2015 through 2020 are required to be the greater of (i) $1,000,000 and (ii) 80% of the conventional real estate taxes (which was approximately $3,386,025 for the 2017 tax year, which excludes an annual administrative fee of 2.0% assessment on the appraised value of the Mortgaged Property by Jersey City). Real estate taxes without the PILOT abatement for the current tax year would be $4,232,531. The lender underwrote real estate taxes based on the abated tax payments provided by the PILOT.

●	With respect to the 32 East Shopping Center Mortgage Loan (1.4%), the redevelopment of the Mortgaged Property by the prior owner was completed in concert with the Community Reinvestment Area (“CRA”) tax incentive program from Clermont county. Beginning in 2017 and continuing for 15 years (through 2032), the beneficiary of the tax incentive will pay abated taxes of approximately $232,932 annually. The lender underwrote real estate taxes based on the abated tax payments. Real estate taxes without the abatement would be approximately $335,046 annually. Any assignment of the tax abatement in connection with a sale or transfer of the Mortgaged Property requires Clermont county’s approval. The borrower is currently in the process of obtaining an executed amendment to the CRA consenting to the assignment of the tax abatement from the prior owner to the borrower. We cannot assure you that Clermont county will consent to the assignment to the borrower, or that it will consent to any future assignments in the event of a foreclosure of the Mortgage Loan.

●	With respect to the 220 Northwest 8th Avenue Mortgaged Property (1.3%), the Mortgaged Property benefits from the Oregon Special Assessment of Historic Tax Program (which fixes the Mortgaged Property’s assessed value for a 10-year period provided the program requirements are met). If the borrower is disqualified from the program the exemption will terminate, and if disqualification is for certain specified reasons, including failure to comply with historic preservation requirements or make related expenditures or submit required reports, failure or lapse of insurance, and failure to maintain proper listing on the National Register of Historic Places, the borrower must pay back taxes for the number of years of the special assessment, interest and a penalty of 15% of all back taxes. Disqualification (but not the requirement to pay back taxes, interest and penalties), may also be triggered by other events, such as sale or transfer to a governmental or non-profit entity that is exempt from property taxation or destruction or substantial alteration of the property by acts of nature or other events. The fixed real estate tax evaluation expires in 2023. Such program may be extended for an additional 10 years. In order to receive such an extension, the property must have retained its historic status for the previous 10 years and the owner must submit an application and a preservation plan that details (i) improvements to the property that promote compliance with the ADA, will result in seismic improvement or will result in increased conservation or sustainability, (ii) the costs associated with the improvements, which should not be less than 10% of the property’s real market value as of the date of application, and a schedule of completion dates for the improvements. An extension may be approved only if the State Historic Preservation Officer finds that the preservation plan submitted “will, if implemented, result in a significant investment in the historic property” that promotes one of the desired impacts listed in (i) above. The borrower is required under the Mortgage Loan documents to apply to extend the program for ten years in 2023, if the program is still available, but will not be in default if the program is not available or the government refuses to extend the program after the borrower has diligently pursued an extension. The borrower was not required to reserve for any costs that may be incurred in order to obtain such an extension. The Mortgage Loan was underwritten based on the exempted taxes of $45,936, as set forth in the appraisal. Under the single tenant’s lease, annual taxes in excess of $37,663 are required to be paid by the tenant. See “Description of the Mortgage Pool—Use Restrictions”.

●	With respect to the Corporate Plaza Mortgage Loan (1.2%), the Mortgage Loan is an acquisition loan and the Board of Education for the Independence Local School District with the Cuyahoga County Board of Revision has commenced a proceeding against the seller of the Mortgaged Property in connection with certain real property taxes assessed against the Mortgaged Property for the tax years 2016 and 2017. The seller has deposited into escrow with the escrow agent for the Mortgaged Property sale an amount equal to the estimated maximum tax increase for years 2016 and 2017, which funds are required to be held and disbursed in accordance with the terms of the related escrow agreement. However, such escrow is not held by the lender and does not constitute collateral for the Mortgage Loan.

●	With respect to the Beacon - Paramount Mortgage Loan (0.6%), Beacon - Mercury / Garage Mortgage Loan (0.5%), Beacon - Orpheum Mortgage Loan (0.5%) and Beacon - Tower Mortgage Loan (0.3%), in 2012, the City of Jersey City, New Jersey granted to each of the related borrowers a 15-year tax abatement effective (a) with respect to Beacon - Paramount, as of October 2014 and expiring on October 2029, (b) with respect to the Mercury portion of Beacon - Mercury / Garage, as of November 2012 and expiring on November 2027, (c) with respect to Beacon - Orpheum, as of December 2013 and expiring on December 2028, and (d) with respect to Beacon - Tower, as of December 2014 and expiring on December 2029, whereby the property taxes in each case are equal to the sum of (i) (A) for years 1-10, service charge of 10.0% of annual gross revenue and (B) for years 11-15, 12.0% of annual gross revenue, (ii) administrative fee of 2.0% of prior year’s service charge, and (iii) county payment of 5.0% of service charge. Each of the related borrowers has an option to terminate these abatements at any time. The underwritten cash flow assumes that the real estate taxes for these Mortgaged Properties are the lesser of (x) the abated taxes and (y) taxes ad valorem, which equals the assessed value (constant in the amount of $5,731,200 throughout the projection period) multiplied by the millage rate (7.80% in 2017 and increased by 3.0% per annum of the immediately preceding mileage rate). The projected aggregate real estate tax savings during the term of the Mortgage Loans equals $2,660,678.90 across the four

Mortgaged Properties, which aggregate savings breaks down as follows: (1) $332,598.17 for Mercury portion of Beacon - Mercury / Garage, (2) $431,295.73 for Beacon - Orpheum, (3) $581,739.38 for Beacon - Paramount, and (4) $1,315,044.63 for Beacon - Tower.

●	With respect to the Beacon - Criterion Mortgage Loan (0.9%), Beacon - Hague Mortgage Loan (0.8%), Beacon - Paramount Mortgage Loan (0.6%), Beacon - Orpheum Mortgage Loan (0.5%) and Beacon - Tower Mortgage Loan (0.3%),the equity in each of the related borrowers has been pledged to secure a single mezzanine loan. If each borrower has completed a rehabilitation of its related Mortgaged Property in a manner that entitles it to receive direct credits against its federal income tax liability (the related credits, the “HTCs”). Instead of applying the HTCs towards the taxpayer liability of these borrowers themselves, the borrowers elected to pass-through the HTCs to the master tenants of each Mortgaged Property pursuant to five master leases in place for each of the related Mortgaged Properties. Once this election was made, the corresponding HTCs were allocated to the partners of the master tenants in accordance with their membership interests. In exchange for capital contributions to each of the master tenants, PNC Investment Company, LLC (“PNC”), as the historic tax credit investor, became the approximately 99% member in each of the master tenants, with an affiliate of the sponsor (each, a “Managing Member”) owning the remaining 1% or 0.01%, as applicable, and is therefore the beneficiary of approximately 99% (or 99.99% in the case of the Beacon - Orpheum and Beacon - Paramount Mortgage Loans) of the HTCs. Pursuant to the master leases for each related Mortgaged Property, each related borrower leased its entire Mortgaged Property to its respective master tenant. As such, each master tenant operates its related Mortgaged Property in exchange for the payment of fixed annual rent, paid monthly, to its respective borrower and additional rent, paid monthly, based on a formula only if net cash flow of the master tenant is available. Each master lease is subordinate to the lien of the applicable mortgage given to the lender in exchange for the lender’s agreement (until PNC is no longer invested in the applicable master tenant) not to terminate the applicable master lease following a foreclosure pursuant to a subordination, non-disturbance and attornment agreement (each, an “SNDA”) for each related Mortgage Loan.

PNC is entitled to priority returns and any excess profits of the master tenant remaining after the payment of certain fees and expenses. At origination of the related Mortgage Loans, the amounts of the priority returns and the estimated excess profit payment distributions owed by the master tenants to PNC were put into reserves held by the lender. At origination, the lender obtained guarantees from the related borrowers’ principals and the related Mortgage Loan guarantor (the “Guarantor”) that guaranty such amounts and also guaranty the payment of other amounts owed to PNC, which will not terminate until the obligations to PNC have been fulfilled.

The HTCs are subject to recapture triggered by certain events for five-year periods beginning on each date of substantial completion of the rehabilitation of the applicable Mortgaged Property, with the last of such recapture periods ending on August 31, 2021. Events that could trigger a recapture include the following: (i) a prohibited transfer to a transferee that is disqualified under the related SNDA, (ii) the master lease is terminated such that the master tenant no longer has a leasehold interest in the related Mortgaged Property or the master tenant otherwise transfers its leasehold interest, (iii) a partner in a master tenant transfers more than a third of its interest in master tenant, or (iv) the related Mortgaged Property ceases to be “investment credit property” for any reason. In the event of a recapture, the related Managing Member would owe PNC a recapture penalty in an amount equal to the HTCs attributable to the applicable Mortgaged Property under recapture, reduced by 20% each year of the five-year recapture period. The recapture amounts that would be owed to PNC are guaranteed to PNC by the guarantees provided by the Guarantor (the “Principal Guaranties”) and to the lender by the guaranties provided by the newly created affiliates of the sponsor (a “Pledgor”, and each guaranty provided by a Pledgor, a “Pledgor Guaranty”)

Due to the master lease structure at the related Mortgaged Properties, the lender does not have a mortgage and assignment of leases and rents on all of the Mortgaged Properties and their related cash flow. The lender has been granted a mortgage on the fee interests in the real estate; however, it does not have a mortgage on the master tenants’ operating leasehold interests. In addition, the lender does not have a direct assignment of leases and rents. Instead, the master tenant has provided an assignment of leases and rents to the related borrowers, which in turn have collaterally assigned such assignments of leases and rents to the lender.

The master lease structures are expected to terminate upon the expiration of the HTC five-year recapture periods pursuant to option agreements entitling PNC to require the Managing Members to purchase 100% of PNC’s interest. The put price is equal to 10% or 15% of PNC’s paid in capital contribution in the applicable master tenant (or the lesser of this amount and the fair market value of PNC’s membership interest in the master tenant (with respect to the Beacon - Tower Mortgage Loan, the Beacon - Tower Criterion Mortgage Loan and the Beacon - Tower Hague Mortgage Loan only)) plus the amount of unpaid asset management fees, priority return amounts, special tax distributions, and any other amounts of any kind then owed to PNC, together with any accrued interest. If PNC does not exercise such put option, with respect to the Beacon - Orpheum and Beacon - Paramount Mortgage Loans, the related managing member has a call option to purchase PNC’s interest. With respect to each of the Criterion Mortgage Loan, Hague Mortgage Loan and Tower Mortgage Loan, because there is no call option, if the put option is not exercised, the Master Lease structure and PNC will remain in place. In such event, PNC will continue to be owed its returns and Pledgor and Guarantor will be jointly required to, pursuant to the applicable Pledgor Guaranty, deposit into the PNC Reserve an amount equal to all known and estimated distribution payments that would be owed to PNC by master tenant pursuant to the master tenant operating agreement from the applicable put commencement date through the maturity date of the related Mortgage Loan. After the recapture period, there is also a risk that PNC would have to report the amount of the HTCs as income because of the lease pass-through structure and partnership income rules under the Internal Revenue Code of 1986, and such amounts are also guaranteed by the Principal Guaranties.

We cannot assure you that the tax credits may not ultimately be subject to recapture. Action by the Internal Revenue Service could be disruptive to the management of the related Mortgaged Property in any event, and, if the tax credits are recaptured, the related borrowers or their affiliates are likely to be contractually responsible to reimburse the tax credit investor for related losses.

Investors should not assume that the issuing entity will derive any economic benefit from the HTCs.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-four (24) Mortgage Loans (54.8%), are interest-only for the entire term of the Mortgage Loans until the maturity date or Anticipated Repayment Date.

Seventeen (17) Mortgage Loans (25.3%), provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Sixteen (16) Mortgage Loans (19.8%), provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	20	$513,409,651	34.1%
6	37	993,604,247	65.9
Total	57	$1,507,013,899	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	54	88.4%
5	2	7.6
5 (twice per year)	1	4.0
Total	57	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

Fifty-six (99.2%) of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) and one (0.8%) of the mortgage loans accrues interest on a 30/360 basis.

ARD Loan(s)

The Apple Campus 3 Mortgage Loan (4.5%) and the Marina Heights State Farm Mortgage Loan (2.7%) (collectively, the “ARD Loans”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, and assuming the related borrower exercises its extension option as described below, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loans. In addition, with respect to both ARD loans, such loans are interest-only until the Anticipated Repayment Date, but provide for a principal amortization payment based on the Initial Rate and a 30 year amortization period on or after the Anticipated Repayment Date.

After their Anticipated Repayment Date, the ARD Loans further require that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, and, in the case of the Apple Campus 3 Mortgage Loan, payment of mezzanine debt service on the related mezzanine loans, and (in the case of both ARD Loans) all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to 14 Mortgage Loans (24.3%), the related borrower is permitted, after a lockout period of 11 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to 6 Mortgage Loans (12.6%), the related borrower, after a lockout period of 24 to 26 payments following the origination date, is permitted to either defease the Mortgage Loan or prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to 1 Mortgage Loan (1.6%), the related borrower may prepay the Mortgage Loan at any time with the payment of yield maintenance or other prepayment premium or, after a lockout period, defease the Mortgage Loan.

With respect to the Marriott Charlotte City Center Mortgage Loan (2.0%), the Mortgage Loan permits the related borrower to prepay (with the payment of a yield maintenance premium if the prepayment occurs prior to the related lockout expiration date) or defease a portion of the related Whole Loan in order to prevent or cure a cash sweep event triggered by a low debt yield or debt service coverage ratio.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	10	$214,424,091	14.2%
4	26	607,809,247	40.3
5	6	255,375,000	16.9
6	2	64,750,000	4.3
7	13	364,655,650	24.2
Total	57	$1,507,013,899	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 43 Mortgage Loans (the “Defeasance Loans”) (75.7%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

●	With respect to one Mortgage Loan (1.6%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% at any time during the term of the Mortgage Loan, including prior to the expiration of the related Defeasance Lock Out Period.

●	The terms of six Mortgage Loans (12.6%), permit the related borrower at any time after the related Defeasance Lock-Out Period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the BlueLinx Portfolio Mortgage Loan (2.8%), the related Mortgage Loan documents permit the borrower to release the BlueLinx Butner Mortgaged Property and/or the BlueLinx Lawrenceville Mortgaged Property from the lien of the security instrument in connection with a partial defeasance after the permitted defeasance date, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including among others: (i) no event of default is continuing under the Mortgage Loan documents, (ii) defeasance of the portion of the Mortgage Loan in an amount equal to (A) with respect to the first release of the applicable Mortgaged Property, an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such Mortgaged Property and (b) 90% of the net sales proceeds applicable to such Mortgaged Property and (B) with respect to the second release of any Mortgaged Property, (x) 125% of the allocated loan amount with respect to such Mortgaged Property and (y) the net sales proceeds applicable to such Mortgaged Property, (iii) the delivery of a ratings agency confirmation and an opinion of counsel that the issuing entity will not fail to maintain its status as REMIC trust as a result of the release, (iv) as of the date of consummation of the partial defeasance event, after giving effect to the release of the lien of the security instrument(s) encumbering the applicable Mortgaged Property proposed by the borrower to be released, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (1) the debt service coverage ratio of all Mortgaged Properties encumbered by the security instruments immediately prior to the consummation of the partial defeasance event (as applicable) and (2) 2.49x and (v) as of the date of consummation of the partial defeasance event, after giving effect to the release of the lien of the security instrument(s) encumbering the applicable Mortgaged Property proposed by the borrower to be released, the debt yield with respect to the remaining individual properties is greater than the greater of (1) the debt yield of all Mortgaged Properties encumbered by the security instruments immediately prior to the consummation of the partial defeasance event (as applicable) and (2) 11.12%.

●	Furthermore, some of the Mortgage Loans, including, without limitation, the Lehigh Valley Mall Mortgage Loan (2.3%), permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.3%), the borrower may obtain the release of the Macy’s parcel and concurrently transfer such parcel in connection with the exercise by Macy’s of the purchase option in its lease subject to the following, among other terms and conditions: (i) the borrower either (a) makes a partial prepayment of or partially defeases the Lehigh Valley Mall Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable and customary closing costs actually incurred by the borrower in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease or (b) deposits the foregoing amount into the release parcel reserve account and (ii) the borrower delivers a REMIC opinion.

●	With respect to the Fairfield Portfolio Mortgage Loan (1.0%), following the related lockout date, the borrower may obtain the release of either of the two related Mortgaged Properties in connection with a bona fide third party sale, upon satisfaction of the following conditions, among others; (i) defeasance of an amount equal to the greater of (a) 125% of the allocated loan amount of the Mortgaged Property being released and (b) 100% of the net sales proceeds of such Mortgaged Property, allocated pro rata between the Mortgage Loan and the related mezzanine loan, (ii) (a) after giving effect to the release, the combined debt service coverage ratio of the Mortgage Loan and the related mezzanine loan is no less than the greater of the combined debt service ratio immediately prior to the release and 1.49x or (b) if the related mezzanine loan is no longer outstanding, the Mortgage Loan only debt service coverage ratio is no less than the greater of the Mortgage Loan only debt service coverage ratio immediately prior to the release and 1.73x, (iii) (a) after giving effect to the release, the combined loan-to-value ratio of the Mortgage Loan and the related mezzanine loan is not more than the lesser of the combined loan-to-value ratio immediately prior to the release and 70% or (b) if the related mezzanine loan is no longer outstanding, the Mortgage Loan only loan-to-value ratio is not more than the lesser of the Mortgage Loan only loan-to-value ratio immediately prior to the release and 64.4%, (iv) delivery of a REMIC opinion and (v) the loan-to-value ratio after the release, to be determined, in the lender’s discretion, by any commercially reasonable method permitted to a REMIC trust, will not exceed 125%.

●	In addition, with respect to the Fairfield Inn & Suites - Greensboro Mortgaged Property (0.6%), the borrower may obtain the release of an unimproved parcel upon satisfaction of the following conditions, among others; (i) the release parcel will be legally subdivided and constitute a separate tax lot from the remaining Mortgaged Property, (ii) compliance with zoning, parking and other legal requirements, (iii) the release will not adversely affect the use or operation of, or access to, the remaining Mortgaged Property, (iv) the deed for the release parcel must include a covenant restricting the use of the release parcel so as not to compete with the operation of the remaining Mortgaged Property as a hotel and requiring that no building on the release parcel exceed three stories and (v) the loan-to-value ratio after the release, to be determined, in the lender’s discretion, by any commercially reasonable method permitted to a REMIC trust, will not exceed 125%.

●	With respect to the Nelson Duffie Mobile Home Parks Mortgage Loan (0.5%), following the related lockout date, the borrower may obtain the release of either of the two related Mortgaged Properties in connection with a bona fide third party sale, upon satisfaction of the following conditions, among others; (i) defeasance of an amount equal to 125% of the allocated loan amount of the Mortgaged Property being released, (ii) after giving effect to the release, the debt service coverage ratio is no less than the greater of the debt service ratio immediately prior to the release and 1.44x, (iii) after giving effect to the release, the loan-to-value ratio is not more than the lesser of the loan-to-value ratio immediately prior to the release and 74.6%, (iv) delivery of a REMIC opinion and (v) the loan-to-value ratio after the release, to be determined, in the lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC trust, shall not exceed 125%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-nine (39) of the Mortgage Loans (57.6%), provide for monthly and/or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-one (41) of the Mortgage Loans (57.2%), provide for monthly and/or upfront escrows to cover capital expenditures and replacements.

Twenty-six (26) of the Mortgage Loans (43.9%), provide for monthly and/or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

With respect to the Worldwide Plaza Mortgage Loan (3.3%), in lieu of funding any reserve, or in substitution for any reserve, in each case other than an excess cash flow reserve, the borrowers may provide a qualifying guaranty (as defined in the Mortgage Loan agreement); provided that the face amount of all such guarantees (excluding the non-recourse carveout guaranty) may not exceed $120,000,000. The borrowers may also deliver a qualifying guaranty in order to avoid a cash management trigger event caused by a decline in debt yield. In the event that any related mezzanine lender forecloses on the direct or indirect equity interests in the borrowers, it is not required to replace any such qualifying guaranty with a guaranty from the new owners of the borrowers.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox(1)	29	$1,001,579,651	66.5%
Springing Lockbox	18	314,934,247	20.9
Soft Lockbox	10	190,500,000	12.6
Total:	57	$1,507,013,899	100.0%

(1)	Includes the Worldwide Plaza Mortgage Loan (3.3%), which has a Hard Lockbox related to the office building and a Springing Lockbox related to the Amenity Parcel.

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Shari’ah Compliant Loan

The Central Park of Lisle Mortgage Loan (5.3%) and BlueLinx Portfolio Mortgage Loan (2.8%) were structured as Shari’ah compliant loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

With respect to the Central Park of Lisle Mortgage Loan (5.3%), the Mortgaged Property is owned by a special purpose entity borrower owned by a third party services company, and the borrower master leases the Mortgaged Property to a special purpose entity that is indirectly owned by the related sponsors. The related rent under the master lease is equal to the debt service due to the related lender. The master lessee has collaterally assigned all tenant leases at the Mortgaged Property to the related borrower (which has assigned its interest to the related lender), and the master lease is subordinate to the Mortgage Loan.

With respect to the BlueLinx Portfolio Mortgaged Loan (2.8%), the Mortgaged Property is owned by a special purpose entity borrower owned by a third party services company, and the borrower master leases the Mortgaged Property to four special purpose entities that are each indirectly owned by the related sponsors. The master lessees subleased the Mortgaged Property to an operating lessee which is owned by the same third party services company that owns the borrower. The tenant leases at the Mortgaged Property are between the tenants and the operating lessee. The related rent under the master lease is equal to the debt service due to the related lender. The operating lessee has collaterally assigned all tenant leases at the Mortgaged Property to the master lessees and the master lessees have collaterally assigned all tenant leases at the Mortgaged Property to the related borrower (which has assigned its interest to the related lender), and the master lease and operating lease are each subordinate to the Mortgage Loan.

Exceptions to Underwriting Guidelines

With respect to the Mortgage Loans being sold by German American Capital Corporation, the following exceptions to underwriting criteria were made. With respect to the Gateway Plaza Mortgage Loan (1.6%), the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.19 per square foot per annum. Under GACC’s underwriting guidelines for office properties, monthly replacement reserve deposits of $0.20 per square foot per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property being leased to six investment grade tenants, which account for 47.1% of the net rentable area, and based on the borrower sponsor constructing the Mortgaged Property in 2007 for approximately $22.6 million and having invested an additional approximately $2.6 million in tenant improvements between 2010 and 2017. The underwritten replacement reserve amount of $0.19 per annum is equal to the engineer’s assessment in the related property condition report. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Sabre Center II Mortgage Loan (0.9%), the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.18 per square foot per annum. Under GACC’s underwriting guidelines for office properties, monthly replacement reserve deposits of $0.20 per square foot per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the borrower sponsor having invested approximately over $1.1 million in tenant improvements and landlord work since acquiring the Mortgaged Property in 2014. The underwritten replacement reserve amount of $0.18 per annum is equal to the engineer’s assessment in the related property condition report. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Apple Campus 3	$68,000,000	4.5%	$235,000,000	$272,000,000	$575,000,000	4.15990%	44.0%	74.3%	3.55x	1.70x
Worldwide Plaza	$50,000,000	3.3%	$260,000,000	$890,000,000	$1,200,000,000	3.98375%	35.4%	69.0%	3.77x	1.75x
Two Harbor Point Square	$24,750,000	1.6%	$11,500,000	$24,750,000	$61,000,000	5.26003%	61.9%	76.3%	1.78x	1.28x
Fairfield Portfolio	$14,490,000	1.0%	$1,260,000	N/A	$15,750,000	6.19000%	64.4%	70.0%	1.80x	1.54x
Beacon - Criterion(4)	$13,305,255	0.9%	$15,339,000	$48,382,745	$77,027,000	4.72292%	37.0%	75.0%	3.01x	1.19x
Beacon - Hague(4)	$11,420,588	0.8%	$11,959,000	$41,529,412	$64,909,000	4.65247%	37.1%	73.9%	2.87x	1.17x
Beacon - Paramount(4)	$9,703,725	0.6%	$14,686,000	$35,286,275	$59,676,000	4.94503%	33.0%	71.0%	3.37x	1.20x
Beacon - Mercury / Garage(4)	$7,968,529	0.5%	$11,750,000	$28,976,471	$48,695,000	4.92234%	33.9%	72.6%	3.36x	1.21x
Beacon - Orpheum(4)	$7,417,020	0.5%	$9,433,000	$26,970,980	$43,821,000	4.79919%	36.0%	74.5%	3.14x	1.19x
Beacon - Tower(4)	$5,184,882	0.3%	$6,833,000	$18,854,118	$30,872,000	4.82791%	36.6%	76.4%	3.22x	1.21x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans.

(4)	Reflects a single mezzanine loan secured by the interests in each applicable borrower, which is subject to additional advancing as described below. Mezzanine Debt Cut-off Date Balance, Cut-off Date Total Debt Balance, Wtd. Avg. Total Debt Interest Rate, Cut-off Date Total Debt Underwritten NCF DSCR and Cut-off Date Total Debt LTV Ratio reflect the balance as if fully advanced. The Cut-off Date Wtd. Avg. Total Debt Interest Rate is calculated based on the current balance of the mezzanine loan and does take into account any additional advancing.

With respect to the Beacon - Criterion Mortgage Loan (0.9%), Beacon - Hague Mortgage Loan (0.8%), Beacon - Paramount Mortgage Loan (0.6%), Beacon - Mercury / Garage Mortgage Loan (0.5%), Beacon - Orpheum Mortgage Loan (0.5%) and Beacon - Tower Mortgage Loan (0.3%), the related additional mezzanine loan consists of one mezzanine loan, and the amounts shown in the table above represent the amounts of the mezzanine loan allocated to each such Mortgage Loan and the Mortgage Property. The mezzanine loan is secured by a pledge of the equity of each of the related borrowers and consists of (a) an aggregate amount of $63,000,000 initially funded at origination and (b) additional advance of up to $7,000,000 (the “Additional Advance”) to be funded upon satisfaction of certain conditions set forth in the related mezzanine loan documents, including, without limitation, the following: (i) the combined loan to value ratio does not exceed 80%; (ii) PNC’s put options with respect to the Beacon - Orpheum Mortgaged Property, Commerce property (which is not part of the mortgaged property) and the Mercury portion of the Beacon - Mercury / Garage Mortgaged Property have been exercised, as more fully described in the related mezzanine loan documents; and (iii) the Additional Advance may not be made after December 28, 2019. The mezzanine loan has an interest rate of 8.511% and matures on January 1, 2023. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in this Prospectus for additional information.

The mezzanine loans related to the Apple Campus 3 Mortgage Loan (4.5%), Worldwide Plaza Mortgage Loan (3.3%), Two Harbor Point Square Mortgage Loan (1.6%) and Fairfield Portfolio Mortgage Loan (1.0%), identified in the table above, are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
EOS 21	$60,000,000	65%	1.89x	N/A	Yes
Promenade Shops at Aventura	$70,000,000	72%	1.25x	N/A	Yes
InterContinental San Francisco(1)	$59,922,671	55%	1.50x	10.5%	Yes
Worldwide Plaza(2)	$50,000,000	65.5%	N/A	7.45%	Yes
599 Broadway	$40,000,000	50%	1.72x	7.2%	Yes
Hotel Indigo & Austin	$45,000,000	75%	1.59x	10.12%	Yes
Red Building	$40,000,000	60%	1.45x	7.5%	Yes

(1)	Future mezzanine debt is not permitted to exceed $75,000,000.

(2)	Future mezzanine debt is not permitted to exceed $120,000,000. The borrowers may also issue preferred equity in lieu of or in combination with mezzanine debt, subject to such maximum amount and the above conditions. Future mezzanine debt or preferred equity may not be incurred prior to April 18, 2018. Goldman Sachs Mortgage Company or an affiliate has a right of first offer to provide the future mezzanine debt or preferred equity. The Mortgage Loan documents provide that there will be no restrictions on the right to prepay, defease or redeem such future mezzanine debt or preferred equity.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Worldwide Plaza Mortgage Loan (3.3%), the borrowers may issue preferred equity in lieu of or in combination with mezzanine debt, subject to a maximum amount of $120,000,000 and the conditions set forth in the table regarding future mezzanine debt under “—Mezzanine Indebtedness” above, including a recognition agreement or intercreditor agreement satisfactory to the lender and rating agency confirmation.

With respect to the Fairfield Portfolio Mortgage Loan (1.0)%, which is secured by two Mortgaged Properties, each owned by a separate borrower, preferred equity has been issued to two investors in the indirect parent company of each related borrower, in the amount of $625,000 as to each such parent entity (i.e. the aggregate preferred equity relating to the Mortgage Loan is $1,250,000). The terms of such preferred equity investments include a preferred return of 4.75% and target redemption dates and amounts (1/3 of the preferred equity investment to be redeemed on each of December 15, 2018, December 15, 2019 and December 15, 2020), which return and redemption amounts are payable only from excess cash flow after paying mortgage and mezzanine debt service, reserves due under the loan documents, property related expenses then due and payable and costs and expenses due to the lenders under the mortgage and mezzanine loan documents), and provides for a 15% accrual rate (also payable from excess cash flow) on target redemption amounts not redeemed by the target date. The organizational documents under which the preferred equity is issued provide that the preferred equity is subordinate to the mortgage loan and mezzanine loan, that the preferred equity holders are prohibited from declaring a default, taking enforcement action, commencing or consenting to a bankruptcy or transferring their interests (except by devise, bequest or upon death) until 18 months after each of the mortgage loan and mezzanine loan is paid in full, that the right of the preferred equity to receive payments terminates upon an event of default under the mortgage loan or mezzanine loan and that the each of the mortgage and mezzanine lender is an intended third party beneficiary of the foregoing provisions.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to the InterContinental San Francisco Mortgage Loan (4.0%), pursuant to a side letter between the borrower and the hotel manager, the hotel manager agreed, over a 2-year period, to purchase up to $2,500,000 (the “Aggregate Amount”) of certain qualifying personal property/furniture fixtures and equipment (“FF&E”) to be used for the hotel, which personal property is to be owned by the hotel manager, but kept at the hotel, with a revocable license to the borrower. If the management agreement between the borrower and the hotel manager is terminated, the borrower is required to pay the hotel manager the Aggregate Amount, as reduced by $250,000 on each anniversary of the date the hotel manager first incurs any such expense. At the end of the 2-year period, the hotel manager may fund any unused amount into a FF&E reserve held by the hotel manager. Pursuant to a subordination, nondisturbance and attornment agreement between the hotel manager and the lender, if the lender forecloses on the Mortgaged Property and there is a termination event under such management agreement, the lender may, but is not obligated to, purchase such personal property from the hotel manager for an amount equal to the amount the hotel manager spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, hotel manager is free to remove such property from the Mortgaged Property.

●	With respect to the Lehigh Valley Mall Mortgage Loan (2.3%), the related borrower may enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the related Mortgaged Property in an amount not to exceed $5,000,000, subject to the mortgage lender’s approval (which may not be unreasonably withheld, conditioned or delayed) and delivery of a Rating Agency Confirmation.

●	With respect to the Four Points Nashville Airport Mortgage Loan (0.5%), the related borrower received $350,000 in a key money loan from its franchisor in connection with entering into the related franchise agreement. The key money amortizes over the 20-year term of the franchise Agreement. As of the loan closing date, the unamortized portion was $235,666.67. The borrower is obligated to repay the unamortized portion only upon an early termination of the franchise Agreement. The lender is obligated to assume the obligation of any outstanding key money loan as a condition to entering into a new franchise agreement with the franchisor after a foreclosure.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “Apple Campus 3”, “EOS 21”, “Rochester Hotel Portfolio”, “InterContinental San Francisco”, “Sentinel Square II”, “The Woods”, “Worldwide Plaza”, “Braddock Metro Center”, “BlueLinx Portfolio”, “Marina Heights State Farm”, “599 Broadway”, “Lehigh Valley Mall”, “Atrium Center”, “90 Hudson”, Marriott Charlotte City Center”, “Two Harbor Point Square”, “Towers at University Town Center”, “Beacon - Criterion”, “Beacon - Hague”, “Beacon - Paramount”, “Beacon - Mercury / Garage”, “Beacon - Orpheum” and “Beacon - Tower” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 as “Central Park of Lisle”, “Worldwide Plaza”, “Red Building”, “Beacon - Criterion”, “Beacon - Hague”, “Beacon - Paramount”, “Beacon - Mercury / Garage”, “Beacon - Orpheum” and “Beacon - Tower”, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means each of the PSAs identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced AB Whole Loan” means for any Whole Loan identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Securitization Date” means, with respect to each of the Mortgage Loans identified as Atrium Center, Marriott Charlotte City Center and Two Harbor Point Square in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Central Park of Lisle	$79,500,000	5.3%	N/A	$14,350,000	58.9%	69.5%	2.58x	1.96x
Apple Campus 3	$68,000,000	4.5%	$272,000,000	N/A	44.0%	44.0%	3.55x	3.55x
EOS 21	$60,000,000	4.0%	$90,000,000	N/A	64.8%	64.8%	1.87x	1.87x
Rochester Hotel Portfolio	$60,000,000	4.0%	$80,000,000	N/A	66.7%	66.7%	1.50x	1.50x
InterContinental San Francisco	$59,922,671	4.0%	$49,935,559	N/A	41.9%	41.9%	2.29x	2.29x
Sentinel Square II	$57,660,000	3.8%	$45,000,000	N/A	59.7%	59.7%	2.70x	2.70x
The Woods	$57,500,000	3.8%	$142,500,000	N/A	29.6%	29.6%	5.01x	5.01x
Worldwide Plaza	$50,000,000	3.3%	$566,286,000	$323,714,000	35.4%	54.0%	3.77x	2.47x
Braddock Metro Center	$44,200,000	2.9%	$30,000,000	N/A	66.8%	66.8%	1.49x	1.49x
BlueLinx Portfolio	$42,900,000	2.8%	$28,600,000	N/A	64.2%	64.2%	2.46x	2.46x
Marina Heights State Farm	$41,000,000	2.7%	$519,000,000	N/A	58.3%	58.3%	3.12x	3.12x
Red Building	$40,000,000	2.7%	$40,000,000	$116,000,000	27.9%	68.4%	3.31x	1.15x
599 Broadway	$40,000,000	2.7%	$35,000,000	N/A	50.0%	50.0%	1.75x	1.75x
Lehigh Valley Mall	$35,355,560	2.3%	$163,830,696	N/A	44.8%	44.8%	2.07x	2.07x
Atrium Center	$35,000,000	2.3%	$80,000,000	N/A	53.5%	53.5%	2.05x	2.05x
90 Hudson	$30,000,000	2.0%	$100,000,000	N/A	60.2%	60.2%	2.04x	2.04x
Marriott Charlotte City Center	$30,000,000	2.0%	$73,000,000	N/A	60.6%	60.6%	2.76x	2.76x
Two Harbor Point Square	$24,750,000	1.6%	$24,750,000	N/A	61.9%	61.9%	1.78x	1.78x
Towers at University Town Center	$15,000,000	1.0%	$31,000,000	N/A	63.4%	63.4%	1.55x	1.55x
Beacon - Criterion	$13,305,255	0.9%	$24,675,200	$23,707,545	37.0%	60.1%	3.01x	1.85x
Beacon - Hague	$11,420,588	0.8%	$21,180,000	$20,349,412	37.1%	60.3%	2.87x	1.77x
Beacon - Paramount	$9,703,725	0.6%	$17,996,000	$17,290,275	33.0%	53.6%	3.37x	2.07x
Beacon - Mercury / Garage	$7,968,529	0.5%	$14,778,000	$14,198,471	33.9%	55.1%	3.36x	2.07x
Beacon - Orpheum	$7,417,020	0.5%	$13,755,200	$13,215,780	36.0%	58.5%	3.14x	1.93x
Beacon - Tower	$5,184,882	0.3%	$9,615,600	$9,238,518	36.6%	59.5%	3.22x	1.98x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Central Park of Lisle	Serviced	N/A	Note A Note B	Non-Control Note Control Note	Pari Passu Subordinate	$79,500,000 $14,350,000	Benchmark 2018-B2 Safety National Casualty Corporation
Apple Campus 3	Non-Serviced	BANK 2018-BNK10	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Non-Control Note Non-Control Note Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$80,000,000 $30,000,000 $94,000,000 $68,000,000 $68,000,000	Wells Fargo Wells Fargo BANK 2018-BNK10 Benchmark 2018-B2 GSMC
EOS 21	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$60,000,000 $90,000,000	Benchmark 2018-B2 JPMCB
Rochester Hotel Portfolio	Serviced	N/A	Note A-1 Note A-2 Note A-3 Note A-4-A Note A-4-B	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$60,000,000 $30,000,000 $30,000,000 $10,000,000 $10,000,000	Benchmark 2018-B2 Benchmark 2018-B1 DBNY Benchmark 2018-B1 DBNY
InterContinental San Francisco	Serviced	N/A	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$40,000,000 $30,000,000 $20,000,000 $10,000,000 $10,000,000	Benchmark 2018-B2 DBNY Benchmark 2018-B2 DBNY DBNY
Sentinel Square II	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$57,660,000 $45,000,000	Benchmark 2018-B2 Benchmark 2018-B1
The Woods	Non-Serviced	MSC 2017-HR2	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$85,000,000 $57,500,000 $57,500,000	MSC 2017-HR2 Benchmark 2018-B1 Benchmark 2018-B2

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Worldwide Plaza	Non-Serviced	WPT 2017-WWP	Note A-1-S Note A-1-C1 Note A-1-C2 Note A-2-S Note A-2-C1 Note A-2-C2 Note A-2-C3 Note A-2-C4 Note B-1-S Note B-2-S	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Subordinate Subordinate	$327,214,500 $100,000,000 $35,000,000 $54,071,500 $30,000,000 $30,000,000 $20,000,000 $20,000,000 $242,785,500 $80,928,500	WPT 2017-WWP GSMS 2017-GS8 GSMC WPT 2017-WWP Benchmark 2018-B1 Benchmark 2018-B2 Benchmark 2018-B1 Benchmark 2018-B2 WPT 2017-WWP WPT 2017-WWP
Braddock Metro Center	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$44,200,000 $30,000,000	Benchmark 2018-B2 CREFI
BlueLinx Portfolio	Serviced	N/A	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu	$30,000,000 $12,900,000 $18,600,000 $10,000,000	Benchmark 2018-B2 Benchmark 2018-B2 Société Générale Société Générale
Marina Heights State Farm	Non-Serviced	GS 2017-FARM	Note A-1-S Note A-1-C1 Note A-1-C2 Note A-2-C1 Note A-2-C2 Note A-2-C3 Note A-2-C4 Note A-2-C5	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$264,000,000 $75,000,000 $25,000,000 $45,000,000 $60,000,000 $50,000,000 $20,000,000 $21,000,000	GSMS 2017-FARM GSMC GSMC DBNY DBNY DBNY Benchmark 2018-B2 Benchmark 2018-B2
Red Building	Serviced	N/A	Note A-1 Note A-2 Note B-1 Note B-2 Note C	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note	Pari Passu Pari Passu Subordinate Subordinate Subordinate	$39,948,447 $19,974,224 $29,961,335 $9,987,112 $9,987,112	Benchmark 2018-B2 CREFI CREFI CREFI CREFI
599 Broadway	Serviced	N/A	Note A-1 Note A-2	Control Note Non-Control Note	Pari Passu Pari Passu	$40,000,000 $35,000,000	Benchmark 2018-B2 JPMCB

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Lehigh Valley Mall	Non-Serviced	Benchmark 2018-B1	Note A-1-A Note A-1-B Note A-2-A Note A-2-B Note A-1-C Note A-2-C	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu Pari Passu	$42,000,000 $50,000,000 $35,500,000 $27,500,000 $25,000,000 $20,000,000	Benchmark 2018-B1 CSAIL 2017-CX10 Benchmark 2018-B2 Column Financial, Inc. Column Financial, Inc. CCRE
Atrium Center	Non-Serviced	Benchmark 2018-B1(1)	Note A-1 Note A-2 Note A-3	Non-Control Note Non-Control Note Control Note	Pari Passu Pari Passu Pari Passu	$50,000,000 $35,000,000 $30,000,000	Benchmark 2018-B1 Benchmark 2018-B2 JPMCB
90 Hudson	Non-Serviced	Benchmark 2018-B1	Note A-1 Note A-2-1 Note A-2-2	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$70,000,000 $30,000,000 $30,000,000	Benchmark 2018-B1 Benchmark 2018-B2 JPMCB
Marriott Charlotte City Center	Non-Serviced	Benchmark 2018-B1(1)	Note A-1 Note A-2 Note A-3	Non-Control Note Non-Control Note Control Note	Pari Passu Pari Passu Pari Passu	$30,000,000 $30,000,000 $43,000,000	Benchmark 2018-B1 Benchmark 2018-B2 JPMCB
Two Harbor Point Square	Non-Serviced	Benchmark 2018-B1(1)	Note A-1-A Note A-1-B Note A-2	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$10,000,000 $14,750,000 $24,750,000	CREFI Benchmark 2018-B1 Benchmark 2018-B2
Towers at University Town Center	Serviced	N/A	Note A-1-1 Note A-1-2 Note A-2	Control Note Non-Control Note Non-Control Note	Pari Passu Pari Passu Pari Passu	$15,000,000 $11,000,000 $20,000,000	Benchmark 2018-B2 JPMCB Benchmark 2018-B1
Beacon - Criterion	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$13,305,255 $24,675,200 $23,707,545	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Beacon - Hague	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$11,420,588 $21,180,000 $20,349,412	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON
Beacon - Paramount	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$9,703,725 $17,996,000 $17,290,275	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON
Beacon - Mercury / Garage	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$7,968,529 $14,778,000 $14,198,471	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON
Beacon - Orpheum	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$7,417,020 $13,755,200 $13,215,780	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON
Beacon - Tower	Non-Serviced	JPMCC 2018-BCON	Note A-1 Note A-2 Note B	Non-Control Note Control Note Non-Control Note	Pari Passu Pari Passu Subordinate	$5,184,882 $9,615,600 $9,238,518	Benchmark 2018-B2 JPMCC 2018-BCON JPMCC 2018-BCON

(1)	Each of the Atrium Center Whole Loan, Marriott Charlotte City Center Whole Loan and Two Harbor Point Square Whole Loan are being serviced under the Benchmark 2018-B1 PSA until the related Servicing Shift Securitization Date, after which each will be serviced pursuant to the related Non-Serviced PSA.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loans

The Central Park of Lisle Whole Loan

The Central Park of Lisle Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on the related Subordinate Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Central Park of Lisle Whole Loan unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement for the Central Park of Lisle Whole Loan sets forth the rights of the holders of the related Mortgage Loan and the related Subordinate Companion Loan (such holders collectively, for the purposes of this description of the related Intercreditor Agreement only, the “Noteholders”) and generally provides as follows.

Controlling Holder.

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan, the holder of the related Subordinate Companion Loan will have the right to cure certain defaults by the related borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Whole Loan, each as more fully described below. For purposes of the Central Park of Lisle Whole Loan, a “Control Appraisal Period” will exist with respect to the Whole Loan, if and for so long as (a)(1) the initial principal balance of the related Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the related Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Whole Loan that are allocated to the related Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Whole Loan that are allocated to the Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Subordinate Companion Loan. The holder of the Subordinate Companion Loan also has the right to purchase the Mortgage Loan in whole but not in part in certain instances as set forth below.

For purposes of the foregoing definition of “Control Appraisal Period” with respect to the Central Park of Lisle Whole Loan, the Appraisal Reduction Amount will be calculated as set forth in the PSA; provided, however, that such Appraisal Reduction Amount will not include any “deemed” or imputed reduction to value pending receipt of an appraisal; and provided further, that in calculating an Appraisal Reduction Amount the special servicer shall not make a downward or negative adjustment to the appraised value of the Mortgaged Property set forth in any appraisal obtained pursuant to the PSA; and provided further, however, that no default interest, penalty charges, prepayment charges, yield maintenance charges, liquidated damage amounts or other similar fees or charges due and owing on the Central Park of Lisle Whole Loan shall be considered for purposes of calculating the related Appraisal Reduction Amount.

The holder of the related Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the PSA, would cause the applicable Control Appraisal Period not to occur.

The Intercreditor Agreement sets forth the respective rights of the holders of the Central Park of Lisle Mortgage Loan and the related Subordinate Companion Loan with respect to distributions of funds received in respect of the Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Whole Loan, (ii) any other event of default for which the Whole Loan is actually accelerated, (iii) any other event of default that causes the Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the master servicer or the special servicer, as applicable, and each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the related Subordinate Companion Loan in accordance with the Intercreditor Agreement or during any period that the holder of the Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds received with respect to the Whole Loan will generally be applied in the following order:

first, to the holder of the Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

second, to the holder of the Mortgage Loan in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Whole Loan allocated as principal on the Whole Loan and payable to the Noteholders, until its principal balance has been reduced to zero;

third, to the holder of the Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

fourth, to the holder of the Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

fifth, to the holder of the Subordinate Companion Loan in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds), if any, with respect to such monthly payment date with respect to the Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Whole Loan allocated as principal on the Whole Loan and payable to the Noteholders remaining after giving effect to the allocations in clause second above, until its principal balance has been reduced to zero;

sixth, to the holder of the Mortgage Loan in an amount equal to the product (i) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

seventh, to the holder of the Subordinate Companion Loan in an amount equal to the product (i) of its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

eighth, to the extent the holder of the Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Intercreditor Agreement, to reimburse such holder for all such cure payments;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

tenth, any assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Noteholders, pro rata, based on their respective principal percentage interests; provided that the holder of the Mortgage Loan’s pro rata share of the same shall only be paid to the holder of the Mortgage Loan to the extent it is not otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Whole Loan); and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds with respect to the Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

first, to the holder of the Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at the net interest rate;

second, to the holder of the Mortgage Loan, until its principal balance has been reduced to zero;

third, to the holder of the Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

fourth, to the holder of the Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

fifth, to the holder of the Subordinate Companion Loan, until its principal balance has been reduced to zero;

sixth, to the holder of the Mortgage Loan in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

seventh, to the holder of the Subordinate Companion Loan in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

eighth, to the extent the holder of the Subordinate Companion Loan has made any payments or advances in exercising its cure rights under the Intercreditor Agreement, to reimburse such holder for all such cure payments;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the balance of the Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

tenth, any assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Noteholders, pro rata, based on their respective principal percentage interests; provided that the holder of the Mortgage Loan’s pro rata share of the same shall only be paid to the holder of the Mortgage Loan to the extent it is not otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Whole Loan); and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the Noteholders, based on their respective percentage interests.

For more information regarding the allocation of collections and expenses in respect of the Whole Loan, see “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account”.

Consultation and Control.

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan, the Directing Certificateholder will not have any consent rights with respect to the Whole Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan, the Directing Certificateholder will have certain control rights set forth in the PSA as described under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus.

For the purposes of the Central Park of Lisle Whole Loan, “Major Decision” means:

(i)    any proposed or actual foreclosure upon (including the amount bid at any foreclosure sale) or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(ii)   any modification, consent to a modification or waiver of any monetary term (including any amendment to the cash management provisions contained in the loan documents or the timing of payments and acceptance of discounted payoffs, but excluding the waiver or reduction of late fees and default interest on the Mortgage Loan) or material non-monetary term (including any term limiting (a) changes in use or zoning or (b) the performance of alterations) of the loan documents or any extension of the maturity date of Whole Loan;

(iii)  following a default or an event of default with respect to the Whole Loan documents, any exercise of remedies, including the acceleration of the Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Whole Loan documents;

(iv)  any sale of REO Property for less than the aggregate of all amounts owing under the loan documents;

(v)   any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi)  any release of collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(vii) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or any consent to such a waiver or any consent to (w) a transfer of all or any portion of the Mortgaged Property, (x) the assignment of the related master lease, (y) the subletting of substantially all of the Mortgaged Property or master lease premises (other than for actual occupancy) or (z) the transfer of any direct or indirect legal or beneficial interests in the related borrower or the master lease tenant;

(viii) any incurrence of additional debt by the related borrower or any mezzanine financing by any beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)  any material modification, waiver or amendment of an intercreditor agreement, Intercreditor Agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)   any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)  releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xii) any acceptance of an assumption agreement releasing the related borrower, guarantor or other obligor from liability under the Whole Loan other than pursuant to the specific terms of such loan and for which there is no lender discretion;

(xiii) any determination by of an acceptable insurance default with respect to the Mortgaged Property;

(xiv) any determination by the master servicer to transfer the Whole Loan to the special servicer under the circumstances described in clause (7) under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” in this prospectus;

(xv)  any modification, waiver or amendment of any lease, the execution of any new lease, the granting of a subordination and non-disturbance or attornment agreement or the release of any tenant or lease guarantor, in connection with any lease at the Mortgaged Property (other than the master lease) if the same requires the lender’s approval or consent pursuant to the loan documents;

(xvi) any amendment, modification, release, termination, subordination or non-disturbance with respect to the master lease or the master lease tenant;

(xvii) any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the loan documents;

(xviii) the voting or refraining from voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xix) the release of the related guarantor under the loan documents or the approval of any replacement or additional guarantor under the loan documents;

(xx)  the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property; and

(xxi) any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Whole Loan;

provided, however that after the occurrence and during the continuance of a Control Appraisal Period, “Major Decision” with respect to the Central Park of Lisle Whole Loan will have the meaning given to the term “Major Decision” in the PSA.

In addition, pursuant to the terms of the Intercreditor Agreement, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan, if any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the Intercreditor Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the master servicer or the special servicer, as the case may be, must receive the written consent of the holder of the related Subordinate Companion Loan (or its representative) before implementing a decision with respect to such Major Decision.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Subordinate Companion Loan (or its representative) that would require or cause the holder of the Mortgage Loan (or the servicer or special servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate provisions of the Intercreditor Agreement or the PSA, require or cause the holder of the Mortgage Loan (or the servicer or special servicer, as the case may be, acting on its behalf) to violate the terms of the Whole Loan, or materially expand the scope of any holder of the Mortgage Loan’s (or the servicer’s or special servicer’s, as applicable) responsibilities under the Intercreditor Agreement or the PSA.

Cure Rights.

In the event that the related borrower fails to make any payment of principal or interest on the Central Park of Lisle Whole Loan by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, unless a Control Appraisal Period has occurred and is continuing with respect to the Central Park of Lisle Whole Loan, the holder of the related Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Intercreditor Agreement. Unless the holder of the Mortgage Loan consents to additional cure periods, the holder of the Subordinate Companion Loan will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) eight (8) cures of non-monetary defaults in each case, over the term of the Whole Loan. The holder of the Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option.

If an event of default with respect to the Central Park of Lisle Whole Loan has occurred and is continuing, the holder of the related Subordinate Companion Loan will have the option to purchase the Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Mortgage Loan, (b) accrued and unpaid interest on the principal balance of the Mortgage Loan at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mortgage Loan to the holder of the Mortgage Loan (exclusive of any amounts paid by the holder of the related Subordinate Companion Loan), but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holder of the Mortgage Loan (without duplication of amounts above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holder of the Mortgage Loan (without duplication of amounts above), (f) (i) if the related borrower or borrower related party is the purchaser or (ii) if the Whole Loan is purchased after 90 days after such option first becomes exercisable pursuant to the Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of the Mortgage Loan pursuant to the Intercreditor Agreement.

Sale of Defaulted Whole Loan.

Pursuant to the terms of the Intercreditor Agreement, if an event of default occurs with respect to the Central Park of Lisle Whole Loan, and if the special servicer determines to sell the Mortgage Loan in accordance with the PSA, then, subject to the consent rights of the holder of the related Subordinate Companion Loan, the special servicer will be permitted to sell the Whole Loan (including the Subordinate Companion Loan) as one whole loan if the special servicer determines in accordance with the Servicing

Standard that such action would be in the best interests of the Certificateholders. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights.

Pursuant to the terms of the Intercreditor Agreement and the PSA, the holder of the related Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the Central Park of Lisle Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The Directing Certificateholder (after the occurrence and during the continuance of a Control Appraisal Period with respect to the Central Park of Lisle Whole Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the Central Park of Lisle Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

The Red Building Whole Loan

The Red Building Whole Loan consists of the Red Building Mortgage Loan (Note A-1) with an initial principal balance of $40,000,000 and a related Pari Passu Companion Loan (Note A-2) with an initial principal balance of $40,000,000 (collectively, the “Red Building A Notes“), and three Subordinate Companion Loans: (i) Note B-1, with an initial principal balance of $40,800,000 (the “Red Building B-1 Note“), (ii) Note B-2, with an initial principal balance of $10,200,000 (the “Red Building B-2 Note“ and, together with Red Building B-1 Note, the “Red Building B Notes“) and (iii) Note C, with an initial principal balance of $65,000,000 (the “Red Building C Note“).

The Red Building Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on the related Pari Passu Companion Loan or any related Subordinate Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Red Building Whole Loan unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement for the Red Building Whole Loan sets forth the rights of the holders of the related Mortgage Loan and the related Subordinate Companion Loans (such holders collectively, for the purposes of this description of the related Intercreditor Agreement only, the “Noteholders”) and generally provides as follows.

Controlling Holder.

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Red Building Whole Loan, the Red Building Controlling Noteholder will have the right to cure certain defaults by the related borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Whole Loan, each as more fully described below. For purposes of the Red Building Whole Loan: (A) a “Note C Control Appraisal Period” will exist with respect to the Whole Loan, if and for so long as (a)(1) the initial principal balance of the Red Building C Note minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Red Building C Note, (y) any Appraisal Reduction Amount for the Whole Loan that are allocated to the Red Building C Note and (z) any losses realized with respect to the Mortgaged Property or the Whole Loan that are allocated to the Red Building C Note, is less than (b) 25% of the remainder of the (i) initial principal balance of the Red Building C Note less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Red Building C Note, and (B) a “Control Appraisal Period” will exist with respect to the Whole Loan, if and for so long as (a)(1) the aggregate initial principal balance of the Red Building B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Red Building B Notes, (y) any Appraisal Reduction Amount for the Whole Loan that are allocated to the Red Building B Notes and (z) any losses realized with respect to the Mortgaged Property or the Whole Loan that are allocated to the Red Building B Notes, is less than (b) 25% of the remainder of the (i) aggregate initial principal balance of the Red Building B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the respective holders of the Red Building B Notes. The holders of the related Subordinate Companion Loans also have the right to purchase the Red Building A Notes in whole but not in part in certain instances as set forth below.

“Red Building Controlling Noteholder“ means (i) the holder of the Red Building C Note, unless a Note C Control Appraisal Period has occurred and is continuing, (ii) if and for so long as a Note C Control Appraisal Period has occurred and is continuing and no Control Appraisal Period has occurred and is continuing, the holder of the Red Building B-1 Note, and (iii) if and for so long as a Control Appraisal Period has occurred and is continuing, the holder of the Red Building Mortgage Loan.

For purposes of the foregoing definitions of “Note C Control Appraisal Period” and “Control Appraisal Period” with respect to the Red Building Whole Loan, the Appraisal Reduction Amount will be calculated as set forth in the PSA.

The holder of the Red Building C Note is entitled to avoid a Note C Control Appraisal Period caused by application of an Appraisal Reduction Amount, and the holders of the Red Building B Notes are collectively entitled to avoid a Control Appraisal Period caused by application of an Appraisal Reduction Amount, upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the PSA, would cause the applicable Note C Control Appraisal Period or Control Appraisal Period, as applicable, not to occur.

Application of Payments.

The Intercreditor Agreement sets forth the respective rights of the holders of the Red Building A Notes, the Red Building B Notes and the Red Building C Note with respect to distributions of funds received in respect of the Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Whole Loan, (ii) any other event of default for which the Whole Loan is actually accelerated, (iii) any other event of default that causes the Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the master servicer or the special servicer, as applicable, and each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by either the holder of the Red Building C Note or by the holders of the Red Building B Notes, in accordance with the Intercreditor Agreement, or during any period that any holder(s) of the Red Building C Note or the Red Building B Notes are exercising cure rights), after payment of amounts for reserves or escrows required by the loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds received with respect to the Whole Loan will generally be applied in the following order:

first, to the holders of the Red Building A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

second, to the holders of the Red Building A Notes, pro rata (based on the principal balances of the Red Building A Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Whole Loan allocated as principal on the Whole Loan and payable to the Noteholders, until the aggregate principal balance of the Red Building A Notes has been reduced to zero;

third, to the holders of the Red Building A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

fourth, to the holders of the Red Building B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

fifth, to the holders of the Red Building B Notes, pro rata (based on the principal balances of the Red Building B Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Whole Loan allocated as principal on the Whole Loan and payable to the Noteholders remaining after giving effect to the allocations in clause second above, until the aggregate principal balance of the Red Building B Notes has been reduced to zero;

sixth, to the holder of the Red Building C Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

seventh, to the holder of the Red Building C Note in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the Whole Loan allocated as principal on the Whole Loan and payable to the Noteholders remaining after giving effect to the allocations in clauses second and fifth above, until its principal balance has been reduced to zero;

eighth, to the holders of the Red Building A Notes, pro rata (based on the principal balances of the Red Building A Notes) in an aggregate amount equal to the product (i) their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) their relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

ninth, to the holders of the Red Building B Notes, pro rata (based on the principal balances of the Red Building B Notes) in an aggregate amount equal to the product (i) of their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) their relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

tenth, to the holder of the Red Building C Note in an amount equal to the product (i) of its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

eleventh, to the extent the holders of the Red Building B Notes have made any payments or advances in connection with the exercise of their cure rights under the Intercreditor Agreement, to reimburse such holders for all such cure payments;

twelfth, to the extent the holder of the Red Building C Note has made any payments or advances in connection with the exercise of its cure rights under the Intercreditor Agreement, to reimburse such holder for all such cure payments;

thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the aggregate principal balance of the Red Building B Notes has been reduced, such excess amount is required to be paid to the holders of the Red Building B Notes pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of the aggregate principal balance of the Red Building B Notes as a result of such workout, plus interest on such aggregate amount at the related interest rate;

fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the principal balance of the Red Building C Note has been reduced, such excess amount is required to be paid to the holder of the Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Red Building C Note as a result of such workout, plus interest on such amount at the related interest rate;

fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer (in each case provided that such reimbursements or payments relate to the Red Building Whole Loan), any assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Noteholders, pro rata, based on their respective principal percentage interests; and

sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Whole Loan documents and amounts then payable or reimbursable under the PSA to the servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds with respect to the Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

first, to the holders of the Red Building A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

second, to the holders of the Red Building A Notes, pro rata (based on the principal balances of the Red Building A Notes), until their respective principal balances have been reduced to zero;

third, to the holders of the Red Building A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer);

fourth, to the holders of the Red Building B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

fifth, to the holders of the Red Building B Notes, pro rata (based on the principal balances of the Red Building B Notes), until the aggregate principal balance of the Red Building B Notes has been reduced to zero;

sixth, to the extent the holders of the Red Building B Notes have made any payments or advances in connection with the exercise of their cure rights under the Intercreditor Agreement, to reimburse such holders for all such cure payments; and to the holders of the Red Building B Notes in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holders, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

seventh, to the holder of the Red Building C Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

eighth, to the holder of the Red Building C Note, until the principal balance of the Red Building C Note has been reduced to zero;

ninth, to the extent the holder of the Red Building C Note has made any payments or advances in connection with the exercise of its cure rights under the Intercreditor Agreement, to reimburse such holder for all such cure payments; and to the holder of the Red Building C Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

tenth, to the holders of the Red Building A Notes, pro rata (based on the principal balances of the Red Building A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) their relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

eleventh, to the holders of the Red Building B Notes, pro rata (based on the principal balances of the Red Building B Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) their relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

twelfth, to the holder of the Red Building Note C in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the Whole Loan) multiplied by (ii) its relative spread (as set forth in the Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the aggregate balance of the Red Building B Notes has been reduced, such excess amount is required to be paid to the holder of the Red Building B Notes (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of the aggregate principal balance of the Red Building B Notes as a result of such workout, plus interest on such aggregate amount at the related interest rate;

fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the balance of the Red Building C Note has been reduced, such excess amount is required to be paid to the holder of the Red Building C Note in an amount up to the reduction, if any, of the principal balance of the Red Building C Note as a result of such workout, plus interest on such amount at the related interest rate;

fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer (in each case provided that such reimbursements or payments relate to the Red Building Whole Loan), any assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Noteholders, pro rata, based on their respective principal percentage interests; and

sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the Noteholders, based on their respective percentage interests.

For more information regarding the allocation of collections and expenses in respect of the Whole Loan, see “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account”.

Consultation and Control.

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Red Building Whole Loan, the Directing Certificateholder will not have any consent rights with respect to the Whole Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Red Building Whole Loan, the Directing Certificateholder will have certain control rights set forth in the PSA as described under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus.

For the purposes of the Red Building Whole Loan, “Major Decision” means:

(i)        any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the loan documents or any extension of the maturity date of the Whole Loan;

(iii)      following a default or an event of default with respect to the loan documents, any exercise of remedies, including the acceleration of the Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)      any sale of the Whole Loan (when it is a Specially Serviced Loan) or REO Property for less than the Par Purchase Price;

(v)       any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi)      any release of collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(vii)      any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)     any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents), and, without limiting the foregoing, any determination that all conditions to the related borrower’s exercise of the “mezzanine option” (as defined in the loan documents) have been satisfied, including any approval of the proposed mezzanine lender, the related mezzanine loan and the related mezzanine loan documents, in each case in accordance with the loan documents;

(ix)      any material modification, waiver or amendment of an intercreditor agreement, Intercreditor Agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)       any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)      any determination that a “trigger period” (as defined in the related loan documents) has commenced or terminated, and any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xii)     any approval or disapproval of a proposed assumption of the Whole Loan, and any approval of the related documentation, in each case pursuant to related loan documents;

(xiii)    any determination of an acceptable insurance default with respect to the Mortgaged Property;

(xiv)     any determination by the master servicer to transfer the Whole Loan to the special servicer under the circumstances described in clause (7) under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” in this prospectus;

(xv)     any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the Mortgaged Property if the lease involves a ground lease or a lease of an outparcel or affects an area greater than or equal to 30,000 square feet of the improvements at the Mortgaged Property;

(xvi)     any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related loan documents;

(xvii)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xviii)   the release of a guarantor under the related loan documents or the approval of any replacement or additional guarantor under the related loan documents;

(xix)    the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property;

(xx)     any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Whole Loan;

(xxi)    any proposed modification or waiver of the insurance requirements set forth in the related loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion; or

(xxii)    any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Noteholders;

provided, however that after the occurrence and during the continuance of a Control Appraisal Period, “Major Decision” with respect to the Red Building Whole Loan will have the meaning given to the term “Major Decision” in the PSA.

In addition, pursuant to the terms of the Intercreditor Agreement, prior to the occurrence and continuance of a Control Appraisal Period with respect to the Red Building Whole Loan, if any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the Intercreditor Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the master servicer or the special servicer, as the case may be, must receive the written consent of the Red Building Controlling Noteholder (or its representative) before implementing a decision with respect to such Major Decision.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, is not required to follow any advice or consultation provided by the Red Building Controlling Noteholder (or its representative) that would require or cause the holder of the Mortgage Loan (or the servicer or special servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate provisions of the Intercreditor Agreement or the PSA, require or cause the holder of the Mortgage Loan (or the servicer or special servicer, as the case may be, acting on its behalf) to violate the terms of the Whole Loan, or materially expand the scope of any holder of the Mortgage Loan’s (or the servicer’s or special servicer’s, as applicable) responsibilities under the Intercreditor Agreement or the PSA.

Cure Rights.

In the event that the related borrower fails to make any payment of principal or interest on the Red Building Whole Loan by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, unless a Control Appraisal Period has occurred and is continuing with respect to the Red Building Whole Loan, the holder of the Red Building C Note, on the one hand, and the holders of the Red Building B Notes acting unanimously, on the other hand, will have the right to cure such event of default subject to certain limitations set forth in the Intercreditor Agreement. Unless the holder of the Mortgage Loan consents to additional cure periods (and, in the case of a cure by the Red Building C Note, the holders of the Red Building B Notes consent), such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) eight (8) cures of non-monetary defaults in each case, over the term of the Whole Loan. No holder of any such Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure. In the event that both the holders of the Red Building B Notes acting unanimously and the holder of the Red Building C Note delivers a notice of exercise of cure rights, the holder of the Red Building C Note will have the right to effectuate the related cure and the right of the holders of the Red Building B Notes to cure will be suspended and any cure payments return to such holders of the Red Building B Notes. In the case of a non-monetary default, if the holder of the Red Building C Note does not consummate such cure, the holder of the related Mortgage Loan will be required to give notice to the holders of the Red Building B Notes, and, if such holders of had delivered a notice of exercise of cure rights, such holders will have the right to effectuate such cure.

Purchase Option.

If an event of default with respect to the Red Building Whole Loan has occurred and is continuing or if any of the events described under “Pooling and Servicing Agreement—Special Servicing Transfer Event” in this prospectus has occurred and is continuing, each of (A) the holders of the Red Building B Notes, acting unanimously, and (B) the holder of the Red Building C Note will have the option to purchase the Red Building A Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the Red Building A Notes, (b) accrued and unpaid interest on the aggregate principal balance of the Red Building A Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mortgage Loan to the holders of the Red Building A Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holder of either Red Building A Note (without duplication of amounts above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holder of either Red Building A Note (without duplication of amounts above), (f) (i) if the related borrower or borrower related party is the purchaser or (ii) if the Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of a Red Building A Note pursuant to the Intercreditor Agreement. If the holder of the Red Building C Note elects to purchase the Red Building A Notes, it will be required to purchase the Red Building B Notes at a purchase price set forth in the related Intercreditor Agreement and calculated in a similar fashion to the price set forth above for the Red Building A Notes.

Sale of Defaulted Whole Loan.

Pursuant to the terms of the Intercreditor Agreement, if an event of default occurs with respect to the Red Building Whole Loan, and if the special servicer determines to sell the Mortgage Loan in accordance with the PSA, then the special servicer will be permitted to sell either (a) the Whole Loan (including the Subordinate Companion Loans), subject to the consent rights of the Red Building Controlling Noteholder, or (b) the Red Building A Notes, together, if the special servicer determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights.

Pursuant to the terms of the Intercreditor Agreement and the PSA, the Red Building Controlling Noteholder (prior to the occurrence and continuance of a Control Appraisal Period with respect to the Red Building Whole Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the Red Building Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The Directing Certificateholder (after the occurrence and during the continuance of a Control Appraisal Period with respect to the Red Building Whole Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the Red Building Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special

Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan (including the Atrium Center Whole Loan, Marriott Charlotte City Center Whole Loan and Two Harbor Point Square Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the applicable special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Worldwide Plaza Whole Loan

General

General. The Worldwide Plaza Mortgage Loan (3.3%) is part of a split loan structure comprised of ten (10) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Worldwide Plaza Mortgage Loan is evidenced by two (2) promissory notes (note A-2-C2 and note A-2-C4) with an aggregate Cut-off Date Balance of $50,000,000. The Worldwide Plaza Whole Loan (the “Worldwide Plaza Whole Loan”) is comprised of eight (8) non-controlling senior pari passu notes (note A-1-S, note A-2-S, note A-1-C1, note A-1-C2, note A-2-C1, note A-2-C2, note A-2-C3 and note A-2-C4, each a “Worldwide Plaza Senior Note” and collectively, the “Worldwide Plaza Senior Loans”) with an aggregate outstanding principal balance of $616,286,000 (note A-1-C1, note A-1-C2, note A-2-C1 and note A-2-C3, the “Worldwide Plaza Non-Standalone Pari Passu Companion Loans”, and, together with note A-1-S and note A-2-S, the “Worldwide Plaza Pari Passu Companion Loans”) and two subordinate notes (note B-1-S and note B-2-S) with an aggregate outstanding principal balance of $323,714,000 (the “Worldwide Plaza Subordinate Notes” and, together with the Worldwide Plaza Pari Passu Companion Loans, the “Worldwide Plaza Companion Loans”). The Worldwide Plaza Whole Loan has an aggregate outstanding principal balance of $940,000,000 as of the Cut-off Date. The Worldwide Plaza Pari Passu Companion Loans evidenced by promissory note A-1-S and note A-2-S and the Worldwide Plaza Subordinate Notes (collectively, the “Worldwide Plaza Standalone Companion Loans”) are currently held by the WPT 2017-WWP securitization trust. The Worldwide Plaza Pari Passu Companion Loan evidenced by promissory note A-1-C1 is currently held by the GSMS 2017-GS8 securitization trust. The Worldwide Plaza Pari Passu Companion Loan evidenced by promissory note A-1-C2 is currently held by Goldman Sachs

Mortgage Company, and is expected to be transferred to one or more future securitizations. The Worldwide Plaza Pari Passu Companion Loans evidenced by promissory notes A-2-C1 and A-2-C3 are currently held by the Benchmark 2018-B1 Mortgage Trust securitization trust.

The rights of the issuing entity, as the holder of the Worldwide Plaza Mortgage Loan, and the rights of the holders of the Worldwide Plaza Companion Loans are subject to the terms of a Co-Lender Agreement (the “Worldwide Plaza Co-Lender Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Worldwide Plaza Co-Lender Agreement will be exercised by the Directing Certificateholder so long as no Consultation Termination Event has occurred and is continuing, and if a Consultation Termination Event has occurred and is continuing, by the operating advisor.

Servicing. The Worldwide Plaza Whole Loan will be serviced and administered pursuant to the terms of the WPT 2017-WWP Trust and Servicing Agreement among GS Mortgage Securities Corporation II (the “WPT 2017-WWP Depositor”), Wells Fargo Bank, National Association (in such capacity, the “WPT 2017-WWP Servicer”), Cohen Financial, a Division of SunTrust Bank (the “WPT 2017-WWP Special Servicer”), Wilmington Trust, National Association (the “WPT 2017-WWP Trustee”), Wells Fargo Bank, National Association (in such capacity, the “WPT 2017-WWP Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “WPT 2017-WWP Operating Advisor”). The WPT 2017-WWP Trust and Servicing Agreement was entered into in connection with the securitization of the Worldwide Plaza Standalone Companion Loans, and is separate from the PSA under which your Certificates are issued. In servicing the Worldwide Plaza Whole Loan, the servicing standard set forth in the WPT 2017-WWP Trust and Servicing Agreement will require the WPT 2017-WWP Servicer and the WPT 2017-WWP Special Servicer to take into account the interests of the Certificateholders and the holders of the Worldwide Plaza Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Worldwide Plaza Mortgage Loan pursuant to the Worldwide Plaza Co-Lender Agreement, net of certain fees and expenses on the Worldwide Plaza Whole Loan, will be included in the available distribution amount for the related Distribution Date to the extent described in this prospectus, and amounts payable to the holders of the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Notes will be distributed to such holders net of certain fees and expenses on the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Notes, as set forth in the Worldwide Plaza Co-Lender Agreement, and will not be available for distributions on the Offered Certificates.

Application of Payments. The Worldwide Plaza Co-Lender Agreement sets forth the respective rights of the holder of the Worldwide Plaza Mortgage Loan, the holders of the Worldwide Plaza Pari Passu Companion Loans and the holders of the Worldwide Plaza Subordinate Notes with respect to distributions of funds received in respect of the Worldwide Plaza Whole Loan, and provides, in general, that:

●	amounts received in respect of the Worldwide Plaza Whole Loan, after payment of certain fees and expenses will be allocated first, as interest on each of the Worldwide Plaza Senior Notes and B Notes, in that order, in each case up to the accrued and unpaid interest on the related note and then, as principal on each of the Worldwide Plaza Senior Notes and Worldwide Plaza Subordinate Notes, in that order, in each case up to the outstanding principal balance of the related note, as further described below, provided, however, all P&I Advances will be reimbursed pro rata among the notes without regard to the subordination of the Worldwide Plaza Subordinate Notes:

●	each monthly payment amount made on the Worldwide Plaza Whole Loan will be applied, first, to the issuing entity as holder of the Worldwide Plaza Mortgage Loan and the holders of the related Worldwide Plaza Pari Passu Companion Loans, pro rata, based on outstanding and accrued interest of their respective notes (i.e., to the payment of interest due and payable on each of the Worldwide Plaza Senior Notes, pro rata, based on outstanding and accrued interest); and then, to the holders of the Worldwide Plaza Subordinate Notes (i.e., to the payment of interest due and payable on each of the Worldwide Plaza Subordinate Notes, pro rata, based on outstanding and accrued interest);

●	all payments, proceeds and other recoveries on or in respect of the Worldwide Plaza Whole Loan will be applied, first, to the issuing entity as the holder of the Worldwide Plaza Mortgage Loan and the holder of each related Worldwide Plaza Pari Passu Companion Loan, pro rata (i.e., first, to the reduction of the outstanding principal balance of each of the Worldwide Plaza Senior Notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero); and then, to the holders of the Worldwide Plaza Subordinate Notes in sequential order (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the WPT 2017-WWP Servicer, the WPT 2017-WWP Special Servicer, the WPT 2017-WWP Operating Advisor, the WPT 2017-WWP Certificate Administrator, the WPT 2017-WWP Depositor and the WPT 2017-WWP Trustee), in accordance with the terms of the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP Trust and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Worldwide Plaza Whole Loan will, in general, be allocated, first, to the holders of the Worldwide Plaza Subordinate Notes and then, to the issuing entity as holder of the Worldwide Plaza Mortgage Loan and the holders of each related Worldwide Plaza Pari Passu Companion Loans, pro rata, in reverse sequential order, in accordance with the terms of the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP Trust and Servicing Agreement.

Consultation and Control. Pursuant to the Worldwide Plaza Co-Lender Agreement, the directing holder with respect to the Worldwide Plaza Whole Loan, as of any date of determination, will be the issuing entity formed pursuant to the WPT 2017-WWP Trust and Servicing Agreement as holder of the Worldwide Plaza Standalone Companion Loans under the WPT 2017-WWP Trust and Servicing Agreement; provided that, prior to the occurrence and continuance of a control event under the WPT 2017-WWP Trust and Servicing Agreement, the Worldwide Plaza controlling class certificateholder (or the WPT 2017-WWP Directing Certificateholder on its behalf) (the “WPT 2017-WWP Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder with respect to the Worldwide Plaza Whole Loan. The WPT 2017-WWP Directing Certificateholder will be entitled to exercise rights as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Worldwide Plaza Mortgage Loan” with respect to the Worldwide Plaza Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Worldwide Plaza Whole Loan will require the WPT 2017-WWP Special Servicer to consult with the WPT 2017-WWP Directing Certificateholder in a manner substantially similar to that described herein under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, pursuant to the terms of the Worldwide Plaza Co-Lender Agreement, the holder of the Worldwide Plaza Mortgage Loan (or its representative, which will be the Directing Certificateholder or any other party assigned the rights to exercise the rights of the holder of the Worldwide Plaza Mortgage Loan, as and to the extent provided in the PSA) will have the right to receive copies of all notices, information and reports that the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, is required to provide to the WPT 2017-WWP Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WPT 2017-WWP Directing Certificateholder under the WPT 2017-WWP Trust and Servicing Agreement).

Similarly, such rights as described in the preceding paragraph are held by the holders of the non-controlling note A-1-S, note A-2-S, note A-1-C1, note A-1-C2, note A-2-C1 and note A-2-C3 (or their respective representatives).

Neither the WPT 2017-WWP Servicer nor the WPT 2017-WWP Special Servicer will be permitted to follow any advice or consultation provided by the WPT 2017-WWP Directing Certificateholder (or its representative) that would require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the WPT 2017-WWP Trust and Servicing Agreement, require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate provisions of the Worldwide Plaza Co-Lender Agreement or the WPT 2017-WWP Trust and Servicing Agreement, require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate the terms of the Worldwide Plaza Whole Loan, or materially expand the scope of any of the WPT 2017-WWP Servicer’s or the WPT 2017-WWP Special Servicer’s, as applicable, responsibilities under the Worldwide Plaza Co-Lender Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges. The Worldwide Plaza Co-Lender Agreement provides that items in the nature of penalty charges paid on the Worldwide Plaza Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to reimburse the WPT 2017-WWP Servicer, the WPT 2017-WWP Trustee and the WPT 2017-WWP Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the WPT 2017-WWP Trust and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to pay the master servicer, the trustee, the WPT 2017-WWP Servicer and the WPT 2017-WWP Trustee and the master servicer and the trustee for any securitization of any other Worldwide Plaza Companion Loans, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the WPT 2017-WWP Trust and Servicing Agreement or other pooling and servicing agreement governing the securitization of a Worldwide Plaza Companion Loan) made with respect to such loan by such party (if and as specified in the PSA or the WPT 2017-WWP Trust and Servicing Agreement or other pooling and servicing agreement governing the securitization of a Worldwide Plaza Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the WPT 2017-WWP Trust and Servicing Agreement) incurred with respect to the Worldwide Plaza Whole Loan (as specified in the WPT 2017-WWP Trust and Servicing Agreement) and, finally, in the case of the remaining amount of penalty charges allocable to the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans, be paid to the WPT 2017-WWP Servicer and/or the WPT 2017-WWP Special Servicer as additional servicing compensation as provided in the WPT 2017-WWP Trust and Servicing Agreement.

Sale of Defaulted Worldwide Plaza Whole Loan. Pursuant to the terms of the Worldwide Plaza Co-Lender Agreement, if the Worldwide Plaza Whole Loan becomes a defaulted mortgage loan, and if the WPT 2017-WWP Directing Certificateholder (or the WPT 2017-WWP Special Servicer acting on its behalf) determines to sell the Worldwide Plaza Pari Passu Companion Loan in accordance with the WPT 2017-WWP Trust and Servicing Agreement, then the WPT 2017-WWP Special Servicer will be required to sell the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Notes, together with the Worldwide Plaza Mortgage Loan, as one whole loan. In connection with any such sale, the WPT 2017-WWP Special Servicer will be required to follow the procedures contained in the WPT 2017-WWP Trust and Servicing Agreement.

Notwithstanding the foregoing, the WPT 2017-WWP Special Servicer will not be permitted to sell the Worldwide Plaza Whole Loan if it becomes a defaulted mortgage loan under the WPT 2017-WWP Trust and Servicing Agreement without the written consent of the issuing entity (or its representative), as holder of the Worldwide Plaza Mortgage Loan, or the holders of the other Worldwide Plaza Companion Loans unless the WPT 2017-WWP Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Worldwide Plaza Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WPT 2017-WWP Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Worldwide Plaza Whole Loan, and any documents in the servicing file reasonably requested by such holder (or its representative), that are material to the price of the Worldwide Plaza Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WPT 2017-WWP Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) or the holders of the other Worldwide Plaza Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) or the holders of the other Worldwide Plaza Companion Loans will be permitted to bid at any sale of the Worldwide Plaza Whole Loan.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Special Servicer Appointment Rights. Pursuant to the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP Trust and Servicing Agreement, the directing holder with respect to the Worldwide Plaza Whole Loan (or its representative) (which will be the WPT 2017-WWP Directing Certificateholder) will have the right, with or without cause, to replace the special servicer then acting with respect to the Worldwide Plaza Whole Loan and appoint a replacement special servicer in lieu of such special servicer without the consent of the holder of the Worldwide Plaza Mortgage Loan. The WPT 2017-WWP Directing Certificateholder (prior to a control event under the WPT 2017-WWP Trust and Servicing Agreement), and the applicable certificateholders under the WPT 2017-WWP Trust and Servicing Agreement with the requisite percentage of voting rights (after a control event under the WPT 2017-WWP Trust and Servicing Agreement) will have the right, with or without cause, to replace the WPT 2017-WWP Special Servicer and appoint a replacement special servicer in lieu thereof in accordance with the WPT 2017-WWP Trust and Servicing Agreement, as described under “Pooling and Servicing Agreement-Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” and “—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

The Beacon Whole Loans

General

Six (6) Mortgage Loans, identified as Beacon - Criterion, Beacon - Hague, Beacon - Paramount, Beacon - Mercury / Garage, Beacon - Orpheum and Beacon - Tower Mortgage Loans (each a “Beacon Mortgage Loan”, and, collectively, the “Beacon Mortgage Loans”) are each part of a Whole Loan structure (each a “Beacon Whole Loan” and collectively, the “Beacon Whole Loans”) comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Beacon Mortgage Loans are each evidenced by six (6) senior promissory notes with an aggregate Cut-off Date Balance of $55,000,000. The Beacon Whole Loans consist of (i) the Beacon Mortgage Loans (ii) six (6) total pari passu companion loans (evidenced by promissory notes A-2) (the “Beacon Companion Loans”) that are pari passu with the related Beacon Mortgage Loan and (ii) six (6) subordinate companion loans (evidenced by promissory notes B) (the “Beacon Subordinate Companion Loans” and together with the Beacon Pari Passu Companion Loans, the “Beacon Companion Loans”) that are subordinate to the Beacon Mortgage Loans and the Beacon Pari Passu Companion Loans. None of the Beacon Companion Loans are included in the issuing entity. The Beacon Pari Passu Companion Loans evidenced by promissory notes A-2 (with an aggregate Cut-off Date balance of $102,000,000) and the Beacon Subordinate Companion Loans (with an aggregate Cut-off Date balance of $98,000,000) (together, the “Beacon Lead Securitization Companion Loans”) will be included in the JPMCC 2018-BCON transaction.

The rights of the holders of the promissory notes evidencing the Beacon Whole Loan (the “Beacon Noteholders”) are subject to an Intercreditor Agreement (the “Beacon Intercreditor Agreement”). The following summaries describe certain provisions of the Beacon Intercreditor Agreement.

Servicing

The Beacon Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of February 21, 2018 (the “JPMCC 2018-BCON Pooling and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2018-BCON Depositor”), KeyBank National Association, as master servicer (in such capacity, the “JPMCC 2018-BCON Master Servicer”), Cohen Financial, a Division of SunTrust Bank, a Georgia banking corporation, as special servicer (the “JPMCC 2018-BCON Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “JPMCC 2018-BCON Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMCC 2018-BCON Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (the “JPMCC 2018-BCON Operating Advisor”). The JPMCC 2018-BCON Pooling and Servicing Agreement was entered into in connection with the securitization of the Beacon Lead Securitization Companion Loans. For a summary of certain provisions of the JPMCC 2018-BCON Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Beacon Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Beacon Mortgage Loan (but not any advances of principal and/or interest on the Beacon Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Beacon Mortgage Loan. The JPMCC 2018-BCON Master Servicer or JPMCC 2018-BCON Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Beacon Lead Securitization Companion Loans if and to the extent provided in the JPMCC 2018-BCON Pooling and Servicing Agreement and the Beacon Intercreditor Agreement (but not on the Beacon Mortgage Loan) and (B) any required property protection advances with respect to the Beacon Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the JPMCC 2018-BCON Pooling and Servicing Agreement.

Application of Payments

Each Beacon Intercreditor Agreement sets forth the respective rights of the Beacon Noteholders with respect to distributions of funds received in respect of the Beacon Whole Loan, and provides, in general, that

●	Each of the Beacon Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Beacon Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Beacon Mortgage Loan and the Beacon Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Beacon Mortgage Loan, and the holders of the Beacon Pari Passu Companion Loans to receive payments with respect to the Beacon Mortgage Loan and their respective Beacon Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the Beacon Whole Loan (other than amounts for reserves or escrows required by the Beacon Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-BCON Pooling and Servicing Agreement) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Beacon Mortgage Loan and the Beacon Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the Beacon Mortgage Loan, and each holder of a Beacon Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the Beacon Mortgage Loan, and each holder of a Beacon Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the Beacon Mortgage Loan, and each holder of a Beacon Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Beacon Intercreditor Agreement, plus interest thereon at the net note rate for the Beacon Mortgage Loan and the Beacon Pari Passu Companion Loan compounded monthly from the date the related realized loss was allocated to Beacon Mortgage Loan and each Beacon Pari Passu Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Beacon Subordinate Companion Loans (other than default interest) to each holder of a Beacon Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	fifth, on a pro rata and pari passu basis, to each holder of a Beacon Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	sixth, on a pro rata and pari passu basis, to each holder of a Beacon Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Beacon Intercreditor Agreement, plus interest thereon at the net note rate for the Beacon Subordinate Companion Loan compounded monthly from the date the related realized loss was allocated to each Beacon Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) and yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Beacon Mortgage Loan and the Beacon Pari Passu Companion Loan, on a pro rata and pari passu basis, then to the Beacon Subordinate Companion Loan, on a pro rata and pari passu basis;

●	eighth, to pay default interest and late payment charges then due and owing under the Beacon Whole Loan, all of which will be applied in accordance with the JPMCC 2018-BCON Pooling and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the Beacon Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount will be paid pro rata to the issuing entity, as holder of the Beacon Mortgage Loan, and each holder of a Beacon Pari Passu Companion Loan and each holder of a Beacon Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Beacon Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Beacon Subordinate Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Beacon Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the controlling noteholder for each Beacon Whole Loan (the “Beacon Controlling Noteholder”) will be the holder of the Beacon Pari Passu Companion Loan evidenced by promissory note A-2, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the JPMCC 2018-BCON securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the Beacon Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Beacon Whole Loan or any related REO property will require the approval of the Beacon Controlling Noteholder.

Pursuant to the terms of the Beacon Intercreditor Agreement, the issuing entity, as holder of the Beacon Mortgage Loan or its representative (unless the issuing entity is the borrower or an affiliate of the borrower), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the Beacon Intercreditor Agreement) to be taken with respect to the Beacon Whole Loan (similar to such notice, information or report the JPMCC 2018-BCON Special Servicer is required to deliver to the directing certificateholder under the JPMCC 2018-BCON Pooling and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing certificateholder under the JPMCC 2018-BCON Pooling and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-BCON Pooling and Servicing Agreement) and (2) a summary of the asset status report relating to the Beacon Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the JPMCC 2018-BCON Pooling and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Beacon Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Beacon Whole Loan (and the JPMCC 2018-BCON Special Servicer will be required to consider alternative actions recommended by the holder of the Beacon Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Beacon Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the JPMCC 2018-BCON Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Beacon Mortgage Loan, described above, the JPMCC 2018-BCON Special Servicer is permitted to make any “major decision” (as defined in the Beacon Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Beacon Noteholders; and the JPMCC 2018-BCON Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Beacon Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Beacon Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer, as applicable) with the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer at the offices of the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer, as applicable, in which servicing issues related to the Beacon Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer, as applicable, and the Beacon Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Beacon Intercreditor Agreement, if the Beacon Whole Loan becomes a defaulted loan under the JPMCC 2018-BCON Pooling and Servicing Agreement, and if the JPMCC 2018-BCON Special Servicer determines to sell the Beacon Controlling Pari Passu Companion Loan in accordance with the JPMCC 2018-BCON Pooling and Servicing Agreement, then the JPMCC 2018-BCON Special Servicer will be required to sell the Beacon Companion Loans together with the Beacon Mortgage

Loan as one whole loan in accordance with the servicing standard as set forth in the JPMCC 2018-BCON Pooling and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2018-BCON Special Servicer will not be permitted to sell the Beacon Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Beacon Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the JPMCC 2018-BCON Pooling and Servicing Agreement)) unless the JPMCC 2018-BCON Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2018-BCON Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Beacon Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Beacon Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2018-BCON Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the JPMCC 2018-BCON Pooling and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the Beacon Intercreditor Agreement, subject to the terms of the JPMCC 2018-BCON Pooling and Servicing Agreement, the Beacon Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the JPMCC 2018-BCON Special Servicer then acting with respect to the Beacon Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in January 2018 and ending on the hypothetical Determination Date in February 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United

States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2016, of JPMorgan Chase & Co., the 2016 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program.

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2017, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D and, if applicable, identified exceptions to those representations and warranties set forth on Annex D.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as-complete”, “hypothetical as-is market value”, “as-is – PIP complete” or “hypothetical as-stabilized” and “as-is” values. The “as-complete”, “hypothetical as-is market value”, “as-is – PIP complete” or “hypothetical as-stabilized” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines.

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including October 1, 2014 to and including September 30, 2017, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class X-B Certificates. JPMCB or its affiliates may own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Except with respect to (i) the Apple Campus 3 Whole Loan, which was co-originated by Deutsch Bank AG, acting through its New York Branch (“DBNY“), Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company (“GSMC“), (ii) the Worldwide Plaza Whole Loan (as described below), (iii) the Marina Heights State Farm Whole Loan (as described below), (iv) the Two Harbor Point Square Whole Loan (as described below), and (v) the Centre Point Plaza Mortgage Loan (as describe below), GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold (i) the Marina Heights State Farm Pari Passu Companion Loans designated as note A-2-C1, note A-2-C2 and note A-2-C3, (ii) the Rochester Hotel Portfolio Pari Passu Companion Loans designated as note A-3 and note A-4-B and (iii) the InterContinental San Francisco Pari Passu Companion Loans designated as note A-2, note A-4 and note A-5.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Each of the Worldwide Plaza Mortgage Loan (3.3%) and the Marina Heights State Farm Mortgage Loan (2.7%) (the “GSMC Mortgage Loans”) is part of a whole loan that was originated by GSMC, and acquired by DBNY. The Two Harbor Point Square Mortgage Loan (1.6%) is part of a whole loan that was originated by Citi Real Estate Funding Inc., and acquired by DBNY. In addition, the Centre Point Plaza Mortgage Loan (0.5%) was originated by Cantor Commercial Real Estate Lending, L.P., and acquired by DBNY. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBNY’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ“) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007 . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, three (3) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 2.0% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC“) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2017 is approximately $62.38 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The GSMC Mortgage Loans, while originated by GSMC, the Two Harbor Point Square Mortgage Loan, while originated by Citi Real Estate Funding Inc., and the Centre Point Plaza Mortgage Loan, while originated by Cantor Commercial Real Estate Lending, L.P., were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged

Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Gateway Plaza Mortgage Loan (1.6%), the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.19 per square foot per annum. Under GACC’s underwriting guidelines for office properties, monthly replacement reserve deposits of $0.20 per square foot per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property being leased to six investment grade tenants, which account for 47.1% of the net rentable area, and based on the borrower sponsor constructing the Mortgaged Property in 2007 for approximately $22.6 million and having invested an additional approximately $2.6 million in tenant improvements between 2010 and 2017. The underwritten replacement reserve amount of $0.19 per annum is equal to the engineer’s assessment in the related property condition report. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Sabre Center II Mortgage Loan (0.9%), the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.18 per square foot per annum. Under GACC’s underwriting guidelines for office properties, monthly replacement reserve deposits of $0.20 per square foot per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the borrower sponsor having invested approximately over $1.1 million in tenant improvements and landlord work since acquiring the Mortgaged Property in 2014. The underwritten replacement reserve amount of $0.18 per annum is equal to the engineer’s assessment in the related property condition report. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2015 to and including December 31, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI“) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor“ or “Mortgage Loan Seller“, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC), was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are the same or substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by CREFI’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex F to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex F to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex F to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. The Port Gardner Building, 19500 South Dixie Highway and Bennett Creek Crossing Mortgage Loans were originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital and re-underwritten by CREFI in accordance with the underwriting criteria described below prior to CREFI’s acquisition of such Mortgage Loans. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex F to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex F to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex F to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex F to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

Until April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. As of December 31, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI will retain Class R certificates. CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B2 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the

Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2017, Wells Fargo Bank was acting as trustee on approximately 362 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $132 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells

Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions.  For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions.  Each of the affected distributions was revised the next month to correct the error.  For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system.  For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth herein with respect to the servicing interests of Wells Fargo Bank as BANK 2018-BNK 10 master servicer, MSC 2017-HR2 master servicer, WPT 2017-WWP master servicer and Benchmark 2018-B1 master servicer, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

KeyBank National Association (“KeyBank”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and the Serviced Companion Loans.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, any sponsor, the certificate administrator, the operating advisor, the asset representations reviewer, the special servicer, or the trustee. KeyBank (i) is also the master servicer under the GS 2017-FARM PSA with respect to the Marina Heights State Farm Whole Loan.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/15	12/31/16	12/31/17
By Approximate Number	16,876	17,866	16,654
By Approximate Aggregate Principal Balance (in billions)	$185.2	$189.3	$197.6

Within this servicing portfolio are, as of December 31, 2017, approximately 8,846 loans with a total principal balance of approximately $149.6 billion that are included in approximately 555 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2017, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, Standard & Poor’s Ratings Services (“S&P”), Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term debt obligations, short-term debt obligations, long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations Long-Term Deposits	A-2 N/A	F1 A	P-2 Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Whole Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of a CMBS trust in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mortgage Loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans or

the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under this heading “—The Master Servicer” has been provided by KeyBank.

The Master Servicer will have various duties under the PSA. Certain duties and obligations of the Master Servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The Master Servicer will not be permitted to process any Major Decision related to a non-Specially Serviced Loan and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA. as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

The Master Servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the Master Servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM” ), is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Loans and serviced REO Properties, and in certain circumstances will be responsible for reviewing, evaluating and providing or withholding consent and processing certain major decisions and performing certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

o	special servicing of commercial and multifamily real estate loans;

o	commercial real estate property management and risk management and insurance services;

o	commercial mortgage and commercial real estate brokerage services;

o	commercial mortgage note and commercial real estate sale and disposition services; and

o	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank will acquire Fortress.  On December 27, 2017, SoftBank completed its acquisition of Fortress and announced that Fortress will operate within SoftBank as an independent business headquartered in New York.

As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans. As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of December 31, 2017, CWCAM had 70 employees responsible for the special servicing of commercial real estate assets. As of December 31, 2017, within the CMBS pools described in the preceding paragraph, 173 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Property”) securing loans held by those trusts. CWCAM was the special servicer of the Property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (the “Federal Court”). On October 21, 2016, the Federal court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (the “SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. There can be no assurances as to the possible impact on CWCAM of these rulings and the transfer to the SDNY Court. As of December 31, 2017, cross motions for judgement on the pleadings were pending before the SDNY Court. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street Property in Boston, Massachusetts (the “Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a Memorandum of Law in Opposition to the OCS Motion to Dismiss (the “Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential Settlement Agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the borrower repaid the Loan in accordance with the terms of the notes an satisfied the condition to dismissal with prejudice. RAIT refused to dismiss the case and is claiming the B Note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an Amended Complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo Bank, National Association (“Wells Fargo”) as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B Note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B Note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo as master servicer in connection with the borrower’s repayment of the Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B Note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On November 13, 2017, Wells Fargo filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. A hearing on the motion to dismiss was held on January 22, 2018 and the court took the matter under advisement.

On December 1, 2017, a complaint against CWCAM and others was filed in the United State District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463. The gravamen of the complaint alleges breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are fourteen (14) counts pled in the complaint. Of those 14, five (5) claims are asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. CWCAM denies the claims and intends to vigorously defend itself against these claims.

CWCAM may enter into one or more arrangements with the directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the PSA and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

CWCAM assisted the Third Party Purchaser with its due diligence for the Mortgage Loans.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. CWCAM and/or its affiliates may review this prospectus and purchase, including at initial issuance or in the secondary market, or sell certificates issued in this offering in the secondary market.

The foregoing information regarding CWCAM under this heading “Transaction Parties—The Special Servicer” has been provided by CWCAM.

The BANK 2018-BNK10 Master Servicer, the MSC 2017-HR2 Master Servicer, the WPT 2017-WWP Master Servicer and the Benchmark 2018-B1 Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) is or is expected to be the Non-Serviced Master Servicer with respect to (i) the Apple Campus 3 Whole Loan under the BANK 2018-BNK10 PSA, (ii) The Woods Whole Loan under the MSC 2017-HR2 PSA, (iii) the Worldwide Plaza Whole Loan under the WPT 2017-WWP Trust and Servicing Agreement and (iv) each of the Lehigh Valley Mall Whole Loan, the Atrium Center Whole Loan (until the related Servicing Shift Securitization Date), the 90 Hudson Whole Loan, the Marriott Charlotte City Center Whole Loan (until the related Servicing Shift Securitization Date) and the Two Harbor Point Whole Loan (until the related Servicing Shift Securitization Date) under the Benchmark 2018-B1 PSA. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also the Trustee and Certificate Administrator. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017
By Approximate Number:	33,605	32,716	31,128	30,017
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.39	$503.34	$506.83	$527.63

Within this portfolio, as of December 31, 2017, are approximately 20,874 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $406.6 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD Q4 2017	$395,462,169,170	$647,840,559	0.16%

* “UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under any Non-Serviced PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as a Non-Serviced Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo has entered into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights with respect to the Apple Campus 3 Whole Loan, The Woods Whole Loan, the Worldwide Plaza Whole Loan, Lehigh Valley Mall Whole Loan, Atrium Center Whole Loan, 90 Hudson Whole Loan, Marriott Charlotte City Center Whole Loan and Two Harbor Point Square Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CREFI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “—The BANK 2018-BNK10 Master Servicer, the MSC 2017-HR2 Master Servicer, the WPT 2017-WWP Master Servicer and the Benchmark 2018-B1 Master Servicer” has been provided by Wells Fargo.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of December 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 127 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $128 billion since October 2010. As of December 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 35 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $33 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). JPMCB has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and JPMCB will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Eligible Horizontal Residual Interest

General

The Third-Party Purchaser is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates, consisting of the classes of certificates identified in the table below.

Class of Certificates	Initial Certificate Balance	Fair Values of Retained Certificates (in % and $)(1)	Purchase Price(2)
Class E-RR	$50,862,000	1.76% / $26,613,592	52.3251%
Class F-RR	$18,837,000	0.65% / $9,856,479	52.3251%
Class G-RR	$18,838,000	0.65% / $9,857,002	52.3251%
Class NR-RR	$56,512,898	1.96% / $29,570,430	52.3251%

(1)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount.

(2)	Expressed as a percentage of the initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $75,897,504 excluding accrued interest.

The aggregate fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to approximately $75,897,504, excluding accrued interest, representing approximately 5.03% of the estimated fair value of all of the Classes of Regular Certificates.

The Third Party Purchaser is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $75,460,821.27 (representing 5.00% of the aggregate fair value of all the Classes of Regular Certificates and as a dollar amount), excluding accrued interest.

The approximate fair value of each Class of Regular Certificates based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$29,603,941
Class A-2	$352,051,598
Class A-3	$60,599,880
Class A-4	$126,249,625
Class A-5	$457,498,029
Class A-SB	$55,962,881
Class X-A	$38,918,362
Class X-B	$0
Class A-S	$170,743,798
Class B	$62,444,365
Class C	$60,014,768
Class X-D	$2,417,097
Class D	$16,814,577
Class E-RR	$26,613,592
Class F-RR	$9,856,479
Class G-RR	$9,857,002
Class NR-RR	$29,570,430

The aggregate fair value of all of the Classes of Regular Certificates is approximately $1,509,216,425, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus, dated February 5, 2018, under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the Yield-Priced Principal Balance Certificates that were retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the

Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D certificates, third, to the Class C certificates, fourth, to the Class B certificates, fifth, to the Class A-S certificates, and sixth, to the Senior Certificates (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates, see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement” in this prospectus.

The Third Party Purchaser will purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) identified in the table above that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

The Third Party Purchaser

It is anticipated that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Qualifying CRE Loans; Required Credit Risk Retention Percentage”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser is a mutual company founded on May 15, 1851. As of October 11, 2017, it had an A.M. Best Company rating of A++; a Fitch Ratings rating of AA+; a Moody’s Investors Service rating of Aa2; and a Standard & Poor’s rating of AA+. The Third Party Purchaser, acting by itself as well as through its wholly owned subsidiaries and their predecessor entities, has invested in commercial real estate debt investments since 1859. As of November 30, 2017, the Third Party Purchaser, either directly and/or through its affiliates owned (i) a portfolio of commercial real estate equity investments with an approximate market value of $5.4 billion and (ii) a portfolio of commercial real estate debt investments with an approximate unpaid principal balance of $22.1 billion. The Third Party Purchaser’s primary executive offices are located at 1295 State Street, Springfield, Massachusetts 01111. The Third Party Purchaser produces and files financial statements, which are publicly available.

The Third Party Purchaser and its affiliates are involved in the ownership, financing, asset management and investment management of commercial real estate assets, including but not limited to commercial mortgage loans, mezzanine loans, commercial construction loans and lines of credit. Third Party Purchaser also has experience through its affiliates investing in, surveilling and managing commercial real estate assets, including rated and unrated investment grade and non-investment grade rated securities issued pursuant to CRE, CDO, CLO and CMBS transactions.

The Third Party Purchaser and its affiliates own, manage and finance assets similar in type to the assets of the issuing entity. Accordingly, the assets of the Third Party Purchaser and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, property managers, purchasers, financing, equity investors and so forth.

The Third Party Purchaser has previously acquired at original issuance the unrated initial controlling class certificates in only one CMBS transaction. The acquisition of the Yield-Priced Principal Balance Certificates in this transaction will be its third such acquisition.

The Third Party Purchaser is being advised in this transaction by Barings Real Estate, which as of September 30, 2017 had more than $49 billion in real estate assets managed or serviced. Barings Real Estate is the marketing name used to represent the real estate advisory business of Barings LLC and its subsidiaries. Barings LLC is a global asset management firm with offices in 16 countries and which had more than $299 billion in assets managed as of September 30, 2017. Barings LLC is an indirect wholly owned subsidiary of the Third Party Purchaser.

Barings Real Estate offers institutional and other qualified investors a diverse range of opportunities of real estate investing in both public and private real estate equity and debt markets. Barings Real Estate is a debt originator in North America with expertise and resources in core mortgages, construction loans, mezzanine loans, preferred equity investments and bridge financings. Its debt investments also include residential loan pools and affordable housing tax credit investments, as well as public debt instruments including CMBS, REIT bonds and real estate derivatives. Barings Real Estate also provides debt financing strategies in Europe, primarily through separate accounts and club arrangements. In the aggregate, Barings Real Estate’s private and public debt assets under management as of September 30, 2017 were $32.0 billion. Barings LLC, through its predecessor entities, has been registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser since November 1, 1940. Members of Barings Real Estate’s Capital Markets team, which oversees CMBS investing, have, in the aggregate, over 75 years of experience owning, managing, issuing and performing surveillance on CMBS, including experience with investments in subordinate CMBS securities.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until February 27, 2023. After that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date and (B) the date on which all of the Mortgage Loans have been defeased in accordance with §244.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced PSA. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The Operating Advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The Operating Advisor is required to be an Eligible Operating Advisor at all times that it is acting as Operating Advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the Operating Advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of JPMCB, GACC and CREFI will make the representations and warranties identified on Annex D, Annex E and Annex F, respectively, subject to the exceptions to these representations and warranties set forth in Annex D, Annex E and Annex F, respectively, (the “Exception Schedule”).

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex F to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$29,604,000
A-2	$341,798,000
A-3	$60,000,000
A-4	$125,000,000
A-5	$444,175,000
A-SB	$54,333,000
X-A	$1,220,681,000
X-B	$60,281,000
A-S	$165,771,000
B	$60,281,000
C	$60,280,000

Non-Offered Certificates
X-D	$20,722,000
D	$20,722,000
E-RR	$50,862,000
F-RR	$18,837,000
G-RR	$18,838,000
NR-RR	$56,512,898

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $1,220,681,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $60,281,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $20,722,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related

Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)       with respect to the Distribution Date in March 2018, the Interest Deposit Amount (net of an amount accrued at the Administrative Cost Rate); and

(f)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such

Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

In addition, on the first Distribution Date, solely from funds transferred to the trust fund for such purpose by the depositor, the Class X-B certificates will receive a payment of $100, which will be deemed a payment of principal on their REMIC regular interest principal balance for federal income tax purposes.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class S and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.6464%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 3.6623%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.5439%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.6147%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.8819%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.7802%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 4.0835%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 1.5000%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of

Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable provided that, for purposes of calculating Pass-Through Rates and the WAC Rate with respect to the Distribution Date in March 2018, the Interest Deposit Amount will be included in determining the Net Mortgage Rate of the Mortgage Loans that accrue interest based on the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Principal Shortfall for that Distribution Date;

(b) the Scheduled Principal Distribution Amount for that Distribution Date; and

(c) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the

Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)        the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)        the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S Certificates, the Excess Interest received by the issuing entity with respect to an ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s)

pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess

Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), (y) the group of the Class X-D and Class D certificates (the “YM Group C”) and (z) the group of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R or Class S certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2022
Class A-2	February 2023
Class A-3	December 2024
Class A-4	November 2027
Class A-5	January 2028
Class A-SB	March 2027
Class X-A	January 2028
Class X-B	February 2028
Class A-S	January 2028
Class B	February 2028
Class C	February 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in February 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan(s) and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2018, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including a class of retained certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

o	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	the “Investor Q&A Forum”;

o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab; and

o	the “Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)          2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)          in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class S and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2018-B2

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)          the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)        the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)         an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)        the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)       the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)        any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)         an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)        the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)       the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)          the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)      the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     the original or a copy of all related environmental insurance policies; and

(xix)      a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)        any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)        any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)         any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)        any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      a copy of all related environmental reports; and

(xiv)       a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)     a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D, Annex E and Annex F, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D, Annex E and Annex F.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)     such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)     in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(a)     cure such Material Defect in all material respects, at its own expense,

(b)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(c)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time, to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)     comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)    not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)     have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)     any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)     the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)     the obligation, if any, of the master servicer to make Advances;

(D)     the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)     the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)     any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)    any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)     any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)          all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)          in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan or with respect to any cure payable by the holders of one or more Subordinate Companion Loan(s) related to a Serviced AB Whole Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds (excluding any Interest Deposit Amount) for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

With respect to the Distribution Date in March 2018, for each Mortgage Loan that accrues interest based on an actual/360 basis, the related mortgage loan seller will remit to the depositor on the Closing Date for deposit into the Interest Reserve Account an amount equal to two days of interest at the related Net Mortgage Rate (the “Interest Deposit Amount”). The Interest Deposit Amount will be included in the Withheld Amounts available for the Distribution Date in March 2018.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain on Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)          to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)         to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)         to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)         to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)          to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)         to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)        to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)       to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)        to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)         to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the

Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)        to recoup any amounts deposited in the Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)      to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)       to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)        to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)       to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)      to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)      to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)       to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Companion Distribution Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan(s), second, from amounts on deposit allocated to the related Mortgage Loan and any related Pari Passu Companion Loan(s), and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.07250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver processing, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver processing, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	100% of charges by the master servicer collected for checks returned for insufficient funds and charges for beneficiary statements or demands actually paid by the related borrowers relating to the accounts held by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other

Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Key Bank will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of KeyBank as master servicer; provided that KeyBank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, KeyBank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.07000% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)          within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)          the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B)a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)          the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)          with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)          the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)          if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)          100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)         100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)        100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)         50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00470% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00255% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event“ will occur on the earliest of:

(1)          120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)          the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)          30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)          30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)          60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)          a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)          immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event), in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)          the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)          the excess of

1.     the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances; provided that, with respect to the each Serviced AB Whole Loan, all appraisal reductions will first be allocated to the related Subordinate Companion Loans until reduced to zero, and then to the related Mortgage Loan and any related Pari Passu Companion Loan. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to the each Serviced AB Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the related Subordinate Companion Loan(s) and then to the related Mortgage Loan and any related Pari Passu Companion Loan, as applicable.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“ as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Serviced AB Whole Loan, the holder of a related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Controlling Holder” and “—The Red Building Whole Loan—Controlling Holder”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan (or, with respect to the Red Building Whole Loan, the Red Building Controlling Noteholder). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan), neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any

Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)	grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)	approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)	approving annual operating budgets;

(iv)	subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)	approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)	granting waivers of minor covenant defaults (other than financial covenants);

(vii)	as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit (except releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA);

(viii)	any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)	approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)	any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)	consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)	consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)	grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)	any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied; and

(xv)	grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)          extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)          provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to the each Serviced AB Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to such Whole Loan, no modification, waiver or amendment of the related Whole Loan that would be a Major Decision for such Whole Loan may be made without the consent of the holder of the related Subordinate Companion Loan or Red Building Controlling Noteholder (in the case of the Red Building Whole Loan), as the case may be, which must be obtained by the Special Servicer. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Consultation and Control” and “—The Red Building Whole Loan—Consultation and Control.”

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, and unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

With respect to each Serviced AB Whole Loan, the rights of the Directing Certificateholder set forth in the preceding paragraphs will be exercised by the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan) prior to the occurrence and continuance of a Control Appraisal Period.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2019, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to each Serviced AB Whole Loan, the cost will be allocated, first, as an expense of the holder of the Subordinate Companion Loan(s), and second, as an expense of the holder of the related Mortgage Loan and any related Pari Passu Companion Loan to the extent provided in the related intercreditor agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)          either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)          as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)          as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)          as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)          as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)          as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)          as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event, and in the case of each Serviced AB Whole Loan, only to the extent it is not subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, the holder of the Central Park of Lisle Subordinate Companion Loan or the Red Building Controlling Noteholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the special servicer has decided not to revise such Asset Status Report, as applicable. The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan (or a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period))), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)          such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. With respect to each Serviced AB Whole Loan, the special servicer will be permitted to sell the related Subordinate Companion Loan(s) along with the related Mortgage Loan and any related Pari Passu Companion Loan in accordance with the Servicing Standard with the consent of the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan). The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. In addition, with respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the special servicer will only be permitted to sell the related Mortgage Loan for less than the Purchase Price with the consent of the holder of such Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan). See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Sale of Defaulted Whole Loan” and “—The Red Building Whole Loan—Sale of Defaulted Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related

Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan and (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan, as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Notwithstanding anything to the contrary, with respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will have no consent or consultation rights with respect to such Whole Loan and any control rights will be held by the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan) in accordance with the related intercreditor agreement; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights. However, during the occurrence and continuance a Control Appraisal Period with respect to the a Serviced AB Whole Loan, the Directing Certificateholder will have the same consent and consultation rights with respect to such Whole Loan as it does for the other Mortgage Loans in the trust.

The “Directing Certificateholder” will be with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Barings LLC.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)     any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)     any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)       any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)     consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)    any determination of an Acceptable Insurance Default;

(ix)     (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)      releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)    any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)    any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)    determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property); and

(xvii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

With respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan); provided that nothing precludes the Directing

Certificateholder from consulting with the related special servicer, regardless of whether such holder of the related Subordinate Companion Loan or Red Building Controlling Noteholder, as applicable, is entitled to exercise such rights. For the specific major decisions applicable to teach Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, see “Description of the Mortgage Pool—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Consultation and Control” and “—The Red Building Whole Loan—Consultation and Control”.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval, deemed approval or objection to such Major Decision Reporting Package and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

With respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan or the Red Building Controlling Noteholder (in the case of the Red Building Whole Loan); provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether such holder of the related Subordinate Companion Loan or Red Building Controlling Noteholder, as applicable, is entitled to exercise such rights. See “Description of the Mortgage Pool—The Serviced AB Whole Loans—The Central Park of Lisle Whole Loan—Consultation and Control” and “—The Red Building Whole Loan—Consultation and Control”.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder, the holder of the Central Park of Lisle Subordinate Companion Loan or the Red Building Controlling Noteholder or (ii) any matter requiring consultation with the Directing Certificateholder or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or the holder of the related Subordinate Companion Loan for a Serviced AB Whole Loan (or, with respect to the Red Building Whole Loan, the Red Building Controlling Noteholder) or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor

Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction (i) with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties or (ii) with respect to a Serviced AB Whole Loan, until the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan. However, Pentalpha Surveillance LLC is also the operating advisor under the BANK 2018-BNK10 Pooling and Servicing Agreement and the GS 2017-FARM Pooling and Servicing Agreement and, in these capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the BANK 2018-BNK10 Pooling and Servicing Agreement and the GS 2017-FARM Pooling and Servicing Agreement, as the case may be, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)       recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)       preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any

Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is not risk retention affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Third Party Purchaser, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)     that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)      that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and December 31, 2017 was approximately 29.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 18.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election“), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote“), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice“), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials“):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information“), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period“) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not risk retention affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the third party purchaser, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and out-of-pocket expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period for such Whole Loan. The holder of the related Subordinate Companion Loan (or, with respect to the Red Building Whole Loan, the Red Building Controlling Noteholder) will have the right, prior to the occurrence and continuance of a Control Appraisal Period, to replace the special servicer solely with respect to the subject Whole Loan.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not risk retention affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. Additionally, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to a Serviced AB Whole Loan so long as such Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)       the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing

Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Court of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)       a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)       a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)       a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)       a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)       instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the GS 2017-FARM Trust and Servicing Agreement, the JPMCC 2018-BCON Pooling and Servicing Agreement and the WPT 2017-WWP Trust and Servicing Agreement, which are described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B2 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that with respect to the Apple Campus 3 Mortgage Loan, neither the workout fee nor the liquidation fee is subject to a cap.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B2 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Worldwide Plaza Mortgage Loan

The Worldwide Plaza Mortgage Loan will be serviced pursuant to the WPT 2017-WWP Trust and Servicing Agreement. The servicing terms of the WPT 2017-WWP Trust and Servicing Agreement are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The WPT 2017-WWP Servicer earns a servicing fee with respect to the Worldwide Plaza Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Worldwide Plaza Whole Loan becoming a specially serviced loan under the WPT 2017-WWP Trust and Servicing Agreement, the WPT 2017-WWP Special Servicer will earn a special servicing fee payable monthly with respect to the Worldwide Plaza Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Worldwide Plaza Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The WPT 2017-WWP Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Worldwide Plaza Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The WPT 2017-WWP Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Worldwide Plaza Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The WPT 2017-WWP Trust and Servicing Agreement does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to WPT 2017-WWP Trust and Servicing Agreement.

●	The WPT 2017-WWP Trust and Servicing Agreement does not require the WPT 2017-WWP Servicer to make the equivalent of compensating interest payments in respect of the WPT 2017-WWP Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Worldwide Plaza Whole Loan” in this prospectus.

Servicing of the Marina Heights State Farm Mortgage Loan

The Marina Heights State Farm Mortgage Loan will be serviced pursuant to the GS 2017-FARM Trust and Servicing Agreement. The servicing terms of the GS 2017-FARM Trust and Servicing Agreement are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

The GS 2017-FARM Servicer earns a servicing fee with respect to the Marina Heights State Farm Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Marina Heights State Farm Whole Loan becoming a specially serviced loan under the GS 2017-FARM Trust and Servicing Agreement, the GS 2017-FARM Special Servicer will earn a special servicing fee payable monthly with respect to the Marina Heights State Farm Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Marina Heights State Farm Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The GS 2017-FARM Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest and excess interest) made by the related borrower after any workout of the Marina Heights State Farm Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The GS 2017-FARM Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Marina Heights State Farm Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The GS 2017-FARM Trust and Servicing Agreement does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to GS 2017-FARM Trust and Servicing Agreement.

●	The GS 2017-FARM Trust and Servicing Agreement does not require the GS 2017-FARM Servicer to make the equivalent of compensating interest payments in respect of the Marina Heights State Farm Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Marina Heights State Farm Whole Loan” in this prospectus.

Servicing of the Beacon - Criterion, Beacon - Hague, Beacon - Paramount, Beacon - Mercury / Garage, Beacon - Orpheum and Beacon - Tower Mortgage Loans

Each of the Beacon - Criterion, Beacon - Hague, Beacon - Paramount, Beacon - Mercury /Garage, Beacon - Orpheum and Beacon - Tower Whole Loans (collectively, the “Beacon Whole Loans”), which include each of the Beacon - Criterion, Beacon - Hague, Beacon - Paramount, Beacon - Mercury / Garage, Beacon - Orpheum and Beacon - Tower Mortgage Loans (collectively, the “Beacon Mortgage Loans”) and any related REO Property, are expected to be serviced and administered under the JPMCC 2018-BCON Pooling and Servicing Agreement. Accordingly, the JPMCC 2018-BCON Master Servicer (or, if it fails to do so, the trustee under the JPMCC 2018-BCON Pooling and Servicing Agreement) will generally make property protection advances, unless it is determined in accordance with the JPMCC 2018-BCON Pooling and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the Beacon Mortgage Loans. The JPMCC 2018-BCON Master Servicer will generally also remit collections on the Beacon Mortgage Loans to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Beacon Mortgage Loans, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Beacon Mortgage Loans under the terms of the related co-lender agreement and make P&I Advances with respect to the Beacon Mortgage Loans, subject to any non-recoverability determination. The JPMCC 2018-BCON Pooling and Servicing Agreement and the PSA are both expected to address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the JPMCC 2018-BCON Pooling and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the JPMCC 2018-BCON Pooling and Servicing Agreement and the PSA are expected to differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Beacon Mortgage Loans for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the JPMCC 2018-BCON Master Servicer, the JPMCC 2018-BCON Special Servicer or the trustee or the certificate administrator under the JPMCC 2018-BCON Pooling and Servicing Agreement or (b) make Servicing Advances with respect to the Beacon Mortgage Loans. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Beacon Mortgage Loans is dependent on its receipt of the corresponding information and/or collections from the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer.

●	The JPMCC 2018-BCON Master Servicer will earn a primary servicing fee (i) with respect to the Beacon Mortgage Loans at a rate equal to 0.00125% per annum and (ii) with respect to the Beacon Lead Securitization Companion Loans, 0.0025% per annum.

●	Pursuant to the JPMCC 2018-BCON Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Beacon Mortgage Loans are expected to be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the JPMCC 2018-BCON Pooling and Servicing Agreement are 0.50% of the net liquidation proceeds or each applicable payment, respectively.

●	The JPMCC 2018-BCON Pooling and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the Beacon Whole Loans are reimbursable out of related collections, together with interest thereon at a prime rate. If the JPMCC 2018-BCON Master Servicer determines that a property protection advance it made with respect to the Beacon Whole Loans or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the Beacon Whole Loans before any allocation or distribution is made in respect of the principal and interest payments on the Beacon Whole Loans. In the event that collections received after the final liquidation of the Beacon Whole Loans or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the JPMCC 2018-BCON Master Servicer determines that the monthly debt service advances on the Beacon Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the Beacon Mortgage Loans are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the Beacon Mortgage Loans or the Beacon Pari Passu Companion Loans: first such advances on the Beacon Mortgage Loans and the Beacon Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the Beacon Subordinate Companion Loans will be reimbursed.

●	The JPMCC 2018-BCON Master Servicer is expected to be generally responsible for servicing and administration of the Beacon Mortgage Loans prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the Beacon Mortgage Loans, and the JPMCC 2018-BCON Special Servicer is expected to be generally responsible for servicing and administration of the Beacon Mortgage Loans while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the JPMCC 2018-BCON Special Servicer (subject to the rights of the JPMCC 2018-BCON Directing Certificateholder) is generally expected to be required for all major decisions with respect to the Beacon Whole Loans even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the JPMCC 2018-BCON Pooling and Servicing Agreement are expected to vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The trustee under the JPMCC 2018-BCON Pooling and Servicing Agreement is expected to be the mortgagee of record with respect to the Beacon Whole Loans.

●	The custodian under the JPMCC 2018-BCON Pooling and Servicing Agreement is expected to generally be responsible for holding the loan documents with respect to the Beacon Whole Loans (other than the original promissory note for the Beacon Mortgage Loans and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the Beacon Whole Loans, related loan documents will be released to the JPMCC 2018-BCON Master Servicer or the JPMCC 2018-BCON Special Servicer.

●	The JPMCC 2018-BCON Master Servicer (if the Beacon Whole Loans is not subject to special servicing) or the JPMCC 2018-BCON Special Servicer (if the Beacon Whole Loans is subject to servicing) (subject to, if and when applicable, the consent/consultation rights of the JPMCC 2018-BCON Directing Certificateholder), are expected to be able to agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the JPMCC 2018-BCON Pooling and Servicing Agreement to fail to qualify as a REMIC under the

Code or (B) result in the imposition of a tax upon any such REMIC. However, neither the JPMCC 2018-BCON Master Servicer nor the JPMCC 2018-BCON Special Servicer may extend the maturity date of the Beacon Whole Loans beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) 20 years, or, to the extent consistent with accepted servicing practices, giving due consideration to the remaining term of the ground lease, 10 years, prior to the current term of the ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The JPMCC 2018-BCON Special Servicer is expected to be required to take actions with respect to the Beacon Whole Loans if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	The JPMCC 2018-BCON Master Servicer and the JPMCC 2018-BCON Special Servicer are each expected to be permitted to resign from their respective obligations and duties imposed on them pursuant to the JPMCC 2018-BCON Pooling and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law, are in material conflict by reason of applicable law with any other activities carried on by it or to the extent the JPMCC 2018-BCON Special Servicer becomes a borrower affiliate.

●	The servicing transfer events of the JPMCC 2018-BCON Pooling and Servicing Agreement that would cause the Beacon Whole Loans to become specially serviced are expected to be similar, but not identical, to those of the PSA.

●	Each of the JPMCC 2018-BCON Master Servicer and the JPMCC 2018-BCON Special Servicer are expected to be liable in accordance with the JPMCC 2018-BCON Pooling and Servicing Agreement only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of the JPMCC 2018-BCON Master Servicer and the JPMCC 2018-BCON Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the JPMCC 2018-BCON Pooling and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the JPMCC 2018-BCON Pooling and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the JPMCC 2018-BCON Pooling and Servicing Agreement.

The JPMCC 2018-BCON Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Beacon Whole Loans—Special Servicer Appointment Rights” in this prospectus.

The JPMCC 2018-BCON Pooling and Servicing Agreement is expected to provide that each of the JPMCC 2018-BCON Master Servicer and the JPMCC 2018-BCON Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the JPMCC 2018-BCON Pooling and Servicing Agreement, the Beacon Whole Loans, the Beacon Intercreditor Agreements, the related Mortgaged Property or certificates issued under the JPMCC 2018-BCON Pooling and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence by it in the performance of its duties or by reason of negligent disregard of its obligations and duties under the JPMCC 2018-BCON Pooling and Servicing Agreement). The Beacon Intercreditor Agreements requires that the PSA provide that any master servicer, special servicer, certificate administrator, trustee or depositor under the JPMCC 2018-BCON Pooling and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the Beacon Whole Loans or the related Mortgaged Property.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Beacon Whole Loans” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)        to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)        to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)        in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; or

(k)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of

100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holders of the Companion Loan(s) relating to the Serviced AB Whole Loans if such amendment would materially and adversely affect the related Mortgage Loan or the any Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Eight (8) Mortgaged Properties (21.0%) are located in California. Mortgage Loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the

Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise.

Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds the EOS 21 Pari Passu Companion Loan, the 599 Broadway Pari Passu Companion Loan, one of the Atrium Center Pari Passu Companion Loans, one of the 90 Hudson Pari Passu Companion Loans, one of the Marriott Charlotte City Center Pari Passu Companion Loans and one of the Towers at University Center Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, and DBNY, an originator. DBNY or an affiliate currently holds one or more of each of the Marina Heights State Farm Pari Passu Companion Loans, the Rochester Hotel Portfolio Pari Passu Companion Loans and the InterContinental San Francisco Pari Passu Companion Loans.

CREFI is a sponsor and a mortgage loan seller and an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI currently holds the Braddock Metro Center Companion Loan and the Red Building Subordinate Companion Loans, but it is expected to sell such Red Building Subordinate Companion Loans to unaffiliated third parties.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and KeyBank, on the other hand, KeyBank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, the Fairfield Portfolio Mortgage Loan, Homewood Commons Mortgage Loan and Four Points Nashville Airport Mortgage Loan.

Under the BANK 2018-BNK10 Pooling and Servicing Agreement and the GS 2017-FARM Pooling and Servicing Agreement, Pentalpha Surveillance LLC is also the Operating Advisor and the Asset Representations Reviewer with respect to the Apple Campus 3 Whole Loan and the Marina Heights State Farm Whole Loan, respectivey.

KeyBank (i) is the master servicer under the GS 2017-FARM Trust and Servicing Agreement with respect to the Marina Heights State Farm Whole Loan and (ii) is expected to be the master servicer under the JPMCC 2018-BCON Pooling and Servicing Agreement with respect to the Beacon - Criterion Whole Loan, Beacon - Hague Whole Loan, Beacon - Paramount Whole Loan, Beacon - Mercury / Garage Whole Loan, Beacon - Orpheum Whole Loan and Beacon - Tower Whole Loan.

Wells Fargo Bank, National Association is also the certificate administrator and trustee of the Beacon - Criterion Whole Loan, Beacon - Hague Whole Loan, Beacon - Paramount Whole Loan, Beacon - Mercury / Garage Whole Loan, Beacon - Orpheum Whole Loan and Beacon - Tower Whole Loan, under the JPMCC 2018-BCON Pooling and Servicing Agreement, and the Marina Heights State Farm Whole Loan, under the GS 2017-FARM Trust and Servicing Agreement.

Under the BANK 2018-BNK10 Pooling and Servicing Agreement, the MSC2017-HR2 Pooling and Servicing Agreement and the Benchmark 2018-B1 Pooling and Servicing Agreement, Wells Fargo Bank, National Association is also the master servicer and certificate administrator of the Apple Campus 3 Whole Loan, The Woods Whole Loan, Worldwide Plaza Whole Loan, Lehigh Valley Mall Whole Loan, Atrium Center Whole, 90 Hudson Whole Loan, Marriott Charlotte City Center Whole Loan and the Two Harbor Point Square Whole Loan, respectively.

For additional information please the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal (other than a payment of $100 to the Class X-B certificates on the first Distribution Date, which will be deemed a payment of principal on their REMIC regular interest principal balance for federal income tax purposes), the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-D certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$1,220,681,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates

Class X-B	$60,281,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$1,220,681,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates

Class X-B	$60,281,000	Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in March 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about February 27, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	the initial Interest Deposit Amount on the Closing Date;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●	with respect to the Fairfield Portfolio Mortgage Loan (1.0%), amortizes based on the assumed principal payment schedule attached to this prospectus as Annex H.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	84%	84%	84%	84%	84%
February 2020	66%	66%	66%	66%	66%
February 2021	43%	43%	43%	43%	43%
February 2022	12%	5%	0%	0%	0%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.52	2.50	2.48	2.48	2.47

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	98%	92%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.82	4.80	4.77	4.73	4.46

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.80	6.79	6.79	6.77	6.63

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	99%	98%	95%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.58	9.51	9.43	9.38	9.24

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.83	9.81	9.78	9.72	9.45

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	77%	77%	77%	77%	77%
February 2025	54%	54%	54%	54%	54%
February 2026	29%	29%	29%	29%	29%
February 2027	3%	3%	3%	3%	3%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.11	7.11	7.11	7.11	7.12

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.65

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.95	9.92	9.88	9.72

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99980%	3.0387%	3.0424%	3.0441%	3.0451%	3.0459%
99.24980%	2.9330%	2.9356%	2.9368%	2.9376%	2.9381%
99.49980%	2.8276%	2.8292%	2.8300%	2.8305%	2.8308%
99.74980%	2.7227%	2.7233%	2.7235%	2.7237%	2.7238%
99.99980%	2.6181%	2.6177%	2.6175%	2.6174%	2.6173%
100.24980%	2.5139%	2.5125%	2.5118%	2.5114%	2.5111%
100.49980%	2.4101%	2.4076%	2.4065%	2.4058%	2.4053%
100.74980%	2.3066%	2.3032%	2.3016%	2.3006%	2.2999%
100.99980%	2.2036%	2.1991%	2.1971%	2.1958%	2.1949%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99990%	3.2038%	3.2017%	3.1988%	3.1945%	3.1674%
102.24990%	3.1478%	3.1455%	3.1422%	3.1374%	3.1073%
102.49990%	3.0920%	3.0894%	3.0858%	3.0805%	3.0473%
102.74990%	3.0363%	3.0335%	3.0296%	3.0238%	2.9874%
102.99990%	2.9808%	2.9777%	2.9735%	2.9672%	2.9278%
103.24990%	2.9254%	2.9221%	2.9176%	2.9108%	2.8683%
103.49990%	2.8702%	2.8666%	2.8618%	2.8545%	2.8089%
103.74990%	2.8152%	2.8114%	2.8062%	2.7984%	2.7498%
103.99990%	2.7603%	2.7562%	2.7507%	2.7425%	2.6908%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99980%	3.5470%	3.5470%	3.5470%	3.5469%	3.5465%
100.24980%	3.5051%	3.5051%	3.5050%	3.5049%	3.5037%
100.49980%	3.4633%	3.4632%	3.4631%	3.4630%	3.4609%
100.74980%	3.4216%	3.4215%	3.4214%	3.4211%	3.4183%
100.99980%	3.3801%	3.3799%	3.3798%	3.3794%	3.3759%
101.24980%	3.3387%	3.3385%	3.3382%	3.3379%	3.3335%
101.49980%	3.2973%	3.2971%	3.2969%	3.2964%	3.2913%
101.74980%	3.2561%	3.2559%	3.2556%	3.2551%	3.2492%
101.99980%	3.2151%	3.2148%	3.2144%	3.2138%	3.2072%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99970%	3.6244%	3.6243%	3.6242%	3.6241%	3.6239%
100.24970%	3.5931%	3.5928%	3.5925%	3.5923%	3.5916%
100.49970%	3.5620%	3.5614%	3.5609%	3.5605%	3.5595%
100.74970%	3.5309%	3.5301%	3.5294%	3.5289%	3.5274%
100.99970%	3.4998%	3.4989%	3.4979%	3.4973%	3.4955%
101.24970%	3.4689%	3.4678%	3.4666%	3.4658%	3.4636%
101.49970%	3.4381%	3.4367%	3.4354%	3.4345%	3.4318%
101.74970%	3.4074%	3.4058%	3.4042%	3.4032%	3.4002%
101.99970%	3.3767%	3.3749%	3.3731%	3.3720%	3.3686%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.95950%	3.5331%	3.5325%	3.5315%	3.5294%	3.5203%
102.96950%	3.5319%	3.5313%	3.5303%	3.5282%	3.5191%
102.97950%	3.5307%	3.5301%	3.5291%	3.5270%	3.5178%
102.98950%	3.5295%	3.5289%	3.5279%	3.5258%	3.5166%
102.99950%	3.5283%	3.5277%	3.5266%	3.5246%	3.5153%
103.00950%	3.5271%	3.5265%	3.5254%	3.5234%	3.5141%
103.01950%	3.5259%	3.5253%	3.5242%	3.5222%	3.5129%
103.02950%	3.5247%	3.5240%	3.5230%	3.5209%	3.5116%
103.03950%	3.5235%	3.5228%	3.5218%	3.5197%	3.5104%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99980%	3.4633%	3.4633%	3.4633%	3.4633%	3.4633%
102.24980%	3.4235%	3.4235%	3.4235%	3.4235%	3.4235%
102.49980%	3.3838%	3.3838%	3.3838%	3.3838%	3.3838%
102.74980%	3.3442%	3.3442%	3.3442%	3.3442%	3.3442%
102.99980%	3.3047%	3.3047%	3.3047%	3.3047%	3.3048%
103.24980%	3.2654%	3.2654%	3.2654%	3.2654%	3.2654%
103.49980%	3.2261%	3.2261%	3.2261%	3.2261%	3.2262%
103.74980%	3.1870%	3.1870%	3.1870%	3.1870%	3.1870%
103.99980%	3.1480%	3.1480%	3.1480%	3.1480%	3.1480%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.14825%	4.6551%	4.6023%	4.5391%	4.4517%	3.9136%
3.15825%	4.5748%	4.5219%	4.4586%	4.3711%	3.8322%
3.16825%	4.4949%	4.4419%	4.3785%	4.2909%	3.7513%
3.17825%	4.4154%	4.3624%	4.2989%	4.2111%	3.6707%
3.18825%	4.3363%	4.2832%	4.2196%	4.1317%	3.5905%
3.19825%	4.2575%	4.2044%	4.1407%	4.0527%	3.5108%
3.20825%	4.1792%	4.1259%	4.0622%	3.9740%	3.4314%
3.21825%	4.1012%	4.0479%	3.9840%	3.8958%	3.3524%
3.22825%	4.0236%	3.9702%	3.9063%	3.8179%	3.2738%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99980%	3.8514%	3.8514%	3.8514%	3.8514%	3.8458%
102.24980%	3.8210%	3.8210%	3.8210%	3.8210%	3.8147%
102.49980%	3.7906%	3.7906%	3.7906%	3.7906%	3.7837%
102.74980%	3.7603%	3.7603%	3.7603%	3.7603%	3.7527%
102.99980%	3.7301%	3.7301%	3.7301%	3.7301%	3.7219%
103.24980%	3.6999%	3.6999%	3.6999%	3.6999%	3.6911%
103.49980%	3.6699%	3.6699%	3.6699%	3.6699%	3.6604%
103.74980%	3.6399%	3.6399%	3.6399%	3.6399%	3.6298%
103.99980%	3.6101%	3.6101%	3.6101%	3.6101%	3.5993%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.58880%	4.0018%	4.0025%	4.0034%	4.0049%	4.0036%
102.83880%	3.9712%	3.9719%	3.9728%	3.9743%	3.9725%
103.08880%	3.9408%	3.9414%	3.9423%	3.9438%	3.9414%
103.33880%	3.9104%	3.9110%	3.9119%	3.9134%	3.9104%
103.58880%	3.8801%	3.8807%	3.8816%	3.8831%	3.8795%
103.83880%	3.8498%	3.8505%	3.8514%	3.8529%	3.8487%
104.08880%	3.8197%	3.8204%	3.8213%	3.8227%	3.8180%
104.33880%	3.7897%	3.7903%	3.7912%	3.7927%	3.7873%
104.58880%	3.7597%	3.7604%	3.7613%	3.7627%	3.7568%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.56000%	4.5097%	4.5098%	4.5099%	4.5102%	4.5208%
98.81000%	4.4779%	4.4779%	4.4780%	4.4782%	4.4883%
99.06000%	4.4461%	4.4461%	4.4461%	4.4462%	4.4559%
99.31000%	4.4144%	4.4144%	4.4143%	4.4143%	4.4236%
99.56000%	4.3829%	4.3828%	4.3826%	4.3825%	4.3914%
99.81000%	4.3514%	4.3512%	4.3511%	4.3509%	4.3592%
100.06000%	4.3200%	4.3198%	4.3196%	4.3193%	4.3272%
100.31000%	4.2887%	4.2885%	4.2882%	4.2878%	4.2953%
100.56000%	4.2575%	4.2572%	4.2569%	4.2564%	4.2634%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC to the Grantor Trust and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of each REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class S certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twelve (12) of the Mortgaged Properties are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of market discount, Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A, Class X-B and Class X-D certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A, Class X-B or Class X-D certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class C certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B or Class X-D certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B and Class X-D certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular

Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$9,201,507	$11,475,344	$8,927,149	$0	$0
Class A-2	$106,237,562	$132,490,528	$103,069,910	$0	$0
Class A-3	$18,649,184	$23,257,689	$18,093,127	$0	$0
Class A-4	$38,852,466	$48,453,519	$37,694,015	$0	$0
Class A-5	$138,058,353	$172,174,736	$133,941,911	$0	$0
Class A-SB	$16,887,768	$21,061,001	$16,384,231	$0	$0
Class X-A	$379,411,737	$473,170,324	$368,098,939	$0	$0
Class X-B	$18,736,524	$23,366,613	$18,177,863	$0	$0
Class A-S	$51,524,897	$64,257,507	$49,988,596	$0	$0
Class B	$18,736,524	$23,366,613	$18,177,863	$0	$0
Class C	$18,736,213	$23,366,225	$18,177,562	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 105.4% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,212,501.85, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-13) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an

Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) will not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or received a fee or other compensation from a Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations will be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

With respect to the EOS 21 Mortgage Loan (4.0%), the Arizona State Retirement System (“ASRS”), which is a governmental plan, owns 95% of the indirect equity interests in the borrower. Investors who have an ongoing relationship with ASRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold the Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class A-S, Class B and Class C Certificates receive investment grade credit ratings from each of Fitch and KBRA.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in February 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1

17g-5 Information Provider	298
1986 Act	445
1996 Act	425

2

2015 Budget Act	452

3

30/360 Basis	330

4

401(c) Regulations	462

A

AB Modified Loan	340
Accelerated Mezzanine Loan Lender	292
Acceptable Insurance Default	343
Acting General Counsel’s Letter	124
Actual/360 Basis	174, 320
Actual/360 Loans	320
ADA	427
Additional Advance	183
Additional Exclusions	343
Administrative Cost Rate	278
ADR	129
Advances	316
Advisers Act	461
Affirmative Asset Review Vote	378
Agent	156
Aggregate Amount	186
Aggregate Available Funds	271
Amenities Cash Flow	71
Amenities Lender	70
Amenities Loan	70
Amenities Loan Agreement	70
Amenities Mortgages	71
Amenities Owner	70
Amenities Owner GP	70
Amenities Owner GP Owner	70
Amenity Parcel	70
Annual Debt Service	129
Anticipated Repayment Date	174
Appraisal Reduction Amount	337
Appraisal Reduction Event	336
Appraised Value	129
Appraised-Out Class	341
ARD Loan	174
ASR Consultation Process	356
Assessment of Compliance Report	408
Asset Representations Reviewer Asset Review Fee	335
Asset Representations Reviewer Cap	335
Asset Representations Reviewer Fee	335
Asset Representations Reviewer Fee Rate	335
Asset Representations Reviewer Termination Event	383
Asset Review	380
Asset Review Notice	379
Asset Review Quorum	379
Asset Review Report	381
Asset Review Report Summary	381
Asset Review Standard	380
Asset Review Trigger	377
Asset Review Vote Election	378
Asset Status Report	353
Assumed Final Distribution Date	285
Assumed Scheduled Payment	279
Attestation Report	408
Available Funds	271

B

Balloon Balance	130
Bankruptcy Code	419
Base Interest Fraction	285
Beacon Companion Loans	217
Beacon Controlling Noteholder	219
Beacon Intercreditor Agreement	217
Beacon Lead Securitization Companion Loans	217
Beacon Mortgage Loans	403
Beacon Noteholders	217
Beacon Subordinate Companion Loans	217
Beacon Whole Loans	217, 403
Beds	135
Borrower Party	292
Borrower Party Affiliate	292
Breach Notice	308
BSCMI	222

C

C(WUMP)O	16
CBA	156
CERCLA	424
Certificate Administrator Fee Rate	334
Certificate Administrator/Trustee Fee	334
Certificate Balance	270
Certificate Owners	301
Certificateholder	293
Certificateholder Quorum	385
Certificateholder Repurchase Request..	394
Certifying Certificateholder	302
CGMRC	239
Charity Mortgages	71
Citi Data File	240
Citi Securitization Database	239
Class A Certificates	269
Class A-SB Planned Principal Balance	280
Class X Certificates	269
Clearstream	299
Clearstream Participants	301
Closing Date	128
CMBS	53, 230
Code	443
Collateral Deficiency Amount	340
Collection Account	319
Collection Period	272
COMM Conduit/Fusion	231
COMM FL	231
Commercial Board	147
Commercial Units	146
Communication Request	303
Companion Distribution Account	319
Companion Holder	187
Companion Loan	127
Companion Loans	127
Compensating Interest Payment	286
Constant Prepayment Rate	433
Consultation Termination Event	367
Control Appraisal Period	196, 203
Control Eligible Certificates	362
Control Note	187
Control Termination Event	367
Controlling Class	362
Controlling Class Certificateholder	362
Corrected Loan	353
CPR	433
CPY	433
Credit Risk Retention Rules	262
CREFC®	290
CREFC® Intellectual Property Royalty License Fee	336
CREFC® Intellectual Property Royalty License Fee Rate	336
CREFC® Investor Reporting Package	323
CREFC® Reports	290
CREFI	238
CREFI Mortgage Loans	238
Cross-Over Date	276
Cumulative Appraisal Reduction Amount	340, 341
Cure/Contest Period	380
Cut-off Date	127
Cut-off Date Balance	130
CWCAM	253

D

DBNY	230
Defaulted Loan	359
Defeasance Deposit	178
Defeasance Loans	177
Defeasance Lock-Out Period	177
Defeasance Option	177
Definitive Certificate	299
Delinquent Loan	378
Depositaries	300
Determination Date	271
Deutsche Bank	230
Diligence File	305
Directing Certificateholder	362
Directing Certificateholder Asset Status Report Approval Process	355
Disclosable Special Servicer Fees	334
Discount Rate	285
Dispute Resolution Consultation	396
Dispute Resolution Cut-off Date	396
Distribution Accounts	319
Distribution Date	271
Distribution Date Statement	290
DMARC	231
Dodd Frank Act	110
DOJ	230
DOL	459
DSCR/DY Trigger	365
DTC	299
DTC Participants	300
DTC Rules	301
Due Date	174, 273
Due Diligence Questionnaire	240

E

EDGAR	457
Effective Gross Income	133
Eligible Asset Representations Reviewer	381

Eligible Operating Advisor	373
Enforcing Party	394
Enforcing Servicer	394
ERISA	458
ESA	150, 226, 235, 15
Escrow Agent	153
Escrow Agreement	153
Escrow Funds	153
Escrow/Reserve Mitigating Circumstances	229, 237
Euroclear	299
Euroclear Operator	302
Euroclear Participants	302
Exception Schedule	267
Excess Interest	271
Excess Interest Distribution Account	320
Excess Modification Fee Amount	331
Excess Modification Fees	329
Excess Prepayment Interest Shortfall	287
Exchange Act	221
Excluded Controlling Class Holder	297
Excluded Controlling Class Loan	293
Excluded Information	293
Excluded Loan	293
Excluded Special Servicer	385
Excluded Special Servicer Loan	385
Exemption	459
Exemption Rating Agency	459

F

FATCA	453
FDIA	123
FDIC	124
FEC	161
FIEL	17
Fifth Note	71
Final Asset Status Report	355
Final Dispute Resolution Election Notice	397
Final Material Asset Status Report	355
Financial Promotion Order	14
FIRREA	125, 155, 226, 234
Fitch	407
Fortress	253
Fourth Note	71
FPO Persons	14
FSMA	15

G

GACC	230
GACC Data Tape	232
GACC Deal Team	232
GACC Mortgage Loans	231
Gain-on-Sale Entitlement Amount	273
Gain-on-Sale Remittance Amount	273
Gain-on-Sale Reserve Account	320
Garn Act	426
GLA	130
Grantor Trust	50, 443
GSMC	230

H

Hard Lockbox	130
High Net Worth Companies, Unincorporated Associations, etc.	14
Hotel Indigo	163

I

IGU	153
Impasse CBA	156
Indirect Participants	300
Initial Delivery Date	353
Initial Pool Balance	127
Initial Rate	174
Initial Requesting Certificateholder	394
In-Place Cash Management	130
Insurance and Condemnation Proceeds	319
Intercreditor Agreement	187
Interest Accrual Amount	278
Interest Accrual Period	278
Interest Deposit Amount	320
Interest Distribution Amount	278
Interest Reserve Account	320
Interest Shortfall	278
Interested Person	360
Investment Company Act of 1940	1
Investor Certification	293
Investor Q&A Forum	297
IORPs	110

J

JPMCB	222
JPMCB Data Tape	223
JPMCB Deal Team	223
JPMCB Mortgage Loans	223
JPMCB’s Qualification Criteria	224
JPMCC 2018-BCON Certificate Administrator	218
JPMCC 2018-BCON Depositor	217
JPMCC 2018-BCON Master Servicer	218
JPMCC 2018-BCON Pooling and Servicing Agreement	217

JPMCC 2018-BCON Special Servicer	218
JPMCC 2018-BCON Trustee	218

K

KBRA	407
KeyBank	250

L

License Agreement	163
Licensor	163
Liquidation Fee	331
Liquidation Fee Rate	331
Liquidation Proceeds	319
Loan Per Unit	131
Loss of Value Payment	309
Lower-Tier Regular Interests	443
Lower-Tier REMIC	271, 443
Lower-Tier REMIC Distribution Account	319
LTV Ratio	130

M

MAI	310
Major Decision	199, 207, 363
Major Decision Reporting Package	363
MAS	16
Master Servicer Decision	346
Master Servicer Proposed Course of Action Notice	395
Master Servicer Remittance Date	315
Material Defect	308
MIFID II	13
MLPA	304
Modeling Assumptions	434
Modification Fees	329
Morningstar	251
Mortgage	128
Mortgage File	304
Mortgage Loan Seller	238
Mortgage Loans	127
Mortgage Note	128
Mortgage Pool	127
Mortgage Rate	278
Mortgaged Property	128
mortgages	414

N

Net Mortgage Rate	277
Net Operating Income	131
NFIP	81
NLRB	156
NOI Date	131
Non-Controlling Holder	194
Nonrecoverable Advance	316
Non-Serviced Certificate Administrator	187
Non-Serviced Companion Loan	187
Non-Serviced Directing Certificateholder	187
Non-Serviced Intercreditor Agreement	187
Non-Serviced Master Servicer	187
Non-Serviced Mortgage Loan	187
Non-Serviced Operating Advisor	188
Non-Serviced Pari Passu Whole Loan	188
Non-Serviced PSA	188
Non-Serviced Securitization Trust	188
Non-Serviced Special Servicer	188
Non-Serviced Trustee	188
Non-Serviced Whole Loan	188
Non-U.S. Person	453
Note C Control Appraisal Period	202
Notional Amount	270
NRA	131
NRSRO	292, 462
NRSRO Certification	294

O

Occupancy	131
Occupancy Date	131
Offered Certificates	269
OID Regulations	446
OLA	124
Operating Advisor	266
Operating Advisor Consultation Event	266, 368
Operating Advisor Consulting Fee	334
Operating Advisor Expenses	335
Operating Advisor Fee	334
Operating Advisor Fee Rate	334
Operating Advisor Standard	371
Operating Advisor Termination Event	375
Operating Statements	134

P

P&I Advance	315
Pads	135
PAR	227, 235
Par Purchase Price	359
Pari Passu Companion Loan	127
Pari Passu Companion Loans	127
Participants	299
Parties in Interest	458
Pass-Through Rate	276

Patriot Act	428
PCIS Persons	14
PCR	246
Pentalpha Surveillance	260
Percentage Interest	271
Periodic Payments	272
Permitted Investments	271, 320
Permitted Special Servicer/Affiliate Fees	334
PILOT	170
PIPs	77, 152
Plan Fiduciary	461
Plans	458
Pledged Loans	71
Pledged Mortgages	71
PML	6
PRC	15
Pre-2019 Securitization	110
Preliminary Dispute Resolution Election Notice	396
Prepayment Assumption	447
Prepayment Interest Excess	286
Prepayment Interest Shortfall	286
PRIIPS REGULATION	13
Prime Rate	319
Principal Balance Certificates	269
Principal Distribution Amount	278
Principal Shortfall	280
Privileged Information	374
Privileged Information Exception	374
Privileged Person	292
Professional Investors	15
Prohibited Prepayment	287
Promotion Of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	395
Proposed Course of Action Notice	395
PSA	269
PSA Party Repurchase Request	394
PTCE	462
Purchase Price	309

Q

Qualified Replacement Special Servicer	386
Qualified Substitute Mortgage Loan	309
Qualifying CRE Loan Percentage	262

R

RAC No-Response Scenario	406
Rated Final Distribution Date	286
Rating Agencies	407
Rating Agency Confirmation	407
REA	66
Realized Loss	288
REC	150
Red Building A Notes	202
Red Building B Notes	202
Red Building B-1 Note	202
Red Building B-2 Note	202
Red Building C Note	202
Red Building Controlling Noteholder	203
Register	165
Registration Statement	457
Regular Certificates	269
Regular Interestholder	446
Regulation AB	251, 408
Reimbursement Rate	319
Related Proceeds	318
Release Date	178
Relevant Persons	14
Relief Act	427
REMIC	443
REMIC Regulations	443
REO Account	320
REO Loan	281
REO Property	353
Repurchase Request	394
Requesting Certificateholder	396
Requesting Holders	341
Requesting Investor	303
Requesting Party	406
Required Credit Risk Retention Percentage	262
Requirements	427
Residential Board	147
Residential Units	146
Residual Certificates	269
Resolution Failure	394
Resolved	395
Restricted Group	459
Restricted Party	374
Retaining Sponsor	262
Review Materials	379
Revised Rate	174, 278
RevPAR	131
Rochester Hotel Renovation Reserve	152
Rochester Marriott Declaration	147
Rochester Marriott Foundation Parcel	147
Rooms	135
Royal Park	250
Rule 15Ga-1	229
Rule 17g-5	294

S

S&P	251, 407
Scheduled Principal Distribution Amount	279
SEC	222
Second Note	71
Securities Act	408
Securitization Accounts	320
SEL	6
Seller	153
Senior Certificates	269
Sequential Pay Event	196, 203
Serviced Companion Loan	188
Serviced Mortgage Loan	188
Serviced Pari Passu Companion Loan	188
Serviced Pari Passu Mortgage Loan	188
Serviced Pari Passu Whole Loan	188
Servicer Termination Event	388
Servicing Advances	316
Servicing Fee	328
Servicing Fee Rate	328
Servicing Shift Securitization Date	188
Servicing Standard	314
SF	132
SFA	16
SFO	15
Similar Law	458
SMMEA	462
Soft Lockbox	131
Soft Springing Lockbox	131
Special Servicing Fee	330
Special Servicing Fee Rate	330
Specially Serviced Loans	351
Sponsor	238
Springing Cash Management	131
Springing Lockbox	131
Sq. Ft.	132
Square Feet	132
Startup Day	444
State Court Complaint	250
Stated Principal Balance	280
Structured Product	15
Subject Loans	335
Subordinate Certificates	269
Subordinate Companion Loan	127, 189
Subordinate Companion Loans	127
Subsequent Asset Status Report	353
Sub-Servicing Agreement	314

T

T-12	132
Tax Cuts and Jobs Act	446
Term to Maturity	132
Terms and Conditions	302
Tests	380
Third Note	71
Third Party Purchaser	107, 262, 264
Threshold Event Collateral	196, 203
Title V	426
TMPs	452
Transaction Parties	461
TRIPRA	82, 10
Trust REMICs	271, 443
TTM	132

U

U.S. Person	453
UCC	415, 3
UCITS	110
Underwriter Entities	100
Underwriting Agreement	455
Underwritten Expenses	132
Underwritten NCF Debt Yield	133
Underwritten Net Cash Flow	132
Underwritten Net Cash Flow Debt Service Coverage Ratio	132
Underwritten Net Operating Income Debt Service Coverage Ratio	132
Underwritten NOI	133
Underwritten Revenues	134
Union	156
Units	135
Unscheduled Principal Distribution Amount	279
Unsolicited Information	380
Upper-Tier REMIC	271, 443
Upper-Tier REMIC Distribution Account	319
USDA Lease	161
UW Expenses	132
UW NCF	132
UW NCF Debt Yield	133
UW NCF DSCR	132
UW NOI	133
UW NOI Debt Yield	134
UW NOI DSCR	132
UW NOI DY	134

V

Voting Rights	299

W

WAC Rate	277
Wachovia	257
Weighted Average Mortgage Rate	135

Wells Fargo	257
Wells Fargo Bank	248
Whole Loan	127
Withheld Amounts	320
Workout Fee	330
Workout Fee Rate	330
Workout-Delayed Reimbursement Amount	318
Worldwide Plaza Co-Lender Agreement	214
Worldwide Plaza Companion Loans	213
Worldwide Plaza Non-Standalone Pari Passu Companion Loans	213
Worldwide Plaza Pari Passu Companion Loans	213
Worldwide Plaza Senior Loans	213
Worldwide Plaza Senior Note	213
Worldwide Plaza Standalone Companion Loans	213
Worldwide Plaza Subordinate Notes	213
Worldwide Plaza Whole Loan	213
WPT 2017-WWP Certificate Administrator	214
WPT 2017-WWP Depositor	214
WPT 2017-WWP Directing Certificateholder	215
WPT 2017-WWP Operating Advisor	214
WPT 2017-WWP Servicer	214
WPT 2017-WWP Special Servicer	214
WPT 2017-WWP Trustee	214

Y

Yield Maintenance Charge	285
Yield-Priced Principal Balance Certificates	264
YM Group A	284
YM Group B	284
YM Group C	284
YM Group RR	284
YM Groups	284

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

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ANNEX A-1

								Number of	Property	Property		Year		Unit of		Occupancy
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)	Measure	Occupancy %(3)	Date
1	CREFI	Central Park of Lisle	4225 Naperville Road & 3333 Warrenville Road	Lisle	IL	60532	DuPage	1	Office	Suburban	1991, 2001	2015	693,606	Square Feet	84.2%	10/18/17
2	JPMCB	Promenade Shops at Aventura	20401 Biscayne Boulevard	Aventura	FL	33180	Miami-Dade	1	Retail	Anchored	1989		291,834	Square Feet	99.2%	12/08/17
3	GACC	Apple Campus 3	222 North Wolfe Road	Sunnyvale	CA	94085	Santa Clara	1	Office	Suburban	2017		882,657	Square Feet	100.0%	02/06/18
4	JPMCB	EOS 21	140 South Van Dorn Street	Alexandria	VA	22304	Alexandria City	1	Multifamily	Mid-Rise	1963, 1967	2012	1,180	Units	97.3%	09/30/17
5	GACC	Rochester Hotel Portfolio	Various	Rochester	MN	Various	Olmsted	4	Hotel	Various	Various	Various	1,222	Rooms	58.4%	10/31/17
5.01	GACC	Rochester Marriott	101 1st Avenue Southwest	Rochester	MN	55902	Olmsted	1	Hotel	Full Service	1989	2016	202	Rooms	71.0%	10/31/17
5.02	GACC	Kahler Grand	20 2nd Avenue Southwest	Rochester	MN	55902	Olmsted	1	Hotel	Full Service	1926-1968	2010	660	Rooms	49.4%	10/31/17
5.03	GACC	Kahler Inn & Suites	9 3rd Avenue Northwest	Rochester	MN	55901	Olmsted	1	Hotel	Select Service	1971, 1979, 1988	2010	271	Rooms	65.9%	10/31/17
5.04	GACC	Residence Inn Rochester	441 West Center Street	Rochester	MN	55902	Olmsted	1	Hotel	Extended Stay	2004	2013	89	Rooms	73.6%	10/31/17
6	GACC	InterContinental San Francisco	888 Howard Street	San Francisco	CA	94103	San Francisco	1	Hotel	Full Service	2008	2017-2018	550	Rooms	87.0%	10/31/17
7	GACC	Sentinel Square II	1050 First Street Northeast	Washington	DC	20002	District of Columbia	1	Office	CBD	2017		280,363	Square Feet	94.1%	12/31/17
8	CREFI	The Woods	4300 The Woods Drive	San Jose	CA	95136	Santa Clara	1	Multifamily	Garden	1981-2003	2017	1,841	Units	94.7%	10/01/17
9	JPMCB	600 Clipper	600 Clipper Drive	Belmont	CA	94002	San Mateo	1	Office	Suburban	1995, 2000	2017	158,596	Square Feet	100.0%	02/01/18
10	GACC	Worldwide Plaza	825 Eighth Avenue	New York	NY	10019	New York	1	Office	CBD	1987	1996	2,049,553	Square Feet	98.4%	06/30/17
11	CREFI	64 Wooster Street	64 Wooster Street	New York	NY	10012	New York	1	Mixed Use	Office/Retail	1900	2014	55,500	Square Feet	100.0%	12/13/17
12	GACC	Hotel Indigo & Austin	810 Red River Street & 805 Neches Street	Austin	TX	78701	Travis	1	Hotel	Select Service	2016		305	Rooms	64.2%	10/31/17
13	CREFI	Braddock Metro Center	1320-1340 Braddock Place	Alexandria	VA	22314	Alexandria City	1	Office	Suburban	1986		315,589	Square Feet	92.4%	11/01/17
14	CREFI	BlueLinx Portfolio	Various	Various	Various	Various	Various	4	Industrial	Warehouse/Distribution	Various	Various	2,307,835	Square Feet	100.0%	02/06/18
14.01	CREFI	BlueLinx Frederick	4300 Georgia Pacific Boulevard	Frederick	MD	21704	Frederick	1	Industrial	Warehouse/Distribution	1996		680,252	Square Feet	100.0%	02/06/18
14.02	CREFI	BlueLinx Bellingham	419 Maple Street	Bellingham	MA	02019	Norfolk	1	Industrial	Warehouse/Distribution	1988	2006	489,950	Square Feet	100.0%	02/06/18
14.03	CREFI	BlueLinx Lawrenceville	200 Hosea Road	Lawrenceville	GA	30046	Gwinnett	1	Industrial	Warehouse/Distribution	1996		585,637	Square Feet	100.0%	02/06/18
14.04	CREFI	BlueLinx Butner	1712 East D Street	Butner	NC	27509	Granville	1	Industrial	Warehouse/Distribution	1996		551,996	Square Feet	100.0%	02/06/18
15	GACC	Marina Heights State Farm	300-600 East Rio Salado Parkway	Tempe	AZ	85281	Maricopa	1	Office	Suburban	2015-2017		2,031,293	Square Feet	99.5%	12/07/17
16	CREFI	Red Building	750 North San Vicente Boulevard	West Hollywood	CA	90069	Los Angeles	1	Office	CBD	2013		411,547	Square Feet	74.3%	12/18/17
17	JPMCB	599 Broadway	599 Broadway	New York	NY	10012	New York	1	Retail	Unanchored	1917	2010	42,000	Square Feet	100.0%	02/01/18
18	JPMCB	Lehigh Valley Mall	250 Lehigh Valley Mall	Whitehall	PA	18052	Lehigh	1	Retail	Super Regional Mall	1976	2006	545,233	Square Feet	83.9%	10/12/17
19	JPMCB	Atrium Center	300 Boylston Street	Chestnut Hill	MA	02467	Middlesex	1	Mixed Use	Office/Retail	1986	2017	293,120	Square Feet	100.0%	12/01/17
20	GACC	Signature Place Condominiums	600 West Grove Parkway	Tempe	AZ	85283	Maricopa	1	Multifamily	Garden	1996	2016	300	Units	95.3%	12/31/17
21	JPMCB	90 Hudson	90 Hudson Street	Jersey City	NJ	07302	Hudson	1	Office	CBD	1999		431,658	Square Feet	97.5%	09/01/17
22	JPMCB	Marriott Charlotte City Center	100 West Trade Street	Charlotte	NC	28202	Mecklenburg	1	Hotel	Full Service	1984	2016	446	Rooms	73.0%	11/30/17
23	GACC	Two Harbor Point Square	100 Washington Boulevard	Stamford	CT	06902	Fairfield	1	Office	CBD	2010		140,082	Square Feet	94.3%	09/01/17
24	CREFI	One Parkway North Fee	One Parkway North Boulevard	Deerfield	IL	60015	Lake	1	Other	Leased Fee	1988	2014-2017	257,394	Square Feet	NAP	NAP
25	CREFI	Village Green of Waterford	950 Village Green Lane	Waterford	MI	48328	Oakland	1	Multifamily	Garden	1974	2014	405	Units	96.8%	11/30/17
26	GACC	Gateway Plaza	25350-25360 Magic Mountain Parkway	Santa Clarita	CA	91355	Los Angeles	1	Office	Suburban	2006		98,856	Square Feet	91.8%	11/29/17
27	CREFI	32 East Shopping Center	700 Eastgate Drive South	Cincinnati	OH	45245	Clermont	1	Retail	Anchored	1990	2017	188,912	Square Feet	100.0%	01/01/18
28	CREFI	Hilton Garden Inn - Atlanta Airport North	3437 Bobby Brown Parkway	East Point	GA	30344	Fulton	1	Hotel	Full Service	2009	2016	174	Rooms	80.2%	11/30/17
29	GACC	220 Northwest 8th Avenue	220 Northwest 8th Avenue	Portland	OR	97209	Multnomah	1	Office	CBD	1901	2012-2017	66,935	Square Feet	100.0%	02/06/18
30	GACC	Corporate Plaza	6450 & 6480 Rockside Woods Boulevard	Independence	OH	44131	Cuyahoga	1	Office	Suburban	1989, 1991	2013-2015	228,506	Square Feet	86.4%	12/04/17
31	JPMCB	Residence Inn Augusta	1116 Marks Church Road	Augusta	GA	30909	Richmond	1	Hotel	Extended Stay	2015		124	Rooms	79.0%	11/30/17
32	JPMCB	Towers at University Town Center	6515 Belcrest Road	Hyattsville	MD	20782	Prince Georges	1	Multifamily	Student	2006		910	Beds	99.2%	10/05/17
33	GACC	Fairfield Portfolio	Various	Various	NC	Various	Various	2	Hotel	Limited Service	Various	Various	172	Rooms	71.8%	09/30/17
33.01	GACC	Fairfield Inn & Suites - Greensboro	4308 Big Tree Way	Greensboro	NC	27409	Guilford	1	Hotel	Limited Service	2007	2015	98	Rooms	70.1%	09/30/17
33.02	GACC	Fairfield Inn & Suites - High Point	10141 North Main Street	Archdale	NC	27263	Randolph	1	Hotel	Limited Service	2004	2012	74	Rooms	74.0%	09/30/17
34	GACC	Sabre Center II	6001 Broken Sound Parkway Northwest	Boca Raton	FL	33487	Palm Beach	1	Office	Suburban	1988	2014	103,229	Square Feet	91.5%	11/01/17
35	JPMCB	Beacon - Criterion	100 Clifton Place	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1934	2015	271	Units	95.2%	08/30/17
36	CREFI	Holiday Inn Express New Orleans	334 O’Keefe Avenue	New Orleans	LA	70112	Orleans	1	Hotel	Limited Service	1999	2014-2015	129	Rooms	72.5%	10/31/17
37	JPMCB	Lost Tree Financial Center	11300 US Highway 1	Palm Beach Gardens	FL	33408	Palm Beach	1	Office	Suburban	1985	2017	57,167	Square Feet	93.9%	12/14/17
38	GACC	Coral Club Apartments	5909 Fondren Road	Houston	TX	77036	Harris	1	Multifamily	Garden	1969	2017	220	Units	95.9%	11/07/17
39	JPMCB	Beacon - Hague	88 Clifton Place	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1928	2016	241	Units	93.8%	08/30/17
40	CREFI	Sam’s Club Atlanta	2901 Clairmont Road	Atlanta	GA	30329	DeKalb	1	Retail	Freestanding	1999		129,562	Square Feet	100.0%	02/06/18
41	CREFI	Marshall’s Plaza	1400 Oaklawn Avenue	Cranston	RI	02920	Providence	1	Retail	Anchored	1980	1992	129,941	Square Feet	95.4%	12/04/17
42	JPMCB	Beacon - Paramount	126 Clifton Place	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1939	2013	231	Units	95.2%	08/30/17
43	JPMCB	Hampton Inn Albuquerque University	2300 Carlisle Boulevard Northeast	Albuquerque	NM	87110	Bernalillo	1	Hotel	Limited Service	1999		126	Rooms	80.9%	10/31/17
44	GACC	564 6th Street	564 6th Street	San Francisco	CA	94103	San Francisco	1	Office	CBD	1929	2013	17,500	Square Feet	100.0%	02/06/18
45	GACC	Homewood Commons	146 Wildwood Parkway	Homewood	AL	35209	Jefferson	1	Retail	Anchored	1995		174,791	Square Feet	91.4%	11/14/17
46	JPMCB	Beacon - Mercury / Garage	20 Beacon Way and 44 Beacon Place	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1934, 2013	2012	126	Units	94.4%	08/30/17
47	GACC	Centre Point Plaza	1229-1271 North Brightleaf Boulevard	Smithfield	NC	27577	Johnston	1	Retail	Anchored	1989		159,259	Square Feet	98.1%	12/07/17
48	CREFI	Amsdell Georgia Portfolio	Various	Various	GA	Various	Various	3	Self Storage	Self Storage	Various		170,010	Square Feet	80.3%	12/01/17
48.01	CREFI	Compass Self Storage Conyers	1144 Sigman Road Northeast	Conyers	GA	30012	Rockdale	1	Self Storage	Self Storage	1999		39,200	Square Feet	88.8%	12/01/17
48.02	CREFI	McDonough-Henry Self Storage	230 McDonough Parkway	McDonough	GA	30253	Henry	1	Self Storage	Self Storage	2002		72,130	Square Feet	77.8%	12/01/17
48.03	CREFI	American Self Storage Center	3464 Stone Mountain Highway	Snellville	GA	30078	Gwinnett	1	Self Storage	Self Storage	1985		58,680	Square Feet	77.8%	12/01/17
49	JPMCB	Beacon - Orpheum	24 Beacon Way	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1930	2013	158	Units	93.7%	08/30/17
50	GACC	Four Points Nashville Airport	800 Royal Parkway	Nashville	TN	37214	Davidson	1	Hotel	Select Service	1999	2015	101	Rooms	71.4%	09/30/17
51	GACC	Nelson Duffie Mobile Home Parks	Various	Various	TX	Various	Various	2	Manufactured Housing	Manufactured Housing	Various		174	Pads	95.4%	01/11/17
51.01	GACC	Riverside Mobile Home Park	7275 State Highway 29 East	Georgetown	TX	78626	Williamson	1	Manufactured Housing	Manufactured Housing	1980		113	Pads	95.6%	01/11/17
51.02	GACC	Oaks Mobile Home Park	1011 Uhland Road	San Marcos	TX	78666	Hays	1	Manufactured Housing	Manufactured Housing	1989		61	Pads	95.1%	01/11/17
52	GACC	Steeplechase Plaza	8585 Southwest Highway 200	Ocala	FL	34481	Marion	1	Retail	Anchored	1993, 2017		95,161	Square Feet	100.0%	11/17/17
53	JPMCB	Beacon - Tower	56 Beacon Place	Jersey City	NJ	07304	Hudson	1	Multifamily	High-Rise	1930	2014	128	Units	95.3%	08/30/17
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	501 West 1st Street	Glenwood Springs	CO	81601	Garfield	1	Hotel	Limited Service	1998		65	Rooms	67.9%	10/31/17
55	CREFI	5657 Copley Drive	5657 Copley Drive	San Diego	CA	92111	San Diego	1	Office	Suburban	2007		18,434	Square Feet	100.0%	02/06/18
56	CREFI	WAG Lawrenceville	2365 Buford Drive	Lawrenceville	GA	30043	Gwinnett	1	Retail	Freestanding	2001		14,490	Square Feet	100.0%	02/06/18
57	CREFI	Rite Aid Johnstown	300 Market Street	Johnstown	PA	15901	Cambria	1	Retail	Freestanding	2016		11,115	Square Feet	100.0%	02/06/18

A-1-1

ANNEX A-1

							Original		Current						Net
			Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO
Loan #	Seller(1)	Property Name	Value ($)(4)	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Payment Date	Last IO Payment
1	CREFI	Central Park of Lisle	135,000,000	11/03/17	58.9%	79,500,000	115	79,500,000	115	5.3%	No	No	4.35360	0.01305	4.34055	Actual/360	292,431.92	3,509,183.04	12/14/17	02/06/18
2	JPMCB	Promenade Shops at Aventura	108,250,000	12/01/17	64.7%	70,000,000	240	70,000,000	240	4.6%	No	No	4.66900	0.01305	4.65595	Actual/360	361,743.33	4,340,919.96	01/10/18	03/01/18
3	GACC	Apple Campus 3	773,600,000	06/01/19	44.0%	68,000,000	385	68,000,000	385	4.5%	No	No	3.364978	0.01050	3.35448	Actual/360	193,330.45	2,319,965.40	12/14/17	02/06/18
4	JPMCB	EOS 21	231,400,000	11/21/17	64.8%	60,000,000	127,119	60,000,000	127,119	4.0%	No	No	3.88000	0.01805	3.86195	Actual/360	196,694.44	2,360,333.28	11/30/17	01/01/18
5	GACC	Rochester Hotel Portfolio	210,000,000	11/01/17	66.7%	60,000,000	114,566	60,000,000	114,566	4.0%	No	No	4.74100	0.01305	4.72795	Actual/360	341,759.90	4,101,118.80	11/06/17	12/06/17	11/06/20
5.01	GACC	Rochester Marriott	71,000,000	11/01/17		22,821,429		22,821,429		1.5%
5.02	GACC	Kahler Grand	83,000,000	11/01/17		21,642,857		21,642,857		1.4%
5.03	GACC	Kahler Inn & Suites	35,000,000	11/01/17		9,107,143		9,107,143		0.6%
5.04	GACC	Residence Inn Rochester	21,000,000	11/01/17		6,428,571		6,428,571		0.4%
6	GACC	InterContinental San Francisco	261,900,000	07/17/17	41.9%	60,000,000	200,000	59,922,671	199,742	4.0%	No	No	4.14500	0.01305	4.13195	Actual/360	291,487.46	3,497,849.52	12/22/17	02/06/18
7	GACC	Sentinel Square II	172,000,000	04/01/19	59.7%	57,660,000	366	57,660,000	366	3.8%	No	No	3.24200	0.01305	3.22895	Actual/360	157,941.68	1,895,300.16	12/29/17	02/06/18
8	CREFI	The Woods	675,500,000	10/10/17	29.6%	57,500,000	108,637	57,500,000	108,637	3.8%	No	No	2.94050	0.02800	2.91250	Actual/360	142,855.89	1,714,270.68	12/01/17	01/06/18
9	JPMCB	600 Clipper	94,020,000	11/13/17	57.8%	54,300,000	342	54,300,000	342	3.6%	No	No	3.71700	0.01305	3.70395	Actual/360	170,530.28	2,046,363.36	12/28/17	02/01/18
10	GACC	Worldwide Plaza	1,740,000,000	10/01/17	35.4%	50,000,000	301	50,000,000	301	3.3%	No	No	3.6045425532	0.00925	3.59529	Actual/360	152,275.24	1,827,302.88	10/18/17	12/06/17
11	CREFI	64 Wooster Street	80,000,000	11/01/17	60.0%	48,000,000	865	48,000,000	865	3.2%	No	No	4.39000	0.01305	4.37695	Actual/360	178,038.89	2,136,466.68	12/13/17	02/06/18
12	GACC	Hotel Indigo & Austin	66,000,000	04/25/18	68.2%	45,000,000	147,541	45,000,000	147,541	3.0%	No	No	4.92000	0.01305	4.90695	Actual/360	239,374.36	2,872,492.32	08/01/17	09/01/17	08/01/19
13	CREFI	Braddock Metro Center	111,140,000	11/03/17	66.8%	44,200,000	235	44,200,000	235	2.9%	No	Yes - Group 1	4.57000	0.01305	4.55695	Actual/360	225,797.04	2,709,564.48	01/19/18	03/06/18	02/06/23
14	CREFI	BlueLinx Portfolio	111,450,000	Various	64.2%	42,900,000	31	42,900,000	31	2.8%	No	No	4.47000	0.01305	4.45695	Actual/360	162,021.98	1,944,263.76	01/10/18	03/06/18
14.01	CREFI	BlueLinx Frederick	38,000,000	12/21/17		14,820,000		14,820,000		1.0%
14.02	CREFI	BlueLinx Bellingham	36,900,000	12/20/17		13,991,250		13,991,250		0.9%
14.03	CREFI	BlueLinx Lawrenceville	22,400,000	12/21/17		8,580,000		8,580,000		0.6%
14.04	CREFI	BlueLinx Butner	14,150,000	12/20/17		5,508,750		5,508,750		0.4%
15	GACC	Marina Heights State Farm	960,000,000	11/20/17	58.3%	41,000,000	276	41,000,000	276	2.7%	No	No	3.55950	0.00925	3.55025	Actual/360	123,305.36	1,479,664.32	12/07/17	02/06/18
16	CREFI	Red Building	286,700,000	10/27/17	27.9%	40,000,000	194	40,000,000	194	2.7%	No	No	4.385825	0.01305	4.37278	Actual/360	148,224.64	1,778,695.68	12/18/17	02/06/18
17	JPMCB	599 Broadway	150,000,000	12/06/17	50.0%	40,000,000	1,786	40,000,000	1,786	2.7%	No	No	4.11800	0.01305	4.10495	Actual/360	139,173.15	1,670,077.80	01/19/18	03/01/18
18	JPMCB	Lehigh Valley Mall	445,000,000	09/04/17	44.8%	35,500,000	367	35,355,560	365	2.3%	No	No	4.05600	0.01050	4.04550	Actual/360	170,630.54	2,047,566.48	10/13/17	12/01/17
19	JPMCB	Atrium Center	215,000,000	09/08/17	53.5%	35,000,000	392	35,000,000	392	2.3%	No	No	3.90000	0.02050	3.87950	Actual/360	115,329.86	1,383,958.32	12/15/17	02/01/18
20	GACC	Signature Place Condominiums	48,000,000	11/02/17	63.5%	30,500,000	101,667	30,500,000	101,667	2.0%	No	No	4.45000	0.01305	4.43695	Actual/360	153,634.22	1,843,610.64	12/14/17	02/06/18	01/06/22
21	JPMCB	90 Hudson	216,000,000	08/25/17	60.2%	30,000,000	301	30,000,000	301	2.0%	No	No	4.14000	0.01050	4.12950	Actual/360	104,937.50	1,259,250.00	10/17/17	12/01/17
22	JPMCB	Marriott Charlotte City Center	170,000,000	05/01/17	60.6%	30,000,000	230,942	30,000,000	230,942	2.0%	No	No	4.53000	0.01050	4.51950	Actual/360	114,822.92	1,377,875.04	06/01/17	07/01/17
23	GACC	Two Harbor Point Square	80,000,000	10/06/17	61.9%	24,750,000	353	24,750,000	353	1.6%	No	No	4.21690	0.01050	4.20640	Actual/360	121,276.01	1,455,312.12	11/17/17	01/06/18	12/06/22
24	CREFI	One Parkway North Fee	33,000,000	12/05/17	74.2%	24,500,000	95	24,500,000	95	1.6%	No	Yes - Group 1	4.28200	0.01305	4.26895	Actual/360	88,638.39	1,063,660.68	12/27/17	02/06/18
25	CREFI	Village Green of Waterford	32,800,000	11/21/19	72.0%	23,600,000	58,272	23,600,000	58,272	1.6%	No	No	5.03000	0.04055	4.98945	Actual/360	127,122.96	1,525,475.52	01/10/18	03/06/18	02/06/21
26	GACC	Gateway Plaza	33,200,000	11/02/17	70.8%	23,500,000	238	23,500,000	238	1.6%	No	No	4.39000	0.01305	4.37695	Actual/360	117,540.04	1,410,480.48	12/01/17	01/06/18	12/06/22
27	CREFI	32 East Shopping Center	29,500,000	11/25/17	72.9%	21,500,000	114	21,500,000	114	1.4%	No	No	4.62000	0.01305	4.60695	Actual/360	110,475.67	1,325,708.04	01/19/18	03/06/18	02/06/19
28	CREFI	Hilton Garden Inn - Atlanta Airport North	30,000,000	10/09/17	66.6%	20,000,000	114,943	19,967,553	114,756	1.3%	No	No	4.71000	0.01305	4.69695	Actual/360	113,563.82	1,362,765.84	12/29/17	02/06/18
29	GACC	220 Northwest 8th Avenue	30,800,000	01/01/18	63.3%	19,500,000	291	19,500,000	291	1.3%	No	No	4.04200	0.01305	4.02895	Actual/360	93,568.76	1,122,825.12	12/01/17	01/06/18	12/06/22
30	GACC	Corporate Plaza	24,750,000	10/10/17	72.7%	18,000,000	79	18,000,000	79	1.2%	No	No	4.57000	0.02805	4.54195	Actual/360	91,953.55	1,103,442.60	12/15/17	02/06/18	01/06/21
31	JPMCB	Residence Inn Augusta	26,200,000	01/01/18	66.8%	17,500,000	141,129	17,500,000	141,129	1.2%	No	No	5.68400	0.01305	5.67095	Actual/360	101,392.71	1,216,712.52	01/18/18	03/01/18
32	JPMCB	Towers at University Town Center	72,500,000	11/13/17	63.4%	15,000,000	50,549	15,000,000	50,549	1.0%	No	No	4.77500	0.01305	4.76195	Actual/360	78,473.29	941,679.48	12/18/17	02/01/18	01/01/21
33	GACC	Fairfield Portfolio	22,500,000	11/01/18	64.4%	14,490,000	84,244	14,490,000	84,244	1.0%	No	No	5.684782609	0.01305	5.67173	Actual/360	82,500.05	990,000.59	01/24/18	03/06/18
33.01	GACC	Fairfield Inn & Suites - Greensboro	12,800,000	11/01/18		8,680,000		8,680,000		0.6%
33.02	GACC	Fairfield Inn & Suites - High Point	9,700,000	11/01/18		5,810,000		5,810,000		0.4%
34	GACC	Sabre Center II	18,900,000	11/15/17	71.4%	13,500,000	131	13,500,000	131	0.9%	No	No	4.55000	0.01305	4.53695	Actual/360	68,804.17	825,650.04	12/21/17	02/06/18	01/06/21
35	JPMCB	Beacon - Criterion	102,700,000	08/15/17	37.0%	13,305,254.90	140,149	13,305,255	140,149	0.9%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	42,504.90	510,058.80	12/28/17	02/01/18
36	CREFI	Holiday Inn Express New Orleans	23,700,000	01/01/19	54.4%	12,900,000	100,000	12,900,000	100,000	0.9%	No	No	4.93000	0.01305	4.91695	Actual/360	68,699.17	824,390.04	12/19/17	02/06/18	01/06/20
37	JPMCB	Lost Tree Financial Center	17,200,000	12/08/17	72.7%	12,500,000	219	12,500,000	219	0.8%	No	No	4.69300	0.06055	4.63245	30/360	64,777.14	777,325.68	01/11/18	03/01/18
38	GACC	Coral Club Apartments	15,720,000	10/27/17	74.8%	11,790,000	53,591	11,762,093	53,464	0.8%	No	No	4.54000	0.01305	4.52695	Actual/360	60,018.74	720,224.88	11/29/17	01/06/18
39	JPMCB	Beacon - Hague	87,800,000	08/15/17	37.1%	11,420,588.24	135,272	11,420,588	135,272	0.8%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	36,484.15	437,809.80	12/28/17	02/01/18
40	CREFI	Sam’s Club Atlanta	15,500,000	10/03/17	69.9%	10,850,000	84	10,837,837	84	0.7%	No	No	4.77000	0.01305	4.75695	Actual/360	56,729.61	680,755.32	12/28/17	02/06/18
41	CREFI	Marshall’s Plaza	15,800,000	12/10/17	68.2%	10,775,000	83	10,775,000	83	0.7%	No	No	4.40000	0.01305	4.38695	Actual/360	53,956.99	647,483.88	12/28/17	02/06/18	01/06/21
42	JPMCB	Beacon - Paramount	84,000,000	08/15/17	33.0%	9,703,725.49	119,912	9,703,725	119,912	0.6%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	30,999.47	371,993.64	12/28/17	02/01/18
43	JPMCB	Hampton Inn Albuquerque University	13,200,000	06/01/18	71.8%	9,500,000	75,397	9,482,984	75,262	0.6%	No	Yes - Group 3	5.71000	0.01305	5.69695	Actual/360	55,198.26	662,379.12	11/21/17	01/01/18
44	GACC	564 6th Street	14,300,000	11/17/17	62.9%	9,000,000	514	9,000,000	514	0.6%	No	No	4.44000	0.08055	4.35945	Actual/360	33,762.50	405,150.00	12/15/17	02/06/18
45	GACC	Homewood Commons	12,350,000	10/30/17	68.8%	8,500,000	49	8,500,000	49	0.6%	No	No	4.55800	0.04305	4.51495	Actual/360	43,361.68	520,340.16	11/20/17	01/06/18	12/06/20
46	JPMCB	Beacon - Mercury / Garage	67,100,000	08/15/17	33.9%	7,968,529.41	180,528	7,968,529	180,528	0.5%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	25,456.22	305,474.64	12/28/17	02/01/18
47	GACC	Centre Point Plaza	10,950,000	01/13/17	72.1%	8,000,000	50	7,898,390	50	0.5%	No	No	4.92800	0.01305	4.91495	Actual/360	42,594.39	511,132.68	02/22/17	04/06/17
48	CREFI	Amsdell Georgia Portfolio	10,300,000	11/06/17	74.8%	7,700,000	45	7,700,000	45	0.5%	No	No	4.95000	0.06055	4.88945	Actual/360	41,100.29	493,203.48	01/10/18	03/06/18	02/06/21
48.01	CREFI	Compass Self Storage Conyers	4,250,000	11/06/17		3,200,000		3,200,000		0.2%
48.02	CREFI	McDonough-Henry Self Storage	3,800,000	11/06/17		2,900,000		2,900,000		0.2%
48.03	CREFI	American Self Storage Center	2,250,000	11/06/17		1,600,000		1,600,000		0.1%
49	JPMCB	Beacon - Orpheum	58,800,000	08/15/17	36.0%	7,417,019.61	134,001	7,417,020	134,001	0.5%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	23,694.37	284,332.44	12/28/17	02/01/18
50	GACC	Four Points Nashville Airport	12,200,000	08/17/17	58.6%	7,160,000	70,891	7,144,426	70,737	0.5%	No	No	4.91000	0.01305	4.89695	Actual/360	38,043.56	456,522.72	11/13/17	01/06/18
51	GACC	Nelson Duffie Mobile Home Parks	9,520,000	11/07/17	74.6%	7,100,000	40,805	7,100,000	40,805	0.5%	No	No	4.85000	0.01305	4.83695	Actual/360	37,466.12	449,593.44	01/25/18	03/06/18
51.01	GACC	Riverside Mobile Home Park	6,150,000	11/07/17		4,600,000		4,600,000		0.3%
51.02	GACC	Oaks Mobile Home Park	3,370,000	11/07/17		2,500,000		2,500,000		0.2%
52	GACC	Steeplechase Plaza	10,175,000	10/07/17	68.1%	6,950,000	73	6,933,438	73	0.5%	No	No	4.51000	0.01305	4.49695	Actual/360	35,255.94	423,071.28	11/21/17	01/06/18
53	JPMCB	Beacon - Tower	40,400,000	08/15/17	36.6%	5,184,882.35	115,629	5,184,882	115,629	0.3%	No	Yes - Group 2	3.78100	0.00925	3.77175	Actual/360	16,563.60	198,763.20	12/28/17	02/01/18
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	7,150,000	10/01/18	59.7%	4,280,000	65,846	4,271,107	65,709	0.3%	No	Yes - Group 3	5.10500	0.01305	5.09195	Actual/360	23,251.40	279,016.80	12/01/17	01/01/18
55	CREFI	5657 Copley Drive	6,950,000	11/29/17	60.0%	4,170,000	226	4,170,000	226	0.3%	No	No	4.46000	0.01305	4.44695	Actual/360	15,713.76	188,565.12	12/28/17	02/06/18
56	CREFI	WAG Lawrenceville	5,500,000	11/29/17	67.5%	3,719,000	257	3,714,840	256	0.2%	No	No	4.78000	0.01305	4.76695	Actual/360	19,467.37	233,608.44	01/03/18	02/06/18
57	CREFI	Rite Aid Johnstown	4,900,000	12/01/17	54.7%	2,678,000	241	2,678,000	241	0.2%	No	No	4.77000	0.01305	4.75695	Actual/360	14,002.02	168,024.24	01/02/18	02/06/18	01/06/23

A-1-2

ANNEX A-1

			Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)	Maturity Date(11)	ARD Loan(11)	Mat Date(11)	Balance ($)(5)	LTV %(4)	Provision (Payments)(12)
1	CREFI	Central Park of Lisle		59	0	60	1	6	0	0	01/06/23	No		79,500,000	58.9%	L(25),Def(30),O(5)
2	JPMCB	Promenade Shops at Aventura		120	360	0	0	1	0	5	02/01/28	No		56,907,717	52.6%	L(25),Grtr1%orYM(91),O(4)
3	GACC	Apple Campus 3		119	0	120	1	6	0	0	01/06/28	Yes	04/06/31	68,000,000	44.0%	L(25),Def(88),O(7)
4	JPMCB	EOS 21		82	0	84	2	1	0	5 (Twice per year)	12/01/24	No		60,000,000	64.8%	L(26),Def(55),O(3)
5	GACC	Rochester Hotel Portfolio	12/06/20	117	300	36	3	6	0	0	11/06/27	No		49,902,187	55.4%	L(27),Def(88),O(5)
5.01	GACC	Rochester Marriott												18,980,653
5.02	GACC	Kahler Grand												18,000,432
5.03	GACC	Kahler Inn & Suites												7,574,439
5.04	GACC	Residence Inn Rochester												5,346,663
6	GACC	InterContinental San Francisco		119	359	0	1	6	0	0	01/06/28	No		47,903,536	33.5%	L(24),Grtr1%orYM(92),O(4)
7	GACC	Sentinel Square II		59	0	60	1	6	0	0	01/06/23	No		57,660,000	59.7%	L(25),Def(31),O(4)
8	CREFI	The Woods		58	0	60	2	6	0	0	12/06/22	No		57,500,000	29.6%	L(26),DeforGrtr1%orYM(27),O(7)
9	JPMCB	600 Clipper		119	0	120	1	1	0	0	01/01/28	No		54,300,000	57.8%	L(24),Grtr1%orYM(89),O(7)
10	GACC	Worldwide Plaza		117	0	120	3	6	0	0	11/06/27	No		50,000,000	35.4%	L(27),Def(88),O(5)
11	CREFI	64 Wooster Street		119	0	120	1	6	0	0	01/06/28	No		48,000,000	60.0%	L(25),Def(90),O(5)
12	GACC	Hotel Indigo & Austin	09/01/19	114	360	24	6	1	0	5	08/01/27	No		38,859,880	58.9%	L(30),Def(86),O(4)
13	CREFI	Braddock Metro Center	03/06/23	120	360	60	0	6	0	0	02/06/28	No		40,489,568	61.2%	L(24),DeforGrtr1%orYM(92),O(4)
14	CREFI	BlueLinx Portfolio		60	0	60	0	6	0	0	02/06/23	No		42,900,000	64.2%	L(24),Def(32),O(4)
14.01	CREFI	BlueLinx Frederick												14,820,000
14.02	CREFI	BlueLinx Bellingham												13,991,250
14.03	CREFI	BlueLinx Lawrenceville												8,580,000
14.04	CREFI	BlueLinx Butner												5,508,750
15	GACC	Marina Heights State Farm		119	0	120	1	6	0	0	01/06/28	Yes	01/06/33	41,000,000	58.3%	L(11),Grtr1%orYM(102),O(7)
16	CREFI	Red Building		119	0	120	1	6	0	0	01/06/28	No		40,000,000	27.9%	L(25),Def(89),O(6)
17	JPMCB	599 Broadway		120	0	120	0	1	0	0	02/01/28	No		40,000,000	50.0%	L(24),Def(93),O(3)
18	JPMCB	Lehigh Valley Mall		117	357	0	3	1	0	0	11/01/27	No		28,253,287	35.8%	L(27),Def(86),O(7)
19	JPMCB	Atrium Center		119	0	120	1	1	0	0	01/01/28	No		35,000,000	53.5%	L(13),Grtr1%orYM(103),O(4)
20	GACC	Signature Place Condominiums	02/06/22	119	360	48	1	6	0	0	01/06/28	No		27,288,524	56.9%	L(25),Def(91),O(4)
21	JPMCB	90 Hudson		117	0	120	3	1	0	0	11/01/27	No		30,000,000	60.2%	L(25),Grtr1%orYM(2),DeforGrtr1%orYM(90),O(3)
22	JPMCB	Marriott Charlotte City Center		52	0	60	8	1	0	0	06/01/22	No		30,000,000	60.6%	L(32),Def(21),O(7)
23	GACC	Two Harbor Point Square	01/06/23	118	360	60	2	6	0	0	12/06/27	No		22,543,624	56.4%	Grtr1%orYM(26),DeforGrtr1%orYM(88),O(6)
24	CREFI	One Parkway North Fee		119	0	120	1	6	0	0	01/06/28	No		24,500,000	74.2%	L(25),DeforGrtr1%orYM(91),O(4)
25	CREFI	Village Green of Waterford	03/06/21	120	360	36	0	6	0	0	02/06/28	No		20,900,157	63.7%	L(24),Def(92),O(4)
26	GACC	Gateway Plaza	01/06/23	118	360	60	2	6	0	0	12/06/27	No		21,466,098	64.7%	L(24),Grtr1%orYM(89),O(7)
27	CREFI	32 East Shopping Center	03/06/19	120	360	12	0	6	0	0	02/06/28	No		17,946,198	60.8%	L(24),DeforGrtr1%orYM(93),O(3)
28	CREFI	Hilton Garden Inn - Atlanta Airport North		119	299	0	1	6	0	0	01/06/28	No		14,791,919	49.3%	L(25),Def(91),O(4)
29	GACC	220 Northwest 8th Avenue	01/06/23	118	360	60	2	6	0	0	12/06/27	No		17,709,550	57.5%	L(26),Def(90),O(4)
30	GACC	Corporate Plaza	02/06/21	119	360	36	1	6	0	0	01/06/28	No		15,778,993	63.8%	L(25),Def(91),O(4)
31	JPMCB	Residence Inn Augusta		120	360	0	0	1	0	0	02/01/28	No		14,696,833	56.1%	L(24),Def(93),O(3)
32	JPMCB	Towers at University Town Center	02/01/21	119	360	36	1	1	0	0	01/01/28	No		13,210,254	55.9%	L(25),Grtr1%orYM(92),O(3)
33	GACC	Fairfield Portfolio		120	360	0	0	6	0	0	02/06/28	No		12,352,334	54.9%	L(24),Def(92),O(4)
33.01	GACC	Fairfield Inn & Suites - Greensboro												7,399,466
33.02	GACC	Fairfield Inn & Suites - High Point												4,952,868
34	GACC	Sabre Center II	02/06/21	119	360	36	1	6	0	0	01/06/28	No		11,828,826	62.6%	L(25),Def(91),O(4)
35	JPMCB	Beacon - Criterion		59	0	60	1	1	0	0	01/01/23	No		13,305,255	37.0%	L(24),Grtr1%orYM(29),O(7)
36	CREFI	Holiday Inn Express New Orleans	02/06/20	59	360	24	1	6	0	0	01/06/23	No		12,321,787	52.0%	L(25),DeforGrtr1%orYM(31),O(4)
37	JPMCB	Lost Tree Financial Center		120	360	0	0	1	0	0	02/01/28	No		10,072,409	58.6%	L(25),Grtr1%orYM(92),O(3)
38	GACC	Coral Club Apartments		118	358	0	2	6	0	0	12/06/27	No		9,544,312	60.7%	L(26),Def(90),O(4)
39	JPMCB	Beacon - Hague		59	0	60	1	1	0	0	01/01/23	No		11,420,588	37.1%	L(24),Grtr1%orYM(29),O(7)
40	CREFI	Sam’s Club Atlanta		119	359	0	1	6	0	0	01/06/28	No		8,851,294	57.1%	L(25),Def(91),O(4)
41	CREFI	Marshall’s Plaza	02/06/21	119	360	36	1	6	0	0	01/06/28	No		9,408,464	59.5%	L(25),Def(90),O(5)
42	JPMCB	Beacon - Paramount		59	0	60	1	1	0	0	01/01/23	No		9,703,725	33.0%	L(24),Grtr1%orYM(29),O(7)
43	JPMCB	Hampton Inn Albuquerque University		118	358	0	2	1	0	0	12/01/27	No		7,986,184	60.5%	L(26),Def(91),O(3)
44	GACC	564 6th Street		119	0	120	1	6	0	0	01/06/28	No		9,000,000	62.9%	L(25),Def(91),O(4)
45	GACC	Homewood Commons	01/06/21	118	360	36	2	6	0	0	12/06/27	No		7,449,455	60.3%	L(26),Def(90),O(4)
46	JPMCB	Beacon - Mercury / Garage		59	0	60	1	1	0	0	01/01/23	No		7,968,529	33.9%	L(24),Grtr1%orYM(29),O(7)
47	GACC	Centre Point Plaza		109	349	0	11	6	0	0	03/06/27	No		6,562,054	59.9%	L(35),Def(81),O(4)
48	CREFI	Amsdell Georgia Portfolio	03/06/21	120	360	36	0	6	0	0	02/06/28	No		6,807,245	66.1%	L(24),Def(92),O(4)
48.01	CREFI	Compass Self Storage Conyers												2,828,985
48.02	CREFI	McDonough-Henry Self Storage												2,563,767
48.03	CREFI	American Self Storage Center												1,414,492
49	JPMCB	Beacon - Orpheum		59	0	60	1	1	0	0	01/01/23	No		7,417,020	36.0%	L(24),Grtr1%orYM(29),O(7)
50	GACC	Four Points Nashville Airport		118	358	0	2	6	0	0	12/06/27	No		5,868,678	48.1%	L(26),Def(90),O(4)
51	GACC	Nelson Duffie Mobile Home Parks		120	360	0	0	6	0	0	02/06/28	No		5,807,082	61.0%	L(24),Def(91),O(5)
51.01	GACC	Riverside Mobile Home Park												3,762,335
51.02	GACC	Oaks Mobile Home Park												2,044,747
52	GACC	Steeplechase Plaza		118	358	0	2	6	0	0	12/06/27	No		5,620,424	55.2%	L(26),Def(90),O(4)
53	JPMCB	Beacon - Tower		59	0	60	1	1	0	0	01/01/23	No		5,184,882	36.6%	L(24),Grtr1%orYM(29),O(7)
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area		118	358	0	2	1	0	0	12/01/27	No		3,530,481	49.4%	L(26),Def(91),O(3)
55	CREFI	5657 Copley Drive		119	0	120	1	6	0	0	01/06/28	No		4,170,000	60.0%	L(25),Def(92),O(3)
56	CREFI	WAG Lawrenceville		119	359	0	1	6	0	0	01/06/28	No		3,034,927	55.2%	L(25),Def(91),O(4)
57	CREFI	Rite Aid Johnstown	02/06/23	119	360	60	1	6	0	0	01/06/28	No		2,460,989	50.2%	L(25),Def(91),O(4)

A-1-3

ANNEX A-1

			HISTORICAL FINANCIALS(13)
																UW
			2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(14)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)(15)	Items ($)
1	CREFI	Central Park of Lisle	13,493,166	6,875,848	6,617,319	15,832,978	6,864,982	8,967,996	16,557,917	6,805,365	9,752,552	16,702,928	7,011,814	9,691,114	10/31/17	87.3%	17,454,537	7,402,305	10,052,232	1,006,531
2	JPMCB	Promenade Shops at Aventura	7,238,881	2,141,619	5,097,263	7,618,490	2,095,118	5,523,372	7,974,316	2,088,457	5,885,859	8,301,702	2,133,301	6,168,400	12/31/17	95.0%	8,252,584	2,246,266	6,006,318	396,536
3	GACC	Apple Campus 3														99.0%	46,190,545	4,804,932	41,385,613	176,531
4	JPMCB	EOS 21	19,300,345	9,836,620	9,463,724	20,102,693	9,456,168	10,646,525	20,613,669	9,683,481	10,930,188	20,888,540	9,747,002	11,141,538	09/30/17	93.8%	20,888,540	9,582,304	11,306,236	297,360
5	GACC	Rochester Hotel Portfolio	55,273,885	37,239,343	18,034,542	53,401,673	35,171,246	18,230,427	50,784,977	34,182,827	16,602,150	53,183,313	36,352,376	16,830,937	10/31/17	58.4%	53,040,505	36,019,617	17,020,888	2,652,025
5.01	GACC	Rochester Marriott	14,996,235	9,800,876	5,195,359	15,149,227	9,696,257	5,452,970	14,701,586	9,533,258	5,168,328	15,999,093	9,865,112	6,133,981	10/31/17	71.0%	15,961,504	9,794,712	6,166,792	798,075
5.02	GACC	Kahler Grand	26,364,589	18,869,997	7,494,592	24,156,924	17,148,646	7,008,278	22,864,086	16,400,066	6,464,020	23,472,734	17,485,858	5,986,876	10/31/17	49.4%	23,335,384	17,188,687	6,146,697	1,166,769
5.03	GACC	Kahler Inn & Suites	9,721,455	6,231,735	3,489,720	9,897,879	6,007,663	3,890,216	9,108,767	5,876,995	3,231,772	9,532,268	6,505,102	3,027,166	10/31/17	65.9%	9,563,555	6,519,673	3,043,882	478,178
5.04	GACC	Residence Inn Rochester	4,191,606	2,336,735	1,854,871	4,197,643	2,318,680	1,878,963	4,110,538	2,372,509	1,738,029	4,179,218	2,496,305	1,682,913	10/31/17	73.6%	4,180,061	2,516,545	1,663,516	209,003
6	GACC	InterContinental San Francisco	70,400,289	53,277,488	17,122,801	75,295,061	55,443,169	19,851,892	75,967,817	56,038,569	19,929,248	73,980,500	56,194,208	17,786,292	10/31/17	87.0%	73,981,123	56,353,105	17,628,017	2,959,245
7	GACC	Sentinel Square II														94.3%	13,947,826	4,756,435	9,191,391	70,091
8	CREFI	The Woods	38,029,205	12,891,180	25,138,025	41,350,694	13,735,060	27,615,634	43,763,265	13,881,922	29,881,343	45,252,611	15,408,547	29,844,064	09/30/17	91.6%	45,252,611	14,939,344	30,313,267	460,250
9	JPMCB	600 Clipper														95.0%	9,842,561	2,952,768	6,889,793	398,778
10	GACC	Worldwide Plaza	117,970,886	49,895,080	68,075,807	124,125,445	51,403,142	72,722,303	135,449,920	52,275,875	83,174,046	133,945,503	52,948,250	80,997,253	06/30/17	95.0%	141,343,932	54,051,285	87,292,647	2,270,872
11	CREFI	64 Wooster Street	3,105,420	464,064	2,641,356	3,278,754	534,596	2,744,158	3,889,813	621,880	3,267,933	3,860,561	646,301	3,214,260	09/30/17	95.0%	3,986,351	733,591	3,252,760	178,885
12	GACC	Hotel Indigo & Austin										13,664,147	8,057,000	5,607,147	10/31/17	64.2%	13,664,147	8,144,924	5,519,223	546,566
13	CREFI	Braddock Metro Center	9,207,736	3,280,521	5,927,215	10,073,030	3,295,063	6,777,967	10,583,492	3,281,792	7,301,701	10,594,580	3,199,105	7,395,475	10/31/17	92.6%	10,490,116	3,420,015	7,070,100	309,848
14	CREFI	BlueLinx Portfolio														92.5%	12,023,790	3,373,690	8,650,101	690,121
14.01	CREFI	BlueLinx Frederick														92.5%	4,224,554	1,242,085	2,982,469	203,015
14.02	CREFI	BlueLinx Bellingham														92.5%	4,207,598	1,409,692	2,797,906	148,139
14.03	CREFI	BlueLinx Lawrenceville														92.5%	2,106,890	352,719	1,754,171	175,576
14.04	CREFI	BlueLinx Butner														92.5%	1,484,749	369,194	1,115,555	163,392
15	GACC	Marina Heights State Farm														98.7%	83,160,015	19,826,859	63,333,156	195,923
16	CREFI	Red Building				564,980	4,023,138	-3,458,158	4,409,802	4,266,665	143,137	9,325,747	5,832,097	3,493,650	09/30/17	74.2%	18,925,660	6,074,849	12,850,810	1,059,997
17	JPMCB	599 Broadway	5,070,560	0	5,070,560	5,088,429	0	5,088,429	5,006,143	0	5,006,143	5,121,552	0	5,121,552	12/31/17	97.0%	5,670,671	170,120	5,500,551	8,907
18	JPMCB	Lehigh Valley Mall	36,249,140	9,763,361	26,485,779	36,151,146	9,508,909	26,642,237	36,598,789	9,104,230	27,494,559	35,447,338	9,071,090	26,376,248	08/31/17	92.3%	33,855,087	8,922,902	24,932,185	1,005,356
19	JPMCB	Atrium Center														95.0%	13,100,668	3,634,080	9,466,588	161,216
20	GACC	Signature Place Condominiums	3,305,800	1,343,636	1,962,164	3,546,926	1,336,757	2,210,169				3,791,168	1,505,954	2,285,214	10/31/17	92.8%	4,025,068	1,581,041	2,444,027	75,000
21	JPMCB	90 Hudson	12,772,926	5,968,527	6,804,399	12,801,822	6,874,589	5,927,234	14,583,373	6,926,876	7,656,497	17,523,356	6,269,492	11,253,864	08/31/17	95.0%	19,495,184	7,604,532	11,890,653	733,819
22	JPMCB	Marriott Charlotte City Center	31,918,103	21,478,547	10,439,556	21,077,342	17,943,131	3,134,211	27,952,972	21,440,455	6,512,516	38,143,721	25,249,161	12,894,561	11/30/17	73.5%	38,398,103	25,326,107	13,071,996	0
23	GACC	Two Harbor Point Square				6,614,751	2,707,642	3,907,109	7,239,818	2,768,193	4,471,625	8,461,434	2,860,897	5,600,537	08/31/17	91.0%	8,505,541	2,900,766	5,604,774	410,329
24	CREFI	One Parkway North Fee														100.0%	1,838,100	36,762	1,801,338	0
25	CREFI	Village Green of Waterford	3,264,953	1,578,161	1,686,792	3,388,377	1,545,619	1,842,758	3,594,729	1,499,984	2,094,745	3,784,790	1,409,211	2,375,579	11/30/17	94.8%	3,784,790	1,459,162	2,325,628	109,350
26	GACC	Gateway Plaza	2,023,960	879,915	1,144,045	2,580,506	914,300	1,666,206	2,812,395	968,056	1,844,339	3,140,805	1,005,531	2,135,274	10/31/17	91.9%	3,085,330	970,813	2,114,517	81,639
27	CREFI	32 East Shopping Center							1,245,518	300,759	944,759	1,985,066	532,297	1,452,768	11/30/17	95.0%	2,965,864	574,484	2,391,380	182,574
28	CREFI	Hilton Garden Inn - Atlanta Airport North	6,830,161	4,354,512	2,475,649	7,039,711	4,578,086	2,461,625	7,167,265	4,705,915	2,461,350	7,315,275	4,815,414	2,499,861	11/30/17	80.2%	7,315,275	4,941,566	2,373,709	292,611
29	GACC	220 Northwest 8th Avenue							1,614,290	145,854	1,468,436	1,937,694	138,561	1,799,133	09/30/17	97.0%	2,388,071	335,548	2,052,523	168,676
30	GACC	Corporate Plaza	3,936,788	2,004,073	1,932,715	4,102,767	1,974,649	2,128,118	4,250,330	1,839,746	2,410,584	4,394,401	1,924,827	2,469,573	08/31/17	86.7%	4,317,003	1,991,800	2,325,203	108,483
31	JPMCB	Residence Inn Augusta							4,628,788	2,442,917	2,185,871	4,908,528	2,852,282	2,056,246	11/30/17	79.0%	4,908,528	2,904,880	2,003,648	0
32	JPMCB	Towers at University Town Center	8,728,359	5,896,981	2,831,378	9,147,129	5,208,909	3,938,221	9,750,923	5,585,915	4,165,008	10,473,746	5,342,185	5,131,562	12/31/17	91.5%	10,141,347	5,526,346	4,615,001	136,500
33	GACC	Fairfield Portfolio	4,526,005	2,522,956	2,003,049	4,640,391	2,545,371	2,095,020	4,661,542	2,580,328	2,081,213	4,782,530	2,727,337	2,055,193	09/30/17	71.8%	4,782,530	2,812,000	1,970,530	191,301
33.01	GACC	Fairfield Inn & Suites - Greensboro	2,697,478	1,433,602	1,263,877	2,666,780	1,442,201	1,224,579	2,721,889	1,393,563	1,328,327	2,685,333	1,492,488	1,192,845	09/30/17	70.1%	2,685,333	1,548,915	1,136,418	107,413
33.02	GACC	Fairfield Inn & Suites - High Point	1,828,526	1,089,354	739,172	1,973,611	1,103,170	870,441	1,939,652	1,186,765	752,887	2,097,197	1,234,849	862,348	09/30/17	74.0%	2,097,197	1,263,085	834,112	83,888
34	GACC	Sabre Center II				1,466,326	999,336	466,990	1,695,462	1,009,091	686,371	2,204,890	1,044,814	1,160,076	10/31/17	91.8%	2,719,402	1,120,857	1,598,545	199,232
35	JPMCB	Beacon - Criterion							5,301,607	2,313,172	2,988,435	6,558,622	2,519,385	4,039,238	08/31/17	92.2%	6,835,749	2,381,849	4,453,900	67,750
36	CREFI	Holiday Inn Express New Orleans							4,648,121	2,926,687	1,721,434	4,786,600	3,066,324	1,720,276	10/31/17	72.8%	4,872,473	3,168,441	1,704,032	194,899
37	JPMCB	Lost Tree Financial Center	964,972	697,268	267,703	999,772	664,854	334,918	1,156,846	662,746	494,101	1,590,142	747,526	842,616	11/30/17	93.0%	1,831,029	604,082	1,226,947	98,253
38	GACC	Coral Club Apartments	1,846,197	984,457	861,740	1,998,307	1,076,825	921,482	2,107,097	1,169,850	937,247	2,220,215	1,131,691	1,088,524	09/30/17	93.3%	2,317,690	1,189,421	1,128,269	30,500
39	JPMCB	Beacon - Hague							2,360,214	1,586,844	773,370	5,475,293	2,447,612	3,027,682	08/31/17	89.8%	5,807,946	2,160,228	3,647,717	60,250
40	CREFI	Sam’s Club Atlanta	1,408,339	0	1,408,339	1,408,339	0	1,408,339	1,302,486	0	1,302,486	1,239,338	0	1,239,338	11/30/17	97.0%	1,202,158	56,473	1,145,684	43,292
41	CREFI	Marshall’s Plaza	2,114,993	789,891	1,325,102	2,243,279	854,451	1,388,827	2,327,984	786,202	1,541,782	2,226,656	794,748	1,431,909	09/30/17	94.0%	2,354,927	906,165	1,448,762	127,580
42	JPMCB	Beacon - Paramount							5,302,650	2,018,726	3,283,924	5,380,724	2,009,647	3,371,076	08/31/17	90.4%	5,546,230	1,910,262	3,635,968	57,750
43	JPMCB	Hampton Inn Albuquerque University	2,972,418	1,984,797	987,621	3,103,071	2,114,805	988,266	2,982,895	2,075,442	907,453	3,229,088	2,242,823	986,265	10/31/17	80.9%	3,229,088	2,245,723	983,365	0
44	GACC	564 6th Street	807,792	67,403	740,389	807,792	72,457	735,335	827,991	145,516	682,475	856,672	91,375	765,297	09/30/17	95.0%	963,828	141,862	821,966	2,625
45	GACC	Homewood Commons				843,175	323,657	519,518	680,326	180,604	499,722	1,183,461	373,156	810,305	09/30/17	87.0%	1,460,767	410,071	1,050,697	43,758
46	JPMCB	Beacon - Mercury / Garage							3,849,059	1,500,936	2,348,123	4,153,487	1,445,947	2,707,540	08/31/17	87.7%	4,384,457	1,393,253	2,991,204	57,000
47	GACC	Centre Point Plaza	1,414,913	399,929	1,014,984	1,320,205	400,512	919,693	1,345,724	394,764	950,960	1,183,619	264,722	918,897	10/31/17	95.0%	1,373,600	391,556	982,044	121,037
48	CREFI	Amsdell Georgia Portfolio				923,460	472,317	451,143	1,154,757	541,102	613,655	1,235,421	545,664	689,757	10/31/17	80.6%	1,235,421	589,841	645,580	22,942
48.01	CREFI	Compass Self Storage Conyers				293,788	96,360	197,428	422,892	192,504	230,388	492,494	207,443	285,051	10/31/17	87.6%	492,494	204,618	287,877	5,290
48.02	CREFI	McDonough-Henry Self Storage				414,413	279,874	134,539	470,978	227,174	243,804	458,909	232,396	226,512	10/31/17	79.3%	458,909	229,153	229,756	9,733
48.03	CREFI	American Self Storage Center				215,260	96,083	119,177	260,887	121,423	139,464	284,018	105,825	178,193	10/31/17	73.5%	284,018	156,070	127,948	7,918
49	JPMCB	Beacon - Orpheum							3,901,792	1,537,879	2,363,914	3,978,987	1,497,465	2,481,522	08/31/17	90.7%	4,033,009	1,448,562	2,584,447	39,500
50	GACC	Four Points Nashville Airport				2,503,210	1,843,120	660,090	3,696,311	2,724,535	971,776	3,772,158	2,638,137	1,134,021	09/30/17	71.4%	3,835,661	2,747,987	1,087,674	153,427
51	GACC	Nelson Duffie Mobile Home Parks				721,525	261,726	459,799	925,318	293,752	631,566	968,999	310,260	658,739	10/31/17	95.0%	964,115	322,846	641,270	8,700
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	567,389	187,070	380,319	665,339	210,988	454,351	793,837	234,350	559,487	859,139	250,504	608,635	08/31/17	95.0%	1,021,717	216,385	805,332	79,968
53	JPMCB	Beacon - Tower							2,805,267	1,170,917	1,634,350	2,880,304	1,142,794	1,737,510	08/31/17	92.0%	2,935,894	1,079,257	1,856,636	32,000
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	1,434,965	1,009,909	425,056	1,678,943	1,205,641	473,302	1,871,428	1,385,612	485,816	1,933,802	1,403,829	529,973	10/31/17	67.9%	1,933,802	1,407,007	526,795	0
55	CREFI	5657 Copley Drive							518,159	110,529	407,630	535,011	116,191	418,820	11/30/17	95.0%	582,971	173,722	409,249	23,506
56	CREFI	WAG Lawrenceville	342,000	10,260	331,740	342,000	10,260	331,740	342,000	10,260	331,740	342,000	10,260	331,740	10/31/17	97.8%	344,405	19,179	325,226	2,174
57	CREFI	Rite Aid Johnstown										328,670	0	328,670	12/31/17	95.0%	328,551	17,174	311,378	1,667

A-1-4

ANNEX A-1

													UPFRONT ESCROW(19)
			UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.
Loan #	Seller(1)	Property Name	NCF ($)(3)(15)	NOI DSCR(16)	DSCR(16)	Debt Yield %	Debt Yield %	Title Type(17)	Expiration	Extension Terms	Expiration Date(18)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	CREFI	Central Park of Lisle	9,045,701	2.86	2.58	12.6%	11.4%	Fee					3,672,605	74,750	0	0	1,149,594	23,934
2	JPMCB	Promenade Shops at Aventura	5,609,782	1.38	1.29	8.6%	8.0%	Fee					3,648	0	214,000	24,320	261,235	127,205
3	GACC	Apple Campus 3	41,209,082	3.57	3.55	12.2%	12.1%	Fee				9%	0	0	0	2,979,839	0	0
4	JPMCB	EOS 21	11,008,876	1.92	1.87	7.5%	7.3%	Fee					0	186,208	0	0	0	0
5	GACC	Rochester Hotel Portfolio	14,368,863	1.78	1.50	12.2%	10.3%	Fee					0	45,563	0	0	496,816	335,774
5.01	GACC	Rochester Marriott	5,368,717					Fee			11/6/2030
5.02	GACC	Kahler Grand	4,979,928					Fee			10/17/2018
5.03	GACC	Kahler Inn & Suites	2,565,704					Fee			10/17/2018
5.04	GACC	Residence Inn Rochester	1,454,513					Fee			10/26/2024
6	GACC	InterContinental San Francisco	14,668,773	2.75	2.29	16.0%	13.4%	Fee			2/29/2028	14%	0	0	0	0	0	44,350
7	GACC	Sentinel Square II	9,121,300	2.72	2.70	9.0%	8.9%	Fee					0	0	0	0	0	0
8	CREFI	The Woods	29,853,017	5.08	5.01	15.2%	14.9%	Fee				14%	0	0	0	0	0	0
9	JPMCB	600 Clipper	6,491,015	3.37	3.17	12.7%	12.0%	Fee				7%	4,626	27,375	0	4,147,500	0	0
10	GACC	Worldwide Plaza	85,021,775	3.88	3.77	14.2%	13.8%	Fee					0	0	0	0	0	0
11	CREFI	64 Wooster Street	3,073,875	1.52	1.44	6.8%	6.4%	Fee					0	0	0	300,000	85,369	53,304
12	GACC	Hotel Indigo & Austin	4,972,657	1.92	1.73	12.3%	11.1%	Fee			8/1/2037		2,700,000	0	0	0	365,188	0
13	CREFI	Braddock Metro Center	6,760,253	1.55	1.49	9.5%	9.1%	Fee					0	0	0	0	381,274	0
14	CREFI	BlueLinx Portfolio	7,959,979	2.67	2.46	12.1%	11.1%	Fee					0	6,875	0	0	0	0
14.01	CREFI	BlueLinx Frederick	2,779,454					Fee
14.02	CREFI	BlueLinx Bellingham	2,649,767					Fee
14.03	CREFI	BlueLinx Lawrenceville	1,578,595					Fee
14.04	CREFI	BlueLinx Butner	952,163					Fee
15	GACC	Marina Heights State Farm	63,137,233	3.13	3.12	11.3%	11.3%	Leasehold	08/16/12	One, min 25 - max 99 year option			0	0	0	0	0	0
16	CREFI	Red Building	11,790,813	3.61	3.31	16.1%	14.7%	Fee				9%	0	0	0	0	192,071	88,901
17	JPMCB	599 Broadway	5,491,643	1.76	1.75	7.3%	7.3%	Fee					0	0	0	0	0	0
18	JPMCB	Lehigh Valley Mall	23,926,829	2.16	2.07	12.5%	12.0%	Fee					0	0	0	0	0	0
19	JPMCB	Atrium Center	9,305,372	2.08	2.05	8.2%	8.1%	Fee					0	0	0	0	0	0
20	GACC	Signature Place Condominiums	2,369,027	1.33	1.28	8.0%	7.8%	Fee					0	0	0	0	130,863	8,290
21	JPMCB	90 Hudson	11,156,834	2.18	2.04	9.1%	8.6%	Fee					0	198,000	0	0	0	100,000
22	JPMCB	Marriott Charlotte City Center	13,071,996	2.76	2.76	12.7%	12.7%	Fee			12/31/2042		0	0	0	0	0	0
23	GACC	Two Harbor Point Square	5,194,446	1.93	1.78	11.3%	10.5%	Fee					0	0	0	0	80,167	4,333
24	CREFI	One Parkway North Fee	1,801,338	1.69	1.69	7.4%	7.4%	Fee					0	0	0	0	0	0
25	CREFI	Village Green of Waterford	2,216,278	1.52	1.45	9.9%	9.4%	Fee					1,836,000	0	0	0	66,954	19,072
26	GACC	Gateway Plaza	2,032,878	1.50	1.44	9.0%	8.7%	Fee				12%	0	0	0	360,000	91,839	8,233
27	CREFI	32 East Shopping Center	2,208,807	1.80	1.67	11.1%	10.3%	Fee					0	8,740	0	707,393	40,763	0
28	CREFI	Hilton Garden Inn - Atlanta Airport North	2,081,098	1.74	1.53	11.9%	10.4%	Fee			12/31/2029		0	7,000	0	0	0	82,513
29	GACC	220 Northwest 8th Avenue	1,883,847	1.83	1.68	10.5%	9.7%	Fee				15%	0	15,625	0	0	7,693	0
30	GACC	Corporate Plaza	2,216,720	2.11	2.01	12.9%	12.3%	Fee					750,000	74,625	0	2,000,000	0	0
31	JPMCB	Residence Inn Augusta	2,003,648	1.65	1.65	11.4%	11.4%	Fee			8/31/2035		16,365	0	0	0	28,810	0
32	JPMCB	Towers at University Town Center	4,478,501	1.60	1.55	10.0%	9.7%	Fee					11,375	0	0	0	291,420	0
33	GACC	Fairfield Portfolio	1,779,229	1.99	1.80	13.6%	12.3%	Fee					0	0	0	0	51,905	4,696
33.01	GACC	Fairfield Inn & Suites - Greensboro	1,029,005					Fee			1/24/2033
33.02	GACC	Fairfield Inn & Suites - High Point	750,224					Fee			1/24/2033
34	GACC	Sabre Center II	1,399,313	1.94	1.69	11.8%	10.4%	Fee					0	0	0	0	56,023	0
35	JPMCB	Beacon - Criterion	4,386,150	3.06	3.01	11.7%	11.5%	Fee					0	0	0	0	207,000	0
36	CREFI	Holiday Inn Express New Orleans	1,509,133	2.07	1.83	13.2%	11.7%	Fee			6/30/2024		0	5,040	0	0	265,935	16,257
37	JPMCB	Lost Tree Financial Center	1,128,695	1.58	1.45	9.8%	9.0%	Fee					953	0	0	7,875	52,744	0
38	GACC	Coral Club Apartments	1,097,769	1.57	1.52	9.6%	9.3%	Fee					300,000	61,875	0	0	0	43,920
39	JPMCB	Beacon - Hague	3,587,467	2.92	2.87	11.2%	11.0%	Fee					0	0	0	0	215,000	0
40	CREFI	Sam’s Club Atlanta	1,102,393	1.68	1.62	10.6%	10.2%	Leasehold	07/10/25	3, 10-year extensions through July 10, 2055			0	0	0	0	0	0
41	CREFI	Marshall’s Plaza	1,321,182	2.24	2.04	13.4%	12.3%	Fee					0	0	0	0	0	14,121
42	JPMCB	Beacon - Paramount	3,578,218	3.42	3.37	13.1%	12.9%	Fee					0	0	0	0	156,000	0
43	JPMCB	Hampton Inn Albuquerque University	983,365	1.48	1.48	10.4%	10.4%	Fee			11/30/2033		10,595	0	0	0	11,425	2,707
44	GACC	564 6th Street	819,341	2.03	2.02	9.1%	9.1%	Fee				19%	0	0	0	0	18,498	4,425
45	GACC	Homewood Commons	1,006,938	2.02	1.94	12.4%	11.8%	Fee					0	42,500	0	500,000	34,879	6,197
46	JPMCB	Beacon - Mercury / Garage	2,934,204	3.43	3.36	13.2%	12.9%	Fee					0	0	0	0	120,000	0
47	GACC	Centre Point Plaza	861,007	1.92	1.68	12.4%	10.9%	Fee					31,852	295,901	0	200,000	75,175	21,564
48	CREFI	Amsdell Georgia Portfolio	622,638	1.31	1.26	8.4%	8.1%	Fee					0	0	0	0	36,488	0
48.01	CREFI	Compass Self Storage Conyers	282,587					Fee
48.02	CREFI	McDonough-Henry Self Storage	220,022					Fee
48.03	CREFI	American Self Storage Center	120,030					Fee
49	JPMCB	Beacon - Orpheum	2,544,947	3.18	3.14	12.2%	12.0%	Fee					0	0	0	0	111,000	0
50	GACC	Four Points Nashville Airport	934,247	2.38	2.05	15.2%	13.1%	Fee			8/5/2034		0	8,125	0	0	0	0
51	GACC	Nelson Duffie Mobile Home Parks	632,570	1.43	1.41	9.0%	8.9%	Fee					25,800	0	0	0	6,144	25,489
51.01	GACC	Riverside Mobile Home Park						Fee
51.02	GACC	Oaks Mobile Home Park						Fee
52	GACC	Steeplechase Plaza	725,364	1.90	1.71	11.6%	10.5%	Fee					0	0	0	250,000	6,544	0
53	JPMCB	Beacon - Tower	1,824,636	3.27	3.22	12.5%	12.3%	Fee					0	0	0	0	81,000	0
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	526,795	1.89	1.89	12.3%	12.3%	Fee			11/30/2032		6,435	0	0	0	37,481	1,148
55	CREFI	5657 Copley Drive	385,744	2.17	2.05	9.8%	9.3%	Fee				5%	0	0	0	0	0	903
56	CREFI	WAG Lawrenceville	323,052	1.39	1.38	8.8%	8.7%	Fee					0	123,750	0	0	0	1,846
57	CREFI	Rite Aid Johnstown	309,712	1.85	1.84	11.6%	11.6%	Fee					0	0	0	0	0	640

A-1-5

ANNEX A-1

			UPFRONT ESCROW(19)
			Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Description ($)
1	CREFI	Central Park of Lisle	0	2,924,266	Unfunded Obligations Reserve
2	JPMCB	Promenade Shops at Aventura	0	0
3	GACC	Apple Campus 3	0	42,800,076	Free Rent Reserve: 42,706,326; Punchlist Reserve: 93,750
4	JPMCB	EOS 21	0	0
5	GACC	Rochester Hotel Portfolio	0	300,000	Seasonality Reserve
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco	0	10,000,000	Window Replacement Reserve
7	GACC	Sentinel Square II	0	19,093,311	Free Rent Reserve: 18,493,311; GSA Funds: 600,000
8	CREFI	The Woods	0	0
9	JPMCB	600 Clipper	0	5,071,085	Free Rent Reserve
10	GACC	Worldwide Plaza	0	0
11	CREFI	64 Wooster Street	0	257,409	Free Rent Reserve
12	GACC	Hotel Indigo & Austin	0	300,000	PIP Reserve
13	CREFI	Braddock Metro Center	0	27,805,730	USDA Lease Reserve
14	CREFI	BlueLinx Portfolio	0	206,875	Additional Property Reserve
14.01	CREFI	BlueLinx Frederick
14.02	CREFI	BlueLinx Bellingham
14.03	CREFI	BlueLinx Lawrenceville
14.04	CREFI	BlueLinx Butner
15	GACC	Marina Heights State Farm	0	0
16	CREFI	Red Building	0	4,627,845	Free Rent Shortfall Reserve: 3,874,436; Unfunded Obligations Reserve: 753,409
17	JPMCB	599 Broadway	0	0
18	JPMCB	Lehigh Valley Mall	0	651,533	Outstanding TI/LC Reserve: 443,000; Tenant Rent Holdback Reserve: 208,533
19	JPMCB	Atrium Center	0	23,558,259	Outstanding TI Reserve: 21,161,047; Free Rent Reserve: 2,397,212
20	GACC	Signature Place Condominiums	0	0
21	JPMCB	90 Hudson	0	291,238	Lord Abbett CAM Reserve
22	JPMCB	Marriott Charlotte City Center	0	10,000,000	Performance Holdback Reserve
23	GACC	Two Harbor Point Square	0	163,858	Unfunded Obligations Reserve: 154,346; Declarations Assessment Reserve: 6,548; WPCA Assessment Reserve: 2,964
24	CREFI	One Parkway North Fee	0	0
25	CREFI	Village Green of Waterford	0	0
26	GACC	Gateway Plaza	0	171,717	Free Rent Reserve
27	CREFI	32 East Shopping Center	0	70,423	Free Rent Reserve
28	CREFI	Hilton Garden Inn - Atlanta Airport North	0	0
29	GACC	220 Northwest 8th Avenue	0	0
30	GACC	Corporate Plaza	0	147,215	Free Rent Reserve
31	JPMCB	Residence Inn Augusta	0	0
32	JPMCB	Towers at University Town Center	0	5,185,517	Planned Capital Improvements Reserve: 5,083,948; Prepaid Rent Reserve: 101,569
33	GACC	Fairfield Portfolio	0	1,984,176	PIP Reserve: 1,834,176; Seasonality Reserve: 150,000
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	0	144,715	Free Rent Reserve
35	JPMCB	Beacon - Criterion	0	4,102,472	Put Option Reserve: 1,818,058; Priority Return Reserve: 1,181,738; PNC Operating Distribution Reserve: 1,047,049; Incremental HTC Required Property Insurance Reserve: 55,627
36	CREFI	Holiday Inn Express New Orleans	0	230,339	PIP Reserve
37	JPMCB	Lost Tree Financial Center	0	513,433	Outstanding TI/LC Reserve
38	GACC	Coral Club Apartments	0	0
39	JPMCB	Beacon - Hague	0	3,789,857	Put Option Reserve: 1,588,923; Priority Return Reserve: 1,244,656; PNC Operating Distribution Reserve: 883,326; Incremental HTC Required Property Insurance Reserve: 72,952
40	CREFI	Sam’s Club Atlanta	0	0
41	CREFI	Marshall’s Plaza	0	0
42	JPMCB	Beacon - Paramount	0	3,354,087	Put Option Reserve: 2,047,058; PNC Operating Distribution Reserve: 722,587; Priority Return Reserve: 568,627; Incremental HTC Required Property Insurance Reserve: 15,815
43	JPMCB	Hampton Inn Albuquerque University	0	2,000,000	PIP Reserve
44	GACC	564 6th Street	0	0
45	GACC	Homewood Commons	0	5,416	Free Rent Reserve
46	JPMCB	Beacon - Mercury / Garage	0	0
47	GACC	Centre Point Plaza	0	0
48	CREFI	Amsdell Georgia Portfolio	0	500,000	Economic Holdback Reserve
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum	0	2,182,497	Put Option Reserve: 1,592,263; PNC Operating Distribution Reserve: 309,180; Priority Return Reserve: 265,377; Incremental HTC Required Property Insurance Reserve: 15,678
50	GACC	Four Points Nashville Airport	0	60,000	Seasonality Reserve
51	GACC	Nelson Duffie Mobile Home Parks	0	0
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	0	0
53	JPMCB	Beacon - Tower	0	1,983,984	Put Option Reserve: 1,235,451; PNC Operating Distribution Reserve: 377,199; Priority Return Reserve: 370,635; Incremental HTC Required Property Insurance Reserve: 698
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	0	1,450,000	PIP Reserve
55	CREFI	5657 Copley Drive	0	163,356	Unfunded Tenant Improvement Reserve: 92,170; Free Rent Reserve: 71,186
56	CREFI	WAG Lawrenceville	0	0
57	CREFI	Rite Aid Johnstown	0	0

A-1-6

ANNEX A-1

			MONTHLY ESCROW(20)
			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	CREFI	Central Park of Lisle	11,560	0	72,277	191,599	Springing
2	JPMCB	Promenade Shops at Aventura	3,648	0	24,320	65,309	42,402
3	GACC	Apple Campus 3	Springing	0	0	249,368	Springing
4	JPMCB	EOS 21	0	0	0	Springing	Springing
5	GACC	Rochester Hotel Portfolio	Borrower is required to deposit the greater of (i) 5.0% of the projected rents for each property’s hotel operations for the prior month, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E Work	0	0	248,408	33,894
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco	Springing	0	0	Springing	Springing
7	GACC	Sentinel Square II	Springing	0	Springing	Springing	Springing
8	CREFI	The Woods	Springing	0	0	Springing	Springing
9	JPMCB	600 Clipper	4,626	0	0	Springing	Springing
10	GACC	Worldwide Plaza	Springing	0	Springing	Springing	Springing
11	CREFI	64 Wooster Street	925	0	Springing	42,685	4,846
12	GACC	Hotel Indigo & Austin	The greatest of (i) 2.0% of prior month’s gross revenues through and including 8/1/2018, 3.0% of prior month’s gross revenues beginning 9/1/2018 through and including 8/1/2019, 4.0% of prior month’s gross revenues thereafter, (ii) the amount required under the Management Agreement and (iii) the amount required under the Franchise Agreement for FF&E	0	0	52,170	8,875
13	CREFI	Braddock Metro Center	6,049	0	19,724	95,318	Springing
14	CREFI	BlueLinx Portfolio	Springing	0	Springing	Springing	Springing
14.01	CREFI	BlueLinx Frederick
14.02	CREFI	BlueLinx Bellingham
14.03	CREFI	BlueLinx Lawrenceville
14.04	CREFI	BlueLinx Butner
15	GACC	Marina Heights State Farm	Springing	0	Springing	Springing	Springing
16	CREFI	Red Building	6,859	0	Springing	192,071	8,082
17	JPMCB	599 Broadway	0	0	0	Springing	Springing
18	JPMCB	Lehigh Valley Mall	Springing	0	81,785	Springing	Springing
19	JPMCB	Atrium Center	0	0	0	Springing	Springing
20	GACC	Signature Place Condominiums	6,250	0	0	26,173	1,304
21	JPMCB	90 Hudson	Springing	0	Springing	Springing	Springing
22	JPMCB	Marriott Charlotte City Center	Springing	0	0	Springing	Springing
23	GACC	Two Harbor Point Square	2,335	0	20,833	80,167	Springing
24	CREFI	One Parkway North Fee	0	0	0	Springing	Springing
25	CREFI	Village Green of Waterford	9,113	0	0	22,318	9,536
26	GACC	Gateway Plaza	1,565	0	8,238	30,613	Springing
27	CREFI	32 East Shopping Center	2,991	0	15,743	20,381	Springing
28	CREFI	Hilton Garden Inn - Atlanta Airport North	1/12 of 2% of Gross Revenues (initially estimated at $12,192)	0	0	40,904	8,251
29	GACC	220 Northwest 8th Avenue	2,901	0	11,156	3,846	Springing
30	GACC	Corporate Plaza	3,774	0	20,833	35,613	Springing
31	JPMCB	Residence Inn Augusta	4% of Gross Revenues	0	0	20,000	Springing
32	JPMCB	Towers at University Town Center	11,375	0	0	116,810	Springing
33	GACC	Fairfield Portfolio	4% of projected Rents	0	0	8,651	4,696
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	1,548	0	15,054	22,231	Springing
35	JPMCB	Beacon - Criterion	5,646	0	0	68,620	Springing
36	CREFI	Holiday Inn Express New Orleans	1/12 of 2% of Gross Revenues (initially estimated at $7,978)	0	0	22,161	8,129
37	JPMCB	Lost Tree Financial Center	953	0	7,875	13,186	Springing
38	GACC	Coral Club Apartments	5,500	0	0	19,155	6,274
39	JPMCB	Beacon - Hague	5,021	0	0	70,166	Springing
40	CREFI	Sam’s Club Atlanta	0	0	3,158	Springing	Springing
41	CREFI	Marshall’s Plaza	1,624	0	6,497	37,173	2,017
42	JPMCB	Beacon - Paramount	4,813	0	0	51,555	Springing
43	JPMCB	Hampton Inn Albuquerque University	4% of Gross Revenues	0	0	5,712	2,707
44	GACC	564 6th Street	219	0	Springing	4,837	369
45	GACC	Homewood Commons	2,813	0	Springing	11,626	3,099
46	JPMCB	Beacon - Mercury / Garage	4,750	0	0	29,082	Springing
47	GACC	Centre Point Plaza	Springing	0	Springing	12,529	1,960
48	CREFI	Amsdell Georgia Portfolio	1,912	0	0	9,122	Springing
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum	3,292	0	0	36,934	Springing
50	GACC	Four Points Nashville Airport	The greatest of (i) 2.0% of prior month’s gross revenues through and including 12/6/2018, 3.0% of prior month’s gross revenues beginning 1/6/2019 through and including 12/6/2020, 4.0% of prior month’s gross revenues thereafter, (ii) the amount required under the Management Agreement and (iii) the amount required under the Franchise Agreement for FF&E	0	0	13,117	Springing
51	GACC	Nelson Duffie Mobile Home Parks	Springing	0	0	3,072	1,961
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	1,586	0	Springing	6,544	Springing
53	JPMCB	Beacon - Tower	2,667	0	0	26,840	Springing
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	4% of Gross Revenues	0	0	5,335	1,148
55	CREFI	5657 Copley Drive	230	0	0	Springing	452
56	CREFI	WAG Lawrenceville	181	0	Springing	Springing	1,846
57	CREFI	Rite Aid Johnstown	Springing	0	Springing	Springing	640

A-1-7

ANNEX A-1

			MONTHLY ESCROW(20)		RESERVE CAPS(21)
			Monthly Other	Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service
Loan #	Seller(1)	Property Name	Reserve ($)	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	CREFI	Central Park of Lisle	0		277,442				23,934
2	JPMCB	Promenade Shops at Aventura	Springing	Major Tenant Reserve	131,325		875,502
3	GACC	Apple Campus 3	Springing	Lease Sweep Reserve						30,892,995
4	JPMCB	EOS 21	0
5	GACC	Rochester Hotel Portfolio	500,000	Seasonality Reserve: Springing; PIP Reserve: Springing; Renovation Reserve: 500,000
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco	0
7	GACC	Sentinel Square II	0
8	CREFI	The Woods	0
9	JPMCB	600 Clipper	0
10	GACC	Worldwide Plaza	Springing	Cravath, Swaine & Moore LLP Reserve	2,500,000		10,000,000
11	CREFI	64 Wooster Street	0				300,000
12	GACC	Hotel Indigo & Austin	Springing	Seasonality Reserve; PIP Reserve; Low Debt Service Cure Reserve: Springing
13	CREFI	Braddock Metro Center	0
14	CREFI	BlueLinx Portfolio	0
14.01	CREFI	BlueLinx Frederick
14.02	CREFI	BlueLinx Bellingham
14.03	CREFI	BlueLinx Lawrenceville
14.04	CREFI	BlueLinx Butner
15	GACC	Marina Heights State Farm	0
16	CREFI	Red Building	0				3,966,820
17	JPMCB	599 Broadway	0
18	JPMCB	Lehigh Valley Mall	Springing	Release Parcel Reserve	327,140		2,994,258
19	JPMCB	Atrium Center	Springing	Life Time Fitness Reserve
20	GACC	Signature Place Condominiums	0
21	JPMCB	90 Hudson	Springing	Tenant Trigger Reserve; Partial Termination Reserve	172,663		2,589,948
22	JPMCB	Marriott Charlotte City Center	0
23	GACC	Two Harbor Point Square	1,482	WPCA Assessment Reserve: 1,482; Declaration Assessment Reserve: Springing
24	CREFI	One Parkway North Fee	Springing	Additional Reserve
25	CREFI	Village Green of Waterford	0
26	GACC	Gateway Plaza	0		93,913		300,000
27	CREFI	32 East Shopping Center	0
28	CREFI	Hilton Garden Inn - Atlanta Airport North	Springing	PIP Reserve; Seasonality Reserve
29	GACC	220 Northwest 8th Avenue	0		110,000		401,610
30	GACC	Corporate Plaza	Springing	Free Rent Reserve	226,498		3,000,000
31	JPMCB	Residence Inn Augusta	Springing	PIP Reserve	620,000
32	JPMCB	Towers at University Town Center	0
33	GACC	Fairfield Portfolio	Springing	Seasonality Reserve
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	0				620,000
35	JPMCB	Beacon - Criterion	0
36	CREFI	Holiday Inn Express New Orleans	Springing	Seasonality Reserve
37	JPMCB	Lost Tree Financial Center	0				378,000
38	GACC	Coral Club Apartments	0		198,000
39	JPMCB	Beacon - Hague	0
40	CREFI	Sam’s Club Atlanta	Springing	Ground Lease Reserve
41	CREFI	Marshall’s Plaza	0				389,823
42	JPMCB	Beacon - Paramount	0
43	JPMCB	Hampton Inn Albuquerque University	Springing	PIP Reserve
44	GACC	564 6th Street	0
45	GACC	Homewood Commons	0		101,275		500,000
46	JPMCB	Beacon - Mercury / Garage	0
47	GACC	Centre Point Plaza	0				200,000
48	CREFI	Amsdell Georgia Portfolio	0		68,838
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum	0
50	GACC	Four Points Nashville Airport	Springing	Seasonality Reserve
51	GACC	Nelson Duffie Mobile Home Parks	0		25,800
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	0		76,129		250,000
53	JPMCB	Beacon - Tower	0
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	Springing	PIP Reserve; Seasonality Reserve
55	CREFI	5657 Copley Drive	0
56	CREFI	WAG Lawrenceville	0
57	CREFI	Rite Aid Johnstown	0

A-1-8

ANNEX A-1

RESERVE CAPS(21)
			Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Tenant
1	CREFI	Central Park of Lisle		No
2	JPMCB	Promenade Shops at Aventura	An amount equal to $20.00 multiplied by the leasable area at the Property that is subject to the Nordstrom Lease	No
3	GACC	Apple Campus 3	30,892,995	Yes
4	JPMCB	EOS 21		No
5	GACC	Rochester Hotel Portfolio	Seasonality Reserve: 300,000; PIP Reserve: 1,800,000	No
5.01	GACC	Rochester Marriott		No
5.02	GACC	Kahler Grand		No
5.03	GACC	Kahler Inn & Suites		No
5.04	GACC	Residence Inn Rochester		No
6	GACC	InterContinental San Francisco		No
7	GACC	Sentinel Square II		No
8	CREFI	The Woods		No
9	JPMCB	600 Clipper		Yes
10	GACC	Worldwide Plaza	42,286,860	No
11	CREFI	64 Wooster Street		No
12	GACC	Hotel Indigo & Austin		No
13	CREFI	Braddock Metro Center		No
14	CREFI	BlueLinx Portfolio		Yes
14.01	CREFI	BlueLinx Frederick		Yes
14.02	CREFI	BlueLinx Bellingham		Yes
14.03	CREFI	BlueLinx Lawrenceville		Yes
14.04	CREFI	BlueLinx Butner		Yes
15	GACC	Marina Heights State Farm		No
16	CREFI	Red Building		No
17	JPMCB	599 Broadway		Yes
18	JPMCB	Lehigh Valley Mall		No
19	JPMCB	Atrium Center	4,500,000	No
20	GACC	Signature Place Condominiums		No
21	JPMCB	90 Hudson	Tenant Trigger Reserve: An amount which, when added to the amounts in the Tenant Trigger Reserve Account and the Partial Termination Reserve Account, is equal to the number of rentable square feet comprising the Tenant Sweep Space multiplied by $50.00	No
22	JPMCB	Marriott Charlotte City Center		No
23	GACC	Two Harbor Point Square		No
24	CREFI	One Parkway North Fee		No
25	CREFI	Village Green of Waterford		No
26	GACC	Gateway Plaza		No
27	CREFI	32 East Shopping Center		No
28	CREFI	Hilton Garden Inn - Atlanta Airport North		No
29	GACC	220 Northwest 8th Avenue		Yes
30	GACC	Corporate Plaza		No
31	JPMCB	Residence Inn Augusta		No
32	JPMCB	Towers at University Town Center		No
33	GACC	Fairfield Portfolio	200,000	No
33.01	GACC	Fairfield Inn & Suites - Greensboro		No
33.02	GACC	Fairfield Inn & Suites - High Point		No
34	GACC	Sabre Center II		No
35	JPMCB	Beacon - Criterion		No
36	CREFI	Holiday Inn Express New Orleans		No
37	JPMCB	Lost Tree Financial Center		No
38	GACC	Coral Club Apartments		No
39	JPMCB	Beacon - Hague		No
40	CREFI	Sam’s Club Atlanta		Yes
41	CREFI	Marshall’s Plaza		No
42	JPMCB	Beacon - Paramount		No
43	JPMCB	Hampton Inn Albuquerque University		No
44	GACC	564 6th Street		Yes
45	GACC	Homewood Commons		No
46	JPMCB	Beacon - Mercury / Garage		No
47	GACC	Centre Point Plaza		No
48	CREFI	Amsdell Georgia Portfolio		No
48.01	CREFI	Compass Self Storage Conyers		No
48.02	CREFI	McDonough-Henry Self Storage		No
48.03	CREFI	American Self Storage Center		No
49	JPMCB	Beacon - Orpheum		No
50	GACC	Four Points Nashville Airport	150,000	No
51	GACC	Nelson Duffie Mobile Home Parks		No
51.01	GACC	Riverside Mobile Home Park		No
51.02	GACC	Oaks Mobile Home Park		No
52	GACC	Steeplechase Plaza		No
53	JPMCB	Beacon - Tower		No
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area		No
55	CREFI	5657 Copley Drive		Yes
56	CREFI	WAG Lawrenceville		Yes
57	CREFI	Rite Aid Johnstown		Yes

A-1-9

ANNEX A-1

			LARGEST TENANT (3), (22), (23), (24)			2nd LARGEST TENANT (3), (22), (23), (24)			3rd LARGEST TENANT (3), (22), (23), (24)
					Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
1	CREFI	Central Park of Lisle	Armour-Eckrich Meats LLC	96,007	11/30/27	CA Technologies	72,925	04/30/25	EMC Corporation	43,879	12/31/23
2	JPMCB	Promenade Shops at Aventura	Marshalls	48,385	01/31/19	Winn Dixie	35,922	03/31/19	Nordstrom Rack	34,707	03/31/21
3	GACC	Apple Campus 3	Apple	882,657	02/28/31
4	JPMCB	EOS 21
5	GACC	Rochester Hotel Portfolio
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco
7	GACC	Sentinel Square II	District of Columbia	164,110	02/28/29	Federal Election Commission	99,677	11/30/32
8	CREFI	The Woods
9	JPMCB	600 Clipper	Volkswagen Group of America	158,596	12/31/25
10	GACC	Worldwide Plaza	Nomura Holding America Inc.	819,906	09/30/33	Cravath, Swaine & Moore LLP	617,135	08/31/24	Mercury Parking LLC	131,971	11/30/27
11	CREFI	64 Wooster Street	GCU New York	13,500	03/31/29	Harbinger Group	12,000	11/30/18	Steven Meisel	6,000	11/30/23
12	GACC	Hotel Indigo & Austin
13	CREFI	Braddock Metro Center	GSA (United States Department of Agriculture)	131,000	05/31/33	Alexandria City School Board	84,693	05/31/29	Close Up Foundation	13,594	12/31/21
14	CREFI	BlueLinx Portfolio
14.01	CREFI	BlueLinx Frederick	BlueLinx Corporation	680,252	12/31/32
14.02	CREFI	BlueLinx Bellingham	BlueLinx Corporation	489,950	12/31/32
14.03	CREFI	BlueLinx Lawrenceville	BlueLinx Corporation	585,637	12/31/32
14.04	CREFI	BlueLinx Butner	BlueLinx Corporation	551,996	12/31/32
15	GACC	Marina Heights State Farm	State Farm	1,973,248	12/31/42	Mountainside Fitness	17,485	03/31/27	Compass	16,800	12/31/31
16	CREFI	Red Building	WeWork	69,534	01/31/30	Whalerock Industries	36,163	10/31/26	Gaumont Television USA	30,388	07/31/27
17	JPMCB	599 Broadway	599 Broadway JS, LLC (Jeff Sutton)	42,000	02/28/57
18	JPMCB	Lehigh Valley Mall	Bob’s Discount Furniture	30,204	03/31/28	Barnes & Noble	29,874	01/31/23	Modell’s Sporting Goods	13,882	01/31/22
19	JPMCB	Atrium Center	Dana Farber Cancer Institute	143,750	04/30/33	Life Time Fitness	116,524	11/30/37	CCRM	17,936	05/31/32
20	GACC	Signature Place Condominiums
21	JPMCB	90 Hudson	Lord Abbett	261,350	12/31/24	Charles Komar & Sons	159,341	12/31/31
22	JPMCB	Marriott Charlotte City Center
23	GACC	Two Harbor Point Square	X.L. Global Services, Inc.	47,838	09/30/22	Structured Portfolio Management, L.L.C.	23,919	11/30/22	McKinsey & Company, Inc.	23,919	07/31/21
24	CREFI	One Parkway North Fee
25	CREFI	Village Green of Waterford
26	GACC	Gateway Plaza	State Of California	25,306	03/31/24	Regus	14,379	05/31/24	North LA County Regional Center	11,080	05/31/21
27	CREFI	32 East Shopping Center	Burlington Coat Factory	45,901	02/28/30	Stein Mart, Inc.	25,500	03/31/27	Michaels Stores, Inc.	23,957	02/28/20
28	CREFI	Hilton Garden Inn - Atlanta Airport North
29	GACC	220 Northwest 8th Avenue	WeWork	66,935	06/30/32
30	GACC	Corporate Plaza	United States of America General Services Administration (IRS)	36,301	09/15/24	Rental Concepts, Inc. d/b/a Fleet Response	24,148	08/31/21	United States of America General Services Administration (Secret Service)	15,373	09/30/20
31	JPMCB	Residence Inn Augusta
32	JPMCB	Towers at University Town Center
33	GACC	Fairfield Portfolio
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	Globaltech	11,673	09/30/24	Trilogy Educational	11,112	11/30/22	HCL America Inc	6,921	10/31/22
35	JPMCB	Beacon - Criterion
36	CREFI	Holiday Inn Express New Orleans
37	JPMCB	Lost Tree Financial Center	Ameriprise Holdings, Inc.	14,185	01/31/25	Otter Creek	5,099	07/31/21	Lowry Research Corporation	5,009	03/31/28
38	GACC	Coral Club Apartments
39	JPMCB	Beacon - Hague
40	CREFI	Sam’s Club Atlanta	Sam’s Club	129,562	05/31/26
41	CREFI	Marshall’s Plaza	Bob’s Stores	41,114	01/31/28	Marshalls	28,000	01/31/26	Toni & Guy Hairdressing Academy	12,020	07/31/20
42	JPMCB	Beacon - Paramount
43	JPMCB	Hampton Inn Albuquerque University
44	GACC	564 6th Street	City and County of San Francisco	17,500	06/30/26
45	GACC	Homewood Commons	Restaurant Depot	52,091	06/30/23	Altitude Trampoline Park	30,000	12/31/23	Dirt Cheap	30,000	05/31/20
46	JPMCB	Beacon - Mercury / Garage
47	GACC	Centre Point Plaza	Belk, Inc.	58,801	12/31/22	Burke’s Outlet Stores, LLC	32,230	01/31/21	Dollar Tree Stores, Inc.	21,000	05/31/20
48	CREFI	Amsdell Georgia Portfolio
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum
50	GACC	Four Points Nashville Airport
51	GACC	Nelson Duffie Mobile Home Parks
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	Bealls Outlet	23,750	04/30/28	Save-a-Lot	16,200	02/28/21	Thrift Store	12,000	06/16/27
53	JPMCB	Beacon - Tower
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area
55	CREFI	5657 Copley Drive	Mr. Copy, Inc.	18,434	02/28/25
56	CREFI	WAG Lawrenceville	Walgreens	14,490	12/31/29
57	CREFI	Rite Aid Johnstown	Rite Aid	11,115	01/31/37

A-1-10

ANNEX A-1

			4th LARGEST TENANT (3), (23), (24)			5th LARGEST TENANT (3), (24)
					Lease			Lease	Loan
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose
1	CREFI	Central Park of Lisle	Kantar LLC	43,400	01/31/25	Lifestart	37,137	04/30/22	Acquisition
2	JPMCB	Promenade Shops at Aventura	Michaels Stores, Inc.	21,213	03/01/20	Olympia Gym	15,914	03/31/25	Refinance
3	GACC	Apple Campus 3							Refinance
4	JPMCB	EOS 21							Acquisition
5	GACC	Rochester Hotel Portfolio							Refinance
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco							Refinance
7	GACC	Sentinel Square II							Acquisition
8	CREFI	The Woods							Refinance
9	JPMCB	600 Clipper							Acquisition
10	GACC	Worldwide Plaza	WNET.ORG and THIRTEEN	102,709	08/31/26	Rubenstein Associates, Inc.	68,432	04/30/31	Refinance
11	CREFI	64 Wooster Street	Kaleidoscope	6,000	07/31/26	Moulton Dermatology	3,000	01/31/27	Refinance
12	GACC	Hotel Indigo & Austin							Acquisition
13	CREFI	Braddock Metro Center	Gifts in Kind International / Good360	12,968	12/31/21	Phase2 Technology, LLC	11,348	12/31/21	Acquisition
14	CREFI	BlueLinx Portfolio							Acquisition
14.01	CREFI	BlueLinx Frederick
14.02	CREFI	BlueLinx Bellingham
14.03	CREFI	BlueLinx Lawrenceville
14.04	CREFI	BlueLinx Butner
15	GACC	Marina Heights State Farm	Honor Health	5,736	07/31/27				Acquisition
16	CREFI	Red Building	Clique Media	28,346	01/31/26	Abrams Artist Agency	26,668	01/31/28	Refinance
17	JPMCB	599 Broadway							Refinance
18	JPMCB	Lehigh Valley Mall	Pottery Barn	13,011	01/31/20	New York & Company	11,306	03/31/18	Refinance
19	JPMCB	Atrium Center	Boylston Street Dental	8,725	04/30/33	Newton - Wellesley Hospital	6,185	12/31/27	Recapitalization
20	GACC	Signature Place Condominiums							Refinance
21	JPMCB	90 Hudson							Refinance
22	JPMCB	Marriott Charlotte City Center							Acquisition
23	GACC	Two Harbor Point Square	Castleton Commodities	16,574	05/31/27	Insight Global	7,345	04/30/22	Refinance
24	CREFI	One Parkway North Fee							Acquisition
25	CREFI	Village Green of Waterford							Acquisition
26	GACC	Gateway Plaza	Poole & Shaffery, LLP	9,229	04/30/22	California United Bank	6,953	05/31/27	Refinance
27	CREFI	32 East Shopping Center	HomeGoods	21,000	04/30/26	Ulta	10,243	06/30/26	Acquisition
28	CREFI	Hilton Garden Inn - Atlanta Airport North							Refinance
29	GACC	220 Northwest 8th Avenue							Acquisition
30	GACC	Corporate Plaza	Advizex Technologies, LLC.	13,359	06/30/21	EMC Corporation	13,030	11/30/18	Acquisition
31	JPMCB	Residence Inn Augusta							Refinance
32	JPMCB	Towers at University Town Center							Acquisition
33	GACC	Fairfield Portfolio							Acquisition
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	Broadsoft	6,650	11/30/22	Beacon Group, Inc.	5,637	01/31/21	Refinance
35	JPMCB	Beacon - Criterion							Refinance
36	CREFI	Holiday Inn Express New Orleans							Acquisition
37	JPMCB	Lost Tree Financial Center	Williams, Leininger & Cosby, P.A.	4,981	11/30/25	Center for Discovery	4,563	09/30/21	Refinance
38	GACC	Coral Club Apartments							Refinance
39	JPMCB	Beacon - Hague							Refinance
40	CREFI	Sam’s Club Atlanta							Refinance
41	CREFI	Marshall’s Plaza	Dollar Tree	10,013	02/28/23	Lakeshore Learning Store	7,500	10/31/18	Acquisition
42	JPMCB	Beacon - Paramount							Refinance
43	JPMCB	Hampton Inn Albuquerque University							Refinance
44	GACC	564 6th Street							Refinance
45	GACC	Homewood Commons	Planet Fitness	20,000	02/28/25	AT&T Mobility	10,000	03/31/19	Acquisition
46	JPMCB	Beacon - Mercury / Garage							Refinance
47	GACC	Centre Point Plaza	Aaron’s, Inc.	10,150	12/31/19	Hibbett Sporting Goods, Inc.	5,200	08/31/19	Acquisition
48	CREFI	Amsdell Georgia Portfolio							Acquisition/Recapitalization
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum							Refinance
50	GACC	Four Points Nashville Airport							Refinance
51	GACC	Nelson Duffie Mobile Home Parks							Refinance
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	Davita	9,995	11/30/27	Ace	7,500	09/30/24	Refinance
53	JPMCB	Beacon - Tower							Refinance
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area							Acquisition
55	CREFI	5657 Copley Drive							Acquisition
56	CREFI	WAG Lawrenceville							Acquisition
57	CREFI	Rite Aid Johnstown							Acquisition

A-1-11

ANNEX A-1

Pari Passu Debt
								Pari Passu	Pari Passu	Pari Passu	Total Cut-off
				Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari
Loan #	Seller(1)	Property Name	Principal / Carveout Guarantor(25)	(Y/N)	Type(26)	Management(26)	(Y/N)	(Y/N)(27)	Cut-Off Balance	Cut-Off Balance	Passu Debt
1	CREFI	Central Park of Lisle	Lincoln Property Company Commercial, Inc.	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
2	JPMCB	Promenade Shops at Aventura	Andrew D. Gumberg	Yes	Hard	In Place	No	NAP	NAP	NAP	NAP
3	GACC	Apple Campus 3	Paul Guarantor LLC	Yes	Hard	In Place	Yes	No	68,000,000	272,000,000	340,000,000
4	JPMCB	EOS 21	CIM SMA I-B Investments, LLC	Yes	Soft	Springing	Yes	Yes	60,000,000	90,000,000	150,000,000
5	GACC	Rochester Hotel Portfolio	Javon R. Bea, Vita E. Bea	Yes	Hard	Springing	Yes	Yes	60,000,000	80,000,000	140,000,000
5.01	GACC	Rochester Marriott
5.02	GACC	Kahler Grand
5.03	GACC	Kahler Inn & Suites
5.04	GACC	Residence Inn Rochester
6	GACC	InterContinental San Francisco	CDC San Francisco LLC	Yes	Springing	Springing	Yes	Yes	59,922,671	49,935,559	109,858,230
7	GACC	Sentinel Square II	Hana Alternative Asset Management Co., Ltd.	Yes	Hard	In Place	Yes	Yes	57,660,000	45,000,000	102,660,000
8	CREFI	The Woods	Arcadia Development Co.	Yes	Springing	Springing	Yes	No	57,500,000	142,500,000	200,000,000
9	JPMCB	600 Clipper	Gemini-Rosemont Realty LLC	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
10	GACC	Worldwide Plaza	SL Green Operating Partnership, L.P., RXR Real Estate Value Added Fund - Fund III LP, RXR RE VAF - Fund III Parallel A LP, RXR RE VAF - Fund III Parallel B LP, RXR RE VAF - Fund III Parallel B (REIT) LP, RXR RE VAF - Fund III Parallel C LP, RXR RE VAF - Fund III Parallel D LP	Yes	Hard	Springing	Yes	No	50,000,000	566,286,000	616,286,000
11	CREFI	64 Wooster Street	Esshagh Dario Zar	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
12	GACC	Hotel Indigo & Austin	The David and Angella Nazarian Family Trust, dated May 18, 1994, David Nazarian	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
13	CREFI	Braddock Metro Center	Kawa Capital Partners LLC, Kawa Investments LLC	Yes	Hard	Springing	Yes	Yes	44,200,000	30,000,000	74,200,000
14	CREFI	BlueLinx Portfolio	Michael W. Brennan, Scott D. McKibben, Samuel A. Mandarino, Robert G. Vanecko, Eduardo E. Paneque, Allen Crosswell, Greenwood Holding Company LLC, William T. MacMane, Brad O’Halloran	Yes	Springing	Springing	Yes	Yes	42,900,000	28,600,000	71,500,000
14.01	CREFI	BlueLinx Frederick
14.02	CREFI	BlueLinx Bellingham
14.03	CREFI	BlueLinx Lawrenceville
14.04	CREFI	BlueLinx Butner
15	GACC	Marina Heights State Farm	Transwestern Investment Group, Corporate Properties Trust III, L.P.	Yes	Hard	Springing	Yes	No	41,000,000	519,000,000	560,000,000
16	CREFI	Red Building	Charles Steven Cohen	Yes	Hard	Springing	Yes	Yes	40,000,000	40,000,000	80,000,000
17	JPMCB	599 Broadway	Arthur Cornfeld, Alan Fisher, David Topping	Yes	Hard	Springing	Yes	Yes	40,000,000	35,000,000	75,000,000
18	JPMCB	Lehigh Valley Mall	Simon Property Group, L.P., Pennsylvania Real Estate Investment Trust	Yes	Hard	Springing	Yes	No	35,355,560	163,830,696	199,186,256
19	JPMCB	Atrium Center	NAP	Yes	Hard	Springing	Yes	No	35,000,000	80,000,000	115,000,000
20	GACC	Signature Place Condominiums	Janet LePage, Jim Szabo, Tony Quattrin, Robert Tanaka, David Steele	Yes	Soft	Springing	No	NAP	NAP	NAP	NAP
21	JPMCB	90 Hudson	SSC V, L.P.	Yes	Hard	Springing	Yes	No	30,000,000	100,000,000	130,000,000
22	JPMCB	Marriott Charlotte City Center	Carey Watermark Investors 2 Incorporated	Yes	Soft	Springing	Yes	No	30,000,000	73,000,000	103,000,000
23	GACC	Two Harbor Point Square	Harbor Point Holding Company LLC	Yes	Hard	In Place	Yes	No	24,750,000	24,750,000	49,500,000
24	CREFI	One Parkway North Fee	Kawa Capital Partners LLC	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
25	CREFI	Village Green of Waterford	Shawn Stafford	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
26	GACC	Gateway Plaza	Thomas R. Von Der Ahe, Thomas R. Von Der Ahe, Jr.	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
27	CREFI	32 East Shopping Center	Robert L. Stark	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
28	CREFI	Hilton Garden Inn - Atlanta Airport North	Ramesh S. Patel	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
29	GACC	220 Northwest 8th Avenue	Philip Barach, Barach Family Living Trust Dated February 11, 2008	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
30	GACC	Corporate Plaza	Brad Coven, Joseph Greenberg	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
31	JPMCB	Residence Inn Augusta	Dilipkumar Patel, Bipin Hira	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
32	JPMCB	Towers at University Town Center	Harold Rosenblum	Yes	Soft	In Place	Yes	Yes	15,000,000	31,000,000	46,000,000
33	GACC	Fairfield Portfolio	Hiren Patel, Balkrishna Patel	Yes	Hard	In Place	No	NAP	NAP	NAP	NAP
33.01	GACC	Fairfield Inn & Suites - Greensboro
33.02	GACC	Fairfield Inn & Suites - High Point
34	GACC	Sabre Center II	Marla Steinman	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
35	JPMCB	Beacon - Criterion	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	13,305,255	24,675,200	37,980,455
36	CREFI	Holiday Inn Express New Orleans	JMI Realty, LLC	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
37	JPMCB	Lost Tree Financial Center	Charles M. Bayer, Jr.	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
38	GACC	Coral Club Apartments	Shyam H. Hingorani	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
39	JPMCB	Beacon - Hague	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	11,420,588	21,180,000	32,600,588
40	CREFI	Sam’s Club Atlanta	Mohannad Malas, The Mohannad & Rana Malas Family Trust	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
41	CREFI	Marshall’s Plaza	Jon Goldberg, Leo Bernstein	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
42	JPMCB	Beacon - Paramount	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	9,703,725	17,996,000	27,699,725
43	JPMCB	Hampton Inn Albuquerque University	Anthony Jon Sherman	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
44	GACC	564 6th Street	Guardian Commercial Real Estate, L.P.	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
45	GACC	Homewood Commons	K. Lawrence Gragg, Blake R. Berg, Mark C. Ibanez	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
46	JPMCB	Beacon - Mercury / Garage	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	7,968,529	14,778,000	22,746,529
47	GACC	Centre Point Plaza	Mark M. Salomon, Patricia Ostermeier	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
48	CREFI	Amsdell Georgia Portfolio	Robert J. Amsdell, Barry L. Amsdell	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
48.01	CREFI	Compass Self Storage Conyers
48.02	CREFI	McDonough-Henry Self Storage
48.03	CREFI	American Self Storage Center
49	JPMCB	Beacon - Orpheum	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	7,417,020	13,755,200	21,172,220
50	GACC	Four Points Nashville Airport	Nimesh Patel, Nitesh Patel	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
51	GACC	Nelson Duffie Mobile Home Parks	Richard R. Nelson III, John C. Duffie	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
51.01	GACC	Riverside Mobile Home Park
51.02	GACC	Oaks Mobile Home Park
52	GACC	Steeplechase Plaza	Timothy J. O’Neill, Jr.	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
53	JPMCB	Beacon - Tower	BLT Real Estate JV8 LLC	Yes	Soft	In Place	Yes	No	5,184,882	9,615,600	14,800,482
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	Anthony Jon Sherman	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
55	CREFI	5657 Copley Drive	Roy Doumani	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
56	CREFI	WAG Lawrenceville	David Feldman	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
57	CREFI	Rite Aid Johnstown	Thomas Anderson	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP

A-1-12

ANNEX A-1

			Additional Debt					Total Debt
						Additional			Total Debt		Total Debt
			Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)	Exist (Y/N)(28)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	CREFI	Central Park of Lisle	No	Yes	B-Note	14,350,000	7.60000	93,850,000	1.96	69.5%	10.7%
2	JPMCB	Promenade Shops at Aventura	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
3	GACC	Apple Campus 3	No	Yes	Senior Mezzanine Loan ($117,500,000)/Junior Mezzanine Loan ($117,500,000)	235,000,000	5.31000	575,000,000	1.70	74.3%	7.2%
4	JPMCB	EOS 21	Yes	No	Permitted Mezzanine	NAP	NAP	150,000,000	1.87	64.8%	7.5%
5	GACC	Rochester Hotel Portfolio	No	No	NAP	NAP	NAP	140,000,000	1.50	66.7%	12.2%
5.01	GACC	Rochester Marriott							1.50	66.7%	12.2%
5.02	GACC	Kahler Grand							1.50	66.7%	12.2%
5.03	GACC	Kahler Inn & Suites							1.50	66.7%	12.2%
5.04	GACC	Residence Inn Rochester							1.50	66.7%	12.2%
6	GACC	InterContinental San Francisco	Yes	No	Permitted Mezzanine	NAP	NAP	109,858,230	2.29	41.9%	16.0%
7	GACC	Sentinel Square II	No	No	NAP	NAP	NAP	102,660,000	2.70	59.7%	9.0%
8	CREFI	The Woods	No	No	NAP	NAP	NAP	200,000,000	5.01	29.6%	15.2%
9	JPMCB	600 Clipper	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	GACC	Worldwide Plaza	Yes	Yes	B-Notes (323,714,000)/Mezzanine Loans (260,000,000)/Permitted Mezzanine/Permitted Debt-like Preferred Equity	583,714,000	4.38412	1,200,000,000	1.75	69.0%	7.3%
11	CREFI	64 Wooster Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	GACC	Hotel Indigo & Austin	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
13	CREFI	Braddock Metro Center	No	No	NAP	NAP	NAP	74,200,000	1.49	66.8%	9.5%
14	CREFI	BlueLinx Portfolio	No	No	NAP	NAP	NAP	71,500,000	2.46	64.2%	12.1%
14.01	CREFI	BlueLinx Frederick							2.46	64.2%	12.1%
14.02	CREFI	BlueLinx Bellingham							2.46	64.2%	12.1%
14.03	CREFI	BlueLinx Lawrenceville							2.46	64.2%	12.1%
14.04	CREFI	BlueLinx Butner							2.46	64.2%	12.1%
15	GACC	Marina Heights State Farm	No	No	NAP	NAP	NAP	560,000,000	3.12	58.3%	11.3%
16	CREFI	Red Building	Yes	Yes	B-Note (51,000,000)/C-Note (65,000,000)/Permitted Mezzanine	116,000,000	5.67026	196,000,000	1.15	68.4%	6.6%
17	JPMCB	599 Broadway	Yes	No	Permitted Mezzanine	NAP	NAP	75,000,000	1.75	50.0%	7.3%
18	JPMCB	Lehigh Valley Mall	No	No	NAP	NAP	NAP	199,186,256	2.07	44.8%	12.5%
19	JPMCB	Atrium Center	No	No	NAP	NAP	NAP	115,000,000	2.05	53.5%	8.2%
20	GACC	Signature Place Condominiums	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	JPMCB	90 Hudson	No	No	NAP	NAP	NAP	130,000,000	2.04	60.2%	9.1%
22	JPMCB	Marriott Charlotte City Center	No	No	NAP	NAP	NAP	103,000,000	2.76	60.6%	12.7%
23	GACC	Two Harbor Point Square	No	Yes	Mezzanine Loan	11,500,000	9.75000	61,000,000	1.28	76.3%	9.2%
24	CREFI	One Parkway North Fee	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	CREFI	Village Green of Waterford	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	GACC	Gateway Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	CREFI	32 East Shopping Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	CREFI	Hilton Garden Inn - Atlanta Airport North	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	GACC	220 Northwest 8th Avenue	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	GACC	Corporate Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	JPMCB	Residence Inn Augusta	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	JPMCB	Towers at University Town Center	No	No	NAP	NAP	NAP	46,000,000	1.55	63.4%	10.0%
33	GACC	Fairfield Portfolio	No	Yes	Mezzanine Loan	1,260,000	12.00000	15,750,000	1.54	70.0%	12.5%
33.01	GACC	Fairfield Inn & Suites - Greensboro							1.54	70.0%	12.5%
33.02	GACC	Fairfield Inn & Suites - High Point							1.54	70.0%	12.5%
34	GACC	Sabre Center II	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	JPMCB	Beacon - Criterion	No	Yes	Subordinate Debt (23,707,545.10)/Mezzanine Loan (15,339,000)	39,046,545	5.63913	77,027,000	1.19	75.0%	5.8%
36	CREFI	Holiday Inn Express New Orleans	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	JPMCB	Lost Tree Financial Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	GACC	Coral Club Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	JPMCB	Beacon - Hague	No	Yes	Subordinate Debt (20,349,411.76)/Mezzanine Loan (11,959,000)	32,308,412	5.53182	64,909,000	1.17	73.9%	5.6%
40	CREFI	Sam’s Club Atlanta	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	CREFI	Marshall’s Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	JPMCB	Beacon - Paramount	No	Yes	Subordinate Debt (17,290,274.51)/Mezzanine Loan (14,686,000)	31,976,275	5.95339	59,676,000	1.20	71.0%	6.1%
43	JPMCB	Hampton Inn Albuquerque University	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	GACC	564 6th Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	GACC	Homewood Commons	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	JPMCB	Beacon - Mercury / Garage	No	Yes	Subordinate Debt (14,198,470.59)/Mezzanine Loan (11,750,000)	25,948,471	5.92284	48,695,000	1.21	72.6%	6.1%
47	GACC	Centre Point Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	CREFI	Amsdell Georgia Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48.01	CREFI	Compass Self Storage Conyers							NAP	NAP	NAP
48.02	CREFI	McDonough-Henry Self Storage							NAP	NAP	NAP
48.03	CREFI	American Self Storage Center							NAP	NAP	NAP
49	JPMCB	Beacon - Orpheum	No	Yes	Subordinate Debt (13,215,780.39)/Mezzanine Loan (9,433,000)	22,648,780	5.75100	43,821,000	1.19	74.5%	5.9%
50	GACC	Four Points Nashville Airport	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51	GACC	Nelson Duffie Mobile Home Parks	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.01	GACC	Riverside Mobile Home Park							NAP	NAP	NAP
51.02	GACC	Oaks Mobile Home Park							NAP	NAP	NAP
52	GACC	Steeplechase Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	JPMCB	Beacon - Tower	No	Yes	Subordinate Debt (9,238,517.65)/Mezzanine Loan (6,833,000)	16,071,518	5.79202	30,872,000	1.21	76.4%	6.0%
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	CREFI	5657 Copley Drive	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	CREFI	WAG Lawrenceville	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	CREFI	Rite Aid Johnstown	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-13

ANNEX A-1

			HOTEL OPERATING STATISTICS
			2014	2014	2014	2015	2015	2015	2016	2016	2016	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	CREFI	Central Park of Lisle																1
2	JPMCB	Promenade Shops at Aventura																2
3	GACC	Apple Campus 3																3
4	JPMCB	EOS 21																4
5	GACC	Rochester Hotel Portfolio	64.5%	146.36	94.42	60.7%	148.67	90.20	57.2%	149.43	85.44	58.4%	152.43	88.99	58.4%	152.43	88.99	5
5.01	GACC	Rochester Marriott	68.9%	227.62	156.79	67.5%	231.88	156.46	66.8%	229.20	153.18	71.0%	241.32	171.41	71.0%	241.32	171.41	5.01
5.02	GACC	Kahler Grand	58.7%	129.07	75.75	52.8%	127.58	67.40	49.8%	126.51	63.01	49.4%	127.51	62.94	49.4%	127.51	62.94	5.02
5.03	GACC	Kahler Inn & Suites	70.0%	121.06	84.72	69.3%	124.46	86.21	62.7%	125.82	78.94	65.9%	122.85	80.99	65.9%	122.85	80.99	5.03
5.04	GACC	Residence Inn Rochester	81.1%	148.96	120.84	77.2%	156.74	120.99	73.0%	161.41	117.78	73.6%	162.35	119.49	73.6%	162.35	119.49	5.04
6	GACC	InterContinental San Francisco	87.0%	284.77	247.69	87.7%	299.96	263.04	88.5%	300.43	265.85	87.0%	296.19	257.77	87.0%	296.19	257.77	6
7	GACC	Sentinel Square II																7
8	CREFI	The Woods																8
9	JPMCB	600 Clipper																9
10	GACC	Worldwide Plaza																10
11	CREFI	64 Wooster Street																11
12	GACC	Hotel Indigo & Austin										64.2%	173.64	111.42	64.2%	173.64	111.42	12
13	CREFI	Braddock Metro Center																13
14	CREFI	BlueLinx Portfolio																14
14.01	CREFI	BlueLinx Frederick																14.01
14.02	CREFI	BlueLinx Bellingham																14.02
14.03	CREFI	BlueLinx Lawrenceville																14.03
14.04	CREFI	BlueLinx Butner																14.04
15	GACC	Marina Heights State Farm																15
16	CREFI	Red Building																16
17	JPMCB	599 Broadway																17
18	JPMCB	Lehigh Valley Mall																18
19	JPMCB	Atrium Center																19
20	GACC	Signature Place Condominiums																20
21	JPMCB	90 Hudson																21
22	JPMCB	Marriott Charlotte City Center	76.4%	183.15	139.92	56.5%	195.99	110.81	67.7%	205.66	139.26	73.0%	223.00	162.82	73.5%	223.00	163.90	22
23	GACC	Two Harbor Point Square																23
24	CREFI	One Parkway North Fee																24
25	CREFI	Village Green of Waterford																25
26	GACC	Gateway Plaza																26
27	CREFI	32 East Shopping Center																27
28	CREFI	Hilton Garden Inn - Atlanta Airport North	79.6%	110.17	87.73	85.4%	108.18	92.41	82.8%	112.25	92.90	80.2%	117.25	94.08	80.2%	117.25	94.08	28
29	GACC	220 Northwest 8th Avenue																29
30	GACC	Corporate Plaza																30
31	JPMCB	Residence Inn Augusta							72.9%	136.76	99.71	79.0%	134.26	106.03	79.0%	134.26	106.03	31
32	JPMCB	Towers at University Town Center																32
33	GACC	Fairfield Portfolio	71.7%	99.11	71.05	71.0%	102.96	73.08	71.1%	103.06	73.31	71.7%	105.22	75.48	71.7%	105.22	75.48	33
33.01	GACC	Fairfield Inn & Suites - Greensboro	72.5%	102.27	74.15	71.0%	103.81	73.71	72.2%	104.11	75.18	70.1%	106.15	74.36	70.1%	106.15	74.36	33.01
33.02	GACC	Fairfield Inn & Suites - High Point	70.6%	94.81	66.94	70.9%	101.83	72.25	69.7%	101.60	70.82	74.0%	104.05	76.96	74.0%	104.05	76.96	33.02
34	GACC	Sabre Center II																34
35	JPMCB	Beacon - Criterion																35
36	CREFI	Holiday Inn Express New Orleans							69.8%	129.75	90.54	72.5%	129.03	93.51	72.8%	130.80	95.29	36
37	JPMCB	Lost Tree Financial Center																37
38	GACC	Coral Club Apartments																38
39	JPMCB	Beacon - Hague																39
40	CREFI	Sam’s Club Atlanta																40
41	CREFI	Marshall’s Plaza																41
42	JPMCB	Beacon - Paramount																42
43	JPMCB	Hampton Inn Albuquerque University	76.6%	84.08	64.42	76.2%	88.01	67.05	73.4%	87.70	64.42	80.9%	86.60	70.04	80.9%	86.60	70.04	43
44	GACC	564 6th Street																44
45	GACC	Homewood Commons																45
46	JPMCB	Beacon - Mercury / Garage																46
47	GACC	Centre Point Plaza																47
48	CREFI	Amsdell Georgia Portfolio																48
48.01	CREFI	Compass Self Storage Conyers																48.01
48.02	CREFI	McDonough-Henry Self Storage																48.02
48.03	CREFI	American Self Storage Center																48.03
49	JPMCB	Beacon - Orpheum																49
50	GACC	Four Points Nashville Airport				61.5%	100.87	62.04	68.9%	127.89	88.17	71.4%	131.00	93.47	71.4%	131.01	93.47	50
51	GACC	Nelson Duffie Mobile Home Parks																51
51.01	GACC	Riverside Mobile Home Park																51.01
51.02	GACC	Oaks Mobile Home Park																51.02
52	GACC	Steeplechase Plaza																52
53	JPMCB	Beacon - Tower																53
54	JPMCB	Holiday Inn Express Glenwood Springs Aspen Area	61.2%	98.41	60.19	63.9%	110.50	70.64	66.9%	117.22	78.45	67.9%	119.76	81.29	67.9%	119.76	81.29	54
55	CREFI	5657 Copley Drive																55
56	CREFI	WAG Lawrenceville																56
57	CREFI	Rite Aid Johnstown																57

A-1-14

Footnotes to Annex A-1

(1)

“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller; and “CREFI” denotes— Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, Central Park of Lisle, the whole loan was co-originated by Citi Real Estate Funding Inc. (as holder of the senior A-Note) and Safety National Casualty Corporation (as holder of the B-Note).

With respect to Loan No. 3, Apple Campus 3, the whole loan was co-originated by Deutsche Bank AG, acting through its New York Branch, Wells Fargo Bank, National Association, and Goldman Sachs Mortgage Company.

With respect to Loan No. 10, the Worldwide Plaza mortgage loan was acquired from Goldman Sachs Mortgage Company.

With respect to Loan No. 14, BlueLinx Portfolio, the whole loan was co-originated by Citi Real Estate Funding Inc. and Société Générale.

With respect to Loan No. 15, the Marina Heights State Farm mortgage loan was acquired from Goldman Sachs Mortgage Company.

With respect to Loan No. 18, Lehigh Valley Mall, the whole loan was co-originated by JPMorgan Chase Bank, National Association, Column Financial, Inc. and Cantor Commercial Real Estate Lending, L.P.

With respect to Loan No. 23, the Two Harbor Point Square mortgage loan was acquired from Citi Real Estate Funding Inc.

With respect to Loan No. 47, the Centre Point Plaza mortgage loan was acquired from Cantor Commercial Real Estate Lending, L.P.

(2)

Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 2, Promenade Shops at Aventura, Aventura Tire & Auto, Pollo Tropical, TD Bank and Shell, ground lease their respective premises from the borrower.

With respect to Loan No. 12, Hotel Indigo & Austin, the mortgaged property is a dual-branded hotel consisting of a 134-room select-service hotel (Hotel Indigo) and a 171-room limited-service hotel (Holiday Inn Express & Suites).

With respect to Loan No. 18, Lehigh Valley Mall, Macy’s, which is an anchor tenant at the property, ground leases its premises from the borrower.

With respect to Loan No. 46, Beacon - Mercury / Garage, the mortgaged property consists of a multifamily property and a parking garage. Units represent only the multifamily portion of the mortgaged property and exclude the parking garage which consists of 510 parking spaces. 31.2% of the UW Revenues ($) is attributable to the parking garage.

(3)

In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 3, Apple Campus 3, the sole tenant, Apple, has taken possession but is currently building out its space and is currently in a free rent period for (i) Phase I (approximately 69.4% of its space) through and including December 2018 and (ii) Phase II (approximately 30.6% of its space) through and including May 2019. In January 2019, Apple is required to pay reduced rent of approximately $6.93 per square foot on Phase I only. Through and including February 2018, Apple is required to pay reimbursements for utilities only, and commencing March 2018, the tenant will be required to pay reimbursements for utilities, operating expenses, taxes and insurance. All outstanding free rent, tenant improvements and leasing commissions were reserved for at loan origination.

With respect to Loan No. 5, Rochester Hotel Portfolio, as to the Kahler Grand mortgaged property, approximately 21.1% of underwritten revenues are comprised of food and beverage revenues.

With respect to Loan No. 6, InterContinental San Francisco, approximately 13.1% of underwritten revenues are comprised of food and beverage revenues and approximately 14.1% are comprised of banquet revenues.

A-1-15

With respect to Loan No. 7, Sentinel Square II, the Largest Tenant, District of Columbia, took occupancy in January 2018 and is in a free rent period through February 2019, all of which free rent has been reserved for. The 2nd Largest Tenant, Federal Election Commission (“FEC”), which leases approximately 35.6% of the NRA, is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement. Such allowance has been reserved for.

With respect to Loan No. 9, 600 Clipper, the sole tenant at the mortgaged property, Volkswagen Group of America, executed a lease amendment in December 2017 to lease an additional 41,239 square feet (which was the remaining vacant portion of the mortgaged property at the time). The lease commencement date for such additional space occurs no later than August 2018. The lease currently requires monthly rent of approximately $233,572. This amount is scheduled to increase to approximately $482,322 by February 2019 and approximately $497,381 by February 2020, and the monthly rent of $588,391 is scheduled to commence on February 2021.

With respect to Loan No. 13, Braddock Metro Center, the Largest Tenant, GSA (United States Department of Agriculture), executed a lease commencing June 2018, but has not yet taken occupancy for 131,000 square feet of its leased premises or commenced paying rent.

With respect to Loan No. 15, Marina Heights State Farm, the UW NOI and UW NCF are based on the adjusted underwritten net operating income and net cash flow, as detailed in the prospectus.

With respect to Loan No. 16, Red Building, the 3rd Largest Tenant, Gaumont Television USA, is expected to occupy their expansion space by the end of February upon completion of the build-out of its space.

With respect to Loan No. 18, Lehigh Valley Mall, the Largest Tenant, Bob’s Discount Furniture, has executed its lease but not yet taken occupancy at the mortgaged property and has not yet commenced paying rent. The rent commencement date is in April 2018. At origination, the borrower was required to reserve $443,000 for outstanding tenant improvement allowances and $208,533 for outstanding free rent periods related to three tenants, including Bob’s Discount Furniture.

With respect to Loan No. 19, Atrium Center, the Largest Tenant, Dana Farber Cancer Institute, has executed a lease but not yet taken occupancy at the mortgaged property and has not yet commenced paying rent. The rent commencement date is May 1, 2018. The 5th Largest Tenant, Newton - Wellesley Hospital, has taken possession of its space and commenced paying rent, but is not yet in occupancy. The tenant is expected to take occupancy in April 2018.

With respect to Loan No. 22, Marriott Charlotte City Center, approximately 25.7% and of UW Revenues ($), is attributable to the food and beverage outlets at the mortgaged property.

With respect to Loan No. 26, Gateway Plaza, the 3rd Largest Tenant at the mortgaged property, North LA County Regional Center, has free rent periods in January 2018 and May 2018 equal to an aggregate $3,899 of rental payments, the 4th Largest Tenant, Poole & Shaffery, LLP has free rent periods from January through March in each of 2018 and 2019 and in January 2020 equal to an aggregate of $70,033 in rental payments, and the 5th Largest Tenant, California United Bank, has free rent periods for the month of June in 2018, 2022, 2023 and 2024, for the month of July in 2022 and 2023 and the month of August in 2022 equal to an aggregate $83,981 in rental payments. All free rent was reserved at loan origination.

With respect to Loan No. 34, Sabre Center II, the Largest Tenant at the mortgaged property, Globaltech, has abated rent through September 2019 equal to $72,739 in rental payments, and the 2nd Largest Tenant, Trilogy Educational, has free rent through June 2018 equal to $63,774 in rental payments. All free rent was reserved at loan origination.

With respect to Loan No. 46, Beacon – Mercury / Garage, the Occupancy % represents the occupancy for the Mercury portion of the mortgaged property only. The parking garage portion was approximately 83.0% occupied as of August 31, 2017.

With respect to Loan No. 51, Nelson Duffie Mobile Home Parks, 62 of the 174 mobile homes at the two mortgaged properties are owned by a borrower-affiliate and the related lots are leased to such affiliate through a master lease. Additional lots may be added to the master lease, but not in excess of 43% of all lots at the mortgaged properties. Lots may also be released from the master lease in connection with a sale of the related mobile home to a third party tenant, provided such third party tenant enters into a direct lease for such lot with the borrower on market terms and for a minimum term of six months. Rent under the master lease is initially equal to $307,000 a year for each lot covered by the master lease, subject to increase by $430 per month for each lot added to the master lease, and decreased by $430 per month for any lot released from the master lease as described above. In addition to the master lease, the loan is also structured with loss recourse to the guarantors in the event any affiliate owned homes are removed from the property, and there is a guaranty on the master lease rent equal to the total number of borrower-affiliate homes multiplied by $400, the result of which is then multiplied by 18.

A-1-16

(4)

With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 3, Apple Campus 3, the Appraised Value ($) represents the “as-stabilized” value of $773,600,000 for the mortgaged property, effective June 1, 2019, which assumes that contractual tenant improvement and leasing commission (“TI/LC”) obligations have been fulfilled and there is no outstanding free rent. At loan origination, the borrower deposited upfront reserves totaling $45,779,915 for such contractual TI/LC obligations and free rent. The “as-is” appraised value for the mortgaged property as of November 7, 2017 is $624,600,000, which results in a Current LTV % of 54.4% and a Maturity LTV % of 54.4%.

With respect to Loan No. 7, Sentinel Square II, the Appraised Value ($) represents the “as-stabilized” value of $172,000,000 for the mortgaged property, effective April 1, 2019, which assumes the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent and that rent has commenced. At loan origination, the borrower reserved approximately $18.5 million in free rent associated with the District of Columbia and Federal Election Commission leases and $600,000 related to approved leasing expenses under the Federal Election Commission lease. The “as-is” appraised value for the mortgaged property as of October 26, 2017, is $149,200,000, which results in a Current LTV % of 68.8% and a Maturity LTV % of 68.8%.

With respect to Loan No. 9, 600 Clipper, the Appraised Value ($) represents the “Hypothetical As If Funded” value, effective November 13, 2017, which assumes that all outstanding tenant improvements, rent/expense reimbursement loss and below market rents have either been funded or escrowed. At origination, the borrower was required to reserve approximately $5,071,085 for the remaining reduced rent period under the lease of the sole tenant, Volkswagen Group of America. In connection with the acquisition of the mortgaged property by the borrower, the former owner and seller of the mortgaged property escrowed $4,147,500 for outstanding tenant improvements with the title company. The lender has received as assignment of the borrower’s interest in the escrow account being held by the title company. The “as-is” value as of November 13, 2017 is $84,460,000, which results in a Current LTV % and Maturity LTV % of 64.3% and 64.3%, respectively.

With respect to Loan No. 10, Worldwide Plaza, the Appraised Value ($) of $1,740,000,000 includes separate appraised values for the office building included in the mortgaged property ($1,620,000,000) and the amenity parcel ($120,000,000). As described under “Risk Factors–Risks Relating to the Mortgage Loans–Risks Relating to the Worldwide Plaza Mortgage Loan,” the amenity parcel does not secure the mortgage loan. Based solely on the appraised value of the office building, the Current LTV% and Maturity LTV% of the senior notes included in the Worldwide Plaza whole loan, the entire whole loan and the combined whole loan and mezzanine debt are 38.0%, 58.0% and 74.1% respectively.

With respect to Loan No. 12, Hotel Indigo & Austin, the Appraised Value ($) represents the “prospective upon completion” value of $66,000,000 for the mortgaged property, effective April 25, 2018, which assumes the completion of the required property improvement plan (“PIP”) and $2.7 million in discretionary capital expenditures at the mortgaged property. At loan origination, the borrower reserved $300,000, the estimated aggregate cost of each respective PIP and an additional $2,700,000 for planned capital improvements, which the borrower has indicated it currently anticipates to begin in the spring of 2018 and to be completed by the end of summer in 2018 (however, such capital expenditures are not required to be made on any particular schedule, or at all). The “as-is” appraised value for the mortgaged property, as of April 25, 2017, is $62,000,000, which results in a Current LTV % of 72.6% and a Maturity LTV % of 62.7%.

With respect to Loan No. 19, Atrium Center, the Appraised Value ($) represents the “hypothetical as-is” value, effective September 8, 2017, which assumes that the Dana Farber Cancer Institute lease has commenced and that all leasing costs have been paid. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvements and leasing commissions and approximately $2,397,212 for outstanding free or abated rent. The “as-is” value as of September 8, 2017 is $185,000,000, which results in a Current LTV % and Maturity LTV % of 62.2% and 62.2%, respectively.

With respect to Loan No. 25, Village Green of Waterford, the appraiser’s “as-stabilized” value for the property effective November 21, 2019, was used, which assumes all expected costs of planned renovations and capital expenditures are reserved for at origination. At origination, the borrower was required to reserve $1,836,000 to fund capital upgrades to be performed and completed during the first 24 months of the mortgage loan. The “as-is” appraised value for the mortgaged property as of November 21, 2017 is $29,700,000, which results in a Current LTV % of 79.5% and a Maturity LTV % of 70.4%.

With respect to Loan No. 29, 220 Northwest 8th Avenue, the Appraised Value ($) represents the “as complete” value of $30,800,000 for the mortgaged property, effective January 1, 2018, which assumes that all outstanding work related to the Phase III delivery is complete. Delivery and acceptance of the Phase III space took place on November 28, 2017. There is no outstanding work related to the space. The “as-is” appraised value for the mortgaged property, as of October 25, 2017, is $30,400,000, which resulted in a Current LTV % of 64.1% and a Maturity LTV % of 58.3%.

With respect to Loan No. 33, Fairfield Portfolio, the Appraised Value ($) represents the “as complete” value of $22,500,000 for the mortgaged properties, effective November 1, 2018, which assumes the completion of the required property

A-1-17

improvement plan (“PIP”) at each mortgaged property. At loan origination, the borrower reserved $1,834,176, which represents 125% of the estimated aggregate cost of the PIPs. The “as-is” appraised value for the Fairfield Inn & Suites – High Point mortgaged property is $8.7 million and the “as-is” appraised value for the Fairfield Inn & Suites – Greensboro mortgaged property is $12.1 million for an aggregate “as-is” appraised value of $20,800,000, which results in a Current LTV % of 69.7% and a Maturity LTV % of 59.4%.

With respect to Loan No. 36, Holiday Inn Express New Orleans, the appraiser’s “as complete” value for the property effective January 1, 2019, was used, which assumes an amount equal to 120% of the estimated cost of planned capital improvements is reserve for at origination. At origination the borrower was required to reserve $230,339 in the required performance improvement reserve (PIP) for a change of ownership PIP that is expected to be completed within 12 months of the origination date. The “as-is” appraised value for the mortgaged property as of November 21, 2017 is $22,600,000, which results in a Current LTV% of 57.1% and a Maturity LTV% of 54.5%.

With respect to Loan No. 43, Hampton Inn Albuquerque University, the Appraised Value ($) represents the “Prospective Market Value Upon Completion of the Renovation” value, effective June 1, 2018, which assumes completion of the renovations required by the current PIP. At origination, the borrower was required to reserve $2,000,000, which is estimated to be the remaining cost to complete the PIP. The “as-is” value of the property as of June 1, 2017 is $11,000,000, which results in a Current LTV % and Maturity LTV % of 86.2% and 72.6%, respectively.

With respect to Loan No. 46, Beacon – Mercury / Garage, the Appraised Value ($) consists of the $44,500,000 million “as-is” Appraised Value ($) for the Mercury portion and the $22,600,000 “as-is” million Appraised Value ($) for the garage portion of the Mortgaged Property.

With respect to Loan No. 54, Holiday Inn Express Glenwood Springs Aspen Area, the Appraised Value ($) of $7,150,000 represents the “Prospective Market Value Upon Completion of the Renovation” value, effective October 1, 2018, which assumes completion of the renovations required by the current PIP. At origination, the borrower was required to reserve $1,450,000, which is estimated to be the remaining cost to complete the PIP. The “as-is” value of the property as of October 1, 2017 is $4,950,000, which results in a Current LTV % and Maturity LTV % of 86.3% and 71.3%, respectively.

(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)	With respect to Loan Nos. 1, 3, 4, 5, 6, 7, 8, 10, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 32, 35, 39, 42, 46, 49, and 53, Central Park of Lisle, Apple Campus 3, EOS 21, Rochester Hotel Portfolio, InterContinental San Francisco, Sentinel Square II, The Woods, Worldwide Plaza, Braddock Metro Center, BlueLinx Portfolio, Marina Heights State Farm, Red Building, 599 Broadway, Lehigh Valley Mall, Atrium Center, 90 Hudson, Marriott Charlotte City Center, Two Harbor Point Square, Towers at University Town Center, Beacon – Criterion, Beacon – Hague, Beacon – Paramount, Beacon - Mercury / Garage, Beacon – Orpheum, and Beacon – Tower, the mortgage loans are part of larger split whole loans, which consist of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(7)

Each number identifies a group of related borrowers.

With respect to Loan No. 4, EOS 21, the mortgaged property consists of one unit in a two unit land condominium, which is in place for compliance with local land use and zoning. Each unit owner owns a 50% interest in the common elements.

With respect to Loan No. 17, 599 Broadway, one of the five condominium units comprising the mortgaged property is owned by two borrowers as tenants-in-common.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)

With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 17, 599 Broadway, the assessment of the late charge with respect to any Monthly Debt Service ($) is subject to delay due to force majeure, which may not exceed one time per calendar year.

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With respect to Loan No. 33, Fairfield Portfolio, Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth in Annex H to this prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 5.684782609%.

(11)

With respect to Loan No. 3, Apple Campus 3, the whole loan has an ARD feature with an Anticipated Repayment Date of January 6, 2028, with an increased interest rate equal to the greater of (i) 4.864978% per annum and (ii) the 10-year swap rate as of the Anticipated Repayment Date plus 1.50%, until the Final Maturity Date of April 6, 2031. On and after the ARD until the Final Maturity Date, the Apple Campus 3 whole loan requires amortization based on a 30-year amortization schedule (assuming the initial interest rate).

With respect to Loan No. 15, Marina Heights State Farm, the whole loan has an ARD feature with an Anticipated Repayment Date of January 6, 2028, with an increased interest rate equal to the greater of (i) 6.55950% per annum and (ii) the 10-year swap rate as of the Anticipated Repayment Date plus 3.00%, until the Final Maturity Date of January 6, 2033. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm whole loan requires amortization based on a 30-year schedule (assuming the initial interest rate).

(12)

The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, Central Park of Lisle, which is part of a larger Whole Loan, the lockout period is required to be at least 25 payments beginning with and including the first payment date of February 6, 2018. Defeasance of the full $93,850,000 whole loan is permitted at any time after the earlier to occur of (i) two years from the closing date of the securitization that includes the last promissory note to be securitized and (ii) December 14, 2020. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan No. 3, Apple Campus 3, which is part of a whole loan, the lockout period is required to be at least 25 payments beginning with and including the first payment date of February 6, 2018. Defeasance of the full $340.0 million Apple Campus 3 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 14, 2021. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan No. 4, EOS 21, the lockout period will be at least 26 payments beginning with and including the first payment date of January 1, 2018. The actual lockout period may be longer. Defeasance of the full $150.0 million EOS 21 Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The borrower is also permitted to prepay the EOS 21 Whole Loan if the defeasance lockout period has not occurred by January 1, 2021 with the payment of a yield maintenance premium.

With respect to Loan No. 5, Rochester Hotel Portfolio, which is part of a whole loan, the lockout period is required to be at least 27 payments beginning with and including the first payment date of December 6, 2017. Defeasance of the full $140.0 million Rochester Hotel Portfolio Whole Loan is permitted at any time after the earlier to occur (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 6, 2020. The assumed lockout period of 27 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan No. 10, Worldwide Plaza, which is part of a whole loan, the lockout period is required to be at least 27 payments beginning with and including the first payment date of December 6, 2017. Defeasance of the full $940.0 million Worldwide Plaza Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 18, 2020. The assumed lockout period of 27 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan No. 13, Braddock Metro Center, which is part of a larger Whole Loan, the lockout period is required to be at least 24 payments beginning with and including the first payment date of March 6, 2018. Defeasance or prepayment (if

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prior to November 6, 2027, accompanied by a yield maintenance premium) of the full $74,200,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) January 19, 2021. The assumed lockout period of 24 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan No. 14, BlueLinx Portfolio, which is part of a larger Whole Loan, the lockout period is required to be at least 24 payments beginning with and including the first payment date of March 6, 2018. Defeasance of the full $71,500,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) January 10, 2021. The assumed lockout period of 24 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer.

With respect to Loan Nos. 14, 18, 19, 33 and 51, BlueLinx Portfolio, Lehigh Valley Mall, Atrium Center, Fairfield Portfolio and Nelson Duffie Mobile Home Parks, partial release upon partial prepayment or partial defeasance is permitted.

With respect to Loan No. 16, Red Building, the lockout period will be at least 25 payments beginning with and including the first payment date of February 6, 2018. Defeasance of the full $196,000,000 whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) December 18, 2021.

With respect to Loan No. 17, 599 Broadway, the lockout period will be at least 24 payments beginning with and including the first payment date of March 1, 2018. Defeasance of the full $75.0 million 599 Broadway Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The borrower is also permitted to prepay the 599 Broadway Whole Loan if the defeasance lockout period has not expired by March 1, 2022 with the payment of a yield maintenance premium.

With respect to Loan No. 18, Lehigh Valley Mall, the lockout period will be at least 27 payment dates beginning with and including the first payment date of December 1, 2017. The actual lockout period may be longer. Defeasance of the full $200.0 million Lehigh Valley Mall Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 1, 2020. The borrower is also permitted to prepay the Lehigh Valley Mall Whole Loan with the payment of a yield maintenance premium after the occurrence of the Permitted Release Date if the REMIC Prohibition Period has not occurred prior to December 1, 2020.

With respect to Loan No. 21, 90 Hudson, the lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the $130.0 million 90 Hudson Whole Loan is permitted prior to the open period and after the date that is earlier to occur of (i) the date that is two years after the closing date of the securitization that holds the last portion of the 90 Hudson Whole Loan to be securitized and (ii) December 1, 2020. The actual lockout period may be longer. The borrower is also permitted to prepay the 90 Hudson Whole Loan after December 1, 2019 with the payment of a yield maintenance premium.

With respect to Loan No. 22, Marriott Charlotte City Center, the lockout period will be at least 32 payments beginning with and including the first payment date of July 1, 2017. Defeasance of the full $103.0 million Marriott Charlotte City Center Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The borrower is also permitted to prepay the Marriott Charlotte City Center Whole Loan if the defeasance lockout period has not expired by July 1, 2020 with the payment of a yield maintenance premium.

With respect to Loan No. 23, Two Harbor Point Square, which is part of a whole loan, the lockout period is required to be at least 26 payments beginning with and including the first payment date of January 6, 2018. Defeasance of the full $49.5 million Two Harbor Point Square Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 17, 2020. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2018-B2 securitization in February 2018. The actual lockout period may be longer. In addition, at any time during the term of the whole loan and provided no event of default has occurred and is continuing, the borrower has the option to prepay the whole loan in whole, but not in part, with payment of a yield maintenance premium.

With respect to Loan No. 48, Amsdell Georgia Portfolio, the borrower deposited $500,000 into an economic holdback reserve at closing, which may, under certain circumstances be applied by the lender toward the repayment of the loan. The borrower is entitled to receive the economic holdback reserve funds if certain capital improvements are performed and completed during the first 48 months of the loan term with respect to the acquired properties and the debt yield is equal to or greater than 8.5%. If the lender determines that the release conditions have not been satisfied on or before February 6, 2022, the lender will not disburse the funds and may retain the economic holdback reserve as additional collateral. The Current LTV, UW NOI Debt Yield % and UW NCF Debt Yield % net of the $500,000 economic holdback reserve are 69.9%, 9.0% and 8.6%, respectively.

(13)	With respect to some mortgage loans, historical financial information may not be available due to when the properties were constructed, renovated and/or acquired.

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With respect to Loan Nos. 3, 7, 9, 12, 14, 15, 16, 19, 20, 23, 24, 27, 29, 31, 34, 35, 36, 39, 42, 45, 46, 48, 49, 50, 51, 53, 55 and 57, Apple Campus 3, Sentinel Square II, 600 Clipper, Hotel Indigo & Austin, BlueLinx Portfolio, Marina Heights State Farm, Red Building, Atrium Center, Signature Place Condominiums, Two Harbor Point Square, One Parkway North Fee, 32 East Shopping Center, 220 Northwest 8th Avenue, Residence Inn Augusta, Sabre Center II, Beacon – Criterion, Holiday Inn Express New Orleans, Beacon – Hague, Beacon – Paramount, Homewood Commons, Beacon - Mercury / Garage, Amsdell Georgia Portfolio, Beacon – Orpheum, Four Points Nashville Airport, Nelson Duffie Mobile Home Parks, Beacon – Tower, 5657 Copley Drive and Rite Aid Johnstown, in each case, the related property is newly or recently acquired, renovated or built and some historical financials may not be available.

With respect to Loan No. 28, Hilton Garden Inn – Atlanta Airport North, 2014 financial information is based on 10 months annualized ending October 31, 2014.

With respect to Loan No. 30, Corporate Plaza, the most recent financial information is based on 8 months annualized ending August 31, 2017.

With respect to Loan No. 37, Lost Tree Financial Center, financial information for 2017 financials is based on 11 months annualized ending November 30, 2017.

With respect to Loan No. 48.01, Compass Self Storage Conyers property, 2015 financial information is based on 9 months annualized ending September 12, 2015.

With respect to Loan No. 52, Steeplechase Plaza, the most recent financial information is based on 8 months annualized ending August 31, 2017.

With respect to Loan No. 55, 5657 Copley Drive, the most recent financial information is based on 11 months annualized ending November 30, 2017.

(14)

In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 16, Red Building, the related property is currently in the process of leasing up and historical financials represent a non-stabilized occupancy. Since January 2017, five tenants have executed new leases for a total of 134,035 square feet of space and $7,440,129 of annual UW Base Rent.

With respect to Loan No. 27, 32 East Shopping Center, TTM NOI represents non-stabilized occupancy during the demolition and construction process of the renovation, as well as the closure of the Gordmans approximately 45,000 square foot anchor store after the tenant filed bankruptcy in the first quarter of 2017. Burlington Coat Factory, the replacement tenant, signed a lease with an expiration date of February 28, 2030 and contributes $459,010 of annual UW Base Rent.

With respect to Loan No. 29, 220 Northwest 8th Avenue, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by the delivery of WeWork’s phase III space (the third and fourth floor) in December 2017, accounting for approximately 24.3% of the Net Rentable Area and 25.6% of the UW Base Rent.

With respect to Loan No. 34, Sabre Center II, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by (i) the lease signing of Globaltech, accounting for 11.3% of the Net Rentable Area and 12.8% of the UW Base Rent, (ii) the expiration of rent abatement periods and (iii) $50,187 in contractual rent steps through November 2018.

With respect to Loan No. 45, Homewood Commons, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by (i) the recent signing or renewal of three leases since August 2016, accounting for approximately 19.3% of the Net Rentable Area and 29.6% of the UW Base Rent and (ii) $41,926 in contractual rent steps through August 2018.

With respect to Loan No. 52, Steeplechase Plaza, the UW NOI ($) is over 10% higher than Most Recent NOI ($), primarily driven by (i) the lease signing of Davita, accounting for 10.5% of the Net Rentable Area and 14.5% of the UW Base Rent, (ii) Bealls Outlet increased their space in 2017 from 12,000 square feet to 23,750 square feet with a ten-year lease extension and (iii) $2,864 in contractual rent steps through December 2018.

(15)

With respect to all JPMCB hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 15, Marina Heights State Farm, the mortgaged property is exempt from property taxes because the ground lessor is a tax exempt government agency. The ground lease prohibits the ground lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The lender did not underwrite any property taxes.

With respect to Loan No. 29, 220 Northwest 8th Avenue, the mortgaged property benefits from the Oregon Special Assessment of Historic Tax Program which fixes the mortgaged property’s assessed value for a 10-year period. If the

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borrower is disqualified from the program the exemption will terminate. The fixed real estate tax evaluation expires in 2023. Such program may be extended for an additional 10 years and the borrower is required under the mortgage loan documents to apply to extend the program for 10 years in 2023, if the program is still available, but it will not be in default if the program is not available or the government refuses to extend the program after the borrower has diligently pursued an extension. The borrower was not required to reserve for any costs that may be incurred in order to obtain such an extension. Lender underwrote taxes based on the appraiser’s exempted value of $45,936. The mortgaged property is leased on a modified gross basis that includes a base year stop (2016) for real estate taxes. The base stop is $37,663. As such, the tenant will be responsible for increases beyond the base year in real estate taxes for the duration of the lease term through June 2032. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan No. 21, 90 Hudson, the mortgaged property is subject to a payment in lieu of taxes (“PILOT”) program with the City of Jersey City that expires in February 2020. The lender underwrote real estate taxes based on the abated tax payments provided by the PILOT. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan Nos. 35, 39, 42, 49, and 53, Beacon – Criterion, Beacon – Hague, Beacon – Paramount, Beacon – Orpheum and Beacon – Tower, each of the mortgaged properties is subject to certain historic rehabilitation tax credits (the “HTCs”). The HTCs are passed through to the third party tax credit investor. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan Nos. 42, 46, 49, and 53, Beacon – Paramount, Beacon - Mercury / Garage, Beacon – Orpheum and Beacon – Tower, each of the mortgaged properties benefits from a15-year real estate tax abatement. The Beacon – Mercury / Parking Garage 15-year real estate tax abatement was approved in 2012, Beacon – Paramount and Beacon – Orpheum were approved in 2013 and Beacon – Tower was approved in 2014. The taxes for each loan were underwritten based on the abated tax amount. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

(16)

Except for the mortgage loan listed below, the UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 33, Fairfield Portfolio, UW NOI DSCR and UW NCF DSCR is calculated based on the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth in Annex H to this prospectus.

(17)

In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 10, Worldwide Plaza, the amenity parcel, which does not constitute collateral for the mortgage loan, but as to which certain loans thereon have been pledged to secure the mortgage loan, includes condominium interests, as to which the borrower does not have control of the condominium.

With respect to Loan No. 13, Braddock Metro Center, the mortgaged property is subject to a “Virginia land condominium”. There are two units: (i) Braddock Metro Center mortgaged property (consisting of 1320, 1330 and 1340 Braddock Place, as well as the underground parking garage), and (ii) the 1310 Braddock Place building, which is not collateral for the Braddock Metro Center mortgage loan. There is no board of directors for the unit owner’s association. Each unit owner is entitled to a vote equal to its percentage interest. The borrower’s percentage interest is approximately 88.6%. The condominium documents do not govern casualty or condemnation, insurance proceeds, or provide for any assessments against the unit owners.

With respect to Loan No. 15, Marina Heights State Farm, the mortgaged property has been divided into multiple leasehold condominium units, all of which are owned by the borrower.

With respect to Loan No. 17, 599 Broadway, the mortgaged property consists of five units in a condominium with a total of 14 units. The borrowers collectively do not control the condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan Nos. 18 and 21, Lehigh Valley Mall and 90 Hudson, in each case the mortgage loan is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

With respect to Loan No. 20, Signature Place Condominiums, the mortgaged property consists of 300 units in a 440 unit condominium.

With respect to Loan No. 32, Towers at University Town Center, the mortgaged property is partially secured by a sublease of a ground lease of 162 parking spaces at a neighboring property. Neither the ground lease nor the sublease has

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customary leasehold financing provisions. However, the parking spaces are not required for zoning compliance or for the operation of the mortgaged property. The subleasehold property has historically operated at a net loss, which has been accounted for in the underwriting. No upside from the subleasehold property was included in the underwriting.

With respect to Loan No. 55, 5657 Copley Drive, the mortgaged property consists of a condominium association and sub-association that governs the maintenance of common areas shared among the mortgaged property and immediately surrounding properties.

(18)

With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the Prospectus for information related to mortgage loans secured by hotel properties.

With respect to Loan No. 5, Rochester Hotel Portfolio, the Kahler Grand and Kahler Inn & Suites mortgaged properties are not flagged hotel properties. The mortgaged properties are managed by Richfield Hospitality, Inc., each pursuant to a management agreement that has an initial termination date of October 17, 2018, and which will automatically renew until otherwise terminated by the borrower or manager with 90 days’ written notice. The mortgaged properties are operated under the Kahler brand, which is a trademark owned by one of the borrowers.

With respect to Loan No. 5, Rochester Hotel Portfolio, the Residence Inn Rochester property is subject to a franchise agreement that expires on October 26, 2024 with one 10-year extension to October 26, 2034, exercisable at the franchisee’s option provided the following conditions are satisfied, (i) the franchisee is not in default, (ii) the franchisee met all monetary obligations during the term, (iii) the franchisee delivers a renewal application not less than 24 months or more than 36 months prior to the end of the current term along with an application fee and (iv) the franchisee signs the franchisor’s then-current form of franchise agreement not less than 12 months prior to the end of the current term, which will require satisfaction of various conditions precedent (including upgrading to then-current standards and specifications of the franchisor).

(19)

Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 3, Apple Campus 3, at loan origination the borrower deposited $93,750 for the estimated cost to complete outstanding punchlist items. Following origination, an additional $506,100 was deposited due to additional punch list items identified by Apple.

With respect to Loan No. 9, 600 Clipper, the Upfront TI/LC Reserve ($) includes a tenant improvement reserve in the amount of $4,147,500, which the previous owner of the mortgaged property deposited in connection with the acquisition of the property by the borrower. The escrowed funds are currently held by a title company and the borrower has collaterally assigned its rights to the lender as additional security.

With respect to Loan No. 10, Worldwide Plaza, the borrowers are permitted at their election to substitute one or more Qualifying Guaranties or letters of credit meeting the requirements of the loan documents in lieu of cash reserves (other than for the excess cash flow reserve). The aggregate letters of credit and Qualifying Guaranties in lieu of reserves may not exceed $120,000,000.

With respect to Loan No. 22, Marriott Charlotte City Center, Upfront Other Reserve ($) represents a $10,000,000 holdback reserve, which was required to be released to the borrower at such time that the mortgaged property achieved a net operating income of at least $10,000,000 on a trailing 12 month basis. The reserve was released to the borrower in August 2017 in accordance with the loan documents.

With respect to Loan Nos. 35, 39, 42, 49, and 53, Beacon – Criterion, Beacon – Hague, Beacon – Paramount, Beacon – Orpheum and Beacon – Tower, in each case, the Upfront Other Reserve ($) includes the following: (a) HTC insurance premium required by the loan documents in connection with any insurance coverage in excess of the amounts otherwise required to be carried by the borrower, to the extent required pursuant to the terms of the related master lease and/or the master lessee’s operating agreement; (b) the estimated amount of the put price owing to PNC Investment Company, LLC (“PNC”), the tax credit investor and the beneficiary of the HTCs, at the related mortgaged property (the “Put Option Reserve”), which funds may be used (i) to pay the put price or (ii) if a put is not exercised and a subsidiary of the borrower sponsor exercises a call right or other right to reacquire PNC’s interest, to pay such amount; (c) the amount (“Ongoing PNC Distributions Reserve”) equal to (i) all known and estimated payments and distributions owing by the master tenant to PNC (including, without limitation, priority return payments, residual operating distributions, and excess profit payments) during the period commencing on the loan origination date and ending on the date on which PNC may exercise its put option (the “Put Commencement Date”) and (ii) in the event that PNC does not exercise its put option on the Put Commencement Date, amounts required to fund the master lessee’s obligation to “top up” the Ongoing PNC Distributions Reserve with respect to all payment or distributions owed by the borrower sponsor or the master tenants to PNC for the remaining period between the Put Commencement Date and the loan maturity date. Both the Put Option Reserve and the Ongoing PNC Distributions Reserve constitute collateral for the guaranteed obligations solely under the pledgor guaranty agreements given for the benefit of the lender, but are excluded from collateral for the loan under the loan documents. In connection with the Ongoing

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PNC Distributions Reserve only, to the extent there exists any deficiency, determined by the lender once each calendar year based on an increase in the anticipated excess profit payments required for the following year under the related master lease documents, additional funds will be allocated to the related excess profits payments subaccount pursuant to the cash management agreement and the related pledger guaranty. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information with respect to the HTCs.

With respect to Loan No. 48, Amsdell Georgia Portfolio, the borrower was required to reserve $500,000 at origination for an economic holdback reserve.

(20)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 1, Central Park of Lisle, at loan closing, the lender reserved $3,747,355 upfront classified as replacement reserves under the loan agreement for which $74,750 is earmarked for immediate repairs (115% of engineer’s estimated costs in the PCA). The remaining $3,672,605 is accretive to the structure for the loan. Although it is structured under replacement reserves, the loan allows for the Borrower to use those funds for TI/LCs.

With respect to Loan No. 2, Promenade Shops at Aventura, during the cash sweep period caused solely by (i) Nordstrom failing to renew its lease prior to the earlier of (A) the expiration of the renewal notice period pursuant to the lease and (B) 12 months prior to the expiration of the lease, (ii) Nordstrom “going dark”, vacating or abandoning the premises leased under its lease or (iii) Nordstrom becoming subject to a bankruptcy action, all excess cash flow after payment of debt service required reserves and operating expenses is required to be deposited into the Monthly Other Reserve ($). The reserve is subject to cap in an amount equal to $20.00 multiplied by the leasable area that is subject to the Nordstrom lease. The borrower is permitted to post a letter of credit in an amount equal to the cap in lieu of the deposits from excess cash flow.

With respect to Loan No. 5, Rochester Hotel Portfolio, during a franchise agreement sweep period, excess cash flow on deposit in the clearing account is required to be swept on each monthly payment date into a property improvement plan (“PIP”) reserve account until such funds equal to the greater of (i) $1,800,000 (which may be reduced by the lender in its reasonable discretion to 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement, if less than $1,800,000) and (ii) in the lender’s reasonable discretion, 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement. A franchise agreement sweep period will commence on the earlier to occur of (i) 24 months prior to the expiration date of the applicable franchise agreement and (ii) any borrower’s written notice to the lender of a borrower’s intent to commence the process of replacing an applicable existing franchise agreement and shall end upon the occurrence of (x) borrowers delivering a replacement franchise agreement or renewal or other extension of an existing franchise agreement and having an initial term (with respect to a replacement franchise agreement) or a remaining term (with respect to an existing franchise agreement, after giving effect to such renewal or extension), in either case, of at least 10 years and (y) the amount in the PIP account equaling 110% of the anticipated costs required to comply with all PIP requirements under any such replacement franchise agreement (or renewal or extension of any existing franchise agreement).

With respect to Loan No. 5, Rochester Hotel Portfolio, the borrowers are required to establish a renovation reserve account and, on each of the first 30 monthly payment dates, deposit $500,000 plus FF&E deposits for the Kahler Grand property and the Kahler Inn & Suites property that would otherwise have been deposited into the FF&E reserve on such monthly payment date. The monthly renovation reserve deposits may be reduced by a proportionate amount if the borrowers deposit an amount in excess of the renovation reserve fixed payment amount in a prior month.

With respect to Loan No. 5, Rochester Hotel Portfolio, on each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period (as defined in the loan documents) exists, the lender is required to disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

With respect to Loan No. 12, Hotel Indigo & Austin, the borrower is required to deposit the greatest of (i) 2.0% of prior month’s gross revenues (as set forth in the most recent approved annual budget) through and including the payment date in August 2018, 3.0% of prior month’s gross revenues (as set forth in the most recent approved annual budget) beginning on the payment date in September 2018 through and including the payment date in August 2019, and 4.0% of the prior month’s gross revenues (as set forth in the most recent approved annual budget) thereafter, (ii) the amount required under the management agreement and (iii) the amount required under the franchise agreement for FF&E.

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With respect to Loan No. 12, Hotel Indigo & Austin, the borrower will not be required to make monthly payments into the tax, insurance or FF&E reserve accounts on any monthly payment date occurring immediately after a seasonal month (initially, the monthly payment date in January) to the extent, and only to the extent, that sufficient funds are on deposit in the seasonal working capital reserve account and the lender is obligated to disburse funds therein to pay the same.

With respect to Loan No. 12, Hotel Indigo & Austin, on each monthly payment date from September 2017 through December 2017, the borrower was required to make deposits equal to $61,386 for the purpose of funding a seasonal working capital reserve to cover shortfalls during seasonal periods when rents may be reduced. On each monthly payment date occurring during the term of the loan commencing in February 2018, other than the monthly payment date occurring in January, to the extent the balance of the seasonal working capital reserve account is less than the seasonal working capital reserve annual deposit amount (as described below), the borrower will be required, following at least 10 days prior notice, to deposit an amount equal to the seasonal working capital reserve account monthly deposit (as defined in the loan documents) on each monthly payment date until the seasonal working capital reserve account equals the seasonal working capital reserve annual deposit amount. The seasonal working capital reserve annual deposit amount is generally equal to the debt service, reserves, and if a cash management period exists, budgeted and projected extraordinary operating expenses, due in each month of the applicable year that follows a month that is in a seasonal period when hotel rents may be reduced. The seasonal working capital reserve account monthly deposit is generally the annual amount divided by the number of non-seasonal months.

With respect to Loan No. 13, Braddock Metro Center, ongoing monthly tax reserves are calculated based on the annual tax assessment which includes the 1310 Braddock Place building. The ongoing monthly tax reserve amount will be reassessed when the 1310 Braddock Place building, which is not part of the collateral for the related mortgage loan, is considered to be a separate tax parcel.

With respect to Loan No. 16, Red Building, beginning on February 6, 2021, the borrower is required to deposit $66,114 into the TI/LC Reserve on each payment date until the Leasing Reserve cap of $3,966,820 is reached.

With respect to Loan No. 22, Marriott Charlotte City Center, the borrower is required to deposit (a) for months one through 36 of the term of the loan, 3%, (b) for months 37 through 48 of the term of the loan, 4% and (c) for months 49 through 60 of the term of the loan, 5% of gross income from operations for the calendar month occurring two calendar months prior to such payment date plus any amounts required to be deposited pursuant to any property improvement plan if: (i) the property manager no longer reserves or otherwise sets aside funds for replacements and repairs required to be made to the property during the calendar year in accordance with the loan documents, (ii) the borrower fails to provide to the lender with reasonably satisfactory evidence that sums for replacements and repairs required to be made to the mortgaged property are being reserved with the property manager and such sums are being expended at the property in accordance with the requirements of the loan documents or the management agreement or (iii) the management agreement is no longer in full force and effect.

With respect to Loan No. 27, 32 East Shopping Center, the borrower is required to deposit $15,742.67 into the Monthly TI/LC Reserve ($) on each payment date beginning with the first monthly payment date on March 6, 2018 through and including the payment date on January 6, 2019. Beginning on the payment date on January 6, 2020 and on each monthly payment date thereafter, the borrower is required to deposit $3,936 into the TI/LC reserve account.

With respect to Loan No. 28, Hilton Garden Inn – Atlanta Airport North, the borrower is required to deposit into the Monthly Capex Reserve ($) the greater of (A) the amount required by the franchisor under the franchise agreement and (B) 1/12th of (i) for the first twenty-four months of the term of the Mortgage Loan, two percent (2%), (ii) for the subsequent twelve months, three percent (3%), and for the remainder of the term of the Mortgage Loan, four percent (4%), in each case, of the greater of (x) the annual gross revenue for hotel-related operations for the preceding calendar year and (y) projected annual gross revenues for hotel-related operations at the mortgaged property for the calendar year in which such due date occurs as set forth in the approved annual budget. The borrower is required to deposit into the Monthly Other Reserve ($) for the seasonality reserve, on the due date in February through October of each calendar year if it is determined that in November, December, or January of a calendar year the amount by which operating expenses, debt service, tax, insurance, and FF&E reserves exceeds operating income and other gross revenues are equal to or exceed $50,000, 1/9th of an amount equal to 110% of the greater of (A) the sum of the amount by which operating expenses, debt service, tax, insurance, and FF&E reserves exceeds operating income and other gross revenues for the 12 months prior to the applicable date of determination, and (B) the sum of amount by which operating expenses, debt service, tax, insurance, and FF&E reserves exceeds operating income and other gross revenues for such calendar year as determined by the approved annual budget.

With respect to Loan No. 33, Fairfield Portfolio, on each payment date occurring in February through and including October, the borrower is required to deposit $25,000 per month (subject to adjustment from time to time by the lender), subject to a cap of $200,000, into the seasonal working capital reserve account.

With respect to Loan No. 36, Holiday Inn Express Downtown New Orleans, upon the occurrence of the lender’s determination that the debt yield is less than 9.5% until the lender’s determination the debt yield is equal to or greater than 10%, on each due date the borrower is required to deposit into the Monthly Other Reserve ($) for the seasonality reserve, 110% of the quotient of (x) the aggregate amount by which operating income for the mortgaged property is insufficient to

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establish a debt service coverage ratio of 1.00x for the twelve (12) month period, divided by (y) the number of months for which there is no insufficiency, in each case, based on the approved annual budget (or, if no approved annual budget exists, the approved annual budget for the preceding calendar year, and if no approved budget exists for the preceding calendar year, based on the monthly operating statements of the mortgaged property for the twelve (12) month period prior to date of determination). On each due date the borrower is required to deposit into the Monthly Capex Reserve ($) the greater of (A) any amount required by the franchisor under the franchise agreement for FF&E and (B)(I) during the first year of the initial term of the existing franchise agreement, one twelfth (1/12) of 2%, (II) during the and second and third year of the initial term of the existing franchise agreement, one twelfth (1/12) of 3% and (III) thereafter or at any time that the franchise agreement in existence at origination has been terminated or otherwise ceases to be in full force and effect, one twelfth (1/12) of 4%, in each case, of the greater of (x) the annual gross revenues for the hotel related operations at the mortgaged property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the mortgaged property for the calendar year in which such due date occurs as set forth in the approved annual budget; provided, that, notwithstanding anything herein to the contrary, if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount of the FF&E payment described in (B) above shall be determined by Lender in its reasonable discretion.

With respect to Loan No. 47, Centre Point Plaza, the borrower is required to deposit $2,654 into the Monthly Capex Reserve ($) on each payment date beginning on April 6, 2019 and on each payment date thereafter. In addition, the borrower is required to deposit $7,963 into the Monthly TI/LC Reserve ($) until the TI/LC Reserve account is equal to $200,000, so long as (i) the in-place occupancy for the Centre Point Plaza property is not less than 80.0%, (ii) the DSCR is greater than 1.25x, (iii) there is no ongoing anchor tenant trigger event and (iv) both Burke’s Outlet Stores, LLC and Belk, Inc. are in occupancy, open for business and paying rent. From and after the occurrence and during the continuance of a Burke’s tenant event, the borrower is required to deposit $15,926 on each payment date.

With respect to Loan No. 50, Four Points Nashville Airport, on each payment date occurring in March through and including November, the borrower is required to deposit $16,667 per month (subject to adjustment from time to time by the lender), subject to a cap of $150,000, into the seasonal working capital reserve account. Notwithstanding the foregoing, provided no event of default is continuing and the underwritten net cash flow DSCR is at least 1.25x, the borrower’s obligation to make a monthly deposit into the seasonal working capital reserve account will no longer be applicable.

With respect to Loan No. 54, Holiday Inn Express Glenwood Springs Aspen Area, on the payment dates occurring in June, July, August and September of each year during the term of the loan, commencing on the payment date in June 2019, the borrower is required to deposit an amount determined by the lender in May of each year equal to the amount which, if added to the net operating income, would cause the debt service coverage ratio during November, December, January and February immediately preceding such seasonality payment period to equal 1.00x; provided, however, in the event there is insufficient excess cash flow to make the full seasonality reserve monthly deposit in any of such months, the borrower is permitted to make an additional payment, in the amount equal to the full amount of any prior payment shortfall, in October of the applicable year.

(21)

Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 38, Coral Club Apartments, the Capex Reserve Cap ($) of $198,000 excludes the upfront capex reserve deposit of $300,000.

With respect to Loan No. 45, Homewood Commons, beginning on January 6, 2024, funds in the Upfront TI/LC Reserve ($) will be subject to a TI/LC Reserve Cap ($) of $400,000.

With respect to Loan No. 52, Steeplechase Plaza, beginning on January 2, 2026, funds in the Upfront TI/LC Reserve ($) will be subject to a TI/LC Reserve Cap ($) of $350,000.

(22)

With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 1, Central Park of Lisle, the 2nd Largest Tenant, CA Technologies, subleases 11,138 square feet to Chicago Tribune Company, LLC. Chicago Tribune Company, LLC further subleases the 11,138 square feet to HCL America, Inc.

With respect to Loan No. 10, Worldwide Plaza, the 2nd Largest Tenant, Cravath, Swaine & Moore LLP, subleases approximately 34,210 square feet of its space to McCarter & English LLP and approximately 29,688 square feet of its space to AMA Consulting Engineers, P.C.

With respect to Loan No. 11, 64 Wooster Street, the 2nd Largest Tenant, Harbinger Group, subleases 6,000 square feet to TodayTix, Inc. and 6,000 square feet to Keystone Strategy, LLC.

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With respect to Loan No. 14, BlueLinx Portfolio, the Largest Tenant at the BlueLinx Frederick property, BlueLinx Corporation, subleases 100,000 square feet to Carter-Jones Lumber Company. The Largest Tenant at the BlueLinx Butner property, BlueLinx Corporation subleases approximately 104,000 square feet to Cormetech, Inc.

With respect to Loan No. 17, 599 Broadway, the entire mortgaged property is leased to 599 Broadway JS, LLC (Jeff Sutton), which has subleased its entire leased space as follows: (a) the sub-level and the first two floors to AE Outfitters Retail Co. and (b) the third floor to The Wella Corporation. The aggregate average per square foot underwritten base rent of (i) the prime leases is approximately $132 and (ii) the subleases are approximately $173. UW Revenues ($) reflects the underwritten prime lease rents.

With respect to Loan No. 19, Atrium Center, the entire premises leased to CCRM, the 3rd Largest Tenant, is subleased to CRMB Physician Group, PLLC, a subsidiary of CCRM. The term of the sublease expires concurrently with the term of the prime lease. The underwritten base rent of the sublease and prime lease are also identical at $36.75 per square foot.

(23)

In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 1, Central Park of Lisle, the Largest Tenant, Armour-Eckrich Meats LLC, leases 95,419 square feet of space that expire on November 30, 2027 and 588 square feet of space that expire on November 30, 2023. The 2nd Largest Tenant, CA Technologies, leases 61,787 square feet of space expiring on April 30, 2025 and 11,138 square feet of space that expires on March 31, 2020 (currently subleased to HCL America, Inc.). The 4th Largest Tenant, Kantar LLC, leases 39,363 square feet of space that expire on January 31, 2025 and 4,037 square feet of space that expire on October 31, 2019.

With respect to Loan No. 15, Marina Heights State Farm, the Largest Tenant, State Farm, leases 426,902 square feet with an expiration date in December 2032, 370,332 square feet with an expiration date in December 2035, 347,851 square feet with an expiration date in December 2037, 245,370 square feet with an expiration date in December 2039 and 575,639 square feet with an expiration date in December 2042.

With respect to Loan No. 16, Red Building, the 3rd Largest Tenant, Gaumont Television USA, leases 10,495 square feet of space that expire on July 31, 2023 and 19,893 square feet of space that expire on July 31, 2027.

With respect to Loan No. 26, Gateway Plaza, the 4th Largest Tenant, Poole & Shaffery, LLP, leases 7,474 square feet with a lease expiration date in April 2022 and 1,755 square feet with a lease expiration date in December 2020.

(24)

The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 1, Central Park of Lisle, the Largest Tenant, Armour-Eckrich Meats LLC has a one-time right to terminate its lease on February 28, 2023 for any or all suites, except Suite 350, with 12 months’ notice and payment of termination fees. The 2nd Largest Tenant, CA Technologies, has a one-time right to terminate all or no less than 50% of the remaining 7th floor space effective on April 30, 2020 with 12 months’ notice and payment of the contraction fee.

With respect to Loan No. 7, Sentinel Square II, the Largest Tenant, District of Columbia, has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

With respect to Loan No. 10, Worldwide Plaza, the Largest Tenant, Nomura Holding America Inc., has the right to reduce its space upon 15 months’ notice prior to January 1, 2022 (if it has not exercised an expansion option in the prior 12 months) by a single contiguous block of space and/or any full or partial floor of its space that is not contiguous to any other space then leased by Nomura Holding America Inc. so long as the total contraction space includes no more than 10% of its rentable square footage. Nomura Holding America Inc. may also reduce its space in the same manner once after January 1, 2022 and prior to January 1, 2027. Both contraction options are subject to certain payments associated with the option. Nomura Holding America Inc. also has a one-time right to terminate its lease, in whole or in part as of January 1, 2027 upon 18 months’ notice and payment of a termination fee equal to six months fixed rent on the terminated space and unamortized transaction costs associated with the terminated space.

With respect to Loan No. 16, Red Building, the 4th Largest Tenant, Clique Media, has the right to terminate its lease on January 31, 2023 with 18 months’ notice and the payment of unamortized tenant improvements, leasing commissions and abated rent.

With respect to Loan No. 19, Atrium Center, the 3rd Largest Tenant, CCRM, has the right to terminate its lease as of May 31, 2027, with 12 months’ notice and the payment of a termination fee.

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With respect to the Loan No. 23, Two Harbor Point Square, the 4th Largest Tenant, Castleton Commodities, can terminate its lease on March 31, 2020 with one-year notice and payment of a $1,300,000 termination fee. The 5th Largest Tenant, Insight Global, can terminate its lease on October 31, 2020 with one-year notice plus unamortized tenant improvements, leasing commissions & free rent, plus four months of base and additional rent and a $1,300,000 termination fee.

With respect to Loan No. 26, Gateway Plaza, the Largest Tenant, State of California, has the right to terminate its lease upon 30 days prior written notice at any time. The 2nd Largest Tenant, Regus, has the right to terminate its lease on November 19, 2019 upon at least 12 months’ prior written notice with a termination fee equal to the unamortized balance as of the termination date of the tenant improvement allowance, free rent, and brokerage commissions paid by landlord, plus a termination penalty of three months of rent.

With respect to Loan No. 30, Corporate Plaza, the Largest Tenant, United States of America General Services Administration (IRS), has the right to terminate its lease, in whole or in part, at any time on or after September 16, 2021 with at least 90 days written notice. The 3rd Largest Tenant, United States of America General Services Administration (Secret Service), has the right to terminate its lease, in whole or in part, at any time on or after September 30, 2018 with at least 90 days written notice.

With respect to Loan No. 34, Sabre Center II, the 4th Largest Tenant, Broadsoft, has a one-time right to terminate its lease on June 1, 2020 with written notice given no later than 270 days prior (September 5, 2019), and a termination fee equal to the sum of the unamortized hard and soft costs of the tenant improvements, the unamortized brokerage fees and two month’s rent.

With respect to Loan No. 37, Lost Tree Financial Center, the Largest Tenant, Ameriprise Holdings, Inc., has the right to terminate its lease as of January 31, 2023, with six months’ notice and the payment of a termination fee.

With respect to Loan No. 44, 564 6th Street, the Largest Tenant, the City and County of San Francisco, may terminate its lease if sufficient funds are not appropriated for the payment of rent or other payments under the lease.

With respect to Loan No. 55, 5657 Copley Drive, the Largest Tenant, Mr. Copy, Inc., has the right to terminate its lease between March 1, 2023 and February 28, 2025, the last two years of the lease, if tenant specific required capex exceeds six months’ base rent.

With respect to Loan No. 56, WAG Lawrenceville, the Largest Tenant, Walgreens, has the right to terminate its lease on December 31 for the years 2021, 2026, 2031, 2036, 2041, 2046, 2051, and 2056 with 12 months’ notice.

(25)

In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 6, InterContinental San Francisco, there is no carveout guarantor for the mortgage loan, and the borrower is the sole party liable for breaches or violations of the provisions in the loan documents and the environmental indemnity.

With respect to Loan No. 7, Sentinel Square II, there is no carveout guarantor for the mortgage loan, and the borrower is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity.

With respect to Loan No. 8, The Woods, there is no separate Carveout Guarantor.

With respect to Loan No. 10, Worldwide Plaza, the non-recourse carveout guarantors are SL Green Operating Partnership, L.P. (“SLGOP”) and RXR Fund III (consisting of RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP, RXR RE VAF – Fund III Parallel B (REIT) LP, RXR RE VAF – Fund III Parallel C LP, and RXR RE VAF – Fund III Parallel D LP), on a joint and several basis (except as to events caused solely by SL Green Operating Partnership L.P. or its affiliates or caused solely by RXR Fund III or its affiliates, in which case solely the related guarantor or group of guarantors is liable). The nonrecourse carve-out guarantee is limited to certain carveouts, including (i) loss recourse for any violation of the transfer restrictions contained in the loan documents (other than those that are full recourse) and any unsecured, unpermitted additional debt and (ii) full recourse for insolvency events (capped at $94,000,000), unpermitted transfers of all or substantially all of the office tower, the amenity parcel, the collateral related to the amenity parcel or the equity interests in the borrowers or certain entities related to the amenity parcel owned by the borrowers and unpermitted additional debt secured by the collateral. Recourse for fraud, misapplication or misappropriation of insurance proceeds or condemnation awards and breaches of environmental covenants is only to the related borrowers, not the guarantor, and there is no recourse for intentional misrepresentation, misappropriation of rents or physical waste. There is no environmental indemnitor for the Worldwide Plaza whole loan, other than the borrowers.

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With respect to Loan No. 15, Marina Heights State Farm, there is no carveout guarantor for the whole loan, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity.

With respect to Loan No. 18, Lehigh Valley Mall, the obligations and liabilities of the Carveout Guarantor under the non-recourse carveout guaranty are capped at $40,000,000, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

With respect to Loan No. 19, Atrium Center, there is no separate Carveout Guarantor.

(26)

The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 4, EOS 21, the borrower is required to (i) cause the property manager to collect all rents from the residential portion of the mortgaged property and deposit such rents into the lockbox account within three business days after receipt thereof and (ii) notify and advise each commercial tenant of the mortgaged property to send directly to the lockbox account all payments of rent payable to the borrower under each applicable lease pursuant to a tenant direction letter sent at origination of the loan. In the event the owners of the borrower incur mezzanine debt in accordance with the loan documents, the borrower is required to implement in-place hard cash management.

With respect to Loan No. 10, Worldwide Plaza, the office tower portion of the collateral securing the Worldwide Plaza mortgage loan is structured with a hard lockbox and springing cash management. The amenities borrower, the pledger of the collateral related to the amenity parcel, has caused the amenities lender to establish a springing lockbox account to which the owner of the amenity parcel deposits cash revenue related to the amenity parcel. During the continuance of a trigger period, the amenities borrower is required to cause the amenities lender not to make any remittances from the amenities lockbox account except generally to pay expenses of the Worldwide Plaza mortgaged property, to the lockbox account or cash management account or certain other specified payments not to exceed $300,000 a year.

(27)	With respect to Loan Nos. 19, 22 and 23, Atrium Center, Marriott Charlotte City Center and Two Harbor Point Square, the related whole loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for the Benchmark 2018-B1 transaction. From and after the date on which the related lead servicing companion loan is securitized, it is anticipated that the related whole loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(28)

Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 3, Apple Campus 3, the $117,500,000 senior mezzanine loan has an initial interest rate of 4.6200% per annum and an ARD feature with an anticipated repayment date of January 6, 2028, with an increased interest rate equal to the greater of (i) 4.6200% per annum plus 1.50% and (ii) the 10-year swap rate as of the anticipated repayment date plus 1.50%, until the final maturity date of April 6, 2031. The $117,500,000 junior mezzanine loan has an initial interest rate of 6.0000% per annum and an ARD feature with an anticipated repayment date of January 6, 2028, with an increased interest rate equal to the greater of (i) 6.0000% per annum plus 1.50% and (ii) the 10-year swap rate as of the Anticipated Repayment Date plus 1.50%, until the Final Maturity Date of April 6, 2031. The initial interest rates for both loans results in a blended rate of 5.3100%. Payments of interest on the mezzanine loans (at their initial rate) are payable from excess cash flow prior to excess cash flow being used to amortize the related whole loan.

With respect to Loan No. 6, InterContinental San Francisco, pursuant to a side letter between the borrower and IHG Management (Maryland) LLC, IHG Management is required to, over a two-year period, purchase up to $2,500,000 (the “Aggregate Amount”) worth of certain qualifying personal property/FF&E to be used for the hotel, which personal property will be owned by IHG Management, but kept at the InterContinental San Francisco property, with a revocable license to the borrower. If the management agreement is terminated, the borrower must pay IHG Management the Aggregate Amount, which amount will be reduced by $250,000 on each anniversary of the date IHG Management first incurs any such expense. At the end of the two-year period, IHG Management may fund any unused portion of the Aggregate Amount into the FF&E reserve held by IHG Management. Pursuant to a subordination, non-disturbance and attornment agreement between IHG Management and the lender, if the lender forecloses on the InterContinental San Francisco property and there is a termination event under the IHG Management Agreement, the lender may, but is not obligated to, purchase such personal property from IHG Management for an amount equal to the amount IHG Management spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, IHG Management will have the right to remove such personal property from the InterContinental San Francisco hotel.

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With respect to Loan No. 10, Worldwide Plaza, the $260,000,000 mezzanine debt consists of a $190,000,000 mezzanine loan which carries an interest rate of 5.1170% per annum, and a $70,000,000 second mezzanine loan which carries an interest rate of 6.000% per annum.

With respect to Loan No. 10, Worldwide Plaza, the borrowers may issue preferred equity in lieu of or in combination with mezzanine debt, subject to a maximum amount of $120,000,000 and the conditions set forth in the table regarding future mezzanine debt under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus. Future mezzanine debt or preferred equity may not be incurred prior to April 18, 2018. Goldman Sachs Mortgage Company or an affiliate has a right of first offer to provide the future mezzanine debt or preferred equity. The mortgage loan documents provide that there will be no restriction on the right to prepay, defease or redeem such future mezzanine debt or preferred equity.

With respect to Loan No. 16, Red Building, the whole loan is structured with $116,000,000 of subordinate debt split between a B-Note of $51,000,000 at a 5.25% coupon and a C-Note of $65,000,000 at a 6.00% coupon.

With respect to Loan No. 18, Lehigh Valley Mall, the loan documents permit the borrower to enter into a “Property-Assessed Clean Energy loan”, incurred for improvements to the property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and repaid through multi-year assessments against the property, for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation.

With respect to Loan No. 23, Two Harbor Point Square, the mortgage loan has an interest only period of five years followed by five years of amortization based on a 30-year amortization schedule, and the Two Harbor Point Square mezzanine loan is full term interest only.

With respect to Loan Nos. 35, 39, 42, 46, 49, and 53, Beacon – Criterion, Beacon – Hague, Beacon – Paramount, Beacon - Mercury / Garage, Beacon – Orpheum and Beacon – Tower the respective mezzanine loan balances, in aggregate, reflect a single mezzanine loan secured by the interests in each applicable borrower, which is subject to additional advancing as described below. Mezzanine balances and related mezzanine and total debt calculations reflect the balance as if fully advanced.

A-1-30

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

$2,678,000	-	$9,999,999	16	$108,867,342	7.2%	4.55667%	101	2.15x	11.4%	58.3%	51.8%
$10,000,000	-	$19,999,999	14	201,458,326	13.4	4.65740%	108	1.85x	11.6%	63.5%	54.6%
$20,000,000	-	$24,999,999	5	117,850,000	7.8	4.50132%	119	1.61x	9.7%	70.3%	64.0%
$25,000,000	-	$49,999,999	12	461,955,560	30.7	4.30279%	109	2.11x	10.5%	56.7%	54.1%
$50,000,000	-	$79,500,000	10	616,882,671	40.9	3.89940%	96	2.72x	11.9%	52.9%	49.7%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

2.94050%	-	3.99999%	14	$478,460,000	31.7%	3.53234%	93	3.20x	11.5%	48.4%	48.4%
4.00000%	-	4.49999%	16	522,373,231	34.7	4.28369%	105	2.09x	11.2%	55.6%	52.8%
4.50000%	-	4.99999%	22	436,836,576	29.0	4.70135%	112	1.65x	11.0%	67.0%	57.3%
5.00000%	-	5.71000%	5	69,344,091	4.6	5.42948%	120	1.60x	11.3%	68.3%	58.6%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Original Term to Maturity/ARD in Months(1)(2)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

60			12	$335,460,000	22.3%	3.87927%	58	3.08x	12.3%	50.9%	50.8%
84			1	60,000,000	4.0	3.88000%	82	1.87x	7.5%	64.8%	64.8%
120			44	1,111,553,899	73.8	4.33974%	119	2.08x	11.1%	58.7%	53.0%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

A-2-1

ANNEX A-2

Remaining Term to Maturity/ARD in Months(1)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

52	-	84	13	$395,460,000	26.2%	3.87938%	62	2.90x	11.6%	53.0%	52.9%
85	-	119	34	852,963,899	56.6	4.21966%	118	2.25x	11.6%	56.8%	51.9%
120	-	120	10	258,590,000	17.2	4.73583%	120	1.50x	9.4%	65.2%	56.7%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

	Interest Only		24	$826,530,000	54.8%	3.87451%	92	2.81x	11.2%	51.8%	51.8%
	300		2	79,967,553	5.3	4.73326%	117	1.51x	12.1%	66.7%	53.9%
	360		31	600,516,346	39.8	4.62450%	117	1.68x	11.2%	63.4%	54.4%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

	Interest Only		24	$826,530,000	54.8%	3.87451%	92	2.81x	11.2%	51.8%	51.8%
299	-	356	3	87,865,942	5.8	4.75076%	117	1.52x	12.1%	67.2%	54.4%
357	-	360	30	592,617,956	39.3	4.62045%	117	1.68x	11.2%	63.3%	54.3%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

A-2-2

ANNEX A-2

Amortization Types
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Interest Only			22	$717,530,000	47.6%	3.94080%	88	2.72x	11.1%	52.2%	52.2%
IO-Balloon			17	381,603,000	25.3	4.62239%	116	1.61x	10.9%	67.1%	59.1%
Balloon			16	298,880,899	19.8	4.65629%	119	1.73x	11.8%	59.5%	48.2%
ARD-Interest Only			2	109,000,000	7.2	3.43815%	119	3.39x	11.9%	49.4%	49.4%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

12	-	24	3	79,400,000	5.3%	4.84039%	107	1.73x	12.1%	67.2%	58.3%
25	-	47	8	157,075,000	10.4	4.72861%	118	1.62x	11.6%	68.9%	59.3%
48	-	59	1	30,500,000	2.0	4.45000%	119	1.28x	8.0%	63.5%	56.9%
60	-	60	5	114,628,000	7.6	4.37171%	119	1.58x	10.0%	65.7%	60.0%

Total / Wtd. Avg:			17	$381,603,000	25.3%	4.62239%	116	1.61x	10.9%	67.1%	59.1%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

1.26x	-	1.49x	11	$280,297,824	18.6%	4.63885%	119	1.39x	8.6%	66.4%	58.8%
1.50x	-	1.74x	13	273,899,310	18.2	4.71259%	117	1.62x	11.2%	68.6%	58.6%
1.75x	-	1.99x	8	167,589,107	11.1	4.30326%	101	1.82x	9.4%	59.9%	57.3%
2.00x	-	2.24x	8	149,444,986	9.9	4.19826%	118	2.05x	10.8%	57.2%	52.8%
2.25x	-	5.01x	17	635,782,671	42.2	3.80377%	88	3.16x	13.0%	47.6%	46.8%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(2)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

27.9%	-	49.9%	12	$365,778,231	24.3%	3.69977%	100	3.37x	14.0%	37.3%	35.0%
50.0%	-	59.9%	10	334,453,533	22.2	3.93266%	92	2.55x	10.8%	57.0%	56.5%
60.0%	-	64.9%	13	398,310,000	26.4	4.40280%	102	1.79x	9.4%	63.0%	59.1%
65.0%	-	69.9%	10	227,428,668	15.1	4.78501%	118	1.61x	11.5%	67.4%	57.2%
70.0%	-	74.8%	12	181,043,466	12.0	4.68109%	119	1.59x	10.0%	72.7%	64.0%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

LTV Ratio at Maturity/ARD(1)(2)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date / ARD			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

27.9%	-	44.9%	12	$365,778,231	24.3%	3.69977%	100	3.37x	14.0%	37.3%	35.0%
45.0%	-	49.9%	3	31,383,086	2.1	4.80929%	119	1.70x	12.7%	63.8%	49.0%
50.0%	-	54.9%	6	175,068,000	11.6	4.49422%	115	1.64x	9.0%	58.2%	52.3%
55.0%	-	59.9%	17	497,369,505	33.0	4.26726%	102	2.18x	11.3%	62.8%	57.8%
60.0%	-	74.2%	19	437,415,076	29.0	4.44560%	104	1.82x	9.6%	66.7%	63.0%

Total / Wtd. Avg:			57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

A-2-4

ANNEX A-2

Type of Mortgaged Properties
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Office
Suburban	10	$358,670,000	23.8%	93.8%	2.60x	11.6%	59.3%	56.9%
CBD	7	230,910,000	15.3	92.8%	2.74x	11.7%	49.7%	48.6%
Subtotal:	17	$589,580,000	39.1%	93.4%	2.65x	11.7%	55.5%	53.6%

Hotel
Full Service	5	$154,354,509	10.2%	75.8%	2.06x	13.7%	55.9%	47.1%
Select Service(5)	3	61,251,569	4.1	65.3%	1.73x	12.6%	66.9%	57.1%
Limited Service	5	41,144,091	2.7	73.7%	1.74x	12.6%	62.5%	54.7%
Extended Stay	2	23,928,571	1.6	77.5%	1.61x	11.6%	66.8%	55.9%
Subtotal:	15	$280,678,740	18.6%	73.3%	1.90x	13.1%	60.2%	51.2%

Multifamily
Garden	4	$123,362,093	8.2%	95.4%	3.07x	11.9%	50.4%	45.8%
Mid-rise	1	$60,000,000	4.0%	97.3%	1.87x	7.5%	64.8%	64.8%
High-rise(6)	6	$55,000,000	3.6%	94.6%	3.13x	12.2%	35.7%	35.7%
Student	1	$15,000,000	1.0%	99.2%	1.55x	10.0%	63.4%	55.9%
Subtotal:	12	$253,362,093	16.8%	95.9%	2.71x	10.8%	51.4%	48.7%

Retail
Anchored	6	$125,606,828	8.3%	98.5%	1.51x	10.1%	67.3%	55.7%
Unanchored	1	40,000,000	2.7	100.0%	1.75x	7.3%	50.0%	50.0%
Super Regional Mall	1	35,355,560	2.3	83.9%	2.07x	12.5%	44.8%	35.8%
Freestanding	3	17,230,677	1.1	100.0%	1.60x	10.4%	67.0%	55.6%
Subtotal:	11	$218,193,066	14.5%	96.5%	1.65x	10.0%	60.5%	51.4%

Mixed Use
Office/Retail	2	$83,000,000	5.5%	100.0%	1.70x	7.4%	57.3%	57.3%
Subtotal:	2	$83,000,000	5.5%	100.0%	1.70x	7.4%	57.3%	57.3%

Industrial
Warehouse/Distribution	4	$42,900,000	2.8%	100.0%	2.46x	12.1%	64.2%	64.2%
Subtotal:	4	$42,900,000	2.8%	100.0%	2.46x	12.1%	64.2%	64.2%

Other
Leased Fee	1	$24,500,000	1.6%	NAP	1.69x	7.4%	74.2%	74.2%
Subtotal:	1	$24,500,000	1.6%	NAP	1.69x	7.4%	74.2%	74.2%

Self Storage
Self Storage	3	$7,700,000	0.5%	82.4%	1.26x	8.4%	74.8%	66.1%
Subtotal:	3	$7,700,000	0.5%	82.4%	1.26x	8.4%	74.8%	66.1%

Manufactured Housing
Manufactured Housing	2	$7,100,000	0.5%	95.4%	1.41x	9.0%	74.6%	61.0%
Subtotal:	2	$7,100,000	0.5%	95.4%	1.41x	9.0%	74.6%	61.0%

Total / Wtd. Avg:	67	$1,507,013,899	100.0%	91.0%	2.29x	11.2%	57.2%	53.0%

A-2-5

ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

California	8	$316,392,671	21.0%	92.7%	3.26x	13.7%	44.1%	42.0%
New York	3	138,000,000	9.2	99.4%	2.37x	9.6%	48.2%	48.2%
Virginia	2	104,200,000	6.9	95.2%	1.71x	8.3%	65.6%	63.3%
Illinois	2	104,000,000	6.9	84.2%	2.37x	11.4%	62.5%	62.5%
Florida	4	102,933,438	6.8	97.6%	1.39x	9.4%	66.8%	54.8%
New Jersey	7	85,000,000	5.6	95.6%	2.75x	11.1%	44.3%	44.3%
Arizona	2	71,500,000	4.7	97.7%	2.34x	9.9%	60.5%	57.7%
Georgia	8	68,300,230	4.5	86.8%	1.65x	11.0%	67.8%	56.4%
Texas	4	63,862,093	4.2	73.5%	1.66x	11.4%	70.1%	59.5%
Minnesota	4	60,000,000	4.0	62.7%	1.50x	12.2%	66.7%	55.4%
North Carolina	5	57,897,140	3.8	78.7%	2.34x	12.8%	63.5%	59.4%
District of Columbia	1	57,660,000	3.8	94.1%	2.70x	9.0%	59.7%	59.7%
Massachusetts	2	48,991,250	3.3	100.0%	2.17x	9.3%	56.6%	56.6%
Ohio	2	39,500,000	2.6	93.8%	1.82x	11.9%	72.8%	62.2%
Pennsylvania	2	38,033,560	2.5	85.0%	2.05x	12.4%	45.5%	36.8%
Maryland	2	29,820,000	2.0	99.6%	2.00x	11.0%	63.8%	60.0%
Connecticut	1	24,750,000	1.6	94.3%	1.78x	11.3%	61.9%	56.4%
Michigan	1	23,600,000	1.6	96.8%	1.45x	9.9%	72.0%	63.7%
Oregon	1	19,500,000	1.3	100.0%	1.68x	10.5%	63.3%	57.5%
Louisiana	1	12,900,000	0.9	72.5%	1.83x	13.2%	54.4%	52.0%
Rhode Island	1	10,775,000	0.7	95.4%	2.04x	13.4%	68.2%	59.5%
New Mexico	1	9,482,984	0.6	80.9%	1.48x	10.4%	71.8%	60.5%
Alabama	1	8,500,000	0.6	91.4%	1.94x	12.4%	68.8%	60.3%
Tennessee	1	7,144,426	0.5	71.4%	2.05x	15.2%	58.6%	48.1%
Colorado	1	4,271,107	0.3	67.9%	1.89x	12.3%	59.7%	49.4%

Total / Wtd. Avg:	67	$1,507,013,899	100.0%	91.0%	2.29x	11.2%	57.2%	53.0%

A-2-6

ANNEX A-2

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Defeasance(7)	36	$925,441,228	61.4%	4.31105%	102	2.21x	11.2%	58.6%	54.3%
Yield Maintenance	14	366,222,671	24.3	4.09830%	110	2.31x	11.3%	54.4%	49.5%
Defeasance or Yield Maintenance	7	215,350,000	14.3	4.02822%	99	2.60x	11.3%	56.1%	53.0%

Total / Wtd. Avg:	57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Refinance	31	$818,256,561	54.3%	4.18093%	110	2.36x	11.6%	52.1%	46.9%
Acquisition	24	646,057,337	42.9	4.27563%	94	2.22x	11.0%	63.7%	60.5%
Recapitalization	1	35,000,000	2.3	3.90000%	119	2.05x	8.2%	53.5%	53.5%
Acquisition/Recapitalization	1	7,700,000	0.5	4.95000%	120	1.26x	8.4%	74.8%	66.1%

Total / Wtd. Avg:	57	$1,507,013,899	100.0%	4.21894%	104	2.29x	11.2%	57.2%	53.0%

(1) In the case of Loan Nos. 3 and 15, each with an anticipated repayment date, Remaining Loan Term and LTV Ratio at Maturity / ARD are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 3, 4, 5, 6, 7, 8, 10, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 32, 35, 39, 42, 46, 49 and 53, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 10, 16, 35, 39, 42, 46, 49 and 53, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity/ARD Date LTV calculations exclude the related Subordinate Companion Loan(s).

(3) In the case of Loan No. 33, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 months based on the assumed principal payment schedule provided on Annex G to the Prospectus.

(4) In the case of Loan Nos. 3, 7, 9, 12, 19, 25, 29, 33, 36, 43 and 54, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

(5) Select Service includes the Hotel Indigo & Austin property, which is a dual-branded hotel consisting of a 134-room select-service hotel and a 171-room limited-service hotel.

(6) High-rise includes the Beacon – Mercury / Garage property, which is consists of a 126-unit multifamily property and a 510-space parking garage. Occupancy is for the multifamily portion of the property only.

(7) In the case of Loan No. 4, 17, 18 and 22 the loan documents permit the borrowers to prepay the related loan with yield maintenance premium in the event the defeasance lockout period has not expired after certain dates. See the “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans - Defeasance; Collateral Substitution ” in the Prospectus.

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ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$79,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$79,500,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	5.3%	Net Rentable Area (SF):	693,606
Loan Purpose:	Acquisition	Location:	Lisle, IL
Borrower:	CP Lisle SPV, LLC	Year Built / Renovated:	1991, 2001 / 2015
Sponsor:	Lincoln Property Company	Occupancy:	84.2%
	Commercial, Inc.	Occupancy Date:	10/18/2017
Interest Rate(2):	4.35360%	Number of Tenants:	37
Note Date:	12/14/2017	2014 NOI(3):	$6,617,319
Maturity Date:	1/6/2023	2015 NOI(3):	$8,967,996
Interest-only Period:	60 months	2016 NOI:	$9,752,552
Original Term:	60 months	TTM NOI (as of 10/2017):	$9,691,114
Original Amortization:	None	UW Economic Occupancy:	87.3%
Amortization Type:	Interest Only	UW Revenues:	$17,454,537
Call Protection(4):	L(25),Def(30),O(5)	UW Expenses:	$7,402,305
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$10,052,232
Additional Debt:	Yes	UW NCF:	$9,045,701
Additional Debt Balance:	$14,350,000	Appraised Value / Per SF:	$135,000,000 / $195
Additional Debt Type:	B-Note	Appraisal Date:	11/3/2017

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Note	Whole Loan
Taxes:	$1,149,594	$191,599	N/A	Cut-off Date Loan / SF:	$115	$135
Insurance:	$23,934	Springing	$23,934	Maturity Date Loan / SF:	$115	$135
Replacement Reserves:	$3,672,605	$11,560	$277,442	Cut-off Date LTV:	58.9%	69.5%
TI/LC:	$0	$72,277	N/A	Maturity Date LTV:	58.9%	69.5%
Other:	$2,999,016	$0	N/A	UW NCF DSCR:	2.58x	1.96	x
				UW NOI Debt Yield:	12.6%	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$79,500,000	56.9%	Purchase Price	$129,000,000	92.4%
B-Note(1)	14,350,000	10.3	Upfront Reserves	7,845,149	5.6
Sponsor Equity	41,679,690	29.9	Closing Costs	2,773,768	2.0
Other Sources(6)	4,089,227	2.9
Total Sources	$139,618,917	100.0%	Total Uses	$139,618,917	100.0%

(1)	The Central Park of Lisle loan is part of a whole loan evidenced by one senior note, with an outstanding principal balance as of the Cut-off Date of $79.5 million (the “Central Park of Lisle A-Note”) and one subordinate note, with an outstanding principal balance as of the Cut-off Date of $14.35 million (the “Central Park of Lisle B-Note”). The A-Note Financial Information presented in the chart above reflects the Cut-off Date balance and Maturity Date balance of the Central Park of Lisle A-Note, but excludes the Central Park of Lisle B-Note. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance and Maturity Date balance of the Central Park of Lisle A-Note and Central Park of Lisle B-Note.
(2)	Interest Rate reflects the interest rate with respect to the Central Park of Lisle A-Note. The interest rate on the Central Park of Lisle B-Note is 7.60000%.
(3)	The increase in NOI from 2014 to 2015 is primarily due to free rent and abated reimbursements during 2014 on newly executed leases related to 64,568 square feet for Armour-Eckrich and 20,264 square feet for Glory Global Solutions.

(4) The lockout period will be at least 25 payment dates beginning with and including the payment date of February 6, 2018.  Defeasance of the full $93.85 million Central Park of Lisle Whole Loan (as defined below) is permitted after the earlier of (x) December 14, 2020 and (y) the date that is two years from the closing date of the securitization of the last portion of the Central Park of Lisle Whole Loan. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B2 securitization closing date in February 2018.  The actual lockout period may be longer.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	Other Sources consists primarily of credits from the seller of the Central Park of Lisle Property (as defined below) for the cost of unfunded tenant improvements, free rent, transfer of tenant security deposits, partial month December rent payments and other miscellaneous seller credits.

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

The Loan. The Central Park of Lisle loan is secured by a first mortgage lien on the borrower’s fee interest in a 693,606 square foot suburban office property located in Lisle, Illinois (the “Central Park of Lisle Property”). The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $93.85 million (the “Central Park of Lisle Whole Loan”) and is comprised of one senior note, with an outstanding principal balance as of the Cut-off Date of $79.5 million (the “Central Park of Lisle A-Note”), and one subordinate B-Note with an aggregate outstanding principal balance as of the Cut-off Date of $14.35 million (the “Central Park of Lisle B-Note”). The Central Park of Lisle loan is evidenced by the Central Park of Lisle A-Note, which is the non-controlling note, with an outstanding principal balance as of the Cut-off Date of $79.5 million and is being contributed to the Benchmark 2018-B2 Trust. The controlling Central Park of Lisle B-Note is held by a third party investor. The relationship between the holders of the Central Park of Lisle Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans” in the Preliminary Prospectus. The Central Park of Lisle Whole Loan has a five-year term and will be interest-only for the entire loan term.

Whole Loan Summary(1)
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A	$79,500,000	$79,500,000	Benchmark 2018-B2	No
B	14,350,000	14,350,000	RCG Longview(2)	Yes
Total	$93,850,000	$93,850,000
(1)	The Central Park of Lisle Whole Loan will be serviced pursuant to the Benchmark 2018-B2 pooling and servicing agreement.

(2)	The Central Park of Lisle B-Note is held by Safety National Casualty Corporation, which is managed by RCG Longview Management, LLC.

The Borrower. The borrowing entity for the Central Park of Lisle Whole Loan is CP Lisle SPV, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the Central Park of Lisle Whole Loan is Lincoln Property Company Commercial, Inc. (“Lincoln Property Company”). Headquartered in Dallas, Texas, Lincoln Property Company develops, manages and leases both residential communities and commercial real estate properties. Lincoln Property Company’s commercial real estate portfolio includes urban and suburban office properties, industrial facilities, neighborhood shopping and specialty retail center and mixed-used developments. Lincoln Property Company was founded in 1965 and currently employs over 6,800 people across 200 cities and 10 countries, has developed over 112 million square feet of commercial properties and manages over 140,000 residential units.

The Property. The Central Park of Lisle Property is a 693,606 square foot Class A suburban office complex located in Lisle, Illinois. The Central Park of Lisle Property consists of two connected buildings located on an approximately 25.1 acre site. 4225 Naperville Road is a seven-story building constructed in 1991 consisting of 381,694 square feet. 3333 Warrenville Road is an eight-story building constructed in 2001 consisting of 311,912 square feet. Amenities at the Central Park of Lisle Property include a full-service health and athletic club, Bright Horizon’s child care and early education center, a full-service cafeteria, a conference facility capable of accommodating up to 85 guests, and executive parking consisting of 125 private heated garage stalls. The health club located at the Central Park of Lisle Property is 37,137 square feet and contains a lap pool, sauna, indoor basketball room and yoga room along with member services such as next day laundry, personal training and group classes. The property features a total of 2,152 parking spaces across two surface lots and two covered deck parking garages, with a covered parking deck attached directly to each of the 4225 Naperville Road and 3333 Warrenville Road buildings. The 2,152 total parking spaces result in a parking ratio of approximately 3.1 per 1,000 square feet of space. In connection with the origination of the Central Park of Lisle Whole Loan, $3,672,605 for upfront capital expenditures was escrowed with the anticipation of being used for improvements to the landscaping, pavement, parking garages, health and athletic club, restrooms and common corridors at the Central Park of Lisle Property. Prior owners of the Central Park of Lisle Property have spent over $3.7 million on renovations since 2010, including construction of a conference center and management office in 2010 and a complete lobby renovation of the 3333 Warrenville Road building in 2015.

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

As of October 18, 2017, the Central Park of Lisle Property was 84.2% leased to 37 tenants. The Central Park of Lisle Property has exhibited an average occupancy over the last 10 years of 86.0% with occupancy remaining at or above 80.0% since 2008. The largest tenant, Armour-Eckrich Meats LLC (“Armour-Eckrich”), leases 96,007 square feet (13.8% of the net rentable area) through November 2027 and the Central Park of Lisle Property has served as the company’s headquarters since 2007. Armour-Eckrich was founded in Chicago in 1867 and is a subsidiary of both Smithfield Foods, Inc. and WH Group Limited, a Chinese-based company and the largest pork company in the world. For the 12 months ended January 3, 2016, Smithfield Foods, Inc. reported sales of approximately $14.4 billion and net income of approximately $452.3 million. Armour-Eckrich accounts for approximately 16.5% of the underwritten base rent at the Central Park of Lisle Property with two, five-year renewal options remaining and an expansion option to expand by an additional 16,049 square feet with notice by May 31, 2018. The second largest tenant, CA Technologies (NASDAQ:CA), leases 72,925 square feet (10.5% of the net rentable area) with 61,787 square feet expiring in April 2025 and 11,138 square feet expiring on April 30, 2020. CA Technologies has been located at the Central Park of Lisle Property since 2012 and is a global software solutions company which enables its customers to plan, develop, manage and secure application and enterprise environments across distributed cloud, mobile and mainframe platforms. For the fiscal year ended March 31, 2017, CA Technologies reported total revenue of approximately $4.0 billion and income from continuing operations of $775.0 million. CA Technologies accounts for approximately 13.5% of the underwritten base rent at the Central Park of Lisle Property and has two, five-year renewal options remaining on the 61,787 square feet expiring in April 2025. CA Technologies subleases approximately 11,138 square feet to Chicago Tribune Company, LLC through March 31, 2020 at a rate of $19.87 per square foot. Chicago Tribune Company, LLC further sub-subleases the approximately 11,138 square feet of its space to HCL America, Inc. through March 31, 2020 at a rate of $19.87 per square foot. CA Technologies direct leases the 11,138 square foot suite at a rate of $20.39 per square foot. The third largest tenant, EMC Corporation (d/b/a Dell EMC), leases 43,879 square feet (6.3% of the net rentable area) through December 2023 and has been a tenant since March 2008. EMC Corporation provides infrastructure for organizations through hybrid cloud and big-data solutions. Dell Technologies acquired EMC Corporation in September 2016, creating the world’s largest privately controlled technology company and thus renaming EMC Corporation to Dell EMC. EMC Corporation accounts for approximately 8.0% of the underwritten base rent at the Central Park of Lisle Property and its lease contains two remaining five-year extension options.

The Central Park of Lisle Property is located approximately 25 miles west of the central business district of Chicago, Illinois. The Central Park of Lisle Property benefits from its location directly adjacent to Interstate 88, which runs east to west and is part of the Chicago-Kansas City Expressway. According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of the Central Park of Lisle Property was 5,209, 74,904 and 225,334, respectively. According to the appraisal, the average household income within a one-, three- and five-mile radius of the Central Park of Lisle Property was $108,972, $122,380 and $120,855, respectively, which are higher than the 2016 United States median household income of $55,497.

According to the appraisal, the Central Park of Lisle Property is located in the East-West Corridor submarket of the Chicago office market. As of the third quarter of 2017, the East-West Corridor submarket had an office inventory of approximately 73.2 million square feet with average asking rents of $19.64 per square foot. As of the third quarter of 2017, the East-West Corridor submarket exhibited an overall vacancy rate of 14.6%, which is lower than the 15.2% vacancy rate as of the end of 2016 and average vacancy rate over the last 10 years of 16.5%. The East-West Corridor submarket has experienced a positive absorption rate of 0.3% over the last 10 years, which is in line with the submarket’s current absorption rate of 0.2% during the third quarter of 2017. The appraiser noted 52,800 square feet of new supply in the East-West Corridor submarket, however, the appraiser concluded the new supply will not directly impact the Central Park of Lisle Property. The appraiser identified 11 Class-A properties ranging in size from 146,754 to 1,562,599 square feet and built between 1981 and 2008 as directly competitive with the Central Park of Lisle Property. The directly competitive properties had a weighted average vacancy of 6.6% as of November 2017. The appraiser concluded a vacancy rate for the Central Park of Lisle Property of 7.0% which is less than the current vacancy rate of 15.8% as of October 18, 2017. The appraiser concluded a market rent of $21.50 per square foot for leases less than 10,000 square feet and $21.00 per square foot for leases greater than 10,000 square feet which are both greater than the weighted average in-place underwritten base rent at the Central Park of Lisle Property of $20.01 per square foot for office leases less than 10,000 square feet and $19.97 per square foot for office leases greater than 10,000 square feet.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
90.5%	90.1%	89.7%	84.2%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of October 18, 2017.

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Armour-Eckrich(3)	Ba2 / BBB- / BBB	96,007	13.8%	$19.40	16.5%	11/30/2027
CA Technologies(4)(5)	Baa2 / BBB+ / BBB+	72,925	10.5%	$20.87	13.5%	Various
EMC Corporation	Ba2 / BB- / BB+	43,879	6.3%	$20.46	8.0%	12/31/2023
Kantar LLC(6)	NA / BBB / BBB+	43,400	6.3%	$21.28	8.2%	Various
Lifestart(7)	NA / NA / NA	37,137	5.4%	$0.81	0.3%	4/30/2022
Kone Inc(8)	NA / NA / NA	32,916	4.7%	$21.14	6.2%	2/28/2026
Farmers Insurance Exchange(9)	A2 / A / NA	29,351	4.2%	$21.66	5.6%	5/31/2024
Glory Global Solutions(10)	NA / NA / NA	26,490	3.8%	$19.25	4.5%	12/31/2024
Regus	NA / NA / NA	20,489	3.0%	$20.50	3.7%	12/31/2020
Cannon Cochran Management	NA / NA / NA	20,278	2.9%	$23.50	4.2%	10/31/2019

(1)	Based on the underwritten rent roll dated October 18, 2017.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Armour-Eckrich has a one-time right to contract its space by 77,252 square feet on February 28, 2023 with 12 months’ notice and payment of a termination fee up to approximately $1.4 million, the unamortized portion of leasing costs and six months’ rent. Of its total 96,007 square feet, Armour-Eckrich leases 588 square feet of storage space which expires on November 30, 2023.
(4)	61,787 square feet of the CA Technologies space expires April 30, 2025 with the remaining 11,138 square feet of space expiring April 30, 2020. The 11,138 square foot suite is currently subleased to Chicago Tribune Company, LLC through March 31, 2020 at a rate of $19.87 per square foot. Chicago Tribune Company, LLC further sub-subleases the 11,138 square feet to HCL America, Inc. through March 31, 2020 at a rate of $19.87 per square foot.
(5)	CA Technologies has a one-time right to contract its space by 24,641 square feet on April 30, 2020 with 12 months’ notice and payment of a contraction fee.
(6)	Kantar LLC leases 39,363 square feet on a lease expiring January 31, 2025 and 4,037 square feet expiring October 31, 2019.
(7)	Lifestart utilizes its space as the fitness center at the Central Park of Lisle Property. As this space is considered an amenity for the Central Park of Lisle Property, Lifestart pays below market rent.
(8)	Kone Inc has a one-time termination option related to its entire space on February 29, 2024 with 12 months’ notice and payment of a termination fee. The termination fee for 28,220 square feet of Kone Inc’s space is equal to seven months of rent. The termination fee for 4,696 square feet of Kone Inc’s space is equal to three months of rent and the unamortized portion (plus interest) of any free rent, tenant improvements and leasing commissions and legal fees.
(9)	Farmers Insurance Exchange has a one-time termination option on May 31, 2022 with 12 months’ notice and payment of a termination fee equal to three months of rent and the unamortized portion of tenant improvements.
(10)	Glory Global Solutions has a one-time termination option on December 31, 2021 with 12 months’ notice and payment of a termination fee of $669,734.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	109,479	15.8%	NAP	NAP	109,479	15.8%	NAP	NAP
2018 & MTM(3)	3	12,222	1.8	$198,197	1.8%	121,701	17.5%	$198,197	1.8%
2019	6	41,985	6.1	907,225	8.1	163,686	23.6%	$1,105,422	9.8%
2020	11	81,445	11.7	1,593,170	14.1	245,131	35.3%	$2,698,592	24.0%
2021	2	13,766	2.0	312,678	2.8	258,897	37.3%	$3,011,270	26.7%
2022	4	55,326	8.0	442,545	3.9	314,223	45.3%	$3,453,815	30.7%
2023	6	77,419	11.2	1,582,756	14.1	391,642	56.5%	$5,036,571	44.7%
2024	2	55,841	8.1	1,145,599	10.2	447,483	64.5%	$6,182,170	54.9%
2025	2	101,150	14.6	2,161,449	19.2	548,633	79.1%	$8,343,619	74.1%
2026	1	32,916	4.7	695,943	6.2	581,549	83.8%	$9,039,562	80.3%
2027	1	95,419	13.8	1,853,064	16.5	676,968	97.6%	$10,892,625	96.7%
2028	1	16,638	2.4	370,809	3.3	693,606	100.0%	$11,263,434	100.0%
2029 & Beyond	0	0	0.0	0	0.0	693,606	100.0%	$11,263,434	100.0%
Total	39	693,606	100.0%	$11,263,434	100.0%

(1)	Based on the underwritten rent roll dated October 18, 2017.

(2)	Certain tenants may have termination or contractions options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2018 & MTM includes 2,727 square feet associated with a conference room with no attributable base rent.

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Annex A-3	Benchmark 2018-B2

Central Park of Lisle

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$10,355,579	$10,410,001	$10,858,973	$11,345,019	$11,263,434	$16.24	56.6%
Vacant Income	0	0	0	0	2,534,913	3.65	12.7
Gross Potential Rent	$10,355,579	$10,410,001	$10,858,973	$11,345,019	$13,798,347	$19.89	69.4%
Total Reimbursements	5,076,855	6,082,595	6,127,791	6,550,211	6,084,615	8.77	30.6
Net Rental Income	$15,432,434	$16,492,596	$16,986,764	$17,895,230	$19,882,962	$28.67	100.0%
(Vacancy/Credit Loss)(4)	(2,077,975)	(811,285)	(570,543)	(1,313,276)	(2,534,913)	(3.65)	(12.7)
Other Income	138,706	151,667	141,696	120,974	106,488	0.15	0.5
Effective Gross Income	$13,493,166	$15,832,978	$16,557,917	$16,702,928	$17,454,537	$25.16	87.8%

Total Expenses	$6,875,848	$6,864,982	$6,805,365	$7,011,814	$7,402,305	$10.67	42.4%

Net Operating Income(4)	$6,617,319	$8,967,996	$9,752,552	$9,691,114	$10,052,232	$14.49	57.6%

Total TI/LC, Capex/RR	0	0	0	0	1,006,531	1.45	5.8
Net Cash Flow	$6,617,319	$8,967,996	$9,752,552	$9,691,114	$9,045,701	$13.04	51.8%

(1)	TTM reflects the trailing 12-month period ending October 31, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place includes $429,288 in contractual rent steps through November 2018 for non-credit tenants and the present value of all rent steps for seven credit tenants through the earlier of the loan term or the tenant’s expiration date.

(4)	The Increase in Net Operating Income from 2014 to 2015 is primarily due to free rent and abated reimbursements during 2014 on newly executed leases related to 64,568 square feet for Armour-Eckrich and 20,264 square feet for Glory Global Solutions.

Property Management. The property is managed by Lincoln Property Company Commercial, Inc., a Texas corporation and the Central Park of Lisle Whole Loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $3,672,605 for capital expenditures to be completed at the Central Park of Lisle Property, $2,301,992 for outstanding tenant improvements and leasing commissions related to seven tenants, $1,149,594 for real estate taxes, $622,274 for outstanding free rent related to six tenants, $74,750 related to deferred maintenance and $23,934 for insurance premiums. With regards to the $3,672,605 escrowed for capital expenditures, the Central Park of Lisle loan documents permit these funds to be used for future tenant improvement and leasing commission costs at the Central Park of Lisle Property.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $191,599.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual insurance premiums, which currently equates to $11,967. Monthly insurance reserves are provisionally waived so long as no event of default exists under the Central Park of Lisle loan documents and (A) the funds on deposit in the insurance reserve equal or exceed $23,934, (B) the related borrower pays all insurance premiums directly to the insurer, and (C) the related borrower submits to the lender proof of such payments. As of the origination of the Central Park of Lisle Whole Loan, the borrower satisfied the conditions for the monthly insurance reserve to be waived.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $11,560 (approximately $0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $277,442 (approximately $0.40 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $72,277 (approximately $1.25 per square foot annually) for tenant improvement and leasing commission reserves. The reserve is not subject to a cap.

Lockbox / Cash Management. The Central Park of Lisle Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to (or to cause the master lessee to) send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. Prior to the occurrence of a Trigger Period (as defined below), on each business day all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Trigger Period, except as described below, all excess cash flow after payment of mortgage debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

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Central Park of Lisle

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.5%, or (iii) a Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) if the Trigger Period is caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default, if applicable; (y) if the Trigger Period is caused solely by clause (ii) above, the debt yield being equal to or greater than 7.75% for two consecutive calendar quarters; or (z) with respect to a Trigger Period caused by (iii) above, the lender’s receipt of reasonably acceptable evidence demonstrating the cure of the applicable event giving rise to the Specified Tenant Trigger Event in accordance with the Central Park of Lisle loan documents.

A “Specified Tenant Trigger Period” means a period commencing upon the first to occur of (i) the occurrence of a bankruptcy action with respect to a Specified Tenant, (ii) any termination or cancellation of a Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), (iii) a Specified Tenant being in monetary or material non-monetary continuing default under its applicable lease, (iv) a Specified Tenant failing to be in actual, physical possession of its leased space or failing to be open to the public during customary hours, (v) a Specified Tenant giving notice that it is terminating its lease for all or any material portion of its lease or (vi) the failure of a Specified Tenant to provide written notice of renewal of its lease for a term of at least five years by the earlier to occur of (a) one year prior to its then current lease expiration or (b) the date required to exercise a renewal under such Specified Tenant’s lease.

A “Specified Tenant” means (a) Armour-Eckrich, (b) CA Technologies or (c) any replacement tenant of either Armour-Eckrich or CA Technologies.

Shari’ah Compliant. The Central Park of Lisle Property is owned by a special purpose entity borrower owned by a third party services company, and the borrower master leases the Central Park of Lisle Property to a special purpose entity that is indirectly owned by the related sponsors. The related rent under the master lease is equal to the debt service due to the related lender. The master lessee has collaterally assigned all tenant leases at the Central Park of Lisle Property to the related borrower (which has assigned its interest to the related lender), and the master lease is subordinate to the Central Park of Lisle Whole Loan.

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Promenade Shops at Aventura

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$70,000,000	Title:	Fee
Cut-off Date Principal Balance:	$70,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	4.6%	Net Rentable Area (SF):	291,834
Loan Purpose:	Refinance	Location:	Aventura, FL
Borrower:	Promventure Limited Partnership	Year Built / Renovated:	1989 / N/A
Sponsor:	Andrew D. Gumberg	Occupancy:	99.2%
Interest Rate:	4.66900%	Occupancy Date:	12/8/2017
Note Date:	1/10/2018	Number of Tenants:	56
Maturity Date:	2/1/2028	2014 NOI:	$5,097,263
Interest-only Period:	None	2015 NOI:	$5,523,372
Original Term:	120 months	2016 NOI:	$5,885,859
Original Amortization:	360 months	TTM NOI (as of 12/2017):	$6,168,400
Amortization Type:	Balloon	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Revenues:	$8,252,584
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$2,246,266
Additional Debt:	N/A	UW NOI:	$6,006,318
Additional Debt Balance:	N/A	UW NCF:	$5,609,782
Additional Debt Type:	N/A	Appraised Value / Per SF:	$108,250,000 / $371
		Appraisal Date:	12/1/2017

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$240
Taxes:	$261,235	$65,309	N/A	Maturity Date Loan / SF:	$195
Insurance:	$127,205	$42,402	N/A	Cut-off Date LTV:	64.7%
Replacement Reserves:	$3,648	$3,648	$131,325	Maturity Date LTV:	52.6%
TI/LC:	$24,320	$24,320	$875,502	UW NCF DSCR:	1.29x
Other:	$214,000	Springing	$694,140	UW NOI Debt Yield:	8.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$70,000,000		100.0%	Payoff Existing Debt	$32,576,999	46.5%
				Closing Costs	1,431,624	2.0
				Upfront Reserves	630,408	0.9
				Return of Equity	35,360,969	50.5
Total Sources	$70,000,000		100.0%	Total Uses	$70,000,000	100.0%

(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Promenade Shops at Aventura

The Loan. The Promenade Shops at Aventura loan has an outstanding principal balance as of the Cut-off Date of $70.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 291,834 square foot retail center located in Aventura, Florida anchored by Marshalls, Winn Dixie, Nordstrom Rack and Michael’s Stores, Inc. (“Michaels”) (the “Promenade Shops at Aventura Property”). The Promenade Shops at Aventura loan has a ten-year term and will amortize on a 30-year schedule. The previously existing debt was securitized in JPMCC 2010-C2.

The Borrower. The borrowing entity for the Promenade Shops at Aventura loan is Promventure Limited Partnership, a Florida limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Andrew D. Gumberg, who is the Chairman and CEO of Gumberg Asset Management Corp. (“Gumberg”). Gumberg has been involved with over 600 properties encompassing over 80 million square feet of retail space in 41 states, including over 15 million square feet of regional and super regional malls across the country. Currently, Gumberg owns and operates approximately 4.3 million square feet of retail space, predominately located in Pennsylvania, Florida, Maryland, and Ohio. Gumberg has owned the Promenade Shops at Aventura Property since 2001.

The Property. The Promenade Shops at Aventura Property is a 291,834 square foot retail center anchored by Marshalls, Winn Dixie, Nordstrom Rack and Michaels. The Promenade Shops at Aventura Property has maintained an average occupancy of 97.0% since 2011 and was 99.2% occupied as of December 8, 2017. Investment-grade tenants occupy 29.6% of the Promenade Shops at Aventura Property’s net rentable area (23.6% of underwritten rent). Marshalls, Winn Dixie and Michaels have been tenants at the property since it was built in 1988, while Nordstrom Rack was added to the property in 2011. Additionally, 66.5% of the Promenade Shops at Aventura Property’s tenancy has been in occupancy for more than ten years while 63.8% has been in occupancy for more than fifteen years. The property provides approximately 1,624 parking spaces, resulting in a parking ratio of approximately 5.6 spaces per 1,000 square feet of net rentable area. The weighted average sales for the Promenade Shops at Aventura Property are $459 per square foot and the weighted average occupancy cost was 5.2% for tenants that reported sales as of December 8, 2017.

The property is located in Aventura, Florida, which is approximately 15.0 miles north of downtown Miami. The Promenade Shops at Aventura Property benefits from its location at the intersection of Ives Dairy Road and Biscayne Boulevard which have average daily traffic counts of 65,500 and 73,500 vehicles per day, respectively. The Promenade Shops at Aventura Property is also located within 0.25 miles of the Simon Properties and Turnberry Associates owned Aventura Mall, which is an approximately 2.0 million square foot super-regional mall anchored by Nordstrom, Bloomingdale’s and Macy’s, featuring luxury retailers such as Gucci, Louis Vuitton, Cartier, Burberry and Fendi. Aventura Mall is one of the top ten grossing malls in the United States with average sales of $1,500 per square foot.

According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius is 16,703, 195,207 and 402,609, respectively. The 2017 estimated average income within a one-, three- and five-mile radius is $88,550, $75,105 and $68,180, respectively. According to the appraisal, the City of Aventura benefits from its proximity to the Miami metro area and has a healthy and stable economy along with a median household income which is significantly higher than that of the state and the country.

The Promenade Shops at Aventura Property is located in the Aventura retail submarket, which had a total retail inventory of approximately 6.3 million square feet, a vacancy rate of 1.0% and an average asking rental rate of $39.04 per square foot on a triple net basis as of the third quarter of 2017. The appraisal determined a stabilized vacancy rate of 3.6% and a market rent of $31.39 per square foot, which is approximately 39.6% above in-place rent of $22.49 per square foot for the Promenade Shops at Aventura Property.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
97.6%	97.9%	98.5%	99.2%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of December 8, 2017.

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Promenade Shops at Aventura

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Marshalls(4)	A2 / A+ / NA	48,385	16.6%	$7.25	$498.07	1.5%	1/31/2019
Winn Dixie(5)	NA / NA / NA	35,922	12.3%	$6.75	$588.99	1.1%	3/31/2019
Nordstrom Rack	Baa1 / BBB+ / BBB+	34,707	11.9%	$28.60	NAV	NAV	3/31/2021
Michaels Stores, Inc.	NA / BB- / NA	21,213	7.3%	$10.00	$312.41	3.2%	3/1/2020
Olympia Gym	NA / NA / NA	15,914	5.5%	$23.61	NAV	NAV	3/31/2025
Chuck E. Cheese	NA / NA / NA	14,000	4.8%	$17.36	$186.10	9.3%	5/31/2023
Gallery Art II, Inc	NA / NA / NA	7,871	2.7%	$16.96	$174.92	9.7%	12/31/2023
Miacucina Aventura, LLC	NA / NA / NA	7,500	2.6%	$24.38	$460.91	5.3%	7/31/2022
Aventura Tire & Auto	NA / NA / NA	6,500	2.2%	$31.30	$176.52	17.7%	8/31/2025
KLA Aventura, LLC	NA / NA / NA	6,500	2.2%	$19.35	$256.81	7.5%	5/31/2020
(1)	Based on the underwritten rent roll dated December 8, 2017.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.

(3)	Sales PSF and Occupancy Costs represent sales for the 12-month period ending December 8, 2017 for tenants that report sales.

(4)	Marshalls has been in occupancy at the Promenade Shops at Aventura Property since 1988 and has two five year extension options remaining.

(5)	Winn Dixie has been in occupancy at the Promenade Shops at Aventura Property since 1988 and has seven five year extension options remaining.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	2,285	0.8%	NAP	NAP	2,285	0.8%	NAP	NAP
2018 & MTM	12	22,787	7.8%	$937,363	14.4%	25,072	8.6%	$937,363	14.4%
2019	8	97,649	33.5%	1,007,615	15.5%	122,721	42.1%	$1,944,977	29.9%
2020	9	37,788	12.9%	850,710	13.1%	160,509	55.0%	$2,795,687	42.9%
2021	8	47,152	16.2%	1,468,235	22.5%	207,661	71.2%	$4,263,923	65.5%
2022	3	9,293	3.2%	256,021	3.9%	216,954	74.3%	$4,519,944	69.4%
2023	5	27,536	9.4%	608,220	9.3%	244,490	83.8%	$5,128,164	78.7%
2024	1	3,505	1.2%	80,000	1.2%	247,995	85.0%	$5,208,164	80.0%
2025	3	25,414	8.7%	665,423	10.2%	273,409	93.7%	$5,873,588	90.2%
2026	3	6,475	2.2%	241,322	3.7%	279,884	95.9%	$6,114,910	93.9%
2027	3	10,250	3.5%	303,670	4.7%	290,134	99.4%	$6,418,580	98.6%
2028	1	1,700	0.6%	93,500	1.4%	291,834	100.0%	$6,512,080	100.0%
2029 & Beyond	0	0	0.0%	0	0.0%	291,834	100.0%	$6,512,080	100.0%
Total	56	291,834	100.0%	$6,512,080	100.0%
(1)	Based on the underwritten rent roll dated December 8, 2017.

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Promenade Shops at Aventura

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	2017	Underwritten	Per Square Foot	%(1)
Rents in Place	$5,508,209	$5,735,504	$6,080,219	$6,222,837	$6,512,080	$22.31	75.1%
Vacant Income	0	0	0	0	105,110	0.36	1.2%
Gross Potential Rent	$5,508,209	$5,735,504	$6,080,219	$6,222,837	$6,617,190	$22.67	76.3%
CAM Reimbursements	1,686,711	1,765,982	1,815,136	1,928,278	1,977,139	6.77	22.8%
Percentage Rent	34,991	98,298	50,821	91,279	79,591	0.27	0.9%
Net Rental Income	$7,229,911	$7,599,784	$7,946,176	$8,242,394	$8,673,920	$29.72	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(433,696)	(1.49)	(5.0)
Other Income	8,971	18,706	28,141	59,308	12,360	0.04	0.1%
Effective Gross Income	$7,238,881	$7,618,490	$7,974,316	$8,301,702	$8,252,584	$28.28	95.1%
Total Expenses	$2,141,619	$2,095,118	$2,088,457	$2,133,301	$2,246,266	$7.70	27.2%
Net Operating Income	$5,097,263	$5,523,372	$5,885,859	$6,168,400	$6,006,318	$20.58	72.8%
Total TI/LC, Capex/RR	0	0	0	0	396,536	1.36	4.8%
Net Cash Flow	$5,097,263	$5,523,372	$5,885,859	$6,168,400	$5,609,782	$19.22	68.0%
(1)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.

Property Management. The Promenade Shops at Aventura Property is managed by Gumberg Asset Management Corp., a Florida corporation and an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited approximately $261,235 for real estate taxes, $214,000 for an environmental reserve, $127,205 for insurance, $24,320 for tenant improvements and leasing commissions and $3,648 for replacement reserves.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to approximately $65,309.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to approximately $42,402. To the extent that (i) there is no event of default continuing and (ii) the borrower provides the lender with satisfactory evidence that the Promenade Shops at Aventura Property is insured under a blanket policy acceptable to the lender, the requirement for the monthly deposits will be waived.

Replacement Reserves – On a monthly basis, the borrower is required to escrow approximately $3,648 (approximately $0.15 per square foot annually) for replacement reserves. The replacement reserve is subject to a cap of approximately $131,325 (approximately $0.45 per square foot).

TI/LC Reserves – On a monthly basis, the borrower is required to escrow approximately $24,320 (approximately $1.00 per square foot annually) for tenant improvements and leasing commissions. The tenant improvement and leasing commission reserve is subject to a cap of $875,502 (approximately $3.00 per square foot).

Major Tenant Reserve – During a Cash Sweep Event (as defined below) caused solely by a Tenant Trigger Event (as defined below), all excess cash flow after payment of debt service, required reserves and operating expenses is required to be deposited into a reserve for tenant improvement and leasing commission obligations related to the Nordstrom Rack space. The reserve is subject to a cap of $20.00 multiplied by the square footage leased by Nordstrom Rack at the Promenade Shops at Aventura Property. In lieu of the cash deposits, the borrower is permitted to deliver a letter of credit in an amount equal to the cap.

Environmental Reserve – The environmental assessment obtained at origination (the “ESA”) indicated that in 1994, there was a spill of hazardous materials related to a dry cleaning operation that was previously located at the Promenade Shops at Aventura Property. Subsequent investigations indicated that the Promenade Shops at Aventura Property was impacted with low levels of contamination as a result of the spill. Due to the potential for vapor encroachment at the Promenade Shops at Aventura Property, the ESA characterized the prior spill as a recognized environmental condition and recommended further investigation to determine if the impacts from the prior dry cleaning operations posed a vapor concern. At origination, the borrower was required to reserve $6,000 for a Phase II subsurface investigation and $208,000 for the potential installation of a sub-slab depressurization system in the event the Phase II recommended further remediation. The Phase II was completed in January 2018 and revealed concentrations of hazardous materials below applicable regulatory vapor intrusion screening levels. Accordingly, the Phase II did not recommend further action and the remaining portion of the reserve is in the process of being released to the borrower.

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Promenade Shops at Aventura

Lockbox / Cash Management. The Promenade Shops at Aventura loan is structured with a hard lockbox and in place cash management. The borrower was required to deliver tenant direction letters instructing all tenants to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed on each payment date in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, except as described above in “Major Tenant Reserve”, all excess cash flow on deposit in the cash management account is required to be held in the excess cash flow subaccount as additional collateral. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager, (iii) the date that the debt service coverage ratio, as calculated in the loan documents based on the trailing three months, falls below 1.15x or (iv) a Tenant Trigger Event (as described below).

A “Tenant Trigger Event” means (i) Nordstrom Rack does not renew its lease prior to the date that is the earlier of the expiration of the period within which the tenant is required to provide notice to the borrower of its intent to renew (which is by March 31, 2020) or twelve months prior to the expiration date of the Nordstrom Rack lease, (ii) Nordstrom Rack “goes dark”, vacates or abandons the property or (iii) Nordstrom Rack is subject to a bankruptcy or insolvency action.

A Cash Sweep Event may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above solely with respect to the property manager, if the borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days of the date of such bankruptcy or insolvency action of the property manager, (c) with respect to clause (ii) above solely with respect to an involuntary bankruptcy or insolvency action in which none of the borrower, guarantor or their affiliates has colluded with, assisted or otherwise solicited creditors for any such filing, upon the dismissal of such action within 90 days without any adverse consequences to the loan or Promenade Shops at Aventura Property, (d) with respect to clause (iii) above, upon the achievement of a debt service coverage ratio of 1.15x or greater for two consecutive quarters based upon the trailing three months, (e) with respect to a Tenant Trigger Event, upon the unconditional renewal of such lease or replacement of such lease in accordance with the loan documents (or, if the Cash Sweep Event relates to the bankruptcy or insolvency of the tenant, if such tenant reaffirms its lease, remains in occupancy, open for business and pays unabated post-petition rent). Each cure is also subject to the following conditions: (1) no other event of default has occurred and is continuing; (2) a cure may occur no more than five times in the aggregate during the term of the loan; (3) the borrower pays all of the lender’s reasonable expenses incurred in connection with such cure (including reasonable attorney’s fees and expenses); and (4) in no event will be the borrower be permitted to cure a voluntary or collusive involuntary bankruptcy or insolvency action of the borrower.

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Apple Campus 3

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Apple Campus 3

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Annex A-3	Benchmark 2018-B2

Apple Campus 3

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – Suburban
Original Principal Balance(2):	$68,000,000	Net Rentable Area (SF):	882,657
Cut-off Date Principal Balance(2):	$68,000,000	Location:	Sunnyvale, CA
% of Pool by IPB:	4.5%	Year Built / Renovated:	2017 / N/A
Loan Purpose:	Refinance	Occupancy(6):	100.0%
Borrower:	CW SPE LLC	Occupancy Date:	2/6/2018
Sponsor(3):	Joseph K. Paul	Number of Tenants:	1
Interest Rate:	3.364978%	2014 NOI(7):	N/A
Note Date:	12/14/2017	2015 NOI(7):	N/A
Anticipated Repayment Date(4):	1/6/2028	2016 NOI(7):	N/A
Maturity Date(4):	4/6/2031	TTM NOI(7):	N/A
Interest-only Period:	120 months	UW Economic Occupancy:	99.0%
Original Term(4):	120 months	UW Revenues:	$46,190,545
Original Amortization:	None	UW Expenses:	$4,804,932
Amortization Type:	ARD-Interest Only	UW NOI:	$41,385,613
Call Protection(5):	L(25),Def(88),O(7)	UW NCF:	$41,209,082
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(8):	$773,600,000 / $876
Additional Debt:	Yes	Appraisal Date:	6/1/2019
Additional Debt Balance:	$272,000,000 / $235,000,000
Additional Debt Type:	Pari Passu / Mezzanine Loans

Escrows and Reserves(9)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$385
Taxes:	$0	$249,368	N/A	Maturity Date Loan / SF:	$385
Insurance:	$0	Springing	N/A	Cut-off Date LTV(8):	44.0%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(8):	44.0%
TI/LC:	$2,979,839	$0	N/A	UW NCF DSCR:	3.55x
Other:	$42,800,076	Springing	$30,892,995	UW NOI Debt Yield:	12.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$340,000,000	59.1%	Payoff Existing Debt	$385,679,999	67.1%
Mezzanine Loan	235,000,000	40.9	Reserves	45,779,915	8.0
			Closing Costs	2,636,016	0.5
			Return of Equity	140,904,070	24.5
Total Sources	$575,000,000	100.0%	Total Uses	$575,000,000	100.0%

(1)	The Apple Campus 3 Whole Loan (as defined in “The Loan” section below) was co-originated by Deutsche Bank AG, acting through its New York Branch, Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association.

(2)	The Apple Campus 3 loan is part of a whole loan evidenced by five pari passu notes with an aggregate original principal balance as of the Cut-off Date of $340.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $340.0 million Apple Campus 3 Whole Loan.

(3)	The nonrecourse carve-out guarantor is Paul Guarantor LLC as described in the “Loan Sponsor” section below.

(4)	The Apple Campus 3 Whole Loan has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of April 6, 2031. From and after the Anticipated Repayment Date, the Apple Campus 3 Whole Loan accrues interest at a fixed rate (the “Revised Interest Rate”) that is equal to the greater of (i) 3.364978% plus 1.50000% and (ii) the then 10-year swap rate plus 1.50000% per annum. On and after the ARD until the final maturity date, the Apple Campus 3 Whole Loan requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.

(5)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of February 6, 2018. Defeasance of the full $340.0 million Apple Campus 3 Whole Loan is permitted after the date that is the earlier to occur of (i) December 14, 2021 and (ii) two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B2 securitization closing date in February 2018. The actual lockout period may be longer.

(6)	Apple has taken possession of its space, is currently constructing its interior improvements and is expected to begin taking occupancy in September 2018.

(7)	Historical NOI is not available because construction of the property was completed in 2017.

(8)	The Appraised Value / Per SF represents the “as stabilized” appraised value which assumes that contractual tenant improvement and leasing commission (“TI/LC”) obligations have been fulfilled and there is no outstanding free rent. At origination, the borrower deposited upfront reserves totaling $45,779,915 for such contractual TI/LC obligations and free rent. The “as-is” appraised value is $624,600,000 as of November 7, 2017, equating to a Cut-off Date LTV and Maturity Date LTV of 54.4%. The appraiser also included a “go dark” value of $566,750,000 as of November 7, 2017. Based on the appraisal’s “go dark” value, the loan-to-dark value ratio is 60.0% based on the Apple Campus 3 loan amount of $340,000,000 and 101.5% based on the Apple Campus 3 total debt of $575,000,000.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2018-B2

Apple Campus 3

The Loan. The Apple Campus 3 loan is secured by a first mortgage lien on the borrower’s fee interest in an 882,657 square foot Class A single-tenant office building located in Sunnyvale, California. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $340.0 million (the “Apple Campus 3 Whole Loan"), and is comprised of five pari passu notes, each as described below. The non-controlling Note A-4, with an outstanding principal balance as of the Cut-off Date of $68.0 million is being contributed to the Benchmark 2018-B2 Trust. The controlling Note A-3 with an original principal balance of $94.0 million is expected to be contributed to the BANK 2018-BNK10 Trust. The remaining notes are currently held by the parties in the Whole Loan Summary chart below. The relationship between the holders of the Apple Campus 3 Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Apple Campus 3 Whole Loan is structured with an ARD of January 6, 2028, a final maturity date of April 6, 2031 and will be interest-only until the ARD. From the first payment date after the ARD until the final maturity date, the Apple Campus 3 Whole Loan will amortize on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	Wells Fargo Bank, National Association	No
A-2	$30,000,000	$30,000,000	Wells Fargo Bank, National Association	No
A-3	$94,000,000	$94,000,000	BANK 2018-BNK10	Yes
A-4	$68,000,000	$68,000,000	Benchmark 2018-B2	No
A-5	$68,000,000	$68,000,000	Goldman Sachs Mortgage Company	No
Total	$340,000,000	$340,000,000

The Borrower. The borrowing entity for the Apple Campus 3 Whole Loan is CW SPE LLC, a Delaware limited liability company and single purpose entity with two independent directors.

The Loan Sponsor. The loan sponsor is Joseph K. Paul, the founder of Jay Paul Company. The nonrecourse carve-out guarantor is Paul Guarantor LLC, which is 100% directly owned by the Jay Paul Revocable Living Trust dated November 9, 1999, as amended and restated in its entirety on March 19, 2010, and as further amended from time to time, for which Joseph K. Paul a/k/a Jay Paul, is trustee. Jay Paul Company is a privately held real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million square feet of institutional-quality space.

The Property. The Apple Campus 3 property is a Class A LEED Platinum office campus totaling 882,657 square feet and located in Sunnyvale, California. Built in 2017 and situated on an approximately 17.8-acre site, the Apple Campus 3 property comprises three interconnected, four-story office buildings totaling approximately 849,000 square feet, an amenities facility, outdoor common area and a seven-story parking structure. The Apple Campus 3 property is 100.0% leased to Apple. (“Apple”; NYSE: AAPL) through February 2031, with two, seven-year extension options and no termination options. Apple took possession of the Apple Campus 3 property on December 1, 2017 and is currently constructing its interior improvements. As of January 2018, Apple is expected to begin taking occupancy of its space at the Apple Campus 3 property in September 2018. Apple is currently in a free rent period for (i) Phase I (approximately 69.4% of its space) through and including December 2018 (with full rent commencing in February 2019) and (ii) Phase II (approximately 30.6% of its space) through and including May 2019.

The interconnected office buildings within the Apple Campus 3 property consist of Building A (308,659 square feet), Building B (269,997 square feet) and Building C (270,002 square feet), and the combined office floorplates average approximately 180,000 square feet. The amenities facility at the Apple Campus 3 property totals approximately 34,000 square feet and is expected to serve as a cafeteria for Apple employees. Building A, Building B, the parking structure and the amenities building are collectively known as “Phase I” of the Apple Campus 3 property; and Building C is known as “Phase II”. Amenities at the Apple Campus 3 property include a fitness/wellness center, coffee bar, general store, barbershop, bike repair shop, dry cleaning/laundry service and a conference center. Additional outdoor amenities at the Apple Campus 3 property include a mini amphitheater situated in the center courtyard, outdoor seating, sport courts and athletic fields, bus/shuttle stops and green roof accessibility on the third floor of the office buildings.

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Apple Campus 3

According to the appraisal, as of 2016, Apple was the largest employer in the county of Santa Clara and the second largest space user in Silicon Valley. The Apple Campus 3 property is situated approximately 3.5 miles north of both Apple Park and One Infinite Loop. Apple Park is Apple’s new 175-acre corporate headquarters campus, which consists of the 2.8 million square foot loop structure in addition to several associated research and development buildings. One Infinite Loop was originally developed as Apple’s headquarters in 1993 and totals approximately 850,000 square feet.

The Apple Campus 3 property is located in Sunnyvale, California near the intersection of Central Expressway and Wolfe Road. Sunnyvale is the seventh most populous city in the San Francisco Bay Area and one of the major cities comprising Silicon Valley. As of the third quarter of 2017, the San Jose-Sunnyvale-Santa Clara metropolitan statistical area had an unemployment rate of 3.2% and reported an 8.9% gross domestic product growth rate in 2015, compared to an overall 2.5% growth rate for the United States.

The Apple Campus 3 property is located within 1.4 miles of two Santa Clara Valley Transportation Authority light rail stations (the Sunnyvale station in the Heritage District downtown and the Lawrence Station in eastern Sunnyvale), 3.9 miles from the downtown Mountain View Caltrain station, and within close proximity to highways 101 (3.2 miles), 280 (7.8 miles), 237 (1.3 miles) and 85 (0.7 miles). According to a third-party market research report, the 2017 estimated population within a one-, three- and five-mile radius of the Apple Campus 3 property was 26,490, 193,228 and 466,901, respectively; while the 2017 estimated median household income within the same radii was $93,664, $103,399 and $104,780, respectively.

As of the third quarter of 2017, the Sunnyvale submarket contained approximately 10.9 million square feet of office space exhibiting a vacancy rate of approximately 3.1% and an average asking rental rate of $64.44 per square foot, gross. The appraiser identified 15 comparable class A office properties totaling approximately 2.4 million square feet, which reported an approximately 99.7% occupancy rate and average asking rents of $50.58 per square foot, triple net.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical occupancy is not available as the Apple Campus 3 property was built in 2017.

(2)	Current Occupancy is as of February 6, 2018. Apple has taken possession of its space, is currently constructing its interior improvements and is expected to begin taking occupancy in September 2018.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent(2)	Lease Expiration Date
Apple (3)(4)	Aa1/AA+/NA	882,657	100.0%	$48.35	100.0%	2/28/2031

(1)	Based on the underwritten rent roll dated February 6, 2018.

(2)	Annual UW Base Rent PSF reflects the straight line average of contractual rent steps over the remaining lease term. Apple is currently in a free rent period, as outlined in the footnote below, and will begin paying rent of $41.28 per square foot on Phase I in February 2019 and Phase II in June 2019.

(3)	Apple has taken possession of its space and is currently constructing its interior improvements. Apple is currently in a free rent period for (i) Phase I (approximately 69.4% of its space) through and including December 2018 and (ii) Phase II (approximately 30.6% of its space) through and including May 2019. In January 2019, Apple will pay reduced rent of approximately $6.93 per square foot on Phase I only. Through and including February 2018, Apple is required to pay reimbursements for utilities only, and commencing March 2018, the tenant will be required to pay reimbursements for utilities, operating expenses, taxes and insurance. All future rent credits and abatements under the Apple lease were reserved at the origination of the Apple Campus 3 Whole Loan (see “Escrows and Reserves” section).

(4)	Apple has two, seven-year renewal options at 95% of fair market value with at least 360 days’ written notice.

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Apple Campus 3

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029 & Beyond	1	882,657	100.0	$42,675,300	100.0	882,657	100.0%	$42,675,300	100.0%
Total	1	882,657	100.0%	$42,675,300	100.0%

(1)	Based on the underwritten rent roll dated February 6, 2018.

(2)	Base Rent reflects the straight line average of contractual rent steps over the lease term.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$42,675,300	$48.35	91.5%
Total Reimbursements	3,981,816	4.51	8.5%
Net Rental Income	$46,657,116	$52.86	100.0%
(Vacancy/Credit Loss)(4)	(466,571)	(0.53)	(1.0)--
Effective Gross Income	$46,190,545	$52.33	99.0%

Total Expenses	$4,804,932	$5.44	10.4%

Net Operating Income	$41,385,613	$46.89	89.6%

Total TI/LC, Capex/RR	176,531	0.20	0.4%

Net Cash Flow	$41,209,082	$46.69	89.2%

(1)	Historical financial information is not available because construction of the property was completed in 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place include $7,298,408 of rent steps, which represents the straight line average of the contractual rent steps over the remaining lease term. The initial rent following the end of the free rent period is $41.28 per square foot. See the “Tenant Summary” section.

(4)	The underwritten economic vacancy is 1.0%. The Apple Campus 3 property was 100.0% leased as of February 6, 2018.

Property Management. The property is managed by Paul Holdings, Inc., an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited $42,706,326 into a free rent reserve, $2,979,839 into a TI/LC reserve and $93,750 for the estimated cost to complete outstanding punch list items. The Apple Campus 3 Whole Loan documents provide for additional reserves in the amount of 125% of any additional punch list items received from Apple (following origination, an additional $506,100 was deposited due to additional punch list items identified by Apple).

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the estimated annual real estate taxes, which currently equates to $249,368, into a tax reserve account.

Insurance Escrows – In the event that an acceptable blanket insurance policy is no longer in place, the borrower is required on a monthly basis to deposit 1/12 of annual insurance premiums into an insurance reserve account.

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Apple Campus 3

Replacement Reserves – The borrower is not required to make ongoing monthly escrows for replacement reserves so long as no Cash Trap Event Period (as defined below) has occurred and is continuing. In the event of a Cash Trap Event Period (as defined below), the borrower must deposit $14,711 on each monthly payment date into a replacement reserve account.

Lease Sweep Reserve – During a Lease Sweep Period (as defined below), the borrower is required to make minimum monthly deposits of $1,838,869 (the “Minimum Lease Sweep Deposit”) (regardless of the amount of available excess cash flow) into a leasing reserve (the “Lease Sweep Account”), until the aggregate amount transferred therein, after giving effect to such required deposit, any additional deposit from excess cash flow made as described below under “Lockbox/Cash Management” and any termination payment made with respect to a Lease Sweep Lease (as defined below), equals the Lease Sweep Reserve Threshold (as defined below).

A “Lease Sweep Period” will commence upon the earlier to occur of (i) a Lease Sweep Lease tenant canceling, terminating or giving notice of its intent to cancel or terminate its lease on at least 40,000 square feet, (ii) Apple no longer being an Investment Grade Entity (as defined below), (iii) a Lease Sweep Lease tenant going dark in 20% or more of its space; provided, however, that a Lease Sweep Period will not commence as long as the Lease Sweep Lease tenant remains an Investment Grade Entity or subleases the space that it has gone dark in to an Investment Grade Entity, (iv) a Lease Sweep Lease tenant or its direct or indirect parent company defaulting under its lease beyond any applicable notice and cure period or (v) a Lease Sweep tenant or its direct or indirect parent company becoming insolvent or filing for bankruptcy, and will end upon a Lease Sweep Cure Event (as defined below).

A “Lease Sweep Cure Event” will occur (A) with regard to clause (i) of the Lease Sweep Period definition above, upon a Qualified Re-Leasing Event (as defined below), (B) with regard to clauses (ii) and (iii) of the Lease Sweep Period definition above, upon (a) a Qualified Re-Leasing Event, (b) Apple restoring its status as an Investment Grade Entity or (c) the applicable space being subleased to an Investment Grade Entity which has accepted delivery of the space and is paying unabated rent in an amount no less than the contract rate of the primary lease, (C) with regard to clause (iv) of the Lease Sweep Period definition above, upon the cure of such event of default and no other default occurring for a period of three consecutive months, (D) with regard to clause (v) of the Lease Sweep Period definition above, upon the bankruptcy or insolvency proceedings having terminated and the lease having been affirmed or assigned in a manner satisfactory to the lender or (E) with regard to clauses (i), (ii), (iii) and (iv) of the Lease Sweep Period definition above, upon the aggregate amount of funds transferred into the Lease Sweep Reserve and the Debt Service Reserve (as defined below) equalling the applicable Lease Sweep and Debt Service Reserve Cap (as defined below).

The borrower has the option to prevent a Lease Sweep Period or terminate a Lease Sweep Period (other than a Lease Sweep Period arising due to a bankruptcy or insolvency of a Lease Sweep Lease tenant or its parent company) by delivering to the lender a letter of credit in the face amount of the applicable Lease Sweep and Debt Service Reserve Cap.

The “Lease Sweep Reserve Threshold” means (i) with respect to a Lease Sweep Period continuing pursuant to clauses (ii) and/or (iv) of the Lease Sweep Period definition above, $30,892,995 ($35.00 per rentable square foot that is leased pursuant to the Apple lease at loan closing), or (ii) with respect to a Lease Sweep Period continuing solely pursuant to clauses (i) and/or (iii) of the “Lease Sweep Period”, definition above, $35.00 per rentable square foot of dark space and/or terminated space, as applicable.

The “Lease Sweep And Debt Service Reserve Cap” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (iv) of the Lease Sweep Period definition above, $30,892,995 ($35.00 per rentable square foot leased pursuant to the Apple lease at loan closing); (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) of the Lease Sweep Period definition above, $35.00 per rentable square foot of terminated space, (iii) with respect to a Lease Sweep Period continuing pursuant to clause (iii) of the Lease Sweep Period definition above, whether or not a Lease Sweep Period pursuant to clauses (i) and/or (iv) of the Lease Sweep Period definition above is concurrently continuing, $50.00 per rentable square foot of dark space or (iv) with respect to a Lease Sweep Period continuing pursuant to clause (ii) of the Lease Sweep Period definition above, whether or not a Lease Sweep Period pursuant to clauses (i), (iii) and/or (iv) is concurrently continuing, $44,132,850 ($50.00 per rentable square foot that is leased pursuant to the Apple lease at loan closing).

A “Lease Sweep Lease” means the lease with Apple or any replacement lease which, when taken together with other leases of the same tenant and its affiliates, leases space equal to or greater than 75% of the space leased by Apple at loan closing.

An “Investment Grade Entity” means (i) an entity that is rated “BBB-”, or equivalent, or higher by at least two of Fitch, Moody’s and S&P or (ii) an entity wholly owned by an entity described in clause (i) herein.

A “Qualified Re-Leasing Event” will occur upon one or more replacement tenants acceptable to the lender executing leases covering at least 75% of the space currently occupied by Apple with (i) terms extending at least three years beyond the final maturity date of the Apple Campus 3 Whole Loan; (ii) economic terms at least as favorable as those in the lease being replaced; (iii) such replacement

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Apple Campus 3

tenants having accepted delivery of such space and paying full unabated rent or any abatement has been reserved and (vi) all tenant improvements and leasing commissions having been paid or reserved.

Lockbox / Cash Management. The Apple Campus 3 Whole Loan is structured with a hard lockbox and in place cash management. The Apple Campus 3 Whole Loan requires that the borrower direct the tenant to pay its rent directly into a lender-controlled lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Amounts on deposit in the lockbox account are required to be transferred daily to a cash management account controlled by the lender, and, provided no event of default exists under the Apple Campus 3 Whole Loan, applied on each payment date prior to the ARD to the payment of interest on the Apple Campus 3 Whole Loan, to the funding of required reserves, to pay, if a Cash Trap Event Period exists or a mezzanine loan is outstanding, budgeted monthly operating expenses and approved extraordinary operating expenses, to deposit, during a Lease Sweep Period, an amount equal to the Minimum Lease Sweep Deposit into the Lease Sweep Reserve until the aggregate funds transferred to the Lease Sweep Reserve during such Lease Sweep Period equals the Lease Sweep Reserve Threshold and then to a debt service reserve (the “Debt Service Reserve”) until the aggregate funds transferred to the Lease Sweep Reserve and the Debt Service Reserve during such Lease Sweep Period equals the Lease Sweep and Debt Service Reserve Cap, to pay debt service on the Apple Campus 3 Senior Mezzanine Loan (as defined below) and Apple Campus 3 Junior Mezzanine Loan (as defined below), and, during a Lease Sweep Period, to apply all remaining available cash to fund the Lease Sweep Reserve and then the Debt Service Reserve up to the Lease Sweep Reserve Threshold and the Lease Sweep and Debt Service Reserve Cap, respectively. Provided no Cash Trap Event Period is continuing, excess cash in the cash management account is required to be disbursed to the property manager (in respect of its fees, to the extent not paid as part of budgeted operating expenses) and then to the borrower. If a Cash Trap Event Period is continuing (other than a Cash Trap Event Period due to a Lease Sweep Period), excess cash in the cash management account is required to be transferred to an account held by the lender as additional collateral for the Apple Campus 3 Whole Loan during the continuance of such Cash Trap Event Period. On each monthly payment date on or after the ARD, provided no event of default exists under the Apple Campus 3 Whole Loan, funds in the cash management account are required to be applied to the payment of interest on the Apple Campus 3 Whole Loan at the initial interest rate and a monthly amount determined by the lender to be required to fully amortize the Apple Campus 3 Whole Loan over a 30-year period, using an assumed interest rate equal to the initial interest rate, to the payment of interest on the Apple Campus 3 Senior Mezzanine Loan and Apple Campus 3 Junior Mezzanine Loan, in each case at the initial interest rate thereon, to the funding of required reserves, to pay budgeted monthly operating expenses and approved extraordinary operating expenses, to repay the principal balance of the Apple Campus 3 Whole Loan and, after such repayment, to pay interest accrued at the excess of the Revised Interest Rate over the initial interest rate.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence of an event of default under the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan or the Apple Campus 3 Junior Mezzanine Loan, (ii) the occurrence of a Lease Sweep Period, (iii) the debt service coverage ratio based on the Apple Campus 3 Whole Loan falling below 1.85x (based on a hypothetical 30-year amortization period), or the debt service coverage ratio based on the Apple Campus 3 Total Debt (as defined below) falling below 1.10x (based on a hypothetical 30-year amortization period), in each case, at the end of any calendar quarter or (iv) the ARD. A Cash Trap Event Period will end upon the occurrence of (a) with regard to clause (i), the cure of such event of default, (b) with regard to clause (ii), a Lease Sweep Cure Event, (c) with regard to clause (iii), the debt service coverage ratio based on the Apple Campus 3 Whole Loan (based on a hypothetical 30-year amortization schedule) being equal to 1.85x or greater for two consecutive calendar quarters, and the debt service coverage ratio based on the Apple Campus 3 Total Debt (based on a hypothetical 30-year amortization schedule) being equal to 1.10x or greater for two consecutive calendar quarters and (d) with regard to clause (iv), upon the Apple Campus 3 Whole Loan being repaid in full.

Additional Debt. Wells Fargo Bank, National Association, Deutsche Bank AG, acting through its New York Branch, and Goldman Sachs Mortgage Company funded a $117,500,000 senior mezzanine loan to CW Mezz LLC, secured by 100% of the equity in the borrower (the “Apple Campus 3 Senior Mezzanine Loan”) and a $117,500,000 junior mezzanine loan to Central Wolfe LLC, secured by 100% of the equity in the senior mezzanine borrower (the “Apple Campus 3 Junior Mezzanine Loan”) (collectively, the Apple Campus 3 Whole Loan, Apple Campus 3 Senior Mezzanine Loan and Apple Campus 3 Junior Mezzanine Loan are referred to herein as the “Apple Campus 3 Total Debt”). The Apple Campus 3 Senior Mezzanine loan has since been sold to Athene Annuity and Life Company American Equity Investment Life Insurance Company, solely with respect to the Modco Account, and Midland National Life Insurance Company and the Apple Campus 3 Junior Mezzanine Loan has since been sold to CPPIB Credit Investments II Inc. The Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan have the same anticipated repayment date and the same final maturity date as the Apple Campus 3 Whole Loan. The Apple Campus 3 Senior Mezzanine Loan initially accrues interest at a fixed interest rate equal to 4.62000% per annum (the “Senior Mezzanine Initial Interest Rate”), and the Apple Campus 3 Junior Mezzanine Loan initially accrues interest at a fixed interest rate equal to 6.00000% per annum (the “Junior Mezzanine Initial Interest Rate”). In the event the Apple Campus 3 Senior Mezzanine Loan and/or the Apple Campus 3 Junior Mezzanine Loan are not paid off in full on or before the ARD, the borrower will be required to make interest payments based on an interest rate equal to the greater of (i) the Senior Mezzanine Initial Interest Rate or the Junior Mezzanine Initial Interest Rate, as applicable, plus 1.50000% per annum, and (ii) the then

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Apple Campus 3

10-year swap rate plus 1.50000% per annum. Based on the Apple Campus 3 Total Debt of $575.0 million, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 74.3%, 74.3%, 1.70x and 7.2%, respectively. Based on the “as-is” appraised value, the Cut-off Date LTV and Maturity Date LTV of the Apple Campus Total Debt are 92.1% and 92.1%, respectively. An intercreditor agreement is in place with respect to the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	4.0%	Net Rentable Area (Units):	1,180
Loan Purpose:	Acquisition	Location:	Alexandria, VA
Borrower:	140 South Van Dorn Street (VA)	Year Built / Renovated:	1963, 1967 / 2012
	Owner, LLC	Occupancy:	97.3%
Sponsor:	CIM SMA I-B Investments, LLC	Occupancy Date:	9/30/2017
Interest Rate:	3.88000%	Number of Tenants:	N/A
Note Date:	11/30/2017	2014 NOI:	$9,463,724
Maturity Date:	12/1/2024	2015 NOI:	$10,646,525
Interest-only Period:	84 months	2016 NOI:	$10,930,188
Original Term:	84 months	TTM NOI (as of 9/2017):	$11,141,538
Original Amortization:	None	UW Economic Occupancy:	93.8%
Amortization Type:	Interest Only	UW Revenues:	$20,888,540
Call Protection(2):	L(26),Def(55),O(3)	UW Expenses:	$9,582,304
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$11,306,236
Additional Debt:	Yes	UW NCF:	$11,008,876
Additional Debt Balance:	$90,000,000	Appraised Value / Per Unit:	$231,400,000 / $196,102
Additional Debt Type:	Pari Passu	Appraisal Date:	11/21/2017

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$127,119
Taxes:	$0	Springing	N/A	Maturity Date Loan / Unit:	$127,119
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	64.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.87x
Other:	$186,208	$0	N/A	UW NOI Debt Yield:	7.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$150,000,000	65.3%	Purchase Price	$227,750,000	99.1%
Sponsor Equity	79,774,092	34.7	Closing Costs	1,837,884	0.8
			Upfront Reserves	186,208	0.1
Total Sources	$229,774,092	100.0%	Total Uses	$229,774,092	100.0%
(1)	The EOS 21 loan is part of a whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance of $150.0 million. The Financial Information presented in the chart above reflects a Cut-off Date balance of the $150.0 million EOS 21 Whole Loan (as defined below).

(2)	The lockout period will be at least 26 payments beginning with and including the first payment date of January 1, 2018. Defeasance of the full $150.0 million EOS 21 Whole Loan is permitted at any time prior to the commencement of the open period and after the date that is two years from the closing date of the securitization that holds the last portion of the EOS 21 Whole Loan to be securitized (the “Permitted Defeasance Date”). If the Permitted Defeasance Date has not occurred by January 1, 2021, the borrower is permitted to prepay the EOS 21 Whole Loan with the payment of a yield maintenance premium prior to the Permitted Defeasance Date.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2018-B2

EOS 21

The Loan. The EOS 21 loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,180-unit, multifamily property located in Alexandria, Virginia (the “EOS 21 Property”). The loan is part of a whole loan (the “EOS 21 Whole Loan”) that has an outstanding principal balance as of the Cut-off Date of $150.0 million and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $60.0 million, is being contributed to the Benchmark 2018-B2 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $90.0 million, is currently held by JPMCB and is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the EOS 21 Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The EOS 21 Whole Loan has a seven-year term and will be interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2	90,000,000	90,000,000	JPMCB	No
Total	$150,000,000	$150,000,000

The Borrower. The borrowing entity for the EOS 21 Whole Loan is 140 South Van Dorn Street (VA) Owner, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is CIM SMA I-B Investments, LLC, an affiliate of CIM Group (“CIM”). Headquartered in Los Angeles and founded in 1994, CIM is a full-service real estate investment firm which specializes in urban real estate. With approximately $25.7 billion of assets under management, CIM focuses on strategies in opportunistic, stabilized, and value-add real estate, real estate debt, and infrastructure.

The loan sponsor has budgeted approximately $20.0 million to upgrade and reposition the EOS 21 Property over the next six years. The loan sponsor plans to renovate all 1,180 units as they become vacant and upgrade common areas and mechanical systems. According to the loan sponsor, renovations are expected to commence in February 2018 with $12.2 million to be invested within the first two years of the loan term. The loan sponsor anticipates that renovations to units will include new kitchen finishes with stainless steel appliances, new lighting, new washers and dryers and faux wood flooring in all kitchens, which will replace carpets, tile or linoleum. The loan sponsor plans to renovate all common areas and hallways, upgrade elevator cabs, replace boilers and chillers and replace roofs. According to the loan sponsor, updates to the EOS 21 Property’s amenity package are anticipated to include the addition of a yoga studio and a pet washing station along with upgrades to the pool area, barbeque area, dog park area and business center. In addition, the loan sponsor plans to add a bedroom to approximately 118 of the EOS 21 Property’s corner one- and two-bedroom units which it anticipates will cost approximately $1.2 million.

Further, according to the loan sponsor, the previous owner of the EOS 21 Property invested nearly $11.0 million of capital improvements into the EOS 21 Property from 2012 to September 2017, including approximately $2.4 million of unit renovations and an approximately $1.6 million carpet replacement.

The Property. The EOS 21 Property is a 1,180-unit multifamily complex built in 1963 and 1967 and most recently renovated in 2012 and is located in Alexandria, Virginia. The EOS 21 Property consists of three five-story buildings and 11 four-story buildings along with a clubhouse and is comprised of 236 studio units, 604 one-bedroom units and 340 two-bedroom units. As of September 30, 2017, the EOS 21 Property was 97.3% occupied and features an amenity package that includes two swimming pools, four tennis courts, a business center, an on-site day care center, a theater room, three children’s playgrounds, a deli, a dog park, a barbecue and picnic area, a coffee center, a game room, a billiards table and a complimentary shuttle service to the Van Dorn Metro Station, which is located approximately 1.0 mile from the EOS 21 Property. The EOS 21 Property has 1,496 parking spaces, resulting in a parking ratio of approximately 1.3 spaces per unit. Renovated units have experienced an average rent per unit increase of $108 per month.

The EOS 21 Property is located inside the Capital Beltway (I-495), close to I-395 and within 2.6 miles of the Mark Center Building (which contains the Department of Defense’s Washington Headquarters Services), 4.0 miles west of Old Town Alexandria and 8.0 miles southwest of the Washington D.C. central business district. The EOS 21 Property is within 15.0 miles of many of Washington D.C.’s major employers including Fannie Mae, Freddie Mac, Northrop Grumman, Booz Allen Hamilton, Lockheed Martin and General Dynamics, as well as the Pentagon, the White House and Capitol Hill. The EOS 21 Property is also located within 8.0 miles of a variety of dining and entertainment attractions located in Old Town Alexandria, Shirlington, the Rosslyn-Ballston Corridor, Crystal City, Pentagon City, and Washington, D.C. In addition, the EOS 21 Property is less than 1.0 mile from the Landmark Mall, which the Howard Hughes Corporation plans to redevelop into a walkable, mixed-used urban village and include new residences, plazas, green spaces for community events, shops, restaurants and a 10-screen movie theater. The project is expected to break ground in the summer of 2018.

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Annex A-3	Benchmark 2018-B2

EOS 21

According to the appraisal, Alexandria has recently undergone a revitalization spurred by its proximity to Washington, D.C., Washington Reagan National Airport, several Metrorail stations, I-95 and the Capital Beltway (I-495). Further, according to the appraisal, Alexandria is one of the best-connected communities from a transportation perspective in the Washington D.C. area as it is served by seven stations on Washington, D.C.’s Metrorail transit system. The EOS 21 Property is located within 1.0 mile of the Van Dorn Street Metrorail, providing access to the Metrorail’s Blue Line, which provides rail travel from Springfield, Virginia through downtown Washington, DC, eastward to Largo, Maryland. MetroBus and DASH service is available throughout the area, with links to the District of Columbia, as well as the MetroRail. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the EOS 21 Property was 43,496, 205,207, and 548,163, respectively; while the 2017 estimated average household income within a one-, three- and five-mile radius was $100,149, $122,788 and $131,490, respectively.

The appraisal identified seven comparable multifamily properties proximate to the EOS 21 Property. The EOS 21 Property comparables range from 189 to 2,113 units with an average of 527 units, and indicate a quoted rental range of $1,109 to $2,455 per month, with an average market rent of $1,598 per month, which is approximately 14.1% above the EOS 21 Property’s weighted average in-place rents. The comparable properties had occupancies ranging from 90.0% to 97.0% with an average occupancy of approximately 94.4%. According to the appraisal, there is no competitive supply under construction that is expected to compete with the EOS 21 Property.

Historical and Current Occupancy

2014(1)	2015(2)	2016(2)	Current(3)
N/A	94.9%	96.6%	97.3%
(1)	According to the loan sponsor, 2014 Historical Occupancy was not available from the previous owner of the EOS 21 Property.

(2)	2015 and 2016 Historical Occupancies are as of December 31 of each respective year.

(3)	Current Occupancy is as of September 30, 2017.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy(2)	Average Unit Size (SF)(2)	Average Market Rent Per Unit(3)	Average Monthly In- Place Rents(2)
Studio	236	20.0%	97.9%	496	$1,335	$1,105
1 BR	604	51.2	97.5%	734	$1,604	$1,341
2 BR	340	28.8	96.5%	1,095	$1,856	$1,709
Total / Wtd. Avg.	1,180	100.0%	97.3%	790	$1,598	$1,400

(1)	Based on the rent roll dated September 30, 2017 provided by the borrower.

(2)	Occupancy, Average Unit Size (SF), and Average Monthly In-Place Rents represent a weighted average of the various unit type layouts.

(3)	Average Market Rent Per Unit represents the midpoint of the range of comparable market rents indicated by the appraisal.

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Annex A-3	Benchmark 2018-B2

EOS 21

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,860,298	$16,831	92.4%
Vacant Income	0	0	0	0	0	0	0.0
Gross Potential Rent	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,860,298	$16,831	92.4%
Total Reimbursements	1,371,997	1,574,004	1,576,022	1,624,937	1,624,937	1,377	7.6
Net Rental Income	$20,706,288	$21,277,173	$21,389,970	$21,485,235	$21,485,235	$18,208	100.0%
(Vacancy/Credit Loss)	(2,142,276)	(1,940,940)	(1,517,386)	(1,331,027)	(1,331,027)	(1,128)	(6.2)
Other Income(3)	736,332	766,460	741,085	734,333	734,333	622	3.4
Effective Gross Income	$19,300,345	$20,102,693	$20,613,669	$20,888,540	$20,888,540	$17,702	97.2%

Total Expenses	$9,836,620	$9,456,168	$9,683,481	$9,747,002	$9,582,304	$8,121	45.9%

Net Operating Income	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,306,236	$9,582	54.1%

Replacement Reserves	0	0	0	0	297,360	252	1.4
Net Cash Flow	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,008,876	$9,330	52.7%
(1)	TTM column represents the trailing 12-month period ending on September 30, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Other Income represents administrative fees, application fees, month to month charges, pet rent, parking income, late fees and laundry income among others.

Property Management. The EOS 21 Property is managed by CIM Management, Inc., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited $186,208 for a deferred maintenance reserve.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (a) no event of default under the loan documents is continuing and (b) the borrower has provided the lender with satisfactory evidence that all taxes have been paid on or prior to the due date.

Insurance Escrows - The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as (a) no event of default has occurred and is continuing, and (b) the borrower has provided the lender with reasonably satisfactory evidence that the EOS 21 Property is insured under a blanket insurance policy in accordance with the loan agreement.

Lockbox / Cash Management. The loan is structured with a soft lockbox and springing cash management. The borrower is required to cause the property manager to deposit all revenues from the residential portion of the property, and the commercial tenants are required to deposit all rents directly into the lockbox account controlled by the lender within three business days of receipt. Prior to the occurrence of a Cash Sweep Event (as defined below), funds deposited into the lockbox account in excess of the required balance of $5,000 are required to be disbursed to the borrower’s operating account on a daily basis. During a Cash Sweep Event, the funds in the lockbox account are required to be swept to a segregated cash management account under the control of the lender and all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the EOS 21 Whole Loan. The lender has been granted a first priority security interest in the cash management account. In the event the owners of the borrower incur mezzanine debt in accordance with the loan documents, the borrower is required to implement in-place cash management.

A “Cash Sweep Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy or insolvency action of the borrower; or (iii) a Property Manager Trigger (as defined below).

A Cash Sweep Event may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, solely to the extent caused by an involuntary bankruptcy or insolvency action in which none of the borrower or guarantor or their affiliates has colluded with any party in connection with such action, the dismissal of such action within 90 days without any adverse consequences to the borrower, the EOS 21 Whole Loan or the EOS 21 Property (as determined by the lender in its reasonable discretion) or (c) with respect to clause (iii) above, if the borrower replaces the property manager with a qualified manager under a replacement management agreement. Each cure is also subject to the following conditions: (1) no other event of default has occurred and is continuing; (2) the borrower pays all of the lender’s reasonable out-of-pocket non-de minimis expenses incurred in connection with such cure (including reasonable attorney’s fees and expenses); and (3) in no event will the borrower be permitted to cure a voluntary or collusive involuntary bankruptcy or insolvency action of the borrower.

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Annex A-3	Benchmark 2018-B2

EOS 21

“Property Manager Trigger” means either (i) any bankruptcy or insolvency action of an unaffiliated property manager and either (x) the borrower has not replaced the manager with a qualified manager under a replacement management agreement within 60 days following the borrower’s knowledge of such action or (y) such action has not been discharged or dismissed within 30 days following its filing or (ii) any bankruptcy or insolvency action of an affiliated manager, if the borrower has not replaced the manager with a qualified manager within 15 days following the borrower’s knowledge of such action, provided that in either case, the borrower will have an additional 30 day period to replace the manager to the extent that it has diligently found an otherwise reasonably acceptable replacement manager and the failure to finalize such replacement is solely due to a delay in the lender or servicer approval or rating agency confirmation.

Permitted Mezzanine Debt. The loan documents permit one or more of the owners of direct or indirect ownership interests in the borrower to obtain one or more loans secured by such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the combined loan-to-value ratio does not exceed 65.0%, (ii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than 1.89x, (iii) the lenders execute a customary intercreditor agreement acceptable to the lender in its reasonable discretion, (iv) receipt of a rating agency confirmation, and (v) the restructuring of the cash management such that the funds are swept daily from the lockbox account to the cash management account and payments on the mezzanine loan are made only after payment of all operating expenses and amounts then due under the EOS 21 Whole Loan.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	4.0%	Net Rentable Area (Rooms)(3):	1,222
Loan Purpose:	Refinance	Location:	Rochester, MN
Borrowers:	KAH 20 2nd Avenue LLC, KINN 9	Year Built / Renovated:	Various / Various
	3rd Avenue LLC, MAR 1st Avenue	Occupancy/ADR/RevPAR(3):	58.4% / $152.43 / $88.99
	SW LLC, RES 441 Center Street LLC	Occupancy/ADR/RevPAR Date:	10/31/2017
Loan Sponsors:	Javon R. Bea, Vita E. Bea	Number of Tenants:	N/A
Interest Rate:	4.74100%	2014 NOI:	$18,034,542
Note Date:	11/6/2017	2015 NOI:	$18,230,427
Maturity Date:	11/6/2027	2016 NOI(4):	$16,602,150
Interest-only Period:	36 months	TTM NOI (as of 10/2017)(4):	$16,830,937
Original Term:	120 months	UW Occupancy/ADR/RevPAR(3):	58.4% / $152.43 / $88.99
Original Amortization:	300 months	UW Revenues:	$53,040,505
Amortization Type:	IO-Balloon	UW Expenses:	$36,019,617
Call Protection(2):	L(27),Def(88),O(5)	UW NOI:	$17,020,888
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$14,368,863
Additional Debt:	Yes	Appraised Value / Per Room(3):	$210,000,000 / $171,849
Additional Debt Balance(1):	$80,000,000	Appraisal Date:	11/1/2017
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room(3):	$114,566
Taxes:	$496,816	$248,408	N/A	Maturity Date Loan / Room(3):	$95,285
Insurance:	$335,774	$33,894	N/A	Cut-off Date LTV:	66.7%
FF&E:	$0	5.0% of gross revenues	N/A	Maturity Date LTV:	55.4%
Other:	$345,563	$500,000	$2,100,000	UW NCF DSCR(6):	1.50x
				UW NOI Debt Yield:	12.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$140,000,000	91.1%	Loan Payoff	$137,485,356	89.5%
Sponsor Equity	13,628,938	8.9	Reimbursement of Preferred Equity	13,346,438	8.7
			Reserves	1,178,152	0.8
			Closing Costs	1,618,992	1.1
Total Sources	$153,628,938	100.0%	Total Uses	$153,628,938	100.0%
(1)	The Rochester Hotel Portfolio loan is part of a whole loan evidenced by five pari passu notes with an aggregate original principal balance of $140.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $140.0 million Rochester Hotel Portfolio Whole Loan (as defined below).
(2)	The lockout period will be at least 27 payments beginning with and including the first payment date in December 2017. Defeasance of the full $140.0 million Rochester Hotel Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) the third anniversary of the origination date. The assumed lockout period of 27 payments is based on the expected Benchmark 2018-B2 securitization closing date in February 2018. The actual lockout period may be longer.
(3)	The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms. The calculations reflect the current 1,222 rooms unless otherwise noted. See “Preliminary Renovation Budget” herein.
(4)	The Mayo Civic Center, a demand generator for the Rochester Hotel Portfolio properties, was renovated during March 2015 through April 2017, thereby impacting in part the 2016 NOI and TTM NOI.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	Based on amortizing payments. Based on the current interest only debt service payments, the Underwritten NCF DSCR is 2.14x.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

The Loan. The Rochester Hotel Portfolio loan is secured by a first mortgage lien on the borrowers’ applicable fee interests in a portfolio of four hotel properties totaling 1,222 rooms and physically connected to the Mayo Clinic in downtown Rochester, Minnesota. The loan is part of a whole loan which has an outstanding principal balance as of the Cut-off Date of $140.0 million (the “Rochester Hotel Portfolio Whole Loan”) and is comprised of five pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $60.0 million is being contributed to the Benchmark 2018-B2 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below. The remaining notes are expected to be contributed to one or more future securitization trusts. The relationship between the holders of the Rochester Hotel Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

The Rochester Hotel Portfolio Whole Loan has a 10-year term and subsequent to a three-year interest only period, will amortize on a 25-year schedule. The most recent prior financing of the Rochester Hotel Portfolio properties was included in the COMM 2013-CCRE6 securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2, A-4-A	$40,000,000	$40,000,000	Benchmark 2018-B1	No
A-3, A-4-B	$40,000,000	$40,000,000	DBNY	No
Total	$140,000,000	$140,000,000

The Borrowers. The borrowing entities for the Rochester Hotel Portfolio Whole Loan are KAH 20 2nd Avenue LLC, KINN 9 3rd Avenue LLC, RES 441 Center Street LLC and MAR 1st Avenue SW LLC, each a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The borrowers, through their hotel management company (the “Agent”), employ approximately 400 employees who are members of UNITE HERE Local 21, AFL-CIO (the “Union”). The Union filed unfair labor practice charges against the borrowers, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (the “NLRB”). The two cases are pending on appeal before the NLRB. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors for the Rochester Hotel Portfolio Loan are Javon R. Bea and Vita E. Bea, on a joint and several basis. Javon R. Bea is the president and CEO of Mercy Health, where he started in 1989. Since then Mercy Health has grown to a multi-regional system with five hospitals, over 650 physician partners and over 8,000 employees, 85 primary and specialty care locations, a home health hospice division and a wholly owned and operated insurance company.

In August 2012, the borrower sponsors purchased the Rochester Hotel Portfolio for $210.0 million (approximately $172,000 per room) and have since invested a total of approximately $15.4 million ($12,571 per room). The majority of the capital improvements (approximately $8.1 million) are related to a power plant project, which involved the installation of proprietary central plant equipment to utilize public utilities for electrical service, building heating, building cooling and domestic/process hot water. The project concluded in October 2017 and resulted in cost savings from lower utility costs as the Rochester Hotel Portfolio properties converted to their own central plant equipment and public utilities. The cost savings projected by the borrower sponsors include fixed annual savings of approximately $478,000 that will no longer be required for annual connection and usage fees to Mayo Franklin. Additionally, the borrower sponsors project an additional approximately 20% decrease in utility cost through the use of newly installed energy efficient equipment. The total estimated projected annual savings in 2018 is approximately $792,000.

The borrower sponsors are expected to commence an approximate $18.6 million (approximately $16,578 per room based on the expected 1,122 room count at the end of the renovation) renovation on the Kahler Grand property and Kahler Inn & Suites property. Work on each individual component is expected to commence upon funding of at least 110% of the budgeted amount for such component, except with respect to the room conversion project, which requires funding of 115% of the budgeted amount for such component; provided, the first component is required to commence no later than the 15th month after the Rochester Portfolio Whole Loan closing. The borrower is required to make monthly deposits of $500,000 into the renovation reserve account on each of the first 30 monthly payment dates, which equates to a total of $15,000,000.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

The renovation is expected to be split into eight components as shown in the below chart:

Preliminary Renovation Budget(1)
#	Property	Project	Current Room	Revised Room	Change in Rooms	Required Completion Date	Amount	Amount/ Room
1	Kahler Grand	Regular Rooms Renovation	280	280	0	12/2020	$5,600,000	$20,000
2	Kahler Grand	Bathroom Renovation	92	92	0	12/2020	920,000	$10,000
3	Kahler Grand	Exterior Work & Lobby Upgrades	-	-	-	12/2020	800,000	-
4	Kahler Grand	Towers Room Renovation	44	44	0	12/2020	440,000	$10,000
5	Kahler Grand	Extended Stay Room Conversions	140	66	-74	5/2022	4,950,000	$75,000
6	Kahler Inn & Suites	Room Renovation	271	271	0	5/2022	2,439,000	$9,000
7	Kahler Grand and Kahler Inn & Suites	Public Space Renovation	-	-	-	5/2022	1,851,000	-
8	Kahler Grand	ADA Room Conversions	44	18	-26	5/2022	1,620,000	$90,000
	Project Total						$18,620,000
(1)	Source: Rochester Hotel Portfolio loan agreement.

The Properties. The Rochester Hotel Portfolio is comprised of four hotels totaling 1,222 rooms located in downtown Rochester, Minnesota, each of which is connected to the Mayo Clinic via climate controlled pedestrian tunnels and is within a three-block radius of each other. The Rochester Hotel Portfolio properties offer various stay options and price points including two full service, one select service and one extended stay offering.

Portfolio Summary
Property Name	Rooms(1)	Year Built / Renovated	Property Sub-type	Cut-off Date Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value(1)	UW NCF	% of UW NCF
Rochester Marriott	202	1989 / 2016	Full Service	$53,250,000	38.0%	$71,000,000	$5,368,717	37.4%
Kahler Grand	660	1926-1968 / 2010	Full Service	50,500,000	36.1%	83,000,000	4,979,928	34.7
Kahler Inn & Suites	271	1971, 1979, 1988 / 2010	Select Service	21,250,000	15.2%	35,000,000	2,565,704	17.9
Residence Inn Rochester	89	2004 / 2013	Extended Stay	15,000,000	10.7%	21,000,000	1,454,513	10.1
Total	1,222			$140,000,000	100.0%	$210,000,000	$14,368,863	100.0%
(1)	The number of rooms at the Kahler Grand is projected to decrease by 100 by May 2022 following the conversion of 184 small rooms to 84 larger rooms. See “Preliminary Renovation Budget” herein.

Historical Occupancy, ADR and RevPAR(1)
	Occupancy				ADR				RevPAR
Property	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)	2014	2015	2016	TTM(2)
Rochester Marriott	68.9%	67.5%	66.8%	71.0%	$227.62	$231.88	$229.20	$241.32	$156.79	$156.46	$153.18	$171.41
Kahler Grand	58.7%	52.8%	49.8%	49.4%	$129.07	$127.58	$126.51	$127.51	$75.75	$67.40	$63.01	$62.94
Kahler Inn & Suites	70.0%	69.3%	62.7%	65.9%	$121.06	$124.46	$125.82	$122.85	$84.72	$86.21	$78.94	$80.99
Residence Inn Rochester	81.1%	77.2%	73.0%	73.6%	$148.96	$156.74	$161.41	$162.35	$120.84	$120.99	$117.78	$119.49
Weighted Average(3)	64.5%	60.7%	57.2%	58.4%	$145.03	$146.25	$145.87	$147.83	$94.42	$90.20	$85.44	$88.99
(1)	Based on operating statements provided by the borrowers.
(2)	TTM as of October 31, 2017.
(3)	Weighted by room count as of the Cut-off Date. The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms. The calculations reflect the current 1,222 rooms unless otherwise noted. See the “Preliminary Renovation Budget” chart herein.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

Historical Occupancy, ADR and RevPAR Penetration Rates(1)
	Occupancy				ADR				RevPAR
Property	2014(2)	2015(3)	2016(3)	TTM(3)(4)	2014(2)	2015(3)	2016(3)	TTM(3)(4)	2014(2)	2015(3)	2016(3)	TTM(3)(4)
Rochester Marriott	98.2%	93.7%	94.3%	97.7%	175.6%	176.7%	159.9%	163.8%	172.5%	165.6%	150.7%	160.1%
Kahler Grand	86.7%	76.8%	75.4%	71.8%	108.9%	101.3%	96.0%	94.8%	94.4%	77.8%	72.4%	68.1%
Kahler Inn & Suites	106.2%	104.9%	94.1%	96.3%	106.6%	105.7%	101.5%	93.4%	113.2%	110.8%	95.5%	90.0%
Residence Inn Rochester	112.6%	115.1%	101.8%	95.7%	124.1%	135.8%	135.3%	136.1%	139.7%	156.3%	137.7%	130.2%
Weighted Average(5)	94.8%	88.6%	84.6%	83.3%	120.5%	117.2%	110.6%	108.9%	114.8%	105.3%	95.2%	92.7%
(1)	Penetration Rates are from reports provided by a third party data provider.
(2)	Based on the 2016 industry market report.
(3)	Based on the October 2017 industry market report. TTM as of October 31, 2017.

(4)	The October 2017 industry market report identified the following competitive sets for the Rochester Hotel Portfolio: (i) Rochester Marriott property: Holiday Inn Rochester Downtown, Doubletree Rochester Mayo Clinic Area, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (ii) Kahler Grand: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Arena, Hampton Inn Rochester, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iii) Kahler Inn & Suites: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Area, Centerstone Plaza Hotel Soldiers Field Mayo Clinic, Hampton Inn Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iv) Residence Inn Rochester: Country Inn & Suites Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Aspen Suites, Homewood Suites Rochester Mayo Clinic Area Saint Marys, Staybridge Suites Rochester Commerce Drive Northwest and Fairfield Inn & Suites Rochester Mayo Clinic Area St Marys. The sponsor owns the 149-room Kahler Apache hotel which is located approximately 2.0 miles from downtown Rochester and the Rochester Hotel Portfolio and is not considered to be directly competitive with the Kahler hotels due to its distance from the downtown area and subject properties.

(5)	Weighted by room count as of the Cut-off Date. The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms. The calculations reflect the current 1,222 rooms unless otherwise noted. See the “Preliminary Renovation Budget” chart herein.

Kahler Grand Property. The 660-room Kahler Grand property (54.0% of portfolio rooms, 34.7% of UW NCF) is an 11-story, full-service hotel that houses approximately 62,200 square feet of retail space within the underground walkway system and first floor. The building, which is connected to a six-level parking garage with 290 parking spaces, was constructed in phases between 1926 and 1968 on a 1.90-acre site. Between 2003 and 2012, prior ownership spent approximately $30.2 million ($45,757 per room) on capital improvements at the Kahler Grand property. Subsequently, the borrower sponsors invested approximately $2.5 million ($3,734 per room) since acquisition in 2012 and are expected to invest an additional approximately $14.3 million ($21,712 per room) on capital improvements at the Kahler Grand property, subject to the loan documents. See the “Preliminary Renovation Budget” chart above.

Amenities at the Kahler Grand property include 19,524 square feet of meeting space, an indoor pool, an indoor whirlpool, two saunas, a fitness center, a lobby workstation and a guest laundry room. The Kahler Grand property features a variety of economy, standard, deluxe, executive and suite-style guestroom configurations. The economy rooms (130 square feet) are also used as student housing for residents at the Mayo Clinic. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

The Kahler Grand property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the borrower which owns the Kahler Grand property.

Rochester Marriott Property. The 202-room Rochester Marriott property (16.5% of portfolio rooms, 37.4% of UW NCF) is a nine-story, full-service hotel that houses approximately 16,351 square feet of retail and office space with 23 tenants within the underground walkway system and first floor. The Rochester Marriott property was developed in 1989 on a 0.85-acre site. Between 2003 and 2012, prior ownership spent approximately $15.3 million ($75,800 per room) on capital improvements. Subsequently, the borrower sponsors invested approximately $3.7 million ($18,334 per room) since acquisition in 2012. The Rochester Marriott property is subject to a franchise agreement with Marriott International, Inc. that expires on November 6, 2030.

Amenities at the Rochester Marriott property include 5,157 square feet of meeting space, an indoor pool, an indoor whirlpool, a fitness center, a market pantry, a coffee station, a lobby workstation, leased retail spaces and vending areas. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

A subterranean portion located at the subway level of the Rochester Marriott property (the “Foundation Parcel”) was conveyed to the Mayo Foundation in connection with a vertical subdivision accomplished pursuant to and governed by (i) a declaration of air and subsurface rights (the “Declaration”), (ii) a deed and (iii) a first refusal and option agreement (the “ROFR Agreement”). The Declaration provides that the Mayo Foundation is responsible for 5% of the real estate taxes. The ROFR Agreement contains a number of purchase options and rights of first refusal in favor of the owner of the Rochester Marriott property affecting the Foundation Parcel. See “Description of the Mortgage Pool—Condominium Interests” in the Preliminary Prospectus.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

Kahler Inn & Suites Property. The 271-room Kahler Inn & Suites property (22.2% of portfolio rooms, 17.9% of UW NCF) is a nine-story, select-service hotel that houses approximately 3,562 square feet of retail space. The Kahler Inn & Suites property was constructed in 1971, and expanded in 1979 and 1988 on a 1.00-acre site. Between 2003 and 2012, prior ownership spent approximately $11.3 million ($41,861 per room). Subsequently, the borrower sponsors invested an additional approximately $727,972 ($2,686 per room) since acquisition in 2012 and are expected to invest an additional approximately $2.4 million ($8,856 per room) on capital improvements at the Kahler Inn & Suites property, subject to the loan documents. See the “Primary Renovation Budget” chart herein.

Amenities at the Kahler Inn & Suites property include a breakfast dining area, a restaurant, an indoor swimming pool and whirlpool, a fitness room, a game room, a gift shop, a guest laundry room and vending areas. The Kahler Inn & Suites property offers 111 parking spaces contained in a two-level parking garage and 37 parking spaces contained in a small surface parking lot across from the hotel. In-room amenities include flat panel televisions, dresser, dining room table, a pull-out sofa bed, hairdryer, iron and ironing board.

The Kahler Inn & Suites property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the borrower which owns the Kahler Grand property.

Residence Inn Rochester Property. The 89-room Residence Inn Rochester property (7.3% of portfolio rooms, 10.1% of UW NCF) is a seven-story extended stay hotel that was constructed in 2004 on a 0.36 acre site. Between 2003 and 2012, prior ownership spent approximately $12.5 million ($139,952 per room) on capital improvements. Subsequently, the borrower sponsors invested an additional approximately $386,136 ($4,339 per room) since acquisition in 2012. The Residence Inn Rochester property is subject to a franchise agreement with Marriott International, Inc. that expires on October 26, 2024 with one 10-year extension, at the franchisee’s option provided the following conditions are satisfied, (i) the franchisee is not in default, (ii) the franchisee met all monetary obligations during the term, (iii) the franchisee delivers a renewal application not less than 24 months or more than 36 months prior to the end of the current term along with an application fee and (iv) the franchisee signs the franchisor’s then-current form of franchise agreement not less than 12 months prior to the end of the current term, which will require satisfaction of various conditions precedent (including upgrading to then-current standards and specifications of the franchisor).

Amenities at the Residence Inn Rochester property include a fitness room, a guest laundry room and vending areas. The Residence Inn Rochester property offers 63 parking spaces contained in a surface lot and subterranean parking garage.

The Rochester Hotel Portfolio properties are located in downtown Rochester. The Rochester Hotel Portfolio properties are connected to and are located around the Mayo Clinic, which, in addition to being the largest employer in the city of Rochester, provides for the largest lodging demand segmentation in the market. The Mayo Clinic is a medical complex and was ranked number one on the list of “America’s Best Hospitals” by a magazine survey in 2016. The Mayo Clinic is visited by over 1.3 million patients per year according to the appraisal. Its campus has grown significantly over the past several years, and in June 2017, the Mayo Clinic started on a five-year, $217 million expansion that calls for a three-story, 150,000 square foot addition, among other things. Additionally, the Rochester International Airport is located approximately eight miles south of the Rochester Hotel Portfolio properties.

In addition to the Mayo Clinic, the Rochester Hotel Portfolio properties are impacted by the room demand generated from the Mayo Civic Center, the largest event facility in southern Minnesota. The Mayo Civic Center underwent an $84.0 million renovation between March 2015 and April 2017, during which time hotel demand in Rochester was impacted. The Minnesota state legislature funded $35.0 million of the renovation costs, while the city of Rochester raised the remaining funds via a lodging tax. The facility now has over 200,000 square feet of meeting space and has the ability to host two conventions of 1,000 delegates each simultaneously; furthermore, it is expected to boost lodging demand for city hotels, particularly on the weekends, according to the appraisals. Other demand drivers consist of the University of Minnesota Rochester, located two blocks from the Rochester Hotel portfolio and IBM’s Rochester facility with approximately 2,500 employees, making it one of the largest employers in the area.

The appraiser noted that there is one 264-room Hilton under construction, slated for delivery in the second quarter of 2018 and three additional hotels totaling 463 rooms in the speculative stage. The Hilton is expected to be located two blocks from the Kahler Grand and further from the Mayo Clinic but closer to the Mayo Civic Center. According to the appraisals, the proposed Hilton is expected to be 100% competitive with both the Kahler Grand property and the Rochester Marriott property, 60% competitive with the Kahler Inn & Suites property and 50% competitive with the Residence Inn Rochester property. Of the three speculative hotels, only one is expected to be located proximate to the Rochester Hotel Portfolio properties and the center of downtown Rochester.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

Operating History and Underwritten Net Cash Flow
	2014	2015	2016(1)	TTM(1)(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	64.5%	60.7%	57.2%	58.4%	58.4%
ADR	$146.36	$148.67	$149.43	$152.43	$152.43
RevPAR	$94.42	$90.20	$85.44	$88.99	$88.99

Room Revenue	$42,114,377	$40,231,023	$38,211,016	$39,693,021	$39,693,021	$32,482	74.8%
Food & Beverage Revenue	8,727,793	8,034,704	7,395,970	7,773,674	7,773,674	6,361	14.7
Retail Revenue	2,528,163	2,798,844	2,947,073	3,069,304	2,926,496	2,395	5.5
Parking Revenue	927,011	1,444,424	1,393,876	1,755,474	1,755,474	1,437	3.3
Other Departmental Revenue	976,541	892,678	837,042	891,840	891,840	730	1.7
Total Revenue	$55,273,885	$53,401,673	$50,784,977	$53,183,313	$53,040,505	$43,405	100.0%

Room Expense	$10,065,057	$9,125,517	$9,123,975	$9,911,253	$9,911,253	$8,111	25.0%
Food & Beverage Expense	7,979,541	7,579,839	6,919,689	7,260,309	7,260,309	5,941	93.4
Retail Expense	0	0	0	0	0	0	0.0
Parking Expense	337,672	306,720	319,907	351,520	351,520	288	20.0
Other Departamental Expenses	350,012	315,402	239,199	234,603	234,603	192	26.3
Departmental Expenses	$18,732,282	$17,327,478	$16,602,770	$17,757,685	$17,757,685	$14,532	33.5%

Departmental Profit	$36,541,603	$36,074,195	$34,182,207	$35,425,628	$35,282,820	$28,873	66.5%

Management Fees	$1,658,217	$1,602,050	$1,523,549	$1,595,499	$1,591,215	$1,302	3.0
Franchise Fees	1,162,464	1,189,398	1,138,408	1,246,514	1,247,991	1,021	2.4
Property Taxes	2,395,606	2,567,999	2,750,120	2,887,825	3,071,370	2,513	5.8
Property Insurance	417,393	442,202	465,701	447,866	394,878	323	0.7
Other Expenses	12,873,381	12,042,119	11,702,279	12,416,987	11,956,478	9,784	22.5
Total Expenses	$18,507,061	$17,843,768	$17,580,057	$18,594,691	$18,261,932	$14,944	34.4%

Net Operating Income	$18,034,542	$18,230,427	$16,602,150	$16,830,937	$17,020,888	$13,929	32.1%
FF&E	2,763,694	2,670,084	2,539,249	2,659,166	2,652,025	2,170	5.0
Net Cash Flow	$15,270,848	$15,560,343	$14,062,901	$14,171,771	$14,368,863	$11,758	27.1%
(1)	The Mayo Civic Center, a demand generator for the Rochester Hotel Portfolio properties, was renovated during March 2015 through April 2017, thereby impacting in part the 2016 and TTM Net Operating Income.
(2)	TTM column represents the trailing 12-month period ending on October 31, 2017.
(3)	Per Room values are based on 1,222 guest rooms. The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms. See the “Primary Renovation Budget” herein.
(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

Property Management. The Rochester Hotel Portfolio properties are managed by Richfield Hospitality, Inc., an unaffiliated third party hotel management company. The Rochester Marriott and Residence Inn Rochester are each operated under a franchise agreement.

Escrows and Reserves. At loan origination, the borrowers deposited $496,816 into a tax reserve account, $335,774 into an insurance reserve account, $300,000 into a seasonality reserve and $45,563 (125% of estimated costs) into a required repairs reserve account.

Tax Escrows - On a monthly basis, the borrowers are required to deposit 1/12 of the annual estimated real estate taxes, which is $248,408 initially, into the tax reserve account.

Insurance Escrows - On a monthly basis, the borrowers are required to deposit 1/12 of the annual estimated insurance premiums, which is $33,894 initially, into the insurance premium reserve account.

Seasonality Reserve - On each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period (as defined below) exists, the lender is required to disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

Renovation Reserves - The borrowers are required to establish an account for renovation reserve escrows (the “Renovation Reserve Account”), and, on each of the first 30 monthly payment dates, deposit $500,000 (the “Renovation Reserve Fixed Payment Amount”) plus the Kahler Renovation FF&E Funds (as defined below). The monthly renovation reserve deposits may be reduced by a proportionate amount if the borrowers deposit an amount in excess of the Renovation Reserve Fixed Payment Amount in a prior month.

FF&E Reserves - On a monthly basis, the borrowers are required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve an amount equal to the greater of (i) 5.0% of individual gross revenues of the prior month for each of the Rochester Hotel Portfolio properties (excluding revenue from the retail leases) as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement for approved capital expenditures and the repair and replacement of the FF&E and (iii) the sum of (a) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E and (b) 5.0% of the individual gross revenues of the prior month (excluding revenue from the retail leases) of each of the Kahler Grand property and the Kahler Inn & Suites property as set forth in the most recent approved annual budget; provided, however through and including the May 2020 payment date (i.e. the first 30 monthly payment dates), FF&E reserve funds for the Kahler Grand property and Kahler Inn & Suites property (“Kahler Renovation FF&E Funds”) are required to instead be deposited into the Renovation Reserve Account.

PIP Reserve - During a Franchise Agreement Sweep Period (as defined below), excess cash flow on deposit in the clearing account is required to be swept on each monthly payment date into a property improvement plan (“PIP”) reserve account until such funds equal to the greater of (i) $1,800,000 (which may be reduced by the lender in its reasonable discretion to 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement, if less than $1,800,000) and (ii) in the lender’s reasonable discretion, 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement.

Lockbox / Cash Management. The Rochester Hotel Portfolio Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender and the borrowers and property manager are required to deposit all other rent and payments into the clearing account within one business day of receipt. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrowers’ operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into a cash management account controlled by the lender and, provided no event of default exists, applied to make required monthly deposits into reserve funds (as described above under “Escrows and Reserves”), to pay monthly debt service and other amounts due under the loan documents, to pay monthly operating expenses set forth in the approved annual budget and extraordinary expenses approved by the lender (if more than 5.0% of the budgeted amount for any individual expenditure or if all such extraordinary expenses are in excess of 2.0% of budgeted operating expenses), and to pay any remainder, (i) if the Trigger Period exists solely due to a Franchise Agreement Sweep Period, into the PIP Reserve until the funds therein equal the required amount (as described below), (ii) if the Trigger Period exists solely due to a Renovation Reserve Sweep Period (as defined below), into the Renovation Reserve Account until the funds therein equal the required amount (as described below), (iii) if both a Franchise Agreement Sweep Period and Renovation Reserve Sweep Period exist, first into the PIP Reserve until the required amount is deposited therein as described below and then into the Renovation Reserve Account until the required amount is deposited therein as described below, (iv) if the Trigger Period is for any other reason, into an account to be held as additional security for the Rochester Hotel Portfolio Loan (or used to fund other reserves if a shortfall exists) during the existence of such Trigger Period and (v) if a Trigger Period no longer exists, to the borrowers.

A “Trigger Period” will commence upon (i) an event of default under the loan documents, (ii) the occurrence of a Low Debt Yield Period (as defined below), (iii) a Franchise Agreement Sweep Period or (iv) a Renovation Reserve Sweep Period and will end (a) with respect to a Trigger Period caused by an event of default, if the lender accepts a cure of such event of default and (b) with respect to a Trigger Period caused by a Low Debt Yield Period, Franchise Agreement Sweep Period or Renovation Reserve Sweep Period, when such period ends in accordance with the definition thereof.

A “Low Debt Yield Period” will occur as of the last day of each calendar quarter if the debt yield for the trailing 12-month period is (i) less than 8.50% on the last day of any calendar quarter any time on or prior to November 2020, (ii) less than 9.00% on the last day of any calendar quarter any time after November 2020 and on or prior to November 2023 or (iii) less than 9.50% on the last day of any calendar quarter any time after November 2023 and prior to loan maturity and will end if the debt yield on the last day of two consecutive calendar quarters is above the applicable low debt yield thresholds described above.

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Annex A-3	Benchmark 2018-B2

Rochester Hotel Portfolio

A “Franchise Agreement Sweep Period” will commence on the earlier to occur of (i) 24 months prior to the expiration date of the applicable franchise agreement and (ii) any borrower’s written notice to the lender of a borrower’s intent to commence the process of replacing an applicable existing franchise agreement and shall end upon the occurrence of (x) borrowers delivering a replacement franchise agreement or renewal or other extension of an existing franchise agreement and having an initial term (with respect to a replacement franchise agreement) or a remaining term (with respect to an existing franchise agreement, after giving effect to such renewal or extension), in either case, of at least 10 years and (y) the amount in the PIP account equaling 110% of the anticipated costs required to comply with all PIP requirements under any such replacement franchise agreement (or renewal or extension of any existing franchise agreement).

The “Renovation Reserve Sweep Period” will commence at any time that the amount in the Renovation Reserve Account does not equal the sum of 110% (or, with respect to the Kahler Grand property extended stay room renovations and/or Kahler Grand ADA room conversions, 115%), of the total remaining renovation costs set forth in the renovation project budgets for all renovation projects for which work is then being performed, as determined based on lender’s estimate of costs.

Partial Release. Not permitted.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

A-3-48

Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$59,922,671	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	4.0%	Net Rentable Area (Rooms):	550
Loan Purpose:	Refinance	Location:	San Francisco, CA
Borrower:	CDC San Francisco LLC	Year Built / Renovated:	2008 / 2017-2018
Sponsor(2):	CDC San Francisco LLC	Occupancy / ADR / RevPAR:	87.0% / $296.19 / $257.77
Interest Rate:	4.14500%	Occupancy / ADR / RevPAR Date:	10/31/2017
Note Date:	12/22/2017	Number of Tenants:	N/A
Maturity Date:	1/6/2028	2014 NOI:	$17,122,801
Interest-only Period:	None	2015 NOI:	$19,851,892
Original Term:	120 months	2016 NOI(3):	$19,929,248
Original Amortization:	360 months	TTM NOI (as of 10/2017)(3):	$17,786,292
Amortization Type:	Balloon	UW Occupancy/ADR/RevPAR:	87.0% / $296.19 / $257.77
Call Protection:	L(24),Grtr1%orYM(92),O(4)	UW Revenues:	$73,981,123
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$56,353,105
Additional Debt:	Yes	UW NOI:	$17,628,017
Additional Debt Balance:	$49,935,559	UW NCF:	$14,668,773
Additional Debt Type:	Pari Passu	Appraised Value / Per Room:	$261,900,000 / $476,182
		Appraisal Date:	7/17/2017

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$199,742
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$159,678
Insurance:	$44,350	Springing	N/A	Cut-off Date LTV:	41.9%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV:	33.5%
Other:	$10,000,000	$0	N/A	UW NCF DSCR:	2.29x
				UW NOI Debt Yield:	16.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$110,000,000	100.0%	Payoff Existing Debt	$80,409,449	73.1%
			Upfront Reserves	10,044,350	9.1
			Closing Costs	1,106,543	1.0
			Return of Equity	18,439,658	16.8
Total Sources	$110,000,000	100.0%	Total Uses	$110,000,000	100.0%
(1)	The InterContinental San Francisco loan is part of a whole loan evidenced by five pari passu notes with an aggregate original principal balance of $110.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of approximately $109.9 million of the InterContinental San Francisco Whole Loan (as defined in “The Loan” below).

(2)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the InterContinental San Francisco Whole Loan.

(3)	During part of 2017, portions of the Moscone Convention Center, a main driver for the InterContinental San Francisco hotel, were closed as part of a renovation and expansion that is estimated to be complete in the fall of 2018.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

The Loan. The InterContinental San Francisco loan is secured by a first mortgage lien on the borrower’s fee interest in a full service hotel totaling 550 rooms. The whole loan has an outstanding principal balance as of the Cut-off Date of approximately $109.9 million (the “InterContinental San Francisco Whole Loan”) and is comprised of five pari passu notes, each as described below. The controlling Note A-1 and the non-controlling Note A-3, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $59.9 million are being contributed to the Benchmark 2018-B2 Trust. The remaining notes are held by the parties described in the “Whole Loan Summary” chart below and are expected to be contributed to one or more future securitization transactions. The relationship between the holders of the InterContinental San Francisco Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The InterContinental San Francisco Whole Loan has a 10-year term and amortizes on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-3	$60,000,000	$59,922,671	Benchmark 2018-B2	Yes
A-2, A-4, A-5	50,000,000	49,935,559	DBNY	No
Total	$110,000,000	$109,858,230

The Borrower. The borrowing entity for the InterContinental San Francisco loan is CDC San Francisco LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor is the borrowing entity, CDC San Francisco LLC. CDC San Francisco LLC is owned by 888 Howard Street Associates, LLC, a California limited liability company and managing member with 83.04% ownership interest, and IHG Management (Maryland), LLC, a Maryland limited liability company (“IHG Management”) with 16.96% ownership interest. IHG Management is the hotel manager for the InterContinental San Francisco property. 888 Howard Street Associates, LLC is ultimately owned by Richard C. Lundquist and Melanie F. Lundquist, as trustees of the Richard and Melanie Lundquist Family Trust. There is no separate nonrecourse carve-out guarantor, and the borrower is the sole party to the environmental indemnity.

Richard C. Lundquist is the owner and president of Continental Development Corporation (”CDC”). CDC is one of California’s largest commercial real estate developers and owners. CDC is privately owned and has over 45 years of real estate development, ownership and management experience. The company is primarily involved in the development of commercial income-producing properties for long-term investment. CDC has developed over 4.0 million square feet of commercial space in Southern and Northern California, comprised of Class-A office, medical/dental, research and development, commercial, retail, restaurant, entertainment and mixed-use properties.

The InterContinental San Francisco property was developed by the borrower in 2008 and an additional approximately $8.9 million ($16,194 per room) in capital expenditures has been invested into the property since 2010, which consisted mostly of operational equipment replacement and infrastructure improvements. In 2018 and 2019, the borrower has indicated it plans to invest an additional approximately $36.7 million ($66,742 per room), which is expected to largely include soft good renovation to the lobby, meeting space and guestrooms. However, this work is not required by the hotel management agreement and is not required or reserved for under the loan documents.

The Property. The InterContinental San Francisco property is a full service hotel located in the South of Market district (“SoMA”) of downtown San Francisco, California. The InterContinental San Francisco property is LEED Gold certified and features 550 guestrooms, including 42 suites. The guestrooms feature floor-to-ceiling windows and typical furnishings include dark wood dressers, a work desk with an ergonomic leather chair, and a 60” LCD HDTV. The hotel offers approximately 43,000 square feet of meeting, banquet and pre-function space, a 150-seat restaurant, lobby bar and lounge, business center, fitness center, gift shop, indoor swimming pool and on-site subterranean parking for 96 cars.

Food and beverage is provided by Luce, a Michelin-starred 150-seat restaurant which can be accessed from both the hotel and Howard Street, and Bar 888, which is located adjacent to Luce and offers beer, wine, spirits, and a light lunch and dinner menu. Luce is open daily serving breakfast, lunch and dinner, as well as 24-hour room service. Luce also offers a special spa menu and has a 15-seat private dining room. Luce has been recognized with a Michelin star since 2010.

Meeting space is located on the third through sixth floors. The largest meeting room, the Grand Ballroom, is located on the third floor and features approximately 6,800 square feet with a 20-foot high ceiling and can seat approximately 540 people banquet-style. The InterContinental Ballroom is located on the fifth floor and features approximately 5,600 square feet and can seat 480 people banquet-style. Both ballrooms benefit from large floor-to-ceiling glass windows which allow for ample natural light. The hotel also features two outdoor meeting spaces on the sixth floor: the Bay Terrace, which is approximately 5,000 square feet, and the Spa Terrace, which is approximately 1,200 square feet. The remaining approximately 24,331 square feet of meeting space is located throughout 25 additional meeting rooms and foyers.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

The InterContinental San Francisco property is located on the corner of Howard Street and 5th Street, within the SoMA district of downtown San Francisco, California. The neighborhood also includes the Yerba Buena Gardens and the Moscone Convention Center, and numerous museums and galleries, entertainment venues, retail centers, restaurants and hotels. Yerba Buena Gardens encompasses three blocks and is located between 3rd and 4th streets, and Mission and Folsom Streets. The Moscone Convention Center is one of the largest convention and exhibition centers in San Francisco. The facility features over 2.0 million square feet of building area, including over 700,000 square feet of exhibit space, up to 106 meeting rooms and approximately 123,000 square feet of pre-function lobbies. The Moscone Center consists of three main halls that were developed over the last 30 years. Two underground halls were built first, Moscone South, completed in 1981 and Moscone North, completed in 1992. The third hall, Moscone West, was completed in 2003, and is contiguous with the InterContinental San Francisco property. Moscone West is a three story standalone building with 99,616 square feet of dedicated exhibit space on level one, with an additional 199,432 square feet of flexible swing space on levels two and three. The main portion of the Moscone Convention Center is located within one block of the InterContinental San Francisco property and is within walking distance to multiple hotels. The Moscone Convention Center is currently undergoing an approximately $500 million renovation and expansion of Moscone North and Moscone South, which is expected to add more than 500,000 square feet of contiguous exhibition space and improve landscaping. In early September 2017, the second phase of renovations was completed and encompassed approximately 200,000 square feet, including a new ballroom, expansion to exhibition halls, and flexible meeting rooms. The final phase of the renovation project is expected to be completed by late 2018. Based on information provided by the sponsor, as of October 13, 2017, the number of room nights and revenue from the property’s forward guestrooms bookings for 2017 decreased by 7.6% and 6.9%, respectively, from the prior year.

The Bay Area Rapid Transit (“BART”), a high-speed rail commuter transportation system that links 43 stations throughout the Bay Area, has three stops within approximately five blocks of the InterContinental San Francisco hotel. The CalTrain commuter rail service, which provides commuter rail service to Peninsula cities, has a station approximately 0.8 miles to the south of the InterContinental San Francisco hotel. MUNI, which provides light rail and bus service throughout the city, has numerous stops within walking distance to the hotel, including two stops located approximately one block away.

Additionally, the InterContinental San Francisco hotel is located approximately two blocks south of the Westfield San Francisco Centre, approximately four blocks south of Union Square, which includes San Francisco’s Theater District, approximately seven blocks from the Financial District, which includes a large concentration of corporate headquarters, law firms, banks and other financial institutions, approximately six blocks from the Embarcadero bay-waterfront and approximately seven blocks from AT&T Park, home to Major League Baseball’s San Francisco Giants. San Francisco International Airport (“SFO”) is located approximately 13 miles south of the InterContinental San Francisco hotel. SFO is the largest airport in the San Francisco Bay Area and the second busiest in California, after Los Angeles International Airport.

The demand segmentation at the InterContinental San Francisco property consists of 38.0% meeting and group, 32.0% commercial and 30.0% leisure. The primary competitive set for the InterContinental San Francisco property consists of seven full service hotels located in the SoMa, Financial District and Embarcadero neighborhoods, ranging in size from 532 to 1,500 rooms, and containing an aggregate of 5,928 rooms, excluding the InterContinental San Francisco hotel. The appraisal noted several hotels that came online in 2017 or are proposed in the near future within the InterContinental San Francisco property’s general area. The property’s competitive set and historical performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR(1)(2)

	Competitive Set			InterContinental San Francisco(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	86.6%	$266.94	$231.04	86.1%	$287.77	$247.69	99.4%	107.8%	107.2%
2015	86.8%	$280.44	$243.35	87.7%	$299.96	$263.04	101.1%	107.0%	108.1%
2016	89.3%	$289.61	$258.66	88.3%	$301.07	$265.85	98.9%	104.0%	102.8%
TTM(4)	88.9%	$285.10	$253.39	87.0%	$296.19	$257.77	97.9%	103.9%	101.7%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the InterContinental San Francisco property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Luxury Collection Palace Hotel San Francisco, Grand Hyatt San Francisco, Hyatt Regency San Francisco, The Park Central San Francisco, Westin St Francis, Marriott San Francisco Marquis and Hotel Nikko San Francisco.

(3)	Based on operating statements provided by the borrower.

(4)	TTM represents the trailing 12-month period ending on October 31, 2017.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

Competitive Hotels Profile(1)
				2016 Estimated Market Mix			2016 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
InterContinental San Francisco(2)	550	2008	43,000	32%	38%	30%	88.5%	$300.43	$265.85
Luxury Collection Palace Hotel San Fran	556	1875	44,000	40%	25%	35%	90.0%	$323.00	$290.70
Grand Hyatt San Francisco	660	1973	27,000	40%	30%	30%	89.0%	$292.00	$259.88
Hyatt Regency San Francisco	804	1973	72,000	25%	50%	25%	90.0%	$299.00	$269.10
The Park Central San Francisco	681	1983	23,000	35%	30%	35%	91.0%	$278.00	$252.98
Westin St Francis	1,195	1904	55,000	30%	35%	35%	88.0%	$292.00	$256.96
Marriott San Francisco Marquis	1,500	1989	117,000	35%	35%	30%	90.0%	$283.00	$254.70
Hotel Nikko San Francisco	532	1987	18,400	30%	30%	40%	88.0%	$275.00	$242.00
Total(3)	5,928
(1)	Based on the appraisal.

(2)	The appraisal only provided 2016 estimated market mix and 2016 estimated operating statistics for the competitive set. The InterContinental San Francisco 2016 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.

(3)	Excludes the InterContinental San Francisco property.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	87.0%	87.7%	88.5%	87.0%	87.0%
ADR	$284.77	$299.96	$300.43	$296.19	$296.19
RevPAR	$247.69	$263.04	$265.85	$257.77	$257.77
Room Revenue	$49,724,242	$52,805,028	$53,516,126	$51,746,705	$51,747,328	$94,086	69.9%
Food & Beverage Revenue	5,666,737	6,145,037	6,497,649	9,659,450	9,659,450	17,563	13.1%
Banquet Revenue	12,962,835	13,378,444	13,573,907	10,419,921	10,419,921	18,945	14.1%
Other Departmental Revenue	2,046,475	2,966,552	2,380,135	2,154,424	2,154,424	3,917	2.9%
Total Revenue	$70,400,289	$75,295,061	$75,967,817	$73,980,500	$73,981,123	$134,511	100.0%

Room Expense	$13,929,223	$14,142,217	$16,310,916	$16,456,083	$16,456,281	$29,921	31.8%
Food & Beverage Expense	7,639,867	8,396,889	8,918,947	10,417,420	10,417,420	18,941	107.8%
Banquet Expense	8,764,230	8,464,408	8,297,088	7,284,142	7,284,142	13,244	69.9%
Other Departmental Expenses	738,307	1,308,700	1,253,382	1,270,640	1,270,655	2,310	59.0%
Departmental Expenses	$31,071,627	$32,312,214	$34,780,334	$35,428,285	$35,428,498	$64,415	47.9%

Departmental Profit	$39,328,662	$42,982,847	$41,187,483	$38,552,215	$38,552,624	$70,096	52.1%

Management Fees	$2,618,842	$2,691,715	$2,842,092	$2,781,160	$2,819,375	$5,126	3.8%
Property Taxes	2,657,877	2,672,418	3,163,835	3,141,522	3,138,142	5,706	4.2%
Property Insurance	1,215,301	1,222,610	1,123,033	1,043,885	1,167,567	2,123	1.6%
Other Expenses	15,713,841	16,544,212	14,129,276	13,799,356	13,799,522	25,090	18.7%
Total General/Unallocated Expenses	$22,205,861	$23,130,955	$21,258,235	$20,765,923	$20,924,607	$38,045	28.3%

Net Operating Income(4)	$17,122,801	$19,851,892	$19,929,248	$17,786,292	$17,628,017	$32,051	23.8%
FF&E	2,741,486	2,936,877	2,964,790	2,882,814	2,959,245	5,380	4.0%
Net Cash Flow	$14,381,315	$16,915,015	$16,964,458	$14,903,478	$14,668,773	$26,670	19.8%
(1)	TTM column represents the trailing 12-month period ending on October 31, 2017.

(2)	Per Room values are based on 550 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense, Banquet Expense and Other Departmental Expenses are based on their corresponding revenue line items.

(4)	During part of 2017, portions of the Moscone Convention Center, a main driver for the InterContinental San Francisco hotel, were closed as part of a renovation and expansion that is estimated to be complete in the fall of 2018.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

Property Management. The InterContinental San Francisco property is managed by IHG Management, a borrower affiliate, pursuant to a management agreement expiring February 29, 2028 (the “IHG Management Agreement”).

Escrows and Reserves. At loan origination, the borrower deposited $10,000,000 into a window repair reserve account (see “Window Repairs” below) and $44,350 into a static insurance reserve account.

Tax Escrows – Monthly reserves for real estate taxes are suspended so long as IHG Management, or an unaffiliated replacement manager, is managing the InterContinental San Francisco property and paying taxes directly. If such conditions are no longer satisfied, the borrower will be required to deposit monthly into a tax reserve an amount equal to 1/12 of the estimated annual taxes.

Insurance Escrows – Monthly reserves for insurance are suspended so long as IHG Management is managing the InterContinental San Francisco property and paying insurance directly; provided that if such condition is no longer satisfied or if the borrower or hotel manager fails to make timely payments under its insurance premium finance agreement with respect to any insurance policies, the borrower will be required to deposit monthly into an insurance reserve an amount equal to 1/12 of the estimated annual insurance premiums.

FF&E Reserves – Monthly reserves for furniture, fixtures and equipment (“FF&E”) are suspended so long as IHG Management, or an unaffiliated replacement manager, is managing the InterContinental San Francisco property and reserving for FF&E directly. If such conditions are not satisfied, the borrower will be required to deposit monthly into an FF&E reserve the greatest of (i) 4.0% of the projected rents for the property for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the property management agreement and (iii) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E (in each case excluding window replacements).

Window Repairs. Soon after the hotel opened in 2008, an issue was noted on some of the insulated glass units comprising the glass exterior or “curtainwall” of the InterContinental San Francisco property, relating to a run down within the air space of the primary gray seal that occurs between the outer and inner panes of glass along the spacer. The sponsor filed a lawsuit against the general contractor, its subcontractors and suppliers in 2016. The lawsuit was settled in 2017 and the sponsor was paid an undisclosed sum of money for the future repair and replacement of the glass exterior, if necessary. Such sum is not included in the collateral.

In connection with origination of the InterContinental San Francisco Whole Loan, a glass curtainwall consulting firm was engaged to review and make recommendations as it relates to the glass curtainwall issues at the property. Following a limited review of the glass installed on the building, the consultant determined that there was no reasonable risk of any glass plate falling from the building as a condition associated with the issues in reference. However, the borrower is required to replace all glass on floors one through six, which is estimated by the consultant to cost approximately $6.9 million.

At loan origination, $10,000,000 was reserved in a lender-controlled reserve account, which represents over 140% of the consultant’s $6.9 million estimated cost to replace the glass exterior on floors one through six. Such replacement is required under the loan documents to be completed on or prior to August 22, 2019. Floors one through five consist mostly of lobby, restaurant and meeting space, and no guestrooms. Floor six mostly includes the spa and fitness center, and only a small number of rooms.

The consultant also recommended the borrower monitor the remaining glass panes at the InterContinental San Francisco property. On or about each of December 6, 2019, June 6, 2022, December 6, 2024 and June 6, 2027, the borrower is required under the loan documents to engage a consulting firm selected by the lender in its reasonable discretion to complete an inspection and issue a report. The borrower will be required to replace any glass identified in the report as needing to be replaced within 120 days after notice of the same from the lender, which may be extended by the lender, in the lender’s reasonable discretion. Failure to complete the glass replacement within the time frame outlined in the loan documents (beyond applicable notice and cure periods), will be an event of default under the InterContinental San Francisco Whole Loan documents. The consultant estimated the additional cost of replacing the remaining glass panes (i.e. on the floors above the 6th floor), if needed, would be $25,000,000. Such cost has not been escrowed for. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in the Preliminary Prospectus.

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Annex A-3	Benchmark 2018-B2

InterContinental San Francisco

Lockbox / Cash Management. The InterContinental San Francisco Whole Loan is structured with a springing lockbox and springing cash management. From and after the first occurrence of a Lockbox Event (as defined below), (i) a clearing account is required to be established, (ii) either (a) if the IHG Management Agreement is in full force and effect and there has not been an IHG Control Event (as defined below), all rents, revenues and receipts payable to the hotel owner under the IHG Management Agreement (which are net of management fees, operating costs and reserves maintained under the IHG Management Agreement) are required to be deposited by IHG Management into the clearing account, or (b) if the IHG Management Agreement is no longer in full force and effect or there has been an IHG Control Event, the borrower is required to direct the credit card processing companies to deposit all credit card receipts directly into the clearing account, and all non-credit card receipts are required to be directly deposited by the hotel manager into the clearing account within two business days of receipt and (iii) either (x) if no Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to an account controlled by the borrower, or (y) if a Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to a cash management account controlled by the lender, to be applied to payment of all monthly amounts due under the loan documents (including, without limitation, any required reserves for taxes and insurance, debt service and operating expenses in accordance with the annual budget (which must be approved by the lender during a Trigger Period) (“Approved Operating Expenses”)), any other required reserves and mezzanine debt service, if a mezzanine loan is outstanding, with any excess funds to be held as additional security for the InterContinental San Francisco Whole Loan during such Trigger Period. However, if an IHG Control Event exists, the funds in the cash management account are required to instead be first applied to pay Approved Operating Expenses to IHG Management, to be disbursed by IHG Management as provided in the IHG Management Agreement, prior to application to debt service or other amounts.

A “Lockbox Event” means either a Trigger Period exists or a mezzanine loan is outstanding.

A “Trigger Period” means a period that commences (i) upon an event of default and continues until a cure of such event of default has been accepted by the lender, (ii) upon the debt yield falling below 9.0% as of the end of any calendar quarter and continues until the debt yield has been at least 9.25% for two consecutive calendar quarters or (iii) if a mezzanine loan is outstanding and there is an event of default thereunder until the lender receives notice from the mezzanine lender that such mezzanine loan event of default has been cured or waived.

An “IHG Control Event” means a transfer that results in IHG Management owning 100% of the direct or indirect ownership interest in the borrower.

Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. From and after the securitization of the InterContinental San Francisco Whole Loan, the holder of 100% of the direct or indirect ownership interest in the borrower is permitted, one time only during the term of the InterContinental San Francisco Whole Loan, to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing; (ii) the mezzanine loan does not exceed $75,000,000; (iii) the combined loan-to-value ratio does not exceed 55.0%; (iv) the combined underwritten net cash flow debt service coverage ratio is not less than 1.50x; (v) the combined underwritten net cash flow debt yield is no less than 10.5%; (vi) the mezzanine loan is co-terminous with the InterContinental San Francisco Whole Loan; (vii) the mezzanine lender enters into an intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion and (viii) the sponsor or a reasonably acceptable guarantor delivers a guaranty of recourse obligations on lender’s then-standard form of guaranty of recourse obligations and an environmental indemnity agreement on the form delivered by borrower in connection with the closing of the InterContinental San Francisco Whole Loan. The mezzanine loan may be made by CDC or an affiliate if in connection with a bona fide arm’s length sale of the property, there has been no change in control of CDC since the loan origination date and rating agency confirmation is obtained.

Additionally, pursuant to a side letter between the borrower and IHG Management, IHG Management is required to, over a two-year period, purchase up to $2,500,000 (the “Aggregate Amount”) worth of certain qualifying personal property to be used for the hotel, which personal property will be owned by IHG Management, but kept at the InterContinental San Francisco property, with a revocable license to the borrower. If the management agreement is terminated, the borrower must pay IHG Management the Aggregate Amount, which amount will be reduced by $250,000 on each anniversary of the date IHG Management first incurs any such expense. At the end of the two-year period, IHG Management may fund any unused portion of the Aggregate Amount into the FF&E reserve held by IHG Management. Pursuant to a subordination, non-disturbance and attornment agreement between IHG Management and the lender, if the lender forecloses on the InterContinental San Francisco property and there is a termination event under the IHG Management Agreement, the lender may, but is not obligated to, purchase such personal property from IHG Management for an amount equal to the amount IHG Management spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, IHG Management will have the right to remove such personal property from the InterContinental San Francisco hotel.

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Annex A-3	Benchmark 2018-B2

Sentinel Square II

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Annex A-3	Benchmark 2018-B2

Sentinel Square II

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Annex A-3	Benchmark 2018-B2

Sentinel Square II

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$57,660,000	Title:	Fee
Cut-off Date Principal Balance(1):	$57,660,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	280,363
Loan Purpose:	Acquisition	Location:	Washington, DC
Borrower:	Sentinel Square Hana OW, LLC	Year Built / Renovated:	2017 / N/A
Sponsor(2):	Hana Alternative Asset	Occupancy(3):	94.1%
	Management Co., Ltd.	Occupancy Date:	12/31/2017
Interest Rate:	3.24200%	Number of Tenants:	2
Note Date:	12/29/2017	2014 NOI(4):	N/A
Maturity Date:	1/6/2023	2015 NOI(4):	N/A
Interest-only Period:	60 months	2016 NOI(4):	N/A
Original Term:	60 months	TTM NOI(4):	N/A
Original Amortization:	None	UW Economic Occupancy:	94.3%
Amortization Type:	Interest Only	UW Revenues:	$13,947,826
Call Protection:	L(25),Def(31),O(4)	UW Expenses:	$4,756,435
Lockbox / Cash Management:	Hard / In Place	UW NOI:	$9,191,391
Additional Debt:	Yes	UW NCF:	$9,121,300
Additional Debt Balance(1):	$45,000,000	Appraised Value / Per SF(5):	$172,000,000 / $613
Additional Debt Type(1):	Pari Passu	Appraisal Date(5):	4/1/2019

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$366
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$366
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.7%
Replacement:	$0	Springing	N/A	Maturity Date LTV:	59.7%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.70x
Other:	$19,093,311	$0	N/A	UW NOI Debt Yield:	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$102,660,000	55.5%	Purchase Price	$147,012,388	79.4%
Borrower Sponsor Equity	82,475,831	44.5	Upfront Reserves	19,093,311	10.3
			Closing Costs(7)	19,030,132	10.3
Total Sources	$185,135,831	100.0%	Total Uses	$185,135,831	100.0%

(1)	The Sentinel Square II loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $102.66 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $102.66 million Sentinel Square II Whole Loan, as defined below.
(2)	There is no recourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Sentinel Square II Whole Loan.
(3)	Occupancy includes the Federal Election Commission (35.6% of NRA), which has yet to take occupancy and is anticipated to take occupancy in or around the end of March 2018.
(4)	The Sentinel Square II property was built in 2017. As such, historical occupancy and historical NOI are not available.
(5)	Represents the appraiser’s “as-stabilized” appraised value which assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent and that rent has commenced. At closing, the borrower reserved approximately $18.5 million in free rent associated with the District of Columbia and Federal Election Commission leases and $600,000 related to approved leasing expenses under the Federal Election Commission lease. The “as-is” appraised value is $149.3 million, which represents a Cut-off Date LTV and Maturity Date LTV of 68.8% and 68.8%, respectively.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(7)	Closing costs include a $14.0 million repayment of an unsecured loan from Korea Investment and Securities for the initial deposit and working capital.

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Annex A-3	Benchmark 2018-B2

Sentinel Square II

The Loan. The Sentinel Square II loan is secured by a first mortgage lien on the borrower’s fee interest in a 280,363 square foot, newly-constructed Class A office building located in Washington, District of Columbia. The loan is part of a whole loan which has an outstanding principal balance as of the Cut-off Date of $102.66 million (the “Sentinel Square II Whole Loan”), and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $57.66 million is being contributed to the Benchmark 2018-B2 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $45.0 million, was contributed to the Benchmark 2018-B1 Trust. The relationship between the holders of the Sentinel Square II Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Sentinel Square II Whole Loan has a five-year term and is interest only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$57,660,000	$57,660,000	Benchmark 2018-B2	Yes
A-2	$45,000,000	$45,000,000	Benchmark 2018-B1	No
Total	$102,660,000	$102,660,000

The Borrower. The borrowing entity for the Sentinel Square II Whole Loan is Sentinel Square Hana OW, LLC, a Delaware limited liability company and single purpose entity with two independent directors.

The Loan Sponsor. The loan sponsor of the Sentinel Square II loan is Hana Alternative Asset Management Co., Ltd. There is no non-recourse carveout guarantor and no environmental indemnitor, other than the borrower. The loan sponsor acts as asset manager on behalf of certain Korean institutional investors and, as such, controls the borrower, but has no direct or indirect ownership interest in the borrower.

Based in Seoul, Republic of Korea, the borrower sponsor is a private subsidiary of Hana Financial Group, Inc. The firm specializes in real estate investments, including direct investments in domestic and offshore real estate, plus asset and real estate backed securities. In 2013, the company also expanded to incorporate special asset fund management. Hana Asset Management has closed and currently manages over 30 projects in 15 countries.

Hana Financial Group, Inc. (“Hana”) was established in 1971 as Korea Investment & Finance and was converted to a holding company in 2005. Hana is one of the largest bank holding companies in the Republic of Korea and is publicly traded on the Korean Stock Exchange. Hana is headquartered in Seoul, Republic of Korea and has over 20,000 employees and over 100 offices in 24 countries.

The borrower sponsor is being advised by Ocean West Capital Partners (“Ocean West”), which will serve as the asset and property manager for the Sentinel Square II property. Based in Los Angeles, Ocean West is a full-service real estate investment, operations and management platform. Ocean West’s principals have over 100 years of combined experience. Ocean West has acquired and operated office and multifamily residential investments, including the NASA Headquarters in Washington, District of Columbia. Furthermore, Ocean West has managed over 55 million square feet of commercial real estate.

The Property. The Sentinel Square II property is a newly-constructed 12-story building totaling 280,363 square feet of Class A office space in Washington, District of Columbia (“Washington DC”). Built in 2017, Sentinel Square II is part of the larger Sentinel Square project, which is expected to consist of a three-building, 1.2 million square foot Class A office development located in the north of Massachusetts Avenue (“NoMa”) submarket of downtown Washington, DC. The 12-story, 412,661 square foot Sentinel Square I was delivered in 2010 and is currently 98.7% occupied, according to the appraisal. The final phase, Sentinel Square III, is expected to be completed in November 2019.

As of December 31, 2017, the Sentinel Square II property is leased to two government tenants with a 12.6-year weighted average lease term remaining. The Sentinel Square II property was specifically designed to meet the government’s advanced security and force protection needs while still integrating the type of finishes typically used in Class A office buildings.

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The largest tenant, District of Columbia (rated AA/Aa1/AA by Fitch/Moody’s/S&P) leases 164,110 square feet (58.5% of NRA) and accounts for 62.6% of U/W Base Rent. The District of Columbia space is currently occupied by two separate entities, the Office of the State Superintendent of Education (the “OSSE”) and the Department of Insurance, Securities and Banking (the “DISB”). The OSSE is the state education agency for Washington DC. OSSE serves as the District of Columbia’s liaison to the U.S. Department of Education and works with the District of Columbia’s traditional and public charter schools to achieve its key functions, which include overseeing all federal education programs and related grants administered in Washington DC, developing state-level standards and ensuring access to child care and pre-kindergarten for eligible Washington DC families, among other objectives. The DISB regulates financial-service businesses in Washington DC by administering DC’s insurance, securities and banking laws, rules and regulations. In addition, DISB enforces relevant consumer protection laws. The District of Columbia lease expires in February 2029 and the tenant has one, five-year renewal option. The District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent. The District of Columbia is in a free rent period through February 2019, all of which free rent has been reserved for.

The second largest tenant, Federal Election Commission (rated AAA/Aaa/AA+ by Fitch/Moody’s/S&P), leases 99,677 square feet (35.6% of NRA) and accounts for 37.4% of the U/W Base Rent. The FEC is an independent regulatory agency charged with administering and enforcing the federal campaign finance laws. The FEC has jurisdiction over the financing of campaigns for the U.S. House of Representatives, Senate, Presidency and the Vice Presidency. Established in 1975, the FEC is composed of six commissioners who are appointed by the President and confirmed by the Senate. By law, no more than three can represent the same political party. In 2016, the FEC announced its plan to relocate its headquarters to the Sentinel Square II property after occupying its current East End location since 1985. The FEC lease expires in November 2032 and the tenant does not have any renewal options. The FEC is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement.

The Sentinel Square II property shares a courtyard and landscaping, including granite tree planters, flower beds, decorative metal railings and an irrigation system with the larger Sentinel Square development. The Sentinel Square II property has a LEED Silver certification and features the General Services Administration (“GSA”) advanced security measures for force-protection with blast-resistant glass, progressive-collapse avoidance, and space for various secure access control measures. The two-story lobby includes Jerusalem Gold marble and louvered millwork and the building features 30’ by 30’ column spacing.

The Sentinel Square II property is located in Washington, DC, just west of the Amtrak train tracks and within the NoMa submarket. The Sentinel Square II property is within walking distance to a number of amenities including Union Station, a mixed-use, intermodal transportation and shopping center that caters to over 32 million commuters annually and provides access to the Metrorail (Red Line), MARC, VRE, Amtrak, Acela, Metrobus and Circulator bus service. Sentinel Square II is also within a one-mile radius of the H Street Corridor, which is known for its nightlife, restaurants, pop-ups, festivals and communal atmosphere as well as more than 65,000 square feet of planned retail space at Storey Park located across the street from the Sentinel Square II property. Additionally, the Sentinel Square II property benefits from its location near the United States (“U.S.”) Capitol, Securities and Exchange Commission (“SEC”) headquarters, Department of Justice, Department of Education and numerous other federal agencies.

As of the third quarter of 2017 the NoMA office submarket consisted of approximately 11.0 million square feet of office space with an overall vacancy rate of approximately 12.2%. The appraisal identified six properties as directly competitive with the Sentinel Square II property with a weighted average vacancy of approximately 3.1%.

The appraisal identified six comparable office leases in the NoMA office submarket ranging in size from approximately 25,000 square feet to 493,620 square feet. Gross rents for the comparable leases ranged from $42.00 per square foot to $57.00 per square foot. The appraiser’s concluded gross market rent for office space is $50.00 per square foot, which is in-line with the underwritten base rent of $48.17 per square foot for the office tenants at the Sentinel Square II property.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
N/A	N/A	N/A	94.1%
(1)	The Sentinel Square II property was built in 2017. As such, historical occupancy is not available.

(2)	Current Occupancy is as of December 31, 2017.

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The following table presents certain information relating to recent office leasing activity for the Sentinel Square II property’s office market:

Competitive Property Summary(1)
Property Name/Address	Distance (miles)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent Per Square Foot
Sentinel Square II(2)		Various	263,787	Various-17	12.7	$48.17
Alexander Court North Building	2.4 west	Akin Gump, LLC.	220,000	Nov-16	15.0	$57.00
600 Massachusetts Ave Northwest	0.9 west	Barbour, Griffith and Rogers, Inc.	25,000	Oct-16	14.0	$55.00
International Trade Commission Building	1.8 southwest	GSA	206,035	Oct-16	15.8	$42.00
1101 New York Ave Northwest	1.3 west	Bloomberg	45,930	Jun-16	10.7	$57.00
601 Massachusetts Ave Northwest	0.9 west	Brunswick Group	25,000	Mar-16	14.0	$54.00
Three and Four Constitution Square	0.2 north	U.S. Dept. of Justice	493,620	Oct-15	15.0	$49.00
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated December 31, 2017 and only reflects occupied space.

The following table represents the comparable sales identified in the appraisal.

Competitive Property Summary(1)
Tenant	Distance (miles)	Net Rentable Area (SF)	Sale Date	Sale Price
Sentinel Square II	N/A	280,363		$172,000,000(2)
International Trade Commission Building	1.7 Southwest	262,959	Aug-17	$145,000,000
Two Independence Square	2.1 West	605,897	Jul-17	$359,600,000
1875 K Street Northwest	0.6 South	190,000	Jan-17	$151,404,869
McDermott Building	0.2 Northeast	231,341	Oct-16	$160,800,000
Three and Four Constitution Square	Across the street	842,464	Sep-16	$495,329,462
1100 1st Street, Northeast	1.8 Southwest	348,967	Aug-16	$217,500,000
(1)	Source: Appraisal.
(2)	Based on the “as stabilized” appraised value. The actual sale price for the acquisition of the Sentinel Square II property was $147,012,388 or $524.36 per square foot. See the “Sources and Uses” table above.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
District of Columbia(3)	AA/Aa1/AA	164,110	58.5%	$48.85	63.1%	2/28/2029
Federal Election Commission	Aaa/AA+/AAA	99,677	35.6%	$47.06	36.9%	11/30/2032

(1)	Based on the underwritten rent roll as of December 31, 2017.
(2)	Certain ratings are those of the District of Columbia government or United States Government whether or not such government entity guarantees the lease.
(3)	The District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	16,576	5.9%	NAP	NAP	16,576	5.9%	NAP	NAP
2018 & MTM	0	0	0.0	0	0.0%	16,576	5.9%	$0.00	0.0%
2019	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2020	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2021	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2022	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2023	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2024	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2025	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2026	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2027	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2028	0	0	0.0	0	0.0	16,576	5.9%	$0.00	0.0%
2029 & Beyond	2	263,787	94.1	12,707,466	100.0	280,363	100.0%	$12,707,466	100.0%
Total	2	280,363	100.0%	$12,707,466	100.0%
(1)	Based on the underwritten rent roll dated December 31, 2017.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$12,707,466	$45.33	90.7%
Vacant Income	849,027	3.03	6.1%
Step Rents(4)	260,607	0.93	1.9%
Gross Potential Rent	$13,817,100	$49.28	98.7%
Total Reimbursements	185,926	0.66	1.3%
Net Rental Income	$14,003,026	$49.95	100.0%
Other Income	793,827	2.83	5.7%
(Vacancy/Credit Loss)	(849,027)	(3.03)	(6.1%)
Effective Gross Income	$13,947,826	$49.75	99.6%

Total Expenses	4,756,435	16.97	34.0%

Net Operating Income	$9,191,391	$32.78	65.6%

Total TI/LC, Capex/RR	70,091	0.25	0.5%
Net Cash Flow	$9,121,300	$32.53	65.1%

(1)	The Sentinel Square II property was built in 2017. As such, historical operating statements are not available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the underwritten rent roll dated December 31, 2017.

(4)	Step Rents are the straight line average of contractual rent steps through lease expiration for the District of Columbia.

Property Management. The Sentinel Square II property is managed by OW Management Services, Inc., a third party management company.

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Escrows and Reserves. At loan origination, the borrower deposited (i) $18,493,311 into a free rent reserve account and (ii) $600,000 into a GSA funds reserve account. The GSA funds are reserved for the payment of an additional cash allowance to the FEC that can be used for additional post-occupancy improvements through September 1, 2018, after which time any remaining balance may be treated as free rent funds and disbursed in accordance with the standard free rent reserve provisions.

At closing, Sentinel Square II, L.L.C. (the “Seller”) deposited $6,709,145 (the “Escrow Funds”) into escrow with Commonwealth Title of Dallas (the “Escrow Agent”) pursuant to an escrow agreement by and among the Escrow Agent, the Seller and the borrower (the “Escrow Agreement”), which provides that the Escrow Funds may be disbursed from escrow to pay for: (i) the cost of certain tenant improvement work at the Sentinel Square II property that has been completed but not yet invoiced or paid for, (ii) the amount due and owing to the Seller’s construction manager for construction management fees, (iii) the cost of the remaining punch list items (as of the closing) that are required to be completed by the landlord pursuant to the terms of the District of Columbia lease and (iv) the amount needed to pay for all costs and expenses the Seller may incur in order to induce the District of Columbia to deliver a declaration of delivery for the second phase as required pursuant to the District of Columbia lease, including, without limitation, the cost of any additional post-closing work identified in the declaration of delivery for the second phase. The lender is a third-party beneficiary of the Escrow Agreement and both the Escrow Agent and the Seller agree that (a) no notice sent to the borrower under the Escrow Agreement will be effective unless a copy is delivered to the lender and (b) the Escrow Agreement cannot be modified without the lender’s prior written consent. Additionally, the borrower represents in the loan agreement that, to its knowledge, no other outstanding costs or expenses are due and owing with respect to the Sentinel Square II property (other than the aforementioned costs in clauses (i)-(iii)). Because such funds are not held under the loan agreement (all funds were provided by the Seller and there is no provision under the Escrow Agreement for any such funds to be disbursed to the borrower), the lender does not have the same rights or control with respect to such funds that it would have if such funds were loan reserves. In particular, such funds may be used only for the purposes specified in the Escrow Agreement, and may not be applied to repay the Sentinel Square II Loan upon an event of default.

Tax Escrows - On each monthly payment date during a Trigger Period (as described below), the borrower is required to deposit a monthly amount that the lender estimates will be payable during the then-current tax period, in order to accumulate sufficient funds to pay all such real estate taxes at least 30 days prior to their respective due dates.

Insurance Escrows - If an acceptable blanket insurance policy is no longer in place and a Trigger Period has occurred and is continuing, the borrower is required to deposit on each monthly payment date a monthly amount that the lender estimates will be payable to pay all such insurance premiums at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves - On each monthly payment date during a Trigger Period, the borrower is required to deposit $3,505 for capital expenditures.

TI/LC Reserves - On each monthly payment date during a Trigger Period, the borrower is required to deposit $35,045 for tenant improvements and leasing commissions.

Lease Sweep Reserve - On each monthly payment date during a Lease Sweep Period (as defined below), the borrower is required to deposit all excess cash into the Lease Sweep Reserve.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) a Low Debt Service Period (as defined below) or (iii) a Lease Sweep Period and will end upon (a) with respect to clause (i), the date on which such event of default is cured and such cure has been accepted by the lender, (b) with respect to clause (ii), the date on which such Low Debt Service Period has ended and (c) with respect to clause (iii) the date on which such Lease Sweep Period has ended.

A “Low Debt Service Period” (i) will commence if, as of the last day of each calendar quarter, the debt service coverage ratio falls below 1.20x, and (ii) will end when the debt service coverage ratio is at least 1.25x (the “DSCR Threshold”) for two consecutive calendar quarters or the borrower has delivered to the lender funds for deposit into the cash collateral account or a letter of credit in an amount which, if applied to repay the then outstanding principal balance, would cause the DSCR Threshold to be satisfied. Such cash collateral or letter of credit is required to be released to the borrower if the DSCR Threshold is satisfied for two consecutive calendar quarters without regard to such cash collateral or letter of credit.

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A “Lease Sweep Period” will commence, with respect to any Lease Sweep Lease (as defined below) upon the first monthly payment date following the earliest to occur of (a) (1) 12 months prior to the earliest stated expiration of such Lease Sweep Lease or (2) the date a tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal option (and such renewal has not been exercised), (b) the date on which the tenant surrenders, cancels, terminates or delivers notice of its intent to surrender, cancel or terminate its Lease Sweep Lease (or any material portion thereof) prior to the then current expiration date, (c) the date on which the tenant goes dark in 50% or more of its space (the “Dark Premises”) or gives notice of its intent to do so, (d) a monetary or material non-monetary default by the tenant that continues beyond any applicable notice and cure period or (e) the occurrence of an insolvency proceeding of a tenant. A Lease Sweep Period will end on the date upon which: (A) in the case of clause (a), (b), (c) and (d) above, either at least 90% of the Lease Sweep Space (as defined below) is leased pursuant to one or more Qualified Leases (as defined in the loan documents ), which results in a debt yield of at least 7.75% or the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and, in either case, the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs, (B) in the case of clause (a) above, the subject tenant has renewed its lease and the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs, (C) in the case of clause (b) above, the subject tenant revokes its notice of intention to surrender or terminate its lease, (D) in the case of clause (d) above, the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for three consecutive months thereafter, (E) in the case of clause (e) above, (1) the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender, (2) in the event the Lease Sweep Lease is rejected in the applicable insolvency proceeding, substantially all of the Lease Sweep Space is leased pursuant to one or more Qualified Leases, the leasing of which results in a debt yield of at least 7.75% or (3) the applicable Lease Sweep Lease has been assumed and assigned to a third party in the applicable insolvency proceeding pursuant to a final non-appealable order of the applicable bankruptcy court, an effective plan of reorganization or otherwise in a manner reasonably satisfactory to the lender or (F) in the case of clause (c) above, (1) the tenant has recommenced its business in 50% or more of its Lease Sweep Space at the Sentinel Square II property for a period of at least 30 consecutive days, (2) the tenant that gave notice of its intent to go dark subsequently retracts such notice or (3) the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases, and the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs.

A “Lease Sweep Lease” means the (a) District of Columbia lease, (b) Federal Election Commission lease or (c) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the applicable lease sweep space.

A “Lease Sweep Space” means the space demised under the applicable Lease Sweep Lease.

Lockbox / Cash Management. The Sentinel Square II Whole Loan is structured with a hard lockbox with in place cash management. All rents are required to be directly deposited by the tenants of the Sentinel Square II property into a lockbox account controlled by the lender. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to pay debt service and fund required reserves, after which (x) to the extent a Trigger Period has occurred and is continuing, all excess cash flow is required to be applied to pay operating expenses set forth in the annual budget (which is required to be approved by the lender solely during a Trigger Period, and is subject to permitted variances for increases in taxes, insurance premiums and utilities and up to 5% per line item for other items) and extraordinary expenses approved by the lender, with any remainder (i) if a Lease Sweep Period exists, deposited into the lease sweep reserve or (ii) otherwise, held as additional collateral for the Sentinel Square II Whole Loan, and (y) to the extent no Trigger Period is continuing, all excess cash flow is required to be disbursed to the borrower.

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The Woods

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The Woods

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Multifamily – Garden
Original Principal Balance(1):	$57,500,000	Net Rentable Area (Units):	1,841
Cut-off Date Principal Balance(1):	$57,500,000	Location:	San Jose, CA
% of Pool by IPB:	3.8%	Year Built / Renovated:	1981-2003 / 2017
Loan Purpose:	Refinance	Occupancy:	94.7%
Borrower:	The Woods of San Jose LLC	Occupancy Date:	10/1/2017
Sponsor:	Arcadia Development Co.	Number of Tenants:	N/A
Interest Rate:	2.94050%	2014 NOI:	$25,138,025
Note Date:	12/1/2017	2015 NOI:	$27,615,634
Maturity Date:	12/6/2022	2016 NOI:	$29,881,343
Interest-only Period:	60 months	TTM NOI (as of 9/2017):	$29,844,064
Original Term:	60 months	UW Economic Occupancy:	91.6%
Original Amortization:	None	UW Revenues:	$45,252,611
Amortization Type:	Interest Only	UW Expenses:	$14,939,344
Call Protection:	L(26),DeforGrtr1%orYM(27),O(7)	UW NOI:	$30,313,267
Lockbox / Cash Management:	Springing / Springing	UW NCF:	$29,853,017
Additional Debt:	Yes	Appraised Value / Per Unit:	$675,500,000 / $366,920
Additional Debt Balance:	$142,500,000	Appraisal Date:	10/10/2017
Additional Debt Type:	Pari Passu

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$108,637
Taxes:	$0	Springing	N/A	Maturity Date Loan / Unit:	$108,637
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	29.6%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	29.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	5.01x
Other:	$0	$0	N/A	UW NOI Debt Yield:	15.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$200,000,000	99.3%	Loan Payoff	$200,000,000	99.3%
Sponsor Equity	1,323,235	0.7	Closing Costs	1,323,235	0.7
Total Sources	$201,323,235	100.0%	Total Uses	$201,323,235	100.0%

(1)	The Woods Mortgage Loan is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $200.0 million The Woods Whole Loan, as defined in “The Loan” below.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The Woods loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,841-unit, garden-style multifamily property located in San Jose, California (“The Woods Property”). The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million (“The Woods Whole Loan”), and is comprised of three pari passu notes, each as described below. The non-controlling Note A-3, with an outstanding principal balance as of the Cut-off Date of $57.5 million (“The Woods Mortgage Loan”), is being contributed to the Benchmark 2018-B2 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below. The relationship between the holders of The Woods Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Woods Whole Loan has a five-year term and is interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$85,000,000	$85,000,000	MSC 2017-HR2	Yes
A-2	57,500,000	57,500,000	Benchmark 2018-B1	No
A-3	57,500,000	57,500,000	Benchmark 2018-B2	No
Total	$200,000,000	$200,000,000

The Borrower. The borrowing entity for The Woods Whole Loan is The Woods of San Jose LLC, a Delaware limited liability company (“The Woods Borrower”) and special purpose entity with two independent directors that is indirectly 100.0% owned by Eli Reinhard and Eli Reinhard’s immediate family.

The Loan Sponsor. There is no nonrecourse carve-out guarantor with respect to The Woods Whole Loan. Both The Woods Borrower and the borrower sponsor, Arcadia Development Co. (“Arcadia”), delivered the related environmental indemnity. Eli Reinhard is the President and sole owner of Arcadia. Founded by Mr. Reinhard in 1952, Arcadia has since built approximately 10,000 homes and apartment units. Arcadia engages in the acquisition, development, building and marketing of new home communities. The company is also involved in the management of residential and commercial properties. Arcadia’s real estate portfolio includes new home communities in California and Virginia as well as apartments in San Jose, California. Mr. Reinhard is an experienced builder in the San Jose Bay Area and has been a developer of single-family, multifamily, and commercial properties, over the past 45 years. In addition to The Woods Property, Mr. Reinhard owns a 529-unit apartment community called Cherrywood which is located approximately four miles southwest of The Woods Property. Mr. Reinhard also owns apartment communities and commercial properties on the East Coast. Arcadia is the original developer of The Woods Property and has owned the subject since construction began in 1981.

The Property. The Woods Property is comprised of six separate “villages” referred to as Amberwood, Brentwood, Cedarwood, Duramwood, Edenwood and Foxwood, totaling 1,841 units with an average unit size of approximately 842 square feet within 45 separate floor plans. The leasing office is in the center of The Woods Property. The units include apartment-style residences and townhouses and feature electric appliances including a range/oven, a frost-free refrigerator, a garbage disposal, a dishwasher, in-unit laundry and microwave ovens in certain new units. All units feature private patios or balcony areas, with select units offering fireplaces and an exterior storage room. According to the property manager, The Woods Property is undergoing an ongoing replacement program for all appliances. The Woods Property has 3,218 parking spaces (approximately 1.75 spaces per unit) and gate-controlled vehicular access. The parking spaces at The Woods Property are comprised of 1,181 open spaces, 1,072 carport spaces, 702 garage spaces, and 263 tandem spaces.

The Woods Property has undergone over $21.9 million (approximately $11,900 per unit) of capital improvements since 2013, including over $1,000 per unit per year for the last six years. The Woods Property has experienced stable occupancy and has averaged approximately 95.4% physical occupancy since 2007. Floor plans comprising the apartments include: studios, one bedroom/one bathroom units, two bedroom/two bathroom units and three bedroom/two bathroom units. Floor plans comprising the townhouse units include one bedroom/1.5 bathroom units, two bedroom/two or 2.5 bathroom units and three bedroom/two bathroom units. In addition to specific village and/or unit amenities, all residents of The Woods Property have access to numerous amenities including a total of six swimming pools and spas located throughout the community, a resident lounge with a flat screen TV, fireplace and Wi-Fi, a lit basketball court and putting green, five fitness complexes with new cardio, aerobic and weight training equipment, children’s play areas, 24-hour on-site maintenance, professional on site management and maintenance teams, resident events, and access to the resident portal which allows tenants to make monthly rental payments on-line.

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Annex A-3	Benchmark 2018-B2

The Woods

Historical and Current Occupancy(1)(2)
2014	2015	2016	Current(3)
95.6%	95.2%	92.4%	94.7%
(1)	Represents the economic occupancy at The Woods Property which treats administrative and model units as vacant.

(2)	2014, 2015 and 2016 historical occupancies are as of December 31 of each respective year.

(3)	Current Occupancy is as of October 1, 2017.

The Woods – Village Summary(1)(2)
Village	Year Built	# of Units	% of Units	Occupied Units	% Occupied	Renovated Units	% Renovated
Amberwood	1981	294	16.0%	282	95.9%	276	93.9%
Brentwood	1984	262	14.2	252	96.2	245	93.5%
Cedarwood	1985	228	12.4	217	95.2	204	89.5%
Duramwood	1991	359	19.5	328	91.4	60	16.7%
Edenwood	1999	222	12.1	208	93.7	32	14.4%
Foxwood	2003	476	25.9	456	95.8	0	0.0%
Total / Wtd. Avg.		1,841	100.0%	1,743	94.7%	817	44.4%
(1)	Based on the underwritten rent roll dated October 1, 2017.

(2)	Occupied Units treats administrative and model units as vacant, as no revenue is contributed by the units.

Multifamily Unit Mix(1)(2)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month	In-Place Average Rent per Month
Studio	169	9.2%	158	93.5%	448	$1,893	$1,796
1 BR	928	50.4	885	95.4	711	$2,100	$1,997
1 BR Townhouse	119	6.5	111	93.3	960	$2,380	$2,292
2 BR Townhouse	257	14.0	247	96.1	1,232	$2,671	$2,658
3 BR Townhouse	120	6.5	109	90.8	1,295	$3,123	$2,938
2 BR Garden-style Apartment	222	12.1	210	94.6	936	$2,671	$2,421
3 BR Garden-style Apartment	14	0.8	11	78.6	956	$3,123	$2,747
Junior 1 BR	12	0.7	12	100.0	635	$2,145	$1,975
Total / Wtd. Avg.	1,841	100.0%	1,743	94.7%	842	$2,322	$2,206
(1)	Based on the underwritten rent roll dated October 1, 2017.

(2)	Occupied Units treats administrative and model units as vacant, as no revenue is contributed by the units.

The Woods Property is located in southern San Jose, California, in central Santa Clara County, and is part of the San Jose-Sunnyvale-Santa Clara metropolitan statistical area. San Jose is located at the southern end of San Francisco Bay, approximately 48 miles southeast of San Francisco. San Jose is generally bordered by the San Francisco Bay and the city of Milpitas to the north, the cities of Santa Clara and Campbell to the west, the foothills of the Diablo Mountain Range to the east and Morgan Hill to the south. The large concentration of high-technology engineering, computer and microprocessor companies around San Jose has led the area to be known as Silicon Valley. San Jose is the largest city in Silicon Valley and is also the largest city in the San Francisco Bay Area, in terms of population. San Jose is home to many of the world’s largest technology companies including Alphabet Inc., Apple Inc., Intel, Cisco Systems Inc., Facebook Inc., Hewlett-Packard, Oracle, Yahoo! and eBay.

The Woods Property is located in southern San Jose, in the area generally encompassed by Capitol Expressway, Monterey Highway and Highway 85. The Woods Property is immediately south of Capitol Expressway between Snell Avenue and Monterey Highway and is visible from these major thoroughfares. Both State Highways 87 and 85 connect with Interstate 280 and US Highway 101 to the north providing access to the greater Bay Area. Access to State Highway 87 is located approximately one mile west of The Woods Property along Capitol Expressway, and access to State Highway 85 is located approximately two miles south of The Woods Property along Blossom Hill Road. The drive time to Cupertino, California (Apple Inc.’s headquarters) is less than 20 minutes, Mountainview (Alphabet Inc.’s headquarters) is less than 25 minutes and Palo Alto is less than 30 minutes.

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Annex A-3	Benchmark 2018-B2

The Woods

Land use in the immediate area consists of a mixture of residential and commercial, with retail mostly situated on Capitol Expressway and the Monterey Highway, both of which are approximately four miles from The Woods Property. According to the appraisal, the area is considered to be substantially built-out with limited opportunities for new supply. The Woods Property is located near schools, shops and grocery stores, restaurants, parks, libraries and other community services. The major retail development in the neighborhood is Westfield Oakridge Mall, which is located approximately three miles southwest of The Woods Property. Almaden Plaza Shopping Center, a Trader Joe’s-anchored community center, is located four miles southwest of The Woods Property; while Downtown San Jose is approximately seven miles from The Woods Property. The Woods Property is in close proximity to Highways 85, 87, 280 and 101, Capitol Expressway, Monterey Highway, and light rail transit and the Cal Train with service to San Francisco. According to the appraisal, the estimated 2017 population within a one-, three- and five-mile radius is 34,366, 241,996 and 584,477, respectively. Additionally, per the appraisal, the estimated average household income for the same period, within a one-, three- and five-mile radius is $98,177, $106,918 and $120,520. The top 10 employers in the area are: Apple Inc., Alphabet Inc., Stanford University, Cisco Systems Inc., Kaiser Permanente, Intel Corp., Stanford University, Hospital & Clinics, Tesla Motors Inc., Facebook Inc. and University of California, Santa Cruz.

According to the appraisal, The Woods Property is part of the South San Jose multifamily submarket which is part of the greater San Jose multifamily market. As of the second quarter of 2017, the overall San Jose multifamily market had an inventory of 126,911 units and average vacancy was 2.8% with average asking rents of $2,115 per unit. During the same period, the South San Jose submarket, where The Woods Property is located, had an inventory of 11,725 units, a vacancy rate of 4.8% and an average asking rent of $2,162 per unit. The appraisal identified eight comparable multifamily properties proximate to The Woods Property. The Woods Property comparables range from 108 to 456 units with an average of 287 units, and indicate a quoted rental range of $2,304 to $2,856 per month, with an average market rent of $2,505 per month, which is approximately 13.6% above The Woods Property’s weighted average in-place rents. The comparable properties had occupancies ranging from 87.0% to 99.0% with a weighted average occupancy of approximately 94.6%.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place(3)	$39,393,192	$43,103,435	$46,876,612	$48,037,645	$46,132,248	$25,058	94.3%
Vacant Income	0	0	0	0	2,791,778	1,516	5.7
Gross Potential Rent	$39,393,192	$43,103,435	$46,876,612	$48,037,645	$48,924,026	$26,575	100.0%
(Vacancy/Credit Loss)(4)	(1,738,307)	(2,084,554)	(3,576,702)	(3,243,631)	(4,130,012)	(2,243)	(8.4)
Other Income(5)	374,320	331,813	463,355	458,597	458,597	249	0.9
Effective Gross Income	$38,029,205	$41,350,694	$43,763,265	$45,252,611	$45,252,611	$24,580	92.5%

Total Expenses(6)	$12,891,180	$13,735,060	$13,881,922	$15,408,547	$14,939,344	$8,115	33.0%

Net Operating Income(6)	$25,138,025	$27,615,634	$29,881,343	$29,844,064	$30,313,267	$16,466	67.0%

Total TI/LC, CapEx/RR	0	0	0	0	460,250	250	1.0
Net Cash Flow	$25,138,025	$27,615,634	$29,881,343	$29,844,064	$29,853,017	$16,216	66.0%
(1)	TTM column represents the trailing 12-month period ending on September 30, 2017.

(2)	Percentage column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Rents in Place was underwritten per the rent roll dated October 1, 2017.

(4)	Vacancy/Credit Loss represents the appraisal’s estimated market rents of $1,893 for studio units, $2,100 for one-bedroom units, $2,380 for one-bedroom townhouse units, $2,145 for junior one-bedroom units, $2,671 for two-bedroom units and $3,123 for three-bedroom units.

(5)	Other Income is comprised of laundry, storage, vending machine, late charges, and other miscellaneous income.

(6)	The difference between TTM Net Operating Income and Underwritten Net Operating Income is attributable to the management fee being underwritten as $1,000,000. Per the management agreement, the management fee is 3.0% of the total monthly gross receipts from The Woods Property with anything above a $1,000,000 management fee only due to the extent there is sufficient cash flow following payment of amounts due under The Woods Whole Loan documents and other expenses of The Woods Property.

Property Management. The Woods Property is managed by Arcadia Management Services Co., an affiliate of the borrower sponsor.

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Annex A-3	Benchmark 2018-B2

The Woods

Escrows and Reserves.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as no event of default under the loan documents is continuing.

Insurance Escrows - The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as no event of default has occurred and is continuing.

Replacement Reserves - The requirement for the borrower to make monthly deposits equal to $38,355 into the replacement reserve is waived so long as no event of default has occurred and is continuing.

Lockbox / Cash Management. The Woods Whole Loan is structured with a springing lockbox and springing cash management which are required to be put in place upon the first occurrence of an event of default under The Woods Whole Loan documents. Following an event of default under The Woods Whole Loan documents until its cure, if applicable, the lender may apply all sums in such order of priority as it may determine, or may permit funds in the lockbox account to be swept each business day to a lender-controlled cash management account and to be disbursed in accordance with The Woods Whole Loan documents. All excess cash flow is required to be held as additional security for The Woods Whole Loan (or otherwise applied as the lender chooses) until such event of default is cured, if applicable. Upon a cure of an event of default, the lockbox and cash management (and related) accounts are required to be closed at the request of The Woods Borrower and amounts held in such accounts are required to be disbursed to The Woods Borrower.

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Annex A-3	Benchmark 2018-B2

600 Clipper

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Annex A-3	Benchmark 2018-B2

600 Clipper

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Annex A-3	Benchmark 2018-B2

600 Clipper

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Annex A-3	Benchmark 2018-B2

600 Clipper

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$54,300,000	Title:	Fee
Cut-off Date Principal Balance:	$54,300,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.6%	Net Rentable Area (SF):	158,596
Loan Purpose:	Acquisition	Location:	Belmont, CA
Borrower:	600 Clipper Operating LLC	Year Built / Renovated:	1995, 2000 / 2017
Sponsor:	Gemini-Rosemont Realty LLC	Occupancy:	100.0%
Interest Rate:	3.71700%	Occupancy Date:	2/1/2018
Note Date:	12/28/2017	Number of Tenants:	1
Maturity Date:	1/1/2028	2014 NOI(1):	N/A
Interest-only Period:	120 months	2015 NOI(1):	N/A
Original Term:	120 months	2016 NOI(1):	N/A
Original Amortization:	None	TTM NOI(1):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(24),Grtr1%orYM(89),O(7)	UW Revenues(2):	$9,842,561
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,952,768
Additional Debt:	N/A	UW NOI(2):	$6,889,793
Additional Debt Balance:	N/A	UW NCF:	$6,491,015
Additional Debt Type:	N/A	Appraised Value / Per SF(3):	$94,020,000 / $593
		Appraised Go Dark Value / Per SF(4):	$72,390,000 / $456
		Appraisal Date:	11/13/2017

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$342
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$342
Insurance:	$0	Springing	N/A	Cut-off Date LTV(3):	57.8%
Replacement Reserves:	$4,626	$4,626	N/A	Maturity Date LTV(3):	57.8%
TI/LC(3):	$4,147,500	$0	N/A	UW NCF DSCR:	3.17x
Other(3):	$5,098,460	$0	N/A	UW NOI Debt Yield:	12.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$54,300,000	54.4%	Purchase Price	$89,603,786	89.7%
Sponsor Equity	45,602,406	45.6	Upfront Reserves	9,250,586	9.3
			Closing Costs	1,048,034	1.0
Total Sources	$99,902,406	100.0%	Total Uses	$99,902,406	100.0%
(1)	The property was acquired in October 2017, and therefore, historical financial information is not available.

(2)	UW Revenues and UW NOI reflect the weighted average underwritten base rent of the sole tenant over the lease term.

(3)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are based on the “Hypothetical As If Funded” appraised value set forth in the appraisal, which assumes approximately $9.6 million of outstanding tenant improvements, rent/expense reimbursement loss and below-market rents have been funded or escrowed. At origination, the borrower reserved approximately $5.1 million for free rent with the lender and the seller reserved approximately $4.1 million for outstanding tenant improvements, which is held by Chicago Title Insurance Company. The lender received a pledge of the borrower’s interest in the escrow account being held by Chicago Title Insurance Company. The Cut-off Date LTV based on the “as-is” appraised value of $84.46 million as of November 13, 2017 is 64.3%.

(4)	The appraisal provided a “Hypothetical – Go Dark” value of $72.39 million, which assumes the property is 100.0% vacant and available for lease. The Cut-off Date LTV based on the “Hypothetical – Go Dark” value is 75.0%.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2018-B2

600 Clipper

The Loan. The 600 Clipper loan has an outstanding principal balance as of the Cut-off Date of $54.3 million and is secured by a first mortgage lien on the borrower’s fee interest in an approximately 158,596 square foot Class A office building located in Belmont, California. The 600 Clipper loan has a 10-year term and is interest only for the entire term.

The Borrower. The borrowing entity for the 600 Clipper loan is 600 Clipper Operating LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the 600 Clipper loan is Gemini-Rosemont Realty LLC (“Gemini Rosemont”). Founded in 1992, Gemini Rosemont invests in and manages commercial office properties throughout the U.S. with total assets under management of approximately $1.8 billion. Since 2010, Gemini Rosemont’s leadership has been responsible for acquiring approximately 7.6 million square feet of high-quality office properties valued at approximately $1.0 billion. Gemini Rosemont’s real estate portfolio consists of more than 100 office buildings spanning approximately 13.0 million square feet in over 20 states. Headquartered in Santa Fe, New Mexico, Gemini Rosemont has approximately 200 employees.

The Property. The 600 Clipper property is a three-story, approximately 158,596 square foot, Class A office building located on an approximately 8.2 acre site in Belmont, California. The property was constructed in two phases in 1995 and 2000, a portion of the building was renovated in 2017 and the remaining renovations are expected to be completed by August 2018. The property has two wings that are connected by a central lobby and features expansive window lines, institutional quality finishes, a 100 kilowatt backup power generator, a new security system with proximity card readers and a roll-up loading dock. The property is located approximately 0.5 miles from Oracle’s headquarters in Redwood Shores, where employees at the 600 Clipper property have access to the Oracle international food court, several nearby walking trails, and amenities at the Bay Club Redwood Shores. Additionally, the property features on-site surface parking with 475 parking spaces, resulting in a parking ratio of approximately 3.00 spaces per 1,000 square feet of space.

As of February 1, 2018, the property was 100.0% leased to Volkswagen Group of America (“Volkswagen”) (Volkswagen AG is listed in NASDAQ under VLKAY) and serves as Volkswagen’s only US-based Electronics Research Laboratory, where the company develops mission-critical technology for its next generation automobiles. Volkswagen has been a tenant since February 2011 and initially occupied 39,762 square feet at the property. Volkswagen has expanded twice at the property, first leasing an additional 77,595 square feet in August 2016 and subsequently signing a lease amendment in December 2017 to occupy the remaining portion of the property commencing in August 2018. Volkswagen extended its original lease to be coterminous with the expansion leases and is now on a triple net lease through December 2025, with two five-year extension options. Volkswagen pays monthly rent of $555,087 and currently has monthly rent abatements of approximately $321,515. This amount is scheduled to decrease to approximately $77,138 by February 2019 and approximately $75,150 by January 2020, and the rent abatements are scheduled to end completely by February 2021. Volkswagen is expected to spend approximately $11.0 million (approximately $69.36 per square foot) on further renovations.

The Market. The 600 Clipper property is located in the Bay Area on the San Francisco Peninsula, approximately 18.6 miles southeast of San Francisco and approximately 9.6 miles northwest of Palo Alto. The property is situated on the north line of Clipper Drive with visibility along Highway 101. Access to the property is provided by Highway 101, which provides direct access to San Francisco to the north and Silicon Valley and Los Angeles to the south, and Interstate 280, which provides direct access to San Francisco to the north and San Jose to the south. The property is close to the East Bay between Foster City and Redwood Shores, a short distance from two major road arteries in the area, CA-92 and CA-84. The San Francisco International Airport is approximately 8.2 miles northwest of the property, along with other regional and international airports in the area including the San Carlos Airport, the Palo Alto Airport and the Norman Y. Mineta San Jose International Airport, which are approximately 1.9, 10.1 and 22.2 miles southwest of the property, respectively. The property is close to a number of employers in Silicon Valley and San Francisco including the Facebook headquarters, Visa, Electronic Arts, Gilead, GoPro, Fisher Investments and Franklin Templeton Investments. Other demand drivers include Stanford University, a private research university with a total enrollment of 16,914 students during the 2016-2017 school year and Hillsdale Shopping Center, which offers over 100 retailers and is expecting to open entertainment options including a Cinema-Cinepolis luxury movie theater, a Pinstripes bowling alley and a new dining terrace, which are expected to be completed by summer 2018.

The 600 Clipper property is located in the Belmont submarket of San Mateo County. According to the appraisal, the estimated 2017 population within a one-, three- and five-mile radius was 22,744, 147,499 and 267,923, respectively, with average estimated household income of $133,580, $152,036 and $149,379, respectively. Additionally, A third-party report concluded a San Mateo South County Class A office market vacancy of 4.0% in the third quarter of 2017 with quoted rates of $81.04 per square foot. The appraisal identified five directly competitive office leases at properties built between 2002 and 2018 and ranging in size from 82,603 square feet to 350,633 square feet. These office properties reported occupancies ranging from 90.0% to 100.0%, with a weighted average occupancy of approximately 99.2% weighted by lease area square footage. There were seven building completions during the third quarter of 2017, adding approximately 800,000 square feet of office space to the market. Two recent completions are 100 Independence Drive in Menlo Park (206,000 square feet) and 450 Concar Drive in San Mateo (210,000 square feet). Another 500,000 square feet is expected to come online by the end of 2017; however, over 77% of this space is preleased, according to the appraisal.

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Annex A-3	Benchmark 2018-B2

600 Clipper

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
N/A	N/A	N/A	100.0%

(1)	The property was acquired in October 2017, and therefore, historical financial information is not available.

(2)	Current Occupancy is as of February 1, 2018.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Volkswagen Group of America	A3 / BBB+ / BBB+	158,596	100.0%	$46.71	100.0%	12/31/2025

(1)	Based on the underwritten rent roll dated February 1, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent PSF represents the weighted average underwritten base rent for Volkswagen through its lease expiration, excluding months with abated rent. The current in-place rent is $42.00 per square foot.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	1	158,596	100.0	7,407,823	100.0	158,596	100.0%	$7,407,823	100.0%
2026	0	0	0.0	0	0.0	158,596	100.0%	$7,407,823	100.0%
2027	0	0	0.0	0	0.0	158,596	100.0%	$7,407,823	100.0%
2028 & Beyond	0	0	0.0	0	0.0	158,596	100.0%	$7,407,823	100.0%
Total	1	158,596	100.0%	$7,407,823	100.0%

(1)	Based on the underwritten rent roll dated February 1, 2018.

(2)	Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring reflects the weighted average underwritten base rent over the lease term.

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600 Clipper

Operating History and Underwritten Net Cash Flow(1)

	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$7,407,823	$46.71	71.5%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$7,407,823	$46.71	71.5%
Total Reimbursements	2,952,768	18.62	28.5
Net Rental Income	$10,360,591	$65.33	100.0%
(Vacancy/Credit Loss)	(518,030)	(3.27)	(5.0)
Effective Gross Income	$9,842,561	$62.06	95.0%

Total Expenses	$2,952,768	$18.62	30.0%

Net Operating Income	$6,889,793	$43.44	70.0%

Total TI/LC, Capex/RR	398,778	2.51	4.1
Net Cash Flow	$6,491,015	$40.93	65.9%

(1)	The property was acquired in October 2017 and, therefore, historical financial information is not available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place represents the weighted average underwritten base rent for Volkswagen through its lease expiration, excluding months with abated rent. The current in-place rent is $42.00 per square foot.

Property Management. The property is managed by Gemini-Rosemont Property Management LLC, a New Mexico limited liability company and an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $5,071,085 for outstanding rent abatements pursuant to the Volkswagen lease, $27,375 for deferred maintenance items (which includes $625 for an environmental reserve to provide secondary containment for several containers of hazardous materials at the property) and approximately $4,626 for replacement reserves. In addition, as part of the acquisition of the property by the borrower, the former owner and seller of the property escrowed $4,147,500 for outstanding tenant improvements with Chicago Title Insurance Company. The lender has received an assignment of the borrower’s interest in the escrow account being held by the Chicago Title Insurance Company.

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides the lender with satisfactory evidence that taxes and other charges have been paid on or before the applicable due date.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides the lender with satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

Replacement Reserves - On a monthly basis, the borrower is required to escrow approximately $4,626 (approximately $0.35 per square foot annually) for replacement reserves.

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver instruction letters to the tenant at the property directing the tenant to deposit all rents into a lockbox account. If there is no Cash Sweep Period (as defined below) continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept into a cash management account controlled by the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a security interest in the cash management account.

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A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (a) the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or (b) payment in full of all principal and interest on the loan and all other amounts payable under the loan documents in accordance with the terms and provisions of the loan documents.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager, (iii) the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than (a) 1.50x for the period from December 28, 2017 through but excluding the payment date occurring in January 2019 and (b) 1.95x for the period from and after the payment date occurring in January 2019 (a “DSCR Trigger Event”), (iv) the date that Volkswagen “goes dark,” vacates or abandons its premises, is the subject of a bankruptcy action, terminates the Volkswagen lease or provides notice that it intends to terminate the Volkswagen lease or vacate its premises (a “Tenant Termination Trigger Event”), (v) the date that is 15 months prior to the scheduled expiration of the Volkswagen lease (currently December 31, 2025) (a “Lease Expiration Trigger Event” ) or (vi) the date that the long-term unsecured credit rating of Volkswagen AG from S&P, Moody’s, Fitch, Morningstar or any other nationally recognized statistical rating agency which has assigned a rating to the securities, is less than “BBB-” or its equivalent (a “Tenant Downgrade Trigger Event”).

A “Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio, based on the trailing three month period immediately preceding the date of determination, of at least (1) 1.50x for the period from December 28, 2017 through but excluding the payment date occurring in January 2019 and (2) 1.95x for the period from and after the payment date occurring in January 2019, (b) if the Cash Sweep Event is caused by an event of default, the acceptance by the lender of a cure of such event of default (which the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by any bankruptcy or insolvency action of the property manager, the borrower replacing the manager with a qualified manager under a replacement management agreement within 60 days or the dismissal of such bankruptcy or insolvency action without any material adverse consequences to the loan or the property (as determined by the lender in its reasonable discretion), (d) if the Cash Sweep Event is caused by a Tenant Termination Trigger Event, the occurrence of a Tenant Termination Cure (as defined below), (e) if the Cash Sweep Event is caused by Lease Expiration Trigger Event, the occurrence of either (1) the extension of the Volkswagen lease for an additional five-year period in accordance with its terms or (2) the occurrence of a Tenant Termination Cure or (f) if the Cash Sweep Event is caused by a Tenant Downgrade Trigger Event, the date the long-term unsecured credit rating of Volkswagen AG from S&P, Moody’s, Fitch, Morningstar or any other nationally recognized statistical rating agency which has assigned a rating to the securities, is at least “BBB-” or its equivalent. Each Cash Sweep Event Cure is also subject to the following conditions: (1) no event of default has occurred and is continuing, (2) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the loan and (3) the borrower pays the lender’s reasonable expenses incurred in connection with the Cash Sweep Event Cure. The borrower does not have the right to cure a Cash Sweep Event triggered by the occurrence of a bankruptcy or insolvency action of the borrower.

A “Tenant Termination Cure” means the re-tenanting of no less than 75% of the space demised to Volkswagen with one or more replacement tenants pursuant to executed lease(s) approved by lender (which lease(s) are required to extend no less than three years beyond the maturity date of January 1, 2028 and provide for rents that result in a debt service coverage ratio of not less than 1.95x), and providing that for any tenants that have yet taken occupancy, such tenants have no rights to terminate the applicable replacement leases and amounts sufficient to satisfy any free rent, tenant improvement and leasing commission costs with respect to such replacement leases have been reserved with the lender.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office - CBD
Original Principal Balance(2):	$50,000,000	Net Rentable Area (SF)(5):	2,049,553
Cut-off Date Principal Balance(2):	$50,000,000	Location:	New York, NY
% of Pool by IPB:	3.3%	Year Built / Renovated:	1987 / 1996
Loan Purpose:	Refinance	Occupancy(6):	98.4%
Borrowers:	WWP Office, LLC, WWP Amenities	Occupancy Date:	6/30/2017
	Holdings, LLC	Number of Tenants:	35
Sponsors(3):	SLGOP, RXR Fund III	2014 NOI(5):	$68,075,807
Interest Rate:	3.6045425532%	2015 NOI(5):	$72,722,303
Note Date:	10/18/2017	2016 NOI(5):	$83,174,046
Maturity Date:	11/6/2027	TTM NOI (as of 6/2017)(5):	$80,997,253
Interest-only Period:	120 months	UW Economic Occupancy:	95.0%
Original Term:	120 months	UW Revenues:	$141,343,932
Original Amortization:	None	UW Expenses:	$54,051,285
Amortization Type:	Interest Only	UW NOI(5):	$87,292,647
Call Protection(4):	L(27),Def(88),O(5)	UW NCF(5):	$85,021,775
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF(7):	$1,740,000,000 / $849
Additional Debt:	Yes	Appraisal Date:	10/1/2017
Additional Debt Balance:	$566,286,000 / $323,714,000 / $260,000,000
Additional Debt Type:	Pari Passu / Subordinate Loans / Mezzanine Loans

Escrows and Reserves(8)				Financial Information(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$301	$459
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$301	$459
Replacement Reserves:	$0	Springing	$2,500,000	Cut-off Date LTV(7):	35.4%	54.0%
TI/LC:	$0	Springing	$10,000,000	Maturity Date LTV(7):	35.4%	54.0%
Other:	$0	Springing	$42,286,860	UW NCF DSCR(5):	3.77x	2.47x
				UW NOI Debt Yield(5):	14.2%	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$616,286,000	42.0%	Loan Payoff	$983,098,561	67.0%
Subordinate Notes	323,714,000	22.1	Closing Costs	33,991,488	2.3%
Mezzanine Loans	260,000,000	17.7	Return of Equity(9)	449,536,079	30.7%
RXR Equity	133,069,504	9.1
SL Green Equity	133,061,700	9.1
Third Party Expense Deposit	494,924	0.0
Total Sources	$1,466,626,128	100.0%	Total Uses	$1,466,626,128	100.0%

(1)	The Worldwide Plaza Whole Loan (as defined in “The Loan” section below) was originated by Goldman Sachs Mortgage Company (“GSMC”) on October 18, 2017. Subsequent to the origination date, 25% of the Worldwide Plaza Whole Loan was transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Preliminary Prospectus.

(2)

The Worldwide Plaza mortgage loan is part of a whole loan evidenced by eight senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $616.286 million and two subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $323.714 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the senior notes, but excludes the related subordinate notes and mezzanine loans. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the senior notes and subordinate notes evidencing the Worldwide Plaza Whole Loan, but excludes the mezzanine loans.

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(3)	The sponsors and nonrecourse carve-out guarantors are SLGOP (as defined below) and RXR Fund III (consisting of RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP, RXR RE VAF – Fund III Parallel B (REIT) LP, RXR RE VAF – Fund III Parallel C LP, and RXR RE VAF – Fund III Parallel D LP).

(4)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $940.0 million Worldwide Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) October 18, 2020 and (ii) two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 27 months is based on the expected Benchmark 2018-B2 securitization closing date in February 2018. The actual lockout period may be longer.

(5)	UW NOI, UW NCF, the related debt service coverage ratios and debt yields, and historical NOI all include net operating income from the Amenity Parcel (as defined below) and Net Rentable Area (SF) includes square feet of the Amenity Parcel.

(6)	As of June 30, 2017, the Worldwide Plaza property had an underwritten occupancy of 98.4% and a physical occupancy of 100.0%.

(7)	The Cut-off Date LTV and Maturity Date LTV are based on an appraised value of $1.74 billion that includes separate appraised values for the Office Tower ($1.62 billion) and Amenity Parcel ($120.0 million). As described below under “The Property” the Amenity Parcel does not secure the Worldwide Plaza mortgage loan. Based solely on the appraised value of the Office Tower, the Cut-off Date LTV and Maturity Date LTV of the Senior Notes, the Worldwide Plaza Whole Loan and the total debt (including the mezzanine loans) are 38.0%, 58.0% and 74.1% respectively.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(9)	The equity was returned to NY REIT & an affiliate of George Comfort & Sons.

The Loan. The Worldwide Plaza loan is secured by a first mortgage lien on the Office Tower borrower’s (as defined below) fee interest in an office building in New York, New York (the “Office Tower”) and the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of Amenity Parcel Borrower (as defined below) relating to an adjacent amenities parcel (the “Amenity Parcel”) and the pledge of 100% of the indirect membership interests in such indirect subsidiary and in another indirect subsidiary of the Amenity Parcel Borrower which owns a 1% general partnership interest in the Amenity Parcel owner. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $940.0 million (the “Worldwide Plaza Whole Loan”). The Worldwide Plaza Whole Loan is comprised of (i) a senior loan, comprised of eight pari passu notes with an aggregate principal balance as of the Cut-off Date of $616.286 million, two of which, Note A-2-C2 and Note A-2-C4, with an outstanding principal balance as of the Cut-off Date of $50.0 million, are being contributed to the Benchmark 2018-B2 Trust, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $323.714 million (collectively, the “Worldwide Plaza Subordinate Companion Loan”), each as described below. The relationship between the holders of the Worldwide Plaza Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Worldwide Plaza Whole Loan” in the Preliminary Prospectus. The Worldwide Plaza Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the Worldwide Plaza property was included in the COMM 2013-WWP securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S, A-2-S	$381,286,000	$381,286,000	WPT 2017-WWP	Yes
A-2-C1, A-2-C3	$50,000,000	$50,000,000	Benchmark 2018-B1	No
A-1-C1	$100,000,000	$100,000,000	GSMS 2017-GS8	No
A-2-C2, A-2-C4	$50,000,000	$50,000,000	Benchmark 2018-B2	No
A-1-C2	$35,000,000	$35,000,000	GSMC	No
B-1-S, B-2-S	$323,714,000	$323,714,000	WPT 2017-WWP	No
Total	$940,000,000	$940,000,000

The Borrowers. The borrowing entities for the Worldwide Plaza Whole Loan are WWP Office, LLC (“Office Tower Borrower”) and WWP Amenities Holdings, LLC (“Amenity Parcel Borrower”), both of which are single purpose entities and Delaware limited liability companies structured to be bankruptcy-remote with two independent directors in each organizational structure.

The Sponsors. The loan sponsors and non-recourse carveout guarantors of the Worldwide Plaza Whole Loan are SL Green Operating Partnership, L.P. (“SLGOP”) and RXR Fund III (consisting of RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP, RXR RE VAF – Fund III Parallel B (REIT) LP, RXR RE VAF – Fund III Parallel C LP, and RXR RE VAF – Fund III Parallel D LP), on a joint and several basis (except as to events caused solely by SL Green Operating Partnership L.P. or its affiliates or caused solely by RXR Fund III or its affiliates, in which case solely the related guarantor or group of guarantors is liable). The nonrecourse carve-out guarantee is limited to certain carveouts, including (i) loss recourse for any violation of the transfer restrictions contained in the loan documents (other than those that are full recourse) and any unsecured, unpermitted additional debt and (ii) full recourse for insolvency events (capped at $94,000,000), unpermitted transfers of all or substantially all of the Office Tower, the Amenity Parcel, the collateral related to the Amenity Parcel or the equity interests in the borrowers or certain entities related to the Amenity Parcel owned by the borrowers and unpermitted additional debt secured by the collateral. There is no environmental indemnitor for the Worldwide Plaza Whole Loan, other than the borrowers.

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SL Green Realty Corp. (“SL Green”), the sole general partner of SLGOP, is an S&P 500 company and a large New York City office landlord and a fully integrated real estate investment trust, or “REIT” with a market capitalization of $10.8 billion (as of 2016) that is focused primarily on acquiring and managing Manhattan commercial properties. As of September 30, 2017, SL Green held interests in 118 Manhattan buildings totaling 47.8 million square feet. This included ownership interests in 27.5 million square feet of Manhattan buildings and debt and preferred equity investments secured by 20.3 million square feet of buildings. In addition, as of September 30, 2017, SL Green held ownership interests in 27 suburban buildings totaling 4.3 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

RXR Realty LLC (“RXR”), which directly or indirectly controls RXR Fund III, is a New York-based, approximately 470-person, vertically integrated real estate owner/operator and investment manager in the New York metropolitan market. RXR is comprised of members of the former senior management and operating team of Reckson Associates (“Reckson”), a NYSE-listed REIT which was acquired by SL Green in January 2007. RXR re-entered the New York City market in August 2009. RXR’s platform manages 75 commercial properties and investments with an aggregate gross asset value of approximately $17.4 billion as of June 30, 2017, consisting of approximately 24.2 million square feet of commercial operating properties and approximately 5,200 multi-family rental and for sale units under active development in the New York metropolitan area (amounts above adjusted to include the assumption of operations of Worldwide Plaza property in October 2017. Gross asset value compiled by RXR in accordance with company fair value measurement policy and is comprised of capital invested by RXR and its partners, as well as leverage).

The Property. The Worldwide Plaza property consists of the Office Tower, a 49-story Class A office property with 1,807,231 square feet located in New York, New York, and the Amenity Parcel. The Amenity Parcel consists of multi-tenant retail, a 473-space underground parking garage, a theater space and a health club. The Amenity Parcel does not itself constitute collateral for the Worldwide Plaza Whole Loan. Instead, the collateral relating to the Amenity Parcel includes (i) a pledge by Amenity Parcel Borrower of its indirect 100% ownership interest in a subsidiary which owns a 1% general partnership interest in the owner of the Amenity Parcel, (ii) a pledge by the Amenity Parcel Borrower of its 100% indirect interest in a subsidiary (the “Amenities Lender”) which has made certain loans to the owner of the Amenity Parcel secured by the Amenity Parcel and (iii) a pledge by Amenities Lender of its loans on the Amenity Parcel and the collateral assignment of the related mortgages. Worldwide Plaza (which also includes a residential tower that is not part of the collateral) occupies an entire block bounded by Eighth Avenue and Ninth Avenue and offers 360-degree panoramic views of New York City. The retail, parking garage and health club portions of the Amenity Parcel are part of a condominium which also includes the non-collateral residential tower. The Worldwide Plaza property features a copper tower top known as “David’s Diamond”.

As of June 30, 2017, the Worldwide Plaza property had an underwritten occupancy of 98.4% and a physical occupancy of 100.0%. The Worldwide Plaza property is anchored by Nomura Holding America Inc. (“Nomura”) (Fitch: A- / Moody’s: Baa1 / S&P: A-) and Cravath, Swaine & Moore LLP (“Cravath”) (#46 in an industry publication listing of the top 100 law firms based on 2016 revenue) under long term leases until 2033 and 2024, respectively. Cravath and Nomura have invested over $280 million of their own capital on build-outs including cafeterias with full kitchens, internal staircases, executive dining rooms, media rooms, conference rooms, rooftop (setback) terraces, as well as details and finishes throughout. Cravath has been headquartered at the Worldwide Plaza property since 1989. Nomura signed a lease in June 2011 to locate its North American headquarters in the Worldwide Plaza property.

According to the appraisal, the property is located in the West Side submarket. As of the second quarter of 2017, the overall average rent reached $76.05 per square foot, an increase of $0.85 quarter-over quarter. Class A asking rents increased $1.88 per square foot to $82.28. Class A vacancy fell to 7.7%, a 1.5% decline year-over-year.

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The following table provides a detailed breakout of the Worldwide Plaza property between the Office Tower and Amenity Parcel:

Office Tower	Square Feet	Occupied Square Feet	% of Sq. Ft.	Occupancy	U/W Base Rent	U/W Base Rent PSF	U/W Total Rental Income	U/W Total Rental Income PSF	% of U/W Total Rent
Office	1,793,695	1,763,177	87.5%	98.3%	$115,660,807	$65.60	$123,936,609	$70.29	89.1%
Retail - Office	10,592	10,592	0.5%	100.0%	1,288,114	$121.61	1,406,162	$132.76	1.0%
Telecom	16	16	0.0%	100.0%	106,290	$6,643.15	106,290	$6,643.15	0.1%
Other	2,928	0	0.1%	0.0%	0	$0.00	0	$0.00	0.0%
Utility Reimbursements							4,078,317		2.9%
Total / Wtd. Avg.	1,807,231	1,773,785	88.2%	98.1%	$117,055,212	$65.99	$129,527,379	$73.02	93.1%

Amenity Parcel	Square Feet	Occupied Square Feet	% of Sq. Ft.	Occupancy	U/W Base Rent	U/W Base Rent PSF	U/W Total Rental Income	U/W Total Rental Income PSF	% of U/W Total Rent
Theater	56,934	56,934	2.8%	100.0%	$2,205,268	$38.73	$2,715,201	$47.69	2.0%
Parking Garage	131,971	131,971	6.4%	100.0%	2,686,244	$20.35	2,686,244	$20.35	1.9%
Health Club	35,241	35,241	1.7%	100.0%	1,800,000	$51.08	1,865,614	$52.94	1.3%
Retail - Amenities	18,176	18,176	0.9%	100.0%	2,109,680	$116.07	2,127,336	$117.04	1.5%
Utility Reimbursements							179,553		0.1%
Total / Wtd. Avg.	242,322	242,322	11.8%	100.0%	$8,801,192	$36.32	$9,573,948	$39.51	6.9%
Total / Wtd. Avg. Worldwide Plaza	2,049,553	2,016,107	100.0%	98.4%	$125,856,404	$62.43	$139,101,326	$69.00	100.0%

According to the appraisal, the property is located in the West Side submarket. As of the second quarter of 2017, the overall average rent reached $76.05 per square foot, an increase of $0.85 quarter-over quarter. Class A asking rents increased $1.88 per square foot to $82.28. Class A vacancy fell to 7.7%, a 1.5% decline year-over-year.

The following table details certain information related to the competitive property set for the Worldwide Plaza property.

Competitive Property Summary(1)
Property Name	Office	Direct Available Square Feet	Sublease Available Square Feet	Occupancy (Direct)	Occupancy (Total)	Direct Asking Rent
	NRA					Low	High
1515 Broadway	1,721,858	0	0	100.0%	100.0%	N/A	N/A
1585 Broadway	1,220,732	0	0	100.0%	100.0%	N/A	N/A
1633 Broadway	2,240,000	168,355	57,845	92.5%	89.9%	$74.00	$95.00
1675 Broadway	747,546	78,255	0	89.5%	89.5%	$75.00	$75.00
750 Seventh Avenue	533,076	0	0	100.0%	100.0%	N/A	N/A
787 Seventh Avenue	1,429,610	0	0	100.0%	100.0%	N/A	N/A
Average / Total / Wtd. Avg.	1,315,470	246,610	57,845	96.9%	96.1%	$74.50	$85.00
(1)	Source: Appraisal.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
93.4%	100.0%	100.0%	98.4%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of June 30, 2017. As of June 30, 2017, the Worldwide Plaza property had an underwritten occupancy of 98.4% and a physical occupancy of 100.0%.

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Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Nomura Holding America Inc.(3)(4)	A- / Baa1 / A-	819,906	40.0%	$49.10	32.0%	9/30/2033
Cravath, Swaine & Moore LLP(5)	NA / NA / NA	617,135	30.1%	$92.80	45.5%	8/31/2024
Mercury Parking LLC(6)	NA / NA / NA	131,971	6.4%	$20.35	2.1%	11/30/2027
WNET.ORG and THIRTEEN	NA / NA / NA	102,709	5.0%	$48.54	4.0%	8/31/2026
Rubenstein Associates, Inc.	NA / NA / NA	68,432	3.3%	$62.00	3.4%	4/30/2031
New World Stages Holding Co.(6)	NA / NA / NA	56,934	2.8%	$38.73	1.8%	5/31/2024
WEBMD LLC.	NA / NA / NA	50,798	2.5%	$54.07	2.2%	8/31/2021
M. Shanken Communications	NA / NA / NA	38,418	1.9%	$58.63	1.8%	3/31/2025
99th Avenue Holdings LLC(6)	NA / NA / NA	35,241	1.7%	$51.08	1.4%	12/31/2030
Prometheus Global Media, LLC	NA / NA / NA	33,181	1.6%	$57.75	1.5%	11/30/2025
(1)	Based on the underwritten rent roll dated June 30, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Nomura has the right to reduce its space upon 15 months’ notice prior to January 1, 2022 (if it has not exercised an expansion option in the prior 12 months) by a single contiguous block of space and/or any full or partial floor of its space that is not contiguous to any other space then leased by Nomura so long as the total contraction space includes no more than 10% of its rentable square footage. Nomura may also reduce its space in the same manner once after January 1, 2022 and prior to January 1, 2027. Both contraction options are subject to certain payments associated with the option. Nomura also has a one-time right to terminate its lease, in whole or in part, as of January 1, 2027 upon 18 months’ notice upon payment of a termination fee equal to six months fixed rent on the terminated space and certain costs associated with the termination.
(4)	Nomura has three, five or ten-year extension options and a fourth five-year option, which may be exercised to extend the term of the lease for no more than a total of 20 years.
(5)	Cravath subleases approximately 29,688 square feet on the 18th floor to AMA Consulting Engineers, P.C. at a base rent of approximately $54.65 per square foot. Cravath subleases 34,210 square feet on the 31st floor to McCarter & English LLP at a base rent of $51.00 per square foot. Cravath defined these spaces as non-attorney spaces and, as their space needs changed over time, decided to sublease the space. The subleases are structured to be coterminous with the rest of the Cravath space.
(6)	Mercury Parking LLC, New World Stages Holding Co. and 99th Avenue Holdings LLC are located in the Amenity Parcel, the other top ten tenants are located in the Office Tower.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring(4)	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant(3)	NAP	33,446	1.6%	NAP	NAP	33,446	1.6%	NAP	NAP
2018 & MTM(4)	7	4,703	0.2	$613,453	0.5%	38,149	1.8%	$613,453	0.5%
2019	2	2	0.0	29,400	0.0	38,151	1.8%	$642,853	0.5%
2020	2	2,343	0.1	367,843	0.3	40,494	1.9%	$1,010,696	0.8%
2021	7	59,759	2.9	3,694,878	2.9	100,253	4.8%	$4,705,574	3.7%
2022	1	1,819	0.1	171,944	0.1	102,072	4.9%	$4,877,517	3.8%
2023	0	0	0.0	0	0.0	102,072	4.9%	$4,877,517	3.8%
2024	2	674,069	32.9	59,474,650	47.3	776,141	37.8%	$64,352,167	51.1%
2025	3	71,609	3.5	4,186,758	3.3	847,750	41.3%	$68,538,925	54.4%
2026	4	105,580	5.2	5,510,721	4.4	953,330	46.5%	$74,049,646	58.8%
2027	4	167,071	8.2	5,125,578	4.1	1,120,401	54.7%	$79,175,225	62.9%
2028	0	0	0.0	0	0.0	1,120,401	54.7%	$79,175,225	62.9%
2029 & Beyond	4	929,152	45.3	46,681,179	37.1	2,049,553	100.0%	$125,856,404	100.0%
Total	36	2,049,553	100.0%	$125,856,404	100.0%
(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Vacant space includes a storage space in the Office Tower, with no associated Base Rent.

(4)	Includes telecommunications services at the Worldwide Plaza property.

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Worldwide Plaza

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$109,386,364	$112,900,860	$121,265,796	$121,285,946	$125,856,404	$61.41	85.0%
Credit Tenant Rent Steps(4)	0	0	0	0	6,534,145	3.19	4.4
Vacant Income	0	0	0	0	2,441,440	1.19	1.6
Gross Potential Rent	$109,386,364	$112,900,860	$121,265,796	$121,285,946	$134,831,989	$65.79	91.1%
Total Reimbursements	7,973,726	10,495,072	13,378,603	12,076,066	13,244,922	6.46	8.9
Net Rental Income	117,360,090	123,395,933	134,644,398	133,362,012	148,076,911	72.25	100.0%
Other Income	610,797	729,513	805,522	583,491	706,175	0.34	0.5
(Vacancy/Credit Loss)	0	0	0	0	(7,439,154)	(3.63)	(5.0)
Effective Gross Income	$117,970,886	$124,125,445	$135,449,920	$133,945,503	$141,343,932	$68.96	95.5%

Total Expenses	49,895,080	51,403,142	52,275,875	52,948,250	54,051,285	26.37	38.2%

Net Operating Income(5)	$68,075,807	$72,722,303	$83,174,046	$80,997,253	$87,292,647	$42.59	61.8%

Total TI/LC, Capex/RR	0	0	0	0	2,270,872	1.11	1.6

Net Cash Flow	$68,075,807	$72,722,303	$83,174,046	$80,997,253	$85,021,775	$41.48	60.2%

(1)	TTM reflects the trailing 12-month period ending June 30, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place include rent steps through November 30, 2018.

(4)	Underwritten Credit Tenant Rent Steps includes the present value of rent steps for Cravath, as well as credit tenants Nomura and Starbucks, discounted at 7% over the respective lease terms.

(5)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily driven by the inclusion of underwritten rent steps, which equate to (i) for non-investment grade tenants, base rent steps through November 2018 (an aggregate of $3,206,217), and (ii) for investment grade tenants as described above, the present value of rent steps discounted at 7% over the respective lease terms.

Property Management. The Office Tower portion of the collateral is managed by WWP Manager JV LLC, an affiliate of the borrowers. The Amenities Parcel is also managed by WWP Manager JV LLC.

Escrows and Reserves.

Tax and Insurance Reserves - On each monthly payment date during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit an amount equal to (i) 1/12 of the estimated annual taxes and (ii) 1/12 of the estimated annual insurance premiums, each into the basic carrying costs escrow account.

Replacement Reserve - On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to deposit an amount equal to approximately $42,699 (approximately $0.25 per square foot per annum on the gross square feet of 2,049,533), subject to a cap of $2,500,000.

TI/LC Reserve - On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to deposit an amount equal to approximately $282,230 (approximately $2.00 per square foot per annum on the rentable square feet of 1,693,382), subject to a cap of $10,000,000.

The borrowers are permitted at their election to substitute one or more Qualifying Guaranties (as defined below) or letters of credit meeting the requirements of the loan documents in lieu of cash reserves (other than for the excess cash flow reserve). The aggregate letters of credit and Qualifying Guaranties in lieu of reserves as described above and under “Lockbox/Cash Management” may not exceed $120,000,000 (the “Affiliate Support Limit”).

Cravath Reserve – A “Cravath Reserve Period” will commence 12 months prior to the lease expiration of Cravath in August 2024, if a new or renewed Cravath lease has not been executed for all or substantially all of such space, or all or substantially all of the space leased by Cravath has not been re-leased, in each case in accordance with the terms of the loan agreement, and in each case all associated expenses have been paid and all associated free rent periods have expired (a “Cravath Renewal Event”) the lender will trap all excess cash flow after operating expenses and capital expenditures (and, during a Trigger Period, debt service and required reserves) into a reserve for tenant improvements and leasing commissions incurred in reletting the Cravath space (the “Cravath Rollover Reserve”) until the earlier of (i) a Cravath Renewal Event occurs and (ii) a reserve equal to $42,286,860 (the “Cravath Reserve Amount”) has been accumulated.

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Worldwide Plaza

The borrowers are permitted to substitute a letter of credit or Qualifying Guaranty in lieu of cash reserves in an amount up to the amount that would not violate the Affiliate Support Limit. Upon the borrowers reletting of at least 75% of the rentable square footage of the Cravath space, provided no event of default exists, amounts in the Cravath Rollover Reserve in excess of the sum of (x) $100 PSF of Cravath space that has not been relet in accordance with the loan agreement plus (y) any unpaid tenant improvement costs, leasing commissions and free rent obligations under the replacement leases is required to be released to the borrowers (or if a Trigger Event then exists, to the excess cash flow reserve).

“Qualifying Guaranty” means a guaranty in form and substance reasonably satisfactory to the lender from one or more Qualified Guarantors (as defined below) (jointly and severally) reasonably satisfactory to the lender that at all times (i) have and maintain a collective net worth of at least $250,000,000 (excluding the Office Tower, the Amenity Parcel and the collateral relating to the Amenity Parcel) and (ii) at least one of which is rated at least “BBB-” by S&P, “Baa3” by Moody’s, and the equivalent rating by each of the other rating agencies engaged to rate the securities issued in connection with a securitization of the Worldwide Plaza Whole Loan that maintains a rating for such entity.

“Qualified Guarantor” means a person or entity that (a) maintains a place of business in, and is subject to service of process in, the United States, (b) has all or substantially all of its assets in the United States, or otherwise has assets in the United States of substantially greater net value than its aggregate obligations under the loan documents and (c) satisfies certain anti-terrorism law requirements.

Lockbox / Cash Management. The Office Tower portion of the collateral securing the Worldwide Plaza Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to direct Office Tower tenants to pay rent directly to a lender-controlled lockbox account and all rents and other payments received by the borrowers or the property manager with respect to the Office Tower to be deposited into the lockbox account by the end of the first business day following receipt. If no event of default, Cravath Reserve Period or Trigger Period is continuing, on each business day, all amounts in the lender-controlled lockbox account will be released to the borrowers’ operating account. On each business day during the continuance of an event of default under the Worldwide Plaza Whole Loan, a Cravath Reserve Period or a Trigger Period, all funds in the lockbox account (less any required minimum balance) are required to be swept into a lender controlled cash management account. During the continuance of a Trigger Period, (or at the lender’s discretion, during an event of default under the Worldwide Plaza Whole Loan until the Worldwide Plaza Whole Loan has been accelerated), the loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in an excess cash flow reserve account. During the continuance of a Cravath Reserve Period, if no Trigger Period or event of default is then continuing, the loan documents require that all amounts on deposit in the cash management account be applied to pay debt service, operating expenses, then to the Cravath Rollover Reserve until the amount therein equals the Cravath Reserve Amount (as defined below), minus the amount of any guaranty or letter of credit provided in lieu of such reserve, and then to the borrowers’ operating account.

The Amenity Parcel Borrower, the pledgor of the collateral related to the Amenity Parcel, has caused the Amenities Lender to establish a springing lockbox account to which cash and revenue related to the Amenity Parcel are deposited. During the continuance of a Trigger Period, the Amenity Parcel Borrower is required to cause the Amenities Lender not to make any remittances from the amenities lockbox account except generally to pay expenses of the Worldwide Plaza property, to the lockbox account or cash management account or certain other specified payments not to exceed $300,000 a year.

A “Trigger Period” will commence (a) when the aggregate debt yield (based on the sum of the Worldwide Plaza Whole Loan, and all outstanding mezzanine loans and/or permitted debt-like preferred equity) as of the first day of any fiscal quarter based on the net operating income is less than 5.50% and will continue until the aggregate debt yield as of the first day of any fiscal quarter is at least 5.50%, (b) at the lender’s option, if certain financial statements required to be delivered by the borrowers are not delivered until such financial statements are delivered and reflect that no Trigger Period pursuant to clause (a) is ongoing or (c) upon any event of default under a mezzanine loan and will continue until cured. The borrowers may cure a Trigger Period under clause (a) by delivering as additional collateral cash, a letter of credit meeting certain requirements or a Qualifying Guaranty, in each case in an aggregate amount that when subtracted from principal for purposes of determining the debt yield, would cause the debt yield to exceed 5.50%. Such collateral is required to be released to the borrowers if the debt yield exceeds 5.50% without giving effect to such collateral.

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Worldwide Plaza

Additional Debt. The Worldwide Plaza Whole Loan includes the Worldwide Plaza Subordinate Companion Loan with an original principal balance of $323,714,000, which notes were contributed to the Worldwide Plaza Trust 2017-WWP securitization trust. In addition to the Worldwide Plaza Whole Loan, a $190,000,000 mezzanine loan (the “Worldwide Plaza Mezzanine Loan (First)”), and a $70,000,000 second mezzanine loan (the “Worldwide Plaza Mezzanine Loan (Second)”) (collectively the, “Worldwide Plaza Mezzanine Loans”) were originated to provide financing to the parent of the borrowers and its parent secured by a pledge of 100% of the direct equity interests in the borrowers and the parent of the borrowers, respectively. The Worldwide Plaza Mezzanine Loan (First) carries an interest rate of 5.1170% per annum and the Worldwide Plaza Mezzanine Loan (Second) carries an interest rate of 6.000% per annum and both are coterminous with the Worldwide Plaza Whole Loan. The lenders of the Worldwide Plaza Whole Loan and the Worldwide Plaza Mezzanine Loans entered into intercreditor agreements that provide for consent rights, cure rights and the right to purchase defaulted loans. The Worldwide Plaza Mezzanine Loans were originated by Goldman Sachs Mortgage Company, which subsequently sold a 25% interest therein to DBNY. Thereafter the mezzanine loans were sold to third party purchasers. Based on the total combined debt of $1.2 billion, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 69.0%, 69.0%, 1.75x and 7.3%, respectively.

Permitted Mezzanine Debt. The loan documents permit additional mezzanine debt (or equivalent debt-like preferred equity) that is structurally subordinate to the Worldwide Plaza Whole Loan and the existing Worldwide Plaza Mezzanine Loans, subject to certain conditions, including without limitation (a) such debt is provided by an institutional lender meeting certain requirements, (b) such debt is subject to an intercreditor agreement (or recognition agreement, as applicable) on substantially the same terms as the intercreditor agreement among the lender, the mezzanine lenders or otherwise on terms reasonably acceptable to the lender, (c) such debt is coterminous with the Worldwide Plaza Whole Loan (provided however, there shall be no restriction on the related borrower’s right to prepay, defease or redeem such debt prior to the applicable maturity or redemption date), (d) immediately after giving effect to the additional debt, the aggregate debt yield (based on the aggregate of the principal balances of the Worldwide Plaza Whole Loan, the Worldwide Plaza Mezzanine Loans and the principal balance of the proposed mezzanine loan or preferred equity) as calculated under the loan documents may not be less than 7.45% and the aggregate loan-to-value ratio (based on the ratio of (i) the aggregate of the principal balances of the Worldwide Plaza Whole Loan, the Worldwide Plaza Mezzanine Loans and the maximum principal balance of the proposed mezzanine loan or preferred equity to (ii) the appraised value of the Office Tower and Amenity Parcel) does not exceed 65.5%, (e) the lease with Cravath or a lease with an acceptable replacement tenants meeting certain requirements has been extended at least two years beyond the loan term, (f) such debt does not at any time have an outstanding principal amount in excess of $120 million, (g) such debt is current-pay only, with no payment in kind or similar accrual features, (h) rating agency confirmation has been received, (i) such debt may not be obtained prior to April 18, 2018 and (j) the prior written approval of each mezzanine lender (which may not be withheld if such mezzanine lender reasonably determines that the foregoing conditions have been satisfied) is obtained. Goldman Sachs Mortgage Company (or its designee) has a right of first offer to provide any such permitted financing.

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64 Wooster Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$48,000,000	Title:	Fee
Cut-off Date Principal Balance:	$48,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	55,500
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	Wooster LLC	Year Built / Renovated:	1900 / 2014
Sponsor:	Esshagh Dario Zar	Occupancy:	100.0%
Interest Rate:	4.39000%	Occupancy Date:	12/13/2017
Note Date:	12/13/2017	Number of Tenants:	10
Maturity Date:	1/6/2028	2014 NOI:	$2,641,356
Interest-only Period:	120 months	2015 NOI:	$2,744,158
Original Term:	120 months	2016 NOI:	$3,267,933
Original Amortization:	None	TTM NOI (as of 9/2017):	$3,214,260
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Def(90),O(5)	UW Revenues:	$3,986,351
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$733,591
Additional Debt:	N/A	UW NOI:	$3,252,760
Additional Debt Balance:	N/A	UW NCF:	$3,073,875
Additional Debt Type:	N/A	Appraised Value / Per SF:	$80,000,000 / $1,441
		Appraisal Date:	11/1/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$865
Taxes:	$85,369	$42,685	N/A	Maturity Date Loan / SF:	$865
Insurance:	$53,304	$4,846	N/A	Cut-off Date LTV:	60.0%
Replacement Reserves:	$0	$925	N/A	Maturity Date LTV:	60.0%
TI/LC(1):	$300,000	Springing	$300,000	UW NCF DSCR:	1.44x
Free Rent:	$257,409	$0	N/A	UW NOI Debt Yield:	6.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$48,000,000	100.0%	Payoff Existing Debt	$37,037,194	77.2%
			Closing Costs	1,142,016	2.4
			Upfront Reserves	696,083	1.5
			Return of Equity(2)	9,124,707	19.0
Total Sources	$48,000,000	100.0%	Total Uses	$48,000,000	100.0%
(1)	On each monthly payment date in which the TI/LC reserve balance is less than $300,000, the borrower is required to make monthly deposits equal to $12,500.
(2)	Return of Equity includes $3,750,000 used to buy out a minority limited partner of the sponsor.

The Loan. The 64 Wooster Street loan has an outstanding principal balance as of the Cut-off Date of $48.0 million (the “64 Wooster Street Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in two conjoined eight-story buildings consisting of 55,500 square feet of mixed use office and retail space, as well as four residential apartments, located in New York, New York.

The borrowing entity for the 64 Wooster Street Loan is Wooster LLC, a Delaware limited liability company and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor for the 64 Wooster Street Loan is Esshagh Dario Zar, the President and one of the principals of Zar Property NY. Zar Property NY, located in Midtown Manhattan, and its principals, Esshagh Dario Zar, his brother and his nephew, have been owners and operators of residential, retail and office properties in New York City for over 20 years. Their current portfolio consists of approximately 500 residential apartments and over two million square feet of office and retail space.

The Property. The 64 Wooster Street property is a 55,500 square foot mixed use office and retail property located in the SoHo neighborhood of New York City. Constructed in 1900, the 64 Wooster Street property consists of two conjoined eight-story loft-style buildings that share a common elevator and are currently 100.0% occupied by ten tenants. The tenant mix at the 64 Wooster Street

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property consists of five office tenants, four Interim Multiple Dwelling (“IMD”) tenants and Glasgow Caledonian University New York (“GCU New York”) which occupies the ground floor retail space and basement for use as a school. The IMD tenants are rent stabilized and have the right to occupy their respective apartments in perpetuity if not in default. The “Loft Law”, which covers the IMD tenants, is a New York state law designed to protect residential tenants who are living in commercial buildings by requiring the buildings to meet residential fire and safety codes, and providing certain rent protections to such residential tenants. The 64 Wooster Street property features ground retail ceiling heights ranging from 18 to 20 feet and ceiling heights ranging from 12 to 16 feet for the upper floors.

The largest tenant, GCU New York, currently occupies 13,500 square feet of retail space (24.3% of net rentable area and 45.2% of underwritten base rent) through March 2029 with no renewal options. Glasgow Caledonian University is a public, non-profit university in Glasgow, Scotland which was formed in 1993 by the merger of The Queen’s College, Glasgow and Glasgow Polytechnic. In September 2013 Glasgow Caledonian University launched a campus in New York and took occupancy of 6,500 square feet of ground floor retail space and 7,000 square feet of space located in the basement at the 64 Wooster Street property. GCU New York utilizes its entire 13,500 square feet of space for use as a school and is currently operating as the British School of Fashion. In 2014, GCU New York invested approximately $2.5 million to complete the build out of its space.

The office portion of the 64 Wooster Street property consists of 27,000 square feet and is currently 100% occupied by five tenants. The largest office tenant, Harbinger Group (“HRG Group”), currently subleases 6,000 square feet located on the second floor to TodayTix, Inc. (10.8% of net rentable area and approximately 12.6% of underwritten base rent) and subleases 6,000 square feet located on the third floor to Keystone Strategy, LLC (10.8% of net rentable area and approximately 11.7% of underwritten base rent). The HRG Group is a diversified holding company which is publicly traded on the New York Stock Exchange, headquartered in New York, New York, and, through its subsidiaries, provides various branded consumer products and services in over 160 countries. TodayTix, Inc. sells theater tickets to Broadway and Off-Broadway shows through a mobile application and provides hand-delivery to buyers outside the show venue. The current sublease with TodayTix, Inc. on the second floor expires on November 29, 2018. Keystone Strategy, LLC, a strategy and economics consulting firm, has signed a direct lease to take over the 6,000 square feet of space that it is currently subleasing on the third floor. The direct lease will commence upon expiration of the current sublease with HRG Group in November 2018 and expire on November 30, 2022. No office tenant at the 64 Wooster Street property has a renewal option under its respective lease.

Four IMD tenants, located on the fifth, seventh and eighth floors, occupy 15,000 square feet of space at the 64 Wooster Street property (27.0% of net rentable area and 1.4% of underwritten base rent). The four IMD tenants have been in occupancy since the 1970’s and are currently paying rent from $2.98 per square foot to $4.66 per square foot, which is substantially below the appraisal’s concluded market rent of $84.00 per square foot.

The Market. The 64 Wooster Street property is located on the east side of Wooster Street between Broome Street and Spring Street in the SoHo neighborhood of Manhattan, a 26-block area bound by Houston Street to the north, Crosby Street to the east, Canal Street to the south and West Broadway to the west. The 64 Wooster Street property benefits from its location within walking distance of the A, B, C, D, F, M, E, No. 1 and No. 6 subway lines as well as several bus stops. According to the appraisal, the 2016 estimated population in New York City was 8.5 million and the average and median household incomes were $84,794 and $52,185, respectively.

As of year-end 2017, the SoHo retail submarket had a direct vacancy rate of 4.4%. The appraisal concluded to a market rent for retail space on Wooster Street equal to $225.00 per square foot on the grade level and $60.00 per square foot for basement level space. Both of the appraisal’s concluded market rents mentioned above are based on modified gross reimbursements and 3.0% annual rent escalations. Based on the appraisal’s concluded market retail rents, the blended market rent for the GCU New York space is $139.44 per square foot. The blended underwritten base rent for GCU New York’s space of $128.81 per square foot is below the appraisal’s market conclusion.

As of the third quarter of 2017, the SoHo office submarket had a total office inventory of approximately 3.9 million square feet and a direct vacancy rate of 9.5%. The appraisal concluded to a submarket rent for office space in SoHo of $84.00 per square foot. The appraisal’s concluded submarket rent mentioned above is based on modified gross reimbursements, free rent concessions equal to eight months and 3.0% annual rent escalations. The weighted average underwritten base rent for office space at the 64 Wooster Street property of $76.19 per square foot is below the appraisal’s concluded submarket rent.

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Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
GCU New York(4)	NA / NA / NA	13,500	24.3%	$128.81	45.2%	3/31/2029
Harbinger Group(5)	Caa1 / B+ / NA	12,000	21.6%	$78.04	24.3%	11/30/2018
Steven Meisel	NA / NA / NA	6,000	10.8%	$77.90	12.1%	11/30/2023
Kaleidoscope	NA / NA / NA	6,000	10.8%	$70.02	10.9%	7/31/2026
Moulton Dermatology	NA / NA / NA	3,000	5.4%	$77.70	6.1%	1/31/2027
IMD Tenants(6)	NA / NA / NA	15,000	27.0%	$3.67	1.4%	Various

(1)	Based on the underwritten rent roll dated December 13, 2017.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent include $96,400 of contractual rent steps through December 2018.
(4)	GCU New York leases 6,500 square feet of ground level retail space and 7,000 square feet of basement space.
(5)	HRG Group currently subleases 6,000 square feet of its space on the second floor to TodayTix, Inc. and 6,000 square feet of its space on the third floor to Keystone Strategy, LLC, each through November 2018. Keystone Strategy, LLC has executed a lease commencing on December 1, 2018 and expiring on November 30, 2022 for the third floor space.
(6)	Four residential IMD tenants currently occupy space on the fifth, seventh and eighth floors at the 64 Wooster Street property. Rent for these tenants is stabilized and they have the right to occupy their space in perpetuity if not in default.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM(4)	1	6,000	10.8	486,220	12.6	6,000	10.8%	$486,220	12.6%
2019	0	0	0.0	0	0.0	6,000	10.8%	$486,220	12.6%
2020	0	0	0.0	0	0.0	6,000	10.8%	$486,220	12.6%
2021	0	0	0.0	0	0.0	6,000	10.8%	$486,220	12.6%
2022(5)	1	6,000	10.8	450,204	11.7	12,000	21.6%	$936,423	24.3%
2023	1	6,000	10.8	467,419	12.1	18,000	32.4%	$1,403,843	36.5%
2024	0	0	0.0	0	0.0	18,000	32.4%	$1,403,843	36.5%
2025	0	0	0.0	0	0.0	18,000	32.4%	$1,403,843	36.5%
2026	1	6,000	10.8	420,116	10.9	24,000	43.2%	$1,823,959	47.4%
2027	1	3,000	5.4	233,089	6.1	27,000	48.6%	$2,057,048	53.4%
2028	0	0	0.0	0	0.0	27,000	48.6%	$2,057,048	53.4%
2029 & Beyond(6)	5	28,500	51.4	1,793,911	46.6	55,500	100.0%	$3,850,959	100.0%
Total	10	55,500	100.0%	$3,850,959	100.0%

(1)	Based on the underwritten rent roll dated December 13, 2017.
(2)	Certain tenants may have termination or contractions options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent includes $96,400 of contractual rent steps through December 2018.
(4)	Represents the 6,000 square feet of space HRG Group currently subleases to TodayTix, Inc.
(5)	Represents the executed direct lease by Keystone Strategy, LLC for its current 6,000 square feet of subleased space which commences on December 1, 2018 and expires on November 30, 2022. The initial annual base rent under the Keystone Strategy, LLC direct lease is $450,000.
(6)	Four residential IMD tenants currently occupy space on the fifth, seventh and eighth floors at the 64 Wooster Street property. Rent for these tenants is stabilized and they have the right to occupy their space in perpetuity.

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Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$3,041,515	$3,156,915	$3,665,267	$3,585,069	$3,850,959	$69.39	92.0%
Vacant Income	0	0	0	0	0	0.0	0.0%
Gross Potential Rent	$3,041,515	$3,156,915	$3,665,267	$3,585,069	$3,850,959	$69.39	92.0%
Total Reimbursements	58,438	113,368	213,575	265,678	332,877	6.00	8.0%
Net Rental Income	$3,099,953	$3,270,283	$3,878,842	$3,850,747	$4,183,836	$75.38	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(209,808)	(3.78)	(5.0)
Other Income	5,467	8,471	10,971	9,814	12,324	0.22	0.3%
Effective Gross Income	$3,105,420	$3,278,754	$3,889,813	$3,860,561	$3,986,351	$71.83	95.3%

Total Expenses	$464,064	$534,596	$621,880	$646,301	$733,591	$13.22	18.4%

Net Operating Income	$2,641,356	$2,744,158	$3,267,933	$3,214,260	$3,252,760	$58.61	81.6%

Total TI/LC, Capex/RR	0	0	0	0	178,885	3.22	4.5%
Net Cash Flow	$2,641,356	$2,744,158	$3,267,933	$3,214,260	$3,073,875	$55.39	77.1%
Occupancy(4)	N/A	95.5%	100.0%	100.0%	95.0%

(1)	TTM reflects the trailing 12-month period ending September 30, 2017.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Rents in Place includes $96,400 of contractual rent steps through December 2018.
(4)	The borrower sponsor was unable to provide historical occupancy information for 2014. TTM occupancy is as of December 13, 2017. The Underwritten Occupancy represents economic occupancy.

Property Management. The 64 Wooster Street property is managed by Zar Property NY, an affiliate of the 64 Wooster Street borrower.

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Annex A-3	Benchmark 2018-B2

Hotel Indigo & Austin

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$45,000,000	Title:	Fee
Cut-off Date Principal Balance:	$45,000,000	Property Type - Subtype(1):	Hotel – Select Service
% of Pool by IPB:	3.0%	Net Rentable Area (Rooms):	305
Loan Purpose:	Acquisition	Location:	Austin, TX
Borrower:	NRE Red River Property Owner, LLC	Year Built / Renovated:	2016 / N/A
Sponsors:	The David and Angella Nazarian	Occupancy / ADR / RevPAR:	64.2% / $173.64 / $111.42
	Family Trust, dated May 18, 1994,	Occupancy / ADR / RevPAR Date:	10/31/2017
	David Nazarian	Number of Tenants:	N/A
Interest Rate:	4.92000%	2014 NOI(2):	N/A
Note Date:	8/1/2017	2015 NOI(2):	N/A
Maturity Date:	8/1/2027	2016 NOI(2):	N/A
Interest-only Period:	24 months	TTM NOI (as of 10/2017):	$5,607,147
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	64.2% / $173.64 / $111.42
Original Amortization:	360 months	UW Revenues:	$13,664,147
Amortization Type:	IO - Balloon	UW Expenses:	$8,144,924
Call Protection:	L(30),Def(86),O(4)	UW NOI:	$5,519,223
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$4,972,657
Additional Debt:	N/A	Appraised Value / Per Room(3):	$66,000,000 / $216,393
Additional Debt Balance:	N/A	Appraisal Date:	4/25/2018
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly(4)	Initial Cap	Cut-off Date Loan / Room:	$147,541
Taxes:	$365,188	$52,170	N/A	Maturity Date Loan / Room:	$127,409
Insurance(5):	$0	$8,875	N/A	Cut-off Date LTV(3):	68.2%
FF&E(6):	$2,700,000	2.0% of Gross Revenues	N/A	Maturity Date LTV(3):	58.9%
Other(7)(8):	$300,000	Springing	See below	UW NCF DSCR:	1.73x
				UW NOI Debt Yield:	12.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$45,000,000	68.0%	Purchase Price	$62,050,000	93.8%
Sponsor Equity	21,153,037	32.0	Upfront Reserves	3,365,188	5.1
			Closing Costs	737,849	1.1
Total Sources	$66,153,037	100.0%	Total Uses	$66,153,037	100.0%

(1)	The Hotel Indigo & Austin is a dual-branded hotel consisting of a 134-room select-service hotel (Hotel Indigo Austin) and a 171-room limited-service hotel (Holiday Inn Express & Suites Austin).
(2)	The Historical NOI is not available because the construction of the property was completed in 2016.
(3)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity LTV are based on the “prospective upon completion” value, which assumes completion of the franchise required PIP, which is estimated to cost $300,000 and the borrower’s anticipated discretionary capital expenditures, which are estimated to cost $2.7 million. The “as-is” value as of April 25, 2017 was $62.0 million and results in a corresponding Cut-off Date LTV and Maturity Date LTV of 72.6% and 62.7%, respectively. At closing the borrower deposited $300,000 into a PIP reserve for a mandated PIP required by IHG and an additional $2.7 million for borrower’s anticipated additional capital expenditures. Please see “The Property” section below.
(4)	The borrower will not be required to make monthly payments into the tax, insurance or FF&E reserve accounts on any monthly payment date occurring immediately after a seasonal month, as described in footnote (7) below (initially, the monthly payment date in January) to the extent, and only to the extent, that sufficient funds are on deposit in the seasonal working capital reserve account and the lender is obligated to disburse funds therein to pay the same.
(5)	On a monthly basis, the borrower is required to deposit 1/12 of the annual insurance premium payable for the renewal of the coverage under a blanket insurance policy maintained by the property manager, which currently equates to $8,875. Amounts will be released annually upon receipt of evidence that the insurance is in place and has been paid for. If an acceptable blanket insurance policy maintained by the borrower or an affiliate (as opposed to the property manager) is in place, the borrower’s obligation to make such deposits will be suspended. If an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into the insurance reserve account.

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Annex A-3	Benchmark 2018-B2

Hotel Indigo & Austin

(6)	The borrower is required to deposit the greatest of (i) 2.0% of the prior month’s gross revenues (as set forth in the most recent approved annual budget) through and including the payment date in August 2018, 3.0% of the prior month’s gross revenues (as set forth in the most recent approved annual budget) beginning on the payment date in September 2018 through and including the payment date in August 2019 and 4.0% of the prior month’s gross revenues (as set forth in the most recent approved annual budget) thereafter, (ii) the amount required under the management agreement and (iii) the amount required under the franchise agreement for FF&E.
(7)	Other Reserves represent $300,000 for a mandatory property improvement plan (“PIP”) required by the franchisor.
(8)	On each monthly payment date from September 2017 through December 2017, the borrower was required to make deposits equal to $61,386 for the purpose of funding a seasonal working capital reserve to cover shortfalls during seasonal periods when rents may be reduced. On each monthly payment date occurring during the term of the loan commencing in February 2018, other than the monthly payment date occurring in January, to the extent the balance of the seasonal working capital reserve account is less than the seasonal working capital reserve annual deposit amount (as described below), the borrower will be required to deposit an amount equal to the seasonal working capital reserve account monthly deposit (as defined in the loan documents) until the seasonal working capital reserve account equals the seasonal working capital reserve annual deposit amount. The seasonal working capital reserve annual deposit amount is generally equal to the debt service, reserves, and if a cash management period exists, budgeted and projected extraordinary operating expenses, due in each month of the applicable year that follows a month that is in a seasonal period when hotel rents may be reduced. The seasonal working capital reserve account monthly deposit is generally equal to the annual amount divided by the number of non-seasonal months.

The Loan. The Hotel Indigo & Austin loan has an outstanding principal balance as of the Cut-off Date of $45.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a dual-branded 305-room hotel, located in Austin, Texas. The loan has a 10-year term and following a two-year interest-only period, will amortize on a 30-year schedule.

The borrowing entity for the Hotel Indigo & Austin loan is NRE Red River Property Owner, LLC, a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are David Nazarian and The David and Angella Nazarian Family Trust, dated May 18, 1994. The David and Angella Nazarian Family Trust, dated May 18, 1994 is a related entity to Nimes Real Estate, LLC and Nimes Capital, the private investment arm of Nazarian Enterprises. Within the real estate industry, the sponsor has over 20 years of direct experience investing in commercial real estate, including thousands of multifamily units, two million square feet of industrial space and several thousand hotel keys in more than 20 hotels.

The Property. The Hotel Indigo & Austin property is a dual-branded hotel located in Austin, Texas. The improvements are situated on a 0.81-acre site and consist of two hotels within a single structure, the 134-room Hotel Indigo Austin and the 171-room Holiday Inn Express & Suites Austin. The property offers a restaurant and a lounge, approximately 3,140 square feet of total meeting space, an outdoor pool and a typical complement of back-of-the-house facilities. The property has a five-level underground parking garage with a total of 234 parking spaces, which equates to approximately 0.77 spaces per room. Both the Hotel Indigo Austin and Holiday Inn Express & Suites Austin operate under the InterContinental Hotels Group (“IHG”) franchise. Each of the Hotel Indigo Austin and the Holiday Inn Express & Suites Austin are subject to separate 20-year franchise agreements (one for each flag) which will expire in August 1, 2037.

The entrance for the Hotel Indigo Austin is on the eastern end of the site on Red River Street and the entrance for the Holiday Inn Express & Suites Austin is on the western side of the site on Neches Street. The two hotels are connected by an interior service corridor and the exterior pool area. All of the Holiday Inn Express & Suites Austin’s public space is on its first floor, while Hotel Indigo Austin’s public space, including the restaurant, lounge, guest registration and lobby, meeting space, and sales and administrative offices, are located on its first two floors. Each of the guestrooms features flat-screen television with premium channels, telephone, desk with chair, dresser, nightstands, lamps, and lounge chair. The sizes of the standard guestrooms range from 311 to 398 square feet, with suites ranging up to 588 square feet. Each hotel has a fitness center, located on the first level of the Holiday Inn Express & Suites Austin and the second level of the Hotel Indigo Austin. The hotels share the outdoor pool, fire pit and pool bar.

The Hotel Indigo Austin is a 134-room, select-service hotel with guest rooms located on floors 3 through 11. The Hotel Indigo Austin consists of 64 king standard rooms, 54 double queen standard rooms and 16 king suites. The Hotel Indigo Austin has a two-meal restaurant and lounge (Red River Tavern) adjacent to its lobby. The hotel has five meeting rooms on the second floor totaling approximately 2,830 square feet. According to the appraisal, the overall demand segmentation for the Hotel Indigo Austin was estimated to be 60% commercial, 20% leisure and 20% meeting and group.

The Holiday Inn Express & Suites Austin is a 171-room, limited service hotel with guest rooms located on floors 2 through 5. The Holiday Inn Express & Suites Austin has 91 king standard rooms, 68 double queen standard rooms and 12 king suites. The property has a dining area adjacent to the lobby for complimentary breakfast. The hotel has one meeting room totaling 310 square feet. According to the appraisal, the overall demand segmentation for the Holiday Inn Express & Suites Austin was estimated to be 60% commercial, 25% leisure and 15% meeting and group.

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Annex A-3	Benchmark 2018-B2

Hotel Indigo & Austin

The borrower has indicated that it currently has approximately $3.0 million in capital improvements planned for the property, which include HVAC maintenance, interior renovations, building envelope repair and maintenance, and ADA-related costs. Of the approximately $3.0 million, $300,000 of the planned improvements were required by IHG as a mandated PIP. For Holiday Inn Express & Suites Austin, the PIP includes renovations to the lobby, front desk area, business center, meeting space, recreational areas and guest rooms. For the Hotel Indigo Austin, the PIP includes, among other items, renovations to the parking garage, landscaping, lobby, business center, pool bar, restaurant, meeting rooms, guest room and guest suites. In addition to the mandated PIP, the borrower has indicated that it expects to perform $2.7 million in discretionary capital improvements planned for the property. At loan origination, the borrower reserved $300,000 for the PIP and an additional $2.7 million for the discretionary capital expenditure work. The borrower has indicated that it currently anticipates to begin the discretionary capital expenditure work in the spring of 2018 with an expected completion date by the end of summer of 2018. The borrower is not required to perform such discretionary work on any particular schedule, or at all, and the borrower has the right to revise the scope and identity of such work with the lender’s reasonable consent.

The Market. The property is located in downtown Austin, approximately 0.6 miles from the Texas Capitol. According to the appraisal, the Austin central business district office submarket is an employment center for the central Texas region serving a daytime population exceeding 115,000 employees. Austin’s central business district also serves as a tourist destination, drawing upwards of 12 million visitors per year. The University of Texas at Austin’s primary campus is located 1.5 miles north of the property. At an enrollment of approximately 51,000 students, the University of Texas at Austin is one of the largest public universities in the nation.

According to the appraisal, the primary competitive set for the Hotel Indigo Austin and Holiday Inn Express & Suites Austin (which differs from the competitive sets identified in the tables below) consists of six hotels, which range from 149 to 296 rooms, and contain an aggregate of 1,329 rooms. The appraisal identified two future hotels that are anticipated to compete directly with the property. The first is a 190-room Hyatt House which is under construction across 9th Street from the property, and was completed in 2017. The second is a 278-room Aloft which is six blocks west of the property at the intersection of Congress Street and 7th Street. It will be part of a dual-branded building along with an Element hotel which was completed in 2017.

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Hotel Indigo Austin			Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016(3)	77.4%	$203.42	$157.51	44.4%	$177.53	$78.75	57.3%	87.3%	50.0%
TTM(4)	77.7%	$205.05	$159.36	63.2%	$180.24	$113.92	81.3%	87.9%	71.5%

(1)	The variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Hotel Indigo property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Hilton Garden Inn Austin Downtown Convention Center (open date: June 1985), Doubletree Austin University Area (open date: September 1997), Courtyard Austin Downtown Convention Center (open date: September 2006) and Hyatt Place Austin Downtown (open date: March 2013).
(3)	The Hotel Indigo Austin opened in March 2016, therefore historical occupancy, ADR and RevPAR information prior to the hotel opening is not available. Additionally, as a result, the Hotel Indigo Austin was in a stabilization period.
(4)	TTM represents the trailing 12-month period ending on October 31, 2017.

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Holiday Inn Express & Suites Austin			Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016(3)	74.9%	$181.83	$136.27	54.6%	$175.58	$95.81	72.8%	96.6%	70.3%
TTM(4)	75.1%	$184.95	$138.98	65.2%	$167.75	$109.37	86.8%	90.7%	78.7%

(1)	The variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Holiday Inn Express & Suites Austin property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Hilton Garden Inn Austin Downtown Convention Center (open date: June 1985), Best Western Plus Austin City Hotel (open date: September 1973), La Quinta Inns & Suites Austin Capitol Downtown (open date: June 1965), Hampton Inn & Suites Austin Downtown Convention Center (open date: December 2002) and Courtyard Austin Downtown Convention Center (open date: September 2006).
(3)	The Holiday Inn Express & Suites Austin opened in March 2016, therefore historical occupancy, ADR and RevPAR information prior to the hotel opening is not available. Additionally, as a result, the Holiday Inn Express & Suites Austin was in a stabilization period.
(4)	TTM represents the trailing 12-month period ending on October 31, 2017.

A-3-100

Annex A-3	Benchmark 2018-B2

Hotel Indigo & Austin

Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	64.17%	64.17%
ADR	$173.64	$173.64
RevPAR	$111.42	$111.42

Room Revenue	$12,404,147	$12,404,147	$40,669	90.8%
Food & Beverage Revenue	0	0	0	0.0
Other Departmental Revenue	1,260,000	1,260,000	4,131	9.2
Total Revenue	$13,664,147	$13,664,147	$44,800	100.0%

Departmental Expenses(5)	$3,425,000	$3,425,000	$11,230	25.1%

Departmental Profit	$10,239,147	$10,239,147	$33,571	74.9%

Operating Expenses(5)	$3,520,000	$3,520,000	$11,541	25.8%

Gross Operating Profit	$6,719,147	$6,719,147	$22,030	49.2%

Management Fees	322,000	409,924	1,344	3.0
Fixed Expenses	790,000	790,000	2,590	5.8
Total Other Expenses	$1,112,000	$1,199,924	$3,934	8.8%

Net Operating Income	$5,607,147	$5,519,223	$18,096	40.4%
FF&E	142,000	546,566	1,792	4.0
Net Cash Flow	$5,465,147	$4,972,657	$16,304	36.4%
(1)	Historical financial information is not available because the construction of the property was completed in 2016.
(2)	TTM column represents the trailing 12-month period ending on October 31, 2017.
(3)	Per Room values are based on 305 guest rooms.
(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.
(5)	Due to the acquisition of the Hotel Indigo & Austin property in August 2017 and subsequent replacement of the property manager, a full breakout of Departmental Expenses and Operating Expenses was not provided.

Property Management. The property is managed by SSH Red River Austin LLC, a third-party management company.

Permitted Mezzanine Debt. The loan documents permit the owners of the borrower to obtain a mezzanine loan secured by the direct ownership interests in the borrower upon satisfaction of certain terms and conditions including, among others, (i) the combined loan-to-value ratio (using the “as-is” appraised value) does not exceed 75.0%, (ii) the combined debt service coverage ratio, calculated based on a 30-year amortization schedule, is not less than 1.59x, (iii) the combined debt yield is not less than 10.12%, (iv) the mezzanine loan is interest-only and is coterminous with the mortgage loan, (v) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the mortgage lender and (vi) delivery of a rating agency confirmation.

A-3-101

Annex A-3	Benchmark 2018-B2

Braddock Metro Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$44,200,000	Title:	Fee
Cut-off Date Principal Balance(1):	$44,200,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	315,589
Loan Purpose:	Acquisition	Location:	Alexandria, VA
Borrower:	WRIT Braddock Office LLC	Year Built / Renovated:	1986 / N/A
Sponsors(2):	Kawa Capital Partners LLC,	Occupancy:	92.4%
	Kawa Investments LLC	Occupancy Date:	11/1/2017
Interest Rate:	4.57000%	Number of Tenants:	20
Note Date:	1/19/2018	2014 NOI:	$5,927,215
Maturity Date:	2/6/2028	2015 NOI:	$6,777,967
Interest-only Period:	60 months	2016 NOI:	$7,301,701
Original Term:	120 months	TTM NOI: (as of 10/2017)	$7,395,475
Original Amortization:	360 months	UW Economic Occupancy:	92.6%
Amortization Type:	IO-Balloon	UW Revenues:	$10,490,116
Call Protection(3):	L(24),DeforGrtr1%orYM(92),O(4)	UW Expenses:	$3,420,015
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$7,070,100
Additional Debt:	Yes	UW NCF:	$6,760,253
Additional Debt Balance:	$30,000,000	Appraised Value / Per SF:	$111,140,000 / $352
Additional Debt Type:	Pari Passu	Appraisal Date:	11/3/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$235
Taxes:	$381,274	$95,318	N/A	Maturity Date Loan / SF:	$215
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	66.8%
Replacement Reserves:	$0	$6,049	N/A	Maturity Date LTV:	61.2%
TI/LC:	$0	$19,724	N/A	UW NCF DSCR:	1.49x
Other(4):	$27,805,730	$0	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$74,200,000	63.9%	Purchase Price	$87,000,000	75.0%
Sponsor Equity	27,363,225	23.6	Upfront Reserves	28,187,004	24.3
Other Sources(5)	14,483,219	12.5	Closing Costs	859,440	0.7
Total Sources	$116,046,444	100.0%	Total Uses	$116,046,444	100.0%

(1)	The Braddock Metro Center loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $74.2 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $74.2 million Braddock Metro Center Whole Loan, as defined below.

(2)	The loan sponsor is Kawa Capital Partners LLC, while the two nonrecourse carve-out guarantors are Kawa Capital Partners LLC and Kawa Investments LLC.

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date of March 6, 2018. Defeasance of the full $74.2 million Braddock Metro Center Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) three years from the origination of the loan. The assumed lockout period of 24 months is based on the expected Benchmark 2018-B2 securitization closing date in February 2018. The actual lockout period may be longer.

(4)	The Initial Other Escrows and Reserves consists of a $27,805,730 USDA lease reserve which represents USDA gap rent, USDA tenant allowances, USDA improvement costs and USDA leasing commissions.

(5)	Other sources consists of security deposits ($315,106), rents ($239,014), property taxes ($53,722), tenant inducements ($6,992,531) and a shell format cost ($6,930,119) that were credited to the purchaser on the date of the acquisition, net off with expenses ($45,136) and interest from deposits ($2,137).

A-3-102

Annex A-3	Benchmark 2018-B2

Braddock Metro Center

The Loan. The Braddock Metro Center loan is secured by a first mortgage lien on the borrower’s fee interest in a three-building, 315,589 square foot Class A office complex located in Alexandria, Virginia (the “Braddock Metro Center Property”). The borrowing entity for the Braddock Metro Center Whole Loan is WRIT Braddock Office LLC, a Delaware limited liability company and special purpose entity. The loan sponsor and one of the nonrecourse carve-out guarantor for the Braddock Metro Center Whole Loan is Kawa Capital Partners LLC, a Florida limited liability company, which operates as Kawa Capital Management. Kawa Capital Management is an independent asset management firm headquartered in Miami, Florida that focuses primarily on credit hedge fund and commercial and industrial real estate deals. Through its commercial and industrial real estate investment platform, Kawa Capital Management has invested $360.0 million of equity since its inception and currently has over six million square feet under management. As of December 31, 2016, Kawa Capital Management reported total assets of approximately $82.9 million and a net worth and liquidity of approximately $37.2 million and approximately $10.4 million, respectively. Kawa Investments LLC serves as an additional nonrecourse carve-out guarantor for the Braddock Metro Center Whole Loan. Under the Braddock Metro Center loan documents, the guarantors are required to maintain a combined net worth of $30.0 million and liquidity of $6.0 million throughout the loan term. The loan is part of a whole loan with an outstanding principal balance as of the Cut-off Date of $74.2 million (the “Braddock Metro Center Whole Loan”) and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $44.2 million, is being contributed to the Benchmark 2018-B2 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $30.0 million, is currently held by Citi Real Estate Funding, Inc. and is expected to be contributed to a future securitization. The relationship between the holders of the Braddock Metro Center Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Braddock Metro Center Whole Loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$44,200,000	$44,200,000	Benchmark 2018-B2	Yes
A-2	30,000,000	30,000,000	CREFI	No
Total	$74,200,000	$74,200,000

The Property. The Braddock Metro Center Property is a three-building, 315,589 square foot Class A office complex located in Alexandria, Virginia. The Braddock Metro Center property consists of a total of four buildings: 1310, 1320, 1330 and 1340 Braddock Place, and an underground parking garage, however, only 1320, 1330 and 1340 Braddock Place, as well as the underground parking garage, will serve as collateral for the Braddock Metro Center Whole Loan. Each of the three buildings features a tenant lounge, conference centers, an on-site fitness center and underground parking. The campus has landscaped plazas and walkways, a tenant-only shuttle service and a shared courtyard with an outdoor fireplace. As of November 1, 2017, the Braddock Metro Center Property was 92.4% leased to 20 tenants.

The 1320 Braddock Place building consists of 143,378 square feet and, as of November 1, 2017, was 91.4% occupied by one office tenant and four communications tenants with roof antennas. The largest tenant at the 1320 Braddock Place building is the GSA (United States Department of Agriculture) (“USDA”) which recently executed a 15-year lease commencing June 2018 and expiring May 2033. The USDA lease has no contraction or termination options through the term and has one, five-year renewal option. The USDA is the federal executive department responsible for providing leadership on food, agriculture, natural resources, rural development and nutrition. The 1330 Braddock Place building is 87,518 square feet and is 86.6% occupied, as of November 1, 2017, by 12 office tenants and one communications tenant with a roof antenna. The three largest tenants at the subject include: Close Up Foundation, Gifts In Kind International/Good360 and Phase2 Technology. The Close Up Foundation executed an 11-year lease commencing in January 2011 and expiring in December 2021. Upon expiration, the tenant has one, five-year renewal option. Gifts In Kind International/Good360 executed a 10-year, eight month lease in April 2011. Phase2 Technology, LLC executed an approximate 10-year, eight month lease in May 2011. Upon expiration, the tenant has one, five-year renewal option. The 1340 Braddock Place building is 84,693 square feet and 100% occupied by the Alexandria City School Board which utilizes the property as its headquarters. The Alexandria City School Board executed a 15-year lease in April 2014 with an expiration date of May 2029 and two, five-year renewal options. The lease is firm through the term however it has an appropriation clause tied to the funding of the School Board, which is provided by the City of Alexandria.

The Braddock Metro Center Property is situated one block west of Route 1, approximately 7.5 miles south of downtown Washington D.C. The property is located in close proximity to three major interstates: I-495, I-395 and I-95. Additionally, the Braddock Metro Center Property is approximately 2.5 miles south of Ronald Reagan Washington National Airport. Furthermore, the Braddock Metro Center Property is adjacent to the Braddock Road station of the Washington Metro, which has both the Blue Line and Yellow Line service; both metro lines provide direct access to Ronald Reagan Washington National Airport, downtown Washington D.C., the U.S. Capitol, the Pentagon and various surrounding neighborhoods.

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The Market. The Braddock Metro Center Property is located in the northeastern section of Alexandria, Virginia. The city is largely populated by professionals working in the federal civil service, the U.S. military or for one of the private companies that provide services to the federal government. As of September 2017, unemployment in the city of Alexandria was reported at 3.6%, the same as Virginia’s and 0.5% lower than the national average of 4.1%. The five largest employers in the area are the U.S. Department of Commerce, U.S. Department of Defense, Alexandria Public Schools, City of Alexandria and the Washington Metropolitan Area Transit Authority.

The City of Alexandria is known for its Old Town neighborhood, a nationally designated historic district with more than 200 restaurants, boutiques and museums. Old Town is centered on King Street and located eight blocks south of the Braddock Metro Center Property. In June 2017, the City of Alexandria approved the Old Town North Small Area Plan after a two-year planning and community engagement process. The area to be redeveloped is located approximately six blocks from the Braddock Metro Center Property and includes over 200 acres of land and a former power plant along the Potomac River. The mixed-use development is expected to include over two million square feet of office, retail and housing as well as an innovation district with public open space to enhance access to and provide views of the Potomac River.

The Braddock Metro Center Property is situated in the Old Town Alexandria submarket within the overall Washington-Arlington-Alexandria office market. At approximately 10.3 million square feet across 574 buildings, the submarket is the 15th largest in terms of inventory (within the District of Columbia’s 78 office submarkets) and accounts for 2.1% of the total market. As of the second quarter of 2017, the submarket reported average rents and vacancy of $38.61 per square foot and 10.9%, respectively. According to the appraisal, there are six comparable full-service gross leases, all of which have been executed since October 2016 and are all within one mile of the Braddock Metro Center Property. The comparable leases indicate an adjusted rental range of $30.00 to $39.00 per square foot, with a median of $32.55 per square foot and an average of $33.10 per square foot. The appraiser determined a market rent for the Braddock Metro Center Property of $33.00 per square foot gross. In-place average base rent across the three buildings is $29.21 per square foot, which implies that rental rates at the Braddock Metro Center Property are approximately 11.5% below the appraiser’s concluded market rent.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
96.9%	97.8%	98.3%	92.4%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 1, 2017.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
GSA (US Department of Agriculture)	Aaa/AA+/NA	131,000	41.5%	$30.00	40.1%	5/31/2033
Alexandria City School Board	Aaa/AAA/NA	84,693	26.8%	$35.31	30.5%	5/31/2029
Close Up Foundation	NA/NA/NA	13,594	4.3%	$35.84	5.0%	12/31/2021
Gifts in Kind International / Good360	NA/NA/NA	12,968	4.1%	$37.49	5.0%	12/31/2021
Phase2 Technology, LLC	NA/NA/NA	11,348	3.6%	$36.89	4.3%	12/31/2021
Oak Grove Technologies, LLC	NA/NA/NA	8,292	2.6%	$35.45	3.0%	12/31/2019
American Chamber of Commerce Executives	NA/NA/NA	6,236	2.0%	$33.91	2.2%	11/30/2023
International Parking Institute, Inc.	NA/NA/NA	4,103	1.3%	$30.95	1.3%	1/31/2023
World Hope International, Inc.(3)	NA/NA/NA	3,888	1.2%	$33.94	1.3%	4/30/2023
National Society of Public Accountants	NA/NA/NA	3,446	1.1%	$32.54	1.1%	1/31/2026

(1)	Based on the underwritten rent roll dated November 1, 2017.

(2)	Ratings provided are for the parent company or government entity of the entity listed in the “Tenant” field whether or not the parent company or government entity guarantees the lease.

(3)	World Hope International Inc. has the right to terminate its lease on or after January 31, 2021 with 12 months’ notice and payment of a termination fee of the unamortized portion of any improvement costs, legal fees, rental abatement and leasing commissions amortized at 8% interest.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	24,077	7.6%	NAP	NAP	24,077	7.6%	NAP	NAP
2018 & MTM	2	0	0.0	$44,175	0.5%	24,077	7.6%	$44,175	0.5%
2019	3	11,557	3.7	412,028	4.2	35,634	11.3%	$456,203	4.7%
2020	1	0	0.0	18,241	0.2	35,634	11.3%	$474,444	4.8%
2021	6	40,966	13.0	1,568,889	16.0	76,600	24.3%	$2,043,333	20.8%
2022	1	1	0.0	79,574	0.8	76,601	24.3%	$2,122,907	21.6%
2023	3	14,227	4.5	470,423	4.8	90,828	28.8%	$2,593,330	26.4%
2024	1	5,622	1.8	184,463	1.9	96,450	30.6%	$2,777,793	28.3%
2025	0	0	0.0	0	0.0	96,450	30.6%	$2,777,793	28.3%
2026	1	3,446	1.1	112,146	1.1	99,896	31.7%	$2,889,938	29.5%
2027	0	0	0.0	0	0.0	99,896	31.7%	$2,889,938	29.5%
2028	0	0	0.0	0	0.0	99,896	31.7%	$2,889,938	29.5%
2029 & Beyond	2	215,693	68.3	6,920,607	70.5	315,589	100.0%	$9,810,545	100.0%
Total	20	315,589	100.0%	$9,810,545	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2017.

Operating History and Underwritten Net Cash Flow
	2014	2015	2016	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$9,065,314	$10,029,793	$10,395,546	$10,248,302	$9,218,704	$29.21	85.9%
Contractual Rent Steps	0	0	0	0	591,841	1.88	5.5
Vacant Income	0	0	0	0	794,541	2.52	7.4
Total Reimbursements	134,411	70,650	180,131	220,780	99,938	0.32	0.9
Other Income	30,344	36,315	36,840	27,285	27,285	0.09	0.3
Net Rental Income	$9,230,069	$10,136,758	$10,612,518	$10,496,367	$10,732,310	$34.01	100.0%
(Vacancy/Credit Loss)	(462,741)	(525,989)	(515,479)	(454,134)	(794,541)	(2.52)	(7.4)
EGI Before Other Income	$8,767,328	9,610,769	$10,097,039	$10,042,233	$9,937,769	$31.49	92.6%
Parking	436,611	462,062	486,192	544,918	544,918	1.73	5.1
Other Income	3,797	199	262	7,429	7,429	0.02	0.1
Effective Gross Income	$9,207,736	$10,073,030	$10,583,492	$10,594,580	$10,490,116	$33.24	97.7%
Total Expenses	$3,280,521	$3,295,063	$3,281,792	$3,199,105	$3,420,015	$10.84	32.6%
Net Operating Income(3)	$5,927,215	$6,777,967	$7,301,701	$7,395,475	$7,070,100	$22.40	67.4%
Total TI/LC, Capex/RR	0	0	0	0	309,848	0.98	3.0
Net Cash Flow	$5,927,215	$6,777,967	$7,301,701	$7,395,475	$6,760,253	$21.42	64.4%

(1)	TTM reflects the trailing 12-month period ending October 31, 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	The increase in Net Operating Income is attributable to the signing of new leases as detailed in “The Property” section above.

Property Management. The property is managed by Cushman & Wakefield U.S., Inc.

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Non-Collateral Property. The 1310 Braddock Place building is not collateral for the Braddock Metro Center Whole Loan. The 1310 Braddock Place building, totaling 41,470 square feet, is 100% occupied by a single tenant, National Industries for the Blind, which intends to vacate its space at lease maturity in September 2018. The 1310 Braddock Place building is not separately assessed and will constitute a portion of the tax parcel that includes the Braddock Metro Center Property until January 1, 2019. A reserve to cover the full jointly assessed taxes of the Braddock Metro Center Property was established at origination of the Braddock Metro Center loan, and the borrower will be required to fund the tax liability with respect to the entire tax parcel (including 1310 Braddock Place building) until the 1310 Braddock Place building is separately assessed. After the 1310 Braddock Place building is separately assessed, the monthly tax deposit will no longer include taxes on the 1310 Braddock Place building. At loan closing, the sponsor entered into a condominium arrangement to separately plat the 1310 Braddock Place building for real estate tax purposes. The Braddock Metro Center Property is subject to a “Virginia land condominium”. There are two units: (i) Braddock Metro Center Property (consisting of 1320, 1330 and 1340 Braddock Place, as well as the underground parking garage), and (ii) the 1310 Braddock Place building, which is not collateral for the Braddock Metro Center Whole Loan. There is no board of directors for the unit owner’s association. Each unit owner is entitled to a vote equal to its percentage interest. The borrower’s percentage interest is 88.5%. The condominium documents do not govern casualty or condemnation, insurance proceeds, or provide for any assessments against the unit owners. Since the 1310 Braddock Place building is not part of the collateral, none of the cash flow attributable to the 1310 Braddock Place building was included in the cash flow analysis in the Operating History and Underwritten Net Cash Flow chart above. Additionally, the sponsors are not permitted to release the 1320, 1330 or 1340 Braddock Place buildings during the loan term.

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BlueLinx Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$42,900,000	Title:	Fee
Cut-off Date Principal Balance(2):	$42,900,000	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	2.8%	Net Rentable Area (SF):	2,307,835
Loan Purpose:	Acquisition	Location:	Various
Borrowers:	BIP Frederick, LLC, BIP Bellingham,	Year Built / Renovated:	Various / Various
	LLC, BIP Lawrenceville, LLC, BIP	Occupancy:	100.0%
	Butner, LLC	Occupancy Date:	2/6/2018
Sponsors(3):	Various	Number of Tenants(5):	4
Interest Rate:	4.47000%	2014 NOI(6):	N/A
Note Date:	1/10/2018	2015 NOI(6):	N/A
Maturity Date:	2/6/2023	2016 NOI(6):	N/A
Interest-only Period:	60 months	TTM NOI(6):	N/A
Original Term:	60 months	UW Economic Occupancy:	92.5%
Original Amortization:	None	UW Revenues:	$12,023,790
Amortization Type:	Interest Only	UW Expenses:	$3,373,690
Call Protection(4):	L(24),Def(32),O(4)	UW NOI:	$8,650,101
Lockbox / Cash Management:	Springing / Springing	UW NCF:	$7,959,979
Additional Debt:	Yes	Appraised Value / Per SF:	$111,450,000 / $48
Additional Debt Balance:	$28,600,000	Appraisal Date:	Various
Additional Debt Type:	Pari Passu

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$31
Taxes(7):	$0	Springing	N/A	Maturity Date Loan / SF:	$31
Insurance(7):	$0	Springing	N/A	Cut-off Date LTV:	64.2%
Replacement Reserves(7):	$0	Springing	N/A	Maturity Date LTV:	64.2%
TI/LC(8):	$0	Springing	N/A	UW NCF DSCR:	2.46x
Other(9):	$213,750	$0	N/A	UW NOI Debt Yield:	12.1%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$71,500,000		63.0%	Purchase Price	$110,000,000	96.9%
Sponsor Equity	39,395,248		34.7	Closing Costs	3,362,861	3.0
Other Sources(10)	2,681,362		2.4	Upfront Reserves	213,750	0.2
Total Sources	$113,576,611		100.0%	Total Uses	$113,576,611	100.0%

(1)	The BlueLinx Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. and Société Générale.

(2)	The BlueLinx Portfolio loan is part of a whole loan evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $71.5 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $71.5 million BlueLinx Portfolio Whole Loan, as defined in “The Loan” below.

(3)	The sponsors for the BlueLinx Portfolio loan are Michael W. Brennan, Scott D. McKibben, Samuel A. Mandarino, Robert G. Vanecko, Eduardo E. Paneque, Allen Crosswell, Greenwood Holding Company LLC, William T. MacMane and Brad O’Halloran.

(4)	The BlueLinx Portfolio Loan lockout period will be at least 24 payments beginning with and including the first payment date of March 6, 2018. Defeasance of the full $71.5 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) three years from the note date. The assumed lockout period of 24 months is based on the expected Benchmark 2018-B2 securitization closing date in February 2018. The actual lockout period may be longer.

(5)	The BlueLinx Corporation tenant at the Frederick property currently subleases 100,000 square feet to Carter-Jones Lumber Company through June 2024 and the BlueLinx Corporation tenant at the Butner property currently subleases 104,000 square feet to Cormetech, Inc. through November 2021.

(6)	Due to the nature of the sale leaseback acquisition, no historical cash flow information is available.

(7)	The requirement to make monthly deposits for taxes, insurance and replacement reserves is provisionally waived so long as the related borrower delivers evidence to the lender that (i) no trigger period under the BlueLinx Portfolio loan documents has occurred and is continuing, (ii) certain tenant leases are in full force and effect, and (iii) with respect to (a) taxes, the applicable tenant is obligated pursuant to its lease to pay for all taxes imposed against such property, (b) insurance, the applicable tenant is obligated pursuant to its lease to pay for all insurance premiums for the insurance required pursuant to the BlueLinx Portfolio loan documents and (c) replacement reserves, certain tenants at the BlueLinx Portfolio properties are obligated to make the replacements for which the replacement reserves are intended.

(8)	During the continuance of a trigger period under the BlueLinx Portfolio loan documents, the borrowers are required to deposit $28,662 for TI/LC reserves on each monthly payment date.

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(9)	The Initial Other reserve consists of a $206,875 Additional Property Reserve which represents 125% of the estimated costs for various outstanding environmental and zoning compliance items across the BlueLinx Portfolio properties and a $6,875 Immediate Repairs Reserve representing 125% of the estimated costs for immediate repairs.

(10)	Other Sources consists of security ($1,604,167), rent ($569,220), real estate tax ($447,000) and insurance ($60,975) deposits that were credited to the purchaser on the date of the acquisition.

The Loan. The BlueLinx Portfolio loan is secured by a first mortgage lien on the borrowers’ fee interests in four industrial warehouse/distribution properties located in Maryland, Massachusetts, Georgia and North Carolina. The borrowing entities for the BlueLinx Portfolio Whole Loan are BIP Frederick, LLC, BIP Bellingham, LLC, BIP Lawrenceville, LLC, and BIP Butner, LLC, each a Delaware limited liability company and special purpose entity. The BlueLinx Portfolio Whole loan is structured to be Shari’ah compliant and to facilitate such compliance, the borrowers have entered into a master lease with each master lessee and the master lessees have further subleased their interests to an operating tenant pursuant to an operating lease. The operating lease passes through all of the rights and obligations with respect to the BlueLinx Portfolio properties and the tenant leases to the master lessee, and the master lessees pay rent under the master lease to the borrowers, which covers the debt service under the BlueLinx Portfolio loan and other required payments under the mortgage loan documents. The master lease also provides that the master lessees operate and maintain the BlueLinx Portfolio properties and include certain prohibitions on transfers, leasing, alterations, among others, which replicate the terms under the BlueLinx Portfolio loan documents. The BlueLinx Portfolio Whole Loan’s sponsors and nonrecourse carve-out guarantors are Michael W. Brennan, Scott D. McKibben, Samuel A. Mandarino, Robert G. Vanecko, Eduardo E. Paneque, Allen Crosswell, Greenwood Holding Company LLC, William T. MacMane and Brad O’Halloran. All carve-out guarantors are principals and/or employees of Brennan Investment Group. Brennan Investment Group is an industrial property owner that operates a portfolio spanning 25 states and totaling more than 35.0 million square feet. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $71.5 million (the “BlueLinx Portfolio Whole Loan”) and is comprised of four pari passu notes, each as described below. The controlling Note A-1 and non-controlling Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $42.9 million, are being contributed to the Benchmark 2018-B2 Trust. The remaining notes are held by the parties described in the “Whole Loan Summary” chart below. The relationship between the holders of the BlueLinx Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The BlueLinx Portfolio Whole Loan has a five-year term and is interest-only for the full term. At the time of the acquisition, a prior loan, which was secured in part by the BlueLinx Portfolio properties, had been modified to extend the maturity date. Please see “Litigation and Other Considerations” in the Preliminary Prospectus.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2	$42,900,000	$42,900,000	Benchmark 2018-B2	Yes
A-3	$18,600,000	$18,600,000	Société Générale	No
A-4	$10,000,000	$10,000,000	Société Générale	No
Total	$71,500,000	$71,500,000

Portfolio Summary(1)

Property	Location	Net Rentable Area (SF)	Year Built/ Renovated	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value	% of Appraised Value
BlueLinx Frederick	Frederick, MD	680,252	1996/NAP	$24,700,000	34.5%	$38,000,000	34.1%
BlueLinx Bellingham	Bellingham, MA	489,950	1988/2006	23,318,750	32.6%	36,900,000	33.1%
BlueLinx Lawrenceville	Lawrenceville, GA	585,637	1996/NAP	14,300,000	20.0%	22,400,000	20.1%
BlueLinx Butner	Butner, NC	551,996	1996/NAP	9,181,250	12.8%	14,150,000	12.7%
Total/Wtd. Avg.		2,307,835		$71,500,000	100.0%	$111,450,000	100.0%
(1)	Based on the appraisals and underwritten rent roll dated February 6, 2018.

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The Properties. The BlueLinx Portfolio properties are 100.0% leased to BlueLinx Corporation, a wholly owned subsidiary of BlueLinx Holdings, Inc. (“BlueLinx”) and are comprised of 2,307,835 square feet of industrial distribution warehouse space across four locations in Maryland, Massachusetts, Georgia and North Carolina. The BlueLinx Frederick, BlueLinx Lawrenceville and BlueLinx Butner properties were each built in 1996. The BlueLinx Bellingham property was built in 1988 and renovated in 2006. BlueLinx Holdings Inc. is a U.S. distributor of building and industrial products that operates through BlueLinx Corporation. Headquartered in Atlanta, Georgia, BlueLinx is a Fortune 1000 company that employs approximately 1,600 people and offers a wide variety of products to service customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. BlueLinx also provides a range of services and solutions, such as intermodal distribution services, inventory stocking and backhaul service. BlueLinx operates their distribution business through a network of 39 distribution centers located across the United States.

The largest property by allocated loan amount, BlueLinx Frederick, is a 680,252 square foot industrial distribution warehouse located at 4300 Georgia Pacific Boulevard in Frederick, Maryland. The BlueLinx Frederick property is located in Frederick County, approximately 53 miles west of Baltimore and 48 miles north of Washington, D.C. Built in 1996, the BlueLinx Frederick property, which consists of one, single story warehouse building and also includes 953 square feet of office space along with an internal rail offloading bay, is situated on 54.0 acres of land. The BlueLinx Frederick property offers 206 surface parking spaces, yielding a parking ratio of 0.30 spaces per 1,000 square feet. Additionally, the property has six loading docks, 30 drive-in docks, 12 interior garage doors, and up to 30-foot ceilings. The BlueLinx Frederick property is 100% leased to BlueLinx Corporation under a 15-year absolute net lease through December 2032 with a base rental rate of $4.89 per square foot. The tenant has two, five-year renewal options, exercisable with 12 months’ notice, with 2.5% annual increases beginning on the first day of the second year of each renewal term. The tenant has subleased approximately 100,000 square feet to Carter-Jones Lumber Company, a national building materials retailer which has 146 locations across 12 states. The base rent for the sublease is $5.20 per square foot. The subtenant has exercised its renewal option with a current lease term expiring on June 30, 2024. The subtenant has two, six-year renewal options remaining.

The BlueLinx Frederick property is located within the Washington-Arlington-Alexandria Metropolitan Statistical Area (“Washington D.C. MSA”). According to the appraisal, the average and median annual household incomes within the Washington D.C. MSA are $130,617 and $95,941, respectively, and the estimated 2017 populations for the Washington D.C. MSA and Frederick County were approximately 6.2 million and 249,700, respectively. The Frederick industrial submarket has approximately 5.9 million square feet of Class A/B industrial space with an overall vacancy rate of 11.0% and direct asking rent of $6.31 per square foot on a triple net basis. Underwritten annual base rent per square foot at the BlueLinx Frederick property is $4.89 per square foot.

The second largest property by allocated loan amount, BlueLinx Bellingham, is a 489,950 square foot industrial distribution warehouse located at 419 Maple Street in Bellingham, Massachusetts. The BlueLinx Bellingham property is located in Norfolk county, within the Interstate 495 South section of the greater Boston market area, approximately two miles east of downtown Bellingham. Built in 1988 and renovated in 2006, the BlueLinx Bellingham property consists of two, two-story warehouse buildings including office space, internal rail access, storage space and covered canopies. The two buildings contain approximately 465,453 square feet of industrial space (95.0% of net rentable area) and approximately 24,498 square feet of office space (5.0% of net rentable area). The BlueLinx Bellingham property offers 164 surface parking spaces and yields a parking ratio of approximately 0.33 spaces per 1,000 square feet. The property has 6 loading docks, 16 drive-in docks and a ceiling height of 36 feet. The BlueLinx Bellingham property is 100% leased to Bluelinx Corporation, under a 15-year absolute net lease through December 2032. The tenant, BlueLinx Corporation, has a base rental rate of $6.41 per square foot and two, five-year renewal options, exercisable with 12 months’ notice, with 2.5% annual increases beginning on the first day of the second year of such renewal term.

The BlueLinx Bellingham property is located within the Boston-Cambridge-Newton, Massachusetts-New Hampshire Metropolitan Statistical Area (“Boston MSA”) with close proximity to Interstate 495 and State Route’s 140 and 126. According to the appraisal, the average and median annual household incomes within the Boston MSA are $108,776 and $76,510, respectively, and the estimated 2017 populations for the Boston MSA and Norfolk county were approximately 4.8 million and 700,000, respectively. The Boston industrial market has approximately 131.6 million square feet of industrial space with a direct vacancy rate of 5.9% and direct asking rent of $6.37 per square foot on a triple net basis for warehouse-distribution space. Underwritten annual base rent per square foot at the BlueLinx Bellingham property is $6.41 per square foot.

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Annex A-3	Benchmark 2018-B2

BlueLinx Portfolio

The third largest property by allocated loan amount, BlueLinx Lawrenceville, is a 585,637 square foot industrial distribution warehouse located at 200 Hosea Road in Lawrenceville, Georgia. The building contains approximately 570,996 square feet of industrial space (97.5% of net rentable area) and approximately 14,641 square feet of office space (2.5% of net rentable area).The property is located in Gwinnett County, within the Interstate 85 North East section of the Atlanta market, approximately 1.7 miles northeast of downtown Lawrenceville and 33.2 miles northeast of downtown Atlanta. Built in 1996, the BlueLinx Lawrenceville property consists of a single-story warehouse building that includes office and warehouse space, 22 open storage structures and external CSX railroad access situated on 64.7 acres of land. The BlueLinx Lawrenceville property offers 328 surface parking spaces, which yields a parking ratio of 0.56 spaces per 1,000 square feet. The Lawrenceville property has eight loading docks and a ceiling height of 28 feet. The BlueLinx Lawrenceville property is 100% leased to BlueLinx Corporation under a 15-year, absolute net lease through December 2032 with a base rental rate of $3.29 per square foot. The tenant has one, 10-year renewal option, exercisable with 12 months’ notice, with 2.5% annual increases beginning on the first day of the second year of each renewal term.

The BlueLinx Lawrenceville property is located within the Atlanta-Sandy Springs-Marietta Core Based Statistical Area (“Atlanta CBSA”). According to the appraisal, the average and median annual household incomes within the Atlanta CBSA are $83,723 and $58,509, respectively, and the estimated 2017 populations for the Atlanta CBSA and Gwinnett County were approximately 5.9 million and 927,000, respectively. The Atlanta industrial market has approximately 489.5 million square feet of industrial warehouse and distribution space with a direct vacancy rate of 7.9% and direct asking rent of $3.84 per square foot on a triple net basis for the third quarter of 2017. Underwritten annual base rent per square foot at the BlueLinx Lawrenceville property is $3.29 per square foot.

The fourth largest property by allocated loan amount, BlueLinx Butner, is a 551,996 square foot industrial distribution warehouse located at 1712 East D Street in Butner, North Carolina. The BlueLinx Butner property contains 541,508 square feet of industrial space (98.1% of net rentable area) and 10,488 square feet of office space (1.9% of net rentable area). The BlueLinx Butner property is located in Granville County on the east side of East D Street, approximately 17 miles northeast of Durham and 30 miles north of Raleigh. Built in 1996, the BlueLinx Butner property consists of 10 single-story buildings including one warehouse with office space, one distribution building, and eight open pole barns situated on 55.0 acres of land. The property offers 212 surface parking spaces and yields a parking ratio of 0.38 spaces per 1,000 square feet. The BlueLinx Butner property has five loading docks, 17 drive-in docks, and ceiling heights of 30 feet for the distribution and warehouse buildings and 24 feet for the eight open pole barns. The property is 100% leased to BlueLinx Corporation under a 15-year lease through December 2032 with a base rental rate of $2.24 per square foot. The tenant has two, five year renewal options, exercisable with 12 months’ notice, with 2.5% annual increases beginning on the first day of the second year of each renewal term. BlueLinx Corporation has further subleased approximately 104,000 square feet to Cormetech, Inc., a manufacturer of environmental catalysts and a service provider for power, marine, industrial, refinery, and petrochemical markets. The sub-tenant has exercised a five-year renewal option with a current lease term expiring in November 2021.

The BlueLinx Butner property is located within the Raleigh-Durham-Chapel Hill Core Based Statistical Area (“Raleigh CBSA”). According to the appraisal, the average and median annual household incomes within the Raleigh CBSA are $84,056 and $59,114, respectively, and the estimated 2017 populations for the Raleigh CBSA and Granville County were approximately 2.2 million and 59,600, respectively. The Granville and Franklin counties industrial market has approximately 8.9 million square feet of industrial space with a direct vacancy rate of 8.1% and average asking rents of $3.46 per square foot on a triple net basis over the past five years. Underwritten annual base rent per square foot at the BlueLinx Butner property is $2.24 per square foot.

Tenant Summary(1)

Tenant	Property	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BlueLinx Corporation(2)	Frederick	NA / NA / NA	680,252	29.5%	$4.89	34.5%	12/31/2032
BlueLinx Corporation	Bellingham	NA / NA / NA	489,950	21.2%	$6.41	32.6%	12/31/2032
BlueLinx Corporation	Lawrenceville	NA / NA / NA	585,637	25.4%	$3.29	20.0%	12/31/2032
BlueLinx Corporation(3)	Butner	NA / NA / NA	551,996	23.9%	$2.24	12.8%	12/31/2032
(1)	Based on the underwritten rent roll dated February 6, 2018.

(2)	The BlueLinx Corporation tenant at the Frederick property currently subleases 100,000 square feet to Carter-Jones Lumber Company through June 2024.

(3)	The BlueLinx Corporation tenant at the Butner property currently subleases 104,000 square feet to Cormetech, Inc. through November 2021.

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BlueLinx Portfolio

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029 & Beyond	4	2,307,835	100.0	9,625,002	100.0	2,307,835	100.0%	$9,625,002	100.0%
Total	4	2,307,835	100.0%	$9,625,002	100.0%
(1)	Based on the underwritten rent roll dated February 6, 2018.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$9,625,002	$4.17	74.0%
Vacant Income	0	0.0	0.0
Gross Potential Rent	$9,625,002	$4.17	74.0%
Reimbursements	3,373,690	1.46	26.0
Net Rental Income	$12,998,692	$5.63	100.0%
(Vacancy/Credit Loss)	(974,902)	(0.42)	(7.5)
Effective Gross Income	$12,023,790	$5.21	92.5%
Total Expenses	$3,373,690	$1.46	28.1%
Net Operating Income	$8,650,101	$3.75	71.9%
Total TI/LC, Capex/RR	690,121	0.30	5.7
Net Cash Flow	$7,959,979	$3.45	66.2%
(1)	Due to the nature of the sale leaseback transaction, no historical cash flow information is available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. The property is managed by Brennan Management LLC, an affiliate of the borrowers.

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Annex A-3	Benchmark 2018-B2

Marina Heights State Farm

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$41,000,000	Title:	Leasehold
Cut-off Date Principal Balance(2):	$41,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	2,031,293
Loan Purpose:	Acquisition	Location:	Tempe, AZ
Borrower:	Corporate Properties Tempe SPE,	Year Built / Renovated:	2015-2017 / N/A
	L.L.C.	Occupancy:	99.5%
Sponsor(3):	Transwestern Investment Group,	Occupancy Date:	12/7/2017
	Corporate Properties Trust III, L.P.	Number of Tenants:	4
Interest Rate:	3.55950%	2014 NOI(5):	N/A
Note Date:	12/7/2017	2015 NOI(5):	N/A
Anticipated Repayment Date(4):	1/6/2028	2016 NOI(5):	N/A
Final Maturity Date(4):	1/6/2033	TTM NOI(5):	N/A
Interest-only Period:	120 months	UW Economic Occupancy:	98.7%
Original Term(4):	120 months	UW Revenues:	$83,160,015
Original Amortization:	None	UW Expenses:	$19,826,859
Amortization Type:	ARD-Interest Only	UW NOI(6):	$63,333,156
Call Protection:	L(11),Gtr1%orYM(102),O(7)	UW NCF(6):	$63,137,233
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$960,000,000 / $473
Additional Debt:	Yes	Appraisal Date:	11/20/2017
Additional Debt Balance:	$519,000,000
Additional Debt Type:	Pari Passu

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$276
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$276
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	58.3%
Replacement Reserves	$0	Springing	N/A	Maturity Date LTV:	58.3%
TI/LC:	$0	Springing	N/A	UW NCF DSCR(6):	3.12x
Other:	$0	$0	N/A	UW NOI Debt Yield(6):	11.3%

Sources and Uses(7)
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan		$560,000,000	58.5%	Purchase Price(9)	$930,000,000	97.1%
Principal Cash Equity Contribution		375,736,548	39.2	Imputed Equity Purchase	22,500,000	2.3
Imputed Equity Contribution(8)		22,500,000	2.3	Closing Costs(10)	5,736,548	0.6
Total Sources	$958,236,548		100.0%	Total Uses	$958,236,548	100.0%

1)	The Marina Heights State Farm Whole Loan (as defined in “The Loan” below) was originated by Goldman Sachs Mortgage Company (“GSMC”) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Whole Loan were transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of GACC, which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Preliminary Prospectus.
(2)	The Marina Heights State Farm loan is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance of $560.0 million. The Financial Information presented in the chart above reflects the $560.0 million aggregate Cut-off Date balance of the Marina Heights State Farm Whole Loan.
(3)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.
(4)	The Marina Heights State Farm Whole Loan has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of January 6, 2033. From and after the Anticipated Repayment Date, (a) the Marina Heights State Farm Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.
(5)	Historical NOI is not available because construction of the property was completed between 2015 and 2017.
(6)	The UW NCF DSCR and UW NOI Debt Yield are based on the adjusted underwritten net operating income and net cash flow (as set forth under the “Underwritten Net Cash Flow” chart below), and include the net present value of future contractual rent increases in the amount of $11,242,393, as well as other adjustments. The UW NCF DSCR and UW NOI Debt Yield absent such adjustments are 2.62x and 9.4%, respectively.
(7)	The Marina Heights State Farm Whole Loan was used to finance the purchase of the Marina Heights State Farm property by a wholly-owned subsidiary of a joint venture between JDM Partners, LLC (“JDM”) and Transwestern Investment Group, LLC (“Transwestern”) in a sale lease-back transaction from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”).
(8)	Represents the value of Transwestern’s equity interest in partnership based on borrower’s purchase price.
(9)	Represents the contractual purchase price.
(10)	Closing Costs includes costs associated with the purchase and sale transaction.

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Marina Heights State Farm

The Loan. The Marina Heights State Farm loan is secured by a first mortgage lien on the borrower’s leasehold interest in a five building office complex with retail space. The borrowing entity is Corporate Properties Tempe SPE, L.L.C., a Delaware limited liability company. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

The loan sponsor is Transwestern and Corporate Properties Trust III, L.P. (a joint venture between JDM and Transwestern). JDM is a Phoenix-based real estate development and equity fund management firm. JDM sponsors multiple real estate funds and a JDM managed fund is the limited partner and majority equity holder or joint venturer. As of December 31, 2016, JDM’s fund assets consist of office, commercial, and resort assets, including 23 commercial and office buildings in 16 states, totaling over six million square feet (not including the Marina Heights State Farm property). JDM has an existing relationship with State Farm as State Farm is the tenant in 20 of the 23 commercial and office buildings referenced above and accounts for over 4.8 million of the over six million square feet. Transwestern, an investment advisor, is the general partner and a minority equity holder of the joint venture. Transwestern has an existing relationship with State Farm, including acting as general partner, minority equityholder and property manager of State Farm’s two other super-regional headquarters in Richardson, Texas and Dunwoody, Georgia.

The whole loan has an outstanding principal balance as of the Cut-off Date of $560.0 million (the “Marina Heights State Farm Whole Loan”), and is comprised of eight pari passu notes, each as described below. The non-controlling Note A-2-C4 and Note A-2-C5, with an aggregate outstanding principal balance as of the Cut-off Date of $41.0 million, will be contributed to the Benchmark 2018-B2 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more securitization trusts. The relationship between the holders of the Marina Heights State Farm Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Marina Heights State Farm Whole Loan is structured with an ARD of January 6, 2028, a final maturity date of January 6, 2033 and will be interest only for the entire term until the ARD. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm Whole Loan will amortize on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S	$264,000,000	$264,000,000	GSMS 2017-FARM	Yes
A-1-C1, A-1-C2	$100,000,000	$100,000,000	GSMC	No
A-2-C4, A-2-C5	$41,000,000	$41,000,000	Benchmark 2018-B2	No
A-2-C1, A-2-C2, A-2-C3	$155,000,000	$155,000,000	DBNY	No
Total	$560,000,000	$560,000,000

The Property. The Marina Heights State Farm property is an approximately 2.03 million square foot office campus consisting of approximately (i) 1.97 million square feet of office space, (ii) approximately 58,000 square feet of dining, retail, and wellness space and (iii) approximately 8,000 square feet of management office space, located on an approximately 20-acre site. The Marina Heights State Farm property consists of five regional headquarters office buildings and was delivered to State Farm in 2015 through 2017 to meet the company’s need for a campus to accommodate the consolidation of approximately 10,000 employees from across the southwest region. As part of this strategy, the Marina Heights State Farm property was developed as a Class A, office campus offering modern finishes and flexible office configurations for office, conference and training needs. The Marina Heights State Farm property also offers 7,991 parking spaces (3.9 spaces per 1,000 square feet). The Marina Heights State Farm property has large, raised floor plates, raised ceilings, modern building systems, along with marble and natural hardwood lobby accents and ground floor café and restaurant tenants. Furthermore, the campus offers access to Loop 202 and is approximately four miles from the Phoenix Sky Harbor International Airport. The Marina Heights State Farm property is also expected to be a future stop for the Tempe Streetcar (which is in an initial construction phase and is not expected to be completed prior to 2020), which is anticipated to provide access to the airport, downtown and central Phoenix, and west Mesa via the Valley Metro Light Rail.

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Marina Heights State Farm

State Farm is the largest tenant at the Marina Heights State Farm property, occupying 97.1% of the total square feet, 100.0% of the office space and accounts for 98.8% of UW Total Rent. In addition to State Farm, the Marina Heights State Farm property is leased to Mountainside Fitness, Compass, Honor Health, and Transwestern’s management office (in the aggregate representing 2.3% of the total square feet and 1.2% of UW Total Rent). Founded in 1922 and based in Bloomington, Illinois, State Farm has approximately $148 billion in total assets as of December 2016. State Farm generated a net loss of $2.6 billion in 2016, with net written premiums of $39.6 billion and net investment income of $3.4 billion. A.M. Best Co. gives an A++ rating to State Farm Mutual Automobile Insurance Company. State Farm operates in every state and Washington, D.C. through its independent field agents that operate through localized offices. In January 2015, State Farm sold all of its Canadian businesses to the Desjardins Group.

The Marina Heights State Farm property represents an operations center that houses approximately 10,000 employees in various roles including regional managers, claims processing and field agents serving State Farm’s Southwestern markets. The five office buildings are leased to State Farm pursuant to five separate long-term leases averaging more than 20 years across the five buildings, with the option to renew each lease for up to 20 additional years. The State Farm leases are triple net, allowing the pass through of Marina Heights State Farm property operating expenses, and provide for annual rent escalations of 2.0%. The buildings were designed and built to accommodate the consolidation of approximately 10,000 employees from across the region. There are two additional buildings on the campus for retail and wellness facilities.

The Marina Heights State Farm property is located in Tempe, Arizona. The Tempe office submarket had a vacancy rate of 6.7% for Class A office properties as of third quarter 2017 which has remained near or below the historical average since 2013. The gross market rents for Class A office leases were $34.46 per square foot as of the third quarter of 2017. Seven office lease comparables have asking rents ranging from $21.06 per square foot to $27.56 per square foot on a triple-net basis and $31.50 per square foot to $44.00 per square foot on a gross rent basis.

Historical and Current Occupancy(1)
2014	2015	2016	Current(2)
N/A	N/A	N/A	99.5%

(1)	Historical occupancy is not available as the Marina Heights State Farm property was constructed from 2015 to 2017.
(2)	Current Occupancy is as of December 7, 2017.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent	Lease Expiration Date
State Farm Building B	NA / AA / NA	575,639	28.3%	$26.52	28.9%	12/31/2042
State Farm Building E	NA / AA / NA	426,902	21.0	26.52	21.4	12/31/2032
State Farm Building D	NA / AA / NA	370,332	18.2	26.52	18.6	12/31/2035
State Farm Building A	NA / AA / NA	347,851	17.1	26.52	17.5	12/31/2037
State Farm Building C	NA / AA / NA	245,370	12.1	26.52	12.3	12/31/2039
Mountainside Fitness	NA / NA / NA	17,485	0.9	10.00	0.3	3/31/2027
MarinaLink (State Farm)	NA / AA / NA	7,154	0.4	25.50	0.3	3/31/2027
Compass - Cafe 450	NA / NA / NA	6,610	0.3	10.51	0.1	12/31/2031
Honor Health	NA / NA / NA	5,736	0.3	21.53	0.2	7/31/2027
Compass - Matt’s Big Breakfast	NA / NA / NA	5,007	0.2	10.51	0.1	12/31/2031

(1)	Based on the underwritten rent roll dated December 7, 2017.
(2)	Ratings for State Farm leases are those for State Farm Mutual Automobile Insurance Company, the tenant on each State Farm lease.

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Marina Heights State Farm

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,488	0.5%	NAP	NAP	10,488	0.5%	NAP	NAP
2018 & MTM	0	0	0.0	0	0.0%	10,488	0.5%	0	0.0%
2019	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2020	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2021	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2022	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2023	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2024	0	0	0.0	0	0.0	10,488	0.5%	0	0.0%
2025(2)	1	915	0.0	0	0.0	11,403	0.6%	0	0.0%
2026(2)	3	6,621	0.3	0	0.0	18,024	0.9%	0	0.0%
2027	3	30,375	1.5	480,773	0.9	48,399	2.4%	480,773	0.9%
2028	0	0	0.0	0	0.0	48,399	2.4%	480,773	0.9%
2029 & Beyond	11	1,982,894	97.6%	52,317,710	99.1	2,031,293	100.0%	52,798,483	100.0%
Total	18	2,031,293	100.0%	$52,798,483	100.0%
(1)	Based on the underwritten rent roll dated December 7, 2017.
(2)	Includes a total of 7,536 square feet which pertains to the management office, which does not pay rent or reimbursements at the Marina Heights State Farm property.

Underwritten Net Cash Flow(1)
	Underwritten In-Place	Adjusted Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$52,798,483	$52,798,483	$25.99	62.7%
Credit Tenant Rent Steps(4)	0	11,242,393	5.53	13.3
Vacant Income	0	300,493	0.15	0.4
Gross Potential Rent	$52,798,483	$64,341,369	$31.68	76.4%
Total Reimbursements(5)	17,819,370	19,919,069	9.81	23.6
Net Rental Income	70,617,853	84,260,438	$41.48	100.0%
(Vacancy/Credit Loss)(6)	0	(1,100,423)	(0.54)	(1.3)
Effective Gross Income	$70,617,853	$83,160,015	$40.94	98.7%

Total Expenses(7)	$17,716,262	$19,826,859	$9.76	23.8%

Net Operating Income	$52,901,590	$63,333,156	$31.18	76.2%

Total TI/LC, Capex/RR	0	195,923	0.10	0.2

Net Cash Flow	$52,901,590	$63,137,233	$31.08	75.9%
(1)	Historical financial information is not available as the Marina Heights State Farm property was constructed from 2015 to 2017.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Rents in Place include rent steps through January 1, 2019.
(4)	Credit Tenant Rent Steps reflect the net present value of future contractual rent steps for State Farm leases (office and Marina Link space) through the lease term (excluding any rent steps already captured in Rents in Place), using a discount rate of 7.0%.
(5)	Underwritten In-Place Total Reimbursements reflect contractual expense reimbursements for all tenants at the property, based on a pro-rata share of budgeted expenses and management office rent and reimbursements. Adjusted Underwritten Total Reimbursements are calculated the same as Underwritten In-Place, however the additional management fee and ground rent expense is passed through to occupied tenants.
(6)	Vacancy/Credit Loss reflects 1.0% vacancy for State Farm space, in-place economic vacancy for retail space of 21.2% and 0% vacancy on management office space.
(7)	Adjusted Underwritten Total Expenses includes the average of ground rent expense over the Marina Heights State Farm Whole Loan term, which is required to be reimbursed by the tenants (other than the tenant under the space used for management).

Property Management. The property is managed by Transwestern Commercial Services Arizona, L.L.C, an affiliate of the borrower.

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Marina Heights State Farm

Ground Lease. The borrower’s interest with respect to the property is through a ground lease with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”) that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years. The ground lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the ground lease until the 8th anniversary of the day the first certificate of occupancy was issued for such phase. The rent commencement dates for the phases begin on October 13, 2023 and the final phase rent commences March 3, 2025. The maximum ground rent expense once rent commences for all phases is $4,375,033 per annum. There are no contractual ground lease increases. $30,905,569 of rent was prepaid to the Ground Lessor. In addition to ground rent, the Ground Lease requires the tenant to cover certain additional costs and expenses, including but not limited to (i) annual payments to the city of Tempe, which includes a set of annual payments calculated on gross building space and number of office floors (a portion of these payments fund K-12 city schools) and a $309,315 annual municipal services fee, (ii) annual payments to the Rio Salado Community Facilities District equal to the Ground Lessor’s proportionate share of maintaining the adjacent public lake and park and (iii) all taxes, assessments, utility fees or other charges imposed upon or that are a lien on the property or the improvements. For example, pending the execution of the Streetcar Development Agreement in order to develop the Streetcar project, the borrower will be required to pay annual payments of $210,125.30 for 20 years, totaling an aggregate payment of $4,202,506. The property is exempt from property taxes because the Ground Lessor is a tax exempt government agency. The Ground Lease prohibits the Ground Lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The Marina Heights State Farm loan was underwritten assuming no property taxes are paid.

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ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

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	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor

J.P. Morgan Chase Commercial Mortgage	KeyBank National Association	CWCapital Asset Management LLC.	Pentalpha Surveillance LLC
Securities Corp.	11501 Outlook Street	7501 Wisconsin Ave.	375 North French Road
383 Madison Avenue	Suite 300	Suite 500 West	Suite 100
New York, NY 10179	Overland Park, KS 66211	Bethesda, MD 20814	Amherst, NY 14228

Contact: Kunal Singh	Contact: Andy Lindenman	Contact: Kathleen Olin	Contact: Don Simon
Phone Number: (212) 834-5467	Phone Number: (913) 317-4372	Phone Number: (202) 715-9500	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - KeyBank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 2018-B2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	3/16/18
Corporate Trust Services		Record Date:	2/28/18
8480 Stagecoach Circle		Determination Date:	3/12/18
Frederick, MD 21701-4747

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “Risk Retention” tab for the J.P. Morgan Chase Commercial Mortgage Securities Corp. Series 2018-B2 transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2018 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, KeyBank National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: Benchmark 2018-B2 Mortgage Trust, Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: CWCapital Asset Management LLC
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.     List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since January 30, 2018.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB

Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents,

(v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)  Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)  Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB

Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)    Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)    Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)    Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)    Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule I to the MLPA, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA

(to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Residence Inn Augusta (Loan No. 31)	The comfort letter obtained in connection with the Mortgage Loan is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor is required to issue a replacement comfort letter in favor of the trustee of a trust established in connection with the securitization on the franchisor’s then-current form, provided that the lender submits, no later than 90 days after the Closing Date, (i) the name and address of the entity for which the replacement comfort letter is requested to be issued, (ii) the name, address, telephone number, and email address for the contact person for such entity, and (iii) the Closing Date.
5	Holiday Inn Express Glenwood Springs Aspen Area (Loan No. 54)	The comfort letter is not assignable; however, if requested in writing, the franchisor will issue a comfort letter to a REMIC or similar vehicle for securitization on its then current form, provided that the name of the REMIC is submitted to franchisor within 6 months from the date of the comfort letter and no later than 60 days from the date of assignment, and provided that any entity to which a license agreement may be issued is capable of performing its financial and other obligations under the license agreement as determined by franchisor in its sole discretion.
7	EOS 21 (Loan No. 4); 599 Broadway (Loan No. 16); Lehigh Valley Mall (Loan No. 18); Atrium Center (Loan No. 19); 90 Hudson (Loan No. 21); Marriott Charlotte City Center (Loan No. 22); Towers at University Town Center (Loan No. 32); Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Mercury / Garage (Loan No. 46); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

JPMorgan Chase Bank, National Association
8	599 Broadway (Loan No. 16)

The Mortgaged Property is subject to a condominium structure. Any owner of a condominium unit at the SoHo International Arts Condominium (including the Mortgagors) who receives a bona fide offer to either purchase or lease its unit is required to give notice to the board of managers of the condominium association with specific terms of the offer. The board then will have a right of first offer to purchase or lease the applicable unit. The board may not exercise any option to purchase or lease any unit without the prior approval of a majority of the owners.

If the Mortgagors intend to the sell the Mortgaged Property, the Mortgagors are required to notify the sole tenant at the Mortgaged Property, 599 Broadway JS LLC, prior to offering to sell the Mortgaged Property to a third party. The tenant has a right of first offer to purchase the Mortgaged Property on the same terms and conditions. This right does not apply to any transfers to (whether by deed-in-lieu of foreclosure or otherwise) any fee mortgagee or its designee, but the right will apply to subsequent transfers.

8	Lehigh Valley Mall (Loan No. 18)	Macy’s ground leases its premises from the Mortgagor, and the ground lessee has the option to purchase the parcel at any time for the purchase price of $1,337,114.
8	Marriott Charlotte City Center (Loan No. 22)	Marriott Hotel Services, Inc., the manager of the Mortgaged Property, has a right of first offer to acquire the hotel in the event the Mortgagor or any party that controls the Mortgagor decides to transfer the Mortgaged Property (except with respect to any transfer to an affiliate, any initial public offering of the direct or indirect ownership interests in the Mortgagor or a change of ownership resulting from a foreclosure).
8	Residence Inn Augusta (Loan No. 31)	The franchisor has a right of first refusal in the event of a proposed transfer of the hotel, the Mortgagor’s interest in the franchise agreement or an ownership interest in the Mortgagor or a controlling affiliate to a competitor of the franchisor (as defined in the franchise agreement). Under the comfort letter, such right has been subordinated to a foreclosure, but it will apply to subsequent transfers.
8	Towers at University Town Center (Loan No. 32)	The Mortgagor’s interest in the sublease for 162 parking spaces at a neighboring property is not insured by the title policy.
9	Promenades Shops at Aventura (Loan No. 2)	The Mortgage Loan documents permit the then current holders of the shares of the principal of the Mortgagor and/or the holders of the shares of limited partnership interests in the Mortgagor, as the case may be, to form a special purpose entity Mortgagor directly owned by such

JPMorgan Chase Bank, National Association
holders in connection with the incurrence of a mezzanine loan, upon satisfaction of certain terms and conditions set forth in the loan documents including, without limitation: (i) the lenders execute a customary and reasonable intercreditor agreement acceptable to the mortgage lender in all respects; (ii) the combined loan-to-value ratio does not exceed 72.0%; and (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than 1.25x.
9	EOS 21 (Loan No. 4)	The Mortgage Loan documents permit one or more of the owners of the direct or indirect ownership interests in the Mortgagor to obtain one or more mezzanine loans secured by such equity interests upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 65.0%; (ii) a combined debt service coverage ratio (as calculated in the loan documents) equal to or greater than 1.89x; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.
9	599 Broadway (Loan No. 16)	The Mortgage Loan documents permit the owners of the Mortgagor to obtain a mezzanine loan secured by the direct or indirect equity interests of the Mortgagor upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 50.0%; (ii) a combined debt service coverage ratio (as calculated in the loan documents) of not less than 1.72x; (iii) a combined debt yield of not less than 7.2%; and (iv) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
9	Lehigh Valley Mall (Loan No. 18)	The Mortgage Loan documents permit Mortgagor to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
9	Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Mercury / Garage (Loan No. 46); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)	A mezzanine loan is in place in the aggregate maximum principal amount of $70,000,000 ($63,000,000.00 initially funded at closing) and held by CPPIB Credit Investments III Inc. (“Mezzanine Lender”). The mezzanine loan has an interest rate of 8.511% and matures on January 1, 2023.

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10	EOS 21 (Loan No. 4); 599 Broadway (Loan No. 16); Lehigh Valley Mall (Loan No. 18); Atrium Center (Loan No. 19); 90 Hudson (Loan No. 21); Marriott Charlotte City Center (Loan No. 22); Towers at University Town Center (Loan No. 32); Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Mercury / Garage (Loan No. 46); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.
10	Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Mercury / Garage (Loan No. 46); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)	Due to the master lease structure at the Mortgaged Properties in connection with certain historic tax credits, the lender does not have a mortgage and assignment of leases and rents on all of the Mortgaged Properties and their related cash flow. The lender has been granted a mortgage on the fee interests in the real estate; however, it does not have a mortgage on the related master tenants’ operating leasehold interests. In addition, the lender does not have a direct assignment of leases and rents. Instead, each related master tenant has provided an assignment of leases and rents to the each Mortgagor, which in turn has collaterally assigned such assignments of leases and rents to the lender.
15	Towers at University Town Center (Loan No. 32)	The related non-recourse carveout guarantor and an indirect owner of the Mortgagor are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other things, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third party property manager. In addition, the guarantor is a defendant in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex. The case is currently under review by the insurance companies and is expected to be sent to arbitration. Based on discussions with the Mortgagor and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.
17	Marriott Charlotte City Center (Loan No. 22)	At origination, $10,000,000 of the Mortgage Loan proceeds were reserved with the lender to be held as additional collateral for the Mortgage Loan (the “Performance Holdback”). Provided no event of default is

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continuing as of such date, the lender is required to make the Performance Holdback available to the Mortgagor as of the date on which the actual net operating income generated from the Mortgaged Property is equal to or greater than $10,000,000 on a trailing 12-month basis. The Performance Holdback was released to the Mortgagor in accordance with the Mortgage Loan documents in August 2017.
18	EOS 21 (Loan No. 4)	The Mortgage Loan documents permit the Mortgagor to obtain all risk special form property insurance with coverage in an amount equal to the greater of (i) $219,468,600 and (ii) the original principal balance of the EOS 21 Whole Loan.
18	Promenades Shops at Aventura (Loan No. 2)	To the extent (i) the Marshall’s lease is in full force and effect, (ii) there has been no material reduction in the credit rating of TJX Companies Inc., (iii) the tenant is obligated per the terms of its lease to rebuild and/or repair that portion of the Mortgaged Property demised pursuant to the lease (the “Marshalls Leased Space”) and is entitled to no period of rent abatement, the tenant may, with respect to the Marshalls Leased Space, provide the property damage coverages required by the Mortgage Loan documents, including but not limited to the flood coverage, provided such coverages are acceptable to the lender in its sole and absolute discretion. If the tenant fails to provide coverage acceptable to the lender, then Mortgagor is required to obtain, at its sole cost and expense, all insurance as required by the Mortgage Loan documents with respect to the Marshalls Leased Space which meets the requirements of the Mortgage Loan documents providing coverage that will pay proceeds in an amount sufficient to restore the Marshalls Leased Space to the extent such proceeds are not paid or otherwise made available under the insurance policies. Such insurance shall either be (x) “primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage required by the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that the tenant does not have sufficient coverage to meet the requirements, as necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
18	599 Broadway (Loan No. 16)	The Mortgage Loan documents provide that, to the extent the related condominium association maintains a “master” or “blanket” policy on the improvements relating to the Mortgaged Property or the common elements which provides for coverage in the amounts, for the periods, by

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companies and against hazards described in the Mortgage Loan documents and is otherwise in form and substance reasonably acceptable to the lender, then the Mortgagor’s obligation to maintain the hazard insurance coverage on the condominium is deemed satisfied to the extent the required coverage is provided by the condominium association policy.
18	Lehigh Valley Mall (Loan No. 18)

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents).

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

18	Atrium Center (Loan No. 19)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is 5% of the original principal amount of the related Mortgage Loan, rather than of the then outstanding principal amount.
18	90 Hudson (Loan No. 21)	If the Mortgaged Property is ever located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood hazard insurance in an amount equal to the (1) maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) $10,000,000 dedicated to the Mortgaged Property, commencing upon the date of the policy renewal (December 30, 2017).
18	Marriott Charlotte City Center (Loan No. 22)	The threshold above which the lender has the right to hold and disburse any insurance proceeds is $3,000,000, instead of the customary 5% of the then-outstanding principal amount of the Mortgage Loan.
18	Hampton Inn Albuquerque University (Loan No. 43)	The threshold above which the lender has the right to hold and disburse insurance proceeds is $400,000, instead of 5% of the then outstanding principal of the Mortgage Loan.

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26	599 Broadway (Loan No. 16)	The Mortgaged Property is legal non-conforming. In the event of a casualty in excess of 75%, the related condominium association may elect not to restore the Mortgaged Property. In such event, the net proceeds of the condominium insurance policy and the net proceeds of the sale of the condominium building and property (including the Mortgaged Property) will be divided on a pro-rata basis among all unit holders, including Mortgagors. The Mortgage Loan documents provide for a nonrecourse carve-out against the Mortgagors and guarantor to the extent such proceeds, together with the net proceeds of Mortgagor’s own insurance policies, are insufficient to pay the Mortgage Loan off in full.
26	Lehigh Valley Mall (Loan No. 18)	The use of the Mortgaged Property as a shopping mall is a non-conforming use that generally requires approval of the applicable Zoning Hearing Board. According to the related zoning report, the Mortgaged Property has not received a Zoning Hearing Board Approval. However, the zoning report indicates that the Mortgaged Property was developed in the 1970s prior to such requirement becoming effective and, therefore, the Mortgaged Property is permitted for a special exception use and considered legal non-conforming. The related zoning code provides that, in the event of casualty or condemnation of any property with a non-conforming use, such property may not be restored, reconstructed or used as before except in strict compliance with the zoning regulations of the zoning district in which the Mortgaged Property is located, unless such restoration, reconstruction or use commences within six months from the date of the damage and is brought to completion within a reasonable period of time after such time. The Mortgagor was required to obtain law and ordinance insurance coverage in accordance with the Mortgage Loan documents.
28	EOS 21 (Loan No. 4)

The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by Mortgagor, any affiliate of Mortgagor or any of their respective authorized representatives, which was known by Mortgagor or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Mortgagor or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Mortgagor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or

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conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by Mortgagor to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that Mortgagor or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of Mortgagor and the guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Mortgagor’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carve-out for losses for any material breach of any representation, warranty or indemnification obligation by Mortgagor or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Mortgagor in violation of the Mortgage Loan documents.

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The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.
28	600 Clipper (Loan No. 9)

The Mortgagor and guarantor are required to be released from their obligations under the environmental indemnity from after the date on which each and every one of the foregoing conditions are satisfied: (i) the Mortgage Loan is paid in full or the Mortgagor has transferred the Mortgaged Property in accordance with the Mortgage Loan agreement; (ii) the Mortgagor, at the Mortgagor’s sole cost and expense, delivers to the lender a Phase I environmental site assessment with respect to the Mortgaged Property in form and substance and prepared by an environmental engineer reasonably acceptable to the lender which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances and the Mortgaged Property is not subject to any then-existing material risk of contamination from any off-site hazardous substances; (iii) no event of default exists and is continuing; (iv) the lender has not exercised any of its remedies to obtain an entry of a judgment of foreclosure, exercise any power of sale, or delivery of a deed in lieu of foreclosure; (v) as of the date of determination, all of the representations and warranties contained in the indemnity as they relate to environmental matters are true and correct in all material respects, as determined by the lender; and (vi) no liability has arisen under the indemnity in the interim.

The loss recourse carve-out for security deposits not delivered to the lender upon a foreclosure or action in lieu of foreclosure excludes any security deposits that were applied in accordance with the related lease prior to the occurrence of the foreclosure or action in lieu of foreclosure instead of the occurrence of the event of default.

28	Promenade Shops at Aventura (Loan No. 2)

The carve-out for material physical waste is limited to (i) causing or permitting neglect or misconduct resulting in material damage or loss to the Mortgaged Property, (ii) causing arson to occur in or about the Mortgaged Property and (iii) failing to maintain the Mortgaged Property, except for ordinary wear and tear.

The carve-out for fraud or intentional misrepresentation is limited to fraud, willful misconduct and material misrepresentations in connection with the term sheet (and any amendments thereto), the guaranty and the other Mortgage Loan documents.

The carve-out for failure to deliver security deposits to the

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lender is limited to the failure of the Mortgagor, after foreclosure and upon written demand by the lender, to deliver all security deposits that have been paid by tenants of the Mortgaged Property to the extent that such amounts have not been refunded to or forfeited by such tenants.

The carve-out for the misappropriation, conversion or misapplication of rents is limited to rentals received by or on behalf of the Mortgagor subsequent to the date on which the lender makes written demand.

Recourse carve-outs for losses are conditioned on the lender’s foreclosure of the related Mortgaged Property and are limited to the amount in which the fair market value of the related Mortgaged Property is less than the aggregate of the outstanding principal balance of the Mortgage Loan and all accrued and unpaid interest, amounts paid by the lender for the preservation or maintenance of the Mortgaged Property (to the extent not included in the outstanding balance of the Mortgage Loan) other amounts due under the related Mortgage Loan documents and the costs and fees incurred by the lender in connection with the foreclosure.

The obligations and liabilities of the Mortgagor and guarantor with respect to environmental issues is required to terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full and the indemnitee has not taken possession of the Mortgaged Property, and (ii) the indemnitee has received, at indemnitor’s expense, a then current environmental assessment report reasonably acceptable to indemnitee reflecting that the Mortgaged Property is free from hazardous substances and not in violation of environmental laws. The environmental indemnity provides that if the Mortgagor maintains a policy of environmental insurance, the lender will look to the policy as the primary source of recovery for liabilities relating to hazardous materials, and the environmental indemnity will be the secondary source of recovery, except that the indemnitor will remain primarily liable for all deductibles and any losses in excess of the policy limit.

Recourse against the related guarantor for losses requires the lender to first proceed against the Mortgagor and the security for the Mortgage Loan. The lender is not required to proceed first against the Mortgagor and the security for the Mortgage Loan prior to enforcing its rights against the guarantor for full recourse obligations.

28	599 Broadway (Loan No. 16)	The Mortgage Loan documents provide that there will be no liability against the Mortgagors or the guarantors for losses that are consequential, punitive or exemplary

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damages.

The full recourse carve-outs for transfers in violation of the Mortgage Loan documents is limited to voluntary transfers. Failure to obtain the lender’s prior consent to any involuntary transfer will trigger a nonrecourse carve-out for losses against the Mortgagors and guarantors.

The carve-out for material physical waste is limited to intentional material physical waste.

28	Lehigh Valley Mall (Loan No. 18)

The obligations and liabilities of the nonrecourse carve-out guarantor is capped at $40,000,000 under the non-recourse carve-out guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty. Such recourse cap applies only to the current guarantor and does not extend to any replacement guarantor provided in accordance with the Mortgage Loan documents.

The carve-out regarding waste is limited to arson or material physical waste intentionally committed by the Mortgagor.

The carve-out for willful misconduct is limited to willful misconduct by the Mortgagor in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or misapplication of such amounts is a loss carve-out, subject to any and all cure rights in the Mortgage Loan documents.

The Mortgagor and the guarantors will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the

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Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided the Mortgagor delivers to the lender a Phase I environmental report in form and substance, and from an engineer reasonably acceptable to the lender and dated no earlier than the date on which the Mortgage Loan is paid or defeased in full.

28	Atrium Center (Loan No. 19)

There is no separate nonrecourse carve-out guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The obligations and liabilities of the Mortgagor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim after the date that is twenty-four (24) months after payment in full of the related Mortgage Loan, provided that: (i) the related Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of any related Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the Mortgagor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

The existence of the environmental insurance policy related to the Mortgaged Property will not defer, limit or otherwise affect the obligations and liabilities of the Mortgagor with respect to environmental matters, but to the extent the obligations or liabilities would fall within the claims insured by the environmental policy and the lender has been added as an additional insured to the policy, the lender is required to use commercially reasonable efforts to collect any losses from the policy prior to enforcing the

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environmental indemnity.

The loss carve-out with respect misapplication, misappropriation or conversion to insurance proceeds, condemnation awards, or rents following an event of default is limited to misapplication or conversion of such amounts and does not include misappropriation, and the Mortgage Loan documents provide that the application of rents to reasonable and customary operating expenses will not be considered misapplication or conversion.

28	90 Hudson (Loan No. 21)

The carve-out for material physical waste is limited to intentional material physical waste caused by the Mortgagor, its affiliated fee owner, its principal or the guarantor.

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion and does not include misapplication.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to voluntary transfers in contravention of the Mortgage Loan documents or a change of control of the Mortgagor.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity with respect to any unasserted claim will terminate twelve (12) years after the full payment of the Mortgage Loan, provided that at the time of such payment (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the lender or any other indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the lender shall have received, at the expense of the Mortgagor or the guarantor, an updated Phase I environmental report for the Property (and, if recommended under any such Phase I environmental report, a Phase II environmental report for the Mortgaged Property) dated within ninety (90) days of the requested release showing no actual or threatened: (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged

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Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) administrative processes or proceedings or judicial proceedings concerning any matter addressed in the indemnity, or (C) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.
28	Marriott Charlotte City Center (Loan No. 22)

The carve-out for material physical waste is limited to intentional material physical waste.

The loss carve-out for misapplication of any insurance proceeds, condemnation awards, or any rents is limited to the extent such misapplication remains uncured after five (5) days’ written notice from the lender to the Mortgagor.

The full recourse carve-out for filing an answer consenting to or otherwise acquiescing in or joining in any involuntary bankruptcy petition permits such action if (i) made with express written consent of or at the direction of the lender or (ii) required pursuant to a court order or required in order to preclude a claim of perjury.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate three years after the full payment of the Mortgage Loan, provided (i) between the date of the environmental indemnity and prior to the date of the proposed release, there has been no change in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the loan has been paid in full, (ii) the Mortgage Loan is paid in full in the ordinary course, (iii) the lender receives a Phase I environmental site assessment report dated no more than ninety (90) days prior to the proposed release date in scope reasonably satisfactory to the indemnitee by an environmental consulting firm reasonably satisfactory to the lender, with respect to the Mortgaged Property which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances in violation of applicable environmental laws and that the Mortgaged Property is not subject to any significant risk of contamination from any off site hazardous substances in violation of the representations, warranties and covenants set forth in the indemnity, as reasonably determined by the lender, and (iv) no event of default exists and is continuing.

28	Towers at University Town Center (Loan No. 32)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with

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respect to any unasserted claim two (2) years after the date on which the debt has been paid in full, subject to satisfaction of the following conditions are satisfied in full: (i) the debt has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the debt is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the debt is paid in full, and (iii) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
28	Lost Tree Financial Center (Loan No. 37)	The loss recourse carve-out for material physical waste is limited to intentional and material physical waste.
28	Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)

If the related mezzanine lender forecloses pursuant to the related intercreditor agreement, the replacement guarantor will not be liable for certain recourse obligations related to payment of funds owed to PNC Investment Company, LLC, the tax credit investor (“PNC”), as set forth in the Mortgage Loan documents, except to the extent such obligations arises from (i) any act for which the transferee of the equity collateral or its affiliate is liable to PNC pursuant to the indemnity delivered by such transferee or its affiliate to PNC pursuant to a certain recognition agreement to the extent that the related mortgage lender has any liability to PNC solely as a result of such transferee’s or its affiliate’s, as applicable, failure to make any payments to PNC pursuant to such indemnity, or (ii) from any foreclosure or assignment in lieu of foreclosure that, in either case, is determined in a final non-appealable judgment by a court of competent jurisdiction to have been undertaken by mezzanine lender in violation of the covenants set forth in the recognition agreement.

With respect to the loss recourse carveout arising from material physical waste of the Mortgaged Property, the Mortgagor has no liability to the extent sufficient cash flow is not available to the Mortgagor or the related master lessee from the Mortgaged Property to prevent such material physical waste (so long as such insufficiency does not arise from the intentional misappropriation or

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conversion of revenues by any Mortgagor party).
28	Holiday Inn Express Glenwood Springs Aspen Area (Loan No. 54)	The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment by the Mortgagor of the Mortgage Loan, provided that at the time of such payment, the Mortgagor and/or the guarantor furnishes to the indemnitee, at sole cost and expense of the Mortgagor and/or the guarantor, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
29	Lehigh Valley Mall (Loan No. 18)	The Mortgagor is permitted to release a portion of the Mortgaged Property consisting of the parcel ground leased to Macy’s from the lien of the related security instrument in connection with the exercise by Macy’s of the purchase option in its lease and upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the partial prepayment of the Whole Loan with a yield maintenance premium (if the release occurs prior to the expiration of the defeasance lockout period) or partial defeasance (if the release occurs after the expiration of the defeasance lockout period) of the Whole Loan of an equal to 100% of the gross cash proceeds received by the Mortgagor from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease. The Mortgage Loan documents permit the Mortgagor to deposit the release price into a reserve fund. The related appraisal allocated a value of $1,230,000 to the Macy’s parcel.
30	Marriott Charlotte City Center	The Mortgage Loan documents provide that for so long as

JPMorgan Chase Bank, National Association
	(Loan No. 22)	Marriott Hotel Services, Inc. or another unaffiliated qualified manager is managing the Mortgaged Property, the annual financial statements of Mortgagor and its operating lessee are not required to be audited.
31	EOS 21 (Loan No. 4)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect and provided terrorism insurance is commercially available, the Mortgagor is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Lehigh Valley Mall (Loan No. 18)

If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the Mortgagor is required to obtain a stand-alone policy that provides the same coverage as if such exclusions did not exist, provided that the premiums for terrorism coverage are capped at two (2) times the cost of then current property insurance premiums (based on the cost to purchase a stand-alone policy and excluding the wind and flood components of such policy) on terrorism coverage, and if the premiums exceed the foregoing cap, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000).

31	Atrium Center (Loan No. 19)

If Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the

Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

JPMorgan Chase Bank, National Association
34	EOS 21 (Loan No. 4)	The Mortgage Loan documents require Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.
34	Lehigh Valley Mall (Loan No. 18)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
36	Towers at University Town Center (Loan No. 32)

The property is partially secured by a subleasehold on a ground lease of 162 parking spaces at a neighboring property. The expiration date of the ground lease is June 30, 2045, and the expiration date of the sublease is June 30, 2035, neither of which is more than 20 years beyond the maturity date of the loan of December 1, 2027.

The ground lease requires a mortgagee to be an institutional lender.

With respect to the ground lease, the tenant may assign solely in connection with a sale of the Metro III Building which is located adjacent to the parking spaces. Otherwise, the landlord consent, not to be unreasonably withheld, is required. With respect to the sublease, the subtenant may assign only in connection with conveyance of title.

Mortgagee is not entitled to notices of any default.

Subletting is permitted only with the landlord’s consent at the landlord’s sole discretion.

No estoppel for the ground lease or the sublease was obtained in connection with the Mortgage Loan.

The parking spaces are not required for zoning compliance or for the operation of the Mortgaged Property. Accordingly, the income from the subleased parking spaces was not included for underwriting; however, expenses from the same property were included.

46	EOS 21 (Loan No. 4); 599 Broadway (Loan No. 16); Lehigh Valley Mall (Loan No. 18); Atrium Center (Loan No.	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

JPMorgan Chase Bank, National Association
19); 90 Hudson (Loan No. 21); Marriott Charlotte City Center (Loan No. 22); Towers at University Town Center (Loan No. 32); Beacon - Criterion (Loan No. 35); Beacon - Hague (Loan No. 39); Beacon - Paramount (Loan No. 42); Beacon - Mercury / Garage (Loan No. 46); Beacon - Orpheum (Loan No. 49); Beacon - Tower (Loan No. 53)

ANNEX E

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after January 30, 2018.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced

Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Schedule D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan for which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan,

there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Exhibit 1 to Schedule D-4, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate

Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Schedule D-4; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Schedule D-4, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Exhibit 1 to Schedule D-4, or future permitted mezzanine debt in each case as set forth on Exhibit 2 to Schedule D-4 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Exhibit 3 to Schedule D-4 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

ANNEX E

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation
Rep. No. on Annex E	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Rochester Hotel Portfolio (Loan No. 5)	The comfort letters are not assignable or transferrable. The franchisor under the comfort letters for the Marriott Property and the Residence Inn Property are required to issue a replacement comfort letter on the franchisor’s then current form if (i) the existing lender designates a trustee of a trust established in connection with a securitization and (ii) such trustee is not a competitor of franchisor, is not an affiliate of franchisee and provides a written request to franchisor no later than 90 days after the securitization and includes in such request the name and address (and contact information) of the entity for which the replacement comfort letter is issued and the date of the securitization.
7	Apple Campus 3 (Loan No. 3)	The sole tenant (Apple) has an ongoing right of first offer (“ROFO”) to purchase the Mortgaged Property if the Borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the Mortgage Loan.
7	InterContinental San Francisco (Loan No. 6)	Pursuant to a management agreement between the Borrower and the hotel manager, IHG Management (Maryland) LLC, which is an affiliate of the Borrower, the hotel manager has a right of first refusal with respect to any bona fide third party offer received by the Borrower. Such right of first refusal does not apply to a foreclosure or other exercise of remedies by the lender, but would apply to a subsequent transfer.
7	Worldwide Plaza (Loan No. 10)	If the Borrower desires to sell the office building included in the Mortgaged Property or if the Borrower (or its members, partners or shareholders) desires to transfer all or substantially all of the interests in the Borrower or if the Borrower decides to enter into a net lease of all or substantially all of the building, in each case, to a third party, the largest tenant, Nomura Holding America, Inc. (“Nomura”), has a right of first refusal under its lease to purchase the office building or such equity interests, so long as it is leasing at least 750,000 square feet (it currently leases 819,906 square feet) and is not then in default beyond any applicable cure period. Such right of

German American Capital Corporation
first refusal expires 24 months prior to the then current expiration date of the Nomura lease (which is currently September 30, 2033) or upon any earlier termination of such lease. Under the terms of the Nomura lease such right of first refusal does not apply to a foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to a mortgage encumbering the office building, or to the initial sale by any party acquiring the landlord’s interest in the office building after any such foreclosure, sale in lieu of foreclosure or other exercise of remedies.
7	Hotel Indigo & Austin (Loan No. 12)	Holiday Hospitality Franchising, LLC (the “Licensor”) has a right of first refusal under its license agreement with the Borrower (the “License Agreement”) to purchase the Hotel Indigo portion of the Mortgaged Property (the “Hotel Indigo”), including all or a portion of the Hotel Indigo, or the right, in any form other than a bona fide debt instrument, to receive income from the Hotel Indigo. The Licensor has agreed that such right of first refusal will not be triggered by a foreclosure, deed-in-lieu thereof or other consensual transfer of the Hotel Indigo to the lender. In addition, the Licensor has agreed that no right of first refusal will apply to the first sale or other transfer following such a foreclosure, deed-in-lieu thereof or other consensual transfer as long as such sale or transfer is conducted in accordance with the terms of the License Agreement, and the Hotel Indigo remains subject to a license agreement with Licensor following any such sale or transfer.
7	Rochester Hotel Portfolio (Loan No. 5)

With respect to the Marriott Mortgaged Property, there is a recorded Memorandum of Right of First Refusal with respect to the franchise agreement for the Marriott Mortgaged Property, and in the case of the Residence Inn Mortgaged Property there is a right of first refusal set forth in the related franchise agreement, which states, in each case, that in case of a transfer to franchisor’s competitor of (i) the Mortgaged Property, (ii) the Borrower’s interest in the franchise agreement or (iii) an ownership interest in Borrower or its control affiliate, the franchisor may do any of the following: (1) acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease of the Mortgaged Property for cash); (2) if the proposed transfer is a purchase or lease of all or a portion of the ownership interests or the assets (including the Mortgaged Property) of Borrower or its control affiliate, or a merger with or into Borrower or its control affiliate, or the acquisition of Borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, franchisor (or its designee) will have the right to purchase or lease the Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to

German American Capital Corporation

by the parties; (3) franchisor may place Borrower in default and give notice of its intent to terminate the franchise agreement; or (4) franchisor may consent to such transfer, which consent will be on such terms as franchisor may require, in its sole discretion.

A subterranean portion (located at the subway level) of the building of which the Marriott Mortgaged Property comprises a part was conveyed to the Mayo Foundation in connection with a vertical subdivision. The subdivided portion, referred to as the “Foundation Parcel”, is rectangular in shape and is approximately 70’ by 130’. The subdivision was accomplished pursuant to and is governed by (i) a Declaration of Air and Subsurface Rights (“Declaration”), (ii) Deed and (iii) First Refusal and Option Agreement (“ROFR Agreement”). The County of Olmsted did not provide a separate tax parcel for the Foundation Parcel. The beneficial easements granted in favor of the owner of the Marriott Mortgaged Property (the “Marriott Owner”) over the Foundation Parcel under the Declaration are insured as appurtenant beneficial easements in the lender’s title insurance policy.

The Declaration provides that the Mayo Foundation is responsible for 5% of the real estate taxes, which shall be payable to the Marriott Owner (or, upon notice, delivery jointly to the taxing authority). The Declaration also provides for various cross easements, maintenance obligations and access rights relating to the use and operation of the two parcels. The Marriott Owner is responsible for insuring the entire property (in which case the Foundation Parcel owner, upon demand, must pay 5% of the cost) unless the Foundation Parcel owner has elected to separately insure (or elects to self-insure, which it can do so long as Mayo Foundation owns the Foundation Parcel).

The ROFR Agreement contains a number of purchase options and rights of first refusal affecting the Foundation Parcel, some of which are no longer in effect. The applicable rights are described as follows:

1.   Right of First Refusal: If Mayo Foundation desires to sell all or any portion of the Foundation Parcel and receives a bona fide, third party offer that it is willing to accept, then upon notice to Marriott Owner and its mortgagee, Marriott Owner may within 30 days elect to (A) purchase the Foundation Parcel (or applicable portion thereof) at the proposed sale price or (B) purchase the Foundation Parcel (or applicable portion thereof) at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

German American Capital Corporation

2.   Purchase Option: Marriott Owner has an option to purchase the Foundation Parcel on December 31, 2023, as designated by Mayo (options effective December 31, 2003 and December 31, 2013 have lapsed) at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

3.   Demolition Purchase Option: Marriott Owner has the option to purchase the Foundation Parcel at any time after December 31, 2013 if Marriott Owner intends to demolish the hotel at the Marriott Property, which option is exercised by notice from Marriott Owner to Mayo. If exercised, the price will be a to-be-negotiated price or, if no agreement is reached, a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

7	Two Harbor Point Square (Loan No. 23)	The related Mortgaged Property is subject to a recorded Environmental Land Use Restriction which prohibits disturbance of the engineered controls and demolition or construction on parts of the Mortgaged Property without first obtaining a release from the Connecticut Department of Energy & Environmental Protection.
7	Fairfield Portfolio (Loan No. 33)

With respect to each of the Mortgaged Properties, there is a right of first refusal set forth in the related franchise agreement, which states, in each case, that in case of a transfer to franchisor’s competitor of (i) the Mortgaged Property, or (ii) an ownership interest in Borrower or its control affiliate, the franchisor may do any of the following: (1) acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease of the Mortgaged Property for cash); (2) if the proposed transfer is a non-cash transaction or other form of transfer, franchisor (or its designee) will have the right to purchase or lease the Mortgaged Property for its fair market value; (3) franchisor may place Borrower in default and give notice of its intent to terminate the franchise agreement, in which case the franchisee must either terminate the transfer or be subject to termination and payment of liquidated damages; or (4) franchisor may consent to such transfer, which consent will be on such terms as franchisor may require, in its sole discretion.

14	564 Sixth Street (Loan No. 44)

James P, Previti, who is a principal of the borrower and is the trustee of The James P. Previti Family Trust, which indirectly owns the entity that is the related non-recourse carveout guarantor, was a sponsor and owner of entities

German American Capital Corporation
that filed for Chapter 11 bankruptcy (subsequently converted to Chapter 7) in 2008. Mr. Previti and certain affiliates were subsequently sued by the Chapter 7 trustee. Mr. Previti, along with Empire Partners, Inc., which is a co-general partner of the guarantor entity, are among the defendants in the litigation. The cases allege, among other claims, preferential transfers and fraudulent conveyances by certain of the entities owned by Mr. Previti.
17	InterContinental San Francisco (Loan No. 6)	The Borrower is permitted under the Mortgage Loan documents to pay insurance premiums pursuant to a premium financing arrangement. Although the insurance policies require the insurers to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.
17	Worldwide Plaza (Loan No. 10)	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is a fixed amount of $60,000,000, instead of the then outstanding principal amount of the Mortgage Loan.
17	All GACC Mortgage Loans	All exceptions to Representation 30 are also exceptions to this Representation 17.
25	Fairfield Portfolio - Fairfield Inn & Suites - High Point (Loan No. 33.1)	The use of the Mortgaged Property as a hotel constitutes a legal non-conforming use. In the event of damage by any cause to an extent equal to 50% or more of its taxed value, the Mortgaged Property may only be repaired and/or reconstructed and used as a conforming structure and use; and accordingly could not be used as a hotel.
26	Rochester Hotel Portfolio (Loan No. 5)	The liquor licenses necessary to operate the Mortgaged Properties are in the name of Rochester Bevflow, Inc., an affiliate of the Borrowers. Rochester Bevflow, Inc. has entered into an agreement with Borrowers to provide services with respect to alcoholic beverage sales at the Mortgaged Properties and also has agreed to cooperate with the transfer or re-issuance of liquor licenses in case of the lender’s exercise of remedies under the Mortgage Loan.
26	Hotel Indigo & Austin (Loan No. 12)	The liquor licenses necessary to operate the Mortgaged Properties are in the name of SSH Red River Beverage LLC, an affiliate of the property manager. SSH Red River Beverage LLC has entered into an agreement to provide services with respect to alcoholic beverage sales at the Mortgaged Properties and also has agreed to cooperate with the transfer or re-issuance of liquor licenses in case of the lender’s exercise of remedies under the Mortgage

German American Capital Corporation
Loan.
27	Worldwide Plaza (Loan No. 10)

There is no recourse for (1) material intentional misrepresentation, (2) commission of intentional material physical waste at the Mortgaged Property or (3) misappropriation of rents. In addition, recourse for fraud, misapplication or misappropriation of insurance proceeds or condemnation awards and breaches of environmental covenants is only to the Borrowers, not the guarantor. Further, there is no separate environmental indemnitor with respect to the Mortgage Loan.

Recourse to the non-recourse carveout guarantors for bankruptcy or similar events of the Borrowers is capped at 10% of the Whole Loan amount ($94,000,000) plus the costs of enforcement.

In addition, if any guaranteed obligations under the non-recourse carveout guaranty arise solely as a result of the acts or omissions of RXR Realty LLC (“RXR”) or its affiliates (and neither SLG Green Realty Corp. (“SLG”) nor its affiliates participated in any material respect in furthering, or consented in writing to, the acts which gave rise to such guaranteed obligations), then only guarantors affiliated with RXR are liable for such guaranteed obligations under the non-recourse carveout guaranty, and (ii) if any guaranteed obligations arise solely as a result of the acts or omissions of SLG or its affiliates (and neither RXR nor its affiliates participated in any material respect in furthering, or consented in writing to, the acts which gave rise to such guaranteed obligations), then only guarantors affiliated with SLG are liable for such guaranteed obligations under the non-recourse carveout guaranty.

27	InterContinental San Francisco (Loan No. 6)	There is no separate nonrecourse carve-out guarantor, and no environmental indemnitor other than the borrower.
27	Sentinel Square II (Loan No. 7)	There is no separate nonrecourse carve-out guarantor, and no environmental indemnitor other than the borrower.
27	Marina Heights State Farm (Loan No. 15)	There is no separate nonrecourse carve-out guarantor, and no environmental indemnitor other than the borrower.
29	Rochester Hotel Portfolio (Loan No. 5)	Quarterly rent rolls are only required to be delivered upon the lender’s request.
30	Worldwide Plaza (Loan No. 10)	The Borrowers may obtain terrorism coverage written by Belmont Insurance Company, a non-rated captive insurer, provided certain conditions set forth in the Mortgage Loan documents are satisfied
30	Centre Point Plaza (Loan No. 47)	Terrorism coverage is required so long as the lender determines that either (i) prudent owners of real estate

German American Capital Corporation
comparable to the Mortgaged Properties are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.
30	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
35	Marina Heights State Farm (Loan No. 15)	The Mortgaged Property consists of a Ground Lease. The Ground Lease requires the consent of the ground lessor to any transfer of the Ground Lease. Such consent is not required for any assignment, sale, hypothecation, encumbrance or transfer to a Permitted Mortgagee (as defined in the Ground Lease), or for the Permitted Mortgagee to take title to the Mortgaged Property, and upon foreclosure or acquisition of title to the leasehold estate by deed in lieu of foreclosure of a Permitted Mortgage (as defined in the Ground Lease) the Permitted Mortgagee may, upon notice to the ground lessor, but without its consent, sell and assign the leasehold estate. However, the requirement to obtain the consent of the ground lessor would apply to any subsequent transfer.

EXHIBIT 1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

3	Apple Campus 3

10	Worldwide Plaza

23	Two Harbor Point Square

33	Fairfield Portfolio

EXHIBIT 2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

6	InterContinental San Francisco

10	Worldwide Plaza

12	Hotel Indigo & Austin

EXHIBIT 3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)     Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after January 30, 2018.

(5)     Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex F (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)     Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)   No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)   No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)   REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage

Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the

Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)   Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)   Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex F or the exceptions thereto set forth in Annex F or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan or future permitted mezzanine debt, in either case as set forth in the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as a “Cross-Collateralized Mortgage Loan” or as part of a “Cross-Collateralized Group” or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)   Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F.

(38)   No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)   Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)   Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by

Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)   Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)   Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex F, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex F.

EXCEPTIONS TO MORTGAGE LOAN
REPRESENTATIONS AND WARRANTIES

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Rep. No. on Annex F	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Sam’s Club Atlanta (Loan No. 40)	The single tenant at the Mortgaged Property has a right of first refusal under its lease, should the Mortgagor elect to sell all or any portion of the Mortgagor’s leasehold interest in the Mortgaged Property to a bona fide third party, to purchase the Mortgaged Property. The right of first refusal does not apply to a foreclosure or deed in lieu of foreclosures, or the sale of the Mortgaged Property by a mortgagee or its nominee that has taken title following foreclosure or deed in lieu of foreclosure.
17	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
17	Sam’s Club Atlanta (Loan No. 40)

The related Mortgagor’s requirement to maintain all risk, builder’s risk, boiler/machinery, flood, and earthquake insurance (in each case, to the extent applicable) under and consistent with the requirements of the Mortgage Loan documents is suspended so long as (i) the lease with single tenant Sam’s Club is in full force and effect and no default exists thereunder, (ii) Sam’s Club or the guarantor under the lease remains fully liable for the obligations of such lease and maintains a rating from S&P of at least BBB, (iii) Sam’s Club maintains, through self-insurance or otherwise, the insurance required to be maintained under the Sam’s Club lease, (iv) the related lender is named an additional insured under the insurance policies or self-insurance under the Sam’s Club lease, and (v) the Mortgagor has provided the related lender with evidence that the insurance required under clauses (iii) and (iv) above is maintained. To the extent any of the above requirements are not satisfied, the Mortgagor is required to promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that Sam’s Club does not provide insurance coverage required or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

Under the single tenant lease, to the extent that the

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Mortgaged Property is required to be restored in accordance with the provisions of the lease, the single tenant holds proceeds during such restoration, and proceeds are paid to the Mortgagor in the event the lease terminates prior to completion of restoration.
17	Central Park of Lisle (Loan No. 1)	The Mortgage Loan documents provide that if the related Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, (A) if such syndicate consists of five or more members, at least sixty percent of the insurance coverage (or if such syndicate consists of four or fewer members, at least seventy-five percent) is required to be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining forty percent of the insurance coverage (or the remaining twenty-five percent if such syndicate consists of four or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
17	WAG Lawrenceville (Loan No. 56); Rite Aid Johnstown (Loan No. 57)	The related Mortgagor’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally waived provided that (A) the lease of the single tenant at the respective Mortgaged Property is in full force and effect with no defaults beyond any notice and cure periods, (B) the single tenant maintains a rating of “BBB” or better by S&P, and (C) the respective single tenant maintains the insurance required under the related tenant’s lease (which may be self-insurance) and delivers evidence of the same to the lender. In the event any of the foregoing conditions are not satisfied, the Mortgagor is required, at its expense, to procure and maintain either (x) “primary” insurance coverage in the event that single tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as shall be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
25	BlueLinx Portfolio (Loan No. 14)

The Bellingham Mortgaged Property is nonconforming with respect to setbacks. There is a 14.9 foot deficiency in a rear setback due an encroachment of a portion the railroad shed attached to a building located on the property.

There is no certificate of occupancy on file with the municipality for the BlueLinx Lawrenceville Mortgaged Property. It is unknown whether a certificate of occupancy was never issued for the Mortgaged Property, or if the municipality merely cannot locate it. The failure to have a

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certificate of occupancy is a violation of applicable law. A new certificate of occupancy is required to be obtained in connection with the transfer of title to the Mortgaged Property. The Mortgagor is required to obtain a certificate of occupancy in accordance with the provisions of the Mortgaged Loan Documents.
27	Central Park of Lisle (Loan No. 1)

The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related borrower and guarantor for losses in the event of any misappropriation and/or conversion, but not “misapplication”, of insurance proceeds or condemnation awards, and any rents after an event of default.

The related environmental indemnity provides that, so long as the Mortgagor maintains an environmental insurance policy complying with the provisions of the related loan documents, the lender will abstain from exercising any rights under the environmental indemnity until the earlier of (1) the expiration of six months after the indemnitor, indemnitee or any indemnified party under the environmental indemnity has made a written claim under the environmental insurance policy, without payment by the environmental insurer, (2) if the environmental insurer has refused in writing the defense of any claim or the coverage after the indemnitor, indemnitee or any indemnified party has made a written claim upon the environmental insurer under the environmental insurance policy or (3) such shorter time, if in the sole but commercially reasonable judgment of the indemnitee under the environmental indemnity, any delay endangers any tenant or other occupant of the Mortgaged Property or their guests or the general public or may materially and adversely affect the value of the Mortgaged Property if not immediately addressed.

27	The Woods (Loan No. 8)	There is no non-recourse carveout guaranty; the non-recourse carveout obligations under the Mortgage Loan documents obligate the Mortgagor, and the Mortgagor and related sponsor have executed an environmental indemnity.
27	Braddock Metro Center (Loan No. 13); BlueLinx Portfolio (Loan No. 14); Red Building (Loan No. 16); 32 East Shopping Center (Loan No. 27)	The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related Mortgagor and guarantor for losses in the event of any misappropriation and/or conversion, but not “misapplication”, of rents, insurance proceeds, or condemnation awards.
30	Sam’s Club Atlanta (Loan No. 40)	The related Mortgagor’s requirement to maintain all risk, builder’s risk, boiler/machinery, flood, and earthquake insurance (in each case, to the extent applicable) under

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and consistent with the requirements of the Mortgage Loan documents is suspended so long as (i) the lease with single tenant Sam’s Club is in full force and effect and no default exists thereunder, (ii) Sam’s Club or the guarantor under the lease remains fully liable for the obligations of such lease and maintains a rating from S&P of at least BBB, (iii) Sam’s Club maintains, through self-insurance or otherwise, the insurance required to be maintained under the Sam’s Club lease, (iv) the related lender is named an additional insured under the insurance policies or self-insurance under the Sam’s Club lease, and (v) the Mortgagor has provided the related lender with evidence that the insurance required under clauses (iii) and (iv) above is maintained. To the extent any of the above requirements are not satisfied, the Mortgagor is required to promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that Sam’s Club does not provide insurance coverage required or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
30	Rite Aid Johnstown (Loan No. 57)	The related Mortgagor’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally waived provided that (A) the lease of the single tenant at the Mortgaged Property is in full force and effect with no defaults beyond any notice and cure periods, (B) the single tenant maintains a rating of “BBB” or better by S&P, and (C) the single tenant maintains the insurance required under the related tenant’s lease (which may be self-insurance) and delivers evidence of the same to the lender. In the event any of the foregoing conditions are not satisfied, the Mortgagor is required, at its expense, to procure and maintain either (x) “primary” insurance coverage in the event that single tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as shall be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
32	The Woods (Loan No. 8)	The Mortgage Loan documents permit revenue from the Mortgaged Property to be held in a custodial account of the related property manager on behalf of the borrower that also contains funds of certain affiliates of the related sponsor, so long as funds in the account have been and are separately identifiable and accounted for as to each

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item of income and expense applicable to the Mortgaged Property and the related Mortgagor.
32	Hilton Garden Inn - Atlanta Airport North (Loan No. 28)

No non-consolidation opinion was required to be delivered at origination of the Mortgage Loan.

The Mortgagor previously guaranteed a loan to an affiliate made by an unrelated lender, and the prior loan secured by the mortgaged property was cross-collateralized and cross-defaulted with the affiliate loan. At origination of the Mortgage Loan the prior loan secured by the Mortgaged Property was paid off, the affiliate guaranty was released, and the cross-collateralization and cross-default agreement was terminated.

35	Sam’s Club Atlanta (Loan No. 40)

(b) The ground lease does not require the related lender’s consent to effect any amendment, modification, cancellation, or termination of the ground lease.

(j) The ground lease does not require insurance proceeds or condemnation awards to held by the related lender.

(l) The ground lease does not require the ground lessor to enter into a new lease with the lender following cure of any default under the ground lease susceptible to being cure.

SCHEDULE F-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

SCHEDULE F

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
17	Red Building

SCHEDULE F-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
3/15/2018	$54,333,000.00
4/15/2018	$54,333,000.00
5/15/2018	$54,333,000.00
6/15/2018	$54,333,000.00
7/15/2018	$54,333,000.00
8/15/2018	$54,333,000.00
9/15/2018	$54,333,000.00
10/15/2018	$54,333,000.00
11/15/2018	$54,333,000.00
12/15/2018	$54,333,000.00
1/15/2019	$54,333,000.00
2/15/2019	$54,333,000.00
3/15/2019	$54,333,000.00
4/15/2019	$54,333,000.00
5/15/2019	$54,333,000.00
6/15/2019	$54,333,000.00
7/15/2019	$54,333,000.00
8/15/2019	$54,333,000.00
9/15/2019	$54,333,000.00
10/15/2019	$54,333,000.00
11/15/2019	$54,333,000.00
12/15/2019	$54,333,000.00
1/15/2020	$54,333,000.00
2/15/2020	$54,333,000.00
3/15/2020	$54,333,000.00
4/15/2020	$54,333,000.00
5/15/2020	$54,333,000.00
6/15/2020	$54,333,000.00
7/15/2020	$54,333,000.00
8/15/2020	$54,333,000.00
9/15/2020	$54,333,000.00
10/15/2020	$54,333,000.00
11/15/2020	$54,333,000.00
12/15/2020	$54,333,000.00
1/15/2021	$54,333,000.00
2/15/2021	$54,333,000.00
3/15/2021	$54,333,000.00
4/15/2021	$54,333,000.00
5/15/2021	$54,333,000.00
6/15/2021	$54,333,000.00
7/15/2021	$54,333,000.00
8/15/2021	$54,333,000.00
9/15/2021	$54,333,000.00
10/15/2021	$54,333,000.00
11/15/2021	$54,333,000.00
12/15/2021	$54,333,000.00
1/15/2022	$54,333,000.00
2/15/2022	$54,333,000.00
3/15/2022	$54,333,000.00
4/15/2022	$54,333,000.00
5/15/2022	$54,333,000.00
6/15/2022	$54,333,000.00
7/15/2022	$54,333,000.00
8/15/2022	$54,333,000.00
9/15/2022	$54,333,000.00
Distribution Date	Balance($)
10/15/2022	$54,333,000.00
11/15/2022	$54,333,000.00
12/15/2022	$54,333,000.00
1/15/2023	$54,333,000.00
2/15/2023	$54,332,618.55
3/15/2023	$53,133,454.76
4/15/2023	$52,169,359.41
5/15/2023	$51,121,750.07
6/15/2023	$50,149,645.67
7/15/2023	$49,094,249.42
8/15/2023	$48,114,072.59
9/15/2023	$47,129,994.93
10/15/2023	$46,062,957.44
11/15/2023	$45,070,712.64
12/15/2023	$43,995,734.52
1/15/2024	$42,995,257.94
2/15/2024	$41,990,799.09
3/15/2024	$40,825,549.20
4/15/2024	$39,812,446.01
5/15/2024	$38,717,188.12
6/15/2024	$37,695,688.06
7/15/2024	$36,592,266.19
8/15/2024	$35,562,302.78
9/15/2024	$34,528,238.77
10/15/2024	$33,412,601.33
11/15/2024	$32,369,974.54
12/15/2024	$31,246,011.81
1/15/2025	$30,194,754.46
2/15/2025	$29,139,311.03
3/15/2025	$27,849,331.65
4/15/2025	$26,784,537.38
5/15/2025	$25,639,022.25
6/15/2025	$24,565,421.86
7/15/2025	$23,411,344.85
8/15/2025	$22,328,868.61
9/15/2025	$21,242,080.93
10/15/2025	$20,075,182.28
11/15/2025	$18,979,414.35
12/15/2025	$17,803,784.50
1/15/2026	$16,698,965.18
2/15/2026	$15,589,744.71
3/15/2026	$14,250,895.11
4/15/2026	$13,131,911.62
5/15/2026	$11,933,710.33
6/15/2026	$10,805,491.53
7/15/2026	$9,598,311.05
8/15/2026	$8,460,783.78
9/15/2026	$7,318,723.98
10/15/2026	$6,098,086.27
11/15/2026	$4,946,608.36
12/15/2026	$3,716,813.73
1/15/2027	$2,555,843.09
2/15/2027	$1,390,245.74
3/15/2027 and thereafter	$0.00

G-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX H

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE FAIRFIELD PORTFOLIO MORTGAGE LOAN

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
2/6/2018	$14,490,000.00	$0	$0
3/6/2018	$14,471,108.55	$64,067.50	$18,891.45
4/6/2018	$14,459,590.83	$70,839.40	$11,517.72
5/6/2018	$14,445,525.47	$68,499.69	$14,065.36
6/6/2018	$14,433,871.38	$70,714.16	$11,654.09
7/6/2018	$14,419,673.35	$68,377.85	$14,198.03
8/6/2018	$14,407,881.47	$70,587.61	$11,791.89
9/6/2018	$14,396,026.73	$70,529.89	$11,854.74
10/6/2018	$14,381,633.48	$68,198.57	$14,393.25
11/6/2018	$14,369,638.83	$70,401.40	$11,994.65
12/6/2018	$14,355,109.47	$68,073.56	$14,529.36
1/6/2019	$14,342,973.44	$70,271.55	$12,136.03
2/6/2019	$14,330,772.72	$70,212.15	$12,200.72
3/6/2019	$14,311,114.68	$63,363.48	$19,658.04
4/6/2019	$14,298,744.15	$70,056.19	$12,370.53
5/6/2019	$14,283,849.09	$67,737.71	$14,895.06
6/6/2019	$14,271,333.22	$69,922.72	$12,515.87
7/6/2019	$14,256,296.77	$67,607.86	$15,036.46
8/6/2019	$14,243,634.04	$69,787.84	$12,662.73
9/6/2019	$14,230,903.81	$69,725.86	$12,730.22
10/6/2019	$14,215,658.81	$67,416.33	$15,245.00
11/6/2019	$14,202,779.47	$69,588.91	$12,879.34
12/6/2019	$14,187,389.39	$67,283.09	$15,390.08
1/6/2020	$14,174,359.37	$69,450.53	$13,030.02
2/6/2020	$14,161,259.89	$69,386.74	$13,099.48
3/6/2020	$14,143,220.69	$64,850.19	$18,039.20
4/6/2020	$14,129,955.23	$69,234.31	$13,265.45
5/6/2020	$14,114,189.50	$66,938.10	$15,765.73
6/6/2020	$14,100,769.30	$69,092.20	$13,420.20
7/6/2020	$14,084,853.02	$66,799.84	$15,916.28
8/6/2020	$14,071,276.45	$68,948.59	$13,576.57
9/6/2020	$14,057,627.51	$68,882.13	$13,648.94
10/6/2020	$14,041,488.69	$66,595.46	$16,138.82
11/6/2020	$14,027,680.98	$68,736.31	$13,807.71
12/6/2020	$14,011,387.68	$66,453.60	$16,293.30
1/6/2021	$13,997,419.52	$68,588.96	$13,968.16
2/6/2021	$13,983,376.90	$68,520.58	$14,042.62
3/6/2021	$13,962,046.35	$61,827.47	$21,330.56
4/6/2021	$13,947,815.18	$68,347.42	$14,231.16
5/6/2021	$13,931,109.91	$66,075.25	$16,705.27
6/6/2021	$13,916,713.85	$68,195.98	$14,396.06
7/6/2021	$13,899,848.15	$65,927.91	$16,865.70
8/6/2021	$13,885,285.45	$68,042.95	$14,562.70
9/6/2021	$13,870,645.13	$67,971.66	$14,640.32
10/6/2021	$13,853,541.79	$65,709.67	$17,103.34
11/6/2021	$13,838,732.26	$67,816.27	$14,809.52
12/6/2021	$13,821,464.31	$65,558.49	$17,267.96
1/6/2022	$13,806,483.80	$67,659.24	$14,980.51
2/6/2022	$13,791,423.45	$67,585.91	$15,060.36
3/6/2022	$13,769,168.74	$60,978.75	$22,254.71
4/6/2022	$13,753,909.48	$67,403.24	$15,259.26
5/6/2022	$13,736,203.98	$65,156.65	$17,705.50
6/6/2022	$13,720,769.01	$67,241.87	$15,434.97
7/6/2022	$13,702,892.57	$64,999.66	$17,876.45
8/6/2022	$13,687,280.04	$67,078.80	$15,612.53
9/6/2022	$13,671,584.29	$67,002.38	$15,695.75
10/6/2022	$13,653,454.13	$64,766.65	$18,130.16
11/6/2022	$13,637,578.09	$66,836.79	$15,876.05
12/6/2022	$13,619,272.51	$64,605.56	$18,305.58
1/6/2023	$13,603,214.27	$66,669.46	$16,058.24
2/6/2023	$13,587,070.43	$66,590.86	$16,143.84
3/6/2023	$13,563,831.87	$60,075.20	$23,238.55
4/6/2023	$13,547,478.11	$66,398.07	$16,353.76
5/6/2023	$13,528,707.77	$64,178.72	$18,770.34
6/6/2023	$13,512,166.79	$66,226.13	$16,540.98
7/6/2023	$13,493,214.30	$64,011.44	$18,952.49
8/6/2023	$13,476,484.13	$66,052.38	$16,730.17

H-1

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
9/6/2023	$13,459,664.79	$65,970.48	$16,819.35
10/6/2023	$13,440,441.47	$63,762.72	$19,223.31
11/6/2023	$13,423,430.01	$65,794.05	$17,011.46
12/6/2023	$13,404,019.79	$63,591.07	$19,410.22
1/6/2024	$13,386,814.19	$65,615.75	$17,205.60
2/6/2024	$13,369,516.88	$65,531.53	$17,297.31
3/6/2024	$13,347,529.74	$61,224.48	$21,987.14
4/6/2024	$13,330,023.03	$65,339.22	$17,506.71
5/6/2024	$13,310,130.98	$63,148.57	$19,892.05
6/6/2024	$13,292,424.92	$65,156.15	$17,706.05
7/6/2024	$13,272,338.93	$62,970.46	$20,085.99
8/6/2024	$13,254,431.44	$64,971.14	$17,907.50
9/6/2024	$13,236,428.49	$64,883.48	$18,002.95
10/6/2024	$13,216,053.65	$62,705.18	$20,374.84
11/6/2024	$13,197,846.14	$64,695.62	$18,207.51
12/6/2024	$13,177,272.28	$62,522.41	$20,573.86
1/6/2025	$13,158,858.05	$64,505.77	$18,414.23
2/6/2025	$13,140,345.67	$64,415.63	$18,512.38
3/6/2025	$13,114,956.38	$58,100.01	$25,389.29
4/6/2025	$13,096,209.99	$64,200.72	$18,746.39
5/6/2025	$13,075,111.86	$62,040.92	$21,098.13
6/6/2025	$13,056,153.09	$64,005.67	$18,958.77
7/6/2025	$13,034,848.33	$61,851.16	$21,304.76
8/6/2025	$13,015,674.94	$63,808.57	$19,173.39
9/6/2025	$12,996,399.35	$63,714.72	$19,275.59
10/6/2025	$12,974,786.36	$61,568.09	$21,612.99
11/6/2025	$12,955,292.83	$63,514.56	$19,493.53
12/6/2025	$12,933,467.80	$61,373.35	$21,825.03
1/6/2026	$12,913,754.02	$63,312.29	$19,713.77
2/6/2026	$12,893,935.17	$63,215.79	$19,818.85
3/6/2026	$12,867,359.55	$57,010.50	$26,575.62
4/6/2026	$12,847,293.40	$62,988.68	$20,066.15
5/6/2026	$12,824,911.27	$60,861.73	$22,382.13
6/6/2026	$12,804,618.86	$62,780.88	$20,292.41
7/6/2026	$12,782,016.61	$60,659.56	$22,602.26
8/6/2026	$12,761,495.56	$62,570.90	$20,521.05
9/6/2026	$12,740,865.12	$62,470.45	$20,630.43
10/6/2026	$12,717,934.00	$60,357.54	$22,931.12
11/6/2026	$12,697,071.37	$62,257.21	$20,862.63
12/6/2026	$12,673,914.35	$60,150.08	$23,157.02
1/6/2027	$12,652,817.08	$62,041.72	$21,097.27
2/6/2027	$12,631,607.36	$61,938.44	$21,209.72
3/6/2027	$12,603,768.79	$55,850.62	$27,838.58
4/6/2027	$12,582,297.62	$61,698.34	$21,471.16
5/6/2027	$12,558,548.56	$59,606.36	$23,749.06
6/6/2027	$12,536,836.36	$61,476.98	$21,712.20
7/6/2027	$12,512,852.79	$59,390.99	$23,983.57
8/6/2027	$12,490,897.02	$61,253.29	$21,955.77
9/6/2027	$12,468,824.23	$61,145.81	$22,072.80
10/6/2027	$12,444,489.83	$59,068.80	$24,334.40
11/6/2027	$12,422,169.66	$60,918.63	$22,320.16
12/6/2027	$12,397,594.61	$58,847.78	$24,575.06
1/6/2028	$12,375,024.48	$60,689.07	$22,570.13
2/6/2028	$0.00	$60,578.58	$12,352,334.05

H-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
Description of the Mortgage Pool	127
Transaction Parties	222
Credit Risk Retention	262
Description of the Certificates	269
Description of the Mortgage Loan Purchase Agreements	304
Pooling and Servicing Agreement	312
Certain Legal Aspects of Mortgage Loans	413
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	428
Pending Legal Proceedings Involving Transaction Parties	429
Use of Proceeds	430
Yield and Maturity Considerations	430
Material Federal Income Tax Considerations	443
Certain State and Local Tax Considerations	455
Method of Distribution (Underwriter)	455
Incorporation of Certain Information by Reference	457
Where You Can Find More Information	457
Financial Information	458
Certain ERISA Considerations	458
Legal Investment	462
Legal Matters	463
Ratings	463
Index of Defined Terms	467

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,341,242,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.

Depositor

Benchmark 2018-B2
Mortgage Trust

Issuing Entity

Benchmark 2018-B2 Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2018-B2

Class A-1	$29,604,000
Class A-2	$341,798,000
Class A-3	$60,000,000
Class A-4	$125,000,000
Class A-5	$444,175,000
Class A-SB	$54,333,000
Class X-A	$1,220,681,000
Class X-B	$60,281,000
Class A-S	$165,771,000
Class B	$60,281,000
Class C	$60,280,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

February 12, 2018